As filed with the Securities and Exchange Commission on August 10, 2016

No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TechnipFMC Limited

(Exact name of registrant as specified in its charter)

England and Wales	3533	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Legalinx Limited

1 Fetter Lane

London, EC4A 1BR

United Kingdom

+44 800 975 8080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o CT Corporation System

1209 North Orange Street

Wilmington, Delaware 19801

United States of America

+1 302 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Gerstein, Esq. Bradley Faris, Esq. Roderick Branch, Esq. Latham & Watkins LLP 330 N. Wabash Avenue Chicago, Illinois 60611 United States of America Telephone: +1 312 876-7700

Dianne B. Ralston, Esq.

Senior Vice President, General Counsel & Secretary

FMC Technologies, Inc.

5875 N. Sam Houston Parkway W. Houston, Texas 77086

United States of America

Telephone: +1 281 591-4000

	John Freeman, Esq. Group General Counsel Technip S.A. 89 avenue de la Grande Armée 75116 Paris, France Telephone: +33 1 47 78 24 00	William H. Aaronson, Esq. Brian Wolfe, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 United States of America Telephone: +1 212 450-4397

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and completion of the Mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary shares, nominal value $1.00 per share	482,357,579	Not applicable	$12,299,006,068.46	$1,238,509.91

(1)	Represents the maximum number of the registrant’s ordinary shares estimated to be issuable upon completion of the mergers described herein. Calculated as the sum of:

•	the product obtained by multiplying (a) 1.00 (the number of the registrant’s ordinary shares a holder of FMC Technologies, Inc. common stock will receive for each share of FMC Technologies, Inc. common stock) by (b) the sum of (i) 225,807,383 shares of FMC Technologies, Inc. common stock (the total number of shares of FMC Technologies, Inc. common stock outstanding as of July 31, 2016 (including restricted stock)), plus (ii) 4,660,855.622 shares of FMC Technologies, Inc. common stock issuable pursuant to restricted stock units outstanding as of July 31, 2016, plus (iii) zero shares of FMC Technologies, Inc. common stock issuable pursuant to stock options outstanding as of July 31, 2016; plus

•	the product obtained by multiplying (a) 2.00 (the number of the registrant’s ordinary shares a holder of Technip S.A. ordinary shares will receive for each Technip S.A. ordinary share) by (b) the sum of (i) 122,336,890 Technip S.A. ordinary shares (the total number of Technip S.A. ordinary shares outstanding as of July 31, 2016), plus (ii) 1,391,031 Technip S.A. ordinary shares issuable pursuant to restricted stock units, performance shares and deferred bonus shares outstanding as of July 31, 2016, plus (iii) 2,216,749 Technip S.A. ordinary shares issuable pursuant to stock options outstanding as of July 31, 2016.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) under the Securities Act. Calculated as the sum of:

•	the product obtained by multiplying (a) 230,468,239 (the number of the registrant’s ordinary shares estimated to be issuable to holders of FMC Technologies, Inc. common stock upon completion of the mergers described herein as calculated pursuant to part (b) of the first bullet point in footnote (1) above) by (b) $24.67 (the average of the high and low prices of shares of FMC Technologies, Inc. common stock on August 3, 2016 as reported on the New York Stock Exchange); plus

•	the product obtained by multiplying (a) 125,944,670 (the number of the registrant’s ordinary shares estimated to be issuable to holders of Technip S.A. ordinary shares upon completion of the mergers described herein as calculated pursuant to part (b) of the second bullet point in footnote (1) above) by (b) $52.51 (the average of the high and low prices of Technip S.A. ordinary shares on August 3, 2016 as reported on regulated market of Euronext Paris, calculated at the exchange rate of U.S. dollars per Euro of $1.1149 (as reported by Bloomberg on August 3, 2016)).
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the securities being offered by this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 10, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[            ], 2016

Dear FMCTI Stockholder:

On May 19, 2016, FMC Technologies, Inc., a Delaware corporation (“FMCTI”), and Technip S.A., a French société anonyme (“Technip”), announced their intention to combine in a transaction that the boards of directors of FMCTI and Technip believe represents a compelling opportunity to create a new global leader in Subsea, Surface and Onshore/Offshore systems and services to the oil and gas industry with the capacity to redefine the production of oil and gas through continued growth and innovation. We are extremely pleased about this transaction and look forward to the opportunities it presents, and we cordially invite you to attend a special meeting of stockholders of FMCTI (together with any adjournments or postponements thereof, the “FMCTI Special Meeting”), at [            ] on [            ], 2016, at [            ] Central Time to vote on matters relating to it.

As previously announced, FMCTI, Technip and TechnipFMC Limited (“Topco”), a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI, have entered into a definitive Business Combination Agreement, dated as of June 14, 2016 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, Technip will merge with Topco, with Topco continuing as the surviving company (the “Technip Merger”), and each ordinary share of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or its wholly owned subsidiaries, will be exchanged for 2.00 ordinary shares of Topco (“Topco Shares”), subject to the terms of the Business Combination Agreement. Immediately following the Technip Merger, a wholly owned indirect subsidiary of Topco (“Merger Sub”) will merge with FMCTI, with FMCTI continuing as the surviving company and as a wholly owned indirect subsidiary of Topco (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), and each share of common stock of FMCTI (the “FMCTI Shares”), other than FMCTI Shares owned by FMCTI, Topco, Merger Sub or their respective wholly owned subsidiaries, will be exchanged for 1.00 Topco Share, subject to the terms of the Business Combination Agreement.

If the Mergers are completed, FMCTI’s and Technip’s businesses will combine with and under Topco. We intend to list the Topco Shares under the symbol “FTI” on the New York Stock Exchange, as well as on the regulated market of Euronext Paris. Based on the number of Technip Shares and securities convertible into Technip Shares and the number of FMCTI Shares and securities convertible into FMCTI Shares, in each case outstanding as of the date the parties entered into the memorandum of understanding regarding entry into the Business Combination Agreement, it is anticipated that immediately following completion of the Mergers former FMCTI stockholders will own approximately 49.1% of Topco on a fully diluted basis and former Technip stockholders will own approximately 50.9% of Topco on a fully diluted basis.

Technip stockholders will also be asked to approve the merger terms relating to the Technip Merger, the Technip Merger and any other matters related thereto at an extraordinary meeting of Technip stockholders.

Under the General Corporation Law of the State of Delaware, the FMCTI stockholders must provide their approval before the transactions contemplated by the Business Combination Agreement can be completed. You are being asked to consider and vote on the following proposals:

•	to adopt the Business Combination Agreement and thereby approve the transactions contemplated by the Business Combination Agreement, including the Mergers;

•	to approve any motion to adjourn the FMCTI Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FMCTI Special Meeting to adopt the Business Combination Agreement; and

•	to approve, on a non-binding advisory basis, certain compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination

Agreement, which are disclosed in the section entitled “Stockholder Vote on Certain Compensatory Arrangements” of the accompanying proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the FMCTI Special Meeting, please submit a proxy to vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus. A failure to either submit a proxy or attend the FMCTI Special Meeting, a broker non-vote or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Business Combination Agreement.

THE FMCTI BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

More information about the Mergers and the proposals described above is contained in the accompanying proxy statement/prospectus. We urge you to read this document, including the Annexes and the documents incorporated by reference, carefully and in full. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

If you have any questions regarding this proxy statement/prospectus, you may contact Matt Seinsheimer or James Davis at FMCTI by calling +1 281 260-3665, or MacKenzie Partners, Inc., FMCTI’s proxy solicitor, by calling +1 212 929-5500 or toll-free at +1 800 322-2885.

Thank you for your consideration and continued support. We look forward to the successful completion of the Mergers.

Sincerely,

John T. Gremp

Chairman of the Board &

Chief Executive Officer

FMC Technologies, Inc.

None of the U.S. Securities and Exchange Commission, the U.K. Financial Conduct Authority, the French Autorité des Marchés Financiers nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this proxy statement/prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in France or in the United Kingdom or any state in the European Economic Area or a solicitation of a proxy under the laws of France or England and Wales, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the U.K. Financial Conduct Authority’s Prospectus Rules or Listing Rules or within the meaning of French law and the rules of the French Autorité des Marchés Financiers. You should inform yourself about and observe any such restrictions, and none of FMCTI, Technip or Topco accepts any liability in relation to any such restrictions.

The accompanying proxy statement/prospectus is dated [            ], 2016 and is first being mailed to FMCTI stockholders on or about [            ], 2016.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[            ], 2016

Dear FMCTI Stockholder:

It is my pleasure to invite you to attend a special meeting of stockholders (together with any adjournments or postponements thereof, the “FMCTI Special Meeting”) of FMC Technologies, Inc. (“FMCTI”) in order to vote on a proposal to adopt the Business Combination Agreement, dated as of June 14, 2016 (the “Business Combination Agreement”), among FMCTI, Technip S.A., a French société anonyme (“Technip”), and TechnipFMC Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI (“Topco”), among other matters.

TIME AND DATE	[ ], 2016, at [ ] Central Time

PLACE	[ ]

ITEMS OF BUSINESS	1.	Proposal to adopt the Business Combination Agreement (the “Merger Proposal”)

	2.	Proposal to approve any motion to adjourn the FMCTI Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FMCTI Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”)

	3.	Proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination Agreement (the “Advisory Merger Compensation Proposal”)

RECORD DATE	[ ], 2016

PROXY VOTING	It is important that your shares be represented and voted at the FMCTI Special Meeting. You can submit a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and are included in the accompanying proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. You can revoke a proxy at any time prior to its exercise at the FMCTI Special Meeting by following the instructions in the Proxy Statement or by voting your shares in person at the FMCTI Special Meeting.

Your proxy is being solicited by the FMCTI board of directors. The FMCTI board of directors has approved and declared advisable the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, declared that the transactions contemplated by the Business Combination Agreement are fair to and in the best interests of FMCTI and its stockholders, directed that the adoption of the Business Combination Agreement be submitted to a vote at a meeting of the FMCTI stockholders and resolved to recommend that the FMCTI stockholders vote to adopt the Business Combination Agreement and approve the other matters submitted for approval in connection with the Business Combination Agreement at the FMCTI Special Meeting.

Accordingly, the FMCTI board of directors recommends that FMCTI stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Adjournment Proposal; and

3.	“FOR” the Advisory Merger Compensation Proposal.

The FMCTI board of directors has fixed the close of business on [            ], 2016 as the record date for determination of FMCTI stockholders entitled to receive notice of, and to vote at, the FMCTI Special Meeting. Only holders of record of FMCTI Shares at the close of business on the record date are entitled to receive notice of, and to vote at, the FMCTI Special Meeting. The transactions contemplated by the Business Combination Agreement cannot be completed unless the holders of a majority of the outstanding FMCTI Shares entitled to vote on the matter at the FMCTI Special Meeting vote to adopt the Business Combination Agreement.

A failure to submit a proxy or attend the FMCTI Special Meeting, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal. A failure to submit a proxy or attend the FMCTI Special Meeting or a broker non-vote as to the Adjournment Proposal or the Advisory Merger Compensation Proposal will have no effect on these proposals, although an abstention will have the same effect as a vote cast “AGAINST” these proposals.

Your vote is very important. Whether or not you plan to attend the FMCTI Special Meeting, we urge you to submit a proxy to vote by Internet or telephone to ensure that your shares are represented at the FMCTI Special Meeting.

If you have any questions regarding this proxy statement/prospectus, you may contact Matt Seinsheimer or James Davis at FMCTI by calling +1 281 260-3665, or MacKenzie Partners, Inc., FMCTI’s proxy solicitor, by calling +1 212 929-5500 or toll-free at +1 800 322-2885.

By order of the Board of Directors,

Dianne B. Ralston Senior Vice President, General Counsel and Secretary FMC Technologies, Inc.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FMC Technologies, Inc., a Delaware corporation (“FMCTI”), from other documents that FMCTI has filed with the United States Securities and Exchange Commission (the “SEC”). For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

You may read and copy any document FMCTI files with or furnishes to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may also obtain free copies of these reports, as well as proxy and information statements and other information that FMCTI files with or furnishes to the SEC, at the Internet website maintained by the SEC at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at +1 800 732-0330 for further information about its Public Reference Room. Reports and other information concerning the business of FMCTI may also be inspected at the offices of the New York Stock Exchange (the “NYSE”) at 11 Wall Street, New York, New York 10005, United States of America. In addition, you may obtain free copies of the documents FMCTI files with the SEC by going to FMCTI’s website at http://www.fmctechnologies.com under “Investor Relations.” The Internet website address of FMCTI is provided as an inactive textual reference only, and the information provided on the Internet website of FMCTI, other than copies of the documents that have been filed with the SEC listed in the section entitled “Where You Can Find More Information” of this proxy statement/prospectus, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

You may also request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning FMCTI, without charge, by written or telephonic request directed to MacKenzie Partners, Inc. (“MacKenzie Partners”), FMCTI’s proxy solicitor, by calling +1 212 929-5500 or toll-free at +1 800 322-2885.

In order for you to receive timely delivery of the documents in advance of the FMCTI Special Meeting, you must request the information no later than [            ], which is [            ] days prior to the date of the FMCTI Special Meeting.

FMCTI is not incorporating the contents of the websites of the SEC, FMCTI, Technip or any other entity into this proxy statement/prospectus. FMCTI is providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

Technip S.A., a French société anonyme (“Technip”), makes its annual and interim reports and other information available on its website at http://www.technip.com/en under “Investors.” The address of Technip’s website is provided solely for the information of prospective investors and is not intended to be an active link.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by TechnipFMC Limited (File No. 333-[            ]), a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI (“Topco”), constitutes a prospectus of Topco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares, nominal value $1.00 per share, of Topco (the “Topco Shares”), to be issued to FMCTI stockholders and Technip stockholders pursuant to the Business Combination Agreement, dated as of June 14, 2016 (the “Business Combination Agreement”), among FMCTI, Technip and Topco.

This document also constitutes a proxy statement of FMCTI under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as a notice of meeting and a proxy statement under Delaware law with respect to the meeting of FMCTI stockholders (together with any adjournments or postponements thereof, the “FMCTI Special Meeting”), at which FMCTI stockholders will be asked to consider and vote upon the proposals to:

•	adopt the Business Combination Agreement and thereby approve the transactions contemplated by the Business Combination Agreement, including the Mergers (the “Merger Proposal”);

•	approve any motion to adjourn or postpone the FMCTI Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FMCTI Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”); and

•	approve, on a non-binding, advisory basis, certain compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination Agreement (the “Advisory Merger Compensation Proposal”).

Information contained in or incorporated by reference into this proxy statement/prospectus relating to FMCTI, Topco and Merger Sub has been supplied by FMCTI and information contained in this proxy statement/prospectus relating to Technip has been provided by Technip. Any reference to a website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this proxy statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date as specified on the cover unless otherwise specifically provided herein. Further, you should not assume that the information contained in or incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to FMCTI stockholders nor the issuance by Topco of Topco Shares pursuant to the Business Combination Agreement will create any implication to the contrary.

None of the SEC, the U.K. Financial Conduct Authority (the “FCA”), the French Autorité des Marchés Financiers (the “AMF”) nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this proxy statement/prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. The distribution or possession of this proxy statement/prospectus in or from certain jurisdictions may be restricted by law. For the avoidance of doubt, this proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in France or in the United Kingdom or any state in the European Economic Area or a solicitation of a proxy under the laws of France or England and Wales, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the FCA’s Prospectus Rules or Listing Rules or within the meaning of French law and the rules of the AMF. You should inform yourself about and observe any such restrictions, and none of FMCTI, Technip or Topco accepts any liability in relation to any such restrictions.

As used in this proxy statement/prospectus, except where otherwise stated or indicated by the context, all references to FMCTI are to FMC Technologies, Inc. and its consolidated subsidiaries, and all references to Technip are to Technip S.A. and its consolidated subsidiaries.

v

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE FMCTI SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Mergers, the Business Combination Agreement and the FMCTI Special Meeting. These questions and answers only highlight some of the information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. Please further refer to the section entitled “Summary” of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the Annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Questions and Answers About the Mergers

What is the proposed transaction, why are Technip and FMCTI proposing the Mergers and what will happen to FMCTI as a result of the Mergers?

On May 19, 2016, FMCTI and Technip announced their intention to create a new global leader in Subsea, Surface and Onshore/Offshore systems and services to the oil and gas industry with the capacity to redefine the production of oil and gas through continued growth and innovation. The announcement was made after the parties entered into a binding memorandum of understanding (the “MOU”) on May 18, 2016. The MOU provided that, subject to completion of certain employee consultation procedures required under applicable law and certain other customary conditions, the parties to the MOU would enter into the Business Combination Agreement, providing for a business combination among FMCTI, Technip and Topco. Following completion of the employee consultation procedures on June 14, 2016, FMCTI, Technip and Topco entered into the Business Combination Agreement.

FMCTI and Technip proposed the business combination because, among other reasons, the management and boards of both companies believe that the combination will:

•	create significant additional value for the stockholders of both companies by expanding on the success achieved through their existing alliance and joint venture, Forsys Subsea Limited, a private limited company incorporated under the laws of England and Wales (“Forsys Subsea”);

•	enable the combined company to have a flexible commercial model that provides integrated and discrete solutions to customers across the value chain;

•	create a larger and more diversified company that is better equipped to respond to economic and industry developments, including cyclical economic environments, and better positioned to develop and build on its positioning in the Subsea, Surface and Onshore/Offshore segments as compared to either company on a standalone basis;

•	allow the combined company to benefit from a large, diversified international platform, supported by cost savings derived from integration of the complementary FMCTI and Technip businesses; and

•	allow the combined company to achieve synergies, including economies of scale, consolidate corporate and support activities, optimize expenditures and accelerate technological innovation.

The Business Combination Agreement provides for:

(i)	the merger of Technip with Topco (the “Technip Merger”), with Topco surviving the Technip Merger; and

(ii)	immediately thereafter, the merger of a wholly owned indirect subsidiary of Topco (“Merger Sub”) with FMCTI (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), with FMCTI surviving as a wholly owned indirect subsidiary of Topco.

Subject to the terms and conditions of the Business Combination Agreement, at the effective time of the FMCTI Merger (the “FMCTI Merger Effective Time”) each share of common stock of FMCTI (the “FMCTI Shares”), other than FMCTI Shares held in the treasury of FMCTI or owned by Topco, Merger Sub or any direct or indirect wholly owned subsidiaries of FMCTI, but not including any FMCTI Shares that are held in a grantor trust for the benefit of FMCTI service providers (the “FMCTI Excluded Shares”), will be exchanged for 1.00 Topco Share (the “FMCTI Exchange Ratio”).

Subject to the terms and conditions of the Business Combination Agreement, at the effective time of the Technip Merger (the “Technip Merger Effective Time”) each ordinary share of Technip (the “Technip Shares”), other than Technip Shares held in the treasury of Technip or owned by Technip or its wholly owned subsidiaries (the “Technip Excluded Shares”), will be exchanged for 2.00 Topco Shares (the “Technip Exchange Ratio”).

Immediately following consummation of the Mergers, it is expected that former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis, based on the respective capitalizations of FMCTI and Technip as of the date the parties entered into the MOU.

In the course of reaching their decisions to approve the Business Combination Agreement, the Mergers and all of the other transactions contemplated by the Business Combination Agreement, the board of directors of each of FMCTI and Technip considered a number of important factors in their separate deliberations. For more details on these factors, see the sections entitled “The Mergers—FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors” and “The Mergers—Technip Reasons for the Mergers” of this proxy statement/prospectus.

What is this document?

This document, which we refer to as the proxy statement/prospectus:

•	serves as the proxy statement through which FMCTI will solicit proxies to seek to obtain the necessary FMCTI stockholder approval for the Mergers;

•	informs holders of FMCTI Shares of the upcoming FMCTI Special Meeting at which FMCTI stockholders will vote on the Merger Proposal and provides details of the Business Combination Agreement and the consideration FMCTI stockholders will receive upon completion of the Mergers;

•	serves as the prospectus by which Topco will issue Topco Shares to Technip and FMCTI stockholders in connection with the Mergers; and

•	provides Technip and FMCTI stockholders with important details about Topco and their rights as potential holders of Topco Shares.

Why did I receive this proxy statement/prospectus and proxy card?

You are receiving this proxy statement/prospectus because you were a stockholder of record of FMCTI on the record date for the FMCTI Special Meeting (the “record date”), and you are accordingly entitled to vote at the FMCTI Special Meeting. This document serves as both a proxy statement of FMCTI used to solicit proxies to obtain the necessary stockholder approval of the Merger Proposal at the FMCTI Special Meeting, and as a prospectus of Topco used to offer Topco Shares in exchange for Technip Shares and FMCTI Shares pursuant to the terms of the Business Combination Agreement. This document contains important information about the Mergers and the FMCTI Special Meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow FMCTI stockholders to vote their shares by proxy without attending the FMCTI Special Meeting in person.

Who is Technip?

Technip S.A., a French société anonyme, is a world leader in project management, engineering and construction for the energy sector and offers a comprehensive portfolio of innovative solutions and technologies. As of June 30, 2016, Technip employed a workforce of approximately 32,000 people from 116 nationalities. Technip operates on five continents and in 45 countries. Technip’s production facilities (for flexible pipes and umbilicals), manufacturing yard, logistics bases and spoolbases are located in Angola, Brazil, Finland, France, Indonesia, Malaysia, Norway, the United Kingdom and the United States.

As of June 30, 2016, Technip held an interest in or operated 23 vessels specialized in installing subsea rigid and flexible pipelines, subsea construction and diving support, five of which were under construction. Technip possesses integrated capacity and recognized expertise in subsea infrastructures (“Subsea”), onshore facilities (“Onshore”) and offshore platforms (“Offshore”). Technip is active in two segments of the global oil and gas industry, Subsea and Onshore/Offshore, which are described as follows:

•	Subsea—Technip’s Subsea operations include the design, manufacture and installation of rigid and flexible subsea pipelines for hydrocarbon fields, as well as umbilicals. Technip is a major operator in the Subsea market, offers expertise from preliminary studies to detailed design, a wide range of innovative subsea pipe technologies and solutions and operates leading industrial plants and facilities. Technip operates four flexible pipe manufacturing plants, four umbilical production units, five reeled rigid pipe spoolbases and an evolving fleet of vessels specialized for pipeline installation and subsea construction and deployed around the world.

•	Onshore/Offshore—The Onshore business combines the study, engineering procurement, construction and project management of the entire range of onshore facilities used by the oil and gas industry (e.g., refining, gas treatment and liquefaction, petrochemicals including ethylene, polymers and fertilizers, hydrogen and onshore pipelines), as well as various other activities. Technip conducts large-scale, complex and challenging projects that involve extreme climatic conditions and non-conventional resources and are subject to increasing environmental and regulatory performance standards. Technip relies on technological know-how for process design and engineering, either through the integration of technologies from leading alliance partners or through its own technologies. Technip seeks to integrate and develop advanced technologies and reinforce its project execution capabilities in each of its Onshore activities. The Offshore business combines the study, engineering, procurement, construction and project management within the entire range of fixed and floating offshore oil and gas facilities, many of which were the first of their kind, including the development of a floating liquefied natural gas (“FLNG”) facility beginning in 2011.

In order to support its clients’ activities, Technip seeks to innovate and cover the entire engineering value chain in Onshore and Offshore, from preliminary studies to detailed design, and to provide services for brownfield projects that are aimed at enhancing and improving producing facilities.

Technip Shares are listed on Euronext Paris under the symbol “TEC.PA.” Technip’s American Depositary Receipts are traded in the United States in the OTCQX marketplace of the OTC Markets Group.

What information is available to Technip stockholders, in addition to this proxy statement/prospectus?

In connection with the Technip extraordinary general meeting and the special meeting of the Technip stockholders entitled to double voting rights, Technip will separately publish a French information document (document d’information) relating to the Technip Merger (together with any amendments or supplements thereto, the “Information Document”).

Whose proxies are being solicited and who is entitled to vote at the FMCTI Special Meeting?

Only FMCTI stockholders are entitled to vote at the FMCTI Special Meeting and, as a result, only FMCTI stockholders’ proxies are being solicited through this proxy statement/prospectus. FMCTI is not soliciting any proxies or votes from Technip stockholders through this proxy statement/prospectus.

The record date for the FMCTI Special Meeting is [    ], 2016. Only holders of record of FMCTI Shares as of the close of business on the record date are entitled to notice of, and to vote at, the FMCTI Special Meeting. Each holder of FMCTI Shares is entitled to cast one vote on each matter properly brought before the FMCTI Special Meeting for each share of FMCTI Shares that such holder owned of record as of the close of business on the record date.

If you are a Technip stockholder and not an FMCTI stockholder, and you have received or gained access to this proxy statement/prospectus, you should not treat it as any solicitation of your proxy, vote or support on any matter. If you are both an FMCTI stockholder and a Technip stockholder, you should treat this proxy statement/prospectus as a solicitation of your proxy only with respect to the FMCTI Shares you owned of record as of the close of business on the record date and you should not treat it as any solicitation of your proxy, vote or support on any matter with respect to your Technip Shares. Technip stockholders should also consult the Information Document relating to the Mergers that will be made available on the Technip website (www.technip.com) at least 30 days prior to the Technip extraordinary general meeting.

Where and when will the FMCTI Special Meeting be held?

TIME AND DATE	[ ], 2016, at [ ] Central Time

PLACE	[ ]

ITEMS OF BUSINESS	1. Proposal to approve the Merger Proposal 2. Proposal to approve the Adjournment Proposal 3. Proposal to approve the Advisory Merger Compensation Proposal

RECORD DATE	[ ], 2016

PROXY VOTING	It is important that your shares be represented and voted at the FMCTI Special Meeting. You can submit a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. You can revoke a proxy at any time prior to its exercise at the FMCTI Special Meeting by following the instructions in the Proxy Statement or by voting your shares in person at the FMCTI Special Meeting.

For additional information about the FMCTI Special Meeting, see the section entitled “The Special Meeting of Stockholders of FMCTI” of this proxy statement/prospectus.

What matters will be voted on at the FMCTI Special Meeting?

Three proposals will be voted on at the FMCTI Special Meeting:

(1)	FMCTI stockholders will be asked to vote on the Merger Proposal and thereby approve the transactions contemplated by the Business Combination Agreement, including the Mergers;

(2)	FMCTI stockholders also will be asked to vote on the Adjournment Proposal and thereby approve any motion to adjourn or postpone the FMCTI Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FMCTI Special Meeting to approve the Merger Proposal; and

(3)	FMCTI stockholders also will be asked to vote on the Advisory Merger Compensation Proposal and thereby approve, on a non-binding, advisory basis, certain compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination Agreement.

The approval of the Adjournment Proposal and the Advisory Merger Compensation Proposal are not conditions to FMCTI’s, Technip’s or Topco’s obligations to consummate the Mergers.

What is the recommendation of the board of directors of FMCTI as to each proposal that may be voted on at the FMCTI Special Meeting?

The FMCTI board of directors has approved and declared advisable the Business Combination Agreement, the Mergers and all of the other transactions contemplated by the Business Combination Agreement, declared that the transactions contemplated by the Business Combination Agreement are fair to and in the best interests of FMCTI and its stockholders, directed that the adoption of the Business Combination Agreement be submitted to a vote of FMCTI stockholders at the FMCTI Special Meeting and resolved to recommend that the FMCTI stockholders vote to adopt the Business Combination Agreement and approve the other matters submitted for approval in connection with the Business Combination Agreement at the FMCTI Special Meeting.

Accordingly, the FMCTI board of directors recommends that FMCTI stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Adjournment Proposal; and

3.	“FOR” the Advisory Merger Compensation Proposal.

See the section entitled “The Mergers—FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors” of this proxy statement/prospectus.

Does my vote matter?

Yes, your vote is very important. Even if you plan to attend the FMCTI Special Meeting in person, please submit a proxy to vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure your votes are counted.

This transaction is important for the strategic growth and differentiation of FMCTI, and the Mergers cannot be completed unless the holders of a majority of the outstanding FMCTI Shares entitled to vote on the matter at the FMCTI Special Meeting vote to approve the Merger Proposal.

If you fail to submit a proxy or vote in person at the FMCTI Special Meeting, vote to abstain or do not provide your bank, brokerage firm or other nominee with instructions, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Failure to either submit a proxy or attend the FMCTI Special Meeting and broker non-votes will have no effect on the Adjournment Proposal or the Advisory Merger Compensation Proposal, although abstentions will have the same effect as votes cast “AGAINST” these proposals.

What constitutes a quorum at the FMCTI Special Meeting?

FMCTI stockholders who hold FMCTI Shares representing at least a majority of the outstanding FMCTI Shares entitled to vote at the FMCTI Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the FMCTI Special Meeting.

Whether or not a quorum is present, the chairman of the FMCTI Special Meeting or the FMCTI stockholders who hold a majority of the issued and outstanding FMCTI Shares, present in person or represented by proxy, at the FMCTI Special Meeting have the power to adjourn the FMCTI Special Meeting. If the FMCTI Special Meeting is adjourned, FMCTI may transact any business at the rescheduled FMCTI Special Meeting following adjournment that might have been transacted at the original FMCTI Special Meeting.

What vote of the FMCTI stockholders is required to approve the proposals presented at the FMCTI Special Meeting?

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding FMCTI Shares entitled to vote on the matter at the FMCTI Special Meeting.

FMCTI stockholders are entitled to one vote for each FMCTI Share owned of record as of the close of business on the record date. As of [            ], 2016 (the closest possible date to the record date for which the number of FMCTI’s outstanding common shares is known), [            ] FMCTI Shares were outstanding and entitled to vote at the FMCTI Special Meeting. As a result, the holders of at least [            ] FMCTI Shares must vote in favor of the Merger Proposal for that proposal to be approved. Failure to either submit a proxy or attend the FMCTI Special Meeting, abstentions and broker non-votes will have the same effect as votes “AGAINST” the Merger Proposal.

The approval of the Adjournment Proposal and the Advisory Merger Compensation Proposal requires the affirmative vote of a majority of the voting power represented at the FMCTI Special Meeting in person or by proxy and entitled to vote on these proposals. Failure to either submit a proxy or attend the FMCTI Special Meeting and broker non-votes will have no effect on these proposals, although abstentions will have the same effect as votes cast “AGAINST” these proposals.

See the section entitled “The Special Meeting of Stockholders of FMCTI” of this proxy statement/prospectus.

What will happen if the proposals to be considered at the FMCTI Special Meeting are not approved?

FMCTI, Technip, Merger Sub and Topco will not be able to complete the Mergers if FMCTI stockholders do not approve the Merger Proposal.

Completion of the Mergers is not dependent on FMCTI stockholder approval of the Adjournment Proposal or the Advisory Merger Compensation Proposal.

What will FMCTI stockholders and Technip stockholders receive in the Mergers?

Subject to the terms and conditions of the Business Combination Agreement, at the FMCTI Merger Effective Time, each issued and outstanding FMCTI Share, other than the FMCTI Excluded Shares, will be exchanged for 1.00 Topco Share (the “FMCTI Merger Consideration”).

Subject to the terms and conditions of the Business Combination Agreement, at the Technip Merger Effective Time, each Technip Share, other than the Technip Excluded Shares, will be exchanged for 2.00 Topco Shares (the “Technip Merger Consideration”).

What percentage will former Technip stockholders and FMCTI stockholders hold in Topco following completion of the Mergers?

Based on the number of Technip Shares, and securities convertible into Technip Shares, and the number of FMCTI Shares, and securities convertible into FMCTI Shares, in each case outstanding as of the date the parties entered into the MOU, it is anticipated that, immediately following completion of the Mergers, former FMCTI stockholders will own approximately 49.1% of Topco on a fully diluted basis and former Technip stockholders will own approximately 50.9% of Topco on a fully diluted basis. The exact equity stakes that former FMCTI stockholders and former Technip stockholders will hold in Topco immediately following the Mergers will depend on the number of FMCTI Shares and Technip Shares issued and outstanding immediately prior to the Effective Times of the Mergers.

What interests do directors, board members and executive officers of FMCTI have in the Mergers?

FMCTI stockholders should be aware that FMCTI directors and executive officers may have interests in the Mergers that are different from, or in addition to, the interests of FMCTI stockholders. These interests may include, but are not limited to, the continued engagement and/or employment, as applicable, of certain FMCTI directors and executive officers, the continued positions of certain FMCTI directors as directors on the Topco board of directors, agreements that provide for enhanced severance for certain FMCTI executive officers upon a qualifying termination of employment in connection with a change in control, the payment of compensation previously deferred by certain FMCTI directors and the indemnification of former FMCTI directors and executive officers by Topco. These interests also include the treatment in the Mergers of equity awards held by FMCTI directors and executive officers, including the accelerated vesting of certain awards.

The FMCTI board of directors was aware of the potentially differing interests of FMCTI directors and executive officers and considered them, among other matters, in reaching its decision to approve the Business Combination Agreement and to recommend that FMCTI stockholders vote in favor of the Merger Proposal. Two members of the FMCTI board of directors, C. Maury Devine and Peter Oosterveer, recused themselves from the relevant deliberations concerning the Mergers and the vote to approve the Business Combination Agreement due to potential conflicts of interest.

For further information, see the sections entitled “The Mergers—Background of the Mergers,” “The Special Meeting of Stockholders of FMCTI—Proposal No. 3—Advisory (Non-Binding) Vote on Certain Compensation Arrangements” and “Interests of Certain Persons in the Mergers” of this proxy statement/prospectus.

What interests do the individuals designated by Technip to serve on the Topco board of directors have in the Mergers?

Although Technip has not yet designated its directors for Topco, other than Mr. Pilenko, FMCTI stockholders should be aware that the individuals designated by Technip to serve on the Topco board of directors may have interests in the Mergers that are different from, or in addition to, the interests of the FMCTI and Technip stockholders. These interests may include, but are not limited to, positions on the Topco board of directors, participation in a defined benefit retirement scheme maintained by Topco and the treatment in the Mergers of stock options, stock awards and other rights.

For further information with respect to arrangements between Topco and the directors of Topco designated by Technip, see the information included under the section entitled “Interests of Certain Persons in the Mergers” of this proxy statement/prospectus.

What will a holder of FMCTI restricted stock units or performance stock units receive in the FMCTI Merger?

Each award of restricted stock units or performance restricted stock units relating to FMCTI Shares that is outstanding immediately prior to the FMCTI Merger Effective Time and that would vest and/or become payable pursuant to its terms at the FMCTI Merger Effective Time (each such award, a “Vesting FMCTI Equity Right”) will immediately vest and be earned and payable pursuant to its terms immediately prior to the FMCTI Merger Effective Time. Any performance restricted stock units for which the performance period has not ended will be deemed to vest at target level. The holder of any such Vesting FMCTI Equity Right will receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right will be converted to Topco Shares in a manner consistent with all other FMCTI Shares.

Each award of restricted stock units relating to FMCTI Shares that is outstanding immediately prior to the FMCTI Merger Effective Time and that is not a Vesting FMCTI Equity Right (each such award, an “Unvested FMCTI Equity Right” and, collectively with the Vesting FMCTI Equity Rights, the “FMCTI Equity Rights”) will no longer relate to or represent a right to receive FMCTI Shares and will be converted, at the FMCTI Merger Effective Time, into a right relating to, or a right to receive, Topco Shares (a “Topco Equity Right”) of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon the vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Merger Effective Time. The number of Topco Shares subject to each such Topco Equity Right will be equal to the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time. Any minimum holding period that may be applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Merger Effective Time will continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable law.

If any Unvested FMCTI Equity Right or unvested stock option to purchase FMCTI Shares (an “FMCTI Stock Option” and, collectively with the Unvested FMCTI Equity Rights, the “Unvested FMCTI Stock Awards”) is subject to any performance-based vesting or other performance conditions, the FMCTI board of directors, or an applicable committee thereof, may, prior to the FMCTI Merger Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI board of directors (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, and such equitable adjustments will take effect upon and be subject to the consummation of the Mergers; provided, that the consent of Technip will be required for any adjustments that would reasonably be expected to (i) result in material taxes (including social charges) being imposed on FMCTI and its subsidiaries, taken as a whole, (ii) accelerate the delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable law or (iii) adversely impact the ability of counsel for either of FMCTI or Technip to render the tax opinions discussed below under the heading “Risks Related to the Mergers—The Business Combination Agreement may be terminated if certain tax opinions are not received” (the “Tax Opinions”). All such adjustments will be made subject to and in accordance with the terms and conditions of the applicable FMCTI stock plan and the Unvested FMCTI Stock Awards.

What will a holder of options to purchase FMCTI Shares receive in the FMCTI Merger?

As of the date hereof, there are no outstanding FMCTI Stock Options. However, if at the FMCTI Merger Effective Time there are outstanding FMCTI Stock Options, then each such FMCTI Stock Option will be converted into a stock option to purchase Topco Shares (a “Topco Stock Option” and, together with the Topco Equity Rights, the “Topco Stock Awards”) on a one-to-one equal basis and on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Merger Effective Time.

If the Mergers are completed, will Topco Shares be listed for trading?

Yes. The Topco Shares you will receive in the Mergers are expected to be listed on both the New York Stock Exchange (“NYSE”) and the regulated market of Euronext Paris (“Euronext Paris”) on or following the date of completion of the Mergers, which is the date (the “Merger Effective Date”) of the FMCTI Merger Effective Time and the Technip Merger Effective Time (together, the “Effective Times”). Completion of the Mergers is subject to the Topco Shares being approved for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and the absence of any written indication from the NYSE, FCA, Euronext Paris, the AMF or any other applicable governmental entity or self-regulatory organization that the Topco Shares will not be admitted to such listings. Topco Shares received in the Mergers are expected to be freely transferable under applicable securities laws (subject to any applicable minimum holding period in respect of Topco Shares received in exchange for Technip Shares or FMCTI Shares delivered upon vesting of certain equity awards).

When do you expect the Mergers to be completed?

The Mergers are expected to close in early 2017, subject to the approvals of Technip and FMCTI stockholders, regulatory approvals and consents and other customary closing conditions.

Has the Technip board of directors approved and recommended the Business Combination Agreement?

Yes. The Technip board of directors has, upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the laws of France, approved and recommended the Business Combination Agreement. One member of the Technip board of directors, C. Maury Devine, recused herself from the relevant deliberations concerning the Mergers and the vote to approve the Business Combination Agreement due to a potential conflict of interest stemming from the fact that Ms. Devine served on both the FMCTI board of directors and the Technip board of directors. For more information, see the section entitled “Interests of Certain Persons in the Mergers” of this proxy statement/prospectus.

Will Topco Shares acquired in the Mergers receive a dividend?

Topco intends to adopt a dividend policy in the future. Any future Topco dividends will remain subject to approval by the Topco board of directors and available distributable reserves of Topco.

After the closing of the Mergers, as a holder of Topco Shares, you will receive the same dividends on Topco Shares that all other holders of Topco Shares will receive for any dividend for which the record date occurs after the Mergers are completed.

What happens if the Mergers are not completed?

If FMCTI stockholders do not approve the Merger Proposal or if the Mergers are not completed for any other reason, Technip and FMCTI will remain independent public companies and Technip Shares and FMCTI Shares will continue to be listed and traded on Euronext Paris and the NYSE, respectively. FMCTI will continue to be registered under the Exchange Act and file periodic reports with the SEC. If the Business Combination Agreement is terminated under certain specified circumstances, Technip may be required to pay FMCTI a termination fee of $250 million. If the Business Combination Agreement is terminated under certain other specified circumstances, FMCTI may be required to pay Technip a termination fee of $250 million.

In addition, if the Business Combination Agreement is terminated, under certain specified circumstances, FMCTI may be required to reimburse Technip for reasonable costs, fees and expenses. If the Business Combination

Agreement is terminated under certain other specified circumstances, Technip may be required to reimburse FMCTI for reasonable costs, fees and expenses. Any such expense reimbursement will be credited towards any termination fee that may be required to be paid by Technip or FMCTI, as applicable.

For further information on termination fees and expense reimbursement, see the section entitled “The Business Combination Agreement—Expenses and Termination Fees” and “Risk Factors—Risk Factors Relating to the Mergers—Failure to complete the Mergers could negatively impact the stock price and the future business and financial results of FMCTI and Technip” of this proxy statement/prospectus.

What regulatory approvals are needed to complete the Mergers?

FMCTI and Technip have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement. These approvals include clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the E.U. Merger Regulation and other competition and foreign investment laws and regulations, as well as approval from various other U.S., French and U.K. regulatory authorities, including from the U.S. Committee on Foreign Investment in the United States (“CFIUS”) and the French Ministry for Economy, Industry and the Digital Sector (“MINEFI”). FMCTI and Technip received early termination of the waiting period under the HSR Act on June 24, 2016, which concluded the U.S. antitrust review. FMCTI and Technip have completed, or will complete, the filing of applications and notifications to obtain the other required regulatory approvals.

For further details on regulatory approvals, see the section entitled “The Mergers—Regulatory Matters” of this proxy statement/prospectus.

What other conditions must be satisfied to complete the Mergers?

In addition to FMCTI and Technip stockholder approvals of the Mergers and clearance from competition authorities in certain areas where FMCTI and Technip operate, closing of the Mergers is subject to certain additional conditions, including (i) the absence of any law, injunction, order or other judgment prohibiting the Mergers, (ii) effectiveness of a registration statement on Form S-4 with the SEC for the Topco Shares (together with any supplements or amendments thereto, the “Registration Statement”) and approval of an admission prospectus by a competent regulator in the United Kingdom or France relating to such shares (together with any amendments or supplements thereto, the “Admission Prospectus”), (iii) NYSE and Euronext Paris listing approval for the Topco Shares, (iv) the expiration of a 30-day opposition period for Technip’s creditors, (v) subject to certain materiality exceptions, the accuracy of each party’s representations and warranties in the Business Combination Agreement and performance by each party of its obligations under the Business Combination Agreement, (vi) clearance from other regulatory authorities, including from CFIUS and MINEFI, (vii) delivery of pre-merger compliance certificates to the High Court of England and Wales (the “English Court”) and the Registrar of Companies in Paris and (viii) the issuance of the final order of the English Court giving effect to the Technip Merger.

What are the U.S. federal income tax consequences of the Mergers to FMCTI and Technip stockholders?

In general, subject to the discussion below relating to the potential application of Section 304 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), under the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the FMCTI Merger to Holders of FMCTI Shares” of this proxy statement/prospectus, the receipt by U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus) of Topco Shares pursuant to the FMCTI Merger should be a taxable transaction for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the fair market value of the Topco Shares received as consideration in the FMCTI Merger on the date of the exchange and (ii) the U.S. holder’s adjusted tax basis in the FMCTI Shares surrendered in the exchange.

A non-U.S. holder of FMCTI Shares generally should not be subject to U.S. federal income tax on any gain recognized in the FMCTI Merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Code), as further described under the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the FMCTI Merger to Holders of FMCTI Shares” of this proxy statement/prospectus.

The Technip Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Technip Merger is so treated, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus) of Technip Shares generally (i) will not recognize any income, gain or loss for U.S. federal income tax purposes on the exchange of Technip Shares for Topco Shares in the Technip Merger and (ii) will have an adjusted tax basis in the Topco Shares received in the Technip Merger equal to the adjusted tax basis of the Technip Shares surrendered by that holder in the Technip Merger that is allocable to the Topco Shares received.

For a further discussion of the material U.S. federal income tax consequences of the Mergers to FMCTI and Technip stockholders, see the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequences of the Mergers to holders of FMCTI Shares or Technip Shares may depend on each holder’s particular facts and circumstances. Holders of FMCTI Shares or Technip Shares are urged to consult their own tax advisors to understand fully the tax consequences to them of the Mergers.

What are the U.K. tax consequences of the Mergers to FMCTI and Technip stockholders?

For FMCTI or Technip stockholders who are not resident for tax purposes in the United Kingdom (and who do not carry on a trade, profession or vocation through a branch or agency or permanent establishment in the United Kingdom to which their shares are attributable), the receipt of Topco Shares pursuant to the Mergers should not generally be subject to U.K. capital gains tax or corporation tax on chargeable gain (together, “CGT”). Please note that special rules apply to individuals who have ceased to be resident for tax purposes in the United Kingdom for a period of five years or less.

For FMCTI or Technip stockholders who are resident for tax purposes in the United Kingdom, the receipt of Topco Shares pursuant to the Mergers, may potentially (on the basis and subject to the matters described in the section entitled “Material U.K. Tax Considerations” of this proxy statement/prospectus) be treated as a scheme of reconstruction for the purposes of CGT. On that basis, an FMCTI or Technip stockholder would not be treated as making a disposal of their FMCTI Shares or Technip Shares and, therefore, no liability to CGT would arise in respect of the receipt of Topco Shares by an FMCTI or Technip stockholder pursuant to the Mergers. For the purposes of CGT, the Topco Shares received by an FMCTI or Technip stockholder would be treated as the same asset, acquired at the same time and for the same amount, as the FMCTI Shares or Technip Shares in respect of which they are issued.

If the “rollover” treatment described above is not available (and no guarantee can be given that such treatment will be available), an FMCTI or Technip stockholder would be treated as having made a full disposal of their FMCTI Shares or Technip Shares and may, depending on such stockholder’s personal circumstances, be liable to pay CGT.

For a further discussion of the material U.K. tax consequences of the Mergers to FMCTI and Technip stockholders, see the section entitled “Material U.K. Tax Considerations—Material U.K. Tax Consequences of the Mergers—Chargeable Gains” of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequences of the Mergers to U.K. tax resident holders of FMCTI Shares or Technip Shares may depend on such holder’s particular facts and circumstances. Holders of FMCTI Shares or Technip Shares are urged to consult their tax advisors to understand fully the tax consequences to them of the Mergers.

What are the French tax consequences of the Mergers to Technip stockholders?

For Technip stockholders who are not resident for tax purposes in France (and who do not carry on a trade, profession or vocation through a branch or agency or permanent establishment in France to which their shares are attributable), the receipt of Topco Shares pursuant to the Technip Merger should not generally be taxable in France.

For Technip stockholders who are resident for tax purposes in France, the receipt of Topco Shares in respect of, and in proportion to, such stockholder’s Technip Shares pursuant to the Technip Merger, (on the basis and subject to the matters described in the section entitled “Material French Tax Considerations” of this proxy statement/prospectus) would not be treated as making a disposal of their Technip Shares and, therefore, no liability for capital gains tax would arise in respect of the receipt of Topco Shares by a Technip stockholder pursuant to the Technip Merger. However, for French legal entities subject to corporate income tax, this tax deferral treatment applies only upon election.

For the purposes of capital gains tax, the Topco Shares received by a Technip stockholder would be treated as the same asset, acquired at the same time and for the same amount, as the Technip Shares in respect of which they are issued.

If the “rollover” treatment described above is not available, a Technip stockholder would be treated as having made a full disposal of its Technip Shares and may, depending on such stockholder’s specific circumstances, be liable to pay capital gains tax.

For a further discussion of the material French tax consequences of the Technip Merger to Technip stockholders, see the section entitled “Material French Tax Considerations” of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequences of the Technip Merger to French tax resident holders of Technip Shares may depend on such holder’s particular facts and circumstances. Holders of Technip Shares are urged to consult their tax advisors to understand fully the tax consequences to them of the Technip Merger.

After the Mergers are completed, how will FMCTI stockholders receive the Topco Shares constituting the FMCTI Merger Consideration in the FMCTI Merger?

FMCTI stockholders that hold their shares in book-entry form through The Depository Trust Company (“DTC”) will automatically receive the FMCTI Merger Consideration in exchange for their FMCTI Shares.

FMCTI stockholders whose FMCTI Shares are represented by certificate or Direct Registration System (“DRS”) will receive a letter of transmittal and instructions describing how such holder may exchange its FMCTI Shares for the FMCTI Merger Consideration. Upon surrender of a certificate (or affidavit of loss in lieu thereof) for cancellation and delivery of a duly executed letter of transmittal, the holder of such FMCTI Shares in certificated or DRS form will be entitled to receive the FMCTI Merger Consideration.

Are FMCTI stockholders and/or Technip stockholders entitled to exercise dissenters’, appraisal, cash exit or similar rights?

Because the FMCTI Shares are currently listed on the NYSE and the Topco Shares to be received by holders of FMCTI Shares are expected to be listed on the NYSE, FMCTI stockholders are not entitled to dissenters’, appraisal, cash exit or similar rights in connection with the Mergers pursuant to Section 262(b)(1) of the General Corporation Law of the State of Delaware (the “DGCL”).

Technip stockholders are not entitled to dissenters’, appraisal, cash exit or similar rights in connection with the Mergers, it being specified that merger appraisers have been appointed in France by the President of the Commercial Court of Paris at the request of Technip and Topco to evaluate the conditions of the Technip Merger and prepare reports to Technip and Topco stockholders in compliance with French law.

Is closing of the Mergers subject to the exercise of creditors’ rights?

FMCTI’s, Technip’s and Topco’s obligations to effect the Mergers are subject to the expiration of a 30-day creditor opposition period for Technip creditors pursuant to French law. The opposition of Technip creditors must be brought before the Commercial Court of Paris within 30 days following the notification of the proposed Technip Merger in an official French legal bulletin. While such opposition cannot prevent the consummation of the Technip Merger, the Commercial Court of Paris does have the authority to order, at its discretion, either the repayment of the debt or the provision of further collateral. The Commercial Court of Paris may also refuse to give any effect to the opposition of Technip’s creditors.

Questions and Answers About the FMCTI Special Meeting

Who is soliciting my proxy?

The FMCTI board of directors is soliciting your proxy for use at the FMCTI Special Meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of FMCTI without special compensation or by FMCTI’s proxy solicitor, MacKenzie Partners. This proxy statement/prospectus describes the voting procedures and the proposals to be voted on at the FMCTI Special Meeting.

Who will solicit and pay the cost of soliciting proxies?

FMCTI management, at the direction of the FMCTI board of directors, is soliciting your proxies. In addition, FMCTI has engaged MacKenzie Partners to assist in the solicitation of proxies and provide related advice and informational support in connection with the FMCTI Special Meeting, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $[        ] in the aggregate. FMCTI also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of FMCTI Shares. FMCTI’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

If I am a stockholder of record of FMCTI Shares, how do I vote?

If, on the record date, your FMCTI Shares were registered directly in your name with FMCTI’s transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record with respect to those shares.

If you are the stockholder of record with respect to your FMCTI Shares, you may vote in person at the FMCTI Special Meeting or by proxy.

•	To vote in person, come to the FMCTI Special Meeting, and you will receive a ballot when you arrive.

•	If you do not wish to vote in person or if you will not be attending the FMCTI Special Meeting, you may submit a proxy. You can vote by proxy over the Internet by going to [ ], by mail by returning the proxy card or by telephone by calling [ ] and, in each case, following the instructions provided. Even if you plan to attend the FMCTI Special Meeting and vote in person, we recommend you submit a proxy so if your plans change your vote will be counted.

FMCTI provides Internet proxy voting to allow you to submit a proxy to vote your FMCTI Shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

How do I vote my 401(k) shares?

If you participate in the FMC Technologies, Inc. Savings and Investment Plan and invest in the FMC Technologies, Inc. Stock Fund, you may vote the number of FMCTI Shares equivalent to your interest in the FMC Technologies, Inc. Stock Fund as credited to your account on the record date for the FMCTI Special Meeting. You will receive instructions on how to vote your shares from [            ].

If I am a beneficial owner of FMCTI Shares held in street name, how do I vote?

If, on the record date, your FMCTI Shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of FMCTI Shares held in “street name,” and the organization holding your account is considered the stockholder of record for purposes of voting at the FMCTI Special Meeting.

If you are a beneficial owner of FMCTI Shares registered in the name of your broker, bank, dealer or other similar organization and you wish to vote in person at the FMCTI Special Meeting, you must obtain a valid proxy from the organization that holds your FMCTI Shares. If you do not wish to vote in person or you will not be attending the FMCTI Special Meeting, you should have received a proxy card and voting instructions with this proxy statement/prospectus from that organization. Please follow the voting instructions provided by your broker, bank, dealer or other similar organization to ensure that your vote is counted.

How do I appoint a proxyholder?

Your proxyholder is the person you appoint to cast your votes on your behalf at the FMCTI Special Meeting if you do not attend and vote in person. You can choose anyone you want to be your proxyholder; it does not have to be the persons FMCTI has designated in the proxy card. To designate a different person to be your proxyholder, write in the name of the person you would like to appoint in the blank space provided in the proxy card. Please ensure that the person you have appointed will be attending the FMCTI Special Meeting and is aware that he or she will be voting your FMCTI Shares.

If you sign the proxy card without naming your own proxyholder, you thereby appoint Douglas J. Pferdehirt, Maryann T. Mannen and Dianne B. Ralston as your proxyholders, who will be authorized to vote and otherwise act for you at the FMCTI Special Meeting in accordance with the instructions on the proxy card.

How will my shares be voted if I give my proxy?

On the proxy card, you can indicate how you want your proxyholder to vote your FMCTI Shares, or you can let your proxyholder decide for you by signing and returning the proxy card without indicating a voting preference for one or all proposals. If you have specified on the proxy card how you want to vote on a particular proposal (by marking, as applicable, “FOR” or “AGAINST”), then your proxyholder must vote your FMCTI Shares accordingly.

As an FMCTI stockholder, what happens if I do not make specific voting choices?

Stockholder of Record: If you are an FMCTI stockholder of record and you return the proxy card or grant a proxy over the Internet or by telephone without giving specific voting instructions, then your shares will be voted:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Adjournment Proposal; and

3.	“FOR” the Advisory Merger Compensation Proposal.

If you indicate a choice with respect to any matter to be acted upon, your FMCTI Shares will be voted in accordance with your instructions on such matter.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of FMCTI Shares held in street name and do not provide the organization that holds your FMCTI Shares with specific instructions, the rules and regulations of the NYSE restrict the circumstances in which brokers who are record holders of shares may exercise discretionary authority to vote those shares based on whether the proposal is “routine.” Brokers are not permitted to cast votes on “non-routine” matters without receiving voting instructions. Each of the Merger Proposal, the Adjournment Proposal and the Advisory Merger Compensation Proposal is considered “non-routine” matters. If the organization that holds your FMCTI Shares does not receive instructions from you on how to vote your FMCTI Shares, the organization that holds your FMCTI Shares will inform the inspectors of elections for the FMCTI Special Meeting that it does not have the authority to vote on the matter with respect to your FMCTI Shares, which is known as a broker non-vote.

Broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. You should therefore provide voting instructions to the organization that holds your FMCTI Shares by carefully following the instructions provided by such organization to ensure that your vote is counted. Broker non-votes will have no effect on the Adjournment Proposal or the Advisory Merger Compensation Proposal.

Why am I being asked to consider and vote on a proposal to approve, on a non-binding advisory basis, certain compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination Agreement?

Under SEC rules, FMCTI is required to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to FMCTI’s named executive officers that is based on or otherwise relates to the FMCTI Merger.

What will happen if FMCTI stockholders do not approve the Advisory Merger Compensation Proposal?

The approval of the Advisory Merger Compensation Proposal is not a condition to completion of the Mergers. The vote to approve the Advisory Merger Compensation Proposal is an advisory vote and will not be binding on FMCTI or the surviving company of the FMCTI Merger. If the Mergers are completed, because FMCTI may be contractually obligated to pay such merger-related compensation, the compensation may be payable, subject only to the contractual conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the FMCTI Special Meeting.

Stockholder of Record: If you are an FMCTI stockholder of record, you may revoke your proxy or change your vote in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to FMCTI’s Secretary at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, United States of America;

•	You may send a subsequent properly completed proxy card in accordance with the instructions in this proxy statement/prospectus;

•	You may grant a subsequent proxy by telephone or through the Internet in accordance with the instructions in this proxy statement/prospectus; or

•	You may attend the FMCTI Special Meeting and either vote in person or revoke your proxy in writing. Your attendance at the FMCTI Special Meeting will not automatically revoke your proxy unless you vote again at the FMCTI Special Meeting or specifically request in writing that your prior proxy be revoked.

The most recent proxy card or telephone or Internet proxy the inspectors of elections for the FMCTI Special Meeting receives is the one that is counted.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of FMCTI Shares held in street name, you will need to follow the instructions included on the proxy form provided to you by your broker regarding how to change your vote.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your FMCTI Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your FMCTI Shares. If you are a holder of record and your FMCTI Shares are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your FMCTI Shares are voted at the FMCTI Special Meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Do I need to do anything with my FMCTI Shares other than voting for the proposals at the FMCTI Special Meeting?

If the Mergers are completed, each FMCTI Share, other than FMCTI Excluded Shares, will be exchanged for the FMCTI Merger Consideration. FMCTI stockholders will receive instructions at that time regarding exchanging their FMCTI Shares for the FMCTI Merger Consideration. You do not need to take any action at this time with respect to your FMCTI Shares. Please do not send your FMCTI stock certificates with your proxy card.

When should I submit my proxy?

You should submit your proxy as soon as possible so that your FMCTI Shares will be voted at the FMCTI Special Meeting. If you are an FMCTI stockholder of record, your proxy must be received by Internet or telephone before the FMCTI Special Meeting in order for your shares to be voted at the FMCTI Special Meeting. If you are an FMCTI stockholder of record and you received a printed set of proxy materials, you also have the option of completing and returning the proxy card enclosed with the proxy materials so that it is received by FMCTI before the FMCTI Special Meeting in order for your shares to be voted at the meeting. If you hold your shares in street name through a broker, bank or other nominee, please comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.

What do I need to do now?

Carefully read through this proxy statement/prospectus. Consider all the consequences that would occur should you vote “FOR” or “AGAINST” or “ABSTAIN” on the Merger Proposal or fail to submit a proxy. Confer with any advisors you think necessary to make the best decision. Fill out your proxy card and send it back to FMCTI as soon as possible.

Even if you plan to attend the FMCTI Special Meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy promptly to ensure that your shares are represented at the FMCTI Special Meeting. If you decide to attend the FMCTI Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Your attendance at the FMCTI Special Meeting will not by itself revoke your proxy.

If you are a beneficial owner (i.e., hold FMCTI Shares in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the FMCTI Special Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

What happens if I sell my FMCTI Shares before the FMCTI Special Meeting?

The record date for the FMCTI Special Meeting is earlier than the date of the FMCTI Special Meeting and the date that the Mergers are expected to be completed. If you transfer your FMCTI Shares after the record date but before the FMCTI Special Meeting, you will, unless the transferee receives a proxy from you, retain your right to vote at the FMCTI Special Meeting, but you will have transferred the right to receive the FMCTI Merger Consideration in connection with the FMCTI Merger. In order to receive the FMCTI Merger Consideration, you must hold your FMCTI Shares through the FMCTI Merger Effective Time.

What happens if I do not respond?

Failure to respond will count as a vote “AGAINST” the Merger Proposal. Failure to respond will have no effect on the Adjournment Proposal or the Advisory Merger Compensation Proposal.

Are there risks associated with the Mergers that I should consider in deciding how to vote?

Yes. You should carefully read the detailed description of the risks associated with the Mergers and Topco’s operations following the Mergers described in the section entitled “Risk Factors” of this proxy statement/prospectus. You also should read and carefully consider the risk factors of FMCTI contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Who will count the votes?

[    ] will serve as inspector of elections and will count the votes.

Where can I find the voting results of the FMCTI Special Meeting?

The preliminary voting results will be announced at the FMCTI Special Meeting. In addition, within four business days following certification of the final voting results, FMCTI intends to file the final voting results with the SEC on a Current Report on Form 8-K.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are FMCTI stockholders will be “householding” FMCTI’s proxy materials. As indicated in the notice provided by these brokers to FMCTI stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker or contact FMCTI’s proxy solicitor, MacKenzie Partners, at +1 212 929-5500 or toll-free at +1 800 322-2885. FMCTI stockholders who currently receive multiple copies of this proxy statement/prospectus at their address and would like to request “householding” of their communications should contact their broker or bank.

See the section entitled “Householding of Proxy Materials” of this proxy statement/prospectus.

Where and when will the Technip stockholder meetings be held and what matters will be voted on at the Technip stockholder meetings?

Technip will take, in accordance with applicable law, the applicable rules and regulations of the AMF and Euronext Paris and its constitutional documents, all action necessary to hold in France, on a date as close as possible to the FMCTI Special Meeting, (i) a special meeting of the Technip stockholders currently entitled to double voting rights to approve, subject to the completion of the Technip Merger, the removal of such double voting rights and (ii) a Technip extraordinary general meeting to approve the merger terms relating to the Technip Merger, the Technip Merger and any other matters related thereto. In connection with the Technip extraordinary general meeting and the special meeting of the Technip stockholders entitled to double voting rights, Technip will file and publish the Information Document.

Who can help answer my questions?

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement/prospectus. You should read carefully the entire proxy statement/prospectus, including the information in the Annexes. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, without charge, or if you have questions about the Mergers, including the procedures for voting your shares, you should contact:

Matt Seinsheimer

James Davis

FMC Technologies, Inc.

5875 N. Sam Houston Parkway W.

Houston, Texas 77086

United States of America

Call:        +1 281 260-3665

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

United States of America

Call:                      +1 212 929-5500

Toll-Free:             +1 800 322-2885

You are also urged to consult your own legal, tax and/or financial advisors with respect to any aspect of the Mergers, the Business Combination Agreement or the other matters discussed in this proxy statement/prospectus.

NOTE ON PRESENTATION

Technip Financial Information

Historical financial information of Technip included in this proxy statement/prospectus has been derived from the audited consolidated financial statements of Technip as of December 31, 2015, 2014 and 2013 and for each of the three years ended December 31, 2015, 2014 and 2013, as well as from the unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2016.

The historical consolidated financial statements of Technip are reported pursuant to International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are presented in Euro.

FMCTI Financial Information

Financial information of FMCTI included in this proxy statement/prospectus has been derived from the audited consolidated financial statements of FMCTI as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015 included in “Item 8. Financial Statements and Supplementary Data” of FMCTI’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016 and FMCTI’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2016 and June 30, 2016 filed with the SEC on April 28, 2016 and July 28, 2016, respectively, and incorporated by reference into this proxy statement/prospectus.

The consolidated financial statements of FMCTI are reported pursuant to U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented in U.S. dollars.

Certain totals in the tables included in this proxy statement/prospectus may not add up due to rounding.

Other Notes

Collectively, “U.S. GAAP,” “IFRS,” or any other generally accepted accounting principles are defined as “GAAP.”

SUMMARY

The Special Meeting of FMCTI Stockholders (Page [    ])

TIME AND DATE	[ ], 2016, at [ ] Central Time

PLACE	[ ]

ITEMS OF BUSINESS	1. Proposal to approve the Merger Proposal

2. Proposal to approve the Adjournment Proposal

3. Proposal to approve the Advisory Merger Compensation Proposal

RECORD DATE	[ ], 2016

PROXY VOTING	It is important that your shares be represented and voted at the FMCTI Special Meeting. You can grant a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. You can revoke a proxy at any time prior to its exercise at the FMCTI Special Meeting by following the instructions in the Proxy Statement or by voting your shares in person at the meeting.

Information about the Parties to the Mergers (Page [    ])

FMC Technologies, Inc.

FMCTI, a Delaware corporation, is a global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. FMCTI, which became a standalone company in 2001, designs, manufactures and services technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions and marine loading systems for the energy industry. As of June 30, 2016, FMCTI had approximately 15,500 full-time employees, comprised of approximately 4,800 in the United States and 10,700 in non-U.S. locations.

FMCTI Shares are listed on the NYSE under the symbol “FTI.”

The principal executive offices of FMCTI are located at 5875 North Sam Houston Parkway W., Houston, Texas 77086, United States of America, and its telephone number at that address is +1 281 591-4000.

Technip S.A.

Technip S.A., a French société anonyme, is a world leader in project management, engineering and construction for the energy sector and offers a comprehensive portfolio of innovative solutions and technologies. As of June 30, 2016, Technip employed a workforce of approximately 32,000 people from 116 nationalities. Technip operates on five continents and in 45 countries. Technip’s production facilities (for flexible pipes and umbilicals), manufacturing yard, logistics bases and spoolbases are located in Angola, Brazil, Finland, France, Indonesia, Malaysia, Norway, the United Kingdom and the United States.

Technip Shares are listed on Euronext Paris under the symbol “TEC. PA.” Technip’s American Depositary Receipts are traded in the United States in the OTCQX marketplace of the OTC Markets Group.

The principal executive offices of Technip are located at 89 avenue de la Grande Armée, 75116 Paris, France, and its telephone number at that address is +33 1 47 78 24 00.

Forsys Subsea Limited

Forsys Subsea, a private limited company incorporated under the laws of England and Wales on June 1, 2015, is an affiliated company in the form of a 50/50 joint venture between FMCTI and Technip. Forsys Subsea combines the proprietary technologies of FMCTI and Technip to offer front-end engineering and design services aimed at identifying opportunities through new technologies, services and standardization of equipment to significantly reduce the cost of subsea field development and maximize well performance. The 2015 agreement between FMCTI and Technip and the formation of Forsys Subsea also created an alliance with Technip and serves as the predecessor to the Mergers, and in part, the framework to a combined company.

TechnipFMC Limited

Topco is a wholly owned subsidiary of FMCTI. On December 9, 2015, Topco was incorporated under the laws of England and Wales as a private limited company under the name FMC Technologies SIS Limited, for the purpose of entering into the Business Combination Agreement. On August 4, 2016, the legal name of Topco was changed to TechnipFMC Limited. Pursuant to the Business Combination Agreement, before closing of the Mergers, Topco will be re-registered as TechnipFMC plc, a public limited company incorporated under the laws of England and Wales.

Following the Mergers, Topco will be the holding company of the combined businesses of FMCTI and Technip, and it is expected that Topco Shares will be listed on the NYSE and Euronext Paris.

The principal executive offices of Topco are located at c/o Legalinx Limited, 1 Fetter Lane, London, EC4A 1BR, United Kingdom and its telephone number at that address is +44 800 975 8080. Its principal executive offices will be relocated to 1 St. Paul’s Churchyard, London EC4M 8AP, United Kingdom, on or prior to completion of the Mergers.

Periodic Merger Sub, Inc.

Merger Sub will be incorporated under the laws of the State of Delaware as a wholly owned indirect subsidiary of Topco formed solely for the purpose of effecting the FMCTI Merger. Merger Sub will not conduct any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Business Combination Agreement.

The principal executive offices of Merger Sub will be located at 5875 North Sam Houston Parkway W., Houston, Texas 77086, United States of America, and its telephone number at that address is +1 281 591-4000.

The Business Combination Agreement (Page [    ])

The terms and conditions of the Mergers are contained in the Business Combination Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. FMCTI and Technip encourage you to read the entire Business Combination Agreement carefully because it is the principal document governing the Mergers. For more information on the Business Combination Agreement, see the section entitled “The Business Combination Agreement” of this proxy statement/prospectus.

Structure and Effective Times (Page [    ])

The Business Combination Agreement provides for two mergers, which will occur in immediate succession. First, Technip will merge with Topco in a cross-border merger, within the meaning of the directive 2005/56/EC of the European Parliament and of the Council (the “E.U. Cross-Border Merger Directive”), pursuant to which, following the Technip Merger Effective Time, Technip will cease to independently exist, with Topco surviving as the continuing entity, and pursuant to which each Technip Share, other than Technip Excluded Shares, will be exchanged for the Technip Merger Consideration of 2.00 Topco Shares, in each case subject to the terms and conditions of the Business Combination Agreement and as described under the section entitled “The Business Combination Agreement—Merger Consideration” of this proxy statement/prospectus.

Immediately following the Technip Merger Effective Time, Merger Sub will merge with FMCTI in a statutory merger under Delaware law, pursuant to which, following the FMCTI Merger Effective Time, Merger Sub will cease to independently exist, with FMCTI surviving as a wholly owned indirect subsidiary of Topco, and pursuant to which each FMCTI Share, other than the FMCTI Excluded Shares, will be exchanged for the FMCTI Merger Consideration of 1.00 Topco Share, in each case subject to the terms and conditions of the Business Combination Agreement and as described under the section entitled “The Business Combination Agreement—Merger Consideration” of this proxy statement/prospectus.

Immediately following consummation of the Mergers, it is expected that former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis, based on the respective capitalizations of FMCTI and Technip as of the date the parties entered into the MOU.

The Technip Merger will be completed at the Technip Merger Effective Time, the exact time and date of which will be fixed by an order (the “Technip Merger Order”) of the English Court under Regulation 16 of the U.K. Merger Regulations. Topco and Technip are required under the Business Combination Agreement to appear before the English Court at a hearing to seek the Technip Merger Order under Regulation 16 of the Companies (Cross-Border Mergers) Regulations 2007 (as amended, the “U.K. Merger Regulations”), which will take place after the receipt of the pre-merger certificates issued by U.K. and French authorities and the satisfaction or waiver of certain conditions contained in the Business Combination Agreement, as described under “—Conditions to the Mergers” below.

Under applicable U.K. regulations, the Technip Merger cannot become effective until a period of at least 21 days has elapsed following the making of the Technip Merger Order. Under the Business Combination Agreement, the Technip Merger Order will specify that the Technip Merger Effective Time will occur on a Sunday following the lapse of such 21-day period after the Technip Merger Order is made. On the date on which the Technip Merger Order is made, and as soon as practicable after such time, and in no event prior thereto, FMCTI will file the FMCTI Certificate of Merger with the Secretary of State of the State of Delaware, which will provide that the FMCTI Merger will become effective on the Merger Effective Date at the time that is one minute after the Technip Merger Effective Time.

Merger Consideration (Page [    ])

FMCTI Shares Consideration

The Business Combination Agreement provides that, at the FMCTI Merger Effective Time, each FMCTI Share issued and outstanding immediately prior to the FMCTI Merger Effective Time, other than FMCTI Excluded Shares, will be exchanged for 1.00 Topco Share. As of the FMCTI Merger Effective Time, all FMCTI Shares will cease to exist, and each FMCTI Share, other than the FMCTI Excluded Shares, will thereafter represent only the right to receive, in accordance with the terms of the Business Combination Agreement, the FMCTI Merger Consideration.

Technip Shares Consideration

The Business Combination Agreement provides that, at the Technip Merger Effective Time, each Technip Share issued and outstanding immediately prior to the Technip Merger Effective Time, other than the Technip Excluded Shares, will be exchanged for 2.00 Topco Shares. As of the Technip Merger Effective Time, all Technip Shares will cease to exist, and each Technip Share, other than the Technip Excluded Shares, will thereafter represent only the right to receive, in accordance with the terms of the Business Combination Agreement, the Technip Merger Consideration.

Treatment of FMCTI Equity Awards (Page [    ])

Restricted Stock Units

Each Vesting FMCTI Equity Right will immediately vest and be earned and/or payable pursuant to its terms immediately prior to the FMCTI Merger Effective Time. Any Vesting FMCTI Equity Rights subject to performance-based vesting conditions for which the performance period has not ended will be deemed to vest at target level. The holder of any such Vesting FMCTI Equity Right will receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right will be treated in a manner consistent with all other FMCTI Shares.

Each Unvested FMCTI Equity Right will be converted, at the FMCTI Merger Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon the vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Merger Effective Time. The number of Topco Shares covered by each such Topco Equity Right will be equal to the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time. Any minimum holding period that may be applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Merger Effective Time will continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable law.

If any Unvested FMCTI Stock Award is, immediately prior to the FMCTI Merger Effective Time, subject to any performance-based vesting or other performance conditions, the FMCTI board of directors, or an applicable committee thereof, may, prior to the FMCTI Merger Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI board of directors (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers; provided, that the consent of Technip is required for any such adjustments that would reasonably be expected to (i) result in material taxes (including social charges) being imposed on FMCTI and its subsidiaries, taken as a whole, (ii) accelerate the delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable law or (iii) adversely impact the ability of counsel for either of FMCTI or Technip to render the Tax Opinions. Any such adjustments will be made subject to and in accordance with the terms and conditions of the applicable FMCTI stock plan and the Unvested FMCTI Stock Award agreements and will take effect upon and be subject to the consummation of the Mergers.

Stock Options

As of the date hereof, there are no outstanding FMCTI Stock Options. If at the FMCTI Merger Effective Time, there are outstanding FMCTI Stock Options, then each such FMCTI Stock Options will be converted into a Topco Stock Option on a one-to-one basis and on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Merger Effective Time.

Treatment of Technip Equity Awards (Page [    ])

Performance Restricted Stock Units

At the Technip Merger Effective Time, each award of performance restricted stock units relating to Technip Shares granted under the Technip Stock Plans (any such award, a “Technip Equity Right”) that is outstanding immediately prior to the Technip Merger Effective Time will cease to relate to or represent a right to receive Technip Shares and will be converted into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Technip Equity Right immediately prior to the Technip Merger Effective Time. The number of Topco Shares covered by each such Topco Equity Right will be equal to the product obtained by multiplying (i) the number of Technip Shares subject to such Technip Equity Right immediately prior to the Technip Merger Effective Time by (ii) the Technip Exchange Ratio. Any minimum holding period applicable to the Technip Shares delivered upon the vesting of any Technip Equity Rights prior to the Technip Merger Effective Time will continue for the same duration with respect to the Topco Shares for which such Technip Shares are exchanged, to the extent required by applicable law.

Stock Options

At the Technip Merger Effective Time, each option to purchase Technip Shares (a “Technip Stock Option” and together with the Technip Equity Rights, the “Technip Stock Awards”) granted under the employee and director stock plans of Technip (the “Technip Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Technip Merger Effective Time will cease to represent an option to purchase Technip Shares and will be converted into a Topco Stock Option on the same terms and conditions as were applicable to such Technip Stock Option immediately prior to the Technip Merger Effective Time. The number of Topco Shares subject to each such Topco Stock Option will be equal to the product obtained by multiplying (i) the number of Technip Shares subject to such Technip Stock Option immediately prior to the Technip Merger Effective Time by (ii) the Technip Exchange Ratio, and each such Topco Stock Option will have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Technip Share of such Technip Stock Option immediately prior to the Technip Effective Time divided by (y) the Technip Exchange Ratio.

If any Technip Stock Award is, immediately prior to the Technip Merger Effective Time, subject to any performance-based vesting or other performance conditions, the Technip board of directors, or an applicable committee thereof, may, prior to the Technip Merger Effective Time, and in consultation with FMCTI, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Technip Stock Awards, as the Technip board of directors (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, provided, that the consent of FMCTI is required for any such adjustments that would reasonably be expected to (i) result in material taxes (including social charges) being imposed on Technip and its subsidiaries, taken as a whole, (ii) accelerate the delivery of unrestricted Technip Shares, if such acceleration would be prohibited by applicable law or (iii) adversely impact the ability of counsel for either of Technip or FMCTI to render the Tax Opinions. Any such adjustments will be made subject to and in accordance with the terms and conditions of the applicable Technip Stock Plans and the Technip Stock Award Agreements and will take effect upon and be subject to the consummation of the Mergers.

FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors (Page [    ])

At its meeting on May 18, 2016, the FMCTI board of directors authorized FMCTI’s entry into the Business Combination Agreement and determined that the transactions contemplated by the Business Combination Agreement, including the Mergers, are fair to, and in the best interest of FMCTI and its stockholders.

In arriving at its conclusion, the FMCTI board of directors consulted with FMCTI’s management, legal, financial and other advisors, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the transaction is likely to result in significant strategic and financial benefits to FMCTI and its stockholders. For a more detailed discussion of these factors, see the section entitled “The Mergers—FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors” of this proxy statement/prospectus.

Opinion of Evercore as Financial Advisor to FMCTI (Page [    ])

FMCTI engaged Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the transactions contemplated by the Business Combination Agreement. On May 18, 2016, Evercore delivered to the FMCTI board of directors its oral opinion, confirmed by its delivery of a written opinion dated May 18, 2016, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of FMCTI Shares (other than the FMCTI Excluded Shares).

The full text of Evercore’s written opinion, dated May 18, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The description of Evercore’s written opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such opinion. Evercore’s opinion does not constitute a recommendation to the FMCTI board of directors or to any other persons in respect of the transactions contemplated by the Business Combination Agreement, including as to how any holder of FMCTI Shares should vote or act with respect to the proposal to adopt any other matter.

Evercore’s opinion was provided for the information and benefit of the FMCTI board of directors and was delivered to the FMCTI board of directors in connection with its evaluation of whether the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement, is fair, from a financial point of view, to the holders of FMCTI Shares (other than the FMCTI Excluded Shares), and did not address any other aspects or implications of the transactions contemplated by the Business Combination Agreement. Evercore’s opinion did not address the relative merits of the transactions contemplated by the Business Combination Agreement as compared to other business or financial strategies that might be available to FMCTI, nor did it address the underlying business decision of FMCTI to enter into the Business Combination Agreement or to consummate the transactions contemplated by that agreement.

We encourage you to read Evercore’s opinion carefully and in its entirety.

For further information, see the section of this proxy statement/prospectus entitled “The Mergers—Opinion of Evercore as Financial Advisor to FMCTI” and Annex B.

Technip Reasons for the Mergers (Page [    ])

In evaluating the MOU, the Business Combination Agreement, the Mergers and the other transactions contemplated thereby, the Technip board of directors consulted with, and received the advice of, Technip’s management and its legal and financial advisors. In reaching its decision to approve the MOU, the Business Combination Agreement and the transactions contemplated thereby, the Technip board of directors, in consultation with Technip management, legal advisors and financial advisors, considered a number of factors in its deliberations. For a more detailed discussion of these factors, see the section entitled “The Mergers—Technip Reasons for the Mergers” of this proxy statement/prospectus.

Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip (Page [    ])

Opinion of Rothschild

Technip retained Rothschild & Cie (“Rothschild”) to act as its financial advisor in connection with the Mergers and to render to the Technip board of directors, solely in its capacity as such, an opinion with respect to the fairness, from a financial point of view, to the holders of Technip Shares (other than the Technip Excluded Shares) of the Technip Exchange Ratio, taking into account the FMCTI Merger.

The full text of Rothschild’s written opinion dated May 18, 2016, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C-1. We encourage holders of Technip Shares to read the Rothschild opinion and the section entitled “—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” of this proxy statement/prospectus carefully and in its entirety. This summary of Rothschild’s written opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The Rothschild opinion was provided for the benefit of the Technip board of directors, solely in its capacity as such, in connection with its evaluation of the Mergers. The Rothschild opinion did not constitute a recommendation to the Technip board of directors as to whether to approve the Mergers or a recommendation to any stockholder as to how to vote or otherwise act with respect to the Mergers or any other matter.

Opinion of Goldman Sachs

Technip engaged Goldman Sachs Paris Inc. et Cie (“Goldman Sachs”) to act as its financial advisor in connection with the transactions contemplated by the Business Combination Agreement. Goldman Sachs delivered its opinion to the Technip board of directors that, as of May 18, 2016 and based upon and subject to the factors and assumptions set forth therein, and taking into account the FMCTI Merger, the Technip Exchange Ratio pursuant to the MOU and the Business Combination Agreement was fair from a financial point of view to the holders of Technip Shares (other than FMCTI and its affiliates).

The full text of the written opinion of Goldman Sachs, dated May 18, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-2. Goldman Sachs provided its opinion for the information and assistance of the Technip board of directors in connection with its consideration of the Mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Technip Shares should vote with respect to the Mergers or any other matter. The summary of Goldman Sachs’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Technip Shares are urged to read Goldman Sachs’ opinion and the section entitled “—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” of this proxy statement/prospectus carefully and in its entirety.

Certain U.S. Tax Consequences of the Mergers (Page [    ])

U.S. federal income tax consequences of the FMCTI Merger to FMCTI stockholders

In general, subject to the discussion below relating to the potential application of Section 304 of the Internal Revenue Code of 1986, as amended (the “Code”), under the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the FMCTI Merger to Holders of FMCTI Shares” of this proxy statement/prospectus, the receipt by U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus) of Topco Shares pursuant to the FMCTI Merger should be a taxable transaction for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the fair market value of the Topco Shares received as consideration in the FMCTI Merger on the date of the exchange and (ii) the U.S. holder’s adjusted tax basis in the FMCTI Shares surrendered in the exchange.

A non-U.S. holder of FMCTI Shares generally should not be subject to U.S. federal income tax on any gain recognized in the FMCTI Merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Code), as further described under the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the FMCTI Merger to Holders of FMCTI Shares” of this proxy statement/prospectus.

Please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the FMCTI Merger to Holders of FMCTI Shares” of this proxy statement/prospectus for a discussion of certain U.S. federal income tax consequences of the FMCTI Merger. Tax matters are very complicated, and the tax consequences of the Mergers to holders of FMCTI Shares or Technip Shares may depend on each holder’s particular facts and circumstances. Please consult your own tax advisors as to the specific tax consequences to you of the Mergers.

U.S. federal income tax consequences of the Technip Merger to Technip stockholders

The Technip Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Technip Merger is so treated, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus) of Technip Shares generally (i) will not recognize any income, gain or loss for U.S. federal income tax purposes on the exchange of Technip Shares for Topco Shares in the Technip Merger and (ii) will have an adjusted tax basis in the Topco Shares received in the Technip Merger equal to the adjusted tax basis of the Technip Shares surrendered by that holder in the Technip Merger that is allocable to the Topco Shares received.

Please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the Technip Merger to U.S. Holders of Technip Shares” of this proxy statement/prospectus for a discussion of certain U.S. federal income tax consequences of the Technip Merger. Please consult your own tax advisors as to the specific tax consequences to you of the Mergers.

Certain U.K. Tax Consequences of the Mergers (Page [    ])

For FMCTI or Technip stockholders who are not resident for tax purposes in the United Kingdom (and who do not carry on a trade, profession or vocation through a branch or agency or permanent establishment in the United Kingdom to which their shares are attributable), the receipt of Topco Shares pursuant to the Mergers should not generally be liable to U.K. capital gains tax or corporation tax on chargeable gain (together, “CGT”). Please note that special rules apply to individuals who have ceased to be resident for tax purposes in the United Kingdom for a period of five years or less.

For FMCTI or Technip stockholders who are resident for tax purposes in the United Kingdom, the receipt of Topco Shares in respect of, and in proportion to, such stockholder’s FMCTI Shares or Technip Shares pursuant to the Mergers, may (on the basis and subject to the matters described in the section entitled “Material U.K. Tax Considerations” of this proxy statement/prospectus) be treated as a scheme of reconstruction for the purposes of CGT. On that basis, an FMCTI or Technip stockholder would not be treated as making a disposal of such stockholder’s FMCTI Shares or Technip Shares and, therefore, no liability to CGT would arise in respect of the receipt of Topco Shares by an FMCTI or Technip stockholder pursuant to the Mergers. For the purposes of CGT, the Topco Shares received by an FMCTI or Technip stockholder would be treated as the same asset, acquired at the same time and for the same amount, as the FMCTI Shares or Technip Shares in respect of which they are issued.

If the “rollover” treatment described above is not available (and no guarantee can be given that such treatment will be available), an FMCTI or Technip stockholder would be treated as having made a full disposal of their FMCTI Shares or Technip Shares and may, depending on such stockholder’s personal circumstances, be liable to pay CGT.

For a further discussion of the material U.K. tax consequences of the Mergers to FMCTI and Technip stockholders, see the section entitled “Material U.K. Tax Considerations—Material U.K. Tax Consequences of the Mergers—Chargeable Gains” of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequences of the Mergers to U.K. tax resident holders of FMCTI Shares or Technip Shares may depend on such holder’s particular facts and circumstances. Holders of FMCTI Shares or Technip Shares are urged to consult their tax advisors to understand fully the tax consequences to them of the Mergers.

Certain French Tax Consequences of the Mergers (Page [    ])

A ruling will be required from the French tax authorities in accordance with Articles 210 B-3, 210 C-2 and 1649 nonies of the French Tax Code (Code général des impôts) to ensure that the Technip Merger benefits from the favorable corporate income tax merger regime set forth in Article 210-A of the French Tax Code. This tax regime mainly provides for a deferral of taxation of any capital gains that will be realized by Technip as a result of the transfer of all of its assets and liabilities to Topco. The grant of this tax ruling is not discretionary. French tax authorities are required by the French Tax Code to grant the tax ruling if they are satisfied that (i) the Technip Merger has a valid business purpose, (ii) the Technip Merger does not have tax fraud or tax evasion as one of its main objectives and (iii) France will retain the future right to tax any capital gains on the assets of Technip resulting from the Technip Merger that were deferred. For a further discussion of the material French tax consequences of the Technip Merger, see the section entitled “Risk Factors” of this proxy statement/prospectus.

For Technip stockholders who are not resident for tax purposes in France (and who do not carry on a trade, profession or vocation through a branch or agency or permanent establishment in France to which their shares are attributable), the receipt of Topco Shares pursuant to the Technip Merger should not generally be taxable in France.

For Technip stockholders who are resident for tax purposes in France, the receipt of Topco Shares pursuant to the Technip Merger (on the basis and subject to the matters described in the section entitled “Material French Tax Considerations” of this proxy statement/prospectus) would not be treated as making a disposal of their Technip Shares and, therefore, no liability for capital gains tax would arise in respect of the receipt of Topco Shares by a Technip stockholder pursuant to the Technip Merger. However, please note that this tax deferral treatment applies with respect to stockholders which are French legal entities subject to corporate income tax only upon election.

For the purposes of capital gains tax, the Topco Shares received by a Technip stockholder would be treated as the same asset, acquired at the same time and for the same amount, as the Technip Shares in respect of which they are issued.

If the “rollover” treatment described above is not available, a Technip stockholder would be treated as having made a full disposal of its Technip Shares and may, depending on such stockholder’s personal circumstances, be liable to pay capital gains tax.

Delisting and Deregistration of FMCTI Shares and Technip Shares (Page [    ])

Following completion of the Mergers, FMCTI Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Technip Shares will be delisted from Euronext Paris.

Interests of Certain Persons in the Mergers (Page [    ])

FMCTI’s executive officers and directors have interests in the FMCTI Merger that are different from, or in addition to, the interests of FMCTI stockholders generally. These interests may include, but are not limited to, the continued engagement and/or employment, as applicable, of certain board members and executive officers of FMCTI, the continued positions of certain directors of FMCTI as directors on the Topco board of directors, agreements that provide for enhanced severance for certain executive officers of FMCTI in connection with a change of control and indemnification of certain former FMCTI directors and executive officers.

The FMCTI board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the Business Combination Agreement, approve the Mergers and to recommend that you vote in favor of the Merger Proposal. Two members of the FMCTI board of directors, C. Maury Devine and Peter Oosterveer, recused themselves from the relevant deliberations concerning the Mergers and the vote to approve the Business Combination Agreement due to potential conflicts of interest. Ms. Devine, who is also a member of the Technip board of directors, also recused herself from the relevant deliberations concerning the Mergers and the vote to approve the Business Combination made by the Technip board of directors due to a potential conflict of interest.

See the sections entitled “The Mergers—Background of the Mergers” and “The Mergers—FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors” of this proxy statement/prospectus. FMCTI’s stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal.

For further information with respect to arrangements between FMCTI and its executive officers and directors, as well as arrangements for Topco director nominees, see the information included under the section entitled “Interests of Certain Persons in the Mergers” of this proxy statement/prospectus.

Indemnification and Insurance (Page [    ])

Pursuant to the terms of the Business Combination Agreement, FMCTI’s and Technip’s directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage from Topco. For additional information, see the section entitled “The Business Combination Agreement—Indemnification and Insurance” of this proxy statement/prospectus.

Board of Directors and Management of Topco Following Completion of the Mergers (Page [    ])

During the period beginning upon the closing of the Mergers and adoption of the Topco Articles and ending on the date of Topco’s 2019 annual general meeting of stockholders (the “Initial Period”), the Topco board of directors will consist of 14 members and be composed as follows: (i) seven directors designated by FMCTI prior to closing, six of whom will qualify as an “independent director” under the applicable rules of the NYSE, and (ii) seven directors designated by Technip prior to closing, six of whom will qualify as an “independent director” under the applicable rules of the NYSE.

At the closing of the Mergers, the Topco board of directors is expected to form the following board committees: audit committee, compensation committee, nominating and corporate governance committee and strategy committee. For the Initial Period, Topco will take all corporate actions as may be necessary to cause (i) one of the directors designated by FMCTI to serve as Chairman of each of the nominating and corporate governance committee and the compensation committee of Topco’s board of directors, (ii) one of the directors designated by Technip to serve as Chairman of the audit committee, (iii) Thierry Pilenko to serve as Chairman of the strategy committee and (iv) each committee of the board of directors to have an equal number of directors designated by FMCTI and Technip.

Pursuant to the terms of the Business Combination Agreement, immediately after closing of the Mergers, Thierry Pilenko, current Chairman and Chief Executive Officer of Technip, will serve as Executive Chairman of Topco and Douglas J. Pferdehirt, current President and Chief Operating Officer of FMCTI, will serve as the Chief Executive Officer and a director of Topco.

Acquisition Proposals (Page [    ])

Pursuant to the terms of the Business Combination Agreement, except to make such disclosure as necessary to comply with applicable U.S. and French law, each of FMCTI and Technip agrees that it would not, and agrees to cause its subsidiaries and its and their respective officers, directors, employees or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals);

•	have any discussion with any person relating to an Acquisition Proposal, engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any person in relation to an Acquisition Proposal;

•	terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by it or any of its Subsidiaries (other than to the extent either party’s board of directors, as applicable, determines in good faith after consultation with its financial and outside legal advisors that failure to take any such actions under this provision would be inconsistent with the directors’ fiduciary duties under applicable law);

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•	approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement with respect to an Acquisition Proposal;

•	take any action with the intent to make the provisions of any takeover law inapplicable to any transactions contemplated by any Acquisition Proposal; or

•	propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

Pursuant to the terms of the Business Combination Agreement, if (i) in the case of FMCTI, prior to the approval and adoption of the Business Combination Agreement and the FMCTI Merger by the holders of a majority of the outstanding FMCTI Shares entitled to vote thereon (the “FMCTI Requisite Vote”) and (ii) in the case of Technip, prior to (x) the removal of the double voting rights attached to the Technip Shares continuously held in registered form by the same stockholders for a minimum of two years by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares carrying double voting rights present at a special meeting of their holders at which at least one-third of the Technip Shares carrying double voting rights are represented and (y) the approval of the merger terms relating to the Technip Merger by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares present at a meeting of the stockholders of Technip at which at least 25% of the Technip Shares are represented ((x) and (y) being collectively referred to as the “Technip Requisite Vote”), (A) FMCTI or Technip, respectively, has received a bona fide Acquisition Proposal from a third party that was not received or obtained in violation of the Business Combination Agreement, which the FMCTI board of directors or the Technip board of directors, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior

Proposal (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals—Superior Proposals and Intervening Events” of this proxy statement/prospectus) and (B) the FMCTI board of directors or the Technip board of directors, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then FMCTI or Technip, as applicable, may (1) furnish nonpublic information to such person that has delivered such bona fide Acquisition Proposal and (2) engage in discussions or negotiations with such person with respect to the Acquisition Proposal.

At any time prior to the earlier of (i) the receipt by FMCTI of the FMCTI Requisite Vote or receipt by Technip of the Technip Requisite Vote, as applicable, or (ii) the termination of the Business Combination Agreement in accordance with its terms, and subject to the limitations set forth below, the FMCTI board of directors and the Technip board of directors, respectively, will be entitled to withdraw, modify or qualify its recommendation for the FMCTI Merger (an “FMCTI Change in Recommendation”) and the Technip Merger (a “Technip Change in Recommendation”), respectively, in each case (x) if such party receives a Superior Proposal or (y) in response to an Intervening Event (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals—Superior Proposals and Intervening Events” of this proxy statement/prospectus), provided that, in each case, only to the extent such board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

Neither of the FMCTI board of directors nor the Technip board of directors will be entitled to make an FMCTI Change in Recommendation or a Technip Change in Recommendation, respectively, unless (i) such party is in compliance with the relevant provisions of the Business Combination Agreement, (ii) such party provides the other with a written notice that it intends to make such a change in recommendation, (iii) such party complies with a five business day negotiation period with the other parties to the Business Combination Agreement to make such adjustments in the terms and conditions of the Business Combination Agreement so that any Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit such board of directors to not change their recommendation with respect to the Mergers and (iv) such board of directors determines in good faith, after consultation with its legal and financial advisors, that such Superior Proposal continues to constitute a Superior Proposal or, as applicable, with respect to an Intervening Event, that its fiduciary duties still require it to make an FMCTI Change in Recommendation or a Technip Change in Recommendation, as applicable.

Conditions to the Mergers (Page [    ])

The obligations of the parties to consummate the Mergers, including the obligation of the parties to appear before the English Court to obtain the Technip Merger Order, are subject to the satisfaction or waiver by the parties of the following conditions:

•	the FMCTI Requisite Vote shall have been obtained at the FMCTI Special Meeting and the Technip Requisite Vote shall have been obtained at the Technip Stockholders’ Meetings;

•	the Topco Shares issuable in the Mergers shall have been authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and no governmental entity or self-regulatory organization shall have indicated in writing to any party that the Topco Shares will not be admitted to listing on the NYSE and Euronext Paris;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law which is in effect and prohibits or makes illegal consummation of the transactions contemplated by the Business Combination Agreement in accordance with its terms;

•	the Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose;

•	all necessary approvals and consents of a competent regulator in the United Kingdom and/or France with respect to the Admission Prospectus shall have been obtained, and a “passport visa” with respect thereto shall have been granted by the relevant jurisdictions of the European Economic Area;

•	certain competition approvals designated by the parties shall have been obtained or any waiting periods thereunder shall have expired or been terminated;

•	all actions necessary to cause each of the Mergers to become effective (other than such actions that by their nature are to be taken at or after the Merger Effective Date) shall have been taken by the parties;

•	the 30-day objection period for Technip’s creditors in France shall have expired or have been earlier terminated in accordance with applicable French law;

•	all required pre-merger certificates shall have been issued;

•	certain preliminary transactions shall have been completed; and

•	clearances from each of CFIUS and MINEFI shall have been obtained.

The obligations of Topco and FMCTI to consummate the Mergers, including the obligations of Topco to appear before the English Court to obtain the Technip Merger Order, are subject to the satisfaction or waiver by Topco and FMCTI of each of the following additional conditions:

•	certain representations and warranties of Technip set forth in the Business Combination Agreement relating to the amount, authorization and ownership of the share capital of Technip shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date (as defined in the section entitled “The Mergers—Closing Date and Effective Times” of this proxy statement/prospectus) as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	certain representations and warranties of Technip set forth in the Business Combination Agreement relating to organization, good standing and qualification, corporate authority and brokers shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	each of the other representations and warranties of Technip set forth in the Business Combination Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” (as defined in the section entitled “The Business Combination Agreement—Representations and Warranties” of this proxy statement/prospectus) and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, for purposes of this condition, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding clause (b) of the definition of “Material Adverse Effect”) on Technip or, following the consummation of the transactions contemplated by the Business Combination Agreement, Topco;

•	Technip shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the MOU and the Business Combination Agreement;

•	at any time after the date of the MOU there shall not have occurred and be continuing any effect that, individually or in the aggregate (i) has had or would reasonably be expected to have a Material Adverse Effect on Technip or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Merger Effective Time; provided, however, for purposes of clause (ii), no effect resulting from FMCTI or any of its subsidiaries or joint ventures (to the extent attributable to FMCTI or any of its subsidiaries or joint ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this condition, clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; and

•	FMCTI shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Technip as to the satisfaction of the conditions set forth above.

The obligations of Technip to consummate the Mergers, including the obligations of Technip to appear before the English Court to obtain the Technip Merger Order are subject to the satisfaction or waiver by Technip of the following additional conditions:

•	certain representations and warranties of FMCTI relating to business activities of Topco and certain transactions entities and the amount, authorization and ownership of the share capital of FMCTI and Topco shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	certain representations and warranties of FMCTI relating to organization, good standing and qualification, due authorization of the share capital of Topco, corporate authority and brokers shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	each of the other representations and warranties of FMCTI and Topco set forth in the Business Combination Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, for purposes of this condition, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this condition, clause (b) of the definition of “Material Adverse Effect”) on FMCTI or, following the consummation of the transactions contemplated by the Business Combination Agreement, Topco;

•	FMCTI and Topco shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by them under the MOU and the Business Combination Agreement;

•	at any time after the date of the MOU there shall not have occurred and be continuing any effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect on FMCTI or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Merger Effective Time; provided, however, for purposes of this clause (ii), no effect resulting from Technip or any of its subsidiaries or joint ventures (to the extent attributable to Technip or any of its subsidiaries or joint ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this condition, clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

•	Technip shall have received a certificate dated as of the Closing Date executed by duly authorized officers of FMCTI and Topco as to the satisfaction of the conditions set forth above; and

•	Technip shall have received the opinion of Darrois Villey Maillot Brochier (A.A.R.P.I.) as of the Closing Date to the effect that the Technip Merger will qualify for the intended French tax treatment contemplated by the Business Combination Agreement. Absent delivery of a ruling from the French tax authorities (the “French Tax Ruling”) in accordance with Articles 210 B-3, 210 C-2 and 1649 nonies of the French Tax Code (Code général des impôts) to ensure that the Technip Merger benefits from the favorable corporate income tax merger regime set forth in Article 210-A of the French Tax Code, Darrois Villey Maillot Brochier (A.A.R.P.I.) will not provide any opinion on the application of Article 210-A of the French Tax Code.

For more information, see the section entitled “The Business Combination Agreement—Conditions to the Mergers” of this proxy statement/prospectus.

Termination (Page [    ])

The Business Combination Agreement may be terminated at any time prior to the Technip Merger Effective Time, whether before or after receipt of the FMCTI Requisite Vote or Technip Requisite Vote, as follows:

•	by the mutual written consent of Technip and FMCTI;

•	by either FMCTI or Technip, if the Mergers are not consummated on or before July 18, 2017 (the “Termination Date”); provided, however, that each party shall have the right to extend such date to November 18, 2017 if the only conditions that have not been satisfied or waived are one or more of the mutual conditions to closing set forth in the first set of bullet points under “The Business Combination Agreement—Conditions to the Mergers” above; provided, further, that neither party may exercise their right to terminate the Business Combination Agreement under either scenario above if it is such party’s failure to perform or comply with a covenant or obligation under the Business Combination Agreement, or whose breach of any of its representations and warranties contained in the Business Combination Agreement, is the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied;

•	by either FMCTI or Technip, if either the Technip Requisite Vote or FMCTI Requisite Vote is not obtained upon the votes taken on the matters at the FMCTI Special Meeting and the Technip Stockholders’ Meetings;

•	by either FMCTI or Technip, if any governmental entity that must grant a regulatory approval required under the Business Combination Agreement has denied such grant in writing and such denial has become final, binding and non-appealable, or any order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable; provided, that the right to terminate the Business Combination Agreement pursuant to this section may not be exercised by any party whose failure to perform or comply with any covenant or obligation under the Business Combination Agreement, or whose breach of any of its representation and warranties contained in the Business Combination Agreement, has been the primary cause of, or primarily resulted in, the failure of any related closing condition to be satisfied on or before the Termination Date;

•	by either FMCTI or Technip, if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (other than any law addressed in the immediately preceding clause) which is in effect and permanently prohibits or makes illegal the consummation of the transactions contemplated by the Business Combination Agreement (including either Merger) in accordance with its terms;

•

by either FMCTI or Technip, if either (i) FMCTI has not received from Latham & Watkins LLP, counsel to FMCTI, or (ii) Technip has not received from Davis Polk & Wardwell LLP, counsel to Technip, in each case, an opinion, dated as of the Merger Effective Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Topco to be treated as a “domestic corporation” for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Merger Effective Date as a result of the transactions contemplated hereby;

•	by FMCTI, at any time prior to the receipt of the Technip Requisite Vote, if (i) the Technip board of directors shall have effected a Technip Change in Recommendation (whether or not in compliance with the relevant provisions of the Business Combination Agreement) or (ii) Technip shall have materially breached its obligations relating to Acquisition Proposals under the Business Combination Agreement;

•	by FMCTI, at any time prior to the Technip Merger Effective Time, if (i)(A) Technip shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under the Business Combination Agreement prior to the Technip Merger Effective Time, or (B) any of the representations or warranties of Technip contained in the Business Combination Agreement fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of the applicable closing conditions set forth above) and (ii) any such failure is not reasonably capable of being cured by Technip by the Termination Date or is not cured by Technip within 45 days (and in any event prior to the Technip Merger Effective Time) after receiving written notice from FMCTI; provided, that the right to terminate the Business Combination Agreement pursuant to this section may not be exercised by FMCTI if FMCTI is then in material breach of the Business Combination Agreement;

•	by Technip, at any time prior to the receipt of the FMCTI Requisite Vote, if (i) the FMCTI board of directors shall have effected an FMCTI Change in Recommendation (whether or not in compliance with the relevant provisions of the Business Combination Agreement) or (ii) FMCTI shall have materially breached its obligations relating to Acquisition Proposals under the Business Combination Agreement; or

•	by Technip, at any time prior to the FMCTI Merger Effective Time, if (i)(A) FMCTI or Topco shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under the Business Combination Agreement prior to the FMCTI Merger Effective Time, or (B) any of the representations or warranties of FMCTI contained in the Business Combination Agreement fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of the applicable closing conditions set forth above) and (ii) any such failure is not reasonably capable of being cured by FMCTI or Topco by the Termination Date or is not cured by FMCTI or Topco within 45 days (and in any event prior to the FMCTI Merger Effective Time) after receiving written notice from Technip; provided, that the right to terminate the Business Combination Agreement pursuant to this section may not be exercised by Technip if Technip is then in material breach of the Business Combination Agreement.

For more information, see the section entitled “The Business Combination Agreement—Termination” of this proxy statement/prospectus.

Expenses and Termination Fees (Page [    ])

All costs and expenses incurred in connection with the Business Combination Agreement and the Mergers and the other transactions contemplated by the Business Combination Agreement generally are to be paid by the party incurring such costs and expenses, but Technip and FMCTI will share equally all expenses associated with antitrust filings, the NYSE listing application, the Euronext Paris listing application and the filing, printing and mailing of this proxy statement/prospectus, the Registration Statement, the Information Document, the Admission Prospectus and other disclosure documents required in connection with the Mergers.

FMCTI must pay Technip a termination fee of $250 million in the event the Business Combination Agreement is terminated:

•	by Technip, as a result of an FMCTI Change in Recommendation or a material breach by FMCTI of its obligations relating to Acquisition Proposals under the Business Combination Agreement,

•	by either FMCTI or Technip, if (i) the Mergers are not consummated by the Termination Date or (ii) the FMCTI Requisite Vote shall not have been obtained after a vote of the FMCTI stockholders has been taken and completed at the FMCTI Special Meeting and, in each case, at the time of such termination, Technip had a right to terminate as a result of an FMCTI Change in Recommendation or a material breach by FMCTI of its obligations relating to Acquisition Proposals under the Business Combination Agreement;

•	in the event that (i) an Acquisition Proposal for FMCTI shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for FMCTI) or (solely in the case of a termination as a result of FMCTI’s or Topco’s material breach of the Business Combination Agreement) otherwise communicated or made known to FMCTI management or the FMCTI board of directors, (ii) the Business Combination Agreement is subsequently terminated by either FMCTI or Technip as a result of a failure to obtain the FMCTI Requisite Vote or FMCTI’s or Topco’s material breach of the Business Combination Agreement and (iii) within nine months of such termination, FMCTI or any of its subsidiaries executes any agreement with respect to an Acquisition Proposal providing for, or approves or recommends to the FMCTI stockholders to accept, or consummates, an Acquisition Proposal.

In the event that the Business Combination Agreement is terminated either (i) if the FMCTI Special Meeting has not been held by the Termination Date and the Technip Stockholders’ Meetings have been held or (ii) because of FMCTI’s or Topco’s breach of any covenant or agreement set forth in the Business Combination Agreement, then, in either case, FMCTI shall pay, or cause to be paid, to Technip by way of reimbursement its reasonable costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the Business Combination Agreement and the transactions contemplated thereby, including all reasonable fees and expenses of Technip’s and its subsidiaries’ respective representatives and financing sources.

In the event a termination fee is payable by FMCTI to Technip after the time FMCTI pays any expense reimbursement to Technip in accordance with the terms of the Business Combination Agreement, the amount of the termination fee payable by FMCTI to Technip will be reduced by the amount of such expense reimbursement actually paid to Technip.

Technip must pay FMCTI a termination fee of $250 million in the event the Business Combination Agreement is terminated:

•	by FMCTI, as a result of a Technip Change in Recommendation or a material breach by Technip of its obligations relating to Acquisition Proposals under the Business Combination Agreement,

•	by either FMCTI or Technip, if (i) the Mergers are not consummated by the Termination Date or (ii) the Technip Requisite Vote shall not have been obtained after a vote of the Technip stockholders has been taken and completed at the Technip Stockholders’ Meetings or any postponements or adjournments thereof and, in each case, at the time of such termination, FMCTI had a right to terminate as a result of a Technip Change in Recommendation or a material breach by Technip of its obligations relating to Acquisition Proposals under the Business Combination Agreement;

•

in the event that (i) an Acquisition Proposal for Technip shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition

Proposal for Technip) or (solely in the case of a termination as a result of Technip’s material breach of the Business Combination Agreement) otherwise communicated or made known to Technip management or the Technip board of directors, (ii) the Business Combination Agreement is subsequently terminated by either FMCTI or Technip as a result of a failure to obtain the Technip Requisite Vote, a failure to obtain clearance from MINEFI on terms satisfactory under the Business Combination Agreement or Technip’s material breach of the Business Combination Agreement and (iii) within nine months of such termination, Technip or any of its subsidiaries executes any agreement with respect to an Acquisition Proposal providing for, or approves or recommends to the Technip stockholders to accept, or consummates, an Acquisition Proposal.

In the event that the Business Combination Agreement is terminated either (i) if the Technip Stockholders’ Meetings have not been held by the Termination Date and the FMCTI Special Meeting has been held or (ii) because of Technip’s breach of any covenant or agreement set forth in the Business Combination Agreement, then, in either case, Technip shall pay, or cause to be paid, to FMCTI by way of reimbursement its reasonable costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the Business Combination Agreement and the transactions contemplated thereby, including all reasonable fees and expenses of FMCTI’s and its subsidiaries’ respective representatives and financing sources.

In the event a termination fee is payable by Technip to FMCTI after the time Technip pays any expense reimbursement to FMCTI in accordance with the terms of the Business Combination Agreement, the amount of the termination fee payable by Technip to FMCTI will be reduced by the amount of such expense reimbursement actually paid to FMCTI.

Regulatory Matters (Page [    ])

FMCTI and Technip have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement. These approvals include clearance under the HSR Act, the E.U. Merger Regulation and other competition and foreign investment laws and regulations, as well as approval from various other U.S., French and U.K. regulatory authorities, including from CFIUS and MINEFI. FMCTI and Technip have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

For more information, see the section entitled “The Mergers—Regulatory Matters” of this proxy statement/prospectus.

Stock Ownership of FMCTI Directors and Executive Officers (Page [    ])

As of the close of business on August 1, 2016 (the closest possible date to the record date for which the number of outstanding FMCTI Shares is known), directors and executive officers of FMCTI and their affiliates were entitled to vote 1,790,640 FMCTI Shares, or approximately 0.8% of the FMCTI Shares outstanding and entitled to vote on that date.

For more information, see the section entitled “Security Ownership of Certain FMCTI Beneficial Owners and Management” of this proxy statement/prospectus.

Dissenters’, Appraisal, Creditors’ or Similar Rights (Page [    ])

Pursuant to Section 262(b)(2) of the DGCL, FMCTI stockholders are not entitled to exercise dissenters’, appraisal, cash exit or similar rights in connection with the mergers. For additional information, see the section entitled “No Delaware Appraisal Rights for FMCTI Stockholders” of this proxy statement/prospectus.

Technip stockholders are not entitled to dissenters’, appraisal, cash exit or similar rights in connection with the Mergers. Merger appraisers have been appointed in France by the President of the Commercial Court of Paris at the request of Technip and Topco to evaluate the conditions of the Technip Merger, and prepare reports to Technip and Topco stockholders in compliance with French law.

Listing of Topco Shares on Stock Exchanges (Page [    ])

Topco Shares currently are not traded or quoted on a stock exchange or quotation system. The parties expect that, following completion of the Mergers, Topco Shares will be listed for trading on both the NYSE and Euronext Paris, and it is a condition to the parties’ obligations to effect the Mergers that the Topco Shares be authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and that there has not been, prior to certain prescribed events, any written indication from the NYSE, the FCA, Euronext Paris, the AMF or any other applicable governmental entity or self-regulatory organization that the Topco Shares will not be admitted to listing.

Accounting Treatment (Page [    ])

The Mergers will be accounted for as a business combination pursuant to which Technip will be considered the acquiring entity for consolidated accounting purposes in accordance with U.S. GAAP. As such, FMCTI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the Mergers, with the excess of the purchase consideration over the fair value of FMCTI’s net assets being recorded as goodwill. The Technip assets and liabilities together with Technip operations will continue to be recorded at their pre-combination historical carrying value for all periods presented (including pre-combination) in the consolidated financial statements of the combined company. After completion of the Mergers, the results of operations of both companies will be included in the consolidated financial statements of the combined company. Following completion of the Mergers, Topco is expected to qualify as a domestic registrant under SEC rules and therefore prepare its financial statements in accordance with U.S. GAAP. For a more complete discussion of the anticipated accounting treatment of the Mergers, see the section entitled “The Mergers—Accounting Treatment” of this proxy statement/prospectus.

Comparison of Rights of Stockholders of FMCTI, Technip and Topco (Page [    ])

Upon consummation of the Mergers, FMCTI stockholders and Technip stockholders will become stockholders of Topco and their rights as stockholders of Topco will be governed by English law and the constitutional documents of Topco in effect upon consummation of the Mergers. The rights of FMCTI stockholders and Technip stockholders, respectively, will be different from Topco stockholders given the differences between the Topco constitutional documents and English law and the applicable law and constitutional documents for each of FMCTI and Technip. These differences are described in detail in the section entitled “Comparison of Rights of Stockholders of FMCTI, Technip and Topco” of this proxy statement/prospectus.

Please Read the Risk Factors (Page [    ])

The Mergers are subject to risks, and upon completion of the Mergers, Topco will be subject to risks. You should carefully read and consider the risk factors contained in the section entitled “Risk Factors” of this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements concerning FMCTI, Technip, Topco, the proposed business combination transaction and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or other matters, based on current beliefs of the management of FMCTI and Technip as well as assumptions made by, and information currently available to the management of both companies. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Therefore, you should not place undue reliance on these statements. Factors that could cause actual results to differ materially from those in these statements include, but are not limited to, risks and uncertainties detailed in the section entitled “Risk Factors” of this proxy statement/prospectus, and FMCTI’s periodic public filings with the SEC, including those discussed in the section entitled “Risk Factors” in FMCTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 24, 2016 and FMCTI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on July 28, 2016, factors contained or incorporated by reference into such documents and in subsequent filings by FMCTI with the SEC and factors described in Technip’s annual reports, registration documents and other documents filed with the AMF, and the following factors:

•	global economic conditions;

•	the occurrence of any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstances that could give rise to the termination of the Business Combination Agreement, including a termination of the agreement under circumstances that could require FMCTI to pay a termination fee or expense reimbursement to Technip or require Technip to pay a termination fee or expense reimbursement to FMCTI;

•	failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise, or being required to accept conditions that could reduce the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals;

•	failure to satisfy other closing conditions to the proposed transactions;

•	risks associated with tax liabilities, or changes in U.S., U.K., French or other international tax treaties or laws or interpretations to which they are subject, including the risk that the Internal Revenue Service disagrees that Topco is a foreign corporation for U.S. federal tax purposes;

•	uncertainty surrounding the consequences of the U.K. referendum favoring the exit of the United Kingdom from the European Union and the timing of such exit;

•	risks that the new businesses will not be integrated successfully or that the cost, time and effort required to integrate the newly combined businesses may be greater than anticipated;

•	failure to effectively manage the newly combined business, or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•	the inability to close the proposed transaction, the inability to achieve the anticipated benefits and synergies of the combined company’s operations following the Mergers or the effects of the transaction on the combined company’s financial condition, operating results and cash flow;

•	the inability of FMCTI and Technip to meet expectations regarding the timing, completion and accounting and tax treatments with respect to the proposed transaction;

•	risks relating to unanticipated costs of integration;

•	reductions in customer spending, a slowdown in customer payments and changes in customer demand for products and services;

•	unanticipated changes relating to competitive factors in the industries in which the companies operate;

•	ability to hire and retain key personnel;

•	diversion of the attention of FMCTI and Technip management from ongoing business concerns;

•	pending consummation of the Mergers, limitations placed on the ability of FMCTI and Technip to operate their respective businesses by the Business Combination Agreement;

•	operating costs, customer loss or business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, distributors or suppliers) being greater than expected in anticipation of, or, if consummated, following, the Mergers;

•	the outcome of any legal proceedings that have been or may be instituted against FMCTI, Technip and/or others relating to the Mergers;

•	the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors;

•	ability to attract new clients and retain existing clients in the manner anticipated;

•	the impact of acquisitions the companies have made or may make;

•	reliance on and integration of information technology systems;

•	changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients;

•	the market price for Topco Shares potentially being affected, following the Mergers, by factors that historically have not affected the market price for FMCTI Shares or Technip Shares as shares of standalone companies;

•	conditions in the stock and credit markets;

•	risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and

•	the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in this proxy statement/prospectus, and information contained in or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Nothing in this proxy statement/prospectus is intended, or is to be construed, as a profit projection or to be interpreted to mean that earnings per Technip Share or FMCTI Share for the current or any future financial years or those of the combined company, will necessarily match or exceed the historical published earnings per Technip Share or FMCTI Share, as applicable.

FMCTI, Technip and Topco are under no obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this document are cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date hereof.

RISK FACTORS

By voting in favor of the Merger Proposal, FMCTI stockholders will be choosing to invest in Topco Shares. Investing in Topco Shares involves risks, some of which are related to the Mergers. In considering whether to vote for the Merger Proposal, you should carefully consider the risks described below, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, including the risk factors described in FMCTI’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016 and FMCTI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on July 28, 2016. The business of the combined company, as well as the respective businesses of Technip and FMCTI, as well as their respective financial condition or results of operations, could be materially adversely affected by any of these risks.

For information on where you can find the documents FMCTI has filed with or furnished to the SEC and which are incorporated into this proxy statement/prospectus by reference, please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Risk Factors Relating to the Mergers

Completion of the Mergers is subject to certain conditions, some of which are outside of the parties’ control, and if these conditions are not satisfied or waived, the Mergers will not be completed.

Closing of the Mergers is subject to certain conditions, including (i) FMCTI and Technip stockholder approvals (including the approval of Technip’s double voting right holders), (ii) clearance from competition authorities in the areas where the companies operate, (iii) the absence of any law, injunction, order or other judgment prohibiting the Mergers, (iv) effectiveness of the Registration Statement for the Topco Shares and approval of the Admission Prospectus with respect to such shares, (v) NYSE and Euronext Paris listing approvals for the Topco Shares, (vi) the expiration of a 30-day Technip creditor opposition period, (vii) subject to certain materiality exceptions, the accuracy of the other party’s representations and warranties in the Business Combination Agreement and performance by the other party of its obligations under the Business Combination Agreement, (viii) clearance from other regulatory authorities, including from CFIUS and MINEFI and (ix) delivery of pre-merger compliance certificates to the English Court and the Registrar of Companies in Paris.

The requirement to satisfy the foregoing conditions could delay completion of the Mergers for a significant period of time or prevent it from occurring. Any delay in completing the Mergers could cause the combined company not to realize some or all of the benefits that the parties expect the combined company to achieve if the Mergers are successfully completed within the expected timeframe. Further, there can be no assurance that the conditions to the closing of the Mergers will be satisfied or, so far as applicable, waived or that the Mergers will be completed.

In addition, if the Mergers are not completed on or before July 18, 2017 (subject to certain extension rights), either Technip or FMCTI may choose not to proceed with the Mergers. FMCTI and Technip may also terminate the Business Combination Agreement under certain specified circumstances, including, among others, in order to enter into an agreement with respect to a proposal that is determined by the FMCTI board of directors, in the case of a proposal to FMCTI, or the Technip board of directors, in the case of a proposal to Technip, to be superior to the Business Combination Agreement, subject to the terms and conditions of the Business Combination Agreement (including a requirement to negotiate in good faith with the other party for a specified period of time after receipt of such proposal to the extent the other party requests).

The Business Combination Agreement may be terminated if certain tax opinions are not received.

Pursuant to the Business Combination Agreement, each of FMCTI and Technip may terminate the transactions contemplated by the Business Combination Agreement prior to the Technip Merger Effective Time if either

FMCTI has not received from Latham & Watkins LLP or Technip has not received from Davis Polk & Wardwell LLP an opinion to the effect that Section 7874 should not apply in such a manner so as to cause Topco to be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the transactions contemplated by the Business Combination Agreement. The underlying facts as of the Technip Merger Effective Time may cause counsel to be unable to render the opinions which are the subject of the termination right, including as a result of fluctuations in the value of FMCTI Shares or Technip Shares, the value of certain assets held then by Technip or the amount of liabilities assumed in the Technip Merger. In addition, there may be changes in law (including IRS guidance) that may cause either counsel to be unable to render such opinions.

The Mergers will not be consummated until at least 21 days following the making of the Technip Merger Order and each of the parties will have limited rights to terminate the Business Combination Agreement during such period.

Under applicable U.K. regulations, the Technip Merger cannot become effective until a period of at least 21 days has elapsed following the issuance of the Technip Merger Order. To obtain the Technip Merger Order, each of Topco and Technip must appear at a hearing of the English Court, request the order pursuant to applicable U.K. Merger Regulations and affirm that all closing conditions under the Business Combination Agreement have been satisfied (other than those that by their nature cannot be satisfied until consummation of the Mergers). During the minimum 21-day period preceding the Technip Merger Effective Time, each of the parties will have limited rights to terminate the Business Combination Agreement and to seek to terminate the effectiveness of the Technip Merger Order (and may be required to consummate the Mergers), notwithstanding the occurrence of circumstances that might otherwise cause certain closing conditions under the Business Combination Agreement to not be satisfied had such events occurred prior to the issuance of the Technip Merger Order. The parties have agreed in the Business Combination Agreement that following receipt of the Technip Merger Order, the parties will not take any action to modify, rescind or terminate the Technip Merger Order without the prior written consent of the other parties. However, if the Business Combination Agreement is terminated before the Technip Effective Time but after receipt of the Technip Merger Order from the English Court, the parties have agreed to take action to eliminate the Technip Merger Order prior to the Technip Effective Time. We cannot assure you that the English Court would give effect to a request to eliminate or amend the Technip Merger Order after the Technip Merger Order has been issued, and as a consequence there can be no guarantee that Technip, Topco and FMCTI would not be required to consummate the Mergers even if events were to occur that would have otherwise given the parties the right to terminate the Business Combination Agreement had such events occurred prior to the issuance of the Technip Merger Order. See the section entitled “The Business Combination Agreement—Structure and Effective Times” of this proxy statement/prospectus for more information.

Failure to complete the Mergers could negatively impact the stock price and the future business and financial results of FMCTI and Technip.

If the Mergers are not completed for any reason, including as a result of FMCTI stockholders failing to adopt the Business Combination Agreement, the ongoing businesses of FMCTI may be adversely affected and, without realizing any of the benefits of having completed the Mergers, FMCTI and Technip would be subject to a number of risks, including the following:

•	FMCTI may be required, under certain circumstances, to pay Technip a termination fee of approximately $250 million or reimburse Technip for certain fees and expenses;

•	Technip may be required, under certain circumstances, to pay FMCTI a termination fee of approximately $250 million or reimburse FMCTI for certain fees and expenses;

•	FMCTI and Technip are subject to certain restrictions on the conduct of their businesses prior to completing the Mergers, which may adversely affect their abilities to execute certain of their respective business strategies;

•	Technip and FMCTI have incurred and will continue to incur significant costs and fees associated with the proposed Mergers;

•	Technip and FMCTI may experience negative reactions from the financial markets, including negative impacts on their stock prices;

•	Technip and FMCTI may experience negative reactions from their customers, regulators and employees; and

•	matters relating to the Mergers (including integration planning) will require substantial commitments of time and resources by Technip and FMCTI management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Technip and FMCTI as independent companies.

In addition, Technip and FMCTI could be subject to litigation related to any failure to complete the Mergers or related to any enforcement proceeding commenced against Technip, FMCTI or Topco to perform its obligations under the Business Combination Agreement. If the Mergers are not completed, these risks may materialize and may adversely affect Technip’s or FMCTI’s businesses, financial condition, financial results and stock price.

The number of Topco Shares that FMCTI stockholders will receive in the FMCTI Merger will be based on a fixed exchange ratio that will not be adjusted to reflect changes in the market value of FMCTI Shares or Technip Shares. Further, when Technip stockholders and FMCTI stockholders vote on the transactions contemplated in the Business Combination Agreement, they will not know the exact value of the Topco Shares that will be issued in connection with the Mergers. The value of the Topco Shares that FMCTI stockholders receive upon completion of the Mergers could vary based on changes in the market value of FMCTI Shares and Technip Shares from the time FMCTI stockholders vote to adopt the Business Combination Agreement.

Upon completion of the Mergers, FMCTI stockholders will be entitled to receive 1.00 Topco Share for each FMCTI Share that they own and Technip stockholders will be entitled to receive 2.00 Topco Shares for each Technip Share that they own. Immediately following consummation of the Mergers, it is expected that former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis, based on the respective capitalizations of FMCTI and Technip as of the date the parties entered into the MOU. The market value of the Topco Shares that FMCTI stockholders will be entitled to receive when the FMCTI Merger is completed could vary significantly due to a change in the market value of FMCTI Shares or Technip Shares from the date the MOU was entered into, the date the Business Combination Agreement was entered into, the date of this proxy statement/prospectus or the date of the FMCTI Special Meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market value of FMCTI Shares or Technip Shares, such market price fluctuations may affect the relative value that FMCTI stockholders will receive at the FMCTI Merger Effective Time. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of FMCTI or Technip, market assessments of the likelihood that the Mergers will be completed, the timing of the Mergers, regulatory considerations, governmental actions, general market and economic conditions, legal proceedings and other factors, each of which may be beyond the control of Topco, FMCTI or Technip. Prior to making any investment decision, stockholders are urged to obtain updated market quotations for FMCTI Shares and Technip Shares.

The trading of Topco Shares after completion of the Mergers may cause the market price of Topco Shares to fall.

Following completion of the Mergers, Topco Shares are expected to be publicly traded on both the NYSE and Euronext Paris, enabling former FMCTI stockholders and former Technip stockholders to sell the Topco Shares they receive in the Mergers. Such sales of Topco Shares may take place promptly following the Mergers and could have the effect of decreasing the market price for Topco Shares owned by former FMCTI stockholders and Technip stockholders below the market price of the FMCTI Shares or Technip Shares owned by such FMCTI stockholders and Technip stockholders prior to completion of the Mergers.

No trading market currently exists for Topco Shares.

Prior to the Mergers, there has been no market for Topco Shares. At the Effective Times of the Mergers, the Topco Shares are expected to be listed for trading on the NYSE and Euronext Paris. However, there can be no assurance that an active market for Topco Shares will develop after closing of the Mergers, or if it develops, that such market will be sustained. In the absence of an active trading market for the Topco Shares, investors may not be able to sell their Topco Shares at the time that they would like to sell.

Topco’s maintenance of two exchange listings may adversely affect liquidity in the market for Topco Shares and result in pricing differentials of Topco Shares between the two exchanges.

It is expected that the Topco Shares will be listed on the NYSE and Euronext Paris. It is not possible to predict how trading will develop on such markets. The listing of Topco Shares on both the NYSE and Euronext Paris may adversely affect the liquidity of such shares in one or both markets and may adversely affect the development of an active trading market for Topco Shares in one or both markets. In addition, differences in the trading schedules, as well as the volatility in the exchange rate of the two trading currencies, may result in different trading prices for Topco Shares on the two exchanges.

The Business Combination Agreement contains provisions that restrict Technip’s and FMCTI’s ability to pursue alternatives to the Mergers and, in specified circumstances, could require Technip or FMCTI to pay the other party a termination fee.

Under the Business Combination Agreement, each of Technip, FMCTI and Topco is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or facilitating, discussing or negotiating, or furnishing nonpublic information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. If any party receives a competing acquisition proposal and such party’s board of directors determines (after consultation with such party’s financial advisors and legal counsel) that such proposal is more favorable to such party’s stockholders than the Mergers and the board of directors recommends such proposal to the stockholders, FMCTI and Topco, on the one hand, or Technip, on the other hand, would be entitled, upon complying with certain requirements, to terminate the Business Combination Agreement, subject to the terms of the Business Combination Agreement. Under such circumstances, the terminating party would be required to pay the other a termination fee equal to $250 million. Additionally, if the Business Combination Agreement is terminated by any party because of an uncured breach of the Business Combination Agreement by the other party that gives rise to the failure of certain conditions preventing the consummation of the Mergers, the party in breach would be required to reimburse the other for all reasonable fees and expenses incurred in connection with the Business Combination Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of either company from considering or proposing such an acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to the companies and their respective stockholders than the Mergers. See the sections entitled “The Business Combination Agreement—Acquisition Proposals,” “The Business Combination Agreement—Termination” and “The Business Combination Agreement—Expenses and Termination Fees” of this proxy statement/prospectus.

After the Mergers, stockholders of both companies will have a reduced ownership and voting interest in the combined company than they currently have and will exercise less influence over management.

Immediately following consummation of the Mergers, it is expected that former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis, based on the respective capitalizations of FMCTI and Technip as of the date the parties entered into the MOU. Consequently, former FMCTI stockholders will have a reduced ownership and will exercise less influence over the management and policies of the combined company than they currently have over the management and policies of FMCTI, and former Technip stockholders will have a reduced ownership and could exercise less influence over the management and policies of the combined company than they currently have over the management and policies of Technip. Moreover, subject to a favorable vote of the Technip stockholders entitled to double voting rights during the special meeting, which is a condition to the parties’ respective obligations to consummate the Mergers, Technip stockholders will no longer benefit from double voting rights following completion of the Mergers.

In addition, pursuant to the terms of the Business Combination Agreement, following the closing, the Topco board of directors will initially be comprised of 14 directors, consisting of seven individuals designated by FMCTI prior to closing and seven individuals designated by Technip prior to closing. Except as otherwise permitted by applicable NYSE rules, the board will be comprised of a majority of directors who qualify as independent directors. Upon the closing of the Mergers, Thierry Pilenko, current Chairman and Chief Executive Officer of Technip, will serve as the Executive Chairman of the Topco board of directors, Douglas J. Pferdehirt, current President and Chief Operating Officer of FMCTI, will serve as the Chief Executive Officer and a director of Topco, FMCTI will designate the chairperson of each of the nominating and corporate governance committee and the compensation committee, Technip will designate the chairperson of each of the audit committee and the strategy committee, and each committee of the board will have an equal number of FMCTI and Technip appointed directors. Upon the closing of the Mergers, Thierry Pilenko will serve as chairman of the strategy committee.

Some of the conditions to the Mergers and termination rights may be waived by Technip or FMCTI without resoliciting Technip or FMCTI stockholder approval of the proposals approved by them.

Some of the conditions and termination rights set forth in the Business Combination Agreement may be waived by Technip or FMCTI and Topco, subject to certain limitations. If any conditions or termination rights are waived, FMCTI and Technip will evaluate whether amendment of this proxy statement/prospectus and resolicitation of proxies would be warranted. Subject to applicable law, if FMCTI and Technip determine that resolicitation of FMCTI’s or Technip’s stockholders is not warranted, the parties will have the discretion to complete the Mergers without seeking further Technip stockholder approval or FMCTI stockholder approval. No action by the FMCTI board of directors or Technip board of directors with respect to the Business Combination Agreement may adversely affect the stockholders of FMCTI or stockholders of Technip, respectively, or affect the consideration to be received by the stockholders of FMCTI or stockholders of Technip in the Mergers unless their respective stockholders approve such action.

Technip and FMCTI may have difficulty attracting, motivating and retaining executives and other key employees due to uncertainty associated with the Mergers.

Topco’s success after completion of the Mergers will depend in part upon the ability of Topco to retain key employees of Technip and FMCTI. Competition for qualified personnel can be intense. Current and prospective employees of Technip or FMCTI may experience uncertainty about the effect of the Mergers, which may impair Technip’s and FMCTI’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the Mergers. Employee retention may be particularly challenging during the pendency of the Mergers, as employees of Technip and FMCTI may experience uncertainty about their future roles with the combined company.

In addition, pursuant to change-in-control provisions in FMCTI’s and Technip’s executive severance and employment agreements, certain key employees of FMCTI and Technip are entitled to receive severance payments upon certain terminations of employment. Certain key FMCTI and Technip employees potentially could terminate their employment following specified circumstances set forth in the applicable executive severance or employment agreement, including certain changes in such key employees’ title, status, authority, duties, responsibilities or compensation, and be entitled to receive severance. Such circumstances could occur in connection with the Mergers as a result of changes in roles and responsibilities.

While FMCTI and Technip may employ the use of certain retention programs, there can be no guarantee that they will prove to be successful. If key employees of Technip or FMCTI depart, the integration of the companies may be more difficult and the combined company’s business following the Mergers may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Technip or FMCTI, and the combined company’s ability to realize the anticipated benefits of the

Mergers may thus be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or works councils or integrating employees into the combined company. Accordingly, no assurance can be given that Topco will be able to attract or retain key employees of Technip and FMCTI to the same extent that those companies have been able to attract or retain their own employees in the past.

Technip’s and FMCTI’s business relationships may be subject to disruption due to uncertainty associated with the Mergers.

Companies with which Technip or FMCTI do business may experience uncertainty associated with the Mergers, including with respect to current or future business relationships with Technip, FMCTI or the combined company. Technip’s and FMCTI’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Technip, FMCTI or the combined company. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined company, including an adverse effect on the combined company’s ability to realize the anticipated benefits of the Mergers. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Mergers.

In order to complete the Mergers, Technip and FMCTI must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the Mergers may be jeopardized or the anticipated benefits of the Mergers could be reduced.

Although Technip and FMCTI have agreed in the Business Combination Agreement to use their reasonable best efforts to make certain governmental filings and obtain the required governmental authorizations or termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, certain of the governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. Prior to their authorization of the Mergers, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Topco’s business after completion of the Mergers. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Mergers or imposing additional material costs on or materially limiting the revenues of Topco following the Mergers, or otherwise adversely affecting, including to a material extent, Topco’s strategic plans and its businesses and results of operations after completion of the Mergers. In addition, there can be no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Mergers.

The respective opinions of Technip’s and FMCTI’s financial advisors will not reflect changes in circumstances between the signing of the MOU and completion of the Mergers.

The Technip board of directors and FMCTI board of directors received opinions from their respective financial advisors in connection with their determinations to approve the MOU, the Business Combination Agreement, the Mergers and all other transactions contemplated by the Business Combination Agreement. However, Technip and FMCTI do not expect to receive updated opinions from their respective financial advisors prior to completion of the Mergers, and thus, the opinions do not speak as of the time of completion of the Mergers or as of any date other than the date of such opinions. Changes in the operations and prospects of Technip or FMCTI, general market and economic conditions and other factors that may be beyond the control of Technip or FMCTI and on which the financial advisors’ opinions were based may significantly affect the relative value of Technip and FMCTI and the prices of Technip Shares or FMCTI Shares by the time the Mergers are completed. As a result, the opinions will not address the fairness of the Technip Merger Consideration to be received by Technip stockholders or the FMCTI Merger Consideration to be received by FMCTI stockholders from a financial point of view at the time the Mergers are completed. For a description of the opinions that Technip and FMCTI received from their respective financial advisors, see the sections entitled “The Mergers—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” and “The Mergers—Opinion of Evercore as Financial Advisor to FMCTI” of this proxy statement/prospectus.

In addition, in connection with the Technip Merger, Technip and Topco will obtain valuation reports from the merger appraisers appointed by the President of the Commercial Court of Paris in order to comply with European and French law requirements with respect to the cross-border merger which, when made public prior to the Technip Merger, may differ from the opinions of financial advisors received by the boards of Technip and FMCTI.

FMCTI’s executive officers and directors have interests in the Mergers that may be different from the interests of FMCTI stockholders generally.

When considering the recommendation of the FMCTI board of directors that FMCTI stockholders adopt the Business Combination Agreement, FMCTI stockholders should be aware that directors and executive officers of FMCTI have certain interests in the Mergers that may be different from or in addition to the interests of FMCTI stockholders generally. These interests include, but are not limited to, the treatment of FMCTI equity compensation awards in the FMCTI Merger, positions as directors or employees of Topco following completion of the Mergers, agreements that provide for enhanced severance for certain executive officers of FMCTI upon a qualifying termination of employment in connection with a change in control, the payment of compensation previously deferred by certain directors and the indemnification of former FMCTI directors and executive officers by Topco or a subsidiary of Topco. The FMCTI board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the Business Combination Agreement and the Mergers and in recommending that the FMCTI stockholders adopt the Business Combination Agreement. Two members of the FMCTI board of directors, C. Maury Devine and Peter Oosterveer, recused themselves from the relevant deliberations concerning the Mergers and the vote to approve the Business Combination Agreement due to potential conflicts of interest.

See the sections entitled “The Mergers—Background of the Mergers,” “Interests of Certain Persons in the Mergers” and “The Business Combination Agreement—Indemnification and Insurance” of this proxy statement/prospectus.

The IRS may not agree that the Technip Merger is a tax-free reorganization.

The Technip Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In general, assuming the Technip Merger is so treated, U.S. holders of Technip Shares generally will not be subject to U.S. federal income taxation on the exchange of Technip Shares for Topco Shares in the Technip Merger. See the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the Technip Merger to U.S. Holders of Technip Shares” of this proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the Technip Merger. Moreover, there is no judicial or administrative authority that directly addresses the U.S. federal income tax treatment of a merger in the context of this transaction. However, it is not a condition to closing in the Business Combination Agreement that the Technip Merger qualify as a “reorganization” for U.S. federal income tax purposes, and none of FMCTI, Technip or Topco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Technip Merger. Consequently, there is no guarantee that the IRS will treat the Technip Merger as such a reorganization. If the IRS successfully challenges the treatment of the Technip Merger as such a reorganization, adverse U.S. federal income tax consequences may result, including the recognition of taxable gain by U.S. holders of Technip Shares.

A ruling will be required from the French tax authorities in connection with the Technip Merger, but this ruling could be revoked in the future.

The French Tax Ruling will be required from the French tax authorities to ensure that the Technip Merger benefits from the favorable corporate income tax merger regime set forth in Article 210-A of the French Tax Code. This tax regime mainly provides for a deferral of taxation of any capital gains that will be realized by Technip as a result of the transfer of all of its assets and liabilities to Topco. The granting of this tax ruling is not discretionary. French tax authorities are required by the French Tax Code to grant the tax ruling if they are satisfied that (i) the Technip Merger has a valid business purpose, (ii) the Technip Merger does not have tax fraud or tax evasion as one of its main objectives and (iii) France will retain the future right to tax any capital gains on the assets of Technip resulting from the Technip Merger that were deferred. The tax ruling will be based on a number of declarations and representations as to factual matters made by Technip to the French tax authorities. If any such declarations and representations are not true, the French tax authorities could refuse to grant the tax ruling or could revoke the tax ruling in the future. In addition, the granting of this tax ruling is subject to certain conditions, including an undertaking from Topco that it will maintain a permanent establishment in France to which the assets and liabilities of Technip (mainly shares in subsidiaries) can be attributed. The failure by Topco to comply with these conditions and, in particular, to maintain the required degree of substance at the level of such permanent establishment may cause the French tax authorities to revoke the tax ruling in the future.

Pursuant to the Business Combination Agreement, it is a condition to the parties’ obligations to consummate the Mergers that Technip receives a legal opinion, as of the Closing Date, of Darrois Villey Maillot Brochier (A.A.R.P.I.), French tax counsel to Technip, to the effect that the Technip Merger will qualify for the intended French tax treatment contemplated by the Business Combination Agreement. However, absent delivery of the French Tax Ruling, such legal opinion will not include any opinion with respect to the application of Article 210-A of the French Tax Code.

A decision by the French tax authorities to revoke the tax ruling would trigger the retroactive taxation of capital gains, which taxation was deferred at the time of the Technip Merger and would thus result in adverse tax consequences to Topco that could affect its results of operations and financial position.

Creditors of Technip and holders of its outstanding debt capital markets instruments may bring an opposition proceeding against the Technip Merger which could be costly for Topco.

As of the date of this proxy statement/prospectus, Technip has issued approximately €1.8 billion in aggregate principal amount of debt capital markets instruments in various tranches with differing maturities (collectively, the “Technip Bonds”), the majority of which are governed by French law. In accordance with Articles L. 228-103 and L. 228-65 of the French Commercial Code, holders of each tranche of Technip Bonds are grouped in a bondholders’ assembly (masse) which must pass on certain transactions affecting the issuer of such bonds, including statutory mergers such as the Technip Merger. The Business Combination Agreement includes the requirement that Technip uses its reasonable best efforts to convene the bondholders’ assemblies under the Technip Bonds and hold such meetings prior to the Technip Merger. If the bondholders’ assemblies oppose the Technip Merger, then Topco and Technip will nevertheless proceed to consummate the Mergers as permitted under French law; however, the bondholders’ assemblies may appoint an agent to bring an opposition proceeding against the Technip Merger before the competent French court. The court may either reject such opposition or grant relief to the bondholders in the form of early redemption of the relevant bonds or the grant of security over certain of Technip’s assets in favor of such creditors. The French court may not stay the Mergers, but litigation could be costly and may distract management from realizing, or delay, the benefits of the Mergers. Protracted litigation with bond creditors, or the costs of compliance with any adverse court judgment, could be significant and could raise the cost of financing for the combined company. Creditors of Technip other than bondholders may also bring a similar opposition proceeding against the Technip Merger within 30 days following the publication of the proposed Technip Merger in an official French legal bulletin.

Certain Technip stockholders will lose double voting rights if the Mergers are consummated.

Technip’s by-laws provide that Technip stockholders who have held fully paid-up shares in registered form in their name for at least two years have the right to two votes for every share held. Double voting rights are automatically lost in the event that such shares are converted into bearer form or are transferred. Double voting rights can only be removed with stockholder approval at a special meeting of the Technip stockholders entitled to double voting rights.

As of June 30, 2016, 12,510,729 shares carried double voting rights, representing approximately 10.23% of the share capital and approximately 18.65% of the voting rights in Technip.

A favorable vote of the Technip stockholders entitled to double voting rights during the special meeting of such holders is a condition of the Mergers. Technip stockholders will no longer have any similar benefits following completion of the Mergers, even if they hold their shares for at least two years or another period of time, as the Topco Articles do not contain any similar provisions.

Risk Factors Relating to the Combined Company Following Completion of the Mergers

The combined company may not realize the cost savings, synergies and other benefits that the parties expect to achieve from the Mergers.

The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Technip and FMCTI. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by Technip and FMCTI from the Mergers. The failure of the combined company to meet the challenges involved in successfully integrating the operations of Technip and FMCTI or otherwise to realize the anticipated benefits of the Mergers could cause an interruption of the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships and diversion of management’s attention, and may cause the combined company’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	managing a significantly larger company;

•	coordinating geographically separate organizations;

•	the potential diversion of management focus and resources from other strategic opportunities and from operational matters;

•	aligning and executing the strategy of the combined company;

•	retaining existing customers and attracting new customers;

•	maintaining employee morale and retaining key management and other employees;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating distribution and marketing efforts;

•	integrating information technology, communications and other systems;

•	changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•	unforeseen expenses or delays associated with the Mergers; and

•	taking actions that may be required in connection with obtaining regulatory approvals.

Many of these factors will be outside of the combined company’s control and any one of them could result in increased costs, decreased revenues and diversion of management’s time and energy, which could materially impact the combined company’s business, financial condition and results of operations. In addition, even if the operations of Technip and FMCTI are integrated successfully, the combined company may not realize the full benefits of the Mergers, including the synergies, cost savings or sales or growth opportunities that Technip and FMCTI expect. These benefits may not be achieved within the anticipated time frame, or at all. As a result, Technip and FMCTI cannot assure their stockholders that the combination of Technip and FMCTI will result in the realization of the full benefits anticipated from the Mergers.

Following completion of the Mergers, Topco may not be included in the S&P 500 or the CAC 40.

FMCTI is currently a component of the Standard & Poor’s (“S&P”) 500 index and Technip is currently a component of the Cotation Assistée en Continu (“CAC”) 40 index. FMCTI and Technip intend that, following completion of the Mergers, Topco will be included in both the S&P 500 and the CAC 40. It is possible, however, that following completion of the Mergers, the S&P 500 and the CAC 40 will decline to include Topco in their indices. If Topco is not included in the S&P 500 or the CAC 40, institutional investors that are required to track the performance of the S&P 500 or the CAC 40, respectively, or the funds that impose those qualifications may be required to sell the Topco Shares they will own following completion of the Mergers, which could adversely affect the price and trading volume of Topco Shares.

Technip and FMCTI will incur significant transaction and merger-related costs in connection with the Mergers.

Technip and FMCTI have incurred and expect to incur a number of non-recurring direct and indirect costs associated with the Mergers. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain Technip and FMCTI executives, filing fees, printing expenses and other related charges. Some of these costs are payable by Technip and FMCTI regardless of whether the Mergers are completed. There are also processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Mergers and the integration of the two companies’ businesses. While both Technip and FMCTI have assumed that a certain level of expenses would be incurred in connection with the Mergers and the other transactions contemplated by the Business Combination Agreement and continue to assess the magnitude of these costs, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the Mergers that Technip and FMCTI may not recoup. These costs and expenses could reduce the realization of efficiencies and strategic benefits Technip and FMCTI expect Topco to achieve from the Mergers. Although Technip and FMCTI expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Certain of the combined company’s debt instruments will require it to comply with certain covenants.

These restrictions could affect its ability to operate its business and may limit its ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect the combined company’s ability to finance its operations, make strategic acquisitions, investments or alliances, restructure its organization or finance its capital needs. Additionally, the combined company’s ability to comply with these covenants and restrictions may be affected by events beyond its control such as prevailing economic, financial, regulatory and industry conditions. If it breaches any of these covenants or restrictions, the combined company could be in default under one or more of its debt instruments, which, if not cured or waived, could result in acceleration of the indebtedness under such agreements and cross defaults under its other debt instruments. Any such actions could result in the enforcement of its lenders’ rights and/or force the combined company into bankruptcy or liquidation, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The market price of Topco Shares after the Mergers may be affected by factors different from those that may currently affect the market price of Technip Shares and FMCTI Shares.

Upon completion of the Mergers, holders of Technip Shares and FMCTI Shares will become holders of Topco Shares. Topco’s combined businesses following the Mergers will differ from those of Technip and FMCTI, respectively, prior to completion of the Mergers in important respects and, accordingly, after the Mergers, the market price of Topco Shares may be affected by factors different from those currently affecting the market price of Technip Shares and FMCTI Shares, separately.

Topco Shares to be received by Technip stockholders and FMCTI stockholders as a result of the Mergers will have rights different from the Technip Shares and FMCTI Shares they hold prior to the Effective Times of the Mergers.

Upon completion of the Mergers, the rights of former Technip stockholders and FMCTI stockholders who become stockholders of Topco will be governed by the Topco Articles of Association (the “Topco Articles”), and by the laws of England and Wales. The rights associated with Technip Shares and FMCTI Shares are different from the rights associated with Topco Shares. Material differences between the rights of stockholders of FMCTI and stockholders of Technip and the rights of stockholders of Topco include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares/bonus issues, preemptive rights, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of stockholders and special stockholder meetings, notice provisions for meetings, the quorum for stockholder meetings, the adjournment or postponement of stockholder meetings, the exercise of voting rights, stockholder action by written consent, stockholder suits, stockholder approval of certain transactions, rights of dissenting stockholders, anti-takeover measures and provisions relating to the ability to amend governing documents. See the section entitled “Comparison of Rights of Stockholders of FMCTI, Technip and Topco” of this proxy statement/prospectus.

The Topco Articles provide that the courts of England and Wales have exclusive jurisdiction to determine any and all disputes brought by a Topco stockholder (whether in its own name or in the name of Topco) against Topco and/or the Topco board of directors and/or any of the directors of Topco and it may be difficult to enforce judgements against Topco obtained in the U.S. or French courts.

The Topco Articles provide that the courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a stockholder in that stockholder’s capacity (whether in its own name or in the name of Topco) as such against Topco and/or the Topco board of directors and/or any of the directors of Topco individually or collectively in connection with the Topco Articles or any non-contractual obligations arising out of or in connection with the Topco Articles. The rights of stockholders under Delaware law and stockholders under English law in relation to the bringing of stockholder suits differ in several significant respects. For a detailed discussion of these differences see the section entitled “Comparison of Rights of Stockholders of FMCTI, Technip and Topco” of this proxy statement/prospectus. In particular, under English law, the proper claimant for wrongs committed against Topco, including by the Topco directors, is considered to be Topco itself. English law only permits a stockholder to initiate a lawsuit on behalf of a company such as Topco in limited circumstances, and requires court permission to do so.

Because Topco shall become a public limited company incorporated under the laws of England and Wales, after the Effective Times of the Mergers, stockholders could experience more difficulty enforcing judgments that might be obtained against Topco, if permitted, in U.S. and French courts than would currently be the case for U.S. judgments obtained against FMCTI or French judgments obtained against Technip. It may also be more difficult, or impossible, to bring some types of claims against Topco in the courts of England than it would be to bring similar claims against a U.S. company in a U.S. court or a French company in a French court.

The combined company’s inability to integrate recently acquired businesses or to successfully complete future acquisitions could limit its future growth or otherwise be disruptive to its ongoing business.

From time to time, the combined company expects it will pursue acquisitions in support of its strategic goals. In connection with any such acquisitions, the combined company could face significant challenges in managing and integrating its expanded or combined operations, including acquired assets, operations and personnel. There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that Topco will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. The combined company’s ability to succeed in implementing its strategy will depend to some degree upon the ability of its management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt the combined company’s ongoing business and distract management from other responsibilities.

The combined company’s information technology systems may be vulnerable to hacker intrusion, malicious viruses and other cybercrime attacks, which may harm its business and expose the combined company to liability.

The combined company’s operations will depend to a great extent on the reliability and security of Topco’s information technology system, software and network, which are subject to damage and interruption caused by human error, problems relating to telecommunications networks, software failure, natural disasters, sabotage, viruses and similar events. Any interruption in Topco’s systems could have a negative effect on the quality of products and services offered and, as a result, on customer demand and therefore volume of sales.

The combined company will be exposed to significant risks in relation to compliance with anti-corruption laws and regulations and economic sanctions programs.

Doing business on a worldwide basis will require the combined company to comply with the laws and regulations of various jurisdictions. In particular, the combined company’s international operations are subject to anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act of 2010 (the “Bribery Act”), the Brazilian Anti-Bribery Act (also known as the Brazilian Clean Company Act) and economic and trade sanctions, including those administered by the United Nations, the European Union, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State. The FCPA prohibits providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. The combined company may deal with both governments and state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. The provisions of the Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Economic and trade sanctions restrict the combined company’s transactions or dealings with certain sanctioned countries, territories and designated persons.

As a result of doing business in foreign countries, including through partners and agents, the combined company will be exposed to a risk of violating anti-corruption laws and sanctions regulations. Some of the international locations in which the combined company will operate have developing legal systems and may have higher levels of corruption than more developed nations. The combined company’s continued expansion and worldwide operations, including in developing countries, its development of joint venture relationships worldwide and the employment of local agents in the countries in which the combined company will operate increases the risk of violations of anti-corruption laws and economic and trade sanctions. Violations of anti-corruption laws and economic and trade sanctions are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on the combined company’s reputation and consequently on its ability to win future business.

While Technip and FMCTI believe that the combined company will have a strong culture of compliance and adequate systems of internal control, including procedures to minimize and detect fraud in a timely manner, Technip and FMCTI will seek to continuously improve the combined company’s systems of internal controls and to remedy any weaknesses identified. There can be no assurance, however, that the policies and procedures will be followed at all times or will effectively detect and prevent violations of the applicable laws by one or more of the combined company’s employees, consultants, agents or partners and, as a result, the combined company could be subject to penalties and material adverse consequences on its business, financial condition or results of operations.

The IRS may not agree with the conclusion that Topco should be treated as a foreign corporation for U.S. federal tax purposes.

Although Topco will be incorporated in the United Kingdom, the IRS may assert that it should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code (“Section 7874”). For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. domestic corporation. Because Topco is a U.K. incorporated entity, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Unless Topco has satisfied the substantial business activities exception, as defined in Section 7874 and described in more detail below (the “Substantial Business Activities Exception”), Topco will be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes under Section 7874 if the percentage (by vote or value) of Topco Shares considered to be held by former holders of FMCTI Shares after the FMCTI Merger by reason of holding FMCTI Shares for purposes of Section 7874 (the “Section 7874 Percentage”) is (i) 60% or more (if, as expected, the Third Country Rule (defined below) applies) or (ii) 80% or more (if the Third Country Rule does not apply). In order for Topco to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the Topco expanded affiliated group must be based, located and derived, respectively, in the country in which Topco is a tax resident after the Mergers. The Substantial Business Activities Exception is not expected to be satisfied.

The Section 7874 Percentage is currently expected to be less than 60%. However, the calculation of the Section 7874 Percentage is complex, is calculated based on the facts as of the FMCTI Merger Effective Time, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such regulations) and is subject to factual uncertainties (including fluctuations in the value of FMCTI Shares and Technip Shares and fluctuations in the value of certain assets held by Technip as of the Technip Merger Effective Time and the amount of liabilities assumed in the Technip Merger). As a result, the IRS could assert that the Section 7874 Percentage is greater than 60% and that Topco therefore is treated for U.S. federal income tax purposes as a U.S. domestic corporation (that is, as a U.S. tax resident). If the IRS successfully challenged Topco’s status as a foreign corporation, significant adverse tax consequences would result for Topco and for certain of Topco’s stockholders.

Please see the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the Mergers to FMCTI, Technip and Topco—U.S. Federal Income Tax Classification of Topco as a Result of the Mergers” of this proxy statement/prospectus for a discussion of the application of Section 7874 to the Mergers.

It is uncertain whether Section 7874 will impose an excise tax on gain recognized by certain individuals.

If the Section 7874 Percentage is calculated to be at least 60%, Section 7874 of the Code and rules related thereto may impose an excise tax under Section 4985 of the Code (the “Section 4985 Excise Tax”) on the gain recognized by certain “disqualified individuals” (including officers and directors of a U.S. company) on certain stock-based compensation held thereby at a rate equal to 15%, even if the Third Country Rule were to apply such that Topco were treated as a U.S. corporation for U.S. federal income tax purposes. Each of Technip and FMCTI may, if it determines that it is appropriate, provide disqualified individuals of Technip and FMCTI (including officers and directors of Technip and FMCTI), respectively, with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had been applied. At this time, no such determination has been made.

Based on the limited guidance available, after taking into account the adjustments described in the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the Mergers to FMCTI, Technip and Topco—U.S. Federal Income Tax Classification of Topco as a Result of the Mergers” of this proxy statement/prospectus, and based on the facts and circumstances as of the date of the MOU, the Section 7874 Percentage following the Mergers is expected to be less than 60% and, thus, the Section 4985 Excise Tax is not expected to apply to “disqualified individuals” of Technip or FMCTI.

Future changes to U.S. and foreign tax laws could adversely affect Topco.

The U.S. Congress, the Organisation for Economic Co-operation and Development, and other government agencies in jurisdictions where Topco and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Additionally, recent legislative proposals would treat Topco as a U.S. corporation if the management and control of Topco and its affiliates were determined to be located primarily in the United States and/or would reduce the Section 7874 Percentage threshold at or above which Topco would be treated as a U.S. corporation. Thus, the tax laws in the United States, the United Kingdom and other countries in which Topco and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Topco. Furthermore, the interpretation and application of domestic or international tax laws made by Topco and Topco’s subsidiaries could differ from that of the relevant governmental authority, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

U.S. tax laws and/or IRS guidance could affect Topco’s ability to engage in certain acquisition strategies and certain internal restructurings.

Even if Topco is treated as a foreign corporation for U.S. federal income tax purposes, Section 7874 of the Code and U.S. Treasury Regulations promulgated thereunder, including recently issued Temporary Regulations (as defined in the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the Mergers to FMCTI, Technip and Topco—U.S. Federal Income Tax Classification of Topco as a Result of the Mergers—Determining the Application of Section 7874 Following the Mergers” of this proxy statement/prospectus) may adversely affect the ability of Topco to engage in certain future acquisitions of U.S. businesses in exchange for Topco equity, which may affect the tax efficiencies that otherwise might be achieved in such potential future transactions.

Recent IRS proposed regulations and/or changes in laws or treaties could adversely affect the Topco group.

The IRS and the U.S. Treasury recently issued proposed rules that would provide that, even if Topco is treated as a foreign corporation for U.S. federal income tax purposes, certain intercompany debt instruments issued on or after April 4, 2016 will be treated as equity for U.S. federal income tax purposes, therefore limiting U.S. tax benefits and resulting in possible U.S. withholding taxes. If those proposed rules are finalized, such rules may adversely affect Topco’s future effective tax rate. While these new rules are not retroactive, they could also impact Topco’s ability to engage in future restructurings if such transactions cause an existing intercompany debt instrument to be treated as reissued for U.S. federal income tax purposes.

Furthermore, under certain circumstances, recent treaty proposals by the U.S. Treasury, if ultimately adopted by the United States and relevant foreign jurisdictions, could reduce the potential tax benefits for Topco and Topco affiliates by imposing U.S. withholding taxes on certain payments from Topco U.S. affiliates to related and unrelated foreign persons.

Topco may not qualify for benefits under the tax treaties entered into between the United Kingdom and other countries.

Topco intends to operate in a manner such that it is eligible for benefits under the tax treaties entered into between the United Kingdom and other countries, notably the United States. However, Topco’s ability to qualify for such benefits will depend upon whether Topco is treated as a U.K. tax resident and upon the requirements contained in each treaty and the applicable domestic laws, as the case may be, on the facts and circumstances surrounding Topco’s operations and management, and on the relevant interpretation of the tax authorities and courts.

The failure by Topco or its subsidiaries to qualify for benefits under the tax treaties entered into between the United Kingdom and other countries could result in adverse tax consequences to Topco and its subsidiaries and could result in certain tax consequences of owning or disposing of Topco Shares differing from those discussed below.

The effective tax rate that will apply to Topco is uncertain and may vary from expectations.

There can be no assurance that the Mergers will allow Topco to maintain any particular worldwide effective corporate tax rate. No assurances can be given as to what Topco’s effective tax rate will be after completion of the Mergers because of, among other things, uncertainty regarding the jurisdictions in which Topco will derive income and the amounts derived thereof and uncertainty regarding the tax policies of the jurisdictions in which it operates. Topco’s actual effective tax rate may vary from Technip’s and FMCTI’s expectations and that variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices could change in the future.

Topco and its subsidiaries will be subject to tax laws of numerous jurisdictions, and the interpretation of those laws is subject to challenge by the relevant governmental authorities.

Topco and its subsidiaries will be subject to tax laws and regulations in the United Kingdom, the United States, France and the numerous other jurisdictions in which Topco and its subsidiaries operate. These laws and regulations are inherently complex, and Topco and its subsidiaries will be obligated to make judgments and interpretations about the application of these laws and regulations to Topco and its subsidiaries and their operations and businesses. The interpretation and application of these laws and regulations could be challenged by the relevant governmental authorities, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

French tax authorities may seek to treat Topco as tax resident in France.

Following the Technip Merger, Topco will have a permanent establishment in France to satisfy certain French tax requirements imposed by the French Tax Code with respect to the Technip Merger. Although it is intended that Topco will be treated as having its exclusive place of tax residence in the United Kingdom, the French tax authorities may claim that Topco is a tax resident of France if Topco were to fail to maintain its “place of effective management” in the United Kingdom due to the French tax authorities having deemed that certain strategic decisions of Topco have been taken at the level of its French permanent establishment rather than in the United Kingdom. Any such claim would need to be settled between the French and the U.K. tax authorities pursuant to the mutual assistance procedure provided for by the tax treaty dated June 19, 2008 concluded between France and the U.K. (the “France-U.K. Treaty”), and there is no assurance that these authorities would reach an agreement that Topco will remain exclusively a U.K. tax resident, which could materially and adversely affect the group’s business, financial condition, results of operations and prospects.

A failure to achieve or maintain exclusive tax residency in the United Kingdom could result in adverse tax consequences to Topco and its subsidiaries and could result in tax consequences of owning or disposing of Topco Shares that differ from those described in the sections entitled “Material U.K. Tax Considerations,” “Material U.S. Federal Income Tax Considerations” and “Material French Tax Considerations” of this proxy statement/prospectus.

Topco intends to operate so as to be treated exclusively as a resident of the United Kingdom for tax purposes, but the relevant tax authorities may treat it as also being a resident of another jurisdiction for tax purposes.

Topco is a company incorporated in England and Wales. English law currently provides that Topco will be regarded as being U.K. resident for tax purposes from incorporation and shall remain so unless (i) it is concurrently resident in another jurisdiction (applying the tax residence rules of that jurisdiction) that has a double tax treaty with the United Kingdom and (ii) there is a tiebreaker provision in that tax treaty which allocates exclusive residence to that other jurisdiction.

As an English public limited company, certain capital structure decisions may require stockholder approval which may limit Topco’s flexibility to manage its capital structure.

English law provides that a board of directors may only allot shares or rights to subscribe for, or convert any securities into, shares (other than shares or rights to subscribe for, or convert any securities into, shares in pursuance of an employees’ share scheme) with the prior authorization of stockholders, such authorization being subject to a maximum nominal amount of shares and a maximum period of time (which must not be more than five years), each as specified in the articles of association or relevant stockholder resolution. This authorization would need to be renewed by Topco’s stockholders upon its expiration (i.e., at least every five years). The Topco Articles that will apply to Topco after the Effective Times of the Mergers will authorize the allotment of additional shares for a period of five years from the date of the adoption of the Topco Articles up to an aggregate nominal amount representing 20% of the number of shares in the capital of the Topco as of the date of the adoption of the Topco Articles and after consummation of the Mergers, which authorization will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

English law also generally provides stockholders with pre-emptive rights when new shares are issued for cash. However, it is possible for articles of association, or stockholders in general meeting, to exclude or disapply pre-emptive rights for a maximum period of five years as specified in the articles of association or relevant stockholder resolution. This exclusion or disapplication would need to be renewed by Topco’s stockholders upon its expiration (i.e., at least once every five years). The Topco Articles that will apply to Topco after the Effective Times of the Mergers will disapply pre-emptive rights in relation to an allotment of shares for cash pursuant to the authority referred to above for a period of five years following the date of the adoption of the Topco Articles, as permitted under English law, which disapplication will need to be renewed upon expiration (i.e., at least once every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

English law also generally prohibits a public company from repurchasing its own shares without the prior approval of stockholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be for a maximum period of up to five years.

See the section entitled “Description of Topco Shares” of this proxy statement/prospectus.

English law will require that Topco meet certain additional financial requirements before it declares dividends or repurchases shares following the Mergers.

Under English law, Topco will only be able to declare dividends, make distributions or repurchase shares out of “distributable profits.” “Distributable profits” are a company’s accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. In addition, Topco, as a public limited company organized under the laws of England and Wales, may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate. Immediately after the Mergers, Topco may not have “distributable profits.” Following the effective date of the Mergers, it is expected that Topco will capitalize some or all of the reserves arising as a result of the Mergers by the allotment by Topco of a bonus share, which will be paid up using some or all of such reserves, such that the amount of such reserves so applied, less the nominal value of the bonus share, would be applied as share premium and accrue to Topco’s share premium account. It is then expected that Topco will implement a court-approved reduction of its capital in order to create distributable profits to support the payment of possible future dividends or future share repurchases. Neither the capitalization nor the reduction will impact stockholders’ relative interests in the capital of Topco. The Topco Articles will, from the effective date of the Mergers, permit Topco by ordinary resolution of the stockholders to declare dividends, provided that the directors have made a recommendation as to its amount. The dividend shall not exceed the amount recommended by the directors. The directors may also decide to pay interim dividends if it appears to them that the profits available for distribution justify the payment. When recommending or declaring the payment of a dividend, the directors will be required under English law to comply with their duties, including considering Topco’s future financial requirements.

Transfers of Topco Shares may be subject to U.K. stamp duty or U.K. stamp duty reserve tax (“SDRT”), which could potentially increase the cost of dealing in Topco Shares as compared to Technip or FMCTI Shares.

On completion of the Mergers, it is anticipated that the new Topco Shares will be issued into the facilities of DTC (as regards Topco Shares listed on NYSE) and/or Euroclear (as regards Topco Shares listed on Euronext Paris) (DTC and Euroclear being referred to as the “Clearance Services”). The Clearance Services are widely used mechanisms that allow for rapid electronic transfers of securities between the participants in their respective systems, which include many large banks and brokerage firms. The parties are working with the Clearance Services to agree on the precise mechanisms by which the Topco Shares will be admitted to the facilities of the Clearance Services. Accordingly, while the expectation is that Topco Shares will be admitted to the facilities of the Clearance Services, and that interests in Topco Shares will be capable of transfer within and between those facilities, without a charge to U.K. stamp duty or SDRT, it is not currently possible to make definitive statements about the U.K. stamp duty or SDRT treatment of these arrangements. It is anticipated that an application will be made seeking written confirmations from HM Revenue & Customs (“HMRC”) that no charges to U.K. stamp duty or SDRT will arise on such transactions. However, no guarantee can be given on the outcome of any such application, or that the Clearance Services will agree to implement the precise mechanism favored by the parties.

Immediately following the Mergers, it may be possible for Topco Shares to be held in certificated form outside the Clearance Services. Arrangements may be put in place to facilitate the re-deposit of any such Topco Shares with the Clearance Services. If such arrangements are adopted, such re-deposit would be expected to attract U.K. stamp duty or SDRT at a rate of 1.5% of the value of the Topco Shares.

For further information about the U.K. stamp duty and SDRT implications of the Mergers and of holding Topco Shares, please see the section entitled “Material U.K. Tax Considerations” of this proxy statement/prospectus.

DTC and Euroclear Paris may not accept Topco Shares for deposit and clearing within their facilities or may cease to act as depository and clearing agencies for Topco Shares.

Although Topco expects and will take all reasonable steps to ensure that, upon completion of the Mergers, Topco Shares will be eligible for deposit and clearing within the Clearance Services, the Clearance Services are not obligated to accept Topco Shares for deposit and clearing within their facilities at completion of the Mergers and, even if they do initially accept Topco Shares, they will generally have discretion to cease to act as depository and clearing agencies for Topco Shares. If the Clearance Services determine at any time that Topco Shares are not eligible for continued deposit and clearance within their facilities, then Topco believes that Topco Shares would not be eligible for continued listing on the NYSE or Euronext Paris and trading in Topco Shares would be disrupted. While Topco would pursue alternative arrangements to preserve the listing and maintain trading, any such disruption could have a material adverse effect on the trading price of Topco Shares and there may be adverse U.K. stamp duty and/or SDRT consequences.

Topco’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

Topco has been recently incorporated and has no operating history and no revenues. While the unaudited pro forma financial information contained in this proxy statement/prospectus represents management’s best estimates, it is presented for illustrative purposes only and may not be an accurate indication of the combined company’s financial position or results of operations if the Mergers and associated financing transactions are completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Technip and FMCTI and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Mergers and associated financing transactions. The assets and liabilities of FMCTI have been measured at fair value based on various preliminary estimates using assumptions that FMCTI and Technip management believe are reasonable utilizing information currently available and factually supportable. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the closing of the Mergers. Any potential decline in Topco’s financial condition or results of operations may cause significant variations in the price of Topco Shares. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus.

The financial analyses and projections considered by FMCTI, Technip and their respective financial advisors may not be realized.

The financial analyses and projections considered by FMCTI, Technip, Evercore, Goldman Sachs and Rothschild reflect numerous estimates and assumptions that are inherently uncertain with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to FMCTI’s and Technip’s businesses, including the factors described or referenced under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus and/or listed under the section entitled “Risk Factors” of this proxy statement/prospectus, all of which are difficult to predict and many of which are beyond FMCTI’s and Technip’s control. There can be no assurance that the financial analyses and projections considered by FMCTI, Technip, Evercore, Goldman Sachs and Rothschild will be realized or that actual results will not materially vary from such financial analyses and projections. In addition, since the financial projections cover multiple years, such information by its nature becomes less predictive with each successive year.

The combined company is exposed to foreign currency exchange risk.

The combined company will transact business in numerous countries around the world and expects that a significant portion of its business will continue to take place in international markets. Topco will prepare its consolidated financial statements in its functional currency, while the financial statements of each of its subsidiaries will be prepared in the functional currency of that entity. Accordingly, fluctuations in the exchange rate of the functional currencies of the combined company’s foreign currency entities against the functional currency of Topco will impact its results of operations and financial condition. As such, it is expected that the combined company’s revenues and earnings will continue to be exposed to the risks that may arise from fluctuations in foreign currency exchange rates, which could have a material adverse effect on Topco’s business, results of operation or financial condition.

Additionally, the combined company will be exposed to numerous other risks currently faced by Technip and FMCTI, including interest rate risk, commodity risk, and other market risks. Please see the sections entitled “—Risk Factors Relating to Technip’s Business” and “—Risk Factors Relating to FMCTI’s Business” of this proxy statement/prospectus.

There has been no prior public market for Topco Shares, and the market price of Topco Shares may be volatile.

Topco plans to list Topco Shares on the NYSE and Euronext Paris. The market price of Topco Shares may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Topco Shares, regardless of Topco’s actual operating performance. Factors that could cause fluctuations in the price of Topco Shares include:

•	actual or anticipated variations in quarterly operating results and the results of competitors;

•	changes in financial projections by Topco, if any, or by any securities analysts that might cover Topco Shares;

•	conditions or trends in the industry, including regulatory changes or changes in the securities marketplace;

•	announcements by Topco or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Topco’s operations or lawsuits filed against it;

•	additions or departures of key personnel; and

•	issuances or sales of Topco Shares, including sales of shares by its directors and officers or its key investors.

The level of any dividend paid in respect of Topco Shares is subject to a number of factors, and there can be no assurance that Topco will pay dividends at the anticipated payout level or at all.

Although Topco expects to pay dividends, the level of any dividend paid in respect of Topco Shares is within the discretion of the Topco board of directors and is subject to a number of factors, including the business and financial conditions, earnings and cash flow of, and other factors affecting, Topco and its subsidiaries. See the section entitled “Description of Topco Shares—Dividends and Distributions” of this proxy statement/prospectus. Under English law, Topco may only pay dividends out of profits available for that purpose. Topco’s profits available for distribution are its accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. The amount of Topco’s distributable reserves is a cumulative calculation. Topco may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses.

Stockholders could be diluted in the future, which could also adversely affect the market price of Topco Shares.

It is possible that Topco may decide to offer additional Topco Shares in the future either to raise capital or for other purposes. If Topco stockholders do not take up such offer of Topco Shares or were not eligible to participate in such offering, their proportionate ownership and voting interests in Topco would be reduced. An additional offering could have a material adverse effect on the market price of Topco Shares.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and the business of the combined company, which could materially reduce the value of the Topco Shares.

The combined company will be based in the United Kingdom and will have operational headquarters in Paris, France, Houston, Texas, USA, and in London, United Kingdom, with worldwide operations, including material business operations in Europe. In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum (“Brexit”). The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, and has given rise to calls for certain regions within the United Kingdom to preserve their place in the European Union by separating from the United Kingdom as well as for the governments of other E.U. member states to consider withdrawal.

These developments, or the perception that any of them could occur, could have a material adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility. Lack of clarity about applicable future laws, regulations or treaties as the United Kingdom negotiates the terms of a withdrawal, as well as the operation of any such rules pursuant to any withdrawal terms, including financial laws and regulations, tax and free trade agreements, intellectual property rights, supply chain logistics, environmental, health and safety laws and regulations, immigration laws, employment laws and other rules that would apply to Topco and its subsidiaries, could increase the combined company’s costs, restrict its access to capital within the United Kingdom and the European Union, depress economic activity and decrease foreign direct investment in the United Kingdom generally. For example, withdrawal from the European Union could, depending on the negotiated terms of withdrawal, eliminate the benefit of certain tax-related E.U. directives currently applicable to U.K. companies such as Topco, including the Parent-Subsidiary Directive and the Interest and Royalties Directive, which could, subject to any relief under an available tax treaty, raise the combined company’s tax costs.

If the United Kingdom and the European Union are unable to negotiate acceptable withdrawal terms or if other E.U. member states pursue withdrawal, barrier-free access between the United Kingdom and other E.U. member states or among the European Economic Area overall could be diminished or eliminated. Any of these factors could have a material adverse effect on the combined company’s business, financial condition and results of operations and reduce the value of Topco Shares.

Risk Factors Relating to Technip’s Business

Technip is party to contracts that expose it to material risks, which could cause Technip to incur losses on its projects.

Technip is subject to material risks in connection with lump sum turnkey contracts, under which Technip designs, engineers, builds and delivers ready-to-operate industrial facilities for a fixed price. Actual expenses incurred in executing a lump sum turnkey contract can vary substantially from those originally anticipated for several reasons, including:

•	unforeseen construction conditions;

•	delays caused by local weather conditions and/or natural disasters (including earthquakes and floods); and

•	a failure of suppliers or subcontractors to perform their contractual obligations.

Pursuant to the terms of lump sum turnkey contracts, Technip is not always able to increase its prices to reflect factors that were unforeseen at the time its bid was submitted. As a result, it is not possible to estimate with complete certainty the final cost or margin of a project at the time of bidding or during the early phases of its execution. If costs were to increase for any of these reasons, Technip’s profit margins could be reduced and Technip could incur a material loss under the contract.

Unforeseen additional costs could reduce Technip’s margin on lump sum contracts.

Technip’s engineering, procurement and construction projects may encounter difficulties that could lead to cost overruns, lower revenues, litigation or disputes. These projects are generally complex, requiring the purchase of substantial equipment. Delays in the execution schedule may occur and Technip may encounter difficulties with the design, engineering, procurement, construction or installation in relation to these projects. These factors could impact Technip’s ability to complete certain projects in line with the initial schedule.

Technip may be held liable to pay cash compensation should it fail to meet deadlines or to comply with other contractual provisions. Difficulties in executing contracts (whether present or future) could also have a material adverse effect on Technip’s results of operations and harm Technip’s image in its industry and with its customers.

New capital asset construction projects for vessels and plants are subject to risks, including delays and cost overruns, which could have a material adverse effect on Technip’s financial condition and results of operations.

Technip seeks to continuously upgrade and develop its asset base. Such projects are subject to risks of delay and cost overruns which are inherent to any large construction project and which are the result of numerous factors, including the following:

•	shortages of key equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	issues regarding design and engineering; and

•	shipyard delays and performance issues.

Failure to complete construction in time, or the inability to complete construction in accordance with its design specifications, may result in loss of revenues. Additionally, capital expenditures for construction projects could materially exceed the initially planned investments or can result in delays in putting such assets into operation.

Technip faces risks relating to subcontractors, suppliers and customers.

Technip generally relies on subcontractors and suppliers for the performance of its contracts. Although Technip is not dependent upon any single supplier, certain geographic areas of Technip’s business or a project or group of projects may heavily depend on certain suppliers for raw materials or semi-finished goods. Any difficulty faced by Technip in hiring suitable subcontractors or acquiring equipment and materials could compromise its ability to generate a significant margin on a project or to complete such project within the allotted timeframe.

Any delay on the part of subcontractors or suppliers in the completion of their portion of a project, any failure on the part of a subcontractor or supplier to meet its obligations, or any other event attributable to a subcontractor or supplier that is beyond Technip’s control or not foreseeable by Technip could lead to delays in the overall progress of the project and/or generate significant extra costs.

Technip is exposed to risks presented by the activities of its subcontractors and suppliers in connection with the performance of their obligations for a project. If subcontractors or suppliers refuse to adhere to their contractual obligations with Technip or are unable to do so due to a deterioration in their financial condition, Technip may be unable to find a suitable replacement at a comparable price, or at all.

Technip could be required to compensate customers for such issues. Even if Technip was entitled to make a claim for these extra costs against the defaulting supplier or subcontractor, Technip could be unable to recover the entirety of these costs and this could materially adversely affect Technip’s business, financial condition or results of operations.

Technip is also dependent on its customers. For the year ended December 31, 2015, Technip’s top five projects represented 28.2% of its total revenues (including share of revenues from equity affiliates) compared to 19.2% for the year ended December 31, 2014. For the year ended December 31, 2015, Technip’s top ten projects generated 39.2% of its total revenues (including share of revenues from equity affiliates) compared to 29.2% for the year ended December 31, 2014.

Technip depends on third-party IP providers.

Technip believes that the large portfolio of technologies that it owns or licenses from third parties is a strategic asset in winning and executing its projects. However, Technip could become subject to legal action brought by third parties seeking to enforce intellectual property rights, which they may claim to have.

Such legal actions could have a material impact on the operations and image of Technip and result in a decline in Technip’s market share, which would have an effect on Technip’s results as a consequence.

Equipment or mechanical failure could impact project costs and negatively impact Technip’s financial results.

The successful execution of projects by Technip is dependent on the reliability of its production equipment and machinery. Technip could experience equipment or mechanical failures, which could result in increased project execution costs or completion delays. Subsequent projects for which such assets were intended could also be impeded or delayed as a result of unforeseen equipment failures. In some cases, costs or delays associated with equipment failure could lead to penalties for failure to comply with a project’s contractual conditions or weaken Technip’s relationships with customers. Such occurrences could have a material adverse effect on individual projects as well as Technip’s business, financial condition or results of operations.

Technip’s operations could be impacted by terrorist acts, uprisings, wars or social unrest, whether nationally or internationally, and by the consequences of such events. Furthermore, a number of projects are located in countries where political, economic and social instability could disrupt Technip’s operations.

A number of Technip’s business operations are conducted in areas where there have recently been, and may continue to be, elevated risks associated with terrorism, acts of piracy, wars or revolutions, unpredictable political changes or social unrest. The occurrence, continuation or aggravation of any such events or circumstances could materially adversely affect Technip’s business, financial condition or results of operations.

Political instability in general may reduce the number of potential projects that meet Technip’s risk management criteria. Such circumstances could also lead to more significant expenses and therefore impact Technip’s financial results, while limiting growth prospects.

Insurance against any of the foregoing risks may be inadequate to protect against losses for ongoing projects. Such losses could reduce Technip’s net income or cause a net loss.

Technip’s operations may cause harm to persons and assets, which could damage Technip’s reputation or cause it to incur substantial costs.

Technip’s operations are subject to the risks inherent to any company providing engineering and construction services in the oil and gas, petrochemical and mining industries, including those associated with equipment failures, personnel injuries, fires or explosions. Should these risks materialize, they could result in death and injuries, cause the permanent or temporary disruption of Technip’s operations, cause damage to movable property and real assets or cause pollution or other environmental damage, all of which could result in claims being brought against Technip, or claims being brought by subsequent operators of facilities designed by Technip.

Technip’s policy is to contractually limit its liability and to seek indemnity for managing these risks, as well as to obtain insurance coverage. However, such precautions may not always provide full protection from liabilities. Technip may be deemed, as a matter of law, to be liable pursuant to environmental and employment laws in certain jurisdictions where Technip operates. In addition, clients and subcontractors might not have adequate financial resources to meet their indemnification obligations to Technip.

Furthermore, losses may result from risks that are not addressed in Technip’s indemnity agreements or that are not covered by its insurance policies.

Additionally, Technip may not be in a position to obtain adequate insurance coverage on commercially reasonable terms for certain types of risks. Failure to have appropriate and adequate insurance coverage in place for any of the reasons discussed hereinabove could subject Technip to substantial additional costs and potentially lead to losses. The occurrence of any of these events could harm Technip’s image and materially adversely affect Technip’s business, financial condition or results of operations.

Technip depends on the functioning of its information systems, which may not function or be subject to attack.

IT networks and applications are an essential part of Technip’s engineering operations. A malfunction in, or any attack against, Technip’s information systems may result in a delay in the execution of a project or may negatively impact Technip’s image and the time required to complete certain operations within projects. The occurrence of any of these events could harm Technip’s image and materially adversely affect Technip’s business, financial condition or results of operations.

Technip may become the target of fraudulent acts.

Like other companies, Technip may be a target for fraud attempts and represents a potential target for fraudulent activity. Technip has a global presence in several countries with varied legal and tax environments and with diverse financial and banking systems. If an attempt at fraud succeeds, it may have a financial impact as well as an impact on the reputation of Technip and its interests.

The success of joint ventures or consortia in which Technip participates depends on the satisfactory performance of its partners’ obligations.

The failure of one of Technip’s partners to perform their obligations in a timely and satisfactory manner could lead to additional obligations and costs being imposed on Technip, as Technip would be forced to take on the defaulting partner’s obligations, which could in turn materially adversely affect Technip’s business, financial condition or results of operations.

Technip has made, and may continue to make, certain acquisitions, the impact of which may be less favorable than anticipated, or may affect its financial position or prospects.

As part of its development strategy, Technip has made, and may continue to make, acquisitions. These acquisitions may be of varying size, including some which are significant at the group level, and may take the form of company or equity purchases, mergers or formations of joint ventures. These acquisitions are subject to numerous risks, including, among others: (i) the business plan assumptions underlying the valuations may not be accurate, especially regarding market price, cost savings, earnings, synergies, assessment of market demand and expected profitability; (ii) Technip may not be able to successfully integrate the acquired companies, their technologies, product lines and employees; (iii) Technip may not be able to retain certain employees, customers or key suppliers of the acquired companies; (iv) Technip could be forced to increase its debt to finance such acquisitions, thus limiting its financial flexibility and opportunities to take on additional debt in the future; and (v) Technip may be forced to give undertakings to merger control authorities that, once implemented, would be on less favorable terms than those initially expected by Technip. Consequently, the benefits expected from current or future acquisitions may not occur within the originally anticipated timeframe, if at all, which could materially adversely affect Technip’s business, financial condition or results of operations.

Technip may not be able to retain its key personnel or attract the qualified employees it may need to maintain and develop its know-how.

Technip’s success is dependent upon its ability to recruit, train and retain qualified employees with the required skills, expertise and local knowledge, including managers, engineers, technicians and other employees.

If the restructuring of Technip’s workforce, which began in July 2015, results in Technip losing key personnel responsible for timely and successful project delivery, Technip’s business, financial condition or results of operations could be materially adversely affected.

Technological progress may render the technologies used by Technip obsolete.

The oil and gas industry is pursuing oil and gas reserves in increasingly difficult conditions, such as deep seas, high-pressure and high-temperature reservoirs and other extreme conditions, particularly in the Arctic. Technological development is key to overcoming these difficult conditions and can provide a significant competitive advantage.

Unlike other sectors, this industry has not experienced any recent major or disruptive shifts in technology; however investment in research and development (“R&D”) is required to continually push the boundaries of production and exploration. Technip’s success relies on continuous and regular R&D in order to develop new products and new installation methods that will provide solutions in a cost-effective manner.

In an increasingly competitive market, technology differentiation remains key to maintaining Technip’s position. Clients expect that Technip will focus on quality, reliability and cost effectiveness in developing new products and services. Failure to sustain continuous and regular R&D could result in a decline in Technip’s market share, which could materially adversely affect Technip’s business, financial condition or results of operations.

Increasing competitive pressure may continue to drive prices and could result in fewer contracts meeting Technip’s margin criteria.

Technip obtains most of its contracts by participating in competitive bidding processes, as is customary in the industry. Technip’s main competitors are engineering and construction companies in the Americas, Europe, Asia Pacific and the Middle East. While service quality, technological capability, reputation and experience are all considered by clients in making their decisions, price remains the decisive factor for most clients. Historically, the industry has always been subject to intense price competition. Such competition has intensified over the past decade, particularly due to new players, and could reduce Technip’s order backlog and consequently have a negative effect on Technip’s revenues, financial condition or results of operations.

A financial or economic crisis may impact the market for loans, letters of credit, bank guarantees and other guarantees necessary to Technip’s operations.

Technip benefits from significant short- and long-term credit facilities, as well as bank guarantees from a large number of financial institutions, enabling Technip to continually meet its contractual obligations. Any disruptions in the financial markets could have an effect on Technip’s ability to access such markets. Additionally, acquiring future issuances of bank guarantees and letters of credit may be more costly and time-consuming, as the necessary involvement of several banks could further restrict and complicate access to such instruments.

Despite Technip’s credit-risk management and hedging procedures, particularly during initial project assessments, Technip cannot guarantee that it will not bear the direct risk of financial failure from any of its clients, partners or subcontractors following the loss of financing for certain projects or due to the increase in negotiation periods for the financing of projects to which Technip is a contractor. Such trends may materially adversely affect Technip’s business, financial condition or results of operations.

The decrease in available export credits and bank loans may render the financing of certain projects more difficult for Technip’s clients.

Technip and its subsidiaries remain in contact with many export credit agencies to promote projects that may generate new contracts, and to obtain such agencies’ assistance in the hedging or guaranteeing of such projects. Technip’s clients negotiate and obtain export credit facilities financed by banks with the support of export credit agencies, as well as loans financed by commercial credit providers; these two forms of credit facilities are used to finance the projects of many of Technip’s clients. Should the level of support received from such export credit agencies decline, or if the amount of the commercial credit, whether or not backed by export credit agencies, were to be reduced from its current levels, or if the interest rates or the commercial credit margins were to significantly increase for these credit facilities, Technip’s customers may decide to undertake fewer projects or decide to postpone the completion of certain projects. Any decline in the number of new contracts resulting from this could materially adversely affect Technip’s business, financial condition or results of operations.

A reduction in investment in the oil industry could cause Technip’s projects to be postponed or cancelled, which could negatively affect Technip’s revenues and profits.

Technip’s business is largely dependent on investments made in the oil industry to develop oil and gas reserves, as well as to process oil and natural gas in refining units, on petrochemical sites and at natural gas liquefaction plants.

The level of investment in this sector is significantly impacted by oil and gas prices in world markets, as well as expectations of fluctuations in such prices. High volatility in oil and gas prices could lead oil and gas companies to delay or even cancel their investment projects.

In the upstream sector of the oil industry, an extended decrease in oil and gas prices, with no corresponding simultaneous decrease in development costs, such as equipment procurement costs, could force customers to suspend, significantly reduce, or even cancel certain of their investments.

In the downstream sector of the oil industry, one of the main drivers for new investment is world economic growth led by emerging economies. A slowdown in world economic growth could put downward pressure on the demand for products derived from oil and gas, including fuel and plastics. Any decrease in the rate of demand for such products would reduce incentives for Technip’s clients to invest in additional treatment capacity.

Finally, investments in the oil sector are not only influenced by oil prices and world economic growth, but also by other factors, including:

•	the level of exploration and development of new oil and gas reserves;

•	the rate of decline of existing reserves;

•	changes in the global demand for energy;

•	political, economic and geopolitical conditions; and

•	changes in environmental legislation and regulations.

A decrease in investments in the oil and gas industry for any reason could materially adversely affect Technip’s business, financial condition or results of operations.

Technip’s operations may suffer from adverse weather conditions.

Severe weather conditions in regions in which Technip operates could in some cases materially and adversely affect Technip’s business and operations. Repercussions of severe or unanticipated weather conditions may include:

•	evacuation of personnel and suspension of activities;

•	weather-related damage to offshore equipment and machinery;

•	weather-related damage to Technip’s facilities and project work sites;

•	loss of productivity or delays in project completion, potentially in violation of contract schedules; or

•	the voluntarily curtailment of production in response to market conditions.

Such events may cause a substantial increase in costs associated with affected projects or assets, result in a decline in revenues for a particular business unit or result in a temporary reduction in cash flows.

Technip’s current or former facilities are subject to environmental protection and industrial risk prevention regulations.

Technip’s business and operations are subject to numerous laws, regulations and other requirements relating to the protection of the environment, including those relating to the discharge of materials into the environment such as the venting or flaring of natural gas, waste management, pollution prevention, greenhouse gas emissions and the protection of endangered species as well as laws, regulations, and other requirements relating to the operation of industrial sites, including public and employee health and safety and facility security. In certain regions in which Technip operates, laws and regulations, particularly those related to environmental protection, may be subject to frequent change. Technip could be held liable for environmental liabilities pursuant to the rules and regulations issued by the countries in which it operates, in particular, Directive 2004/35/EC of the European Parliament and of the Council of April 21, 2004 on environmental liability with regard to the prevention and remedying of environmental damage, which has been implemented into the legislation in most of the E.U. member states in which Technip operates. Under such regulations, Technip could be held liable for pollution, including the release of petroleum products, hazardous substances and waste from Technip’s production, refining or industrial facilities, as well as other assets owned, operated or which were previously operated by Technip, its customers or subcontractors. A breach of environmental regulations could result in, among other things, (i) Technip having to restore polluted sites at substantial cost, (ii) the suspension or prohibition of certain operational activities or (iii) Technip’s liability for damages suffered by third parties, each of which could materially adversely affect Technip’s business, financial condition or results of operations.

Although Technip does not directly operate facilities that fall within the scope of Article L. 515-36 of the French Environmental Code for high threshold “Seveso” sites, some of its activities (construction, installation or start-up) are carried out at industrial facilities which are themselves exposed to industrial and environmental hazards.

In the event of a major industrial accident in a facility exposed to such hazards, Technip’s liability for damages to its employees or property, as an onsite participant, or the loss of an important customer as a result of such accident, materially adversely affect Technip’s business, financial condition or results of operations.

Climate change may adversely impact Technip’s operations and income.

Technip is subject to regulatory risks arising from more stringent international, European or national regulations aimed at reducing greenhouse gas emissions; and competition risks from a further shift in client demand for more energy-efficient products and processes to reduce greenhouse gas emissions. Each of these risks could have a materially adverse impact on Technip’s compliance with contractual completion deadlines and could materially adversely affect Technip’s business, financial condition or results of operations.

For instance, Technip has no facilities that fall within the scope of either the French national scheme for greenhouse gas quota (PNAQ III for the 2013-2020 period), or Directive 2010/75/EU of the European Parliament and of the European Council of November 24, 2010 on industrial emissions (integrated pollution prevention and control). Investments in the petroleum industry can be materially affected by changes in environmental laws or regulations, applicable either to the project or the relevant business sectors. If certain regulations change in an unexpected manner, or impose requirements with which Technip may not be able to comply, the obligations imposed by such laws or regulations could materially adversely affect Technip’s business, financial condition or results of operations.

In addition, if Technip does not sufficiently anticipate developments in technologies that lower greenhouse gas emissions and are based on renewable energies, Technip would no longer be able to meet market demand, which in turn would have a negative impact on its operations and financial results.

Technip could be held responsible for occupational diseases of its employees.

As is the case for most diversified industrial groups, Technip may be exposed to claims for occupational diseases related to its employees’ exposure to various risks such as noise, musculoskeletal disorders or asbestos. To prevent any such harm to its employees, Technip implements prevention programs designed to reduce specific health risks. In the event that occupational diseases related to asbestos were to be discovered or reported, Technip could be held liable. Technip could also be required to pay substantial indemnities to the victims or to the relevant beneficiaries under local law.

Stricter regulations regarding national content and social standards may expose Technip to higher costs, liability and reputational damage.

Technip operates in countries with increasingly stringent and constantly evolving regulations in relation to social protection and employment. Certain countries, in particular emerging economies and developing countries, aim at imposing more onerous regulations in relation to local content requirements regarding operations conducted by or for foreign businesses, particularly regarding the employment of local workers, the provision of products and services by local businesses and social investment in favor of local communities.

Technip could be held liable for a breach of any of these regulations and a failure to take into account local content requirements could expose Technip to operational risks. For example, if Technip failed to meet an obligation to improve the employability of local workers, Technip could be unable to conduct its operations due to a shortage of skilled personnel. In addition, Technip could suffer from difficulties further along the supply chain due to a failure to contribute to the sustainable development of the broader local economy. Finally, Technip may have to carry out its operations in a context of social injustice, poverty or poor management of natural resources which may be a source of discontent from local communities in terms of human development and environmental conservation, which may cause or exacerbate local instability, thereby exposing Technip to risks of direct losses, including, among others, the boycott of supply and/or production, in addition to risks relating to reputational damage.

In addition to the risks mentioned above, due to the national environment and the nature of the industry in countries where Technip operates, Technip is also exposed to one risk in particular, common to all sustainable development concerns: the risk of damage to its image and reputation due to irresponsible behavior or a focus on short-term profits. There is a risk that this type of behavior can occur not only at the level of the entities and projects of Technip but also at each stage of Technip’s value chain. The subcontracting and supply chain may reveal acts or events that are contrary to Technip’s ethical principles and sustainability policies, and which may be unknown to Technip in so far as they occur before Technip’s involvement. Clients and project sponsors may also act contrary to these principles and policies, resulting in accidents or exposure to reputational damage. All this may directly or indirectly affect the image and reputation of Technip, which could ultimately impact Technip’s ability to break into new markets, create jobs or implement its operations in certain countries, ultimately resulting in financial losses.

Pirates endanger Technip’s maritime employees and assets.

Technip faces material piracy risks in the Gulf of Guinea, the Somali Basin and the Gulf of Aden, and, to a lesser extent, in Southeast Asia, Malacca and the Singapore Straits. Piracy represents a risk for both Technip’s projects and its vessels which operate and transit through sensitive maritime areas. Such risks have the potential to significantly harm crews (physically and/or psychologically) and to negatively impact the execution schedule for a project or projects. If Technip’s maritime employees or assets are endangered, additional time may be required to find an alternative solution, which may delay project realization and negatively impact Technip’s image, business, financial condition or results of operations.

Technip’s employees and operators are subject to air travel risks.

Technip operates in several countries where the performance of airlines or the air-traffic control network is poor or does not comply with Organisation for Economic Co-operation and Development standards. The limited number of flights to certain destinations, particularly domestic flights, can result in employees having to use alternative means of transportation. Should air travel risks materialize, they could impact the safety of employees, human resources, the execution of a project, or the schedule for submission of an offer and may harm Technip’s image, business, financial condition or results of operations.

Changes in laws or regulations may have a negative impact on Technip’s business.

Technip’s operations and manufacturing activities are governed by international, regional, transnational and national laws and regulations in every place where it operates, and in various often-changing fields, such as securities laws, internal control, health and safety, privacy and data protection, ethics, anti-corruption, labor and environmental laws, export control on certain specifically enumerated items or strategic industries, as well as compliance with trade or other sanctions, including, as of recently, political and economic sanctions involving the Russian Federation. Technip may be required to make financial and technical investments, suspend its activities in certain countries or may be further limited in its ability to access certain markets or countries, for an indefinite period of time, to comply with these laws and regulations, and any changes thereto. In addition, any misconduct or failure to comply with these laws and regulations could expose Technip or its employees to criminal, civil and administrative liabilities and could damage Technip’s reputation or have an adverse impact on its share value.

In exceptional cases, some of Technip’s assets may be nationalized or expropriated or some of Technip’s contractual rights may be challenged. The materialization of such risks could result in a loss of Technip’s market share and could materially adversely affect Technip’s business, financial condition or results of operations.

Changes in tax regulations or interpretations may negatively affect Technip’s tax position.

Technip operates in many countries and, as a result, is subject to taxes in a number of different jurisdictions. Revenue, including net income actually earned, deemed net profit and withholding taxes generated in the various jurisdictions, are taxed differently. The final determination of Technip’s tax liabilities requires an interpretation of local tax laws, treaties and the practices of the tax authorities of each jurisdiction in which Technip operates, as well as the making of assumptions regarding the scope of future operations and the nature and timing of the financial results generated by such operations. Changes in tax regulations and practices could materially and adversely impact Technip’s tax position and liabilities.

Technip may fail to effectively protect its intellectual property, resulting in a loss of its competitive advantage and revenue.

Some of Technip’s products, including the processes used by Technip to produce and market such products, are patented, are subject to patent applications, or represent trade secrets. However, not all countries offer the same level of protection for intellectual property rights. If Technip’s intellectual property rights were to be considered invalid, could not be protected, or if there was a failure to obtain a particular patent, its competitors could then independently develop and exploit technologies similar to Technip’s unpatented or unprotected technologies. Such events could have an impact on Technip’s brand, or could materially adversely affect Technip’s business, financial condition or results of operations.

Technip could be required to take legal action in order to enforce its intellectual property rights, as well as to assess the validity and scope of rights held by third parties. Technip could also be subject to legal action brought by third parties seeking to enforce intellectual property rights, which they claim to hold. Any court proceedings could result in major costs and require the dedication of resources, which could have an impact on Technip’s operating income.

Technip may be involved in costly and burdensome legal proceedings with clients, partners, subcontractors, employees and tax or regulatory authorities.

Technip is regularly involved in legal proceedings with clients, partners, subcontractors and tax or regulatory authorities in its course of business. Certain of these proceedings can notably lead to Technip having to pay damages and punitive damages, equitable remedies or criminal or civil sanctions, fines or disgorgement of profit. In individual cases this may also lead to formal or informal exclusion from tenders or the revocation or loss of business licenses or permits. These proceedings can also lead financial institutions that granted financings to Technip, to acknowledge the breach of certain undertakings, and insurance companies to reassess the policies from which Technip benefits.

Technip may also be involved in proceedings initiated by, among others, (i) employees or former employees of Technip with occupational disease claims related to certain activities (e.g., diving) or to exposure to hazardous substances (e.g., asbestos), (ii) tax or regulatory authorities or (iii) any third parties. Should any of these risks materialize, Technip’s image could be negatively impacted and Technip’s business, financial condition or results of operations could be materially adversely affected.

Technip faces risks relating to the expected exit of the United Kingdom from the European Union.

On June 23, 2016, the United Kingdom held a remain-or-leave referendum on the United Kingdom’s membership within the European Union, the result of which favored Brexit. A process of negotiation will determine the future terms of the United Kingdom’s relationship with the European Union, as well as whether the United Kingdom will be able to continue to benefit from the European Union’s free trade and similar agreements. The timing of the Brexit and potential impact of Brexit on Technip’s market share, sales, profitability and results of operations is unclear. Depending on the terms of Brexit, economic conditions in the United Kingdom, the European Union and global markets may be adversely affected by reduced growth and volatility. For instance, any restrictions on the freedom of movement between the United Kingdom and the European Union may impact the mobility of Technip’s personnel. In addition, a Brexit may also give rise to further political uncertainty regarding Scottish independence. The uncertainty before, during and after the period of negotiation is also expected to have a negative economic impact and to increase volatility in the markets, particularly in the Eurozone. Such volatility and negative economic impact could, in turn, materially adversely affect Technip’s business, financial condition or results of operations.

Technip’s prior work in Iran related to certain past projects may be subject to U.S. sanctions, which could have an adverse impact on its business.

As a multinational corporation organized outside the United States and with operations throughout the world, Technip has operated in certain countries where U.S. persons, U.S. entities and, in certain cases, non-U.S. entities that are owned or controlled by U.S. entities, are prohibited from doing business. Non-U.S. persons and non-U.S. entities (even if not U.S.-owned or controlled) are exposed to the risk of sanctions or penalties in certain situations. On January 16, 2016, the majority of such U.S. sanctions on Iran targeted at non-U.S. persons, including the Iran Sanctions Act of 1996 (“ISA”), as further amended and expanded by the Comprehensive Iran Sanctions, Accountability, and Divestment Act of July 2010 (“CISADA”), the Iran Threat Reduction and Syria Human Rights Act of 2012, the Iran Freedom and Counter-Proliferation Act of 2012, as well as certain U.S. Executive Orders and regulations, were lifted. However, certain sanctions targeted at U.S. persons and non-U.S. persons remain. As of June 30, 2016, Technip’s revenue generated by residual obligations linked to prior contracts was close to zero. Technip cannot however completely exclude the risk of sanctions for its actions prior to or, as the case may be, after January 16, 2016, under the ISA and CISADA and current or future U.S. laws and regulations or developments. If sanctions are imposed under U.S. sanction laws, such sanctions could have an adverse impact on its business.

Technip is exposed to credit/counter-party risk.

The global market for the production, transportation and transformation of hydrocarbons and by-products, as well as the other industrial sector markets in which Technip operates, is dominated by a small number of companies. As a result, Technip’s business relies on a limited number of customers. The loss of any key customer would materially adversely affect Technip’s business, financial condition and results of operations.

Technip is exposed to liquidity risk.

As of August 10, 2016, Standard & Poor’s corporate credit rating for Technip was BBB+/Stable/A-2.

Technip’s business generates negative working capital requirements. The contractual terms and conditions for payment are negotiated between Technip’s entities and their clients, suppliers or subcontractors for the realization of projects. These terms and conditions provide Technip’s entities with cash resources and are reflected in Technip’s financial statements as a negative working capital requirement.

Technip is exposed to currency risk, interest rate risk, commodity risk and other market risks.

Technip considers that the greatest exposure to currency risk faced by Technip is that arising from its operational activities. For each contract, a currency risk exists to the extent there are currency inflows and outflows during the tender phase of a contract or at the inception or execution of a contract. In addition, Technip’s subsidiaries are exposed to short-term financing currency risk, and Technip is exposed to foreign investment currency risk due to the fact that a significant portion of its revenues is generated outside the Eurozone (71% for the year ended December 31, 2015).

Technip is also exposed to interest rate risk. Notwithstanding Technip’s regular analysis of such exposure, Technip’s financial projects are subject to interest rate fluctuations, which in turn could materially adversely affect Technip’s business, financial condition or results of operations.

Technip also faces risks related to fluctuations in prices of shares that it holds and the prices of commodities (e.g., flexible pipes and umbilicals) Technip procures for its plants.

Technip’s insurance coverage may prove inadequate.

Technip’s global insurance policy mainly aims to protect the assets of Technip and cover any liabilities Technip may incur in performing its operations. However, no assurance can be given that the nature and amount of Technip’s insurance will be sufficient to cover Technip’s liabilities. Further, Technip’s insurance may not generally be available in the future or, if available, premiums may not be commercially justifiable. If Technip incurs substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if Technip were to incur liability at a time when Technip is not able to obtain liability insurance, such potential liabilities could materially adversely affect Technip’s business, financial condition or results of operations.

Technip’s risk management policies and procedures may fail.

Technip seeks to adopt and implement risk management policies and procedures that it considers appropriate under the circumstances. However, any such policy or procedure may prove inadequate and Technip may be unable to adequately identify, evaluate and quantify relevant risks, or it may fail in reducing risks or maintaining them at levels that are acceptable to Technip. Any such failure could materially adversely affect Technip’s business, financial condition or results of operations.

Risk Factors Relating to FMCTI’s Business

Demand for FMCTI’s products and services depends on oil and gas industry activity and expenditure levels, which are directly affected by trends in the demand for and price of crude oil and natural gas.

FMCTI is substantially dependent on conditions in the oil and gas industry, including the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Any substantial or extended decline in these expenditures may result in the reduced pace of discovery and development of new reserves of oil and gas and the reduced exploitation of existing wells, which could adversely affect demand for FMCTI’s products and services and, in certain instances, result in the cancellation, modification or rescheduling of existing orders in FMCTI’s backlog. These factors could have an adverse effect on FMCTI’s revenue and profitability. The level of exploration, development and production activity is directly affected by trends in oil and natural gas prices, which historically have been volatile.

Factors affecting the prices of oil and natural gas include, but are not limited to, the following:

•	demand for hydrocarbons, which is affected by worldwide population growth, economic growth rates and general economic and business conditions;

•	costs of exploring for, producing and delivering oil and natural gas;

•	political and economic uncertainty and socio-political unrest;

•	available excess production capacity within the Organization of Petroleum Exporting Countries (“OPEC”) and the level of oil production by non-OPEC countries;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	technological advances affecting energy consumption;

•	potential acceleration of the development of alternative fuels;

•	access to capital and credit markets, which may affect FMCTI’s customers’ activity levels and spending for FMCTI’s products and services; and

•	natural disasters.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for oilfield services and downward pressure on the prices FMCTI charges. The current downturn in the oil and gas industry has resulted in a reduction in demand for oilfield services and could further adversely affect FMCTI’s financial condition, results of operations or cash flows.

Disruptions in the political, regulatory, economic and social conditions of the countries in which FMCTI conducts business could adversely affect its business or results of operations.

FMCTI operates manufacturing facilities in the United States and in various countries across the world. Instability and unforeseen changes in any of the markets in which FMCTI conducts business, including economically and politically volatile areas such as North Africa, West Africa, the Middle East and the Commonwealth of Independent States, could have an adverse effect on the demand for FMCTI’s products and services, its financial condition or its results of operations. These factors include, but are not limited to, the following:

•	nationalization and expropriation;

•	potentially burdensome taxation;

•	inflationary and recessionary markets, including capital and equity markets;

•	civil unrest, labor issues, political instability, terrorist attacks, cyber-terrorism, military activity and wars;

•	supply disruptions in key oil producing countries;

•	ability of OPEC to set and maintain production levels and pricing;

•	trade restrictions, trade protection measures or price controls;

•	foreign ownership restrictions;

•	import or export licensing requirements;

•	restrictions on operations, trade practices, trade partners and investment decisions resulting from domestic and foreign laws and regulations;

•	changes in, and the administration of, laws and regulations;

•	inability to repatriate income or capital;

•	reductions in the availability of qualified personnel;

•	foreign currency fluctuations or currency restrictions; and

•	fluctuations in the interest rate component of forward foreign currency rates.

Because a significant portion of FMCTI’s revenue is denominated in foreign currencies, changes in exchange rates will produce fluctuations in its revenue, costs and earnings and may also affect the book value of its assets and liabilities located outside of the United States and the amount of FMCTI’s stockholders’ equity. Although it is FMCTI’s policy to seek to minimize its currency exposure by engaging in hedging transactions where appropriate, its efforts may not be successful. Moreover, certain currencies, specifically currencies in countries such as Angola and Nigeria where FMCTI has sizable operations, do not actively trade in the global foreign exchange markets and may subject FMCTI to increased foreign currency exposures. To the extent FMCTI sells its products and services in foreign markets, currency fluctuations may result in its products and services becoming too expensive for foreign customers. As a result, fluctuations in foreign currency exchange rates may affect FMCTI’s financial position or results of operations.

Moreover, Brexit has led to both near- and long-term uncertainties. As legal negotiations regarding its formal separation from the European Union occur over the next few years, the nature and extent of the effects of decisions from those negotiations is unknown. Near-term uncertainties may include continued volatility in the British pound and Euro currencies as well as volatility in global stock markets. E.U. member states are party to various treaties and agreements that facilitate the free movement of goods, services, and capital across member state jurisdictions. If the United Kingdom negotiates new treaties or agreements, the potential impact in the longer-term may include changing trade tariffs and customs duties on U.K. imports and exports, slower U.K. and E.U. economic growth and increased deregulation in the United Kingdom, all of which could affect the value of FMCTI’s foreign currency-denominated assets and liabilities or its ability to assert whether undistributed earnings in the United Kingdom will remain indefinitely reinvested.

The industries in which FMCTI operates or has operated exposes it to potential liabilities arising out of the installation or use of its products that could adversely affect its financial condition.

FMCTI is subject to potential liabilities arising from equipment malfunctions and failures, particularly due to high temperature and pressure environments, equipment misuse and natural disasters, the occurrence of which may result in uncontrollable flows of gas or well fluids, fires and explosions. Although FMCTI has obtained insurance against many of these risks, its insurance may not be adequate to cover its liabilities. Further, the insurance may not generally be available in the future or, if available, premiums may not be commercially justifiable. If FMCTI incurs substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if FMCTI were to incur liability at a time when it is not able to obtain liability insurance, such potential liabilities could have a material adverse effect on its business, results of operations, financial condition or cash flows.

FMCTI’s operations require it to comply with numerous U.S. and international regulations, violations of which could have a material adverse effect on its financial condition, results of operations or cash flows.

FMCTI is exposed to a variety of federal, state, local and international laws and regulations relating to matters such as environmental, health and safety, labor and employment, import/export control, currency exchange, bribery and corruption and taxation. These laws and regulations are complex, frequently change and have tended to become more stringent over time. In the event the scope of these laws and regulations expand in the future, the incremental cost of compliance could adversely impact FMCTI’s financial condition, results of operations or cash flows.

FMCTI’s operations outside of the United States require it to comply with numerous anti-bribery and anti-corruption regulations under the laws of the United States and various other countries. The FCPA, the Bribery Act and the Brazilian Anti-Bribery Act (also known as the Brazilian Clean Company Act), among others, apply to FMCTI and its operations. FMCTI has internal control policies and procedures and has implemented training and compliance programs for its employees and agents with respect to these regulations. However, FMCTI’s policies, procedures and programs may not always protect it from reckless or criminal acts committed by its employees or agents, and severe criminal or civil sanctions may be imposed as a result of violations of these laws. FMCTI is also subject to the risks that its employees, joint venture partners and agents outside of the United States may fail to comply with applicable laws.

Moreover, FMCTI imports raw materials, semi-finished goods, and finished products into many countries for use in such countries or for manufacturing and/or finishing for re-export and import into another country for use or further integration into equipment or systems. Most movement of raw materials, semi-finished or finished products involves imports and exports. As a result, compliance with multiple trade sanctions, embargoes and import/export laws and regulations, as well as the recently enacted conflict minerals reporting requirements, pose a constant challenge and risk to FMCTI since its business is conducted on a worldwide basis through various subsidiaries. FMCTI’s failure to comply with these laws and regulations could materially affect its reputation, financial condition and results of operations.

Compliance with environmental laws and regulations may adversely affect FMCTI’s business and results of operations.

Environmental laws and regulations in the United States and other countries affect the equipment, systems and services FMCTI designs, markets and sells, as well as the facilities where it manufactures its equipment and systems. FMCTI is required to invest financial and managerial resources to comply with environmental laws and regulations and believes that it will continue to be required to do so in the future. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, or the issuance of orders enjoining operations. These laws and regulations, as well as the adoption of new legal requirements or other laws and regulations affecting exploration and development of drilling for crude oil and natural gas, could adversely affect FMCTI’s business and operating results by increasing its costs, limiting the demand for its products and services or restricting its operations.

International, national and state governments and agencies are currently evaluating and/or promulgating legislation and regulations that are focused on restricting greenhouse gas emissions. For instance, under the U.S. Clean Air Act, the U.S. Environmental Protection Agency (“EPA”) has made findings that greenhouse gas emissions endanger public health and the environment, resulting in the EPA’s adoption of regulations requiring construction and operating permit reviews of certain stationary sources with major emissions of greenhouse gases, which reviews require the installation of new greenhouse gas emission control technologies. The EPA has also promulgated rules requiring the monitoring and annual reporting of greenhouse gas emissions from certain sources, including onshore and offshore oil and natural gas production facilities and onshore oil and natural gas processing, transmission, storage and distribution facilities. In August 2015, the EPA also announced proposed rules that would establish new air emission controls for methane emissions from certain new, modified or reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage activities, as part of an overall effort to reduce methane emissions by up to 45% by 2025. To the extent FMCTI’s customers are subject to these or other similar proposed or newly enacted laws and regulations, the additional costs incurred by FMCTI’s customers to comply with such laws and regulations could impact their ability or desire to continue to operate at current or anticipated levels, which would negatively impact their demand for FMCTI’s products and services. In addition, any new laws or regulations establishing cap-and-trade or that favor the increased use of non-fossil fuels may dampen demand for oil and gas production and lead to lower spending by FMCTI’s customers for FMCTI’s products and services. Similarly, to the extent FMCTI is or becomes subject to any of these or other similar proposed or newly enacted laws and regulations, FMCTI expects that its efforts to monitor, report and comply with such laws and regulations, and any related taxes imposed on companies by such programs, will increase its cost of doing business and may have a material adverse effect on its financial condition and results of operations.

Moreover, environmental concerns have been raised regarding the potential impact of hydraulic fracturing on underground water supplies. Although FMCTI does not perform hydraulic fracturing, it does provide equipment and services to companies employing this enhanced recovery technique. There have been several regulatory and governmental initiatives in the United States to restrict the hydraulic fracturing process, which could have an adverse impact on FMCTI’s customers’ completion or production activities. For example, the EPA has issued final regulations under the U.S. Clean Air Act governing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and proposed in April 2015 the prohibition of the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Also, the U.S. Bureau of Land Management finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. The U.S. District Court of Wyoming has temporarily stayed implementation of this rule, and a final decision has not yet been issued. These and other similar state and foreign regulatory initiatives, if adopted, would establish additional levels of regulation for FMCTI’s customers that could make it more difficult for FMCTI’s customers to complete natural gas and oil wells and could adversely affect the demand for FMCTI’s equipment and services, which, in turn, could adversely affect FMCTI’s financial condition, results of operations or cash flows.

FMCTI may lose money on fixed-price contracts.

As is customary for the types of businesses in which FMCTI operates, FMCTI often agrees to provide products and services under fixed-price contracts. Under these contracts, FMCTI is typically responsible for cost overruns. FMCTI’s actual costs and any gross profit realized on these fixed-price contracts may vary from the estimated amounts on which these contracts were originally based. There is inherent risk in the estimation process, including significant unforeseen technical and logistical challenges or longer-than-expected lead times. A fixed-price contract may prohibit FMCTI’s ability to mitigate the impact of unanticipated increases in raw material prices through increased pricing. Depending on the size of a project, variations from estimated contract performance could have a significant impact on FMCTI’s financial condition, results of operations or cash flows.

Disruptions in the timely delivery of FMCTI’s backlog could affect its future sales, profitability, and its relationships with its customers.

Many of the contracts FMCTI enters into with its customers require long manufacturing lead times due to complex technical and logistical requirements. These contracts may contain clauses related to liquidated damages or financial incentives regarding on-time delivery, and a failure by FMCTI to deliver in accordance with customer expectations could subject it to liquidated damages or loss of financial incentives, reduce its margins on these contracts or result in damage to existing customer relationships. The ability to meet customer delivery schedules for this backlog is dependent on a number of factors, including, but not limited to, access to the raw materials required for production, an adequately trained and capable workforce, subcontractor performance, project engineering expertise and execution, sufficient manufacturing plant capacity and appropriate planning and scheduling of manufacturing resources. Failure to deliver backlog in accordance with expectations could negatively impact FMCTI’s financial performance, particularly in light of the current industry environment where customers may seek to improve their returns or cash flows.

Due to the types of contracts FMCTI enters into, the cumulative loss of several major contracts or alliances may have an adverse effect on its results of operations.

FMCTI often enters into large, long-term contracts that, collectively, represent a significant portion of its revenue. These agreements, if terminated or breached, may have a larger impact on FMCTI’s operating results or its financial condition than shorter-term contracts due to the value at risk. If FMCTI were to lose several key alliances or agreements over a relatively short period of time, it could experience a significant adverse impact on its financial condition, results of operations or cash flows.

Increased costs of raw materials and other components may result in increased operating expenses and adversely affect FMCTI’s results of operations or cash flows.

FMCTI’s results of operations may be adversely affected by its inability to manage the rising costs and availability of raw materials and components used in its wide variety of products and systems. Unexpected changes in the size and timing of regional and/or product markets, particularly for short lead-time products, could affect FMCTI’s results of operations or cash flows.

In accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC’s rules regarding mandatory disclosure and reporting requirements by public companies of their use of “conflict minerals” (tantalum, tin, tungsten and gold) originating in the Democratic Republic of Congo and adjoining countries became effective in 2014. While the conflict minerals rule continues in effect as adopted, there remains uncertainty regarding how the conflict minerals rule, and FMCTI’s compliance obligations, will be affected in the future. Additional requirements under the rule could affect sourcing at competitive prices and availability in sufficient quantities of certain of the conflict minerals used in the manufacture of FMCTI’s products or in the provision of its services, which could have a material adverse effect on FMCTI’s ability to purchase these products in the future. The costs of compliance, including those related to supply chain research, the limited number of suppliers and possible changes in the sourcing of these minerals, could have a material adverse effect on FMCTI’s results of operations or cash flows.

A failure of FMCTI’s information technology infrastructure could adversely impact its business and results of operations.

The efficient operation of FMCTI’s business is dependent on its information technology (“IT”) systems. Accordingly, FMCTI relies upon the capacity, reliability and security of its IT hardware and software infrastructure and its ability to expand and update this infrastructure in response to its changing needs. Despite FMCTI’s implementation of security measures, its systems are vulnerable to damages from computer viruses, natural disasters, incursions by intruders or hackers, failures in hardware or software, power fluctuations, cyber terrorists and other similar disruptions. Additionally, FMCTI relies on third parties to support the operation of its IT hardware and software infrastructure, and in certain instances, utilize web-based applications. Although no such material incidents have occurred to date, the failure of FMCTI’s IT systems or those of its vendors to perform as anticipated for any reason or any significant breach of security could disrupt FMCTI’s business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, inappropriate disclosure of confidential and proprietary information, reputational harm, increased overhead costs and loss of important information, which could have a material adverse effect on FMCTI’s business and results of operations. In addition, FMCTI may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

FMCTI’s success depends on its ability to implement new technologies and services.

FMCTI’s success depends on the ongoing development and implementation of new product designs and improvements and on its ability to protect and maintain critical intellectual property assets related to these developments. If FMCTI is not able to obtain patent or other protection of its intellectual property rights, it may not be able to continue to develop systems, services and technologies to meet evolving industry requirements, and if so, at prices acceptable to its customers.

Uninsured claims and litigation against FMCTI, including intellectual property litigation, could adversely impact FMCTI’s financial condition, results of operations or cash flows.

FMCTI could be impacted by the outcome of pending litigation, as well as unexpected litigation or proceedings. FMCTI has insurance coverage against operating hazards, including product liability claims and personal injury claims related to its products, to the extent deemed prudent by its management and to the extent insurance is available. However, no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify FMCTI against liabilities arising out of pending and future claims and litigation. FMCTI’s financial condition, results of operations or cash flows could be adversely affected by unexpected claims not covered by insurance.

In addition, the tools, techniques, methodologies, programs and components FMCTI uses to provide its services may infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs. Royalty payments under licenses from third parties, if available, would increase FMCTI’s costs. If a license were not available, FMCTI might not be able to continue providing a particular service or product, which could adversely affect its financial condition, results of operations or cash flows. Additionally, developing non-infringing technologies would increase FMCTI’s costs.

A deterioration in future expected profitability or cash flows could result in an impairment of FMCTI’s recorded goodwill.

Goodwill is tested for impairment on an annual basis, or more frequently when impairment indicators arise. A lower fair value estimate in the future for any of FMCTI’s reporting units could result in goodwill impairments. Factors that could trigger a lower fair value estimate include changes in customer demand, cost increases, regulatory or political environment changes, and other changes in market conditions, such as decreased prices in similar market-based transactions, which could impact future earnings of the reporting unit.

As of June 30 2016, FMCTI’s U.S. surface integrated services reporting unit had recorded goodwill of $63.3 million. The decline in crude oil prices that began in 2014 and continued throughout 2015 has introduced uncertainty associated with certain key assumptions used in estimating fair value of the reporting unit. Depressed crude oil and natural gas prices for a prolonged period of time may adversely affect the economics of FMCTI’s customers’ projects, particularly shale-related projects in North America, which may lead to the reduction in demand for its products and services, negatively impacting the financial results of the reporting unit. FMCTI’s estimate of fair value for the U.S. surface integrated services reporting unit relies on third-party projections of the number of hydraulic fracturing stages expected to be completed as well as the expected recovery of the overall North American oil and gas market. FMCTI management is monitoring the overall market, specifically crude oil and natural gas prices, and its effect on the estimates and assumptions used in FMCTI’s goodwill impairment test for U.S. surface integrated services, which may require re-evaluation and could result in an impairment of goodwill for this reporting unit.

As of June 30, 2016, FMCTI’s separation systems reporting unit had recorded goodwill of $54.7 million. The decline in crude oil prices and its related effect on customer capital spending has led to negative margins for separation systems in 2015. FMCTI’s estimate of fair value for the separation systems reporting unit relies on assumptions of lower oil and gas activity over the next few years with expected market recovery in 2019 for this business. To mitigate the impact of lower commodity prices, management is expanding the reporting unit’s existing product offering in both greenfield and brownfield applications by introducing differentiating technology and expanding the system and solutions business as a growth platform. FMCTI management is monitoring the overall market, specifically crude oil prices and changes in customer capital spending, and its effect on the estimates and assumptions used in FMCTI’s goodwill impairment test for separation systems, which may require re-evaluation and could result in an impairment of goodwill for this reporting unit.

A downgrade in FMCTI’s debt rating could restrict its ability to access the capital markets.

The terms of FMCTI’s financing are, in part, dependent on the credit ratings assigned to its debt by independent credit rating agencies. FMCTI cannot provide assurance that any of its current credit ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Factors that may impact FMCTI’s credit ratings include debt levels, capital structure, planned asset purchases or sales, near- and long-term production growth opportunities, market position, liquidity, asset quality, cost structure, product mix, customer and geographic diversification and commodity price levels. A downgrade in FMCTI’s credit ratings, particularly to non-investment grade levels, could limit its ability to access the debt capital markets, refinance its existing debt or cause it to refinance or issue debt with less favorable terms and conditions. Moreover, FMCTI’s revolving credit agreement includes an increase in interest rates if the ratings for its debt are downgraded, which could have an adverse effect on its results of operations. An increase in the level of FMCTI’s indebtedness and related interest costs may increase its vulnerability to adverse general economic and industry conditions and may affect its ability to obtain additional financing.

FMCTI’s industry is undergoing consolidation that may impact its results of operations.

FMCTI’s industry, including its customers and competitors, is undergoing consolidation, which may affect demand for its products and services as a result of price concessions or decreased customer capital spending. This consolidation activity could have a significant negative impact on FMCTI’s results of operations, financial condition or cash flows. FMCTI is unable to predict what effect consolidations in the industry may have on prices, capital spending by its customers, its selling strategies, its competitive position, its ability to retain customers or its ability to negotiate favorable agreements with its customers.

FMCTI’s businesses are dependent on the continuing services of certain of its key managers and employees.

FMCTI depends on key personnel. The loss of any key personnel could adversely impact FMCTI’s business if it is unable to implement key strategies or transactions in their absence. The loss of qualified employees or an inability to retain and motivate additional highly skilled employees required for the operation and expansion of FMCTI’s business could hinder its ability to successfully conduct research activities and develop marketable products and services.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR TECHNIP

The following tables set forth selected historical consolidated financial and other data of Technip for the periods indicated and have been derived from:

•	the interim condensed consolidated financial statements as of June 30, 2016 and for the six months ended June 30, 2016, included elsewhere in this proxy statement/prospectus;

•	the interim condensed consolidated financial statements as of June 30, 2015 and for the six months ended June 30, 2015, which are not included in this proxy statement/prospectus;

•	the annual consolidated financial statements as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this proxy statement/prospectus; and

•	the annual consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which are not included in this proxy statement/prospectus.

The following information is presented in millions of Euro, unless otherwise specified, and is presented in accordance with IFRS as issued by the IASB and endorsed by the European Union.

The following information should be read in conjunction with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Technip,” and “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus and the annual consolidated financial statements included elsewhere in this proxy statement/prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2016	2015	2015	2014	2013	2012(1)	2011(2)
	(In millions of Euro, except per share data)
Revenues	4,287.4	5,336.4	10,337.9	10,073.9	8,847.7	8,203.9	6,813.0
Net Income / (Loss) from Continuing Operations	237.4	(216.2)	56.2	442.4	570.0	546.7	502.5
Net Income / (Loss) Per Common Share (Basic)	2.00	(1.95)	0.39	3.89	5.06	4.94	4.69
Total Assets	13,821.0	14,182.0	13,669.0	13,419.8	12,737.2	11,327.4	11,787.4
Non-Current Financial Debts	1,555.5	1,671.7	1,626.0	2,356.6	2,214.3	1,542.5	1,553.4
Total Equity	4,723.8	4,288.5	4,544.9	4,375.2	4,174.1	3,962.1	3,626.4

(1)	2012 Revenues have not been restated for the retrospective impact of the first time application of IFRS 10 and IFRS 11 in 2013.
(2)	2011 Revenues, Total Assets and Long-term Obligations have not been restated for the retrospective impact of the first time application of IFRS 10 and IFRS 11 in 2013.

2011 Net Income/(Loss) from continuing operations and related per share data have not been restated for the retrospective impact of the first time application of IAS 19(R) in 2013.

Consolidated Statement of Financial Position Data

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2016	2015	2015	2014	2013	2012	2011(1)
	(In millions of Euro, except per share data)
Cash and Cash Equivalents	2,808.3	2,499.7	2,919.1	2,685.6	2,989.1	2,179.3	2,808.7
Total Assets	13,821.0	14,182.0	13,669.0	13,419.8	12,737.2	11,327.4	11,787.4
Current and Non-Current Financial Debts	2,303.5	2,562.0	2,563.1	2,613.0	2,373.8	1,899.7	2,151.6
Non-Current Liabilities(2)	1,960.8	2,173.4	2,075.6	2,825.0	2,726.9	2,054.4	1,988.9
Total Stockholders’ Equity	4,723.8	4,288.5	4,544.9	4,375.2	4,174.1	3,962.1	3,626.4
Equity attributable to owners of the parent	4,715.5	4,268.2	4,536.4	4,363.4	4,156.8	3,948.9	3,604.7
Issued Capital	93.3	89.3	90.8	86.9	86.7	86.2	84.6
Ordinary Shares Issued (in thousands of Shares)	122,336.9	117,099.0	119,024.5	113,945.3	113,680.3	113,040.5	110,987.8

(1)	2011 Cash and Cash Equivalents, Total Assets, Current and Non-Current Financial Debts and Non-Current Liabilities have not been restated for the retrospective impact of the first time application of IFRS 10 and IFRS 11 in 2013.
(2)	Non-Current Liabilities includes Non-Current Financial Debts, Non-Current Provisions and Deferred Tax Liabilities, as well as Other Non-Current Liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR FMCTI

The selected historical consolidated financial data of FMCTI for the periods presented below have been derived from:

•	the unaudited condensed consolidated historical financial data as of June 30, 2016 and for the six months ended June 30, 2016 and 2015, have been derived from “Item 1. Financial Statements” of FMCTI’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on July 28, 2016 and incorporated by reference into this proxy statement/prospectus. The balance sheet data as of June 30, 2015 is derived from unaudited condensed consolidated financial statements of FMCTI not incorporated by reference into this proxy statement/prospectus.

•	the balance sheet data as of December 31, 2015 and 2014, and the statements of income data for the years ended December 31, 2015, 2014 and 2013 have been derived from “Item 8. Financial Statements and Supplementary Data” of FMCTI’s Annual Report on Form 10-K filed with the SEC on February 24, 2016 and incorporated by reference into this proxy statement/prospectus. The balance sheet data as of December 31, 2013, 2012 and 2011 and the statements of income for the fiscal years ended December 31, 2012 and 2011 are derived from audited consolidated financial statements of FMCTI not incorporated by reference into this proxy statement/prospectus.

The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The unaudited condensed consolidated financial statements were prepared on a basis consistent with its annual audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

The historical consolidated financial statements of FMCTI are reported pursuant to U.S. GAAP and are presented in U.S. dollars, unless otherwise specified.

The selected historical consolidated financial data presented below should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FMCTI,” and the audited consolidated financial statements incorporated by reference herein. FMCTI’s historical operating results are not necessarily indicative of future operating results.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
(in millions of U.S. dollars, except per share data)	2016	2015	2015 (As Adjusted)	2014	2013	2012	2011
Statement of income data:
Total revenue	$2,359.0	$3,390.4	$6,362.7	$7,942.6	$7,126.2	$6,151.4	$5,099.0
Total costs and expenses	2,287.9	3,003.8	5,770.6	6,874.1	6,378.6	5,546.6	4,536.6
Net income	21.9	256.1	394.8	705.3	506.6	434.8	403.5
Net income attributable to FMC Technologies, Inc.	22.0	255.5	393.1	699.9	501.4	430.0	399.8
Earnings per share from continuing operations attributable to FMC Technologies, Inc.:(1)
Basic earnings per share	$0.10	$1.10	$1.70	$2.96	$2.10	$1.79	$1.66
Diluted earnings per share	$0.10	$1.10	$1.70	$2.95	$2.10	$1.78	$1.64
Cash dividends declared	$—	$—	$—	$—	$—	$—	$—

	As of and for the six months ended June 30,		As of and for the years ended December 31,
(in millions of U.S. dollars, except per share data)	2016	2015	2015 (As Adjusted)	2014	2013	2012	2011
Balance sheet data:
Total assets	$6,160.8	$6,893.9	$6,419.4	$7,172.1	$6,605.6	$5,902.9	$4,271.0
Net (debt) cash(2)	(251.3)	(699.4)	(239.8)	(666.6)	(973.2)	(1,298.7)	(279.6)
Long-term debt, less current portion	1,298.7	1,275.2	1,134.1	1,293.7	1,329.8	1,580.4	36.0
Total FMC Technologies, Inc. stockholders’ equity	2,628.2	2,597.6	2,524.1	2,456.3	2,317.2	1,836.9	1,424.6
Other financial information:
Capital expenditures	$67.0	$161.2	$250.8	$404.4	$314.1	$405.6	$274.0
Cash flows provided by operating activities	105.0	235.7	932.4	892.5	795.4	138.4	164.8
Segment operating capital employed(3)	3,198.5	3,734.0	3,219.1	3,672.7	3,610.8	3,572.6	2,204.2
Order backlog(4)	3,386.9	5,323.8	4,355.6	6,619.4	6,998.2	5,377.8	4,876.4

(1)	On February 25, 2011, FMCTI’s Board of Directors approved a two-for-one stock split of FMCTI’s outstanding shares of common stock. The stock split was completed in the form of a stock dividend that was issued on June 30, 2011. All per share information presented has been adjusted to reflect the stock split.
(2)	Net (debt) cash consists of cash and cash equivalents less short-term debt, long-term debt and the current portion of long-term debt. Net (debt) cash is a non-GAAP measure that management uses to evaluate FMCTI’s capital structure and financial leverage. See “Liquidity and Capital Resources” in Part II, Item 7 of FMCTI’s Form 10-K (incorporated by reference herein) for additional discussion of net (debt) cash.
(3)	FMCTI views segment operating capital employed, which consists of assets, net of liabilities, as the primary measure of segment capital. Segment operating capital employed excludes corporate debt facilities and certain investments, pension liabilities, deferred and currently payable income taxes and last-in, first-out (“LIFO”) inventory adjustments. See additional financial information about segment operating capital employed in Note 20 to FMCTI’s consolidated financial statements in Part II, Item 8 of FMCTI’s Annual Report on Form 10-K (incorporated by reference herein).
(4)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, which we refer to as the pro forma financial statements, give effect to the Mergers to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Technip identified as the accounting acquirer. ASC 805 provides that in identifying the acquiring entity, all pertinent facts and circumstances must be considered, including, but not limited to, the relative voting rights of the stockholders of the constituent companies in the combined company, significant minority voting interest, the composition of the board of directors and senior management of the combined company, the terms of the exchange of equity securities in the business combination, including the payment of any premium, and the relative size of each company. After careful consideration of all of the company-specific facts, the merger-related facts and the Business Combination Agreement, FMCTI and Technip determined that the factors were neutral to or supportive of the conclusion that Technip is considered the accounting acquirer. The factors that most notably support this determination are (i) the relative voting interest of Technip and FMCTI in the combined company whereby the Technip stockholders will have majority voting interest of approximately 51%, (ii) the minority voting interest and (iii) the relative size of FMCTI’s and Technip’s revenue, total assets, workforce and global footprint.

The unaudited pro forma condensed combined statements of income have been prepared to give effect to the Mergers as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the Mergers as if they had been completed on June 30, 2016.

The pro forma financial statements are based on the historical audited and unaudited consolidated financial position and results of operations of Technip and FMCTI. The pro forma financial statements should be read in conjunction with the information contained in the sections entitled “The Mergers,” “Selected Historical Consolidated Financial Data For Technip,” “Selected Historical Consolidated Financial Data For FMCTI” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations Of Technip” of this proxy statement/prospectus and the historical consolidated financial statements and related notes appearing elsewhere, or incorporated within, this proxy statement/prospectus.

U.S. GAAP requires that, for each business combination, one of the combining entities be identified as the acquirer, and the existence of a controlling financial interest be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, under certain circumstances, the acquirer for accounting purposes may not necessarily be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination). As discussed above, Technip was determined to be the acquirer for accounting purposes. As a result, the Mergers will be accounted for as an acquisition of FMCTI by Technip. Accordingly, FMCTI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the Mergers, with the excess of the purchase consideration over the fair value of FMCTI’s net assets being recorded as goodwill. The Technip assets and liabilities together with Technip operations will continue to be recorded at their pre-combination historical carrying value for all periods presented (including pre-combination) in the consolidated financial statements of the combined company. After completion of the Mergers, the results of operations of both companies will be included in the consolidated financial statements of the combined company. Valuations of property, plant and equipment, and intangible and other assets acquired and liabilities assumed, along with assessments of favorable and unfavorable leases, are preliminary as management is still reviewing the existence, characteristics and assumptions related to FMCTI’s assets acquired and liabilities assumed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations at the time of consummation of the Mergers. After consummation of the Mergers, the completion of the valuation work could result in significantly different depreciation and amortization expenses and balance sheet classifications.

The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting completion of the Mergers are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the pro forma financial statements.

The historical financial information of FMCTI are reported pursuant to U.S. GAAP and presented in U.S. dollars. The historical financial information of Technip are reported pursuant to IFRS and presented in Euro. The unaudited condensed consolidated financial statements used in the preparation of the pro forma financial statements include adjustments and reclassifications to convert the balance sheet and statement of income of Technip from IFRS as issued by the IASB to U.S. GAAP and to translate the financial statements from Euro to U.S. dollars.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Mergers, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies or cost savings that may be achieved. The fair value adjustments applied to the assets acquired and liabilities assumed reflected in the pro forma financial data is preliminary and is based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. The pro forma financial statements do not include any fair value adjustments associated with the tangible fixed assets of FMCTI as management has preliminarily concluded that the historical carrying value of the assets approximates the current fair market value. The pro forma financial statements do not reflect any adjustments associated with the long-term debt of either Technip or FMCTI as management continues to assess the most appropriate capitalization structure of the combined company and any pro forma adjustment associated with the required or voluntary repayment of long-term debt or the new long-term funding arrangements would not be factually supportable at this time. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuations may result in material changes to the preliminary estimated purchase price allocation.

The pro forma adjustments included in this proxy statement/prospectus are subject to modification depending on changes in interest rates, changes in share prices and the final fair value determination for assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed. The final allocation of the total purchase accounting will be determined after the Mergers are closed and after completion of thorough analyses to determine the fair value of FMCTI’s tangible and identifiable intangible assets acquired and liabilities assumed as of the date the Mergers are completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the pro forma financial statements may change the amount of the total purchase consideration allocated to goodwill, if any, and other assets and liabilities and may impact the combined company statements of income due to adjustments in amortization of the adjusted assets or liabilities. Any changes to FMCTI’s equity, including results of operations from June 30, 2016 through the date the Mergers are completed, will also change the purchase accounting, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma financial statements presented in this proxy statement/prospectus.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Mergers been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Mergers. The actual financial position and results of operations of the combined company following the Mergers may significantly differ from the pro forma financial statements reflected herein due to a variety of factors. The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2016

	Historical Technip (Note 4a)	Historical FMCTI (Note 4b)	Purchase Accounting Adjustments	Notes	Other Adjustments	Notes	Pro Forma Condensed Combined
(In millions of U.S. dollars)
Assets
Cash and cash equivalents	$3,117.8	$1,075.0	$—		$—		$4,192.8
Trade receivables	2,183.2	782.2	—		—		2,965.4
Costs and estimated earnings in excess of billings on uncompleted contracts	719.2	665.7	—		—		1,384.9
Inventories	453.6	679.0	—		—		1,132.6
Derivative financial instruments	134.2	151.8	—		—		286.0
Prepaid expenses	—	53.4	—		(53.4)	4(h)	—
Income taxes receivable	301.8	48.1	—		21.0	4(g)	370.9
Other current assets	817.0	250.0	—		53.4	4(h)	1,120.4

Total current assets	7,726.8	3,705.2	—		21.0		11,453.0
Investments in equity affiliates	162.8	—	—		—		162.8
Investments	7.1	25.2	—		—		32.3
Other financial assets	237.2		—		—		237.2
Property, plant and equipment, net	2,744.9	1,328.8	—		—		4,073.7
Goodwill	3,848.2	522.5	3,053.2	3,4(f), 4(g)			7,423.9
Intangible assets, net	112.1	230.8	1,039.2	4(c)	—		1,382.1
Deferred income taxes	514.7	184.3	—	4(d)	—		699.0
Derivative financial instruments	—	2.6	—		—		2.6
Other assets	—	161.4	—		—		161.4

Total assets	$15,353.8	$6,160.8	$4,092.4		$21.0		$25,628.0

Liabilities and equity
Short-term debt and current portion of long-term debt	$839.2	$27.6	$—		$—		$866.8
Accounts payable, trade	2,835.6	415.0	77.0	4(g)	61.1	4(g)	3,388.7
Advance payments	636.3	456.9	—		—		1,093.2
Billings in excess of costs and estimated earnings on uncompleted contracts	907.9	146.4	—		—		1,054.3
Accrued payroll	—	169.2	—		(169.2)	4(h)	—
Derivative financial instruments	311.1	216.5	—		—		527.6
Income taxes payable	368.3	41.0	—		—		409.3
Other current liabilities	2,035.4	315.1	—		169.2	4(h)	2,519.7

Total current liabilities	7,933.8	1,787.7	77.0		61.1		9,859.6
Long-term debt, less current portion	1,726.9	1,298.7	—		—		3,025.6
Accrued pension and other post-retirement benefits, less current portion	191.8	210.5	—		—		402.3
Derivative financial instruments	—	7.0	—		—		7.0
Deferred income taxes	164.2	119.4	392.6	4(d)	—		676.2
Other liabilities	98.1	93.3	—		—		191.4
Commitments and contingent liabilities
Stockholders’ equity:
Share capital / common stock	103.6	2.9	(2.9 4.8)	4(e) 4(f)	(103.6)	4(h)	4.8
Common stock held in employee benefit trust	—	(7.0)	7.0	4(e)	—		—
Treasury stock	(34.5)	(1,638.5)	1,638.5	4(e)	—		(34.5)
Capital in excess of par value of common stock	2,556.0	761.6	(761.6 6,246.2)	4(e) 4(f)	103.6	4(h)	8,905.8
Retained earnings	2,662.8	4,271.7	(4,271.7)	4(e)	(40.1)	4(g)	2,622.7
Accumulated other comprehensive loss	(58.1)	(762.5)	762.5	4(e)	—		(58.1)

Total stockholders’ equity	5,229.8	2,628.2	3,622.8		(40.1)		11,440.7
Noncontrolling interests	9.2	16.0	—				25.2

Total equity	5,239.0	2,644.2	3,622.8		(40.1)		11,465.9

Total liabilities and equity	$15,353.8	$6,160.8	$4,092.4		$21.0		$25,628.0

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

	Historical Technip (Note 5a)	Historical FMCTI Note (5b)	Purchase Accounting and Other Adjustments	Notes	Pro Forma Condensed Combined	Notes
(In millions of U.S. dollars, except per share data)
Revenue	$11,472.0	$6,362.7	$53.8	5(f)	$17,888.5
Costs and expenses
Cost of revenue	9,890.8	4,894.8	216.9	5(c)	15,002.5
Selling, general and administrative expense	689.7	628.3	(3.5)	5(d)	1,314.5
Research and development expense	95.5	135.3	—		230.8
Restructuring and impairment expense	521.3	112.2	—		633.5

Total costs and expenses	11,197.3	5,770.6	213.4		17,181.3
Other income (expense), net	5.3	(57.2)	58.1	5(f)	6.2
Share of income/(loss) of equity affiliates	7.2	—	(53.8)	5(f)	(46.6)

Income before financial income/(expense), net and income taxes	287.2	534.9	(155.3)		666.8
Financial income/(expenses), net	(129.6)	(32.3)	(58.1)	5(f)	(220.0)

Income before income taxes	157.6	502.6	(213.4)		446.8
Provision for income taxes	132.3	107.8	(75.9)	5(e)	164.2

Net income	$25.3	$394.8	$(137.5)		$282.6

Net income/(loss) attributable to Technip / FMCTI, respectively	$26.2	$393.1	$(137.5)		$281.8
Net income/(loss) attributable to minority interests	(0.9)	1.7			0.8
Earnings per share attributable to Technip / FMCTI, respectively
Basic	$0.23	$1.70			$0.59
Diluted	$0.23	$1.70			$0.58
Weighted average shares outstanding to Technip / FMCTI, respectively
Basic	114.9	230.9			475.3	5(g)
Diluted	114.9	231.7			486.6	5(g)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016

	Historical Technip (Note 5a)	Historical FMCTI (Note 5b)	Purchase Accounting and Other Adjustments	Notes	Pro Forma Condensed Combined	Notes
(In millions of U.S. dollars, except per share data)
Revenue	$4,782.6	$2,359.0	$25.5	5(f)	$7,167.1
Costs and expenses:
Cost of revenue	3,938.1	1,853.6	109.0	5(c)	5,900.7
Selling, general and administrative expense	291.0	316.5	(19.4)	5(d)	588.1
Research and development expense	45.9	66.2	—		112.1
Restructuring and impairment expense	116.3	51.6	(16.7)	5(d)	151.2

Total costs and expenses	4,391.3	2,287.9	72.9		6,752.1
Other income (expense), net	(2.1)	(20.7)	19.6	5(f)	(3.2)
Share of income/(loss) of equity affiliates	38.6	—	(25.5)	5(f)	13.1

Income before financial income/(expense), net and income taxes	427.8	50.4	(53.3)		424.9
Financial income/(expenses), net	(125.0)	(15.1)	(19.6)	5(f)	(159.7)

Income before income taxes	302.8	35.3	(72.9)		265.2
Provision for income taxes	41.8	13.4	(32.4)	5(e)	22.8

Net income	$261.0	$21.9	$(40.5)		$242.4

Net income/(loss) attributable to Technip / FMCTI, respectively	$261.3	$22.0	$(40.5)		$242.8
Net income/(loss) attributable to minority interests	(0.3)	(0.1)			(0.4)
Earnings per share attributable to Technip / FMCTI, respectively
Basic	$2.20	$0.10			$0.51
Diluted	$2.10	$0.10			$0.50
Weighted average shares outstanding to Technip / FMCTI, respectively
Basic	118.9	227.5			475.3	5(g)
Diluted	124.5	228.5			486.6	5(g)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Mergers

On June 14, 2016, FMCTI, Technip and Topco entered into the Business Combination Agreement. The Business Combination Agreement provides for (i) the Technip Merger (the merger of Technip with and into Topco, with Topco surviving the merger), and immediately thereafter, (ii) the FMCTI Merger (the merger of a wholly owned indirect subsidiary of Topco, Merger Sub, with and into FMCTI, with FMCTI surviving as a wholly owned subsidiary of Topco), in each case subject to the terms and conditions of the Business Combination Agreement. At the Technip Merger Effective Time, Technip Shares, other than Technip Shares owned by Technip or its wholly owned subsidiaries, will be converted into the right to receive 2.00 ordinary shares of Topco.

At the FMCTI Merger Effective Time, FMCTI Shares, other than FMCTI Shares owned by FMCTI, Topco, Merger Sub or their respective wholly owned subsidiaries or held in a grantor trust for the benefit of service providers, will be converted into the right to receive 1.00 ordinary share of Topco. Topco will apply to list its shares to be issued in the Mergers on the NYSE and Euronext Paris. Based on the respective capitalization of Technip and FMCTI as of the date of execution of the MOU, following consummation of the Mergers, former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis. FMCTI and Technip have agreed that the corporate form of Topco will be changed to a public limited company prior to closing.

Consummation of the Mergers is subject to certain conditions, including approval by FMCTI stockholders and Technip stockholders. In addition, the proposed Mergers require regulatory approvals in the United States and certain other countries. The Mergers are expected to close in early 2017.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information are based on Technip’s and FMCTI’s historical consolidated financial statements as adjusted to give pro forma effect to the acquisition of FMCTI by Technip. The pro forma effects relate to events that are (i) directly attributable to the Mergers, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by FMCTI and Technip management to illustrate the estimated effect of the Mergers and certain other adjustments. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the FMCTI assets acquired and liabilities assumed at the date of the completion of the Mergers. The unaudited pro forma combined financial statements of income for the six months ended June 30, 2016 and the year ended December 31, 2015 give effect to the acquisition of FMCTI as if it had occurred on January 1, 2015. The unaudited pro forma combined balance sheet as of June 30, 2016 gives effect to the acquisition of FMCTI as if it has occurred on June 30, 2016.

Technip’s historical results are derived from Technip’s unaudited condensed consolidated balance sheet as of June 30, 2016, audited consolidated statement of income for the year ended December 31, 2015, and unaudited condensed consolidated statement of income for the six months ended June 30, 2016 prepared in accordance with IFRS. FMCTI’s historical results are derived from the unaudited condensed consolidated balance sheet as of June 30, 2016, audited consolidated statement of income for the year ended December 31, 2015 and unaudited condensed consolidated statement of income for the six months ended June 30, 2016 prepared in accordance with U.S. GAAP.

Upon closing of the Mergers, Forsys Subsea, the 50/50 joint venture between FMCTI and Technip, will be consolidated by the combined company. However, no pro forma adjustments have been reflected in the unaudited pro forma financial information to consolidate Forsys Subsea due to (i) the joint venture’s recent inception in 2015 and (ii) the fair value of Forsys Subsea being reflected in the exchange ratios, and thus in goodwill arising from the purchase accounting related to the Mergers.

On a preliminary basis, the intangible assets and goodwill recognized in the preliminary purchase price accounting have been considered as non-deductible for tax purposes. Accordingly, a deferred tax liability has been recognized at a rate of 35% on intangible assets acquired.

Significant Accounting Policies

The combined company will be a domestic registrant under SEC rules, as such, the pro forma financial information of the combined company should be prepared in accordance U.S. GAAP.

The accounting policies of Topco under U.S. GAAP used, on a preliminary basis, in the preparation of these unaudited pro forma condensed combined financial information are those set forth in FMCTI’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016, incorporated herein by reference, with respect to FMCTI and those of Technip to the extent Technip accounting policies comply with U.S. GAAP.

The accounting policies of Technip under IFRS as described in Note 1 to the historical consolidated financial statements included in this proxy statement/prospectus are similar in most material respects to U.S. GAAP, except for those discussed further in Note 6 below, which also discloses the translation from Euro amounts into U.S. dollars. Although it is believed that the adjustments to Technip’s financial statements represent the known material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

3.	Calculation of Purchase Consideration

FMCTI stockholders will receive Topco Shares as purchase consideration in connection with the Mergers as discussed above; however, because Technip is the accounting acquirer and FMCTI is the acquiree for accounting purposes, the pro forma financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Technip Shares, to FMCTI stockholders. The total purchase consideration to be received by FMCTI stockholders will be based on the fair value of the equity deemed to be issued at the effective time of the Mergers. The preliminary purchase consideration below reflects the estimated fair value of equity issued, which is based on the June 30, 2016 closing price of Technip Shares of $54.20 per share. The amount of total purchase consideration below is not necessarily indicative of the actual consideration that will be transferred at the effective time of the Mergers to FMCTI stockholders.

The preliminary estimated purchase consideration and estimated fair value of FMCTI’s net assets acquired as if the Mergers closed on June 30, 2016 is presented as follows:

(In millions, except value per share data and FMCTI exchange ratio)
Total FMCTI shares subject to exchange as of June 30, 2016	230.7
FMCTI Exchange Ratio(i)	0.5

Shares of Topco to be issued	115.3
Value per share of Technip as of June 30, 2016(ii)	$54.20

Estimated Purchase Consideration	$6,251.0

(i)	As the calculation is deemed to reflect a share capital increase of the accounting acquirer, the FMCTI Exchange Ratio (1 share of Topco for 1 share of FMCTI as provided in the Business Combination Agreement) is adjusted by dividing the FMCTI Exchange Ratio by the Technip Exchange Ratio (2 shares of Topco for 1 share of Technip as provided in the Business Combination Agreement) i.e. 1⁄2 = 0.5 in order to reflect the number of shares of Technip that FMCTI stockholders would receive if Technip was to issue its own shares.

(ii)	Closing price of Technip’s common stock on Euronext Paris on June 30, 2016 in Euro converted at the Euro to U.S. dollar exchange rate of $1.1102 on June 30, 2016. At constant Euro to U.S. dollars exchange rate, a 1 euro increase/decrease in the closing price of Technip’s ordinary shares would result in a $128.0 million increase/decrease in goodwill. On August 8, 2016, the closing price of the Technip Shares on Euronext Paris in Euro converted to U.S. dollars at an exchange rate of $1.1087 per Euro was $54.95.

Preliminary Purchase Accounting

Under the acquisition method of accounting, the FMCTI assets and liabilities will be recorded at fair value at the date of the completion of the Mergers and combined with the historical carrying amount of the assets and liabilities of Technip. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of June 30, 2016 and have been prepared by FMCTI and Technip management to illustrate the estimated effect of the Mergers. The unaudited pro forma condensed combined financial information does not include any fair value adjustments associated with tangible fixed assets and other current assets and liabilities of FMCTI as FMCTI and Technip management have preliminary concluded that these historical carrying values approximate their fair values as of June 30, 2016. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted at and following the completion of the Mergers. The final valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

The following table summarizes the preliminary purchase accounting consideration to the identifiable assets acquired and liabilities assumed of FMCTI, with the excess of the purchase consideration issued over the fair value of FMCTI’s net assets recorded as goodwill:

(In millions)
Calculation of goodwill:
Fair value of common shares deemed to be issued to FMCTI stockholders	$6,251.0

Recognized amounts of identifiable assets acquired and liabilities assumed:
Total assets acquired	6,160.8
Less: Total liabilities assumed	(3,532.6)

Book value of net assets acquired as of June 30, 2016	2,628.2
Less: transaction costs to be incurred after June 30, 2016 by FMCTI	(77.0)
Less: write-off of pre-existing FMCTI goodwill	(522.5)
Less: write-off of pre-existing FMCTI intangible assets	(230.8)
Deferred tax write-off of pre-existing goodwill and intangible assets	51.9

Adjusted net book value of assets acquired	1,849.9
Identifiable intangible assets at fair value	1,270.0
Deferred tax impact of fair value adjustments	(444.5)

Goodwill	3,575.7
Pre-existing FMCTI goodwill	(522.5)

Net Adjustment to Goodwill	$3,053.2

The unaudited pro forma condensed combined financial information does not include any fair value adjustments associated with the tangible fixed assets of FMCTI as FMCTI and Technip management have preliminarily concluded that the historical carrying value of the assets approximates the fair value as of June 30, 2016. FMCTI management will continue to assess the tangible fixed assets and the current economic environment through the closing date of the Mergers. The unaudited pro forma condensed combined financial information does not reflect any adjustments associated with the long-term debt of either Technip or FMCTI as management continues to assess the most appropriate capitalization structure of the combined company following the Mergers and any pro forma adjustment associated with the required or voluntary repayment of long-term debt or the new long-term funding arrangements would not be factually supportable at this time. As a result, no fair value adjustments were made to the FMCTI long-term debt. The actual purchase accounting at the Merger Effective Date may differ materially from these pro forma amounts as additional information becomes available and as additional analyses are performed.

4.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the unaudited historical consolidated balance sheet of Technip as of June 30, 2016 as adjusted and reclassified to conform to U.S. GAAP (see Note 6).

(b)	Represents the unaudited historical consolidated balance sheet of FMCTI as of June 30, 2016.

(c)	Represents the net adjustment to FMCTI intangible assets based on the estimated fair value of the intangible assets as discussed in Note 3. The net adjustment to intangible assets is calculated as follows:

(In millions of dollars, except estimated useful lives)	Estimated Useful Life	Amount
Identifiable intangible assets
Customer relationships	15	$500.0
Backlog	1.5	340.0
Acquired technology	10	150.0
Tradenames	20	280.0

Estimated fair value of identified intangible assets		1,270.0
Pre-existing FMCTI intangible assets		(230.8)

Net adjustment to intangible assets		$1,039.2

(d)	Represents the $444.5 million adjustment to deferred tax liabilities, on a preliminary basis, resulting from the pro forma fair value adjustments for intangible assets acquired utilizing the U.S. Federal statutory tax rate of 35% and the $51.9 million adjustment to eliminate deferred tax liabilities included in FMCTI’s historical balance sheet related to goodwill and intangible assets associated with FMCTI’s pre-merger business combinations.

(e)	Represents adjustments to eliminate FMCTI historical equity accounts as FMCTI is the acquiree for accounting purposes.

(f)	Represents adjustments to record the fair value of equity consideration in Topco transferred to FMCTI stockholders to effectuate the Mergers.

(g)	Represents an estimate of the future costs of $138.1 million, comprised of $77.0 million to be incurred by FMCTI and $61.1 million to be incurred by Technip, and related tax effect for Technip’s portion, directly attributable to the Mergers, including advisory and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts will be expensed as incurred in the future and are not reflected in the unaudited pro forma condensed combined statements of income because they have not yet been incurred for the accompanying periods presented and they will not have a continuing impact.

(h)	Represents certain reclassifications of historical FMCTI and Technip financial statement line items to conform to the expected financial statement line items of the combined company following the Mergers, including:

•	Prepaid expenses has been reclassified to Other current assets;

•	Accrued payroll has been reclassified to Other current liabilities; and

•	Share capital/common stock has been reclassified to Capital in excess of par of common stock.

5.	Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)	Represents the historical consolidated statement of income for Technip for the year ended December 31, 2015, and the six months ended June 30, 2016, as applicable (see Note 6).

(b)	Represents the historical consolidated statement of income for FMCTI for the year ended December 31, 2015, and the six months ended June 30, 2016, as applicable.

(c)	Represents the adjustments to record amortization expense related to the increased basis of intangible assets to $1,270.0 million (see Note 4c), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight-line basis utilizing FMCTI’s useful life assumptions as provided for each class of intangible asset. The net adjustment to amortization expense is calculated as follows:

(In millions)	Estimated Fair Value	Fiscal Year Ended December 31, 2015	Six-months ended June 30, 2016
Amortization of acquired finite-lived intangible assets	$1,270.0	$289.0	$144.5
Less: FMCTI historical amortization expense		(72.1)	(35.5)

Net adjustment to amortization expense		$216.9	$109.0

A 10% increase/decrease in the fair value attributable to identified intangible assets would result in an increase/decrease in annual amortization expense of approximately $28.9 million. FMCTI’s management believes that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and would demonstrate a meaningful impact on the unaudited pro forma condensed combined statements of income.

(d)	Represents the adjustment to eliminate merger-related transaction costs expensed in FMCTI’s and Technip’s historical consolidated statement of income. As merger-related transaction costs are non-recurring, direct, incremental costs of the specific acquisition, which are reflected in the historical financial information, they have not been reflected in the unaudited pro forma condensed combined statements of income. An adjustment totaling $36.1 million has been reflected in the unaudited pro forma condensed combined statements of income that were expensed by FMCTI of $19.4 million and Technip of $16.7 million for the six months ended June 30, 2016. An adjustment totaling $3.5 million has been reflected in the unaudited pro forma condensed combined statements of income that were expensed by FMCTI for the twelve months ended December 31, 2015.

(e)	Represents the tax effect of purchase accounting adjustments utilizing the U.S. Federal statutory tax rate of 35% on a preliminary basis. Merger-related transaction costs in FMCTI’s and Technip’s historical consolidated statement of income eliminated as pro forma adjustments were tax affected in accordance with their respective jurisdictions, as applicable.

(f)	Represents certain reclassifications of historical FMCTI financial statement line items to conform to the expected financial statement line items of the combined company following the Mergers, including:

•	Foreign currency remeasurement gains and losses recorded in Other income / (expense), net has been reclassified to Financial income / (expense), net

•	Equity method income(losses) recorded in Revenue has been reclassified to Share of income/(loss) of equity affiliates

(g)	Represents an adjustment to the weighted average shares outstanding for both Technip and FMCTI to illustrate the number of Topco Shares that are expected to be exchanged to consummate the Mergers.

The pro forma number of shares outstanding represents the total number of Topco Shares exchanged assuming the Mergers were completed on June 30, 2016 for unaudited pro forma condensed combined statements of income purposes, calculated as follows:

(In millions, except per share data and Technip and FMCTI exchange ratio)
Topco Shares to be exchanged for Technip shares
Technip Basic Shares Outstanding—Basic(i)	122.3
Technip Exchange Ratio(ii)	2.0

Topco Shares to be exchanged for Technip shares—Basic	244.7

Technip Dilutive Shares Outstanding—Dilutive(iii)	5.6
Technip Exchange Ratio(ii)	2.0

Topco Shares to be exchanged for Technip shares—Dilutive	11.2

255.9

Topco Shares to be exchanged for FMCTI shares
FMCTI Shares outstanding	225.8
FMCTI Restricted Stock Units that will vest upon the closing of the mergers	4.9

Total FMCTI shares subject to exchange(iv)	230.7
FMCTI Exchange Ratio(v)	1.0

Topco Shares to be exchanged for FMCTI shares	230.7

Topco Shares to be exchanged for the year ended December 31, 2015—Basic(vi)	475.3

Topco Shares to be exchanged for the year ended December 31, 2015—Diluted(vi)	486.6

Topco Shares to be exchanged for the six months ended June 30, 2016—Basic	475.3

Topco Shares to be exchanged for the six months ended June 30, 2016—Diluted	486.6

(i)	Number of shares of Technip common stock issued and outstanding as of June 30, 2016, which will be exchanged for Topco shares.

(ii)	Per the Business Combination Agreement, each option to purchase or subscribe for Technip Shares granted under the employee and director stock plans of Technip, whether vested or unvested, that is outstanding immediately prior to the Technip Merger Effective Time shall cease to represent a right to acquire Technip Shares and shall be converted, at the time of the Technip Merger Effective Time, into a Topco Stock Option on the same terms and conditions as were applicable to such Technip Stock Option immediately prior to the acquisition date.

(iii)	Estimated number of dilutive Technip Shares based on the weighted average share calculation for the six months ended June 30, 2016

(iv)	Number of shares of FMCTI common stock issued and outstanding as of June 30, 2016, including FMCTI unvested restricted stock, which will be exchanged for Topco Shares.

(v)	Per the Business Combination Agreement, each option to purchase or subscribe for FMCTI Shares granted under the Amended and Restated FMCTI Incentive Compensation and Stock Plan, whether vested or unvested, that is outstanding immediately prior to the FMCTI Merger Effective Time shall cease to represent a right to acquire FMCTI Shares and shall be converted, at the FMCTI Merger Effective Time, into a Topco Stock Option on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Merger Effective Time. Each Vesting FMCTI Equity Right will immediately vest and be earned and payable pursuant to its terms immediately prior to the FMCTI Merger Effective Time. Each Unvested FMCTI Equity Right will no longer relate to or represent a right to receive FMCTI Shares and will be converted into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon the vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Merger Effective Time.

(vi)	Basic and diluted shares outstanding for the six months ended June 30, 2016 were also utilized for the unaudited pro forma condensed combined statement of income for the year ended December 31, 2015 of the combined company.

6.	Adjustments to Technip Historical Financial Statements to Conform to U.S. GAAP

Technip’s historical audited consolidated financial statements and unaudited interim condensed financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. The unaudited pro forma condensed combined financial information includes statements of income and statement of financial position of Technip from the historical audited consolidated financial statements as of and for the year ended December 31, 2015 and from the historical unaudited interim consolidated financial statements as of and for the six months ended June 30, 2016, prepared in accordance with IFRS as issued by the IASB. These statements of income for the year ended December 31, 2015 and for the six-months ended June 30, 2016 and statement of financial position prepared under IFRS as issued by the IASB have been adjusted to reflect Technip’s consolidated statements of income and statement of financial position on a U.S. GAAP basis and translated from Euros to U.S. dollars, the reporting currency of the combined company using the exchange rates derived from the European Central Bank of 1.1102 as of June 30, 2016, and the average exchange rate of 1.1155 during the six months ended June 30, 2016 and 1.1102 for the twelve months ended December 31, 2015. The reconciliation is as follows (which is unaudited in millions):

TECHNIP PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2016 (UNAUDITED)

(In millions)	Historical Technip	IFRS to U.S. GAAP and Reclassification Adjustments	Notes	Historical Adjusted Technip	Historical Adjusted Technip
Assets
Property, Plant and Equipment, Net	€2,472.4	€0.0		€2,472.4	$2,744.9
Goodwill		3,466.2	6(f)	3,466.2	3,848.2
Intangible Assets, Net	3,567.2	(3,466.2)	6(f)	101.0	112.1
Investments in Equity Affiliates	146.6	—		146.6	162.8
Investments		6.4	6(f)	6.4	7.1
Other Financial Assets	186.5	(6.4)	6(f)	213.6	237.2
		33.5	6(f)
Deferred Tax Assets	455.0	0.7	6(d)	463.6	514.7
		7.9	6(e)
Available-For-Sale Financial Assets	33.5	(33.5)	6(f)	—	—

Total Non-Current Assets	6,861.2	8.6		6,869.8	7,627.0
Inventories	408.6	—		408.6	453.6
Construction Contracts—Amounts in Assets	647.8	—		647.8	719.2
Advances Paid to Suppliers	101.0	(101.0)	6(f)	—	—
Derivative Financial Instruments	120.9	—		120.9	134.2
Trade Receivables	1,966.5	—		1,966.5	2,183.2
Current Income Tax Receivables	271.8	—		271.8	301.8
Other Current Receivables	634.2	0.7	6(f)	735.9	817.0
		101.0	6(f)
Cash and Cash Equivalents	2,808.3	—		2,808.3	3,117.8

Total Current Assets	6,959.1	0.7		6,959.8	7,726.8
Assets Classified as Held for Sale	0.7	(0.7)	6(f)	—	—

Total Assets	€13,821.0	€8.6		€13,829.6	$15,353.8

Equity and Liabilities
Share Capital	€93.3	€0.0		€93.3	$103.6
Share Premium	2,302.3	—		2,302.3	2,556.0
Retained Earnings	2,256.0	(92.0)	6(a)	2,398.5	2,662.8
		(20.8)	6(b)
		(2.0)	6(d)
		23.1	6(e)
		234.2	6(f)
Treasury Shares	(31.1)	—		(31.1)	(34.5)
Foreign Currency Translation Reserves	58.6	(58.6)	6(f)	—	—
Fair Value Reserves	(201.3)	106.7	6(a)	—	—
		(16.4)	6(e)
		111.0	6(f)
Accumulated Other Comprehensive Income/(Loss)		58.6	6(f)	(52.4)	(58.1)
		(111.0)	6(f)
Net Income	237.7	(234.2)	6(f)	—	—
		(14.7)	6(a)
		10.4	6(b)
		0.8	6(d)

Total Equity Attributable to Shareholders of the Parent Company	4,715.5	(4.9)		4,710.6	5,229.8
Non-Controlling Interests	8.3	—		8.3	9.2

Total Equity	4,723.8	(4.9)		4,718.9	5,239.0
Non-Current Financial Debts	1,555.5	—		1,555.5	1,726.9
Accrued Pensions and Other Post-Retirement Benefits, less Current Portion		1.2	6(e)	172.8	191.8
		171.6	6(f)
Non-Current Provisions	216.2	(171.6)	6(f)	—	—
		(44.6)	6(f)
Deferred Tax Liabilities	145.4	2.5	6(b)	147.9	164.2
Other Non-Current Liabilities	43.7	44.6	6(f)	88.3	98.1

Total Non-Current Liabilities	1,960.8	3.7		1,964.5	2,181.0
Current Financial Debts	748.0	7.9	6(b)	755.9	839.2
Trade Payables	2,554.1	—		2,554.1	2,835.6
Construction Contracts—Amounts in Liabilities	815.9	1.9	6(d)	817.8	907.9
Derivative Financial Instruments	280.2	—		280.2	311.1
Current Provisions	521.9	(521.9)	6(f)	—	—
Current Income Tax Payables	331.7	—		331.7	368.3
Advance Payments		573.1	6(f)	573.1	636.3
Other Current Liabilities	1,884.6	521.9	6(f)	1,833.4	2,035.4
		(573.1)	6(f)

Total Current Liabilities	7,136.4	9.8		7,146.2	7,933.8
Total Liabilities	9,097.2	13.5		9,110.7	10,114.8

Total Equity and Liabilities	€13,821.0	€8.6		€13,829.6	$15,353.8

TECHNIP PRO FORMA STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2015 (UNAUDITED)

(In millions)	Historical Technip	IFRS to U.S. GAAP and Reclassification Adjustments	Notes	Historical Adjusted Technip	Historical Adjusted Technip
Revenues	€10,337.9	€—		€10,337.9	$11,472.0
Cost of Sales	(8,892.2)	(7.0)	6(e)	(8,913.0)	(9,890.8)
		(13.8)	6(c)

Gross Margin	1,445.7	(20.8)		1,424.9	1,581.2
Research and Development Costs	(86.1)	—		(86.1)	(95.5)
Selling Costs	(214.5)	(3.1)	6(d)	—	—
		217.6	6(f)		—
Administrative Costs	(403.9)	403.9	6(f)	—	—
Selling, General and Administrative Expenses		(621.5)	6(f)	(621.5)	(689.7)
Restructuring and Impairment Expense		(469.8)	6(f)	(469.8)	(521.3)
Other Operating Income	20.3	(20.3)	6(f)	—	—
Other Operating Expenses	(15.5)	15.5	6(f)	—	—
Other Income/(Expenses), net		4.8	6(f)	4.8	5.3

Operating Income/(Loss) from Recurring Activities	746.0	(493.7)		252.3	280.0
Share of Income/(Loss) of Equity Affiliates	54.6	(48.1)	6(a)	6.5	7.2

Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	800.6	(541.8)		258.8	287.2
Income/(Loss) from Disposals of Activities	—	—		—	—
Charges from Non-Current Activities	(469.8)	469.8	6(f)	—	—

Operating Income/(Loss)	330.8	(72.0)		258.8	287.2
Financial Income	625.5	8.4	6(a)	—	—
		(3.2)	6(e)
		(630.7)	6(f)
Financial Expenses	(783.1)	28.2	6(b)	—	—
	—	7.4	6(e)
		747.5	6(f)
Financial Income/(Expenses), net		630.7	6(f)	(116.8)	(129.6)

		(747.5)	6(f)
Income/(Loss) before Tax	173.2	(31.2)		142.0	157.6
Income Tax Expense	(117.0)	(13.6)	6(a)	(119.2)	(132.3)
		9.3	6(b)
		1.1	6(d)
		1.0	6(e)

Income/(Loss) from Continuing Operations	56.2	(33.4)		22.8	25.3

Net Income/(Loss) for the Period	€56.2	(€33.4)		€22.8	$25.3

Net Income/(Loss) attributable to Technip	45.1	(21.5)		23.6	26.2
Net Income/(Loss) attributable to minority interests	€11.1	(€11.9)		(€0.8)	$(0.9)

TECHNIP PRO FORMA STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016 (UNAUDITED)

(In millions)	Historical Technip	IFRS to U.S. GAAP and Reclassification Adjustments	Notes	Historical Adjusted Technip	Historical Adjusted Technip
Revenues	€4,287.4	€0.0		€4,287.4	$4,782.6
Cost of Sales	(3,529.3)	1.2	6(d)	(3,530.3)	(3,938.1)
		(2.2)	6(e)

Gross Margin	758.1	(1.0)		757.1	844.5
Research and Development Costs	(41.1)	—		(41.1)	(45.9)
Selling Costs	(103.3)	103.3	6(f)	—	—
Administrative Costs	(157.6)	157.6	6(f)	—	—
Selling , General and Administrative Expenses		(260.9)	6(f)	(260.9)	(291.0)
Restructuring and Impairment Expense		(104.3)	6(f)	(104.3)	(116.3)
Other Operating Income	6.1	(6.1)	6(f)	—	—
Other Operating Expenses	(8.0)	8.0	6(f)	—	—
Other Income / (Expenses), net		(1.9)	6(f)	(1.9)	(2.1)

Operating Income/(Loss) from Recurring Activities	454.2	(1.0)		348.9	389.2
Share of Income/(Loss) of Equity Affiliates	13.2	21.4	6(a)	34.6	38.6

Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	467.4	20.4		383.5	427.8
Income/(Loss) from Disposals of Activities	—	—		—	—
Charges from Non-Current Activities	(104.3)	104.3	6(f)	—	—

Operating Income/(Loss)	363.1	20.4		383.5	427.8
Financial Income	458.0	(0.4)	6(e)	—	—
		(457.6)	6(f)
Financial Expenses	(521.4)	(58.8)	6(a)	—	—
		7.9	6(b)
		2.6	6(e)
		569.7	6(f)
Financial Income/(Expenses), net		457.6	6(f)	(112.1)	(125.0)
		(569.7)	6(f)

Income/(Loss) before Tax	299.7	(28.3)		271.4	302.8
Income Tax Expense	(62.3)	22.7	6(a)	(37.5)	(41.8)
		2.5	6(b)
		(0.4)	6(d)

Income/(Loss) from Continuing Operations	237.4	(3.5)		233.9	261.0

Net Income/(Loss) for the Period	€237.4	(€3.5)		€233.9	$261.0

Net Income/(Loss) attributable to Technip	237.7	(3.5)	—	234.2	261.3
Net Income/(Loss) attributable to minority interests	(€0.3)		€0.0	(0.3)	(0.3)

Adjustments included in the columns “IFRS to U.S. GAAP and Reclassification Adjustments” are as follows:

(a)	Foreign Currency Translation / Derivative Instruments

Under IFRS, a non-derivative financial asset or non-derivative financial liability may be designated as a hedge of a foreign currency risk (IAS 39 §72). Technip’s foreign currency treasury accounts held to finance future expenditures in foreign currencies for a specific contract when conditions for qualifying as cash flow hedges are met. As required under IFRS, foreign exchange gains and losses corresponding to the effective portion of these hedges are recorded in other comprehensive income and are reclassified from equity to profit or loss in the same period during which the hedged transaction affects the income statement

Under U.S. GAAP, only derivative instruments can be used for cash flow hedges. As such, the IFRS to U.S. GAAP adjustment represents the reclassification to income statement of foreign exchange gains and losses on treasury accounts recorded as other comprehensive income in equity under IFRS.

(b)	OCEANE Convertible Bonds

Technip’s OCEANE convertible bonds are qualified as compound financial instrument under IFRS and therefore, the convertible bonds were split into a liability and an equity component since they give the holder the option to convert the bonds into a fixed number of ordinary shares. Moreover, the value of the liability component at inception was recognized at the fair value of a similar debt instrument that does not have a conversion feature. The liability component was then accounted for at amortized cost. The value assigned to the equity component determined at the date of issuance of the bonds, was a residual amount after deducting from the fair value of the instrument as a whole the amount separately determined for the liability component. The value assigned to the conversion feature (equity component) at the date of issuance has not been revised during subsequent periods.

Under U.S. GAAP, the difference between the present value of the bonds payable and the face amount is treated as a discount or premium and is amortized as interest expense using the effective interest method.

(c)	Employee Stock Purchase Plan

Under both IFRS and U.S. GAAP a compensation cost is recognized in relation to the 2015 employee share program, with the expense amount based on the difference between the employee purchase price and the equity share’s market price at date of grant (the discount).

When, under U.S. GAAP, the discount is fully expensed as compensation cost, under IFRS, the expensed amount does consider the cost of post-vesting transfer.

(d)	Contract Bid Costs

Under IFRS, costs incurred before contract signing (“bid costs”) are capitalized in “Construction Contracts – Amounts in Assets/Liabilities” (see Note 15 to Technip’s historical consolidated financial statements included in this proxy statement/prospectus) and then included in costs of ongoing contracts when the contract is obtained, when those costs can be separately identified and measured reliably and it is probable that the construction contract will be obtained. From a practical point of view, costs effectively capitalized correspond to the bid costs incurred during the quarter of the contract’s award. When the conditions described above are not met, bid costs are expensed as incurred and included within “Selling Costs” in the income statement.

Under U.S. GAAP, bid costs are expensed as incurred.

As such, the IFRS to U.S. GAAP adjustment represents the derecognition of capitalized bid costs included within “Construction Contracts – Amounts in Assets/Liabilities” and the expense of those costs under “Selling Costs.”

(e)	Pensions and other Long-Term Employee Benefits plans

1) Expected Rate of return—Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the defined benefit liability (asset). Additionally the discount rate should be determined by reference to market yields on high quality corporate bonds in the same currency as the benefits to be paid with durations that are similar to those of the benefit obligation.

U.S. GAAP uses an expected rate of return on plan assets and permits companies to use a calculated value of plan assets (reflecting changes in fair value over a period of up to five years) in determining the expected return on plan assets and in accounting for gains and losses. The discount rate is based on the rate at which the benefit obligation could be effectively settled.

2) Timing of recognition of curtailments—Under IFRS, curtailment gains and losses should be recorded when the curtailment occurs and the gain or loss related to plan amendments, curtailments, and termination benefits that occur in connection with a restructuring to be recognized when the related restructuring cost is recognized, if that is earlier than the normal IAS 19 recognition date.

Under U.S. GAAP curtailment gains are recognized when realized (i.e., once the terminations have occurred or the plan amendment is adopted). The guidance permits certain offsets of unamortized gains/losses in a curtailment but does not permit pro rata recognition of the remaining unamortized gains/losses.

3) Recognition of prior service costs and credits—Under IFRS, prior service costs and credits require immediate recognition in income for the effects of plan amendments that create an increase (or decrease) to the benefit obligation (i.e., prior service cost). Under U.S. GAAP, prior service costs and credits are required to be initially recognized in OCI and then amortized through net income over future periods.

4) Classification of net benefit cost—Under IFRS companies can present different components of net benefit cost within different line items on the income statement, such as operating expenses and finance expense. Under U.S. GAAP all components of net benefit cost must be aggregated and presented as a net amount in the income statement, presented in operating income.

(f)	Reclassifications

Represents certain reclassifications of historical Technip financial statement line items to conform to the expected financial statement line items of the combined companies, including:

Balance sheet items:

•	Goodwill historically presented in Intangible Assets, net has been reclassified to Goodwill;

•	Investments historically included in Other Financial Assets has been reclassified to Investments;

•	Available-For-Sale Financial Assets has been reclassified to Other Financial Assets;

•	Advances Paid to Suppliers has been reclassified to Other Current Receivables;

•	Assets Classified as Held for Sale has been reclassified to Other Current Receivables;

•	Foreign Currency Translation Reserves and Fair Value Reserves have been reclassified to Accumulated Other Comprehensive Income / (Loss);

•	Net Income/(Loss) for the period has been reclassified to Retained Earnings;

•	Accrued Pensions and Other Post-Retirement Benefits, less Current Portion historically included in Non-Current Provisions has been reclassified to Accrued Pensions and Other Post-Retirement Benefits, less Current Portions, and the remaining Non-Current Provisions has been reclassified to Other Non-Current Liabilities;

•	Current Provisions has been reclassified to Other Current Liabilities;

•	Advance Payments historically included in Other Current Liabilities has been reclassified to Advance Payments;

Statement of income items:

•	Selling Costs and Administrative Costs have been reclassified to Selling, General and Administrative Expenses;

•	Other Operating Income and Other Operating Expense have been reclassified to Other Income/(Expenses), net;

•	Charges from Non-Current Activities has been reclassified to Restructuring and Impairment Expenses; and

•	Financial Income and Financial Expenses have been reclassified to Financial Income/(Expense), net.

UNAUDITED COMPARATIVE SHARE DATA

Set forth below are earnings, cash dividends and book value per share data for:

•	Technip on a historical basis, prepared under IFRS and presented in Euro, as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011.

•	FMCTI on a historical basis, prepared under U.S. GAAP and presented in U.S. dollars, as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011.

•	Pro forma share information as of and for the six months ended June 30, 2016 and for the year ended December 31, 2015. The pro forma per share information shows the effect of the Mergers from the perspective of a Topco stockholder.

The following information should be read in conjunction with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Technip,” the unaudited interim condensed consolidated financial statements and the annual consolidated financial statements included elsewhere or incorporated by reference into this proxy statement/prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

The unaudited pro forma data below is presented for illustrative purposes only. It does not purport to represent the historical results or what the combined company’s financial position would have been if the Mergers occurred on the date assumed and it is not necessarily indicative of the combined company’s future results or financial position.

Technip Per Share Data

	At and for the year ended December 31,
	2015	2014	2013	2012	2011
	(in Euro)
Book value per share(a)	38.18	38.40	36.72	35.05	32.67
Basic earnings per share	0.39	3.89	5.06	4.94	4.69
Diluted earnings per share	0.39	3.65	4.68	4.53	4.41
Cash dividends per share	2.00	2.00	1.85	1.68	1.58

FMCTI Per Share Data

	At and for the year ended December 31,
	2015	2014	2013	2012	2011
	(in U.S. dollars)
Book value per share(a)	11.13	10.61	9.83	7.75	5.99
Basic earnings per share	1.70	2.96	2.10	1.79	1.66
Diluted earnings per share	1.70	2.95	2.10	1.78	1.64
Cash dividends per share	—	—	—	—	—

Pro Forma Per Share Data

(In U.S. dollars)	As of and for the six months ended June 30, 2016	For the year ended December 31, 2015
Book value per share(b)	24.12
Basic earnings per share	0.51	0.59
Diluted earnings per share	0.50	0.58

(a)	Book value per share = (Total equity)/shares outstanding (per consolidated balance sheet)
(b)	Pro forma book value per share = (Pro forma total equity) / pro forma basic shares outstanding (per the pro forma statement of income)

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the closing market price per share of FMCTI Shares and Technip Shares in U.S. dollars or Euro, as the case may be, as reported on the NYSE for FMCTI Shares or Euronext Paris for Technip Shares. In each case, the prices are given:

•	as of May 18, 2016 (the last trading day prior to the public announcement of the MOU);

•	as of June 15, 2016 (the last trading day prior to the public announcement of the execution of the Business Combination Agreement); and

•	as of August 9, 2016 (the latest practicable trading date prior to the date of this proxy statement/prospectus).

You are urged to obtain up-to-date market prices for Technip Shares and FMCTI Shares before making your decision with respect to the approval of the Business Combination Agreement. Technip Shares are listed on Euronext Paris under the symbol “TEC. PA.” FMCTI Shares are listed on the NYSE under the symbol “FTI.”

The market price per share of Technip Shares and FMCTI Shares could change significantly and may not be indicative of the value of Topco Shares once they start trading on or after the Merger Effective Date.

Date	Technip Euronext Paris Trading	FMCTI NYSE Trading
	€	$
May 18, 2016	46.4	28.7
June 15, 2016	47.0	26.7
August 9, 2016	50.1	26.3

The above table shows only historical comparisons. These comparisons may not provide meaningful information to FMCTI stockholders in determining whether to approve the Merger Proposal. You are urged to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the Merger Proposal. Although the exchange ratio is fixed, the market price of Technip Shares and FMCTI Shares will fluctuate between the date of this proxy statement/prospectus and the Technip Merger Effective Time. No assurance can be given concerning the market price of Technip Shares and FMCTI Shares before or on the Merger Effective Date, or the market price of Topco Shares on or after the Merger Effective Date. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

The following tables set forth, for the periods indicated, the high and low closing sale prices of Technip Shares and FMCTI Shares.

	Technip Euronext Paris Trading		FMCTI NYSE Trading
Reference Date Year	High	Low	High	Low
	€		$
January 1—August 9, 2016	53.1	36.1	30.5	22.8
2015	65.3	40.7	46.8	28.4
2014	83.3	46.2	63.5	42.8
2013	92.3	62.8	59.3	42.8
2012	91.8	69.1	54.4	37.7
2011	77.1	54.4	53.8	36.0
2010	71.4	45.5	44.6	23.8

	Technip Euronext Paris Trading		FMCTI NYSE Trading
Reference Date Range	High	Low	High	Low
	€		$
April 1, 2016—June 30, 2016	53.1	45.7	30.5	24.4
January 1, 2016—March 31, 2016	52.0	36.1	29.2	22.8
October 1, 2015—December 31, 2015	51.9	43.4	35.5	28.4
July 1, 2015—September 30, 2015	55.6	40.7	39.8	28.7
April 1, 2015—June 30, 2015	65.3	55.5	44.1	37.0
January 1, 2015—March 31, 2015	60.4	45.9	46.8	36.1
October 1, 2014—December 31, 2014	65.4	46.2	57.0	42.8
July 1, 2014—September 30, 2014	81.7	63.9	63.5	54.2
April 1, 2014—June 30, 2014	83.3	73.1	61.9	52.2
January 1, 2014—March 31, 2014	75.0	62.8	53.3	48.4
October 1, 2013—December 31, 2013	89.7	62.8	59.3	47.8
July 1, 2013—September 30, 2013	92.3	78.8	58.4	52.4
April 1, 2013—June 30, 2013	88.6	75.0	58.7	48.5
January 1, 2013—March 31, 2013	89.3	77.5	54.4	42.8

	Technip Euronext Paris Trading		FMCTI NYSE Trading
Reference Date Month	High	Low	High	Low
	€		$
August 1—August 9, 2016	50.1	46.7	26.3	24.2
July 2016	51.9	45.9	27.7	25.2
June 2016	52.1	45.7	29.1	24.4
May 2016	50.9	45.9	30.0	26.7
April 2016	53.1	46.1	30.5	26.8
March 2016	52.0	45.6	27.8	24.3
February 2016	45.8	38.1	25.3	22.8
January 2016	45.7	36.1	29.2	23.4
December 2015	49.2	43.8	34.0	28.4
November 2015	51.9	47.1	35.5	32.3
October 2015	50.3	43.4	34.8	29.8
September 2015	48.9	40.7	35.1	31.0
August 2015	50.9	43.0	34.8	28.7
July 2015	55.6	49.2	39.8	32.2

Exchange Rates

As of August 9, 2016 (the latest practicable trading date prior to the date of this proxy statement/prospectus), the exchange rate of U.S. dollars per Euro was $1.111. The following table shows, for the period from January 1, 2010 through August 9, 2016, the low, high, average and period-end exchange rate of U.S. dollars per Euro as available on Bloomberg.

Reference Date Year	High	Low	Average	Period End
	$
January 1 through August 9, 2016	1.151	1.072	1.115	1.111
2015	1.210	1.052	1.110	1.086
2014	1.393	1.210	1.329	1.210
2013	1.381	1.278	1.328	1.378
2012	1.346	1.209	1.286	1.318
2011	1.489	1.292	1.392	1.298
2010	1.455	1.194	1.326	1.342

The following table shows, for each month indicated and for the period from January 1, 2016 through August 9, 2016, the low, high, average and period-end exchange rate of U.S. dollars per Euro as available on Bloomberg.

Reference Date Month	High	Low	Average	Period End
	$
August 1 through August 9, 2016	1.122	1.107	1.114	1.111
July 2016	1.118	1.097	1.097	1.118
June 2016	1.139	1.097	1.123	1.111
May 2016	1.151	1.113	1.131	1.113
April 2016	1.145	1.124	1.134	1.145
March 2016	1.140	1.083	1.113	1.140
February 2016	1.134	1.086	1.109	1.086
January 2016	1.095	1.072	1.085	1.082
December 2015	1.103	1.057	1.089	1.086
November 2015	1.103	1.056	1.072	1.056
October 2015	1.144	1.096	1.123	1.104
September 2015	1.137	1.109	1.122	1.116
August 2015	1.157	1.086	1.113	1.120
July 2015	1.117	1.086	1.100	1.105

The rates presented above may differ from the actual rates used in the preparation of Topco’s financial statements and other financial information appearing in this document. Topco’s inclusion of such rates is not intended to suggest that the U.S. dollar amounts actually represent Euro amounts or that such amounts could have been converted to U.S. dollars at any particular rate.

Dividends

Payment of dividends per share for a reference year is approved by the Combined Stockholders’ Meeting held generally in April of the subsequent year and paid in May. The following table shows, for each reference year from January 1, 2010 through December 31, 2015, the dividends per share paid by Technip to holders of Technip Shares in Euro.

Reference Date Year	Dividend per share
€
2015	2.00
2014	2.00
2013	1.85
2012	1.68
2011	1.58
2010	1.45
2009	1.35

FMCTI does not have a dividend payment policy.

THE SPECIAL MEETING OF STOCKHOLDERS OF FMCTI

General

This proxy statement/prospectus is being provided to the stockholders of FMCTI as part of a solicitation of proxies by the FMCTI board of directors for use at the FMCTI Special Meeting to be held at the time and place specified below. This proxy statement/prospectus provides stockholders of FMCTI with the information they need to know to be able to vote or instruct their vote to be cast at the FMCTI Special Meeting.

TIME AND DATE	[ ], 2016, at [ ] Central Time

PLACE	[ ]

ITEMS OF BUSINESS	1. Proposal to approve the Merger Proposal 2. Proposal to approve the Adjournment Proposal 3. Proposal to approve the Advisory Merger Compensation Proposal

RECORD DATE	[ ], 2016

PROXY VOTING	It is important that your shares be represented and voted at the FMCTI Special Meeting. You can submit a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. You can revoke a proxy at any time prior to its exercise at the FMCTI Special Meeting by following the instructions in the Proxy Statement or by voting your shares in person at the meeting.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE, BY INTERNET OR BY MAIL, WHETHER OR NOT YOU PLAN TO ATTEND THE FMCTI SPECIAL MEETING IN PERSON.

Recommendation of the FMCTI Board of Directors

After careful consideration, the FMCTI board of directors has approved and declared advisable the Business Combination Agreement, the Mergers and all of the other transactions contemplated by the Business Combination Agreement, declared that the transactions contemplated by the Business Combination Agreement are fair to and in the best interests of FMCTI and its stockholders, directed that the adoption of the Business Combination Agreement be submitted to a vote at a meeting of the FMCTI stockholders, and resolved to recommend that the FMCTI stockholders vote to adopt the Business Combination Agreement and approve the other matters submitted for approval in connection with the Business Combination Agreement at such FMCTI Special Meeting.

Accordingly, the FMCTI board of directors recommends that FMCTI stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Adjournment Proposal; and

3.	“FOR” the Advisory Merger Compensation Proposal.

Record Date; Stockholders Entitled to Vote

The FMCTI board of directors has fixed [            ] as the record date for determination of FMCTI stockholders entitled to receive notice of, and to vote at, the FMCTI Special Meeting. Only holders of record of issued and outstanding FMCTI Shares at the close of business on the record date are entitled to receive notice of, and to vote at, the FMCTI Special Meeting.

At the close of business on [            ] (the closest possible date to the record date for which the number of FMCTI Shares that are issued and outstanding are known), there were [            ] FMCTI Shares issued and outstanding and entitled to vote at the FMCTI Special Meeting. FMCTI stockholders are entitled to one vote for each share of FMCTI Shares they owned as of the close of business on the record date.

Voting by FMCTI’s Directors and Executive Officers

At the close of business on [            ] (the closest possible date to the record date for which the number of FMCTI Shares that are issued and outstanding are known), directors and executive officers of FMCTI and their affiliates were entitled to vote approximately [            ] FMCTI Shares, or approximately [    ]% of the FMCTI Shares outstanding on that date. We currently expect that FMCTI’s directors and executive officers will vote their shares in favor of each of the proposals to be considered at the FMCTI Special Meeting.

Quorum

A majority of the FMCTI Shares issued and outstanding as of the close of business on the record date and entitled to vote, present in person or represented by proxy, at the FMCTI Special Meeting will constitute a quorum for the FMCTI Special Meeting. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the FMCTI Special Meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding FMCTI Shares entitled to vote on the matter at the FMCTI Special Meeting.

Approval of (i) the Adjournment Proposal and (ii) the Advisory Merger Compensation Proposal require the affirmative vote of a majority of the voting power represented at the FMCTI Special Meeting in person or by proxy and entitled to vote on such proposals.

Failure to Either Submit a Proxy or Attend the FMCTI Special Meeting, Broker Non-Votes and Abstentions

In accordance with the rules of the NYSE, brokers, banks, trust companies and other nominees who hold FMCTI Shares in “street name” for their customers but do not have discretionary authority to vote the shares may not exercise their voting discretion with respect to the Merger Proposal. Accordingly, if brokers, banks, trust companies or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the Merger Proposal.

If you fail to submit a proxy or attend the FMCTI Special Meeting, fail to instruct your broker, bank, trust company or other nominee to vote, or if you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the Merger Proposal.

If you fail to submit a proxy or attend the FMCTI Special Meeting, or fail to instruct your broker, bank, trust company or other nominee to vote, it will have no effect on the Adjournment Proposal or the Advisory Merger Compensation Proposal. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the Adjournment Proposal or the Advisory Merger Compensation Proposal.

How to Vote Your Shares

Registered stockholders may grant a proxy to vote (i) through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card; (ii) by telephone (from the United States, United States Territory and Canada) using the toll-free telephone number listed on the enclosed proxy card; or (iii) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. Registered stockholders who attend the FMCTI Special Meeting may vote their shares personally even if they previously have voted their shares.

Voting in Person

Only FMCTI stockholders as of the close of business on the record date or holders of a valid proxy for the meeting are entitled to attend the FMCTI Special Meeting. In order to be admitted to the FMCTI Special Meeting, you must present photo identification, such as a driver’s license, and proof of ownership of FMCTI Shares on the record date or, in the case of holders of a valid proxy, a properly executed legal proxy and a copy of the proof of ownership. Proof of ownership may be a brokerage statement or letter from a bank or broker indicating ownership on the record date, a proxy card, a legal proxy or voting instruction card provided by your broker, bank or nominee.

Voting of Proxies

When you provide your proxy, the FMCTI Shares represented by the proxy will be voted in accordance with your instructions. If you sign your proxy card without giving instructions, you will have granted authority to Douglas J. Pferdehirt, Maryann T. Mannen and Dianne B. Ralston to vote “FOR” each of the Merger Proposal, the Adjournment Proposal and the Advisory Merger Compensation Proposal. In all cases, the delivery of a signed proxy card shall confer authority upon the proxyholders to vote your shares in accordance with their judgment on any other matters properly presented at the FMCTI Special Meeting, except that any proxy that is marked “AGAINST” the Merger Proposal will not be voted “FOR” the Adjournment Proposal. The FMCTI board of directors currently knows of no other business that will be presented for consideration at the FMCTI Special Meeting.

401(k) Shares

If you participate in the FMC Technologies, Inc. Savings and Investment Plan and invest in the FMC Technologies, Inc. Stock Fund, you may vote the number of FMCTI Shares equivalent to your interest in the FMC Technologies, Inc. Stock Fund as credited to your account on the record date for the FMCTI Special Meeting. You will receive instructions on how to vote your shares from [     ].

Revocation of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any one of four ways: (i) by giving written notice to the Secretary of FMCTI, (ii) by submitting a subsequently dated and properly signed proxy card in accordance with the instructions in this proxy statement/prospectus, (iii) by granting a subsequent proxy by telephone or through the Internet or (iv) by attending the FMCTI Special Meeting and voting in person. Your attendance at the FMCTI Special Meeting will not automatically revoke your proxy unless you vote at the FMCTI Special Meeting or specifically request in writing that your prior proxy be revoked.

The most recent proxy card or telephone or Internet proxy the inspectors of elections for the FMCTI Special Meeting receives is the one that is counted. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

FMC Technologies, Inc.

Attention: Secretary

5875 N. Sam Houston Parkway W.

Houston, Texas 77086

United States of America

Please note that if your shares are held in the name of a broker, bank, trust company or other nominee, you may change your voting instructions by submitting new voting instructions to your broker, bank, trust company or other nominee in accordance with its established procedures.

Solicitation of Proxies

Directors, present and former officers and other employees of FMCTI may solicit proxies by telephone, facsimile or mail, or by meetings with stockholders or their representatives. FMCTI will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. FMCTI has engaged MacKenzie Partners to assist in the solicitation of proxies and provide related advice and informational support in connection with the FMCTI Special Meeting, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $[            ] in the aggregate. All such expenses will be borne by FMCTI. FMCTI also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of FMCTI Shares. FMCTI’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Adjournments

The chairman of the FMCTI Special Meeting or the FMCTI stockholders who hold a majority of the issued and outstanding FMCTI Shares, present in person or represented by proxy, at the FMCTI Special Meeting, whether or not a quorum is present, has the power to adjourn the FMCTI Special Meeting until a later date and time. If the date and time of the adjourned meeting is given and the adjournment is for 30 days or less, no notice of the adjourned meeting need be given. At the adjourned FMCTI Special Meeting, if a quorum is present, FMCTI may transact any business which might have been transacted at the original FMCTI Special Meeting.

Proposal No. 1—Adoption of the Business Combination Agreement

(Item 1 on the FMCTI proxy card)

This proxy statement/prospectus is being furnished to you as a stockholder of FMCTI as part of the solicitation of proxies by the FMCTI board of directors for use at the FMCTI Special Meeting to consider and vote upon a proposal to adopt the Business Combination Agreement, which is attached as Annex A-1 to this proxy statement/prospectus.

The FMCTI Merger cannot be completed without the approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding FMCTI Shares entitled to vote on the matter at the FMCTI Special Meeting. If you do not vote, or if you abstain, the effect will be the same as a vote “AGAINST” the Merger Proposal.

THE FMCTI BOARD OF DIRECTORS, AFTER DUE AND CAREFUL DISCUSSION AND CONSIDERATION, HAS (I) APPROVED AND DECLARED ADVISABLE THE BUSINESS COMBINATION AGREEMENT, THE MERGERS AND ALL OF THE OTHER TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT AND (II) DECLARED THAT THE TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF FMCTI AND ITS STOCKHOLDERS.

THE FMCTI BOARD OF DIRECTORS ACCORDINGLY RECOMMENDS THAT FMCTI STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

Proposal No. 2—Adjournment Proposal

(Item 2 on the FMCTI proxy card)

At the FMCTI Special Meeting, FMCTI stockholders (whether voting in person or by proxy) may be asked to vote on a proposal to adjourn the FMCTI Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FMCTI Special Meeting to approve the Merger Proposal. FMCTI is asking that you authorize the holder of your proxy to vote in favor of any such Adjournment Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power represented at the FMCTI Special Meeting in person or by proxy and entitled to vote on such proposals. Abstentions have the same effect as a vote “AGAINST” the Adjournment Proposal.

THE FMCTI BOARD OF DIRECTORS RECOMMENDS THAT FMCTI STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Proposal No. 3—Advisory (Non-Binding) Vote on Certain Compensation Arrangements

(Item 3 on the FMCTI proxy card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that FMCTI provide stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that would be paid or becomes payable to FMCTI’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this proxy statement/prospectus, including the disclosures set forth in the section entitled “Interests of Certain Persons in the Mergers—Golden Parachute Compensation” of this proxy statement/prospectus. This non-binding, advisory vote is commonly referred to as a “golden parachute say on pay” vote. This non-binding, advisory vote relates only to contractual obligations of FMCTI that may result in a payment to FMCTI’s named executive officers in connection with, or following, the consummation of the proposed transactions and does not relate to any compensation arrangement with FMCTI’s directors or executive officers who are not named executive officers.

As an advisory vote, this proposal is not binding upon FMCTI or the FMCTI board of directors, and approval of this proposal is not a condition to completion of the Mergers or FMCTI’s, Technip’s, or Topco’s obligations to effect the Mergers. The vote on executive compensation payable in connection with the proposed transactions is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal, but vote not to approve the Advisory Merger Compensation Proposal. Because the vote is advisory, it will not be binding on FMCTI. Accordingly, to the extent that FMCTI is contractually obligated to pay certain merger-related compensation, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Mergers are consummated and regardless of the outcome of the advisory vote.

Approval of the Advisory Merger Compensation Proposal requires the affirmative vote of a majority of the voting power represented at the FMCTI Special Meeting in person or by proxy and entitled to vote on such proposals. Abstentions have the same effect as a vote “AGAINST” this proposal.

THE FMCTI BOARD OF DIRECTORS RECOMMENDS THAT FMCTI STOCKHOLDERS VOTE “FOR” THE ADVISORY MERGER COMPENSATION PROPOSAL.

INFORMATION ABOUT THE PARTIES TO THE MERGERS

FMC Technologies, Inc.

FMCTI, a Delaware corporation, is a global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. FMCTI, which became a standalone company in 2001, designs, manufactures and services technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions and marine loading systems for the energy industry. FMCTI operates under three reporting segments:

•	“Subsea Technologies”—designs and manufactures products and systems and provides services used by oil and gas companies involved in deepwater exploration and production of crude oil and natural gas. This segment includes the operations of FMCTI’s affiliated joint venture entity, Forsys Subsea.

•	“Surface Technologies”—designs and manufactures systems and provides services used by oil and gas companies involved in land and offshore exploration and production of crude oil and natural gas; designs, manufactures and supplies technologically advanced high pressure valves and fittings for oilfield service companies; and also provides flowback and wireline services for exploration companies in the oil and gas industry.

•	“Energy Infrastructure”—manufactures and supplies liquid and gas measurement and transportation equipment and systems to customers involved in the production, transportation and processing of crude oil, natural gas and petroleum-based refined products.

As of June 30, 2016, FMCTI had approximately 15,500 employees and operated 29 major production facilities and services based in 18 countries.

FMCTI Shares are listed on the NYSE under the symbol “FTI.”

The principal executive offices of FMCTI are located at 5875 North Sam Houston Parkway W., Houston, Texas 77086, United States of America, and its telephone number at that address is +1 281 591-4000.

For more information about FMCTI, please visit FMCTI’s Internet website at www.fmctechnologies.com. FMCTI’s Internet website address is provided as an inactive textual reference only. The information contained on FMCTI’s Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about FMCTI is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Technip S.A.

Technip S.A., a French société anonyme, is a world leader in project management, engineering and construction for the energy sector and offers a comprehensive portfolio of innovative solutions and technologies. As of June 30, 2016, Technip employed a workforce of approximately 32,000 people from 116 nationalities. Technip operates on five continents and in 45 countries. Technip’s production facilities (for flexible pipes and umbilicals), manufacturing yard, logistics bases and spoolbases are located in Angola, Brazil, Finland, France, Indonesia, Malaysia, Norway, the United Kingdom and the United States.

As of June 30, 2016, Technip held an interest in or operated 23 vessels specialized in installing subsea rigid and flexible pipelines, subsea construction and diving support, five of which were under construction. Technip possesses integrated capacity and recognized expertise in subsea infrastructures (“Subsea”), onshore facilities (“Onshore”) and offshore platforms (“Offshore”). Technip is active in two segments of the global oil and gas industry, Subsea and Onshore/Offshore, which are described as follows:

•	Subsea—Technip’s Subsea operations include the design, manufacture and installation of rigid and flexible subsea pipelines for hydrocarbon fields, as well as umbilicals. Technip is a major operator in the Subsea market and offers expertise from preliminary studies to detailed design, a wide range of innovative subsea pipe technologies and solutions, and operates leading industrial plants and facilities. Technip operates four flexible pipe manufacturing plants, four umbilical production units, five reeled rigid pipe spoolbases as well as an evolving fleet of vessels specialized for pipeline installation and subsea construction and deployed around the world.

•	Onshore/Offshore—The Onshore business combines the study, engineering, procurement, construction and project management of the entire range of onshore facilities used by the oil and gas industry (e.g., refining, gas treatment and liquefaction, petrochemicals including ethylene, polymers and fertilizers, hydrogen and onshore pipelines), as well as various other activities. Technip conducts large-scale, complex and challenging projects that involve extreme climatic conditions and non-conventional resources and are subject to increasing environmental and regulatory performance standards. Technip relies on technological know-how for process design and engineering, either through the integration of technologies from leading alliance partners or through Technip’s own technologies. Technip seeks to integrate and develop advanced technologies and reinforce its project execution capabilities in each of its Onshore activities. The Offshore business combines the study, engineering, procurement, construction and project management within the entire range of fixed and floating offshore oil and gas facilities, many of which were the first of their kind, including the development of a FLNG facility beginning in 2011.

In order to support its clients’ activities, Technip seeks to innovate and cover the entire engineering value chain in Onshore and Offshore, from preliminary studies to detailed design, and to provide services for brownfield projects that are aimed at enhancing and improving producing facilities.

Technip Shares are listed on Euronext Paris under the symbol “TEC. PA.” Technip’s American Depositary Receipts are traded in the United States in the OTCQX marketplace of the OTC Markets Group.

The principal executive offices of Technip are located at 89 avenue de la Grande Armée, 75116 Paris, France, and its telephone number at that address is +33 1 47 78 24 00.

Forsys Subsea Limited

Forsys Subsea, a private limited company incorporated under the laws of England and Wales on June 1, 2015, is an affiliated company in the form of a 50/50 joint venture between FMCTI and Technip. Forsys Subsea combines the proprietary technologies of FMCTI and Technip together to offer front-end engineering and design services aimed to identify opportunities through new technologies, services and standardization of equipment to significantly reduce the cost of subsea field development and maximize well performance. The 2015 agreement between FMCTI and Technip and the formation of Forsys Subsea also created an alliance with Technip and serves as the predecessor to the Mergers, and in part, the framework to a combined company.

TechnipFMC Limited

Topco is a wholly owned subsidiary of FMCTI. On December 9, 2015, Topco was incorporated under the laws of England and Wales as a private limited company under the name FMC Technologies SIS Limited, for the purpose of entering into the Business Combination Agreement. On August 4, 2016, the legal name of Topco was changed to TechnipFMC Limited. Pursuant to the Business Combination Agreement, before closing of the Mergers, Topco will be re-registered as TechnipFMC plc, a public limited company incorporated under the laws of England and Wales.

Topco has not conducted any business operations other than that which are incidental to its formation and in connection with the transactions contemplated by the Business Combination Agreement. As of the date of this proxy statement/prospectus, Topco does not beneficially own any FMCTI Shares or Technip Shares. Following the Mergers, Topco will be the holding company of the combined businesses of FMCTI and Technip, and it is expected that Topco Shares will be listed on the NYSE and Euronext Paris.

The principal executive offices of Topco are located at c/o Legalinx Limited, 1 Fetter Lane, London, EC4A 1BR, United Kingdom and its telephone number at that address is +44 800 975 8080. Its principal executive offices will be relocated to 1 St. Paul’s Churchyard, London EC4M 8AP, United Kingdom, on or prior to completion of the Mergers.

Periodic Merger Sub, Inc.

Merger Sub will be incorporated under the laws of the State of Delaware as a wholly owned indirect subsidiary of Topco formed solely for the purpose of effecting the FMCTI Merger. Merger Sub will not conduct any business operations other than that incidental to its formation and in connection with the transactions contemplated by the Business Combination Agreement.

The principal executive offices of Merger Sub will be located at 5875 North Sam Houston Parkway W., Houston, Texas 77086, United States of America, and its telephone number at that address is +1 281 591-4000.

BUSINESS OF FMCTI AND CERTAIN INFORMATION ABOUT FMCTI

FMCTI is a global provider of technology solutions for the energy industry. FMCTI was incorporated in November 2000 under Delaware law and was a wholly owned subsidiary of FMC Corporation until its initial public offering in June 2001. FMCTI’s principal executive offices are located at 5875 North Sam Houston Parkway West, Houston, Texas 77086, United States of America.

Overview of Business

FMCTI designs, manufactures and services technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions and marine loading systems for the energy industry. FMCTI reports its results of operations in the following reporting segments: Subsea Technologies, Surface Technologies and Energy Infrastructure.

As of June 30, 2016, FMCTI had approximately 15,500 full-time employees, comprised of approximately 4,800 in the United States and 10,700 in non-U.S. locations.

During 2016, FMCTI divested its wireline business for $19 million. Additionally, on May 23, 2016, FMCTI executed a letter of intent to divest the blending and transfer business held by FMC Technologies, Inc. for $16.5 million. The divestiture is expected to be completed in the third quarter of 2016.

During 2015, FMCTI entered into a 50/50 joint venture with Technip to form Forsys Subsea. Forsys Subsea brings the proprietary technologies of FMCTI and Technip together to offer front-end engineering and design services aimed to identify opportunities through new technologies, services and standardization of equipment to significantly reduce the cost of subsea field development and provide the technology to maximize well performance over the life of the field. In conjunction with the formation of Forsys Subsea, the agreement also formed an alliance with Technip that enables FMCTI to create the framework to deliver and install seabed and/or topside subsea infrastructure resulting from designs produced by Forsys Subsea.

In 2015, FMCTI also largely completed integration efforts in its Surface Technologies segment. These integration efforts, primarily in North America, brought together the services acquired from Pure Energy Services Ltd. in 2013 and FMCTI’s surface wellhead business to create an integrated shale offering. The integration efforts have the strategic aim to (i) improve FMCTI’s customers’ returns by offering integrated solutions involving multiple surface products and services, (ii) enable execution excellence through specialization and focus, (iii) improve scalability and (iv) increase market share in the North American shale market. FMCTI’s integration efforts of its Surface Technologies products and services resulted in Surface Technologies now being organized and operated under the three businesses of surface integrated services, surface wellhead international and fluid control.

Business Segments

Subsea Technologies

Subsea Technologies designs and manufactures products and systems and provides services used by oil and gas companies involved in deepwater exploration and production of crude oil and natural gas. The core competencies of this segment are FMCTI’s technology and engineering expertise. FMCTI’s systems control the flow of crude oil and natural gas from producing wells. FMCTI specializes in offshore production systems and has manufacturing facilities near the world’s principal offshore oil and gas producing basins. FMCTI primarily markets its products through its own technical sales organization.

Principal Products and Services

Subsea Systems. FMCTI’s systems are used in the offshore production of crude oil and natural gas. Subsea systems are placed on the seafloor and are used to control the flow of crude oil and natural gas from the reservoir to a host processing facility, such as a floating production facility, a fixed platform or an onshore facility.

The design and manufacture of FMCTI’s subsea systems requires a high degree of technical expertise and innovation. Some of FMCTI’s systems are designed to withstand exposure to the extreme hydrostatic pressure of deepwater environments, as well as internal pressures of up to 15,000 pounds per square inch (“psi”) and temperatures in excess of 350º F. The development of FMCTI’s integrated subsea production systems includes initial engineering design studies and field development planning to consider all relevant aspects and project requirements, including optimization of drilling programs and subsea architecture. FMCTI’s subsea production systems and products include drilling systems, subsea trees, chokes and flow modules, manifold pipeline systems, control and data management systems, well access systems and other technologies. Additionally, as part of FMCTI’s technologies to enhance field economics by maximizing recovery, its subsea processing systems can enable cost-effective, platform-less solutions where the field is tied directly back to an existing offshore facility or directly to shore. Subsea processing system solutions include subsea boosting, subsea gas compression and subsea separation, which are designed to accelerate production, increase recovery or extend field life. In order to provide these products, systems and services, FMCTI utilizes engineering, project management, procurement, manufacturing, assembly and testing capabilities.

FMCTI also provides an array of subsea services aimed to improve uptime, lower lifecycle costs and increase recovery over the life of the field. These services include (i) installation services to plan and direct the technical onshore and offshore activities, resources and operations required in an installation, (ii) asset management services such as tool management, equipment refurbishment, condition and performance monitoring, processing equipment-related maintenance and rental tools, (iii) product optimization using a suite of services including flow assurance services, real-time surveillance, predictive analytics and flow modeling software, (iv) inspection, maintenance and repair of control and instrumentation modules, chokes, flow modules, and processing equipment and (v) well access and intervention services, including exploration wellheads, production and completion related services, rig-based intervention, riserless light well intervention, tree commissioning, through tubing rotary drilling and plug and abandonment. Additionally, Forsys Subsea, FMCTI’s joint venture with Technip, offers front-end engineering and design to identify opportunities through new technologies, services, and standardization of equipment to significantly reduce the cost of subsea field development and provide the technology to maximize well performance over the life of the field.

Subsea systems represented approximately 69%, 63% and 63% of FMCTI’s consolidated revenue in 2015, 2014 and 2013, respectively, and approximately 73% for the six months ended June 30, 2016.

Schilling Robotics. FMCTI designs and manufactures remotely operating vehicle systems (“ROVs”) and manipulator arms and provides support services for subsea control systems for subsea exploration and production. FMCTI’s product offering includes electric and hydraulic work-class ROVs, tether-management systems, launch and recovery systems, remote manipulator arms and modular control systems for wide-ranging subsea applications. FMCTI also provides support and services such as product training, pilot simulator training, spare parts, and technical assistance.

Multi Phase Meters. FMCTI designs and manufactures multiphase and wetgas meters to measure production rates of oil, water and gas for both topside and subsea applications. These meters have diverse applications that include production testing of well fluid rates, reservoir monitoring, measurement of fluid rates for production and revenue sharing between partners, and artificial lift optimization. The Multi Phase Meters product line augments FMCTI’s portfolio of technologies for increasing oil and gas recovery, early water detection, accurate fiscal allocation and reservoir optimization.

Capital Intensity

Many of the systems and products FMCTI supplies for subsea applications are highly engineered to meet the unique demands of its customers’ field properties and are typically ordered one to two years prior to installation. FMCTI often receives advance payments and progress billings from its customers in order to fund initial development and working capital requirements. However, FMCTI’s working capital balances can vary significantly depending on the payment terms and execution timing on key contracts.

Dependence on Key Customers

Generally, FMCTI’s customers in this segment are major integrated oil companies, national oil companies and independent exploration and production companies.

FMCTI actively pursues alliances with oil and gas companies that are engaged in the subsea development of crude oil and natural gas to promote its integrated systems for subsea production. Development of subsea fields, particularly in deepwater environments, involves substantial capital investments by FMCTI’s customers. FMCTI’s customers have sought the security of alliances with FMCTI to ensure timely and cost-effective delivery of subsea and other energy-related systems that provide integrated solutions to meet their needs. FMCTI’s alliances establish important ongoing relationships with its customers. While FMCTI’s alliances do not contractually commit its customers to purchase its systems and services, they have historically led to, and FMCTI expects that they would continue to result in, such purchases. Examples of customers FMCTI has entered alliances with include Statoil, Shell, BP and Anadarko.

The loss of one or more of FMCTI’s significant customers could have a material adverse effect on its Subsea Technologies segment. No single Subsea Technologies customer accounted for 10% or more of FMCTI’s 2015 consolidated revenue.

Competition

Subsea Technologies competes with companies that supply subsea systems and with other smaller companies that are focused on a specific application, technology or geographical niche in which FMCTI operates. Companies including OneSubsea (a Schlumberger company), GE Oil & Gas (a division of General Electric Company), Aker Solutions ASA and Dril-Quip, Inc. compete with FMCTI in the marketplace across its various Subsea Technologies product and services.

Competitive factors in FMCTI’s industry include price, the quality of both product technology and service, and on-time delivery. FMCTI’s competitive strengths include its intellectual capital, the reliability of its products, the breadth of technologies embedded in its products and services that enable it to design unique solutions for its customers’ project requirements while incorporating standardized components to contain costs and its worldwide presence and reputation in each of the major producing basins around the world. FMCTI’s strong customer relationships, experience and technology help it maintain a leadership position in the subsea systems market.

Seasonality

In the North Sea, winter weather generally subdues drilling activity and demand for subsea services as certain activities cannot be performed. As a result, the level of offshore activity in FMCTI’s subsea services is negatively influenced and tends to decrease in the first quarter of each year.

Surface Technologies

Surface Technologies designs and manufactures products and systems and provides services used by oil and gas companies involved in land and offshore exploration and production of crude oil and natural gas. FMCTI designs, manufactures and supplies technologically advanced wellhead systems and high pressure valves and pumps used in stimulation activities for oilfield service companies and provides flowback and wireline services for exploration and production companies in the oil and gas industry.

Principal Products and Services

Surface Integrated Services and Surface Wellhead International. FMCTI provides a full range of drilling, completion and production wellhead systems for both standard and custom-engineered applications. Surface wellhead production systems, or trees, are used to control and regulate the flow of crude oil and natural gas from the well. FMCTI’s surface wellhead products and systems are used worldwide on both onshore and offshore applications and can be used in difficult climates, including arctic cold or desert high temperatures. FMCTI’s product technologies include conventional wellheads, unihead drill-thru wellheads designed for faster surface installations, drilling time optimization timesaving conventional wellheads designed to reduce overall rig time and other technologies, including sealing technology, thermal equipment, and valves and actuators. FMCTI supports its customers through comprehensive surface wellhead system service packages that provide strategic solutions to ensure optimal equipment performance and reliability and include all phases of the asset’s life cycle, from the early planning stages through testing and installation, commissioning and operations, replacement and upgrades, interventions, decommissioning/abandonment, and maintenance, storage and preservations.

As part of FMCTI’s surface integrated services business, it provides an integrated shale offering, which includes manifolds and trees and flowback equipment for timely and cost-effective well completion. Acquired in October 2012 and formerly known as Pure Energy Services Ltd., FMCTI also provides flowback services for the recovery of solids, fluids, and hydrocarbons from oil and natural gas wells after the stimulation of the well, and well optimization services for exploration companies in the oil and gas industry.

Fluid Control. FMCTI designs and manufactures flowline products, under the Weco®/Chiksan® trademarks, articulating frac arm manifold trailers, well service pumps, compact valves and reciprocating pumps used in well completion and stimulation activities by major oilfield service companies, such as Schlumberger Limited, Baker Hughes Incorporated, Halliburton Company and Weatherford International plc. FMCTI’s flowline products are used in equipment that pumps fluid into a well during the well construction and stimulation processes. FMCTI’s well service pump product line includes Triplex and Quintuplex pumps utilized in a variety of applications, including fracturing, acidizing and matrix stimulation, and are capable of delivering flow rates up to 35 barrels per minute at pressures up to 20,000 psi. The performance of this business typically rises and falls with variations in the active rig count throughout the world and pressure pumping activity in the Americas.

Capital Intensity

Surface Technologies manufactures most of its products, resulting in a reliance on manufacturing locations throughout the world. FMCTI also maintains a large amount of rental equipment related to pressure pumping operations.

Dependence on Key Customers

No single Surface Technologies customer accounted for 10% or more of FMCTI’s 2015 consolidated revenue.

Competition

Surface Technologies is a market leader for its primary products and services. Some of the competitive factors include technological innovation, reliability and product quality. Surface Technologies competes with other companies that supply surface production equipment and pressure pumping products. Some of FMCTI’s major competitors in Surface Technologies include Cameron International Corporation (a Schlumberger company), Weir Oil & Gas (a division of The Weir Group PLC), GE Oil & Gas (a division of General Electric Company) and Gardner Denver, Inc.

Seasonality

In Western Canada, the level of activity in the oilfield services industry is influenced by seasonal weather patterns. During the spring months, wet weather and the spring thaw make the ground unstable and less capable of supporting heavy equipment and machinery. As a result, municipalities and provincial transportation departments enforce road bans that restrict the movement of heavy equipment during the spring months, which reduces activity levels. There is greater demand for oilfield services, specifically completion services, provided by FMCTI’s Canadian surface integrated services business in the winter season when freezing permits the movement and operation of heavy equipment. Activities tend to increase in the fall and peak in the winter months of November through March.

Energy Infrastructure

Principal Products and Services

Measurement Solutions. FMCTI designs, manufactures and services measurement products for the worldwide oil and gas industry. FMCTI’s flow computers and control systems manage and monitor liquid and gas measurement for applications such as custody transfer, fiscal measurement and batch loading and deliveries. FMCTI’s floating production, storage and off-loading metering systems provide the precision and reliability required for measuring large flow rates characteristic of marine loading operations. FMCTI’s gas and liquid measurement systems provide many solutions in energy-related applications such as crude oil and natural gas production and transportation, refined product transportation, petroleum refining and petroleum marketing and distribution. FMCTI combines advanced measurement technology with state-of-the-art electronics and supervisory control systems to provide the measurement of both liquids and gases to ensure processes operate efficiently while reducing operating costs and minimizing the risk associated with custody transfer.

FMCTI also provides automation and control technology for the oil and gas, chemical and other industries. Acquired in April 2012 and formerly known as Control Systems International, Inc., FMCTI’s automation and control technology supplies innovative control and automation system solutions. One of the primary products, UCOS®, is a comprehensive software solution that combines distributed control system and supervisory control and data acquisition system retrofits using software solutions and compression control algorithms, which allows customers to control and manage the engineering, design and monitoring of their systems of operations.

Loading Systems. FMCTI provides land- and marine-based loading and transfer systems to the oil and gas, petrochemical and chemical industries. FMCTI’s systems provide transfer loading solutions using Chiksan® loading arms and Chiksan® swivel joint technologies capable of diverse applications. While FMCTI’s marine systems are typically constructed on a fixed jetty platform, it has developed advanced loading systems that can be mounted on a vessel or structure to facilitate ship-to-ship and tandem loading and offloading operations in open seas or exposed locations. Both FMCTI’s land- and marine-based loading and transfer systems are capable of handling a wide range of products including petroleum products, liquefied natural gas and chemical products.

Separation Systems. FMCTI designs and manufactures systems that separate production flows from wells into oil, gas, sand and water. FMCTI’s separation technology can be applied to both greenfield development as well as retrofit solutions for fields currently in production. Also, these systems provide solutions for both subsea and topside applications. For subsea applications, these systems can be designed with primary separation at the seabed, which enables more effective production, increased field recovery and the reduced need for topside processing capacity for FMCTI’s customers.

Dependence on Key Customers

No single Energy Infrastructure customer accounted for 10% or more of FMCTI’s 2015 consolidated revenue.

Product Development

FMCTI invests in product development to advance technologies necessary to support the current and future technical challenges of its customers. FMCTI seeks to develop products and services aimed to assist its customers to lower capital and operating expenditures, increase oil recovery and deliver improved performance of their assets. FMCTI also strives to increase standardization within its product lines in order to reduce delivery times, improve product integrity and control costs. To satisfy all these aims, FMCTI’s investments in product development are focused on (i) progressing capabilities to bring products to market faster and more efficiently, (ii) developing the next generation of cost-effective production and processing equipment, (iii) advancing core enabling technologies and materials and (iv) expanding product families to address broader market applications.

To accelerate the commercialization of technologies in all of its businesses, FMCTI made several investments to enhance its R&D capabilities. First, it expanded its network of rapid prototyping centers, increasing the resources available for its engineers to design and build new products. Second, it upgraded and expanded its capabilities to conduct qualification testing. These investments included the addition of test cells, flow loops, bending fixtures and test pits along with advanced instrumentation to better facilitate monitoring of test programs. FMCTI’s investments added capacity and provided new functionality to accommodate a broader range of test parameters, including high pressure, high temperature conditions.

Subsea Technologies

FMCTI continues to expand its Subsea Technologies portfolio of solutions in order to deliver a complete production system for high pressure, high temperature applications. In 2014, FMCTI entered into a joint development agreement with several major operators to develop common standards for subsea production equipment capable of operating at pressures as high as 20,000 psi and temperatures up to 350º F. In 2015, FMCTI added another major operator to this joint agreement. FMCTI believes standardization of its products is an important element in improving execution, optimizing resources, lowering lifecycle costs and providing superior long-term value. This joint development agreement is expected to result in standardized design, materials, processes and interfaces to deliver improved reliability and operability over the life of the field. During 2015, FMCTI completed major qualification testing meeting the latest industry guidelines.

The downturn in the energy market has shifted the needs of FMCTI’s customers. As a result, FMCTI has also invested in subsea product development focused on developing lower cost solutions. Technology development progressed on the next generation of subsea equipment, utilizing designs that will be significantly smaller and lighter than current designs. In addition to the investments to develop lower cost production solutions, FMCTI continued efforts on its portfolio of product technology and services aimed to help operators maximize recovery from existing subsea fields. Along with its development partner Sulzer Pumps Ltd., FMCTI expanded the product family of pumps and motors to include more sizes and pressure ratings. Additionally, development of FMCTI’s well access management system was completed in 2015, and the system was successfully employed in the North Sea. This combined subsea product and service solution provided real-time data to the operator to enable the assessment of actual loading on a subsea completion riser during operations, leading to reduced operational and maintenance costs and increased oil recovery.

Surface Technologies

Development work focused on enhancing several core enabling technologies including seals, valves and instrumentation. During 2015, FMCTI completed development on a steam valve for high temperature service. The valve was successfully qualified and installed on an onshore field in North America. Additionally, FMCTI completed development on the next generation of sealing technology, featuring a dual metal packoff. Developed in collaboration with one of FMCTI’s key customers, the new design of the sealing technology eliminates elastomers and improves seal performance. Other investments in FMCTI’s surface technologies portfolio included the development and testing of sensing and instrumentation technologies and of technologies for the treatment of well fluids.

Energy Infrastructure

FMCTI’s measurement solutions business completed development of AccuLoad IV, the newest generation electronic preset system. This new generation includes important upgrades and enhancements such as improved diagnostics that will ensure AccuLoad® remains a widely used preset in oil custody transfer. FMCTI’s loading systems business completed extended fatigue and operating simulation testing on ATOL, its tandem offshore loading solution.

Sources and Availability of Raw Materials

FMCTI’s business segments purchase carbon steel, stainless steel, aluminum and steel castings and forgings both domestically and internationally. FMCTI typically does not use single source suppliers for the majority of its raw material purchases; however, certain geographic areas of its businesses or a project or group of projects may heavily depend on certain suppliers for raw materials or supply of semi-finished goods. FMCTI believes the available supplies of raw materials are adequate to meet its needs.

R&D

FMCTI is engaged in R&D activities directed toward the improvement of existing products and services, the design of specialized products to meet customer needs and the development of new products, processes and services. A large part of FMCTI’s product development spending has focused on the improved design and standardization of its Subsea Technologies products to meet its customer needs.

Patents, Trademarks and Other Intellectual Property

FMCTI owns a number of U.S. and non-U.S. patents, trademarks and licenses that are cumulatively important to its businesses. As part of its ongoing R&D, FMCTI seeks patents when appropriate for new products and product improvements. FMCTI has over 1,500 issued patents and pending patent applications worldwide. Further, FMCTI licenses intellectual property rights to or from third parties. FMCTI also owns numerous U.S. and non-U.S. trademarks and trade names and has over 150 registrations and pending applications in the United States and abroad.

FMCTI protects and promotes its intellectual property portfolio and takes actions it deems appropriate to enforce and defend its intellectual property rights. FMCTI does not believe, however, that the loss of any one patent, trademark or license, or group of related patents, trademarks or licenses, would have a material adverse effect on its overall business.

Employees

As of June 30, 2016, FMCTI had approximately 15,500 full-time employees, consisting of approximately 4,800 in the United States and 10,700 in non-U.S. locations. Less than 2% of its U.S. employees are represented by labor unions.

Segment and Geographic Financial Information

The majority of FMCTI’s consolidated revenue and segment operating profits are generated in markets outside of the United States. Each segment’s revenue is dependent upon worldwide oil and gas exploration and production activity.

BUSINESS OF TECHNIP AND CERTAIN INFORMATION ABOUT TECHNIP

Overview of Business

Technip S.A., a French société anonyme, is a world leader in project management, engineering and construction for the energy sector and offers a comprehensive portfolio of innovative solutions and technologies. For the year ended December 31, 2015, Technip had revenues of €10.3 billion.

As of June 30, 2016, Technip employed a workforce of approximately 32,000 people made up of 116 nationalities. Technip operates on five continents and in 45 countries.

Technip’s production facilities (for flexible pipes and umbilicals), manufacturing yard, logistics bases and spoolbases are located in Angola, Brazil, Finland, France, Indonesia, Malaysia, Norway, the United Kingdom and the United States. As of June 30, 2016, Technip held an interest in or operated 23 vessels specialized in installing subsea rigid and flexible pipelines, subsea construction and diving support, five of which were under construction.

Technip possesses integrated capacity and recognized expertise in two key areas within the global oil and gas industry, the Subsea and Onshore/Offshore sectors:

Subsea

For the year ended December 31, 2015, the Subsea segment had revenues of €5.9 billion (including share of revenues from equity affiliates), representing 48.1% of Technip’s revenues (including share of revenues from equity affiliates). Technip’s Subsea operations include the design, manufacture and installation of rigid and flexible subsea pipelines for hydrocarbon fields, as well as umbilicals. Technip is a major operator in the Subsea market and offers expertise from preliminary studies to detailed design, a wide range of innovative subsea pipe technologies and solutions, and operates leading industrial plants and facilities. Technip operates four flexible pipe manufacturing plants, four umbilical production units, five reeled rigid pipe spoolbases as well as an evolving fleet of vessels specialized for pipeline installation and subsea construction and deployed around the world.

Onshore/Offshore

For the year ended December 31, 2015, the Onshore/Offshore segment had revenues of €6.3 billion (including share of revenues from equity affiliates), representing 51.9% of Technip revenues (including share of revenues from equity affiliates).

Technip’s Onshore business combines the study, engineering procurement, construction and project management of the entire range of onshore facilities used by the oil and gas industry (e.g., refining, gas treatment and liquefaction, petrochemicals including ethylene, polymers and fertilizers, hydrogen and onshore pipelines), as well as various other activities.

Technip conducts large-scale, complex and challenging projects that involve extreme climatic conditions and non-conventional resources and are subject to increasing environmental and regulatory performance standards. Technip relies on technological know-how for process design and engineering, either through the integration of technologies from leading alliance partners or through Technip’s own technologies. Technip seeks to integrate and develop advanced technologies and reinforce its project execution capabilities in each of its Onshore activities.

Technip’s Offshore business combines the study, engineering, procurement, construction and project management within the entire range of fixed and floating offshore oil and gas facilities, many of which were the first of their kind, including the development of a FLNG facility beginning in 2011.

In order to support its clients’ activities, Technip seeks to innovate and cover the entire engineering value chain in Onshore and Offshore, from preliminary studies to detailed design, and to provide services for brownfield projects that are aimed at enhancing and improving producing facilities.

Technip’s list of clients includes international oil companies, including BP, Chevron, ConocoPhillips, ExxonMobil, Shell and Total, a large number of national companies, including CNOOC, PDVSA, Pemex, Petrobras, Petronas, Qatar Petroleum, Saudi Aramco and Statoil, and large independent companies, such as Anadarko and Tullow Oil. Technip’s five largest clients represented 44.4% of its total revenues (including share of revenues from equity affiliates) for the year ended December 31, 2015 compared to 33.7% in 2014. The revenues generated from Technip’s top ten clients represented 62.7% of its total revenues (including share of revenues from equity affiliates) for the year ended December 31, 2015 compared to 49.6% in 2014.

For the year ended December 31, 2015, Technip’s top five projects represented 28.2% of its total revenues (including share of revenues from equity affiliates) compared to 19.2% in 2014. For the year ended December 31, 2015, Technip’s top ten projects generated 39.2% of its total revenues (including share of revenues from equity affiliates) compared to 29.2% in 2014.

Business Segments

Technip Revenues by Business Segment

Revenues	Six months ended June 30, 2016 (Unaudited)	Six months ended June 30, 2015 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Subsea(1)	2,751.6	2,841.4	5,876.0	4,880.4	4,065.0
Onshore/Offshore(2)	2,823.4	3,140.3	6,332.7	5,844.1	5,220.1
Corporate	—	—	—	—	—
Adjustment(3)	(1,287.6)	(645.3)	(1,870.8)	(650.6)	(437.4)

Total Technip group	4,287.4	5,336.4	10,337.9	10,073.9	8,847.7

(1)	Segment revenue includes share of revenues from equity affiliates.
(2)	Segment revenue includes share of revenues from equity affiliates.
(3)	Adjustments consist of share of revenues from equity affiliates.

Technip Revenues by Region

Technip is a global player in the oil and gas industry with significant revenues and backlog in most regions. During the year ended December 31, 2015, revenue (including share of revenues from equity affiliates) and backlog by region were divided as follows:

•	Europe, Russia and Central Asia: 37% of Technip’s revenues and 50% of its backlog;

•	Africa: 15% and 18%, respectively;

•	Middle East: 8% and 4%, respectively;

•	Asia Pacific: 17% and 10%, respectively; and

•	Americas (including Brazil): 23% and 18%, respectively.

Technip Backlog

Source of Revenues	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Refining/Heavy Oil	3%	4%	8%
Gas/LNG/FLNG	35%	29%	8%
Petrochems	10%	8%	10%
Deepwater	28%	29%	35%
Shallow Water	23%	29%	36%
Other	1%	1%	3%

Total	100%	100%	100%

Subsea Segment

Technip provides integrated design, engineering, manufacturing and installation services for infrastructure and subsea pipe systems used in oil and gas production and transportation. Technip is considered as one of the world leaders in the Subsea construction sector. Technip’s focus on developing technologies allows Technip to offer its own technologies both as products and for installation processes. For the year ended December 31, 2015, the Subsea segment had revenues of €5.9 billion (including share of revenues from equity affiliates), representing 48.1% of Technip’s revenues (including share of revenues from equity affiliates).

Subsea Market Environment and Competition

The Subsea market includes the manufacturing of products for the development of oil and gas fields, the conception and the installation of subsea pipelines and other subsea structures (mainly rigid pipelines, flexible pipelines and umbilicals). Technip competes against a number of subsea construction contractors and manufacturers of flexible pipes and umbilicals.

Technip’s Subsea activity has suffered from the delay and postponement of awards due to the drop in oil prices. However, in July 2015, a survey by Wood Mackenzie indicated that the deepwater market was expected to be a growth driver for capital expenditure over the next five years, predominantly supported by field developments in historically deepwater regions. Discovery of new areas in deepwater could also be a growth driver for capital expenditure, mainly in East Africa and the Mediterranean Sea.

Subsea Strategy

Technip’s Subsea strategy includes the following priorities:

•	pursue R&D investments with clients and partners to focus on those that trigger strong project development cost reductions;

•	ensure the right teams are identified to elaborate subsea developments from reservoir to surface;

•	capitalize on combined competencies coming from Technip’s alliances and partnerships; and

•	leverage supplier relationships not only to benefit from current price deflation but also to implement more simplification and standardization.

Services for Subsea Oil Fields

An alternative to using platforms with surface wells for offshore hydrocarbon production is placing wellheads on the seabed and connecting them to processing and removal platforms with rigid or flexible pipes. Wellheads and subsea collection systems are remotely controlled through umbilicals that send data, steer the subsea wellheads and send service fluids from a platform or a production vessel. Technip’s services include the turnkey delivery of these subsea systems, particularly, offshore work (pipelay and subsea construction) and the manufacture of critical equipment such as umbilicals and flexible pipes. Technip also handles the supply of other subsea equipment and the procurement of rigid pipes that Technip acquires from third parties through international bidding processes.

In addition, Technip’s Subsea activities include the maintenance and repair of existing subsea infrastructures and the replacement or removal of subsea equipment. Technip has fleets of subsea pipelay (rigid and flexible pipe installation) and construction vessels, which are essential to its Subsea activities.

Flexible Pipe and Umbilical Supply

Technip performs the engineering and manufacturing of the flexible pipes, relying on: (i) its engineering centers across various Regions; and (ii) its four manufacturing units in Açu and Vitória (Brazil), in Le Trait (France) and in Tanjung Langsat (Malaysia). In Brazil, the flexible pipes are delivered alongside the dock of the manufacturing unit and are loaded onto a vessel operated by the client. Elsewhere, Technip vessels typically install the flexible pipe.

In 2014, Technip launched “One Manufacturing,” an initiative designed to share the same culture and strategy among Technip’s four flexible pipe plants. The international and multi-disciplinary team in charge of this mission develops projects to produce flexible pipes uniformly. In this framework, the One Manufacturing program is designed to share best practices and aligning technology and manufacturing processes across the several flexible and umbilical plants. In 2015, the One Manufacturing program was extended with the integration of the umbilicals plants of Technip.

Technip Umbilicals, a Technip subsidiary, is able to answer to calls for tender issued by different types of clients such as oil companies, EPCI contractors, subsea production system manufacturers, and turnkey projects using its engineering expertise and substantial business experience. In this respect, Technip Umbilicals relies upon engineering centers in Newcastle, United Kingdom and Houston, United States and the thermoplastic, steel tube, hybrid (a combination of steel tube, thermoplastic hose and electrical cables) and power cable umbilical manufacturing units across various Regions.

Long-Term Charter Vessels

Technip’s operation of long-term charter vessels is specific to Brazil, where Petrobras charters vessels fitted with flexible and umbilical laying equipment. Between 2012 and 2015, Technip operated four long-term charter vessels for Petrobras: the Sunrise 2000, with the capacity to lay three lines simultaneously, the Skandi Vitória, the Deep Constructor and the Skandi Niterói, the latter three of which were fitted with both vertical and horizontal laying systems. As of the date of this proxy statement/prospectus, the Sunrise 2000 and the Deep Constructor have been divested, the Skandi Niterói and the Skandi Vitoria, jointly held with DOF Subsea SA, are chartered to Petrobras.

In 2014, the 50/50 joint venture formed by Technip and Odebrecht Oil & Gas started operating two additional flexible pipeline installation vessels for Petrobras, the Coral do Atlantico and the Estrela do Mar. The twin vessels have high pipelay tension capacity of 550 tons each. They are principally employed to install umbilical and flexible flowlines and risers to connect subsea wells to floating production units in waters up to 2,500 meter deep in offshore Brazil (including in the pre-salt area).

In addition, the construction of four new pipelay support vessels (“PLSVs”) awarded by Petrobras in 2013 to the Technip and DOF Subsea SA 50/50 joint venture is ongoing. The first vessel, the Skandi Açu, is expected to be delivered in the second half of 2016. The four PLSVs will operate in Brazilian waters to install flexible pipes. Skandi Olinda and Skandi Recife will each have a 300-ton laying tension capacity and are being built in Brazil.

The Skandi Açu and the Skandi Búzios each have a 650-ton laying tension capacity, which will enable them to install large-diameter flexible pipes in ultra-deepwater environments, such as the Brazilian pre-salt area.

Turnkey Projects

Most of Technip’s Subsea contracts are turnkey contracts, with Technip performing engineering, procurement, installation, commissioning and project management throughout field development. Rigid pipeline installation is performed by Technip’s fleet and support is provided by the spoolbases located in Mobile (United States), Dande (Angola), Evanton (United Kingdom) and Orkanger (Norway). Flexible pipes and other subsea infrastructures are installed with Technip’s offshore construction vessels, diving support vessels and multi-support vessels.

Large-scale EPCI projects that are currently executed by Technip include Kaombo (relating to the engineering, procurement and fabrication of 120 kilometers of umbilicals in offshore Angola), Moho North (involving two developments related to a floating production unit and a tension-leg platform) and T.E.N. in West Africa (involving, among other things, the engineering, fabrication and installation of risers, flowlines and spools), as well as Quad 204 in the United Kingdom (which involves replacing an existing production facility with a new purpose-built FPSO facility) or Jangkrik (which covers the engineering, procurement, commissioning and installation of risers, flowlines, pipeline and umbilicals) and Bangka in Indonesia (which covers the fabrication of flexible pipes, the manufacture of an umbilical and the mobilization of a vessel).

Inspection, Maintenance and Repair and Asset Integrity Management

The inspection and maintenance of subsea infrastructure is an increasing market, particularly in mature fields. Due to its long-standing presence in the North Sea, Technip has developed expertise using a fleet of diving vessels.

Asset integrity management, with an increasing focus on safety, is becoming an increasingly important driver of the market. Technip proposes several technical innovations in this field that improve flow assurance and corrosion resistance. For example, the solutions of Forsys Subsea provide value proposition through “Life of Field” services and global services combining SPS and SURF. Technip, together with FMCTI, aims for these solutions to allow maximization of asset uptime, with real-time equipment surveillance (i.e., condition performance monitoring), resulting in lower maintenance costs and higher field uptime (reduction of unplanned maintenance).

Onshore/Offshore Segment

For the year ended December 31, 2015, the Onshore/Offshore segment had revenues of €6.3 billion (including share of revenues from equity affiliates), representing 51.9% of Technip’s revenues (including share of revenues from equity affiliates).

Overview of Onshore Business

Technip’s Onshore activity covers all types of onshore facilities related to the production, treatment and transportation of oil and gas, as well as transformation with petrochemicals such as ethylene, polymers and fertilizers.

Technip has robust experience in the construction or revamping of onshore facilities, including conceptual and feasibility studies, front-end engineering, detailed engineering, project management consulting, procurement, construction, commissioning, start-up and operations through final completion.

Technip relies on its technological know-how for process design and engineering, either through the integration of technologies from best-in-class alliance partners or relying upon Technip’s proprietary technologies.

Overview of Offshore Business

Technip designs, manufactures and installs worldwide fixed and floating platforms for the production and processing of oil and gas reserves located offshore. Notably, Technip has been a pioneer in providing FLNG platforms and Spar platforms in the Arctic. Further, Technip offers a range of solutions for hulls, including the TLP, the Spar and semi-submersible facilities. Although Technip has limited capacity in heavy lift, Technip is nevertheless present in that market through its Unideck™ floatover technology.

Onshore/Offshore Market Environment and Competition

The Offshore market includes various types of projects, from small fixed platforms in shallow water to large floating platforms in deep water and is impacted by changes in oil prices.

Offshore fields in the Gulf of Mexico, the Middle East and the North Sea in Europe were the traditional backbone for investments in the last decade. Recent discoveries of offshore fields with reserves in other regions such as Brazil, Australia and East Africa are expected to become drivers of investment from some of Technip’s clients. In the long term, gas is expected to be a major element of the energy mix, requiring new investments in the upstream industry. FLNG opportunities exist in the medium term, particularly in Australia and East Africa.

Competition in the Offshore market is relatively fragmented and includes various players with different core capabilities, including offshore construction contractors, shipyards, leasing contractors, and local yards in Asia Pacific, the Middle East and Africa.

The Onshore market covers many types of plants, including among others: gas treatment, liquefied natural gas (“LNG”), refining and petrochemicals (including ethylene). This market is also impacted by oil prices, but is more resilient. Indeed, some downstream markets have benefitted from low prices, as a result of having market fundamentals connected to other markets (e.g., petrochemicals and fertilizers that are linked to world growth). This market is mostly present in developing countries with rapidly growing energy demand (in particular, Asia) and countries with abundant oil and gas reserves that have decided to expand downstream (in particular, the Middle East and Russia). The Onshore market remains relatively small in developed economies (such as in Western Europe), with a diversity of projects (including a second generation of bio ethanol plants). The North American Onshore market is experiencing a strong recovery in the wake of the oil and gas shale revolution.

In the Onshore market, Technip faces a large number of competitors, including U.S. companies (Bechtel, CB&I, Fluor, Jacobs and KBR), Japanese companies (Chiyoda, JGC and Toyo), European companies (Petrofac, Saipem, Tecnicas Reunidas, Tecnimont and Amec FW) and Korean companies (GS, Hyundai, Samsung, SK, and Daelim). In addition to these global competitors, Technip competes against smaller, specialized and locally based engineering and construction companies in certain countries or for specific units such as petrochemicals.

Onshore/Offshore Strategy

Technip has positions across the value chain, from early conceptual studies to integrated projects to various types of installations, be it fixed or floating. Technip’s Onshore/Offshore strategy is based on the following pillars:

•	expertise and execution capability on greenfield and brownfield projects, with expansion of existing units;

•	geographic diversity;

•	broad portfolio of technologies and alliances; and

•	expertise in complementary techniques, such as helping clients obtain financing for their projects (notably, via export credit agencies).

Onshore

Development of Onshore Fields. Technip designs and builds all types of facilities for the development of onshore oil and gas fields, from wellheads to processing facilities and product export systems. In addition to participating in the development of onshore fields, Technip also renovates existing facilities by modernizing production equipment and control systems, in accordance with applicable environmental standards.

Refining. Technip is a leader in oil refining. Technip manages many aspects of projects from the preparation of concept and feasibility studies to the design, construction and start-up of complex refineries or single refinery units. Since its founding in 1958, Technip has been involved in the design and construction of 30 grassroots refineries, and is one of the few contractors in the world to have built six grassroots refineries since 2000. Technip has extensive experience with any type of technology relating to refining and has completed more than 840 individual process units, from 100 major expansion or refurbishment projects implemented in more than 75 countries. Based on decades of cooperation with the most highly renowned technology licensors and catalyst suppliers and due to its strong technological expertise, Technip ensures a completely independent selection of the best technologies to meet specific project and client targets. With a strong track record in refinery optimization projects, Technip has gained experience and competence, simultaneously, in all technological fields that impact both present and future development in the oil refining sector.

Natural Gas Treatment and Liquefaction. Technip offers a complete range of services to clients who wish to produce, process, fractionate and market the products of natural gas, ranging from feasibility studies up to the construction of entire industrial complexes under a turnkey contract. The majority of business conducted pertains to the liquefaction of methane. In the field of LNG, Technip is a leader with extensive experience in engineering contracts, having designed and built the first high capacity liquefaction plant in the world in Arzew, Algeria, 50 years ago and many more plants over the last 10 years, including liquefaction trains in Qatar and floating production units. Technip is also well positioned in the gas-to-liquids (“GTL”) market and, in 2006, completed the engineering and construction of Oryx, the first GTL project of significant size in Qatar. In addition, Technip has extensive experience in natural gas processing and has access to corresponding licensed technologies. Technip has unique expertise in extracting sulfur from natural gas, as well as efficiently extracting C2 and C3 hydrocarbons due to its Cryomax technology.

Ethylene. Technip holds proprietary technologies and is a leader in the design, construction and commissioning of ethylene production plants. In 2012, Technip acquired the process technologies of Stone & Webster from the Shaw Group, which contributed to the strengthening of Technip’s leadership in the ethylene sector.

Petrochemicals and Fertilizers. Due to Technip’s solid experience and its established cooperation with leading technology providers in the petrochemicals and fertilizers sectors, Technip is well recognized in these markets. Technip holds some proprietary technologies and in 2014 acquired the Zimmer® polymer technology business from Air Liquide.

Hydrogen. Technip is a major actor in the design and construction of hydrogen and synthesis gas production units, as well as sulfur recovery units for the refining, petrochemical and chemical industries. Technip holds proprietary technologies and since 1992, it has been participating in a worldwide alliance with Air Products, notably, to supply high-purity hydrogen to the refining and other industries. High-purity hydrogen allows conversion of heavy crude oil into low-sulfur fuels that meet the most stringent environmental standards.

Offshore

Fixed Production Units. 2015 was a year of consolidation for Technip, as its teams continued to work on ongoing projects. At the start of the year, Statoil announced their Valemon (Norwegian) platform had been put into production, the topside facility of which was designed by Technip. During the course of the year, significant progress was made on all ongoing offshore projects. In Malaysia, the topsides of the central process platform for the Block SK316 gas field development were delivered. In the Middle East, Technip is positioning itself to support future offshore gas development.

Floating Production Units. During 2015, Technip was awarded a topside detailed engineering and procurement services contract by Jurong Shipyard Pte Ltd to develop an FPSO vessel for the very significant Libra field operated by Petrobras, Brazil.

Technip strengthened its position within the TLP market in two areas: firstly having the topsides of the Malikai TLP being successfully joined onto the hull and secondly together with its consortium partner COOEC (China Offshore Oil Engineering Corporation, a subsidiary of CNOOC, China’s National Offshore Oil Corporation), when they were awarded the FEED contract for what would be China’s first two TLPs for the Liuhua field (Liuhua 16-2 & Liuhua 11-1) located in the South China Sea.

In 2015, Technip signed an agreement with South Korean shipbuilder Samsung Heavy Industries (“SHI”) to further develop a new design of a low-motion semisubmersible production platform. The agreement is aimed at establishing a design and delivery model that leverages on the engineering expertise of Technip, together with SHI’s experience in constructing semi-submersible platforms.

The agreement covers Technip’s “Heave and VIM Suppressed” semisubmersible, a hull form with low overall motion performance able to support top tensioned and steel catenary risers. Under the agreement, SHI will complete the detailed design and fabrication packages. The partnership is also aimed at delivering topsides for semi-submersible systems.

FLNG. In 2015, Technip made further progress on the world’s first two approved FLNG projects: Shell Prelude and Petronas PFLNG Satu. As of June 30, 2016, the Shell Prelude FLNG integration continued to progress, whereas the Petronas PFLNG Satu had been deployed.

Corporate Segment

The function of Technip’s corporate segment is to provide central services to subsidiaries of Technip S.A., including “stewardship” services related to compliance, incentive plans, reinsurance and other activities.

Suppliers

Projects managed by Technip as well as Technip’s businesses require the use of numerous raw materials, parts and equipment. Technip sets up a competitive bid process when purchasing equipment from suppliers, and suppliers are selected based on specific economic and technical qualification criteria. Technip has ongoing working relationships with its main suppliers and has not had difficulties finding high-quality raw materials to meet the needs of its manufacturing processes. Technip seeks to consolidate its procurement sources and to maintain an adequate number of suppliers for strategic equipment and raw materials.

Technip procures its equipment and components for Onshore and Offshore project execution from a large number of international suppliers recognized as leaders in their respective sectors.

In 2015, raw materials’ prices were stable overall, with the price of certain materials, such as steel, decreasing. During that time, there was no shortage of strategic raw materials or equipment for Technip resulting from the impact of market conditions on suppliers.

The Industry in Which Technip Operates

Market Environment

In June 2014, the price for crude oil (approximately $115 per barrel at the time) began to fall. By the end of 2014, the price had fallen to approximately $60 per barrel, and by the end of 2015, the price had fallen to approximately $37 per barrel. This decline in oil prices was a direct consequence of oversupply, mainly resulting from a strong increase in U.S. production and a lack of constraints on production from OPEC. In addition, the demand for oil was weak, largely due to reduced economic activity in China and other emerging countries. Because of these factors, investment decisions relating to the development of several oil fields were postponed in 2015. As a result, the short-term outlook for the exploration and production industry deteriorated in 2015 and investments in oil and gas production significantly declined on a year-over-year basis for the first time since 2009.

In 2015, investment by oil companies in the upstream sector was significantly reduced. In addition, capital expenditures in the downstream sector declined in 2015 compared to 2014, although some pockets remained resilient—notably, refining in the Middle East. North America was the most dynamic region due to low gas prices and large price differences compared to European and Asian gas prices.

In both the medium term and long term, Technip expects its growth drivers to remain robust, supported by an increase in global demand for oil and gas. The International Energy Agency (“IEA”) estimated that gas will be the fastest growing fossil fuel in the coming years (notably used for power generation) and that global oil demand will reach 103.5 million barrels per day (“Mb/d”) in 2040 compared to 90.5 Mb/d in 2014. In addition, the IEA and Technip expect that oil and gas companies will restart their investments due to the natural depletion of their production, thus potentially providing Technip with future opportunities, which may be offset by emerging competition from non-conventional oil and gas resources.

Strategy

Technip is a major integrated player in the Subsea business due to its portfolio of state-of-the art subsea pipe technologies (and notably, since the 1970s, its flexible pipe technologies) and industrial and operational assets. Technip operates four flexible pipe manufacturing plants, four umbilical production units, five reeled rigid pipe spoolbases and an evolving fleet of vessels that that has been deployed worldwide.

Technip is also a major player in the Onshore/Offshore business. Technip possesses technological know-how in onshore installation that ranges from gas treatment to petrochemicals. Moreover, Technip has a track-record covering many Onshore activities, from design to commissioning various units, including those related to liquefied natural gas (“LNG”), gas treatment, refining, hydrogen, ethylene, fertilizers and petrochemicals. Finally, Technip puts a particular focus on safety, capacity and complexity for hydrocarbon treatment projects, including for LNG and ethylene production units.

Technip’s services range from early conceptual studies to engineering, procurement, construction and installation (“EPCI”) for projects in shallow water (e.g., conventional sub-structures and self-installing platforms) and for deepwater facilities (e.g., “Spars,” semi-submersible platforms, tension leg platforms (“TLPs”), floating production storage and offloading (“FPSO”) and FLNG units). Technip is also a world leader in float-over installation of topsides.

Building upon its experience in major LNG, FPSO and subsea infrastructure projects, Technip developed the first FLNG plant and considers itself well positioned to manage all aspects of the design and delivery of new-generation FLNG vessels, as demonstrated by Technip’s contracts in this field, including the 15-year framework agreement awarded by Shell to Technip for its design, construction and installation of multiple FLNG facilities.

Technip manages its operations along its businesses, which it refers to as “Business Units,” and geographies, which it refers to as “Regions.”

Technip’s overall strategy can be summarized as follows: it seeks to focus its management and financial resources on its specialty sectors, develop teams and assets adapted to the challenges these sectors face and prepare for the future by strengthening its technological assets and expertise. Within this strategic framework, Technip’s operational organization has evolved and its current focus is to continue to develop its geographic presence and optimize its project execution capabilities.

Technip’s Regions and Business Units are responsible for sales and marketing activities, as well as for project execution and results. This decentralized structure contributes to Technip’s development while also permitting its management to make decisions relating to major projects that exceed specific thresholds, with decisions below these thresholds made by the Regions or the Business Units, as applicable.

To manage inherent business risk, Technip monitors the composition of its project portfolio from the pre-qualification phase through invitations to tender. Technip carries out risk analyses throughout its projects. Such analyses contribute to the diversification of Technip’s order composition, contractual forms and geographic areas, allowing Technip to strike a balance in its project portfolio across businesses and technologies and to develop strategies focusing on risk-sharing partnerships.

Management of the Backlog

Diversification in Contractual Forms. Depending on the nature of the risks highlighted during the early tendering (“ET”) and/or authorization to tender (“ATT”) processes, during which Technip reviews each prospective contract, Technip offers its clients “cost plus fee” contracts rather than lump-sum contracts and/or proposes to exclude certain services, such as equipment procurement and/or construction, particularly where design studies are not sufficiently developed at the proposal stage. Technip may also enter into contracts which may be converted into progressive lump sum turnkey contracts, instead of lump sum turnkey contracts. In its risk management approach, Technip also strives to obtain firm commitments from its suppliers prior to submitting proposals to clients.

Geographic Backlog Diversification. Technip strives to diversify the list of countries in which it performs contracts and to avoid an excessive concentration of projects in any specific region or country in order to mitigate the potential effects of a particular event or situation that may render the execution of projects in a particular region or country more difficult, longer and/or more expensive.

Backlog Balance by Business Segment. Technip strives to maintain a balance in its backlog between the Subsea and Onshore/Offshore business segments to limit its exposure to the cycles in each of these businesses.

Association Strategy. To mitigate its risks on a specific project, Technip may decide to submit a bid in association with one or more companies through various forms such as a joint venture (which may or may not result in the creation of a company) or a consortium. The type of association is carefully selected at the proposal stage after taking into account all relevant parameters, including the client’s requirements and needs, respective expertise of each member of the association, interfaces and specificities of the regulatory context of the country in which the project is executed. Partners of such associations are generally jointly and severally liable to the client.

Internal Process for Review of Potential Transactions

Due to the high cost associated with preparing a proposal, Technip only bids on projects that have been scrutinized through a rigorous selection process. Each project is evaluated on its own merits without exception, including a consideration of market share and/or asset utilization.

To achieve an optimized “risk/reward” profile satisfying Technip’s criteria, all transactions are reviewed at the group level, or by a Region or Business Unit, to properly assess all risks that may arise. The decision to pursue a project, submit an offer, accept a letter of intent or sign a contract is systematically subject to prior approval at the appropriate delegation threshold. The delegation threshold is defined by Technip’s internal procedures by business segment and by Region, on the one hand, and by Business Unit, on the other.

Before a decision is made to submit a proposal, Technip first reviews each specific prospect through an ET process. At the end of this process, the management of Technip, a Region or a Business Unit, as applicable, decides whether or not a proposal should be submitted.

Where a decision has been made to submit a proposal, Technip enters the proposal formulation process, during which all terms and conditions of the transaction are analyzed. These aspects are reviewed during an ATT meeting, at the conclusion of which the management of Technip, a Region or a Business Unit, as applicable, decides the terms and conditions under which the proposal will be submitted or, in few cases, decides not to submit a proposal.

Once a proposal is made by Technip and agreed by the client, the analysis and risk assessment performed during the ATT process is updated during an Authorization To Commit (“ATC”) meeting. Technip cannot accept any letters of intent and cannot enter into any contracts prior to receiving approval from the management of Technip, a Region, or a Business Unit, as applicable, during an ATC meeting.

Contractual Schemes

“Cost Plus Fee” Contracts. Contrary to lump sum contracts, under which Technip bears the full risk of any overrun of the initial budget, cost plus fee contracts allow Technip to avoid bearing a risk on the final cost. Under a cost plus fee contract, Technip is paid for its services on an hourly rate and is also paid for procurement and construction activities based on actual costs, plus an added pre-determined profit margin.

EPCM Contracts. For specific types of projects where Technip cannot take risks with respect to the supply of equipment and construction activities, particularly where design studies are not clearly defined at the time of the submission of a proposal, engineering, procurement, construction and project management contracts (“EPCM Contracts”) are preferred. Under an EPCM Contract, Technip is limited to providing services (e.g., engineering, procurement and construction services, as well as assistance during the construction phase). All risks associated with procurement and construction activities are thus transferred to the client. Cost plus fee arrangements are preferred for major contracts. In addition, these major reimbursable contracts often provide for a bonus/penalty scheme related to the investment cost and the overall project time schedule.

Progressive Turnkey Contracts. Given the current uncertain market conditions, Technip has introduced a new contractual scheme to reduce risks and costs for both itself and its clients. With progressive turnkey contracts, remuneration is made on a cost plus fee basis during the design and procurement phases until an appropriate time, after which Technip may propose a conversion of the remuneration into a lump-sum price after having taken into account all of the latest project developments. This type of contract allows Technip to mitigate risks related to the design phase and to increase costs, while allowing clients to better evaluate their provisions for risks.

Lump Sum Turnkey Projects. Under lump sum turnkey contracts, Technip takes full responsibility with regards to the execution of a project (i.e., design and engineering activities, supply of equipment and materials and construction) with respect to: (i) technical aspects (including on any portion subcontracted to suppliers and construction companies); (ii) completion deadlines; and (iii) financial aspects. In this regard, Technip takes full responsibility with respect to any budget overruns, as initially agreed for the performance of the project at the time the contract was entered into, with the exception of those resulting from specific events that give a contractual right to renegotiate the price and/or completion deadlines. Technip continues to use lump sum turnkey contracts, which remain the prevailing standard in certain parts of the world, including the Middle East, and in other regions where Technip considers such construction costs manageable.

Types of Associations

To mitigate risks associated with mega projects or projects presenting technological challenges or risks associated with construction, Technip may decide to submit a bid in association with one or more companies through a joint venture or a consortium. A joint venture or a consortium is generally formed for the sole purpose of a specific project and is dissolved when all respective obligations and liabilities of the client and the members of the joint venture or consortium (as applicable) are duly satisfied.

A joint venture is a temporary association of companies (which may or may not be incorporated) under which its members perform their respective scope of work, generally as an integrated team, and share the risks and rewards according to a predetermined prorate rule.

A consortium is also a temporary association of companies, but differs from a joint venture in that each member is solely and individually responsible for the performance of its scope of work and, in general, individually bears all of the risks associated with such performance. A consortium is preferred where the split of work between the members is clearly identified and in particular when Technip collaborates with a construction company or a shipyard.

Recent Major Acquisitions and Dispositions

Technip’s external growth policy aims to consolidate Technip’s leadership in its markets by strengthening its geographic positions, technological portfolio, resources, and capabilities in critical areas for successful project execution.

In the year ended December 31, 2013, Technip acquired:

•	Ingenium AS. On March 8, 2013, Technip announced the acquisition of Ingenium AS, a highly experienced offshore engineering and services contractor located in Oslo, Norway. Ingenium AS designs and develops mechanical and electro-hydraulic tools and equipment for the offshore oil and gas industry, and provides engineering services for sub-marine operations, such as the installation of pipes and cables. The company comprised over 20 highly-skilled engineers in the Subsea business.

In the year ended December 31, 2014, Technip acquired or disposed of:

•	Technip TPS. On April 30, 2014, Technip sold the totality of its fully owned subsidiary Technip TPS, specialized in engineering and construction for the industry, to the WSP Group, a leading professional services firm, for a total amount of €12.1 million as of December 31, 2014.

•	Seamec. On June 3, 2014, September 26, 2014 and then on December 4, 2014, Technip sold the totality of its 75% stake in Seamec to HAL Offshore Limited, India for 97 Indian Rupees per share (translating to a total amount of €31.4 million as of December 31, 2014).

•	Zimmer. On December 30, 2014, Technip acquired the polymers technology business Zimmer, which diversifies and strengthens Technip’s portfolio of downstream technologies in its Onshore segment. This activity is integrated through Technip Stone & Webster Process Technology, the Onshore global business unit formed in 2012 to manage the group parent company’s expanding portfolio of downstream process technologies. Technip Zimmer GmbH’s business includes technologies for the processing of polyesters and polyamides, research and development facilities, and a team of around 40 skilled engineers, researchers and project teams.

In the year ended December 31, 2015, Technip acquired:

•	Doftech DA. On May 29, 2015, Technip acquired from DOF Subsea SA the remaining 50% of shares of Doftech DA that Technip did not already own and became the sole owner of the Deep Arctic (formerly, the Skandi Arctic), a diving support vessel.

In the first six months ended June 30, 2016, Technip disposed of:

•	Technip Germany. On March 31, 2016 Technip sold its wholly owned subsidiaries based in Düsseldorf, Germany, Technip Germany Holding GmbH and Technip Germany GmbH (together, “Technip Germany”), to ATOP Beteiligungs GmbH.

Investments

In 2015, Technip focused on the execution of its investments. For the year ended December 31, 2015, capital expenditures amounted to €293.3 million (out of a budget of €380.0 million) compared to €375.0 million in 2014. As of August 10, 2016, the main investments underway were as follows:

•	four new flexible pipelay vessels, in partnership with DOF Subsea SA, two of which will have a carrying capacity of 650 tons (Skandi Açu and Skandi Buzios) and two of which will have a carrying capacity of 300 tons (Skandi Olinda and Skandi Recife), which accompany the increase in Technip’s flexible pipe laying capacity in Brazil. These vessels are under construction in Brazil and Norway and are under long-term chartering arrangements with the oil company Petrobras;

•	a new diving and construction vessel, the Deep Explorer, to be dedicated to the North Sea and Canada. Construction started in Romania and is underway in Norway. The vessel will be a sister ship to the Deep Arctic;

•	for the manufacturing plants, an investment over four years to modernize Technip’s flexible pipe manufacturing plant, Flexi France (France). This modernization plan focuses on the installation of new-generation machines and site optimization to fit 12-meter diameter reels, on which flexible pipes are spooled. Increasing the reel capacity from 9.6 to 12 meters in diameter will provide room in some cases for twice as much flexible pipes on each reel; and

•	modernization and expansion of spoolbase for rigid pipes in Theodore, Mobile (United States) to reinforce welding capabilities and improve productivity.

Since 2013, the following investments were completed by Technip:

•	a flexible pipelay vessel, the Deep Orient, delivered in February 2013, deployed mainly in Asian markets and consolidating Technip’s position in the Asia Pacific region;

•	a rigid pipelay vessel, the Deep Energy, delivered in November 2013, with a top speed of 20 knots per hour, designed to be used in all subsea markets around the world;

•	two new 550 tons flexible pipelay vessels, TOP Coral do Atlantico and TOP Estrela do Mar, delivered in October and December 2014 respectively, in partnership with Odebrecht Oil & Gas, for the installation of umbilicals, flowlines and risers, off the Brazilian coast to connect subsea wells to floating production units in deep water (i.e., depths of up to 2,500 meters). They are on long-term charter with Petrobras; and

•	the building of a new plant specialized in the manufacture of high technological flexible pipes in the new port complex of Açu (Brazil) to support the pre-salt development in Brazil and to satisfy the demand for flexible pipes with a high technological level capacity and uses.

Partnerships

Technological partnerships constitute an important element of Technip’s innovation strategy. These partnerships complement Technip’s investment in R&D as well as its technological acquisition policy. Technip participates in technological partnerships, either by providing Technip’s proprietary technologies to major producers (e.g., the supply of hydrogen units to Air Products and ethylene furnaces to Dow Chemicals), or by establishing exclusive or privileged relationships with key technology providers in their respective fields.

A recent example includes FMCTI and Technip’s announcement of the creation of Forsys Subsea, a 50/50 joint venture that has been operational since June 1, 2015. Forsys Subsea was formed as part of a broader alliance between FMCTI and Technip that unites the skills and capabilities of two subsea leaders to redefine the way subsea fields are designed, delivered and maintained.

On May 19, 2016, Technip and FMCTI announced that the companies will combine. The companies expect that the transaction will bring together two market leaders and their employees, building on the success of Forsys Subsea and offering new solutions in Subsea, Onshore/Offshore and surface technologies.

In addition, in the Subsea market, Technip has an ongoing R&D partnership with the IFPEN, which for many years focused primarily on flexible pipe development but has since expanded to include umbilicals and rigid pipeline R&D. For the Offshore market, Technip continued its agreement with Cervval and Bureau Veritas to develop an ice-modeling simulation program and by year-end the program was in commercial use. Technip also teamed-up with HiLoad LNG AS to develop a harsh environment offloading system for FLNG. For the Onshore market, since 2012, when Technip completed the acquisition of Stone and Webster process technologies and the associated oil and gas engineering capabilities, Technip has enhanced its partnerships with leading providers of Onshore technology across multiple sectors.

R&D

R&D conducted by Technip is integral to Technip’s success for its operations, as it enables Technip to anticipate the future needs of its clients as well as improve its competitiveness.

Technip is working on development and engineering programs for its product lines—in particular, in a number of advanced technical fields related to deepwater oil and gas (including large platforms, FPSOs and low-temperature, deepwater liquid natural gas and crude oil transport systems) and downstream technologies for the processing of hydrocarbons.

Technip has a three-phase strategy for acquiring new technologies related to its operations: (i) development through in-house R&D carried out by its teams; (ii) external growth through the acquisition of specialized companies; and (iii) mixed organic and external growth through research partnerships in the research field.

Technip has R&D sites in Technip’s main centers across the world: Paris, Marseille, Le Trait, Aberdeen, Newcastle, Rome, Frankfurt, Houston, Claremont, Kuala Lumpur and Rio de Janeiro. As of December 31, 2015, these teams comprised over 400 employees. The R&D sites helped Technip file 38 patents in 2015, 37 patents in 2014 and 51 patents in 2013.

Technip also contracts with external R&D teams to develop strategic technological partnerships that are intended to facilitate its commercial development in certain identified sectors.

In financial years 2015 and 2014, Technip’s R&D expenditures amounted to €86.1 million and €82.6 million, respectively. Some of Technip’s R&D activities and most of engineering operations are focused on specific projects that are led by Technip and this is not taken into account in calculating these figures.

Patents, Trademarks and other Intellectual Property

To carry out its operations, Technip holds a large number of patents, registered trademarks and other intellectual property rights, including industrial and intellectual property rights acquired from third parties. As of February 29, 2016, Technip held the rights to approximately 640 patent families (i.e., approximately 4,800 patents in force in more than 90 countries), mainly in Offshore and Subsea (including subsea pipes, umbilicals, flexible systems, platforms and equipment), but also in Onshore (including cryogenics, refining, cement, hydrometallurgy, ethylene and hydrogen production). Technip jointly holds a limited number of patents with IFP Énergies nouvelles (“IFPEN”) and other industrial partners.

Petrochemical and refining operations depend on the implementation of licenses belonging to third parties. They are implemented on a project-by-project basis.

Employees

Changes and Organization

Since the beginning of 2015, the fall in the price of oil has had a significant impact on the behavior of Technip’s clients: new projects continue to be postponed while clients reconsider the priority of their investments within the context of the fundamental change in the price of oil.

In this context, Technip decided to launch a restructuring plan and accelerate cost reduction by reducing its workforce by approximately 6,000 employees and pursuing the downsizing of its activities initiated in 2014, to remain focused on its core business. This plan, started in 2015, continues in 2016. A significant part of the restructuring plan concerns the Onshore/Offshore segment. In this segment, Technip plans to reduce its presence, principally in North America, Latin America, Asia and Europe. In the North Sea, a slowdown of activities in the Subsea segment is expected. These initiatives are part of Technip’s strategy based on a long-term vision of how Technip can be better placed to meet industry needs and reduce project costs, while creating value at the same time.

As of December 31, 2015, the total workforce had decreased by 3,856 employees, compared to year-end 2014 with a decrease of 2,529 permanent employees and a decrease of 1,557 contractors from Technip’s contracted workforce. In 2015, the increase in permanent employee departures resulted in a 1.6% increase in the total turnover of permanent employees (15.8%) compared to 2014. The global turnover is the ratio obtained from the total aggregate of departures divided by the average number of permanent employees in 2015. In 2015, the resignation rate decreased by 2.1%, mainly due to the economic climate of oil and gas companies. As of June 30, 2016, Technip employed a workforce of approximately 32,000 people.

During 2015, Technip:

•	ceased its Myanmar activity;

•	sold Technip Benelux NV (Belgium);

•	sold Crestech (Nigeria); and

•	formed Forsys Subsea, a joint-venture held 50/50 by FMCTI and Technip, to bring together the skills and expertise of two Subsea activities’ leaders which will redefine how underwater oil and gas fields are designed, built and maintained.

At the end of 2015, the most significant changes were:

•	an increase of permanent employees in Brazil, principally with the development of the Açu plant;

•	an increase of temporary employees, principally dedicated to the main project, Yamal LNG in Russia (relating to an LNG facility with a capacity of 16.5 million tons per year);

•	a decrease of permanent and contracted employees, following the launch of the restructuring plan, principally in South America, Asia Pacific, the United States, Europe and Mexico. In these regions, the decrease has mainly impacted Technip’s engineering resources. The R&D and project management resources were less affected, and this will allow Technip to be in the best position possible when its business restarts;

•	temporary staff representing 12% of the employees on payroll, a steady percentage compared to 2014 (11%); and

•	in 2015, the average number of contracted workers calculated on the basis of month-end figures was 5,310.

Compensation and Benefits

Compensation within Technip is primarily managed at the regional level.

Technip’s payroll expenses increased from €1,769.8 million for the year ended December 31, 2014 to €2,018.4 million for the year ended December 31, 2015. Technip’s social security costs increased from €315.4 million for the year ended December 31, 2014 to €404.7 million for the year ended December 31, 2015. All of Technip’s entities have declared that employees on payroll are paid above the applicable minimum guaranteed wage in the country where they operate.

Technip’s Group Savings Plan (“PEG”) was implemented in 2003. Its purpose is to enable employees to build, with the help of their respective company, a collective portfolio of marketable securities and to benefit, where applicable, from social security and tax benefits applicable to this form of collective savings. As of December 31, 2015, the total amount invested in the PEG amounted to €161.2 million, including €69.8 million in the form of employee shareholdings.

A share capital increase reserved for Technip employees was carried out on December 17, 2015 resulting in the creation of 1,424,941 new shares. 7,937 Technip employees in 20 countries worldwide participated in this offering and invested a total of €73.4 million, corresponding to a 31.74% participation rate.

Property, Plant and Equipment

Technip’s principal facilities consist, not taking into account its vessels, of office space at its headquarters and its Business Units. In most cases, Technip leases its office space. Technip owns or leases construction yards and manufacturing facilities in connection with its Offshore operations and its manufacturing of flexible pipe and umbilicals.

Principal Properties

As of June 30, 2016, Technip had access to the following principal properties, either owned or leased:

Location	Purpose	Legal status
Europe
Paris, France	Head Offices/Offices	Leased
Courbevoie (Paris – La Défense), France	Offices	Leased
Le Trait, France	Plant (flexible pipes), offices and land	Owned
Lyon, France	Offices	Leased
Rome, Italy	Offices	Owned/Leased
Newcastle, United Kingdom	Plant (umbilicals) and offices	Owned/Leased
London, United Kingdom	Offices	Leased
Aberdeen (Scotland), United Kingdom	Offices and warehouses	Owned/Leased
Evanton (Scotland), United Kingdom	Plant (spoolbase) and land	Owned/Leased
Pori (Mäntyluoto), Finland	Plant (shipyard) and land	Owned
Oslo, Norway	Offices	Leased
Orkanger, Norway	Spoolbase, offices and land	Owned/Leased
Asia
New Delhi, India	Offices and workshop	Owned
Noida, India	Land and offices	Owned
Kuala Lumpur, Malaysia	Offices	Leased

Location	Purpose	Legal status
North America
Houston (Texas), United States	Plant, land and offices	Owned/Leased
Theodore (Alabama), United States	Plant (spoolbase) and land	Owned
South America
Vitória, Brazil	Plant (flexible pipes) and land	Owned/Leased
Rio de Janeiro, Brazil	Offices	Owned/Leased
São João da Barra, Brazil	Plant and land	Leased
Africa
Lobito, Angola	Plant (umbilicals) and land	Leased
Dande, Angola	Plant (spoolbase) and land	Leased
Middle East
Abu Dhabi, United Arab Emirates	Offices	Leased

Marine Vessels

As of May 19, 2016, Technip held an interest in or operated the following vessels:

Vessel Name	Vessel Type	Special Equipment
Deep Blue	PLSV	Reeled pipelay/flexible pipelay/umbilical systems
Deep Energy	PLSV	Reeled pipelay/flexible pipelay/umbilical systems
Apache II	PLSV	Reeled pipelay/umbilical systems
Global 1200	PLSV/HCV	Conventional pipelay/Heavy handling operations
Global 1201	PLSV/HCV	Conventional pipelay/Heavy handling operations
Deep Orient	HCV	Construction/installation systems
North Sea Atlantic(1)	HCV	Construction/installation systems
Skandi Africa(1)	HCV	Construction/installation systems
Deep Pioneer	HCV	Construction/installation systems
North Sea Giant(1)	HCV	Construction/installation systems
Olympic Challenger(2)	MSV	Construction/installation systems
Orelia	DSV/LCV	Diver support systems
Deep Arctic	DSV/HCV	Diver support systems
Wellservicer	DSV/HCV	Diver support systems
Deep Explorer(3)	DSV/HCV	Diver support systems
Skandi Vitória	PLSV	Flexible pipelay/umbilical systems
Skandi Niterói	PLSV	Flexible pipelay/umbilical systems
Coral do Atlantico	PLSV	Flexible pipelay/umbilical systems
Estrela do Mar	PLSV	Flexible pipelay/umbilical systems
Skandi Açu(3)	PLSV	Flexible pipelay/umbilical systems
Skandi Buzios(3)	PLSV	Flexible pipelay/umbilical systems
Skandi Olinda(3)	PLSV	Flexible pipelay/umbilical systems
Skandi Recife(3)	PLSV	Flexible pipelay/umbilical systems

(1)	Vessels under long term charter.
(2)	Vessel under charter.
(3)	Vessels under construction.

PLSV: Pipelay Support Vessel.

HCV: Heavy Duty Construction Vessel.

LCV: Light Construction Vessel.

DSV: Diving Support Vessel.

MSV: Multi Service Vessel

Pledged Assets

Technip’s pledged fixed assets amounted to €117.7 million as of December 31, 2015. No assets are subject to a capital lease.

Insurance Coverage

Technip’s global insurance policy is determined by the “Group Insurance Department,” which is part of the “Group Legal Division.” It mainly aims to protect the assets of Technip and cover any liabilities Technip may incur in performing its operations. The Group Insurance Department typically adjusts its insurance coverage depending upon the evolution of the business of Technip and upon the evolution of the risks incurred in the execution of projects. Furthermore, the Group Insurance Department scrutinizes the insurance market in order to adjust, improve and optimize its insurance policies in terms of cost as well as terms and conditions. Technip’s insurance policy currently focuses on two main areas: (i) contract-specific insurance policies, which offer wide and tailor-made insurance cover, underwritten solely for the requirements and duration of a particular contract; and (ii) permanent insurance policies, which primarily cover damage to Technip’s assets and the financial consequences arising from Technip’s liabilities when performing its operations.

Technip maintains insurance policies that cover the following areas:

•	public, product and professional liability risks in connection with Technip’s operations and projects;

•	Technip’s liability as an employer, with specific local insurance features to comply with national legislations;

•	environmental risks, including environmental issues linked with Technip’s industrial sites and risks associated with the execution of Onshore/Offshore projects;

•	aircraft liability; specifically, for when projects require chartered aircraft or helicopters;

•	Technip’s product manufacturing plants, to insure against risks of physical damage and business interruption and/or increased costs of working resulting thereof; and

•	“Terrorism and Political Violence.” This insurance program completes and strengthens Technip’s “terrorism” insurance coverage currently available via national pools. It also compensates for the exclusion of warranties or weak warranties in traditional insurance contracts taken out by third parties, particularly with regard to riots or civil protests.

Environmental Matters and Other Governmental Regulations

Technip considers environmental responsibility to be one of its core values. Technip’s overall objectives are first, to minimize the impact of its operations on the environment as well as any risks such operations may generate on the natural environment and other stakeholders; and second, to continue to work to avoid causing any environmental incidents.

In addition, Technip’s heads of operations and its customers, who work in industrial facilities exposed to risks, are subject to a number of obligations, and in particular must take all necessary measures to monitor, evaluate and manage such risks, and to evacuate staff in the event of an incident. Technip’s policy in terms of the management of these environmental and industrial risks recognizes the importance of training and benefits from efforts spent on quality management and employee accident prevention.

Technip maintains a policy of implementing environmental certification ISO 14001 (an international standard for environmental management systems) for all of its entities. To meet this commitment, Technip is implementing a robust environmental management framework and is steadily reducing its impact on the environment.

As of December 31, 2015, 38 Technip legal entities (i.e., approximately 76% of the main legal entities which provided environmental data in 2015) were ISO 14001 certified, including six of the seven regional headquarters. For each of these entities, the environmental management system was fully verified and certified by an independent third party. Seven other entities (4%) are working towards this certification.

Legal and Regulatory Compliance

Technip seeks to operate in full compliance with all applicable environmental regulations, laws and international codes and standards in force in the countries in which it operates, whenever they apply to its facilities and/or operations. For projects financed by the International Finance Corporation, the Environment, Health and Safety guidelines (“EHS Guidelines”) of the World Bank Group may be applied. These technical guidelines contain general and industry-specific examples of Good International Industry Practice. Where regulations of the host country differ from the levels and measures set out in the EHS Guidelines, those which are the most stringent must apply. Since 2002 and in addition to its strict compliance with applicable legislation, Technip has adhered to the ten principles of the United Nations Global Compact and discloses its environmental initiatives in this respect.

Corporate History

Technip was founded on April 21, 1958. Technip’s first significant orders were refinery and natural gas contracts with Total. Building on its initial success in France, Technip began to develop on an international level. Technip also played a pioneering role within the gas industry.

By the late 1960s, Technip had expanded its expertise to include petrochemicals, chemicals and fertilizers. In the early 1970s, Technip further developed as an international engineering group through the creation of Technipetrol in Rome (Italy) and Tecplant in Barcelona (Spain). In 1971, Coflexip, a company specialized in designing and manufacturing flexible pipes used for the subsea extraction of hydrocarbon, was created.

In December 2011, Technip acquired Global Industries, Ltd. due to its complementary subsea know-how, assets and experience, including two newly built leading-edge vessels, as well as strong positions in the Gulf of Mexico (both in U.S. and Mexican waters), Asia Pacific and the Middle East. This broadened Technip’s capabilities, expanded by approximately 30% its addressable market in deep-to-shore projects and strengthened its leadership in the fast-growing subsea market.

2012 was also a year of growth for Technip, with the acquisition of Stone & Webster process technologies from the Shaw Group, which included its associated oil and gas engineering capabilities. Due to this transaction, Technip became a leader in upstream technology.

Technip is registered with the Paris Company and Commercial Register under number 589 803 261 RCS Paris. Technip was incorporated on April 21, 1958 for a term of 99 years. Its expiration date is April 20, 2057.

Technip’s registered office is located at 89 avenue de la Grande Armée, 75116 Paris, France, and its telephone number is +33 1 47 78 24 00.

Technip is a French société anonyme with a board of directors and is governed by French law, including the provisions of Book II of the French Commercial Code (Code de commerce).

Technip S.A. is the group parent company; it is primarily a holding company that receives dividends and invoices management and administrative costs (in the form of management fees), as well as specific costs relating to insurance and guarantees provided. Technip S.A.’s revenues are, to a large extent, attributable to its subsidiaries.

The subsidiaries of Technip S.A. manage and perform Technip’s obligations under its contracts. Technip S.A.’s major subsidiaries include the following:

•	Technip France S.A., a French société anonyme located at 6-8, allee de l’Arche, 92400 Courbevoie (France). It is registered with the Company and Commercial Register of Nanterre under Number 391 637 865. Technip France has been active for over 50 years in the engineering and project construction fields for the oil and gas and chemical industries. It manages contracts in both segments of the group’s activities (Subsea and Onshore/Offshore). As of December 31, 2015, the group controlled 100% of this company.

•	Technip Italy S.p.A., an Italian company, located at Viale Castello delta Magliana, 68 Roma 00148 (Italy). Since 1969, Technip Italy has been a leading contractor in engineering, technology and project construction, with consolidated experience in the design and implementation of large plants in all sectors of the oil and gas industry. It has the ability to develop large projects in several industries. It is active in the Onshore/Offshore segment. As of December 31, 2015, the group controlled 100% of this company.

•	Technip UK Ltd (Aberdeen), an English company, located at Enterprise Drive, D Westhill, Aberdeenshire AB32 6TQ (United Kingdom). Technip UK Ltd specializes in the Subsea segment and develops subsea projects (typically, the fabrication, construction, installation and maintenance of pipelines and other subsea structures) for oil and gas operators, and provides specialist project support, R&D activities, as well as vessels and associated personnel and equipment for Technip’s global subsea business. As of December 31, 2015, the group controlled 100% of this company.

•	Technip Geoproduction (M) Sdn Bhd, a Malaysian company, located at 2nd Floor Wisma Technip 241 Jalan Tun Razak, 50400 Kuala Lumpur (Malaysia). Created in 1982, this company is active in Subsea and Onshore/Offshore. It is the leading engineering technology solutions and turnkey contract provider in the Asia Pacific region for the design and construction of hydrocarbon field development, oil refining, gas processing plants, petrochemicals and selected non-hydrocarbon projects. As of December 31, 2015, the group controlled 100% of this company.

•	Flexibras Tubas Flexiveis Limitada, a Brazilian company, located at 35 Avenida Jurema Barroso, Parte Centro, 29010 380 Vitoria (Brazil). Created in 1984, this company’s operational activity consists of the manufacture and sale of high-quality flexible pipes. Its manufacturing plant is strategically located near offshore oil and gas fields. As of December 31, 2015, the group controlled 100% of this company.

•	Technip USA, Inc., a U.S. company, located at 11740 Katy Freeway, Suite 100, Houston, Texas 77079 (United States). It is active in the Subsea and Onshore/Offshore segments, most notably, in the construction of Spars, a cylinder-shaped floating offshore drilling and production platform that is partially submerged and uses top tensioned risers and surface wellheads. As of December 31, 2015, the group controlled 100% of this company.

•	Technip Ships (Netherlands) B.V., a Dutch company, located at Boerhaavelaan 31, 2713 HA Zoetermeer (The Netherlands). It is active in the Subsea segment and owns many of the group’s vessels. As of December 31, 2015, the group controlled 100% of this company.

Board of Directors

As of August 1, 2016, the board of directors of Technip, together with the offices held by them, their ages, and their first date of appointment are as follows:

Name	Age	Current Position and Date of First Appointment
Thierry Pilenko	59	Chairman and Chief Executive Officer (April 27, 2007)
C. Maury Devine	65	Senior Independent Director (April 28, 2011)
Didier Houssin	59	Director (February 23, 2016)
Pascal Colombani	70	Independent Director (April 27, 2007)
Leticia Costa	56	Independent Director (April 28, 2011)
Marie-Ange Debon	51	Director (July 20, 2010)
Manisha Girotra	47	Independent Director (April 25, 2013)
Alexandra Bech Gjørv	50	Independent Director (October 23, 2012)
Gérard Hauser	74	Independent Director (April 30, 2009)
John O’Leary	60	Independent Director (April 27, 2007)
Joseph Rinaldi	59	Independent Director (April 30, 2009)
Pierre-Jean Sivignon	59	Independent Director (April 25, 2013)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FMCTI

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 of FMCTI’s Form 10-Q for the three months ended June 30, 2016 filed with the SEC on July 28, 2016 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TECHNIP

Overview and Executive Summary

Technip S.A., a French société anonyme, is a world leader in project management, engineering and construction for the energy sector and offers a comprehensive portfolio of innovative solutions and technologies. In the year ended December 31, 2015, Technip had revenues of €10.3 billion.

Technip’s consolidated financial statements were prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the European Union.

Technip had revenues of €4.3 billion, €10.3 billion, €10.1 billion and €8.8 billion in the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013, respectively. Technip had an operating income of €363.1 million, €330.8 million, €726.6 million and €852.2 million in the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013, respectively.

Additionally, Technip had an order backlog of €13,533.2 million, €16,970.2 million, €20,936.2 million and €15,475.4 million in the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013, respectively.

Technip possesses integrated capacity and recognized expertise in two key areas within the global oil and gas industry, the Subsea and Onshore/Offshore sectors:

Subsea

Technip’s Subsea operations include the design, manufacture and installation of rigid and flexible subsea pipelines for hydrocarbon fields, as well as umbilicals. Technip is a major operator in the Subsea market and offers expertise from preliminary studies to detailed design, a wide range of innovative subsea pipe technologies and solutions, and operates leading industrial plants and facilities. Technip operates four flexible pipe manufacturing plants, four umbilical production units, five reeled rigid pipe spoolbases as well as an evolving fleet of vessels specialized for pipeline installation and subsea construction and deployed around the world. Revenues (including share of revenues from equity affiliates) generated from Technip’s Subsea operations were €2.8 billion, €5.9 billion, €4.9 billion and €4.1 billion in the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013, respectively.

Onshore/Offshore

Technip’s Onshore business combines the study, engineering procurement, construction and project management of the entire range of onshore facilities used by the oil and gas industry (e.g., refining, gas treatment and liquefaction, petrochemicals including ethylene, polymers and fertilizers, hydrogen and onshore pipelines), as well as various other activities.

Technip conducts large-scale, complex and challenging projects that involve extreme climatic conditions and non-conventional resources and are subject to increasing environmental and regulatory performance standards. Technip relies on technological know-how for process design and engineering, either through the integration of technologies from leading alliance partners or through Technip’s own technologies. Technip seeks to integrate and develop advanced technologies and reinforce its project execution capabilities in each of its Onshore activities.

Technip’s Offshore business combines the study, engineering, procurement, construction and project management within the entire range of fixed and floating offshore oil and gas facilities, many of which were the first of their kind, including the development of a FLNG facility beginning in 2011.

In order to support its clients’ activities, Technip seeks to innovate and cover the entire engineering value chain in Onshore and Offshore, from preliminary studies to detailed design, and to provide services for brownfield projects that are aimed at enhancing and improving producing facilities.

Revenues (including share of revenues from equity affiliates) generated from Technip’s Onshore/Offshore operations were €2.8 billion, €6.3 billion, €5.8 billion and €5.2 billion in the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013, respectively.

Key Developments

On May 19, 2016, Technip and FMCTI announced that the companies will combine. The companies expect that the transaction will bring together two market leaders and their employees, building on the success of Forsys Subsea and offering new solutions in Subsea, Onshore/Offshore and Surface Technologies.

Technip maintained a balanced and diversified portfolio of projects with backlog visibility extending through 2016 and beyond. During 2015, Technip focused on its strategy of early engagement with clients and invested in greater integration and advanced technologies to build innovative and customized solutions. In addition, Technip implemented cost-reduction initiatives and business streamlining in order to adapt to the challenging market environment, and decrease in oil prices that occurred in 2015 due to increased oil production and despite record levels of oil consumption. In this environment, Technip focused on incremental cost-efficiency measures and the implementation of a restructuring plan designed to prepare Technip for challenging market conditions and increase its efficiency. As part of this restructuring plan, Technip reduced its global workforce by approximately 5,000 employees to help streamline its operations and core business.

Technip recorded record backlog in 2014, with €20.9 billion of firm orders with clients with a number of multi-year projects. Technip also maintained a diversified portfolio and focused on early involvement and technology to better serve its clients’ needs and build customized solutions. In 2014, Technip was awarded several major projects, including the Kaombo project in Angola (relating to the engineering, procurement and fabrication of 120 kilometers of umbilicals) and the Yamal LNG in Russia (relating to a three-LNG-trains facility with a capacity of 16.5 million tons per year), which boosted order backlog and subsequent revenue.

2013 was a record year for Technip in terms of revenues, profitability, order intake and number of employees, as Technip continued to make progress in line with its strategic objectives and maintained its focus on project execution. In 2013, Technip completed several key projects, including the Lucius Spar in the Gulf of Mexico, the Jubilee project in Ghana, the Koniambo nickel project in New Caledonia and the Jubail refinery in Saudi Arabia.

Comparability of Reporting Periods—Acquisitions and Disposals

In the first six months ended June 30, 2016, Technip disposed of the following:

•	Technip Germany. On March 31, 2016 Technip sold its wholly owned subsidiaries based in Düsseldorf, Germany, Technip Germany Holding GmbH and Technip Germany GmbH (together, “Technip Germany”), to ATOP Beteiligungs GmbH. A net loss of €21.6 million was recorded for the first six months ended June 30, 2016 with regard to this disposal.

In the year ended December 31, 2015, Technip acquired the following:

•	Doftech DA. On May 29, 2015, Technip acquired from DOF Subsea SA the remaining 50% of shares of Doftech DA that Technip did not already own. Doftech DA, which was previously accounted under the equity method, became a fully consolidated subsidiary of Technip following its acquisition of the remaining interest in the entity. As a consequence of the acquisition, in 2015 Technip became the sole owner of the Deep Arctic (formerly, the Skandi Arctic), a diving support vessel specially designed to meet North Sea market requirements.

In the year ended December 31, 2014, Technip acquired or disposed of:

•	Technip TPS. On April 30, 2014, Technip sold Technip TPS, a wholly owned subsidiary which specialized in engineering and construction for the oil field services industry, to the WSP Group, a leading professional services firm, for a total amount of €12.1 million.

•	Seamec. On June 3, 2014, September 26, 2014 and then on December 4, 2014, Technip sold the totality of its 75% stake in Seamec to HAL Offshore Limited, India for 97.0 Indian Rupees per share (translating to a total amount of €31.4 million at an exchange rate of 81.1 Indian Rupees per Euro). As a result, Seamec Limited and its wholly owned subsidiary Seamec International FZE ceased to be consolidated in Technip accounts as of December 31, 2014.

•	Zimmer. On December 30, 2014, Technip acquired Zimmer, a polymers technology business. The acquisition diversified and strengthened Technip’s portfolio of downstream technologies in its Onshore segment. No material impact was recognized following the completion of the purchase price allocation performed in 2015 and the final goodwill recognized in the consolidated financial statements as of December 31, 2015 for the acquisition of Zimmer amounted to €62.4 million.

In the year ended December 31, 2013, Technip acquired the following:

•	Ingenium AS. On March 8, 2013, announced the acquisition of Ingenium AS, a highly experienced Offshore engineering and services contractor located in Oslo, Norway.

Reporting and Operating Segments

Technip’s operations are divided into three business segments, each of which is overseen by Technip’s executive committee. The segments are organized as follows:

•	the Subsea segment includes the design, manufacture, procurement and installation of subsea equipment;

•	the Onshore/Offshore segment includes the entire engineering and construction business for petrochemical and refining plants as well as facilities for developing onshore oil and gas fields (including gas treatment units, LNG units and onshore pipelines). It also includes the design and construction of fixed or floating facilities and surface installations; and

•	the Corporate segment provides central services rendered to subsidiaries of Technip S.A., including “stewardship” services related to compliance, incentive plans, reinsurance and other activities.

Profitability Measure of Technip’s Segments

In the discussion and analysis of Technip’s results of operations for the periods presented in the consolidated financial statements, Technip refers to certain financial metrics which its management uses in managing and evaluating its business operations and performance.

Segment revenue includes Technip’s share of the revenue from equity affiliates, as such revenues are monitored by Technip’s management.

Operating income/(loss) from recurring activities (“OIFRA”) after income/(loss) of equity affiliates is used by Technip’s management, among other measures, to reflect operating income, including the whole share of income/(loss) of equity affiliates before income/(charges) from disposals of activities and before income/(charges) from non-current activities.

For purposes of the foregoing:

•	equity affiliates means joint ventures and investments over which Technip exercises a significant influence on operational and financial policies. Unless otherwise indicated, such influence is deemed to exist for investments in companies in which Technip’s ownership is between 20% and 50%;

•	income/(charges) from disposals of activities means income or expenses that relate to consolidated companies (or groups of assets and liabilities) disposed or to be disposed of; and

•	income/(charges) from non-current activities means income or expenses that principally comprise restructuring costs, impairment losses on non-current tangible or intangible assets (or groups of assets), as well as other operating income or charges such as movements in provisions related to litigations.

Key Factors Affecting Financial Condition and Results of Operations

Technip’s business largely depends on investments made in the oil and gas industry to develop onshore or offshore oil and gas reserves, and to process oil, natural gas and their by-products at refining units, petrochemical sites and natural gas liquefaction plants. The level of investment in this sector is significantly impacted by oil and gas prices on world markets, as well as expectations of fluctuations in these prices. High volatility in oil and gas prices could lead oil and gas companies to delay or even cancel their investment projects.

In the upstream sector of the oil industry, an extended decrease in oil and gas prices, with no corresponding simultaneous decrease in development costs such as equipment procurement costs, could force customers to suspend, significantly reduce or even cancel the amount of their investments.

In the downstream sector of the oil industry, one of the main drivers for new investments is global economic growth led by emerging economies. A slowdown in global economic growth could put downward pressure on the demand for products derived from oil and gas, including fuel and plastics. Any such decrease in demand would reduce the incentives for Technip’s clients to invest in additional processing capacity.

Investments in the oil and gas sector are also influenced by other factors, including:

•	oil companies’ level of investments in oil exploration and the development of new oil and gas reserves;

•	the rate of decline of existing reserves;

•	political, economic and geopolitical conditions; and

•	changes in environmental legislation and regulations.

Any decrease in investments in the oil and gas industry, caused by any of the factors mentioned above, or for any other reason, could materially adversely affect Technip’s business, financial position or results of operations.

Recent Developments

Outlook for 2016

The oil price evolution over the last months coupled with evident deflation across the supply chain in oil and gas gives all market participants more confidence to plan for the long term. Technip is therefore seeing continued focus from clients seeking to get upstream projects to work – notably, fast track projects such as tie-backs and brownfield, but also larger, strategic investments. This should not create undue optimism. Technip continues to expect for some time yet a slow rate of new orders and continued competitive pressure across the industry, notably for offshore developments due to the fact that the prolonged and harsh downturn has not ended. By contrast, Technip continues to see good interest among its clients in investing in downstream facilities in the current environment.

Technip expects to continue to position itself at an early stage for work across its portfolio of activities, particularly for large or complex projects that require integrated skills and experience across different market segments, or where technology expertise is critical. Technip’s order intake over recent quarters, as in the second quarter, reflects these strengths in both offshore/subsea and onshore/downstream.

Results of Operations

	Six months ended June 30, 2016 (Unaudited)	Six months ended June 30, 2015 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
	(in millions of Euro)
Revenues	4,287.4	5,336.4	10,337.9	10,073.9	8,847.7
Cost of Sales	(3,529.3)	(4,738.9)	(8,892.2)	(8,606.3)	(7,261.0)
Gross Margin	758.1	597.5	1,445.7	1,467.6	1,586.7
Research and Development Costs	(41.1)	(41.6)	(86.1)	(82.6)	(75.5)
Selling Costs	(103.3)	(105.6)	(214.5)	(221.1)	(219.0)
Administrative Costs	(157.6)	(203.8)	(403.9)	(423.6)	(494.7)
Other Operating Income	6.1	2.2	20.3	31.0	33.9
Other Operating Expenses	(8.0)	(1.5)	(15.5)	(11.4)	(14.4)
Operating Income/(Loss) from Recurring Activities	454.2	247.2	746.0	759.9	817.0
Share of Income/(Loss) of Equity Affiliates	13.2	17.5	54.6	40.3	35.2
Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates	467.4	264.7	800.6	800.2	852.2
Income/(Charges) from Disposals of Activities	—	—	—	(5.5)	—
Income/(Charges) from Non-Current Activities	(104.3)	(403.8)	(469.8)	(68.1)	—
Operating Income/(Loss)	363.1	(139.1)	330.8	726.6	852.2
Financial Income	458.0	309.5	625.5	450.0	344.3
Financial Expenses	(521.4)	(375.7)	(783.1)	(577.3)	(425.9)
Income/(Loss) before Tax	299.7	(205.3)	173.2	599.3	770.6
Income Tax Expense	(62.3)	(10.9)	(117.0)	(156.9)	(200.6)
Income/(Loss) from Continuing Operations	237.4	(216.2)	56.2	442.4	570.0
Net Income/(Loss)	237.4	(216.2)	56.2	442.4	570.0
Attributable to:
Stockholders of the Parent Company	237.7	(220.8)	45.1	436.6	563.1
Non-Controlling Interests	(0.3)	4.6	11.1	5.8	6.9
Earnings per Share (in Euro)	2.00	(1.95)	0.39	3.89	5.06
Diluted Earnings per Share (in Euro)	1.97	(1.95)	0.39	3.65	4.68

Key Income Statement Items

Revenues

Revenues on contracts which are ongoing are measured on the basis of costs incurred and of margin recognized at the percentage of completion. Margin is recognized only when the visibility of the riskiest stages of the contract is deemed sufficient and when estimates of costs and revenues are considered to be reliable. Revenues on contracts include the initial selling price and all amendments, variation orders or modifications which have been accepted by the customer.

Cost of Sales

Cost of sales includes the purchase of material, the subcontracting cost, the cost of engineering and all other costs directly linked to the contract which primarily include labor costs, related social charges and operating expenses that are directly connected. The selling costs of contracts, research and development costs and the potential charge of “overabsorption” are excluded from those evaluations and any other costs, if any, which could be re-invoiced to the client when specified in the contract clauses.

Research and Development Costs

Research and development costs are in relation to ongoing development projects where such costs had not met the criteria for capitalization under IAS 38. These costs include internal personnel costs, IT costs and external feasibility studies.

Selling Costs

Selling costs include costs occurred when selling contracts that are not directly attributable to contracts.

Administrative Costs

Administrative costs comprise all costs that are not directly allocated to contracts.

Other Operating Income and Expenses

Other operating income and expenses primarily include net proceeds from disposals of property, plant and equipment, and from disposals of intangible assets, as well as reinsurance income and costs.

Share of Income or Loss from Equity Affiliates

Share of income or loss from equity affiliates represent the share of income or loss from companies that are accounted under the equity method.

Income/(Charges) from Disposal Activities

Income/(charges) from disposal activities comprise income or expenses that relate to consolidated companies (or group of assets and liabilities) disposed or to be disposed of.

Income/(Charges) from Non-Current Activities

Income/(charges) from non-current activities principally comprise restructuring costs, impairment losses on non-current tangible or intangible assets (or group of assets), as well as other operating income and charges such as provisions related to litigations.

Financial Income and Expenses

Financial income and expenses mainly include interests income from treasury management, foreign currency translation gains and losses, interest expenses in private placements, bonds and other bank borrowings, as well as financial income and expenses related to long-term employee benefit plans, the net proceeds from disposals of financial assets and the impairment losses on financial assets. Financial income and expenses also comprise the net inefficient part of derivative instruments and the net changes in derivative fair values.

Income tax expense

Income tax expense includes the current and deferred income tax expenses as recognized in statement of income.

Results of Operations of Technip for the Six Months Ended June 30, 2016, Compared to the Six Months Ended June 30, 2015

The following discussion is based on operating data included in Note 3 (Segment Information) to Technip’s unaudited interim condensed consolidated financial statements for the six months ended June 30, 2016, which are included in this proxy statement/prospectus.

Revenues

The table below shows Technip’s revenues in the six months ended June 30, 2016 and June 30, 2015, respectively:

	Subsea(1)			Onshore/Offshore(2)			Adjustments(3)	Total
		% of total revenue	% change		% of total revenue	% change			% change
	(in millions of Euro, except as otherwise indicated)
Revenues as of June 30, 2016	2,751.6	49%	(3)%	2,823.4	51%	(10%)	(1,287.6)	4,287.4	(20)%
Revenues as of June 30, 2015	2,841.4	47%		3,140.3	53%		(645.3)	5,336.4

(1)	Segment revenue includes share of revenues from equity affiliates.
(2)	Segment revenue includes share of revenues from equity affiliates.
(3)	Adjustments consist of share of revenues from equity affiliates.

Revenues decreased from €5,336.4 million in the six months ended June 30, 2015 to €4,287.4 million in the six months ended June 30, 2016, a decrease of €1,049.0 million or 19.7%, mainly due to the Onshore/Offshore segment, which contributed €316.9 million to the overall decrease. The Onshore/Offshore activities sharply decreased across all geographical areas, primarily from Asia Pacific, the Americas and the Middle East. The Subsea segment decreased by €89.8 million, mainly due to decreased activities in the North Sea, which was not fully offset by increased activities elsewhere, primarily in the Middle East and in Asia Pacific.

The following discussion presents revenues (including share of revenues from equity affiliates) by geographical area, as such revenues are monitored by Technip’s management. Revenues from equity affiliates were €1,287.6 million and €645.3 million in the six months ended June 30, 2016 and June 30, 2015, respectively.

The principal contributor to Technip’s revenues (including share of revenues from equity affiliates) by geographical area was Europe, Russia and Central Asia, representing 37% of Technip revenues, with a revenue growth of 9% or €196.0 million. Europe, Russia and Central Asia revenues were primarily impacted by the Yamal LNG project in Russia (relating to an LNG facility with a capacity of 16.5 million tons per year), with engineering, yard fabrication and module delivery progressing well, but this was partially offset by a decline in revenues in the North Sea, with a lower activity on projects. Activities in Africa remained strong with projects such as Moho North (involving two developments related to a floating production unit and a tension-leg platform) in Congo, Kaombo in Angola (relating to the engineering, procurement and fabrication of 120 kilometers of umbilicals), Block 15/06 in Angola (relating to project management and manufacture of about 15 kilometers of dynamic and static steel tube umbilicals) and T.E.N. in Ghana (involving, among other things, the engineering, fabrication and installation of risers, flowlines and spools).

This was offset by a decline in revenues (including share of revenues from equity affiliates) in Asia Pacific of €230.8 million with projects nearing completion such as the platforms for the Block SK316 and the Malikai tension leg platform, as well as in the Americas with a decline in revenues (including share of revenues from equity affiliates) of €198.3 million with projects almost handed over to the client, such as Ethylene XXI.

Cost of Sales

Cost of sales decreased from €4,738.9 million in the six months ended June 30, 2015 to €3,529.3 million in the six months ended June 30, 2016, a decrease of €1,209.6 million or 25.5%. The decrease is directly correlated to the decrease of revenues between the first six months ended June 30, 2015 and the first six months ended June 30, 2016. The gross margin increased from 11.2% in the six months ended June 30, 2015 to 17.7% in the six months ended June 30, 2016. The main components of cost of sales were as follows:

•	purchases and external charges: €2,344.6 million in the six months ended June 30, 2016 (first six months 2015: €3,330.8 million), representing 66.4% of cost of sales (first six months 2015: 70.3% of cost of sales). The €986.2 million decrease in expenses from 2015 to 2016 was primarily a result of the decrease in purchase and subcontracting costs for projects. This line item includes equipment purchases and construction subcontracting;

•	payroll expenses: €897.7 million in the six months ended June 30, 2016 (first six months 2015: €1,062.3 million), representing 25.4% of cost of sales (first six months 2015: 22.4% of cost of sales). The €164.6 million decrease in payroll expenses from 2015 to 2016 was primarily a result of the decrease in man-hours spent by employees and contractors on projects, as well as the impact of the restructuring plan announced in July 2015;

•	amortization and depreciation of fixed assets: €128.7 million in the six months ended June 30, 2016 (first six months 2015: €139.1 million), representing 3.6% of cost of sales (first six months 2015: 2.9% of cost of sales). The €10.4 million decrease from 2015 to 2016 was primarily a result of decreased capital expenditures during the previous periods; and

•	long-term rental costs: €121.2 million in the six months ended June 30, 2016 (first six months 2015: €167.5 million), representing 3.4% of cost of sales (first six months 2015: 3.5% of cost of sales). The €46.3 million decrease in expenses from 2015 to 2016 was primarily a result of fewer leases entered into by Technip.

Technip’s cost of sales in the six months ended June 30, 2016 and June 30, 2015, respectively, were as follows:

	Subsea(1)	Onshore/Offshore(2)	Adjustments(3)	Total
	(in millions of Euro)
Cost of Sales as of June 30, 2016	(2,242.4)	(2,529.3)	1,242.4	(3,529.3)
% Gross Margin as of June 30, 2016	18.5%	10.4%		17.7%
Cost of Sales as of June 30, 2015	(2,301.1)	(3,078.0)	640.2	(4,738.9)
% Gross Margin as of June 30, 2015	19.0%	2.0%		11.2%

(1)	Segment cost of sales includes share of cost of sales from equity affiliates.
(2)	Segment cost of sales includes share of cost of sales from equity affiliates.
(3)	Adjustments consist of share of cost of sales from equity affiliates.

Research and Development Expenses

Research and development expenses remained stable at €41.1 million in the six months ended June 30, 2016 as compared to €41.6 million in the six months ended June 30, 2015. These expenses were mainly driven by the Subsea segment (approximately 70% of overall research and development expenses in the six months ended June 30, 2015 and 2016) with an effort to improve technologies necessary for the development of underwater oil and gas fields and for cost-reduction programs on Subsea field development.

Selling and Administrative Costs

Selling costs slightly decreased from €105.6 million in the six months ended June 30, 2015 (2.0% of revenues) to €103.3 million in the six months ended June 30, 2016 (2.4% of revenues), a decrease of €2.3 million or 2.2%.

Administrative costs decreased from €203.8 million in the six months ended June 30, 2015 (3.8% of revenues) to €157.6 million in the six months ended June 30, 2016 (3.7% of revenues), a decrease of €46.2 million or 22.7%.

The decrease in selling and administrative costs was due to the reduction of total employee headcount, the reduction of vessels and the cessation of non-essential activities.

Other Operating Income and Expenses

Other operating income increased from €2.2 million in the six months ended June 30, 2015 to €6.1 million in the six months ended June 30, 2016, an increase of €3.9 million. In the six months ended June 30, 2016, other operating income comprised mainly of €4.6 million related to insurance premiums, re-insurance premiums and reversals of provisions for charges recognized by Technip’s captive re-insurers, to be compared with €0.5 million in the six months ended June 30, 2015.

Other operating expenses increased from €1.5 million in the six months ended June 30, 2015 to €8.0 million in the six months ended June 30, 2016, an increase of €6.5 million. The increase in other operating expenses over the period was primarily a result of operations related to in-house captive reinsurance subsidiaries. Recorded under other operating expenses, sundry expenses and provisions for the captive reinsurer amounted to €4.5 million in the six months ended June 30, 2016 and were nil in the six months ended June 30, 2015.

Share of Income/(Loss) of Associates Accounted for Using the Equity Method

Share of income of equity affiliates decreased from an income of €17.5 million in the six months ended June 30, 2015 to €13.2 million in the six months ended June 30, 2015, a decrease of €4.3 million or 24.6%.

Operating Income

Operating income increased from negative €139.1 million in the six months ended June 30, 2015 to €363.1 million in the six months ended June 30, 2016 (8.5% of revenues), an increase of €502.2 million mainly due to the restructuring plan announced on July 6, 2015 and for which a €90 million charge was booked in the six months ended June 30, 2016, compared to €570 million in the six months ended June 30, 2015.

Financial Income and Expense

Net financial result increased from a loss of €66.2 million in the six months ended June 30, 2015 to a loss of €63.4 million in the six months ended June 30, 2016, an increase of €2.8 million or 4.2%. This variation was mainly driven by:

•	the absence of impairment loss on MHB available-for-sale financial assets in the six months ended June 30, 2016, compared to €16.4 million recorded in the six months ended June 30, 2015; and

•	partly offset by the decrease in net foreign exchange result: the net foreign exchange loss, including changes in derivative fair value and inefficient part of derivative instruments, amounted to €26.4 million in the six months ended June 30, 2015, compared to €34.6 million in the six months ended June 30, 2015, representing an additional loss of €8.2 million over the period;

•	as well partly offset by the additional €5.9 million interest expenses on the €450 million synthetic bonds issued in 2016.

Financial expenses amounted to €521.4 million in the six months ended June 30, 2016 (first six months 2015: €375.7 million) and included mainly the foreign exchange loss for €459.3 million (first six months 2015: €254.5 million), interests on bond loans for €32.3 million (first six months 2015: €34.3 million), financial charges related to other borrowings and bank overdrafts for €17.0 million (first six months 2015: €23.7 million) and the impairment of Malaysia Marine and Heavy Engineering Holdings BhD (“MHB”) stakes of €16.4 million in the six months ended June 30, 2015 (first six months 2016: nil).

Financial income amounted to €458.0 million in the six months ended June 30, 2016 (first six months 2015: €309.5 million) and included mainly the foreign exchange gain for €418.7 million (first six months 2015: €260.8 million), interests from treasury management for €28.6 million (first six months 2015: €21.7 million) (primarily proceeds from the disposal of marketable securities and interest on term deposits) and the net proceeds from disposal of financial assets for €25.6 million in the six months ended June 30, 2015 (first six months 2016: nil).

Income Tax Expense

Income tax expense increased from €10.9 million in the six months ended June 30, 2015 to €62.3 million in the six months ended June 30, 2016, an increase of €51.4 million. Technip’s pre-tax earnings in the six months ended June 30, 2016 amounted to €299.7 million, compared to a pre-tax loss of €205.3 million in the six months ended June 30, 2015 following the impact of the restructuring plan. Technip’s effective tax rate in the six months ended June 30, 2016 was 20.8% (first six months 2015: non-applicable), while the applicable French tax rate was 34.4% in the six months ended June 30, 2016 (first six months 2015: 38%).

Net Income/(Loss)

Net income attributable to Technip stockholders increased from negative €220.8 million in the six months ended June 30, 2015 to €237.7 million in the six months ended June 30, 2016 (5.5% of revenues), an increase of €458.5 million. The sharp increase was primarily a result of Technip’s restructuring plan announced on July 6, 2015.

Net income attributable to minority interests increased from a €4.6 million gain in the six months ended June 30, 2015 to a €0.3 million loss in the six months ended June 30, 2016.

Results of Operations of Technip for the Year Ended December 31, 2015, Compared to the Year Ended December 31, 2014

The following discussion is based on operating data included in Note 3 (Segment Information) to Technip’s audited consolidated financial statements as of and for the years ended December 31, 2015, 2014 and 2013, which are included in this proxy statement/prospectus.

Revenues

The table below shows Technip’s revenues for the years ended December 31, 2015 and December 31, 2014, respectively:

	Subsea(1)			Onshore/Offshore(2)			Adjustments(3)	Total
		% of total revenue	% change		% of total revenue	% change			% change
	(in millions of Euro)
2015 Revenues	5,876.0	48%	20%	6,332.7	52%	8%	(1,870.8)	10,337.9	3%
2014 Revenues	4,880.4	46%		5,844.1	54%		(650.6)	10,073.9

(1)	Segment revenue includes share of revenues from equity affiliates.
(2)	Segment revenue includes share of revenues from equity affiliates.
(3)	Adjustments consist of share of revenues from equity affiliates.

Revenues increased from €10,073.9 million in the year ended December 31, 2014 to €10,337.9 million in the year ended December 31, 2015, an increase of €264.0 million or 2.6%, mainly due to the Subsea segment, which contributed €995.6 million to the overall increase. Technip’s increased activities in Africa and the North Sea were the primary drivers to Technip’s increased Subsea revenues. Technip’s Onshore/Offshore activities also increased between 2014 and 2015.

The following discussion presents revenues (including share of revenues from equity affiliates) by geographical area, as such revenues are monitored by Technip’s management. Revenues from equity affiliates were

€1,870.8 million and €650.6 million for the years ended December 31, 2015 and December 31, 2014, respectively.

The principal contributor to Technip’s revenues (including share of revenues from equity affiliates) by geographical area was Europe, Russia and Central Asia, with a revenue growth of 34.9% or €1,167.7 million from the year ended December 31, 2014 to the year ended December 31, 2015, compared to Africa, which showed revenue growth of 51.9% or €632.7 million from the year ended December 31, 2014 to the year ended December 31, 2015. Europe, Russia and Central Asia revenues were positively impacted by the Yamal LNG project in Russia (relating to an LNG facility with a capacity of 16.5 million tons per year), for which all the modules scheduled for shipment in 2015 were delivered, by the hand-over of the Burgas refinery in Bulgaria to the client, and by the ramp-up of engineering phases for the construction of the Duslo ammoniac plant in Slovakia. In the North Sea, activity remained strong on projects such as Quad 204 (which involves replacing an existing production facility with a new purpose-built FPSO facility), Åsgard (covering the installation of a subsea compression system and its connection to an existing subsea infrastructure), Kraken (covering various project management and engineering and installation works), Edradour (covering, among other things, the fabrication and installation of production pipelines and the supply and installation of steel tube umbilical), Dong Hejre (covering the engineering, procurement, fabrication, hook-up, and commissioning assistance for a fixed wellhead and process platform and associated facilities) and Martin Linge (covering the engineering, procurement, fabrication, transportation, hook-up and commissioning of the topsides of a fixed production platform). Africa saw a strong ramp-up on Subsea projects in West Africa, with the installation phases on Moho North in Congo and Block 15/06 in Angola and engineering and procurement activities on T.E.N. in Ghana and Kaombo in Angola.

This was partially offset by a decline of €241.9 million in revenues in the Middle-East from the year ended December 31, 2014 to the year ended December 31, 2015, despite the construction that started on the Umm Lulu complex in Abu Dhabi and fabrication that continued for the FMB platforms in Qatar. The construction of the halobutyl unit in Saudi Arabia was also completed. Project management consultancy services also contributed, with contracts such as the Nasr Phase II Full Field Development in United Arab Emirates.

Cost of Sales

Cost of sales increased from €8,606.3 million in the year ended December 31, 2014 to €8,892.2 million in the year ended December 31, 2015, an increase of €285.9 million or 3.3%. The increase is directly correlated to the increase of revenues between 2014 and 2015. The gross margin decreased from 14.6% in 2014 to 14.0% in 2015, a 0.6 percentage-point decrease primarily due to changes in Technip’s project portfolio. The main components of cost of sales were as follows:

•	purchases and external charges: €6,090.9 million in 2015 (2014: €6,188.2 million), representing 68.5% of cost of sales (2014: 71.9% of cost of sales). The €97.3 million decrease from 2014 to 2015 was primarily a result of the increase in purchase and subcontracting costs for projects. This line item includes equipment purchases and construction subcontracting;

•	payroll expenses: €2,208.5 million in 2015 (2014: €1,897.2 million), representing 24.8% of cost of sales (2014: 22.0% of cost of sales). The €311.3 million increase from 2014 to 2015 was primarily a result of the increase in man-hours spent by employees and contractors on projects;

•	amortization and depreciation of fixed assets: €281.5 million in 2015 (2014: €262.1 million), representing 3.2% of cost of sales (2014: 3.0% of cost of sales). The €19.4 million increase from 2014 to 2015 was primarily a result of increased capital expenditures during the previous periods; and

•	long-term rental costs: €296.5 million in 2015 (2014: €247.2 million), representing 3.3% of cost of sales (2014: 2.9% of cost of sales). The €49.3 million increase from 2014 to 2015 was primarily a result of new leases entered into by Technip.

Technip’s cost of sales for the years ended December 31, 2015 and December 31, 2014 were as follows:

	Subsea(1)	Onshore/Offshore(2)	Adjustments(3)	Total
	(in millions of Euro, except as otherwise indicated)
2015 Cost of Sales	(4,757.7)	(5,969.3)	1,834.8	(8,892.2)
2015 % Gross Margin	19.0%	5.7%		14.0%
2014 Cost of Sales	(3,981.8)	(5,228.5)	604.0	(8,606.3)
2014 % Gross Margin	18.4%	10.5%		14.6%

(1)	Segment cost of sales includes cost of sales from equity affiliates.
(2)	Segment cost of sales includes cost of sales from equity affiliates.
(3)	Adjustments consist of cost of sales from equity affiliates.

Research and Development Expenses

Research and development costs increased from €82.6 million in the year ended December 31, 2014 to €86.1 million in the year ended December 31, 2015, an increase of €3.5 million or 4.2%. This growth was mainly driven by the Subsea segment, with an effort to improve technologies necessary for the development of deepwater oil and gas fields (especially pre-salt Brazilian fields) and for cost-reduction programs on Subsea field development.

Selling and Administrative Costs

Selling costs decreased from €221.1 million in the year ended December 31, 2014 (2.2% of revenues) to €214.5 million in the year ended December 31, 2015 (2.1% of revenues), a decrease of €6.6 million or 3.0%. The decrease was primarily a result of cost-saving measures implemented by Technip.

Administrative costs decreased from €423.6 million in the year ended December 31, 2014 (4.2% of revenues) to €403.9 million in the year ended December 31, 2015 (3.9% of revenues), a decrease of €19.7 million or 4.7%. The decrease in selling and administrative costs was due to the reduction of total employee headcount, the reduction of vessels and the closure of non-essential activities.

Other Operating Income and Expenses

Other operating income decreased from €31.0 million in the year ended December 31, 2014 to €20.3 million in the year ended December 31, 2015, a decrease of €10.7 million or 34.5%. In 2015, other operating income comprised mainly of €3.1 million in net proceeds from the disposal of property, plant and equipment, resulting primarily from the sale of Technip’s remotely operated underwater vehicle assets and a vessel. In addition, the insurance premiums, re-insurance premiums and reversals of provisions for charges recognized by Technip’s captive re-insurers amounted to €11.3 million in 2015 (2014: €11.5 million). The remaining €5.9 million in 2015 operating income mainly consisted of subsidies.

Other operating expenses increased from €11.4 million in the year ended December 31, 2014 to €15.5 million in the year ended December 31, 2015, an increase of €4.1 million or 36.0%. The increase was primarily a result of the operations of the in-house captive reinsurance subsidiaries. Recorded under other operating expenses, sundry expenses and provisions for the captive reinsurer amounted to €12.4 million in the year ended December 31, 2015 and €7.2 million in the year ended December 31, 2014.

As a result of these factors, Technip had net income of €19.6 million in the year ended December 31, 2014, compared to net income of €4.8 million in the year ended December 31, 2015.

Share of Income/(Loss) of Associates Accounted for Using the Equity Method

Share of income of equity affiliates increased from an income of €40.3 million in the year ended December 31, 2014 to €54.6 million in the year ended December 31, 2015, an increase of €14.3 million or 35.5%. This increase was principally a result of projects that ramped up in 2015.

Operating Income

Operating income decreased from €726.6 million in the year ended December 31, 2014 (7.2% of revenues) to €330.8 million in the year ended December 31, 2015 (3.2% of revenues), a decrease of €395.8 million or 54.4%. This decrease included the €635.3 million charge related to the restructuring plan that was announced in July 2015, of which €184.4 million was recorded in cost of sales.

Financial Income and Expense

Net financial result decreased from negative €127.3 million in the year ended December 31, 2014 to negative €157.6 million in the year ended December 31, 2015, an increase in loss by €30.3 million or 23.8%. This variation was mainly driven by:

•	the decrease in net foreign exchange result: the net foreign exchange loss amounted to €61.0 million in 2015, compared to a gain of €25.9 million in 2014;

•	partly offset by the impairment of Technip’s MHB stakes of €28.0 million in 2015 versus €68.0 million in 2014.

Financial expenses amounted to €783.1 million in the year ended December 31, 2015 (2014: €577.3 million), primarily due to a foreign exchange loss for €613.4 million (2014: €377.0 million), interests on bond loans for €69.0 million (2014: €68.1 million), financial charges related to other borrowings and bank overdrafts for €47.9 million (2014: €32.1 million) and financial expenses related to long-term employee benefit plans for €7.4 million (2014: €15.8 million) and the impairment of Technip’s MHB stakes of €28.0 million.

Financial income amounted to €625.5 million in the year ended December 31, (2014: €450.0 million), primarily due to the foreign exchange gain for €552.4 million (2014: €402.9 million), interests from treasury management for €41.5 million (2014: €37.8 million) (primarily proceeds from the disposal of marketable securities and interest on term deposits), the financial income related to long-term employee benefit plans for €3.2 million (2014: €7.7 million) and the net proceeds from disposal of financial assets for €28.1 million.

Income Tax Expense

Income tax expense decreased from €156.9 million in the year ended December 31, 2014 to €117.0 million in the year ended December 31, 2015, a decrease of €39.9 million or 25.4%. Technip’s pre-tax earnings in the year ended 2015 amounted to €173.2 million. Technip’s effective tax rate in 2015 was 67.6% (2014: 26.2%), while the applicable French tax rate was 38% in 2015 (2014: 38%). The non-representative effective tax rate in 2015 primarily reflected the tax impact of expenses recognized as a result of the restructuring plan announced by Technip in July 2015.

Net Income/(Loss)

Net income attributable to Technip stockholders decreased from €436.6 million in the year ended December 31, 2014 (4.1% of revenues) to €45.1 million in the year ended December 31, 2015 (0.4% of revenues), a decrease of €391.5 million or 89.7%. The sharp decrease was primarily a result of Technip’s restructuring plan announced on July 6, 2015.

Net income attributable to minority interests increased from €5.8 million in the year ended December 31, 2014 to a €11.1 million in the year ended December 31, 2015.

Results of Operations of Technip for the Year Ended December 31, 2014, Compared to the Year Ended December 31, 2013

The following discussion is based on operating data included in Note 3 (Segment Information) to Technip’s audited consolidated financial statements as of and for the years ended December 31, 2015, 2014 and 2013, which are included in this proxy statement/prospectus.

Revenues

The table below shows Technip’s revenues for the years ended December 31, 2014 and December 31, 2013, respectively:

	Subsea(1)			Onshore/Offshore(2)			Adjustments(3)	Total
		% of total revenue	% change		% of total revenue	% change			% change
	(in millions of Euro, except as otherwise indicated)
2014 Revenues	4,880.4	46%	20%	5,844.1	54%	12%	(650.6)	10,073.9	14%
2013 Revenues	4,065.0	44%		5,220.1	56%		(437.4)	8,847.7

(1)	Segment revenue includes share of revenues from equity affiliates.
(2)	Segment revenue includes share of revenues from equity affiliates.
(3)	Adjustments consist of share of revenues from equity affiliates.

Revenues increased from €8,847.7 million in the year ended December 31, 2013 to €10,073.9 million in the year ended December 31, 2014, an increase of €1,226.2 million or 13.9%, mainly due to the Subsea segment. Technip’s increased activities in Africa, Europe and Asia Pacific were the primary drivers of Technip’s increased Subsea revenues. Technip’s Onshore/Offshore activities also increased between 2013 and 2014, albeit to a lesser extent than the Subsea segment, primarily due to projects in Russia, Malaysia and Korea.

The principal contributors to Technip’s revenues (including share of revenues from equity affiliates) by geographical area were Europe, Russia and Central Asia, which contributed revenue growth of 23.0% or €626.6 million from the year ended December 31, 2013 to the year ended December 31, 2014, Africa, which contributed revenue growth of 55.5% or €435.2 million from the year ended December 31, 2013 to the year ended December 31, 2014, and the Middle East, which contributed revenue growth of 25.0% or €240.0 million from the year ended December 31, 2013 to the year ended December 31, 2014. Europe, Russia and Central Asia was particularly impacted in the year ended December 31, 2014 by very dynamic activity in the North Sea, with the Quad 204, Åsgard, Bøyla, Kraken, Dong Hejre and Martin Linge projects, as well as projects in Russia with the Yamal LNG project and in Bulgaria with the construction of the Burgas refinery.

Cost of Sales

Cost of sales increased from €7,261.0 million in the year ended December 31, 2013 to €8,606.3 million in the year ended December 31, 2014, an increase of €1,345.3 million or 18.5%. This increase was principally a result of growth in revenues. The gross margin decreased from 17.9% in 2013 to 14.6% in 2014, a 3.3 percentage-point decrease. The main components of cost of sales were as follows:

•	other purchases and external charges: €6,188.2 million in 2014 (2013: €5,043.7 million), representing 71.9% of cost of sales (2013: 69.4% of cost of sales). The €1,144.5 million increase from 2013 to 2014 was primarily a result of the increase in purchase and subcontracting costs for projects. This line item includes equipment purchases and construction subcontracting;

•	payroll expenses: €1,897.2 million in 2014 (2013: €1,812.4 million), representing 22.0% of cost of sales (2013: 24.9% of cost of sales). The €84.8 million increase from 2013 to 2014 was primarily a result of the increase if man-hours spent by employees and contractors on projects;

•	amortization and depreciation of fixed assets: €262.1 million in 2014 (2013: €200.5 million), representing 3.0% of cost of sales (2013: 2.8% of cost of sales). The €61.6 million increase from 2013 to 2014 was primarily a result of increased capital expenditures during the previous periods; and

•	long-term rental costs: €247.2 million in 2014 (2013: €196.1 million), representing 2.9% of cost of sales (2013: 2.7% of cost of sales). The €51.1 million increase from 2013 to 2014 was primarily a result of new leases entered into by Technip.

Technip’s cost of sales for the years ended December 31, 2014 and December 31, 2013 were as follows:

	Subsea(1)	Onshore/Offshore(2)	Adjustments(3)	Total
	(in millions of Euro)
2014 Cost of Sales	(3,981.8)	(5,228.5)	604.0	(8,606.3)
2014 % Gross Margin	18.4%	10.5%	—	14.6%
2013 Cost of Sales	(3,163.7)	(4,516.3)	419.0	(7,261.0)
2013 % Gross Margin	22.2%	13.5%	—	17.9%

(1)	Segment cost of sales includes cost of sales from equity affiliates.
(2)	Segment cost of sales includes cost of sales from equity affiliates.
(3)	Adjustments consist of cost of sales from equity affiliates.

Research and Development Expenses

Research and development costs increased from €75.5 million in the year ended December 31, 2013 to €82.6 million in the year ended December 31, 2014, an increase of €7.1 million or 9.4%. This growth was mainly driven by the Subsea segment, with an effort to improve technologies necessary for the development of underwater oil and gas fields.

Selling and Administrative Costs

Selling costs increased from €219.0 million in the year ended December 31, 2013 (2.5% of revenues) to €221.1 million in the year ended December 31, 2014 (2.2% of revenues), an increase of €2.1 million or 1.0%.

Administrative costs decreased from €494.7 million in 2013 (5.6% of revenues) to €423.6 million in 2014 (4.2% of revenues), a decrease of €71.1 million or 14.4%. The decrease of selling and administrative costs was primarily due to the reduction of total employee headcount, the reduction of vessels and the closure of non-core activities.

Other Operating Income and Expenses

Other operating income decreased from €33.9 million in the year ended December 31, 2013 to €31.0 million in the year ended December 31, 2014, a decrease of €2.9 million or 8.6%. In 2014, other operating income comprised mainly of €7.9 million in net proceeds from the disposal of property, plant and equipment and €4.7 million in net proceeds from the disposal of intangible assets (i.e., primarily from Technip’s sale of its diving assets in the Gulf of Mexico). In addition, insurance premiums, re-insurance premiums and reversals of provisions for charges recognized by Technip’s captive re-insurers amounted to €11.5 million in the year ended December 31, 2014 (2013: €13.2 million). The remaining €6.9 million in 2014 operating income mainly consisted of subsidies.

Other operating expenses decreased from €14.4 million in the year ended December 31, 2013 to €11.4 million in the year ended December 31, 2014, a decrease of €3.0 million or 20.8%. The decrease was primarily a result of the €3.4 million decrease in reinsurance costs during the year ended December 31, 2014. Other operating expenses, sundry expenses and the provisions for the captive reinsurer reached €7.2 million in the year ended December 31, 2014 and €10.6 million in the year ended December 31, 2013.

The result was a net income of €19.6 million in 2014, compared to a net income of €19.5 million in 2013.

Share of Income/(Loss) of Associates Accounted for Using the Equity Method

Share of income of equity affiliates increased from €35.2 million in 2013 to €40.3 million in 2014, an increase of €5.1 million or 14.5%. This increase was principally a result of projects that ramped up in 2014.

Operating Income/(Loss)

Operating income decreased from €852.2 million in the year ended December 31, 2013 (9.6% of revenues) to €726.6 million in the year ended December 31, 2014 (7.2% of revenues), a decrease of €125.6 million or 14.7%. The decrease was principally a result of decreases in operating income within the Onshore/Offshore segment and non-current expenses for an aggregate amount of €68.1 million were mainly recognized for closure costs related to Technip’s Offshore wind activity, restructuring costs and a settled contracts claim dating more than five years.

Financial Income and Expense

Technip recorded a net financial loss of €81.6 million in the year ended December 31, 2013 to a loss of €127.3 million in the year ended December 31, 2014, an increase in loss of €45.7 million or 56.0%. This variation was:

•	mainly driven by the impairment of Technip’s stake in MHB for €68.0 million in 2014. No impairment loss was recorded in 2013; and

•	partly offset by the increase in net foreign exchange result, where the net foreign exchange gain amounted to €25.9 million in 2014, compared to a loss of €33.9 million in 2013.

Financial expenses amounted to €577.3 million in the year ended December 31, 2014 (2013: €425.9 million) and mainly included a foreign exchange loss of €377.0 million (2013: €312.9 million), interests on bond loans for €68.1 million (2013: €57.4 million), financial charges related to other borrowings and bank overdrafts for €32.1 million (2013: €24.1 million), financial expenses related to long-term employee benefit plans for €15.8 million (2013: €12.7 million) and the impairment of Technip’s MHB stakes of €68.0 million (2013: nil).

Financial income amounted to €450.0 million in the year ended December 31, 2014 (2013: €344.3 million) and included mainly a foreign exchange gain of €402.9 million (2013: €280.1 million), interests from treasury management for €37.8 million (2013: €48.1 million) (primarily proceeds from the disposal of marketable securities and interest on term deposits) and financial income related to long-term employee benefit plans for €7.7 million (2013: €5.6 million).

Income Tax Expense

Income tax expense decreased from €200.6 million in the year ended December 31, 2013 to €156.9 million in the year ended December 31, 2014, a decrease of €43.7 million or 21.8%. The decrease was primarily a result of lower taxable income in 2014 due to Technip’s overall lower profitability. Technip’s pre-tax earnings in the year the year ended December 31, 2014 amounted to €599.3 million. Technip’s effective tax rate in 2014 was 26.2% (2013: 26.0%), while the applicable French tax rate was 38% in 2014 (2013: 38%).

Net Income/(Loss)

Net income attributable to Technip stockholders decreased from €563.1 million in 2013 (6.4% of revenues) to €436.6 million in 2014 (4.3% of revenues), a decrease of €126.5 million or 22.5%. The decrease was primarily a result of Technip’s overall lower profitability in 2014.

Results of Operations of Technip by Segment

Technip’s management monitors results of operations in each of the business segments by reviewing revenue and the segment profitability measure of Operating Income/(Loss) from Recurring Activities and Operating Income/(Loss). As a result, the segment result does not include financial income and expenses (except financial result on contracts) or income tax expense (because of shared treasury and tax management). Adjustment items relate to the inclusion of Technip’s shares of incorporated entities linked to construction contracts in joint ventures and joint operations.

Revenues	Six months ended June 30, 2016 (Unaudited)	Six months ended June 30, 2015 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Subsea(1)	2,751.6	2,841.4	5,876.0	4,880.4	4,065.0
Onshore/Offshore(1)	2,823.4	3,140.3	6,332.7	5,844.1	5,220.1
Corporate	—	—	—	—	—
Adjustments(2)	(1,287.6)	(645.3)	(1,870.8)	(650.6)	(437.4)

Total Technip group	4,287.4	5,336.4	10,337.9	10,073.9	8,847.7

(1)	Segment revenue includes share of revenues from equity affiliates.
(2)	Adjustments consist of share of revenues from equity affiliates.

OIFRA after Income from Equity Affiliates (but before disposal of activities and non-current activities)	Six months ended June 30, 2016 (Unaudited)	Six months ended to June 30, 2015 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Subsea	381.5	415.5	851.1	635.1	575.0
Onshore/Offshore	143.2	(107.7)	33.9	276.2	351.4
Corporate	(28.4)	(39.0)	(82.6)	(86.7)	(91.9)
Adjustments	(28.9)	(4.1)	(1.8)	(24.4)	17.7

Total Technip group	467.4	264.7	800.6	800.2	852.2

Subsea

Revenues

Subsea revenues (including share of revenues from equity affiliates) increased from €4,880.4 million in the year ended December 31, 2014 to €5,876.0 million in the year ended December 31, 2015, an increase of €995.6 million or 20.4%. The strong increase was primarily a result of Technip’s activity in Africa, including important contracts such as Moho North (involving two developments related to a floating production unit and a tension-leg platform), Block 15/06, T.E.N. (involving, among other things, the engineering, fabrication and installation of risers, flowlines and spools) and Kaombo. Project activity in the North Sea also largely contributed to the increase in Subsea revenues, with projects such as Quad, Kraken and Åsgard. The volume of activity remained high in Asia Pacific, with the Wheatstone and Jangkrik projects, as well as in Brazil, with the contracts to supply high-technology flexible pipes for Iracema Sul and Sapinhoa Norte in the pre-salt fields.

Subsea revenues (including share of revenues from equity affiliates) increased from €4,065.0 million in the year ended December 31, 2013 to €4,880.4 million in the year ended December 31, 2014, an increase of €815.4 million or 20.1%. The significant increase was primarily a result of Technip being awarded important contracts such as Block 15/06 and Moho North in Africa, and Quad, Bøyla and Åsgard in Europe. Technip’s activity also grew in Asia Pacific, with the completion of the contract for Panyu. In addition, the Jalilah project in the United Arab Emirates contributed to the growth of activity in the Middle-East whereas Americas had stable revenues as compared to 2013.

OIFRA after Income/(Loss) of Equity Affiliates

Subsea OIFRA after income/(loss) of equity affiliates increased from €635.1 million in the year ended December 31, 2014 to €851.1 million in the year ended December 31, 2015, an increase of €216.0 million or 34.0%. The Subsea segment was the largest contributor to group OIFRA after income/(loss) of equity affiliates. In a challenging market environment, this performance reflected a high utilization of group assets (i.e., vessels and manufacturing plants) and strong project execution worldwide. Overall, Technip’s vessel utilization rate was 80% in 2015—the same as in 2014.

Subsea OIFRA after income/(loss) of equity affiliates increased from €575.0 million in the year ended December 31, 2013 to €635.1 million in the year ended December 31, 2014, an increase of €60.1 million or 10.5%. The Subsea segment was the largest contributor to group OIFRA after income/(loss) of equity affiliates. This performance reflected a high utilization of group assets (i.e., vessels and manufacturing plants) and strong project execution worldwide, despite there being difficult projects in the Gulf of Mexico. The Subsea segment’s performance was offset by the maintenance costs for some vessels, costs related to the fleet enhancement program, and the startup costs of the new flexible pipes plant in Açu. Overall, Technip’s vessel utilization rate was 80% in 2014, compared to 75% in 2013.

Onshore/Offshore

Revenues

Onshore/Offshore revenues (including share of revenues from equity affiliates) increased from €5,844.1 million in the year ended December 31, 2014 to €6,332.7 million in the year ended December 31, 2015, an increase of €488.6 million or 8.4%, primarily as a result of key milestones that were achieved in the yards for the SK 316 and Malikai projects in Malaysia and for the Prelude FLNG project in Korea, and progress that was made on the construction of the CPChem polyethylene plant in Texas.

Onshore/Offshore revenues (including share of revenues from equity affiliates ) increased from €5,220.1 million in the year ended December 31, 2013 to €5,844.1 million in the year ended December 31, 2014, an increase of €624.0 million or 12.0%. The increase in Onshore/Offshore revenues was mainly driven by execution of the Prelude FLNG project, for which modules installation began in 2014, and by the progress in construction of the Martin Linge and Dong Hejre platforms in the North Sea. Construction contracts for refineries located in Jubail (Saudi Arabia), Burgas (Bulgaria) and Algiers (Algeria) also largely contributed to the increase of Onshore/Offshore revenues in 2014.

OIFRA after Income/(Loss) of Equity Affiliates

Onshore/Offshore OIFRA after income/(loss) of equity affiliates decreased from €276.2 million in the year ended December 31, 2014 to €33.9 million in the year ended December 31, 2015, a decrease of €242.3 million or 87.7%. The Onshore/Offshore segment was subject to challenging market conditions. As a result, a €184.4 million one-off charge was booked in 2015; this was linked to the restructuring plan announced by Technip on July 6, 2015. As a result, the operating margin of the Onshore/Offshore segment strongly deteriorated, from 4.7% in 2014 to 0.5% in 2015.

Onshore/Offshore OIFRA after income/(loss) of equity affiliates decreased from €351.4 million in the year ended December 31, 2013 to €276.2 million in the year ended December 31, 2014, a decrease of €75.2 million or 21.4%. In 2013 and 2014, the Onshore/Offshore segment was subject to challenging market conditions and faced pressure to offer competitive contract prices. As a result, the operating margin of the Onshore/Offshore segment fell from 6.7% in 2013 to 4.7% in 2014.

Corporate

The Corporate segment recorded an operating loss of €86.7 million in the year ended December 31, 2014, which decreased by €4.1 million to a loss €82.6 million in the year ended December 31, 2015. The decrease was primarily as a result of cost-saving measures taken by Technip.

The Corporate segment recorded an operating loss of €91.9 million in the year ended December 31, 2013, which decreased by €5.2 million to a loss €86.7 million in the year ended December 31, 2014. The 5.7% decrease was primarily a result of cost-saving measures. In 2014, Technip’s operating loss reflected costs related to share purchase and share subscription options, and to grants of performance shares.

Liquidity and Capital Resources

Technip’s main capital needs arise from funding ongoing operations, capital expenditures and acquisitions. Such needs are met from cash flow from operations (including advances received), borrowings under bank facilities, private placements and offerings of convertible and, more recently, synthetic bonds. Technip believes that these capital resources will be sufficient to meet Technip’s liquidity needs for the foreseeable future.

Technip estimates that capital expenditures for the 2016 financial year will be approximately €220 million, based on the budget approved by the board of directors at 2015 year-end. Technip’s investments in 2016 are largely devoted to recurring items, such as the dry-dock and maintenance of Technip’s fleet, and also encompass the modernization of Technip’s flexible pipe manufacturing plant in Le Trait, France and the expansion of Technip’s spoolbase for rigid pipes in Theodore, Alabama. Capital expenditures amounted to €144.4 million for the six months ended June 30, 2015, compared to €61.8 million for the six months ended June 30, 2016. The decrease was primarily a result of Technip adapting to current market conditions. Capital expenditures amounted to €293.3 million in 2015 (out of a budget of €380.0 million), compared to €375.0 million in 2014, compared to €575.2 million in 2013. Capital expenditures in 2015 were reduced to adapt to current market conditions.

Technip’s “construction contracts” items include accumulated costs incurred on contracts, as well as the margin recognized on the basis of the contract percentage of completion, less payments received from clients, with the net balance appearing as an asset or a liability depending on whether the balance is a debit or a credit. The balance sheet line item Construction Contracts—Amounts in Assets decreased from €952.5 million as of June 30, 2015 to €647.8 million as of June 30, 2016. It increased from €383.2 million as of December 31, 2013 to €755.1 million as of December 31, 2014, then decreased to €637.6 million as of December 31, 2015.

The balance sheet line item Construction Contracts—Amounts in Liabilities decreased from €1,079.8 million as of June 30, 2015 to €815.9 million as of June 30, 2016. It decreased from €1,499.1 million as of December 31, 2013 to €1,256.1 million as of December 31, 2014, and further decreased to €908.4 million as of December 31, 2015. These items are summarized in the table below:

	Six months ended June 30, 2016 (Unaudited)	Six months ended June 30, 2015 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
	(in millions of Euros)
Construction Contracts – Amounts in Assets	647.8	952.5	637.6	755.1	383.2
Construction Contracts – Amounts in Liabilities	(815.9)	(1,079.8)	(908.4)	(1,256.1)	(1,499.1)
Total Net Construction Contracts	(168.1)	(127.3)	(270.8)	(501.0)	(1,115.9)
Costs and Margins Recognized at the Percentage of Completion	15,556.8	14,255.6	14,698.6	12,289.1	9,177.3
Payments Received from Clients	(15,648.8)	(14,316.0)	(14,885.9)	(12,657.6)	(10,121.2)
Accruals for Losses at Completion	(76.1)	(66.9)	(83.5)	(132.5)	(172.0)

Advances received and deferred income on contracts recorded in accordance with IAS 18 and not identified as construction contracts are recognized under the Other Current Liabilities line item. Advances received amounted to €850.8 million as of June 30, 2015, compared to €1,051.4 million as of June 30, 2016. Advances received amounted to €907.4 million as of December 31, 2015, compared to €857.8 million as of December 31, 2014 and €576.2 million as of December 31, 2013.

Technip’s cash and cash equivalents position increased from €2,499.7 million as of June 30, 2015 to €2,808.3 million as of June 30, 2016. Technip’s cash and cash equivalents position increased from €2,685.6 million as of December 31, 2014 to €2,919.1 million as of December 31, 2015. The increase over time was primarily a result of a significant growth in net cash generated from operating activities related to projects, supported by a strong profitability in Subsea segment and an overall reduction in capital expenditures. The decrease in Technip’s cash and cash equivalents position from €2,989.1 million as of December 31, 2013 to €2,685.6 million as of December 31, 2014 was primarily due to higher working capital requirements on projects, reflecting Technip’s overall progress achieved on main contracts.

Technip’s inventories as of June 30, 2015 amounted to €377.7 million, compared to €408.6 million as of June 30, 2016. Technip’s inventories as of December 31, 2015 amounted to €431.3 million, compared to €355.7 million and €274.8 million as of December 31, 2014 and 2013, respectively. Inventories reflect principally the flexible piping and other manufacturing activities of Technip’s Subsea segment.

Equity attributable to the Technip as of June 30, 2016, before distribution of dividends related to the profit for the year, was €4.7 billion, compared to €4.3 billion as of June 30, 2015. Equity attributable to the Technip as of December 31, 2015, before distribution of dividends related to the profit for the year, was €4.5 billion, compared to €4.4 billion and €4.2 billion as of December 31, 2014 and 2013, respectively. Technip’s management believes that stockholders’ equity in total is adequate to finance Technip’s fixed assets and provides a sound financial basis for the Technip.

Technip’s total current and non-current provisions amounted to €738.1 million as of June 30, 2016, compared to €795.0 million as of June 30, 2015. Technip’s total current and non-current provisions amounted to €675.7 million as of December 31, 2015, compared to €557.9 million and €476.4 million as of December 31, 2014 and 2013, respectively, and provide coverage for certain contingencies related to contracts, pensions and other long-term employee benefits, risks associated with litigation, restructuring and general business risks.

Cash Flows

	Six months ended June 30, 2016 (Unaudited)	Six months ended June 30, 2015 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
	(in millions of Euros)
Cash from operating activities	382.5	57.7	631.0	125.0	1,141.2
Cash provided (used) by investing activities	(133.0)	(177.3)	(301.8)	(384.6)	(504.1)
Cash provided (used) by financing activities	(361.9)	(175.2)	(113.8)	(159.4)	300.7
Effect of exchange rate changes on cash and cash equivalents	1.6	109.5	18.9	117.0	(130.1)

Increase (decrease) in cash and cash equivalents	(110.8)	(185.3)	234.3	(302.0)	807.7

Cash from Operating Activities

•	Net Cash Generated from Operating Activities. Net cash generated from operating activities significantly increased from €57.7 million in the six months ended June 30, 2015 to €382.5 million in the six months ended June 30, 2016. The €324.8 million increase was principally due to a higher net income of €237.4 million in the six months ended June 30, 2016, compared to a net loss of €216.2 million in the six months ended June 30, 2015, which increase was mainly driven by the impact of the restructuring plan announced on July 6, 2015.

Net cash generated from operating activities increased from €125.0 million in the year ended December 31, 2014 to €631.0 million in the year ended December 31, 2015. The €506.0 million increase was principally due to a decrease in working capital needs, which reflected Technip’s progress in its main projects and the strong profitability within the Subsea segment.

Net cash generated from operating activities decreased from €1,141.2 million in the year ended December 31, 2013 to €125.0 million in the year ended December 31, 2014. This decrease was primarily due Technip’s higher working capital requirements on projects. Technip’s change in working capital needs amounted to positive €153.0 million in 2015, compared to negative €597.3 million in 2014 and positive €282.7 million in 2013.

Cash Generated from/(Used in) Investing Activities

•	Net Cash Used in Investing Activities. In the six months ended June 30, 2016, net cash used in investing activities amounted to €133.0 million, compared to €177.3 million in the six months ended June 30, 2015. The decrease between the first six months ended June 30, 2016 and June 30, 2015 was primarily driven by lowered capital expenditures. In the six months ended June 30, 2015, capital expenditures related to property, plant and equipment, as well as intangible assets, amounted to €144.4 million, compared to €61.8 million in the six months ended June 30, 2016. This reduction reflects the capital expenditures discipline that Technip has practiced as part of its strategy.

Net cash used in investing activities amounted to €301.8 million in the year ended December 31, 2015, compared to €384.6 million in the year ended December 31, 2014 and €504.1 million in the year ended December 31, 2013. The decrease between 2013 and 2015 was primarily driven by reduced capital expenditures. In the year ended December 31, 2015, capital expenditures related to property, plant and equipment and intangible assets amounted to €293.3 million (out of a budget of €380.0 million), compared to €375.0 million in the year ended December 31, 2014 and €575.2 million in the year ended December 31, 2013. This reduction reflects the capital expenditure discipline that Technip has implemented as part of its strategy.

•	Proceeds from Sales of Assets. In the six months ended June 30, 2015, proceeds from sales of assets only amounted to €1.9 million, compared to €9.4 million in the six months ended June 30, 2016. The €7.4 million increase was mainly driven by Technip’s disposal of real estate in Carlyss, Louisiana. This increase also reflects more generally Technip’s streamlining of its activities as part of the cost-reduction and restructuring plan announced in July 2015, which in turn generated a higher number disposals of assets and activities.

In the year ended December 31, 2015, proceeds from sales of assets amounted to €24.5 million, compared to €85.9 million in the year ended December 31, 2014 and €79.3 million in the year ended December 31, 2013, as Technip’s fleet rationalization was mainly done in 2013 and 2014. In the year ended December 31, 2015, proceeds from the disposal of tangible and intangible assets amounted to €23.3 million, principally stemming from the disposal of ROV equipment and vessels. This increase was primarily a result of the streamlining of activities as part of the cost-reduction and restructuring plan announced in July 2015, which plan generated a higher number of disposals of assets and activities. The increase over the year 2014 of the proceeds from sales of assets was essentially due to the fact that in 2013, no significant disposals of financial assets occurred, whereas in 2014, Technip TPS, a fully-owned French subsidiary, and Technip’s 75% investment share in Seamec were disposed of.

•	Acquisition Costs of Consolidated Companies. The acquisition costs of consolidated companies (net of cash acquired) decreased from €32.4 million in the six months ended June 30, 2015 to nil in the six months ended June 30, 2016, mainly due to Technip’s May 29, 2015 acquisition from DOF Subsea SA of the remaining 50% of shares of Doftech DA that Technip did not already own. No acquisition of consolidated companies occurred during the six months ended June 30, 2016.

The acquisition costs of consolidated companies (net of cash acquired) decreased from €58.8 million in the year ended December 31, 2014 (which reflected the acquisition cost for Zimmer Technologies and, to a lesser extent, acquisition costs for Kanfa AS and Inocean AS) to €30.7 million in the year ended December 31, 2015. The €28.1 million decrease was mainly due to the increase in Technip’s ownership in Technip Doftech DA. The acquisition costs of consolidated companies (net of cash acquired), increased by €50.6 million from €8.2 million in the year ended December 31, 2013 to €58.8 million in the year ended December 31, 2014. In 2013, the acquisition costs exclusively related to Technip’s acquisition of Ingenium AS.

Cash Generated from/(Used in) Financing Activities

•	Net Cash Used in Financing Activities. In the six months ended June 30, 2016, net cash used in financing activities amounted to €361.9 million, compared to €175.2 million in the six months ended June 30, 2015. In 2015, net cash used in financing activities amounted to €113.8 million, compared to €159.4 million in 2014 and €300.7 million in 2013.

•	Net Decrease in Financial Debts. The net decrease in financial debts of €261.8 million in the six months ended June 30, 2016, compared to a net decrease in financial debts of €107.6 million in the six months ended June 30, 2015 was primarily driven by the Technip’s reimbursement of the 2010-2016 convertible bond on January 4, 2016, which was partly offset by Technip’s placement of a €375 million convertible bond on January 20, 2016 and a “tap” issue for a principal amount of €75 million on March 3, 2016. In the six months ended June 30, 2015, the net decrease in financial debts was mainly the result of a decrease in commercial papers by €93 million over the period.

The net decrease in financial debts by €113.4 million in the year ended December 31, 2015 compared to a net increase in financial debts by €80 million in the year ended December 31, 2014 was primarily driven by the repayment in 2015 of credit facilities on behalf of Banco Nacional de Desenvolvimento Econõmico e Social (“BNDES”) entered into by Technip’s Brazilian subsidiary, Flexibras Tubos Flexiveis, totaling BRL 200.0 million and other decreases in credit facilities granted to equity affiliates in 2015, which were slightly offset by the use of BRL 81.0 million of credit facilities on behalf of BNDES for financing the Açuflex plant, additional commercial paper for €44.0 million and other credit facilities. The significant net increase in financial debts by €501.1 million in the year ended December 31, 2013 compared to €80 million in the year ended December 31, 2014 was principally the result of three private placements issued in 2013 for a total amount of €355 million and other increases in loans granted to Brazilian companies.

•	Dividends. Dividends paid during the first six months ended June 30, 2016 amounted to €100.8 million, compared to €88.9 million during the first six months ended June 30, 2015. At Technip’s annual general meeting held on April 28, 2016, Technip’s stockholders approved the proposed €2.00 per share dividend for the 2015 financial year and decided to offer stockholders an option to receive the dividend payment in shares. For the purpose of the payment of the dividend in shares, 3,168,156 new shares were then issued for a total amount of €135.8 million. The dividend paid in cash in 2016 for the year ended December 31, 2015, amounted to €100.8 million. In 2015, the dividend paid for the year ended December 31, 2014, amounted to €88.9 million (and remained stable at €2.00 per share).

Dividends paid in the year ended December 31, 2015 amounted to €88.9 million, compared to €206.5 million in the year ended December 31, 2014 and €186.0 million in the year ended

December 31, 2013. At Technip’s annual general meeting held on April 23, 2015, Technip’s stockholders approved the proposed €2.00 per share dividend for the 2014 financial year and decided to offer stockholders an option to receive the dividend payment in shares. For the purpose of the payment of the dividend in shares, 2,591,918 new shares were then issued for a total amount of €136.9 million. The dividend paid in cash for the year ended December 31, 2014, amounted to €88.9 million. In 2014, the dividend paid for the year ended December 31, 2013, amounted to €206.5 million (i.e., €1.85 per share).

In the year ended December 31, 2015, dividends paid to minority interests amounted to €5.8 million compared to €2.8 million in the year ended December 31, 2014 and nil in the year ended December 31, 2013.

•	Capital Increase. In the six months ended June 30, 2015, capital increase amounted to €21.3 million compared to €0.7 million in the six months ended June 30, 2016. The €20.6 million decrease was primarily a result of a lower number of share subscription options that were exercised following Technip’s decreasing share price.

In the year ended December 31, 2015, capital increase amounted to €94.3 million as a result of the exercise of share subscription options for €21.3 million and capital increase reserved for employees for €73.0 million. In years ended December 31, 2014 and 2013, capital increase amounted to €11.7 million and €25.6 million, respectively; the decrease was primarily driven by the exercise of share subscription options. The amount cashed out for purchasing treasury shares for employees was not material in the year ended December 31, 2015. In the years ended December 31, 2014 and 2013, cash used for share buy-backs amounted to €41.8 million and €40 million, respectively. During that time, Technip continued its purchases of its own shares under the 18-month program approved by the stockholders’ general meetings held on April 26, 2012, on April 25, 2013 and April 24, 2014.

Debt Position

Technip has limited financial debt (€2.3 billion as of June 30, 2016, €2.6 billion, €2.6 billion and €2.4 billion as of December 31, 2015, 2014 and 2013, respectively). As of June 30, 2016, Technip’s short-term debt of €748 million comprised the following:

•	commercial paper: €200 million, with an average maturity of less than three months;

•	bank borrowings: €29.4 million;

•	accrued interests on notes: €29.3 million; and

•	short-term portions of long-term debts: €489.3 million.

Convertible and Synthetic Bonds

•	2016. On January 20, 2016, Technip issued a €375 million convertible bond, followed by a tap issuance on March 3, 2016 of €75 million. These issues of non-dilutive cash that settled convertible bonds linked to Technip Shares were backed up simultaneously by the purchase of cash-settled equity call options to hedge Technip’s economic exposure to the potential exercise of the conversion right embedded in the bonds. These bonds mature in January 2021 and will bear an annual coupon rate of 0.875%. Technip intends to use the net proceeds of these bond issuances for general corporate purposes and to finance the purchase of the call options.

•	2012. On January 11, 2012, following Technip’s acquisition of Global Industries, Ltd., Global Industries, Ltd. redeemed a principal amount corresponding to 99.3% of the convertible debenture to bondholders. This bond came with an annual interest rate of 2.75% and a maturity date of August 1, 2027. As of June 30, 2016, the outstanding amount of principal was €2.1 million.

•	2011. On December 15, 2011, Technip issued approximately €497.6 million of 0.25% bonds that are convertible into and/or exchangeable for new or existing shares, which Technip refers to as “OCEANE” bonds. The bonds will be redeemed at par on January 1, 2017 except in the event of early conversion, exchange or redemption.

•	2010. On November 17, 2010, Technip issued approximately €550 million of 0.50% OCEANE bonds convertible into and/or exchangeable for new or existing shares. The bonds were redeemed at maturity on January 4, 2016.

Private Placements

Technip made the following private placements:

•	In October 2013, Technip issued an aggregate amount of €355 million of long-term notes: €100 million of 20-year 3.75% fixed-rate notes, €130 million of 10-year 3.15% fixed rate notes and €125 million of 10-year 3.15% fixed-rate notes.

•	In June 2012, Technip issued an aggregate amount of €325 million of long-term notes: €150 million of 10-year 3.4% fixed-rate notes, €75 million of 15-year 4.0% fixed-rate notes and €100 million of 20-year 4.0% fixed-rate notes; and

•	In July 2010, Technip issued €200 million of ten-year 5% fixed-rate notes.

Credit Facilities

On July 21, 2011, Technip entered into a €1 billion revolving credit agreement, which was amended and extended on July 30, 2014. The five-year facility agreement has two extension options, subject to the lenders’ approval. Following the exercise of these options in July 2015 and July 2016, the credit facility matures on July 30, 2021. As of the date of this proxy statement/prospectus, the facility was unused.

In 2014, four separate credit facilities totaling €340 million replaced and cancelled existing facilities before their respective expiry dates. The four facility agreements each have two one-year extension options. Following the exercise of these options, two €80 million facilities mature on May 16, 2019, an €80 million facility matures on June 10, 2019 and a €100 million facility matures on May 16, 2021. As of the date of this proxy statement/prospectus, all four facilities were unused.

As of June 30, 2016, Technip had unused credit lines for an aggregate amount of €1,345.8 million, including €5.8 million of credit facilities granted to various Technip subsidiaries. Of the €1,345.8 million, €1,340.0 million is available beyond December 31, 2016. As of June 30, 2016, Technip’s bank borrowing amounted to €312.1 million. This amount mainly consisted of amounts drawn from loans granted to one of the Brazilian subsidiaries for the purpose of pre-financing export and refinancing investments.

Commercial Paper

As of June 30, 2016, the outstanding amount of commercial paper amounted to €200 million, out of a maximum authorized amount of €1 billion.

Contractual Obligations

A review of Technip’s debt and equity should consider contractual obligations and commitments both reflected directly on Technip’s balance sheet and those that are not. These amounts, together with Technip’s balance sheet debt (interest included), are summarized as of December 31, 2015, in the table below:

Contractual Obligations	Total as of December 31, 2015	Maturity 2016	Maturity 2017-2018	Maturity 2019-2020	Thereafter
	(in millions of Euros)
Short-term debt	937.1	937.1	—	—	—
Long-term debt	1,626.0	—	674.1	244.4	707.5
Operating leases	1,748.5	294.1	525.8	378.0	550.6
Capital leases	—	—	—	—	—
Pension obligations	200.5	—	52.6	22.6	125.3
Total contractual obligations	4,512.1	1,231.2	1,252.5	645.0	1,383.4

Estimated interest payments related to outstanding debts and other long-term liabilities amounts to €68.4 million in 2016, €111.4 million for the 2017 to 2018 period, €76.7 million for the 2019 to 2020 period and €155.0 million thereafter.

Off-Balance Sheet Financing Arrangements

In addition to the above-referenced contractual obligations, Technip has additional contractual commitments and other commitments that are not necessarily reflected in Technip’s consolidated balance sheet. Such commitments are summarized in the table below as of December 31, 2015.

	Total as of December 31, 2015	Maturity 2016	2017-2018	2019-2020	Thereafter
	(in millions of Euros)
Parent company guarantees	72,759.1	29,453.8	7,123.8	8,261.1	27,920.4
Others commitments given	4,906.0	610.7	2,346.8	1,270.2	678.3
Total commitments given	77,665.1	30,064.5	9,470.6	9,531.3	28,598.7
Total commitments received	730.4	314.5	195.7	209.2	11.0

Guarantees Related to Operating Activities

Commitments relate mainly to guarantees or counter-guarantees given by banks and insurance companies to various customers in connection with ongoing contracts in order to secure due and proper performance of the contracts or following the payment of retention guarantees and advance billings (€4,906.0 million as of December 31, 2015).

Parent Company Guarantees to Clients

Parent company guarantees given by Technip or its affiliates to clients cover the due and proper performance of the specified construction contracts. The average period of commitment guarantees is approximately five years. The parent company guarantees given by Technip totaled €72,759.1 million as of December 31, 2015; this amount includes the portions of contracts allocated to Technip’s joint arrangement partners, which portions are neither decreased according to project percentage of completion, nor reduced by the amount of parent company guarantees received from Technip’s partners in these joint arrangements (i.e., the same partners for which Technip issues parent company guarantees).

Critical Accounting Policies

Certain of Technip’s accounting policies are particularly important to understanding Technip’s financial position and results of operations. Because the application of these policies requires the exercise of significant judgment by Technip, such application is subject to an inherent degree of uncertainty. Accordingly, Technip’s critical accounting policies require significant judgment by Technip and affect estimates used in the preparation of Technip’s consolidated financial statements. Technip’s significant accounting policies are more fully described in Note 1 (Accounting Principles) to Technip’s consolidated financial statements, which are included in this proxy statement/prospectus.

Recently Issued Accounting Pronouncements

The consolidated financial statements of Technip for financial years 2015 and 2014 were prepared in accordance with IFRS as issued by the IASB and as adopted by the European Union.

Technip’s financial statements do not include the impact of standards, the application of which is mandatory from certain future financial years:

•	IFRS 9 (Financial Instruments). On July 24, 2014, the IASB released the final version of the IFRS 9 with respect to financial instruments, which will be applicable as of January 1, 2018. Aiming at replacing IAS 39 (Financial Instruments: Recognition and Measurement), IFRS 9 includes requirements for recognition and measurement, impairment, derecognition and general hedge accounting.

•	IFRS 15 (Revenue from Contracts with Customers). Applicable from January 1, 2018, this new standard sets general accounting principles relating to revenue recognition. IFRS 15 supersedes the current standards on revenue recognition, particularly IAS 18 (Revenue), IAS 11 (Construction Contracts) and the corresponding interpretations, IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31.

•	IFRS 16 (Leases). Released on January 13, 2016, the new standard IFRS 16 on lease accounting will be mandatorily applicable for the financial years starting January 1, 2019 and will supersede the current IAS 17 and its related interpretations.

Technip is currently assessing the potential impact of these latest standards on its consolidated financial statements. These standards have not yet been adopted by the European Union.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the risks inherent in Technip’s operations, Technip is exposed to a variety of financial risks, such as market risk (including foreign currency exchange, cash flow and fair value interest rate risk), credit risk and liquidity risk, and further information can be found in Note 32 (Market Related Exposure) to Technip’s consolidated financial statements, which are included in this proxy statement/prospectus.

THE MERGERS

This section of the document describes material aspects of the Mergers. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A-1 and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the Business Combination Agreement and the other documents referred to for a more complete understanding of the Mergers. This section is not intended to provide you with any factual information about FMCTI or Technip. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings FMCTI makes with the SEC, as described in the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

The Mergers

As discussed throughout this proxy statement/prospectus, FMCTI is asking its stockholders to adopt the Business Combination Agreement, pursuant to which Technip and FMCTI will enter into a business combination and operate under Topco, a new holding company incorporated under the laws of England and Wales. Subject to the terms and conditions of the Business Combination Agreement, this business combination will be effected in two steps:

(i)	Technip will merge with and into Topco in a cross-border merger within the meaning of the E.U. Cross-Border Merger Directive, pursuant to which, following the Technip Merger Effective Time, the independent existence of Technip will cease, with Topco surviving as the continuing entity, and pursuant to which each issued and outstanding Technip Share, other than Technip Excluded Shares, will be exchanged for 2.00 Topco Shares; and

(ii)	immediately following the Technip Merger Effective Time, Merger Sub, which will be a Delaware corporation and wholly owned indirect subsidiary of Topco, will be merged with and into FMCTI, with FMCTI surviving as a wholly owned indirect subsidiary of Topco, pursuant to which each issued and outstanding FMCTI Share, other than FMCTI Excluded Shares, will be exchanged for 1.00 Topco Share.

Topco will apply to list the Topco Shares to be issued in the Mergers on the NYSE and Euronext Paris. Based on the respective capitalizations of Technip and FMCTI as of the date the parties entered into the MOU, immediately following consummation of the Mergers, it is expected that former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis.

Background of the Mergers

During the first quarter of 2015, John T. Gremp, FMCTI’s Chief Executive Officer, and Doug Pferdehirt, FMCTI’s President and Chief Operating Officer, building on discussions that dated back to May 2014, engaged in conversations with Thierry Pilenko, Technip’s Chief Executive Officer, with respect to the creation of an alliance between Technip and FMCTI in the Subsea business area. Mr. Gremp, Mr. Pferdehirt and Mr. Pilenko all agreed that customers would want, and would benefit from, such an alliance, as it would provide cost synergies and an integrated offering for Subsea projects. These conversations ultimately led to the formation of the Forsys Subsea joint venture between Technip and FMCTI on June 1, 2015.

On July 24, 2015, at a regular meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management, the Board reviewed FMCTI’s long-term strategy and competitive landscape in light of changing and deteriorating market conditions. The Board directed FMCTI senior management to review the potential impact of changing market conditions and expected investor reactions and provide an update on operational and strategic opportunities available to FMCTI at the FMCTI board of directors’ regularly scheduled October meeting.

On July 27, 2015, Technip’s strategic committee reviewed the competitive landscape in the industries in which Technip operates, the Forsys Subsea alliance with FMCTI and the strategic options available to Technip. Technip’s management noted its intention to reinforce its current leadership positions while accelerating its strategic thinking on potential exposure to connected/adjacent businesses, such as equipment manufacturing and adjusted technologies. On July 28, 2015, at a meeting of the Technip board of directors that was attended by certain members of Technip’s senior management and representatives of Technip’s auditors, Technip’s strategic committee summarized the July 27, 2015 discussions.

In August 2015, given the early success of Forsys Subsea, Mr. Pilenko and Mr. Pferdehirt began to discuss long-term strategy for Forsys Subsea and the potential for broader cooperation between Technip and FMCTI in light of the evolution of the industry.

Also in August 2015, in connection with the review requested by FMCTI’s board, FMCTI contacted Evercore to provide advice regarding changing and deteriorating market conditions, potential investor reactions and Evercore’s view on strategic opportunities available to FMCTI. FMCTI and Evercore subsequently entered into an engagement letter pursuant to which Evercore has provided strategic shareholder relationship advisory services for a customary annual retainer.

On September 7, 2015, at a meeting of the Technip board of directors that was attended by certain members of Technip’s senior management, Mr. Pilenko made a presentation to the Technip directors on the company’s competitive landscape, discussing particularly fluctuating market conditions. The Technip directors noted the evolution of the industry and were supportive of Mr. Pilenko continuing to explore opportunities consistent with the strategic direction of Technip.

On October 2, 2015, at a regular meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial advisor, the FMCTI directors reviewed FMCTI’s growth strategy across a range of operational and strategic opportunities. The FMCTI directors also reviewed the initial market reaction to Forsys Subsea. Focusing on the success of Forsys Subsea, Mr. Pferdehirt reviewed the strategic rationale of a potential business combination with Technip. The FMCTI board authorized Mr. Gremp and Mr. Pferdehirt to engage in preliminary discussions with Mr. Pilenko regarding a potential transaction. C. Maury Devine, an FMCTI director at the time who was also a Technip director, recused herself from the portion of the meeting discussing the potential business combination with Technip and all subsequent FMCTI board discussions concerning a potential business combination with Technip.

On October 14, 2015, Mr. Gremp and Mr. Pferdehirt met with Mr. Pilenko in Houston to review the status of Forsys Subsea. At this meeting, the parties discussed the benefits of the existing Forsys Subsea alliance and Mr. Gremp suggested that a business combination of FMCTI and Technip would expand and build on the success of the existing alliance. Following this meeting, on October 15, 2015, Mr. Gremp and Mr. Pilenko spoke by phone, and on October 16, 2015, Mr. Pferdehirt and Mr. Pilenko spoke by phone, to continue the discussions.

After the mid-October meetings and discussions with Mr. Pilenko and throughout the process, Mr. Gremp and Mr. Pferdehirt frequently updated Mr. Cazalot, FMCTI’s lead independent director, and other board members on the status of the discussions between FMCTI and Technip.

On October 15, 2015, FMCTI engaged Latham & Watkins LLP as outside counsel to advise FMCTI on a potential business combination with Technip.

On October 15, 2015, and October 30, 2015, respectively, Technip retained Rothschild and Goldman Sachs as financial advisors to advise Technip on a potential business combination with FMCTI.

On November 1, 2015 Mr. Pferdehirt and Mr. Pilenko spoke by phone to continue the preliminary discussions regarding a potential business combination between FMCTI and Technip.

On November 3, 2015, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial and legal advisors, Mr. Gremp and Mr. Pferdehirt reviewed recent discussions with Technip concerning a potential business combination and Mr. Pferdehirt reviewed the potential transaction with the FMCTI board of directors. Evercore reviewed with the Board its preliminary financial analysis regarding the potential strategic combination based upon publicly available financial information, including consensus estimates, and FMCTI’s outside counsel reviewed with the Board its fiduciary duties under applicable law in the context of a potential transaction. The FMCTI board of directors engaged in a discussion regarding a potential strategic combination with Technip, including various legal transaction structures available for a transaction with Technip. The FMCTI board of directors directed FMCTI senior management to continue discussions with Technip’s senior management and representatives of FMCTI’s financial and legal advisors to continue FMCTI’s evaluation of a potential business combination.

On November 4, 2015, Mr. Pilenko and Julian Waldron, Technip’s Chief Financial Officer, met with Mr. Gremp and Mr. Pferdehirt in London to continue discussions regarding a potential business combination, including board and senior management governance considerations for the potential combined company and the essential elements to secure the support of the various French constituencies for the transaction.

On November 5, 2015 and November 16, 2015, respectively, Technip engaged Davis Polk & Wardwell LLP and Darrois Villey Maillot Brochier (A.A.R.P.I.) as outside counsel to advise Technip on a potential business combination with FMCTI.

On November 6, 2015, members of FMCTI and Technip senior management spoke by phone regarding the process for further evaluating a potential business combination of the two companies, including workstreams that would be necessary to permit the parties to further analyze and then negotiate the potential transaction.

On November 7, 2015, at a meeting of the Technip board of directors attended by certain members of Technip senior management, Mr. Pilenko reviewed recent discussions with FMCTI concerning a potential business combination and also proposed the formation of an ad hoc committee consisting of five members of Technip’s board of directors in connection with potential further discussions and negotiations with FMCTI. The formation of the ad hoc committee, composed of Joseph Rinaldi, who was its chairman, Pascal Colombani, Alexandra Bech Gjorv, Gerard Hauser and John O’Leary, was approved by the Technip board at this meeting. Ms. Devine, a Technip director who was also an FMCTI director, recused herself from the deliberations and all subsequent Technip board discussions concerning a potential business combination with FMCTI.

On November 11, 2015, Technip and FMCTI signed a non-disclosure agreement relating to discussions concerning a potential business combination of the two companies. The non-disclosure agreement contained customary standstill and employee non-solicitation provisions.

From November 11, 2015 to November 13, 2015, representatives of Technip and FMCTI and representatives of certain of their respective financial and legal advisors held initial discussions concerning a potential transaction in Paris. At these meetings, the parties discussed the structure and other aspects of a potential transaction, including tax, employee and regulatory matters, and agreed on the workstreams that would be necessary to permit the parties to fully analyze and then negotiate the potential transaction. At the conclusion of the meetings, the parties agreed to work together on these workstreams over the following weeks before meeting again in December to engage in more detailed discussions.

Over the next three weeks, the parties and their financial advisors and outside counsel engaged in a series of discussions and correspondence concerning the various workstreams, including the structure and timeline for a potential transaction, the scope of due diligence and regulatory, tax and capital markets matters. During this time, the companies and, at the direction of the companies, their financial advisors exchanged high-level non-confidential information regarding the companies’ respective then-current capitalization and indebtedness.

On November 18, 2015, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial and legal advisors, FMCTI senior management reviewed recent discussions with Technip concerning a potential business combination and Evercore reviewed with the board its updated preliminary financial analyses concerning the potential strategic combination based upon financial information supplied by FMCTI senior management and publicly available information concerning Technip, as adjusted by FMCTI senior management. Mr. Pferdehirt outlined a proposal to be made to Technip for the board’s consideration. Under the proposal, FMCTI and Technip would combine in or under a new UK holding company trading on both the NYSE and Euronext Paris, the combined company’s board would consist of a majority of directors designated by FMCTI with the remaining directors designated by Technip and Mr. Pferdehirt would be the Chief Executive Officer of the combined company. The proposal contemplated Technip stockholders receiving a premium for their shares relative to an “at-market” transaction. The proposal also provided that the combined company would make commitments concerning ongoing operations and investments in France, including that the integrated R&D headquarters for the combined company would be in France. The FMCTI directors then engaged in a discussion concerning the proposal outlined by Mr. Pferdehirt. After the discussion, the FMCTI board authorized FMCTI senior management to make the proposal described above and in the following paragraph. Peter Oosterveer, who serves as Chief Operating Officer for a competitor of Technip, recused himself from this meeting and all subsequent FMCTI board discussion concerning a potential business combination with Technip.

On November 19, 2015, Mr. Pilenko met with Mr. Gremp and Mr. Pferdehirt in Houston. Mr. Gremp and Mr. Pferdehirt made the proposal approved by FMCTI’s board to Mr. Pilenko, including proposing that Technip stockholders receive a 10% premium based on then current trading prices. They discussed the proposal and Mr. Pilenko expressed his initial support for certain terms of the proposal, including the transaction structure and listing locations, but noted concerns with other aspects of the proposal, including the premium to be paid to Technip stockholders, that the proposal was not sufficiently balanced between the companies from a governance perspective, and that it might not include commitments concerning ongoing operations and investments in France adequate to ensure the support of the French government and Technip’s works councils. That following weekend during an industry meeting, Mr. Pilenko met briefly with Mr. Pferdehirt and informed him that Technip’s board had formed an ad hoc committee to consider the transaction.

On November 23, 2015, Mr. Pilenko updated the ad hoc committee of the Technip board of directors on the status of discussions with FMCTI and the proposed transaction terms, and the ad hoc committee discussed and considered potential alternative transactions.

On November 27, 2015, FMCTI’s outside counsel provided an initial draft of the Business Combination Agreement to Technip’s outside counsel, reflecting the transaction structure proposed by FMCTI on November 19, 2015.

On December 3, 2015, at a meeting of the Technip board attended by certain members of Technip’s senior management and representatives of Technip’s financial advisors, Mr. Pilenko reviewed with the Technip directors the strategic rationale for a business combination between Technip and FMCTI and provided a general update on the status of the discussions between the companies. Mr. Waldron also provided for the directors an overview of the financial profiles of Technip and FMCTI, preliminary valuation benchmarks, relative value considerations that might impact the exchange ratios and estimated synergies that the combined company could be expected to realize. The directors then began a discussion of the potential terms of a transaction between the companies that they would support and authorized Technip senior management to engage in further discussions with FMCTI.

On December 4, 2015, Mr. Pilenko and Mr. Pferdehirt spoke by phone regarding the process for continuing the evaluation of a potential business combination, including the expected board process at both companies.

Later on December 4, 2015, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s legal advisors, Mr. Gremp and

Mr. Pferdehirt reviewed recent discussions with Technip concerning a potential business combination in response to the proposal made by FMCTI. Ms. Ralston, FMCTI’s Senior Vice President, General Counsel and Secretary, reviewed with the board the proposed engagement letter with Evercore regarding Evercore’s advice on a potential business combination with Technip. The Board approved Evercore’s engagement and an engagement letter was subsequently entered into by FMCTI and Evercore. Ms. Mannen, FMCTI’s Executive Vice President and Chief Financial Officer, also noted that FMCTI senior management had preliminary discussions with SG Americas Securities, LLC (“Société Genéralé”) to serve as an additional advisor to FMCTI focusing on French constituency matters. FMCTI’s outside counsel then reviewed the key terms of the draft Business Combination Agreement prepared in connection with the potential transaction and the related MOU. The FMCTI directors then engaged in a discussion concerning the transaction and potential revised terms of a transaction between the companies that they would support based on the feedback received from Technip regarding FMCTI’s proposal. The FMCTI board authorized FMCTI senior management to engage in further discussions with Technip and requested that FMCTI senior management present additional information regarding the strategic rationale for the transaction at a subsequent meeting.

On December 8 and December 9, 2015, at a meeting of the Technip board of directors attended by certain members of Technip senior management and representatives of certain of Technip’s financial and legal advisors, representatives of Technip’s financial advisors reviewed their preliminary financial analyses of Technip, as well as valuation benchmarks for FMCTI based on publicly available information, including consensus estimates. Technip management then provided an update on the discussions between the companies concerning a potential business combination. The Technip directors engaged in a discussion concerning the transaction and potential alternative transaction terms. The Technip directors noted the strategic benefits of the transaction and authorized management to engage in further discussions, including by proposing that Mr. Pilenko serve as Executive Chairman of the combined company, that Technip have the right to designate one half of the initial combined company’s board and that Technip stockholders receive approximately half of the initial shares of the combined company. Technip’s management was then authorized to exchange business plans with FMCTI.

Later on December 9, 2015, various news outlets reported that Technip and FMCTI were in advanced discussions concerning a potential business combination. After these news reports surfaced, representatives of Technip and FMCTI discussed and corresponded about the news reports and Mr. Pilenko and Mr. Pferdehirt spoke by phone and agreed that the parties were not in a position to resolve certain threshold issues regarding the terms for a potential business combination in the near-term. Following this discussion, Technip and FMCTI decided not to exchange business plans and to terminate discussions. On December 10, 2015, in response to articles with respect to possible strategic transactions involving Technip, Technip issued a press release stating that there were no ongoing discussions with respect to such transactions.

During December of 2015 and January, February and March of 2016, senior executives of Technip and FMCTI, including Mr. Pilenko, Mr. Gremp and Mr. Pferdehirt, had conversations and meetings from time to time in connection with the Forsys Subsea joint venture. During these conversations and meetings, the parties acknowledged that the strategic rationale for a business combination between the two companies remained compelling, discussed the various challenges facing the transaction and acknowledged that engagement regarding a potential transaction was not appropriate at the time given the differences in positions on certain threshold issues, including economic and governance terms. In the first quarter of 2016 FMCTI’s legal counsel, in the course of consideration of process matters in the event the parties subsequently determined to reengage regarding a potential transaction, contacted Technip’s legal counsel. Also, in January 2016, Mr. Pilenko met with representatives of Bpifrance to discuss the current state of the industry and strategic alternatives available to Technip in the current macro-economic and sector-specific environment.

On January 19, 2016, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial, legal and other advisors, representatives of FMCTI’s senior management made a presentation to the board regarding the strategic rationale for a potential business combination between FMCTI and Technip, including the market conditions favoring the creation of a combined company, customer reaction to Forsys Subsea and expected reaction to a combined company, the potential financial position of the combined company, and an illustrative timeline for evaluation, negotiation and announcement of a potential transaction if discussions with Technip were to resume. Evercore reviewed updated preliminary financial analyses regarding the potential strategic combination and Société Genéralé reviewed key French constituency considerations in the transaction. Mr. Pferdehirt also reviewed potential alternative strategic transactions to the potential business combination. The FMCTI board engaged in a discussion of these alternatives and matters relating to a potential strategic combination with Technip, and FMCTI’s financial and legal advisors responded to questions about those matters from the FMCTI board.

On February 26, 2016, at a regular meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial and legal advisors, members of FMCTI senior management provided an update on FMCTI’s relationship with Technip generally and provided an overview of potential financial benefits of the potential transaction. Ms. Mannen also reviewed FMCTI senior management’s five-year financial business plan based on the then current market conditions and the board authorized management to provide the five-year financial business plan to Technip if the parties determined to reengage in discussions. Evercore reviewed updated preliminary financial analyses regarding the potential strategic combination, including an initial analysis of the potential relative ownership of the combined company by FMCTI and Technip stockholders. The FMCTI board discussed the potential strategic combination, including a further discussion of potential transaction terms based on Technip’s response to FMCTI’s proposal in December and expectations regarding terms necessary to secure the support of the various French constituencies for the transaction. After discussion, the board authorized FMCTI senior management to seek to reengage Technip in discussions of a potential business combination, including on the basis of a transaction in which FMCTI’s stockholders would own between 48% and 52% of the combined company, Mr. Pferdehirt would be the Chief Executive Officer of the combined company and Mr. Pilenko the Executive Chairman of the Board, at least half of the combined company’s board would be designated by FMCTI with the remainder designated by Technip and in which the parties would also make commitments concerning ongoing operations and investments in France of the combined company, including that the integrated R&D headquarters for the combined company would be in France and the combined company would seek inclusion on the CAC40.

On March 16, 2016, Mr. Pferdehirt sent Mr. Pilenko a message concerning their upcoming March 18, 2016 meeting regarding the Forsys Subsea joint venture, advising Mr. Pilenko that he would also like to discuss restarting discussions between Technip and FMCTI regarding a potential business combination.

On March 17, 2016, Technip’s outside counsel sent FMCTI’s outside counsel a memorandum with proposed deal parameters outlining Technip’s positions on key transaction terms for a business combination of FMCTI and Technip, including governance matters and commitments advisable to secure the support of the various French constituencies for the transaction. The deal parameters provided that the combined company would have an Executive Chairman appointed by Technip and that the board of the combined company would be evenly split between directors appointed by Technip and directors appointed by FMCTI. In addition, the combined company would have headquarters in Houston, Paris and the United Kingdom and would make certain commitments with respect to its French operations.

On March 18, 2016, FMCTI’s outside counsel sent to Technip’s outside counsel a memorandum with proposed deal parameters outlining FMCTI’s response to Technip’s positions on key transaction terms, including transaction structure, governance matters and commitments advisable to secure the support of the various French constituencies for the transaction, and proposing a relative ownership between FMCTI and Technip stockholders approximating 50% of the combined company. FMCTI agreed with Technip that Mr. Pilenko would serve as Executive Chairman of the combined company and proposed that Mr. Pferdehirt would serve as its Chief Executive Officer and that its board would include 8 directors appointed by FMCTI and 6 directors appointed by Technip. FMCTI’s proposal also provided that Technip’s stockholders associated with the French state, Bpifrance and IFPEN, would support the transaction by executing support agreements in favor of the transaction and elimination of preferential voting rights (the “Support Agreements”) and that the MOU would provide deal protection provisions customary for a transaction of the nature of the proposed combination to the fullest extent allowable under applicable law.

Later on March 18, 2016, Mr. Pilenko and Mr. Pferdehirt met in Houston to discuss Forsys Subsea and to discuss the parties’ respective positions on key transaction terms for a business combination of FMCTI and Technip, including the governance of the combined company in the event of a business combination and the relative ownership of FMCTI and Technip stockholders. Following this meeting, the parties agreed that progress had been made on the deal parameters and, while certain issues remained unresolved, they were prepared to restart discussions regarding the business combination.

After the March 18, 2016 meeting and throughout the remainder of the process, Mr. Pilenko regularly updated the chairman of Technip’s ad hoc board committee and other board members on the status of the discussions between Technip and FMCTI.

Between March 18, 2016 and the March 29 and 30, 2016 meetings in London, Mr. Pilenko and Mr. Pferdehirt exchanged communications and spoke by phone regarding the parties’ respective positions on key transaction terms for the potential business combination, including those detailed in the deal parameter memoranda exchanged between the parties’ respective outside counsel on March 17 and 18, 2016.

On March 21, 2015, Mr. Pferdehirt sent Mr. Pilenko an updated memorandum of deal parameters following up on their March 18 discussion and agreeing that the board of the combined company would be equally divided between FMCTI designated directors and Technip designated directors.

On March 25, 2016, Technip’s and FMCTI’s outside counsel exchanged memoranda prepared by their respective clients’ senior management providing a high-level overview of certain key assumptions underlying their clients’ respective five-year financial business plans.

On March 28, 2016, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s legal advisors, Mr. Gremp and Mr. Pferdehirt reviewed key French constituency considerations regarding a potential business combination with Technip and recent discussions with Technip concerning a potential combination, including with respect to key transaction terms of a business combination with Technip, and the exchange of certain key assumptions underlying the parties’ respective five-year financial business plans and anticipated exchange of the business plans. The FMCTI board discussed these matters and directed FMCTI senior management to prepare an updated analysis of the potential strategic combination after the parties’ had exchanged their respective five-year financial business plans.

On March 29 and March 30, 2016, Mr. Waldron and Mr. Freeman met with Ms. Mannen and Ms. Ralston in London to exchange and discuss the companies’ stand-alone five-year financial business plans and the potential synergies from a business combination. The parties discussed the scope of due diligence and the process for completing the various workstreams necessary to agree on the terms of a transaction.

On March 31, 2016, Technip’s outside counsel delivered a revised draft of the Business Combination Agreement to FMCTI’s outside counsel, and on April 1, 2016, FMCTI’s outside counsel delivered drafts of the MOU and the form Support Agreement to Technip’s outside counsel. Over the next several weeks, the parties and their advisors continued to exchange financial information and work on the various workstreams, including exchanging drafts of the transaction documents and discussing open issues.

On April 14 and 15, 2016, Mr. Freeman, Ms. Ralston and other representatives of the companies’ management together with the companies’ outside counsel met in London to continue to identify the principal open issues in the MOU, Business Combination Agreement and other transaction documents and to continue work on the various workstreams necessary to agree on the terms of a transaction, including corporate, tax, employee benefits and regulatory matters.

On April 19, 2016, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial and legal advisors, Ms. Mannen made a presentation to the board regarding the standalone five-year financial business plans of FMCTI and Technip. She noted that following the end of the first financial quarter, as a result of continuing deterioration in market conditions, FMCTI senior management updated the FMCTI business plan reviewed with the board in February 2016. She described the Technip five-year financial business plan and noted that FMCTI senior management had prepared a version of the plan based on FMCTI management’s differing assumptions regarding market conditions and Technip’s performance. Evercore reviewed with the board its updated preliminary financial analyses regarding the potential strategic combination based on the business plans provided by FMCTI senior management. Mr. Gremp and Mr. Pferdehirt updated the board regarding key French constituency considerations and recent discussions with Technip. Ms. Ralston also reviewed with the board terms of an engagement letter with SG Americas Securities, LLC. FMCTI’s board of directors discussed the proposed engagement of Société Générale to serve as an additional advisor to FMCTI focusing on French constituency matters and, at the conclusion of the discussion, approved Société Genéralé’s engagement. After further discussion of the financial and other matters reviewed with the board during the meeting, the board authorized FMCTI senior management to continue negotiating the terms of the potential strategic combination with Technip.

On April 20, 2016, Technip sent FMCTI a memorandum with proposed deal parameters outlining Technip’s positions on key governance matters, including a proposal regarding the roles and responsibilities of Mr. Pilenko as the Executive Chairman and Mr. Pferdehirt as the Chief Executive Officer of the combined company.

On April 21, 2016, Mr. Pilenko, Mr. Gremp and Mr. Pferdehirt met in Houston to discuss the key deal parameters, including those outlined in Technip’s April 20 deal parameters. Through the following day, at meetings in Houston and by phone, Mr. Pilenko and Mr. Pferdehirt continued to negotiate potential resolutions of these open matters.

On April 22, 2016, Mr. Pferdehirt and Mr. Pilenko met in Houston, and Mr. Pferdehirt provided Mr. Pilenko with a revised memorandum with proposed deal parameters that provided that the board of the combined company would initially include seven directors appointed by Technip and seven directors appointed by FMCTI, with the chairs of certain board committees also to be evenly split between Technip and FMCTI appointees. The initial directors would serve for a two-year transition period after the proposed combination, with the board thereafter being elected on an annual basis. The deal parameters further provided that Mr. Pilenko would initially serve as the Executive Chair of the combined company and Mr. Pferdehirt would initially serve as the Chief Executive Officer. The heads of the combined company’s business segments would be evenly split between FMCTI and Technip designees and the integrated R&D headquarters for the combined company would be in France.

Also on April 22, 2016, FMCTI entered into an engagement letter with Société Genéralé on the terms approved by FMCTI’s board of directors on April 19, 2016.

Over the course of April, 2016, Mr. Pilenko and representatives of certain of Technip’s legal and financial advisors met with representatives of Bpifrance on several occasions and provided an update on the status of discussions with FMCTI.

On April 26, 2016, at a meeting of the Technip board, Mr. Pilenko updated the board on the status of negotiations with FMCTI, including the revised proposal provided by Mr. Pferdehirt on April 22, 2016 and the progress made in connection with key business issues. The directors discussed with Mr. Pilenko the proposed transaction and the key transaction terms, including the duties and roles of the Executive Chair and Chief Executive Officer positions for the combined company.

On April 28, 2016, at a meeting of the Technip board held subsequent to Technip’s annual general meeting of stockholders and attended by certain members of Technip senior management and representatives of certain of Technip’s financial and legal advisors, Mr. Pilenko again provided an update on the status of negotiations with

FMCTI and reviewed the key transaction terms, including the fact that the transaction would be structured as a merger with the ultimate parent company being incorporated in the United Kingdom. Mr. Waldron described the various workstreams underway and issues being addressed by the parties, including with respect to tax structuring, antitrust risk, human resources matters, exchange listings, expected synergies of the combined company and the anticipated timeframe for signing to closing. After a question and answer session between the Technip board and Mr. Pilenko and Mr. Waldron with respect to the proposed business combination, at the conclusion of this meeting, the Technip board authorized Technip’s senior management to continue discussions with FMCTI with respect to the transaction.

During late April and the first week of May, the parties and their advisors continued to exchange financial information and drafts of the transaction documents and conduct financial, legal and tax due diligence.

On May 1, 2016 and leading up to the in-person negotiations beginning on May 9, 2016, Mr. Pilenko and Mr. Pferdehirt exchanged communications and spoke by phone to discuss key French constituency considerations to secure the support of the various French constituencies for the transaction.

On May 5, 2016, the companies’ data rooms opened and legal, financial and tax due diligence continued based on the information exchanged via the data rooms.

Also leading up to the in-person negotiations, representatives of Technip’s legal advisors sent FMCTI’s legal advisors an updated memorandum with proposed deal parameters reflecting the April 22, 2016 discussions.

On May 6, 2016, at the annual meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial and legal advisors, Mr. Gremp and Mr. Pferdehirt reviewed key French constituency considerations regarding a potential business combination with Technip and recent discussions with Technip concerning a potential combination, including with respect to key transaction terms, including the duties and roles of the Executive Chair and Chief Executive Officer positions for the combined company. After discussion of the open issues in the negotiations, including the exchange ratio for the transaction that would determine the relative ownership of FMCTI and Technip stockholders, the board authorized FMCTI senior management to continue negotiating the terms of the potential strategic combination with Technip, including within the relative ownership range previously authorized by the board during its meeting on February 26, 2016.

From May 9, 2016 to May 13, 2016, senior management of Technip and FMCTI, together with representatives of the companies’ financial, legal and other advisors, held meetings in Washington, DC. At these meetings, the parties continued to discuss the companies’ business plans and the synergies that could result from a merger of the companies and discussed integration planning. The parties also continued to negotiate the MOU, Business Combination Agreement, Support Agreements and related deal documentation and to conduct additional financial, legal and tax due diligence. Also during these meetings, FMCTI delivered revised five year financial projections and proposed to Technip to fix the exchange ratio for the transaction so that Technip stockholders and FMCTI stockholders would each receive approximately 50% of the initial shares of the combined company. Technip made a counterproposal for an exchange ratio for the transaction that would result in Technip stockholders receiving substantially more of the initial shares of the combined company.

On May 10, 2016, Technip’s outside counsel sent Bpifrance a draft of the Support Agreement.

On May 12, 2016, Mr. Pilenko sent Mr. Gremp a letter requesting that he consider agreeing that the combined company resulting from the potential business combination be domiciled in France and not the United Kingdom as then contemplated by the parties. Mr. Gremp subsequently sent a letter to Mr. Pilenko explaining FMCTI’s reasons for rejecting this request, including the significant ties both companies already had to the United Kingdom.

On May 14, 2016, at a meeting of Technip’s board attended by certain members of Technip senior management and representatives of Technip’s financial and legal advisors, Mr. Pilenko reviewed the outcome of the meetings with FMCTI, discussed the key business terms of the proposed transaction and highlighted the open issues, including the exchange ratio, the possible continuation of “double-voting rights” at the combined company and the execution of the Support Agreements by Bpifrance and IFPEN. Mr. Pilenko noted in particular that FMCTI had rejected the continuation of “double-voting rights” at the combined company. Mr. Waldron made a presentation to the board of directors regarding the stand-alone five-year financial business plans of FMCTI and Technip. Representatives of Technip’s financial advisors reviewed the preliminary financial aspects of the proposed transaction, the Technip risk-adjusted financial projections and certain FMCTI financial projections provided by FMCTI to Technip. Representatives of Technip’s legal advisors presented an overview of the transaction structure and the other material terms of the transaction, including conditions to closing, Technip’s and FMCTI’s rights to terminate the MOU and Business Combination Agreement, applicable deal protection provisions (including a no-shop provision and an obligation on each of Technip and FMCTI to pay a termination fee and/or reimburse the other party’s expenses if the MOU or Business Combination Agreement were terminated in certain circumstances) and the proposed governance structure of the combined company. Mr. Freeman also provided an overview and explained the results of the legal due diligence investigation of FMCTI conducted in connection with the proposed transaction.

Over the weekend of May 14, 2016 and May 15, 2016, Mr. Pilenko and Mr. Pferdehirt had several calls regarding certain terms of the transaction. During these calls, Mr. Pilenko proposed that the exchange ratio for the transaction be fixed so that Technip’s stockholders would receive in excess of 53% of the combined company and noted that the French Ministry for Economy, Industry and the Digital Sector had determined to support the transaction. Mr. Pferdehirt continued to propose an exchange ratio resulting in Technip’s stockholders receiving 50% of the combined company.

On May 16, 2016, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial, legal and other advisors, Mr. Gremp and Mr. Pferdehirt reviewed recent discussions with Technip concerning the potential business combination, including with respect to the exchange ratio, and updated the board on Technip’s exchanges with the various French constituencies. Evercore presented a financial analysis of the proposed transaction and Ms. Mannen reviewed the potential synergies from the business combination prepared by FMCTI senior management with review and consultation from Technip management. Ms. Ralston and FMCTI’s outside counsel reviewed the status of certain key open issues with Technip, including Technip’s request that the combined company maintain “double-voting rights.” FMCTI’s outside counsel then presented an overview of the other key terms of the MOU and Business Combination Agreement, including conditions to closing, Technip’s and FMCTI’s rights to terminate the MOU and Business Combination Agreement, applicable deal protection provisions (including a no-shop provision and an obligation on each of Technip and FMCTI to pay a termination fee and/or reimburse the other party’s expenses if the MOU or Business Combination Agreement were terminated in certain circumstances, the proposed governance structure of the combined company, certain regulatory and employment-related considerations associated with the proposed combination and an overview of the FMCTI boards’ fiduciary duties under applicable law. Ms. Ralston and Ms. Mannen also presented the results of the due diligence review of Technip undertaken in connection with the proposed transaction. After discussion of the open issues in the negotiations, including establishing the exchange ratio, the board directed FMCTI senior management to continue negotiating the final terms of a potential strategic combination with Technip.

On May 16, 2016, representatives of Technip, along with representatives of certain of Technip’s financial advisors and outside counsel, met with representatives of Bpifrance and Bpifrance’s financial advisors in Paris and provided a high level summary of the key terms for the proposed transaction between Technip and FMCTI.

On May 16 and May 17, 2016, Mr. Pilenko and Mr. Pferdehirt had several calls regarding the final terms of the transaction and agreed that the exchange ratio for the transaction would be fixed so that Technip stockholders would receive 2.00 Topco Shares for each Technip Share and FMCTI stockholders would receive 1.00 Topco Shares for each FMCTI Share, resulting in 49.1% ownership of the combined company by FMCTI’s stockholders and 50.9% ownership of the combined company by Technip’s stockholders. Mr. Pilenko agreed that Technip would not seek to maintain “double-voting rights” in the combined company and would endeavor to obtain the agreement of Bpifrance and IFPEN to such terms. Mr. Pilenko further proposed that Technip would seek to undertake a share buyback prior to the closing of the proposed transaction to mitigate the impact of its recently declared dividend on the relative ownership of Technip and FMCTI stockholders.

On May 17, 2016, Technip’s outside counsel sent IFPEN a draft Support Agreement in a form substantially similar to the version sent to Bpifrance.

Later on May 17, 2016, at a meeting of Technip’s board of directors attended by certain members of Technip senior management and representatives of Technip’s financial and legal advisors, Mr. Pilenko, updated the directors on the discussions with FMCTI, including the proposed resolution of the outstanding key transaction terms. Mr. Pilenko further noted that Bpifrance and IFPEN had agreed in principle to vote in favor of the transaction as presented and the elimination of “double-voting rights”. After this update, representatives of Technip’s financial advisors reviewed their analysis of the proposed transaction from a financial perspective, assuming Technip stockholders would receive approximately 50.9% of the combined company and FMCTI stockholders would receive approximately 49.1% of the combined company.

On May 18, 2016, at a meeting of Technip’s board of directors attended by representatives of certain of Technip’s financial and legal advisors, Mr. Pilenko reviewed again the conclusion of the discussions with FMCTI. Goldman Sachs representatives delivered to Technip’s board their oral opinion, which was confirmed by delivery of a written opinion dated May 18, 2016, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, and taking into account the FMCTI Merger, the Technip Exchange Ratio pursuant to the MOU and the Business Combination Agreement was fair from a financial point of view to the holders of Technip Shares (other than FMCTI and its affiliates). Rothschild representatives also delivered to Technip’s board of directors their oral opinion which was confirmed by delivery of a written opinion dated May 18, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the Technip Exchange Ratio, taking into account the FMCTI Merger, was fair, from a financial point of view, to the holders of Technip Shares (other than Technip Excluded Shares). On the basis of these fairness opinions and the final transaction terms, Technip’s board of directors approved the proposed transaction and the execution of the MOU.

On May 18, 2016, at a special meeting of the FMCTI board of directors that was attended by certain members of FMCTI senior management and representatives of FMCTI’s financial and legal advisors, Mr. Pferdehirt reviewed the conclusion of the discussions with Technip concerning a potential business combination, including the agreement on the exchange ratio and elimination of “double voting rights” and noted that Technip’s board had approved the transaction earlier in the day. Evercore delivered to the FMCTI board of directors Evercore’s oral opinion, confirmed by its delivery of a written opinion dated May 18, 2016, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of FMCTI Shares (other than the FMCTI Excluded Shares). After FMCTI’s financial and legal advisors responded to questions from FMCTI’s board, FMCTI’s board approved the execution of the MOU, Business Combination Agreement and other definitive deal documentation and resolved to recommend that FMCTI stockholders vote in favor of the proposal to adopt the Business Combination Agreement and related matters. FMCTI senior management noted that Ms. Devine had submitted her resignation as a member of the FMCTI board of directors in light of her position on the Technip Board and the anticipated announcement of the transaction, contingent upon FMCTI’s board of directors’ approval of the strategic combination with Technip. The remaining members of the FMCTI board of directors accepted her resignation and resolved to reduce the size of the board of directors by one member.

Later on May 18, 2016, Technip and FMCTI executed the MOU. Also on May 18, 2016, Bpifrance and IFPEN executed their Support Agreements.

On May 19, 2016, Technip and FMCTI issued press releases announcing the transaction.

During May and June 2016, Technip engaged in certain employee information and consultation procedures required by law and, where necessary, received positive opinions from its works councils with respect to the proposed business combination between Technip and FMCTI.

On June 14, 2016, at a meeting of Technip’s board, the board was informed that the required employee information and consultation procedures had been completed. The Technip board then approved the execution of the Business Combination Agreement.

On June 14, 2016, Technip and FMCTI executed the Business Combination Agreement.

FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors

At its meeting on May 18, 2016, the FMCTI board of directors (i) approved the execution, by FMCTI, of the Business Combination Agreement, and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein, (ii) determined that the terms of the Business Combination Agreement, the Mergers and the other transactions contemplated thereby are fair to, and in the best interests of, FMCTI and its stockholders and are also in the best interests of the FMCTI’s other stakeholders and employees, (iii) declared that the Business Combination Agreement and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein are advisable and (iv) directed that the Business Combination Agreement be submitted to the stockholders of FMCTI for adoption.

The FMCTI board of directors recommends that FMCTI stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Adjournment Proposal; and

3.	“FOR” the Advisory Merger Compensation Proposal.

The FMCTI board of directors considered many factors in reaching its conclusion that the transactions contemplated by the Business Combination Agreement as a whole, including the Mergers, are fair to, and in the best interests of FMCTI and its stockholders. In arriving at its conclusion, the FMCTI board of directors consulted with FMCTI’s management, its legal, financial and other advisors, reviewed a significant amount of information and considered the following factors in its deliberations:

•	the belief that the combination will result in the creation of a new global leader in Subsea, Surface and Onshore/Offshore systems and services to the oil and gas industry with approximately $2.4 billion in adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”), and a strong balance sheet and broad global footprint to support continued growth and innovation;

•	each of FMCTI and Technip has developed capabilities in complementary geographies, the combination of which will create a larger and more diversified company that is better equipped to respond to economic and industry developments, including cyclical economic environments, and better positioned to develop and build on its positioning in the Subsea, Surface and Onshore/Offshore segments as compared to either company on a standalone basis, with a strategic global presence;

•	the belief that, based in part on the successful history of collaboration between FMCTI and Technip in the Forsys Subsea joint venture and related strategic alliance, the management teams will successfully integrate the two businesses and provide a strong foundation for the combined management team to accelerate growth, stimulate the sharing of expertise and support faster innovation;

•	the belief that, based on customers’ response to the collaboration between FMCTI and Technip in the Forsys Subsea joint venture and related strategic alliance, the combined company would be able to standardize its offerings to customers, reduce costs to customers and provide integrated offerings to customers of FMCTI and Technip;

•	the combined company will benefit from a large, diversified international platform, supported by cost savings derived from integration of the complementary FMCTI and Technip businesses, and will be better positioned to withstand cyclical economic conditions;

•	the fact that, based on the shares outstanding as of the date of the MOU, FMCTI’s former stockholders will own approximately 49.1% of the combined company following completion of the Mergers and will continue to participate in potential appreciation in equity value of the combined company;

•	the belief that the combination will allow the combined company to achieve annual cost synergies of $330 million to $565 million by the end of 2018 and thereafter with a “base case” of $470 million in such synergies, which synergies are expected to be driven by the combined company’s supply chain, local footprint of regional SG&A, information technologies, facilities and office costs and engineering costs;

•	the fact that, in certain circumstances, the FMCTI board of directors has the right under the Business Combination Agreement to change its recommendation to FMCTI’s stockholders that they adopt the Business Combination Agreement;

•	that the fixed exchange ratio of 1.00 Technip Share for 2.00 Topco Shares, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in the price of Technip Shares prior to completion of the transaction;

•	that the fixed exchange ratio of 1.00 FMCTI Share for 1.00 Topco Share, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in the price of the FMCTI Shares prior to completion of the transaction;

•	the fact that half of the members of the 14-member Topco board of directors will be designated by FMCTI, and that the committees of the Topco board of directors will be comprised of an equal number of directors designated by each of Technip and FMCTI;

•	the fact that Douglas J. Pferdehirt, current President and Chief Operating Officer of FMCTI, will serve as the Chief Executive Officer of Topco and a member of the Topco board of directors;

•	the fact that, until the annual general meeting of stockholders in 2019, the transaction of any business by the Topco board of directors will require the approval of at least one board member designated by FMCTI;

•	the fact that the FMCTI board of directors believes that the governance arrangements set out in the foregoing three bullets and otherwise set out in the Corporate Governance Guidelines of Topco provide for clear and balanced corporate governance and leadership and the fact that, until at least the annual general meeting of stockholders in 2019, any change to these governance provisions would require the affirmative vote of two-thirds of the members of the Topco board of directors;

•	the review by the FMCTI board of directors with its legal advisor of the structure of the proposed business combination transaction and the terms of Business Combination Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Mergers and the FMCTI board of directors’ evaluation of the likely time period necessary to complete the Mergers. The FMCTI board of directors also considered the following specific aspects of the Business Combination Agreement:

•	the nature of the closing conditions included in the Business Combination Agreement, including the exceptions to the events that would constitute a material adverse effect with respect to FMCTI or Technip for purposes of the Business Combination Agreement, as well as the likelihood of satisfaction of all conditions to consummation of the Mergers;

•	FMCTI’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited Acquisition Proposal for FMCTI (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this proxy statement/prospectus), if the FMCTI board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or would reasonably be expected to lead to a superior proposal for FMCTI (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this proxy statement/prospectus);

•	the FMCTI board of directors’ ability to change its recommendation that FMCTI stockholders vote in favor of the adoption of the Business Combination Agreement if it determines in good faith after consultation with its outside counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to compliance by FMCTI with certain obligations; and

•	certain other provisions in the Business Combination Agreement, including the termination provisions; and

•	the review by the FMCTI board of directors with its legal advisor of the terms of the MOU, including the undertakings of Technip to complete the works council consultation process as promptly as reasonably practicable following the announcement of the transaction.

These beliefs are based in part on the following factors that the FMCTI board of directors considered:

•	its knowledge and understanding of the FMCTI business, operations, financial condition, earnings, strategy and future prospects;

•	information and discussions with FMCTI’s management regarding Technip’s business, operations, financial condition, earnings, strategy and future prospects, and the results of FMCTI’s due diligence review of Technip;

•	information and results of an evaluation of Technip’s Onshore/Offshore business segment, performed by an expert consultant;

•	the fact that the combined company’s board of directors, following completion of the Mergers and until the first annual meeting of the stockholders of the combined company following completion of its second full fiscal year, will be equally balanced between FMCTI and Technip, with seven directors designated by FMCTI and seven directors designated by Technip;

•	the fact that, during the Initial Period, the combined company’s board of directors shall constitute an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Strategy Committee, each of which shall consist of an equal number of members designated by FMCTI and Technip, respectively;

•	the fact that the Chief Executive Officer of FMCTI as of immediately prior to the FMCTI Merger Effective Time will serve as the Chief Executive Officer of the combined company;

•	the fact that the Chief Financial Officer of FMCTI as of immediately prior to the FMCTI Merger Effective Time will serve as the Chief Financial Officer of the combined company;

•	the current and prospective economic climate generally and the competitive climate in the industries in which the companies operate, including the combination of certain other companies in such industries;

•	the financial analyses presented by Evercore to the FMCTI board of directors and the opinion of Evercore delivered to the FMCTI board of directors, as of May 18, 2016, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, that the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of FMCTI Shares (other than the FMCTI Excluded Shares), as more fully described in the section entitled “The Mergers—Opinion of Evercore as Financial Advisor to FMCTI” of this proxy statement/prospectus;

•	the advice received from Société Générale regarding the current and prospective French economic climate generally, competitive climate and political climate. Société Générale did not opine as to the fairness of the FMCTI Exchange Ratio.

•	the likelihood that the Mergers will be completed on a timely basis and the belief that antitrust clearance could be obtained without the imposition of conditions that would be materially adverse to the combined company;

•	the fact that the FMCTI Merger is subject to approval by the FMCTI stockholders;

•	the fact that, subject to certain limited exceptions, Technip is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing nonpublic information to any third party with respect to or entering into any agreement providing for, the acquisition of Technip;

•	the fact that Technip may be required to pay FMCTI a termination fee of $250 million and/or reimburse FMCTI for reasonable expenses it incurs if the Business Combination Agreement is terminated under certain circumstances specified in the Business Combination Agreement;

•	the fact that the obligations of Technip to appear at the hearing of the English Court and to seek the Technip Merger Order are subject to the satisfaction or waiver by FMCTI, on or prior to the making of the Technip Merger Order at the hearing of the English Court, of additional conditions, including, among others, the accuracy of the representations and warranties of Technip set forth in the Business Combination Agreement as of immediately prior to the making of the Technip Merger Order at the hearing of the English Court; and

•	the fact that the FMCTI Exchange Ratio will not be negatively affected in the event of a decrease in the share price of the FMCTI Shares prior to the FMCTI Merger Effective Time and that the terms of the MOU and Business Combination Agreement do not include termination rights for Technip triggered in the event of an increase of the value of Technip relative to the value of FMCTI.

In making its determination, the FMCTI board of directors considered, in large part, FMCTI’s strategic alternatives to the proposed business combination with Technip for maximizing stockholder value over the long-term, including the alternative of attempting to replicate the capabilities inherent in the proposed business combination by continuing as a standalone company, the alternative of continuing its Forsys Subsea joint venture relationship with Technip, and the alternative of replicating the proposed combination through a series of transactions. In considering these alternatives, the FMCTI board of directors weighed the potential risks, rewards and uncertainties associated with each. The FMCTI board of directors also considered that management had communicated that there were risks associated with maintaining the Forsys Subsea joint venture relationship with Technip, including the possibility that Technip would be acquired by a competitor. In addition, the FMCTI board of directors was aware of, and considered, the increased costs and risks associated with a series of smaller transactions as a potential alternative to the combination with Technip. The FMCTI board of directors concluded, based on its understanding of the business, assets, financial condition, results of operations, current business strategy, projections and prospects of FMCTI, that the business combination transaction with Technip was the best alternative available to FMCTI.

The FMCTI board of directors weighed these factors against the following uncertainties, risks and potentially negative factors relevant to the Mergers:

•	the Technip Exchange Ratio will not be reduced in the event of an increase in the share price of FMCTI Shares prior to the FMCTI Merger Effective Time, and that the terms of the Business Combination Agreement do not include termination rights for FMCTI triggered in the event of a decrease in the value of Technip relative to the value of FMCTI;

•	the potential that the fixed exchange ratio under the Business Combination Agreement could result in FMCTI delivering greater value to the Technip stockholders than had been anticipated by FMCTI should the value of the FMCTI Shares increase relative to Technip Shares after the date of execution of the MOU;

•	the adverse impact that business uncertainty prior to the closing of the Mergers and during the post-closing integration period could have on the ability of both FMCTI and Technip to attract, retain and motivate key personnel;

•	the challenges inherent in the combination of two business enterprises of the size and scope of FMCTI and Technip, including (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) difficulties in integrating and retaining management and employees, including from the two companies’ respective labor groups;

•	the fact that projections of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not realizing anticipated synergies and cost savings between FMCTI and Technip and the risk that other anticipated benefits might not be realized;

•	the fact that Technip’s Onshore/Offshore segment (i) operates in different industries in addition to those in which FMCTI operates, (ii) often involves lump sum turnkey contracts (see “Risk Factors Related to Technip’s Business—Unforeseen Additional Costs Could Reduce Technip’s Margin on Lump Sum Contracts”) and (iii) has lower EBIT margins than the Subsea segment;

•	the risk that a change in applicable law with respect to Section 7874 of the Code or any other U.S. tax law, or official interpretations thereof, or a change in certain facts (for example, certain share or asset values), could cause the combined company to be treated as a U.S. domestic corporation for U.S. federal income tax purposes following completion of the Mergers or otherwise adversely affect the combined company;

•	the risk that the IRS may assert that the combined company should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code;

•	the substantial costs to be incurred in connection with the transaction, including the substantial cash and other costs of integrating the businesses of FMCTI and Technip, as well as transaction expenses;

•	that failure to complete the Mergers could cause FMCTI to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the potential effect of the transaction on FMCTI’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•	the risk that governmental entities may not approve the transaction, including CFIUS and MINEFI, or may impose conditions on FMCTI or Technip in order to gain approval for the transaction that may adversely impact the ability of the combined company to realize the anticipated synergies;

•	the limited circumstances under which FMCTI could terminate the Business Combination Agreement or refuse to consummate the Mergers;

•	that FMCTI, subject to customary exceptions, is prohibited during the term of the Business Combination Agreement from soliciting, participating in any discussions or negotiations with respect to, and providing nonpublic information to any third party with respect to, the acquisition of FMCTI and that FMCTI is prohibited from terminating the Business Combination Agreement to enter into any agreement providing for the acquisition of FMCTI;

•	the risk that, pursuant to the terms of the Business Combination Agreement, FMCTI may become obligated to pay a termination fee of $250 million and/or reimburse Technip for certain reasonable costs, fees and expenses it incurs in certain circumstances;

•	the generally reciprocal restrictions on operations until completion of the Mergers which could have the effect of preventing FMCTI from pursuing certain other strategic transactions during the pendency of the Business Combination Agreement as well as taking certain other actions relating to the conduct of its business without the prior consent of Technip;

•	the fact that Technip was legally prohibited from signing the Business Combination Agreement until the conclusion of Technip’s works council consultation process and the risk that Technip’s works councils could recommend against the transaction and the expense reimbursements payable to FMCTI under the MOU if Technip terminated the transaction due to an unfavorable recommendation from the works councils;

•	the fact that, if the FMCTI board of directors effects a FMCTI Change in Recommendation, FMCTI will nonetheless be unable to terminate the Business Combination Agreement and will continue to be obligated to hold the FMCTI Special Meeting and submit the proposals described in this proxy statement/prospectus to its stockholders for their vote unless Technip terminates the Business Combination Agreement;

•	the possibility that the transaction might not be completed, or that completion might be unduly delayed, for reasons beyond either party’s control and the potential negative impact that may have on each party’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•	the potentially differing interests of FMCTI directors and executive officers with respect to the consummation of the transactions contemplated by the Business Combination Agreement, including in connection with (i) the continued engagement and/or employment of such directors and executive officers, (ii) the continued positions of certain of such directors as directors on the Topco board of directors, (iii) agreements that provide for enhanced severance for certain executive officers of FMCTI upon a qualifying termination of employment in connection with a change in control of FMCTI and the extension of the term of such agreements for a period of one year from the current applicable expiration date, (iv) the payment of compensation previously deferred by certain directors and the indemnification of former FMCTI directors and executive officers by Topco and (v) the treatment in the Mergers of equity awards held by FMCTI directors and executive officers; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus.

The FMCTI board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the Mergers were outweighed by the potential benefits that it expected FMCTI and the FMCTI stockholders would achieve as a result of the Mergers.

The foregoing discussion of the information and factors considered by the FMCTI board of directors is not exhaustive but is intended to reflect the material factors considered by the FMCTI board of directors in its consideration of the business combination with Technip. In view of the large number of factors considered and their complexity, the FMCTI board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the FMCTI board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the FMCTI board of directors may have given different weights to different factors. The foregoing discussion of the information and factors considered by the FMCTI board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus.

Opinion of Evercore as Financial Advisor to FMCTI

FMCTI engaged Evercore to act as its financial advisor in connection with the transactions contemplated by the Business Combination Agreement. As part of that engagement, the FMCTI board of directors requested that Evercore evaluate the fairness, from a financial point of view, of the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement to the holders of FMCTI Shares (other than the FMCTI Excluded Shares). On May 18, 2016, Evercore delivered to the FMCTI board of directors its oral opinion, confirmed by its delivery of a written opinion dated May 18, 2016, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of FMCTI Shares (other than the FMCTI Excluded Shares).

The full text of Evercore’s written opinion, dated May 18, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The description of Evercore’s written opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such opinion. Evercore’s opinion does not constitute a recommendation to the FMCTI board of directors or to any other persons in respect of the transactions contemplated by the Business Combination Agreement, including as to how any holder of FMCTI Shares should vote or act with respect to the Merger Proposal or any other matter. We encourage you to read Evercore’s opinion carefully and in its entirety.

Evercore’s opinion was provided for the information and benefit of the FMCTI board of directors and was delivered to the FMCTI board of directors in connection with its evaluation of whether the FMCTI Exchange Ratio (after giving effect to the Technip Merger) pursuant to the Business Combination Agreement is fair, from a financial point of view, to the holders of FMCTI Shares (other than the FMCTI Excluded Shares), and did not address any other aspects or implications of the transactions contemplated by the Business Combination Agreement.

Evercore’s opinion necessarily was based upon information made available to Evercore as of May 18, 2016 and financial, economic, market and other conditions as they existed and could be evaluated on such date. Evercore has no obligation to update, revise or reaffirm its opinion based on subsequent developments. Evercore’s opinion did not express any opinion as to the price at which the shares of FMCTI or Technip will trade at any time.

The following is a summary of Evercore’s opinion, and is qualified in its entirety by the full text of such opinion attached as Annex B to this proxy statement/prospectus. We encourage you to read Evercore’s written opinion carefully in its entirety:

In connection with rendering its opinion, Evercore has, among other things:

(i)	reviewed certain publicly available business and financial information relating to FMCTI and Technip that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed publicly available research analyst estimates for FMCTI’s and Technip’s future financial performance;

(iii)	reviewed certain non-public projected financial projections and operating data relating to FMCTI and Technip prepared and furnished to Evercore by the management team of FMCTI, as to FMCTI and Technip, and the management team of Technip, as to Technip, as described below;

(iv)	discussed the past and current operations, the financial projections and the current financial condition of FMCTI and Technip with the management teams of FMCTI and Technip, respectively (including FMCTI’s and Technip’s views on the risks and uncertainties of achieving its projections), and the projected synergies and strategic, financial, operational and other benefits anticipated by the transactions contemplated by the Business Combination Agreement;

(v)	reviewed the reported prices and the historical trading activity of the FMCTI Shares and Technip Shares;

(vi)	compared the financial and operating performance of FMCTI and Technip and certain of their market trading metrics with those of certain other publicly traded companies that Evercore deemed relevant;

(vii)	compared the relative contribution by each of FMCTI and Technip of certain financial metrics Evercore deemed relevant to the relative ownership as implied by FMCTI Exchange Ratio;

(viii)	reviewed a draft of each of the MOU and Business Combination Agreement, each dated May 18, 2016;

(ix)	reviewed the potential financial implications of the transactions contemplated by the Business Combination Agreement for Topco based on the financial projections and data referred to above relating to FMCTI and Technip;

(x)	reviewed the dividend policy of Technip, as well as the terms and structure of the dividend approved on April 28, 2016 and payable on May 26, 2016; and

(xi)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate for purposes of providing the opinion contained in its written opinion.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor.

With respect to the projected financial data relating to FMCTI and Technip referred to above (the “FMCTI Management Projections” with respect to the projected financial data relating to FMCTI, and “FMCTI Management Projections of Technip” with respect to the projected financial data relating to Technip, and collectively the “projected financial data”), Evercore assumed that that data had been reasonably prepared on bases reflecting the best then currently available estimates and the good faith judgments of the management of FMCTI and, with respect to the FMCTI Management Projections of Technip, the management of FMCTI and Technip, as to the future competitive, operating and regulatory environments and related financial performance of FMCTI and Technip, respectively, under the assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to FMCTI or Technip or the assumptions on which they are based. With respect to the unaudited pro forma synergy estimates for the combined company referred to above, Evercore relied, at the direction of FMCTI, without independent verification, upon the assessments of management of FMCTI as to any such expected synergies. Evercore assumed that FMCTI’s assessment as to the amount of those expected synergies is reasonable. However, Evercore did not incorporate any of those expected synergies into the financial analyses described in this section.

For purposes of delivering its opinion, Evercore assumed that the final versions of all documents reviewed by Evercore in draft form, including the Business Combination Agreement and the MOU, would conform in all material respects to the drafts reviewed by Evercore, that the representations and warranties of each party contained in the Business Combination Agreement and MOU were true and correct in all material respects, that each party would perform in all material respects all of the covenants and agreements required to be performed by it under the Business Combination Agreement and MOU and that all conditions to the consummation of the transactions contemplated by the Business Combination Agreement would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the transactions contemplated by the Business Combination Agreement would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on FMCTI or Technip or the consummation of the transactions contemplated by the Business Combination Agreement or materially reduce the benefits of the transactions contemplated by the Business Combination Agreement to the holders of FMCTI Shares.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of FMCTI or Technip, nor was it furnished with any such appraisals, nor did it evaluate the solvency or fair value of FMCTI or Technip or any subsidiary thereof under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Evercore as of, May 18, 2016. Evercore utilized an exchange rate of 1.1336 U.S. dollars to Euros as of May 17, 2016 in order to convert the FMCTI Management Projections of Technip from Euros to U.S. dollars, and assumed that this exchange rate was reasonable to utilize for purposes of its analyses and its opinion. Evercore expressed no view or opinion as to any currency or exchange rate fluctuations and assumed that any such fluctuations would not be material to its analyses or its opinion. In addition, Evercore expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the transactions contemplated by the Business Combination Agreement or otherwise. It should be understood that developments subsequent to May 18, 2016 may have affected or may affect the opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the FMCTI Exchange Ratio (after giving effect to the Technip

Merger) to the holders of FMCTI Shares (other than the FMCTI Excluded Shares). Evercore did not express any view on, and its opinion did not address, the fairness, financial or otherwise, of the transactions contemplated by the Business Combination Agreement to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of FMCTI, nor as to the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of FMCTI, or any class of such persons, whether in connection with the transactions contemplated by the Business Combination Agreement or otherwise. Evercore expressed no opinion as to the price at which the FMCTI Shares or the Technip Shares would trade at any time, including as to what the actual value of the Topco Shares would be when issued in connection with the transactions contemplated by the Business Combination Agreement.

Evercore’s opinion did not address the relative merits of the transactions contemplated by the Business Combination Agreement as compared to other business or financial strategies or opportunities that might be available to FMCTI, nor did it address the underlying business decision of FMCTI to engage in the transactions contemplated by the Business Combination Agreement. With respect to the transactions contemplated by the Business Combination Agreement, Evercore did not recommend any specific exchange ratio to the FMCTI board of directors or FMCTI management or that any specific exchange ratio constituted the only appropriate exchange ratio in the transactions contemplated by the Business Combination Agreement for the holders of FMCTI Shares.

Evercore’s letter did not constitute a recommendation to the FMCTI board of directors or to any other persons in respect of the transactions contemplated by the Business Combination Agreement, including as to how any holder of FMCTI Shares or Technip Shares should vote or act in respect of the Merger Proposal or any other matter. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by FMCTI and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the FMCTI board of directors in its evaluation of the transactions contemplated by the Business Combination Agreement and should not be viewed as determinative of the views of the FMCTI board of directors with respect to the transactions contemplated by the Business Combination Agreement or the FMCTI Exchange Ratio pursuant to the Business Combination Agreement.

Summary of Material Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Evercore deemed to be appropriate for this type of transaction and that were reviewed with the FMCTI board of directors in connection with delivering Evercore’s opinion:

•	Discounted Cash Flow Analyses;

•	Selected Publicly Traded Companies Analyses—Aggregate; and

•	Selected Publicly Traded Companies Analyses—Sum of the Parts.

In addition to the analyses described above, Evercore also analyzed and reviewed: (i) publicly available share price targets of research analysts’ estimates known to Evercore as of May 17, 2016 (using only research analyst price targets that have been refreshed since April 1, 2016), (ii) the historical trading prices of FMCTI Shares and Technip Shares during the 12-month period ended May 17, 2016 and (iii) the respective financial and operating contribution of FMCTI and Technip to the combined company.

The summary of Evercore’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Evercore’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Evercore’s analyses and reviews.

Evercore converted the FMCTI Management Projections of Technip to U.S. dollars using a USD to Euro exchange rate of 1.1336, as of May 17, 2016. To the extent that any of the quantitative data used in Evercore’s financial analyses or described in this summary thereof is based on market data, it is based on market data as it existed on or before May 17, 2016 and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analyses

FMCTI

Evercore performed a discounted cash flow analysis of FMCTI to calculate the estimated present value as of June 30, 2016 of the standalone unlevered, after-tax free cash flows that FMCTI was projected to generate from July 1, 2016 through December 31, 2020, in each case, based on the FMCTI Management Projections assuming a cash tax rate of 16.6% in 2016 and 28.0% thereafter, as provided by the management of FMCTI. Evercore calculated a terminal value for FMCTI by applying a range of perpetuity growth rates, based on its professional judgment given the nature of FMCTI and its business and the industries in which it operates, from 1.50% to 2.50%, to the projected standalone unlevered, after-tax free cash flows of FMCTI in the terminal year. Evercore also calculated a terminal value for FMCTI by applying a range of EBITDA exit multiples, based on its professional judgment given the nature of FMCTI and its business and the industries in which it operates, from 8.50x to 10.50x, to the projected standalone EBITDA of FMCTI in the terminal year. The cash flows and the terminal value were then discounted to present value using a discount rate of 10.25% to 11.25%, based on an estimate of FMCTI’s weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied enterprise values for FMCTI. A range of implied equity values for FMCTI was then calculated by reducing the range of implied enterprise values by the amount of FMCTI’s projected corporate adjustments (calculated as debt plus minority interest less cash and cash equivalents). Evercore’s analysis indicated an implied per share equity value reference range for FMCTI on a standalone basis of approximately $27.71 to $40.32.

Technip

Evercore performed a discounted cash flow analysis of Technip to calculate the estimated present value as of June 30, 2016 of the standalone unlevered, after-tax free cash flows that Technip was projected to generate from July 1, 2016 through December 31, 2020, in each case, based on the FMCTI Management Projections of Technip assuming an effective tax rate of 28%. Evercore calculated a terminal value for Technip by applying a perpetuity growth rate, based on its professional judgment given the nature of Technip and its business and the industries in which it operates, of 1.50% to 2.50%, to the projected standalone unlevered, after-tax free cash flows of Technip in the terminal year. Evercore also calculated a terminal value for Technip by applying a range of EBITDA exit multiples, based on its professional judgment given the nature of Technip and its business and the industries in which it operates, from 4.00x to 5.00x, to the projected standalone EBITDA of Technip in the terminal year. The cash flows and the terminal value were then discounted to present value using a discount rate of 9.5% to 10.5%, based on an estimate of Technip’s weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied enterprise values for Technip. A range of implied equity values for Technip was then calculated by adjusting the range of implied enterprise values by the amount of Technip’s projected corporate adjustments (calculated as debt plus minority interest plus net construction contract liabilities less cash and cash equivalents, and assuming a cash payment of $271 million from Technip’s previously announced dividend to be made payable on May 26, 2016). Evercore’s analysis indicated an implied per share equity value reference range for Technip on a standalone basis of approximately $55.82 to $79.00.

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by first dividing the low end of the implied per share equity value reference range for Technip by the high end of the implied per share equity value reference range for FMCTI indicated by the discounted cash flow analyses. Evercore then divided the high end of the implied per share equity value reference range for Technip by the low end of the implied per share equity value reference range for FMCTI indicated by the discounted cash flow analyses. Evercore assumed for purposes of this analysis that the FMCTI Exchange Ratio in the FMCTI Merger is 1.00 Topco Share for each FMCTI Share. This analysis indicated that the implied Technip Exchange Ratio in the Technip Merger ranged from 1.3844 to 2.8505. The Technip Exchange Ratio for the Technip Merger is 2.00 Topco Shares for each Technip Share.

Selected Publicly Traded Companies Analyses—Aggregate

In performing the selected publicly traded companies—aggregate analyses of FMCTI and Technip (the “Selected Publicly Traded Companies—Aggregate”), Evercore reviewed publicly available financial and market information for both companies and the selected public companies listed in the table below. Evercore, based on its professional judgment and experience, deemed these companies most relevant to consider in relation to FMCTI and Technip, respectively, because they are public companies with operations that, for purposes of these analyses, Evercore considered similar to the operations of one or more of the business lines of FMCTI and Technip.

Evercore reviewed, among other things, the total enterprise value (“TEV”) of each of the Selected Publicly Traded Companies—Aggregate as a multiple of estimated EBITDA for calendar years 2016 through 2018. Evercore also reviewed TEV as a multiple of estimated earnings before interest and taxes (“EBIT”) as well as a multiple of price to earnings per share (“P/E”). TEV was calculated for purposes of these analyses as equity value (based on the per share closing price of each Selected Publicly Traded Company—Aggregate on May 17, 2016), multiplied by the fully diluted number of the respective company’s outstanding equity securities on that date, plus debt, plus minority interest, plus, in the case of Technip Engineering and Construction peers, net contract liabilities, less cash and cash equivalents (as set forth in the most recent publicly available balance sheet of such company). The financial data of the Selected Publicly Traded Companies—Aggregate used by Evercore for this analysis were based on consensus estimates from FactSet Research Systems Inc., (“FactSet”) and the Institutional Brokers’ Estimate System (“I/B/E/S”). Evercore also considered for purposes of its analyses (i) in the case of FMCTI, FactSet and I/B/E/S consensus estimates and the FMCTI Management Projections and (ii) in the case of Technip, FactSet and I/B/E/S consensus estimates and the FMCTI Management Projections of Technip. The multiples for each of the Selected Publicly Traded Companies—Aggregate and comparison metrics for each of FMCTI and Technip are set forth in the tables below.

FMCTI

	Price / EPS			EV / EBIT			EV / EBITDA
Company	2016E	2017E	2018E	2016E	2017E	2018E	2016E	2017E	2018E
Subsea
National Oilwell Varco, Inc.	NM	NM	31.8x	NM	NM	20.5x	57.0x	21.2x	10.1x
Tenaris S.A.	NM	32.5x	23.5	NM	21.7x	16.2	18.3	11.1	9.3
Dril-Quip, Inc.	23.1x	40.7	24.4	14.3x	27.0	14.8	11.5	18.7	12.4
Forum Energy Technologies, Inc.	NM	NM	36.2	NM	NM	21.2	NM	47.0	12.6
Aker Solutions ASA	18.1	26.6	23.2	9.4	13.9	11.7	4.9	6.0	5.5
Hunting PLC	NM	67.4	24.8	NM	59.4	19.9	NM	11.7	8.4
Chart Industries, Inc.	43.1	27.1	16.7	18.5	13.9	9.6	10.5	8.4	7.0

Mean	28.1x	38.9x	25.8x	14.0x	27.2x	16.3x	20.5x	17.7x	9.3x
Median	23.1	32.5	24.4	14.3	21.7	16.2	11.5	11.7	9.3

Offshore Services
Oceaneering International, Inc.	31.4x	34.0x	20.5x	20.0x	21.2x	13.0x	8.8x	9.0x	7.3x
Frank’s International NV	NM	NM	53.1	NM	NM	26.2	21.3	18.1	12.7
Helix Energy Solutions Group, Inc.	NM	NM	53.5	NM	28.5	12.2	9.0	6.0	4.9

Mean	31.4x	34.0x	42.4x	20.0x	24.9x	17.1x	13.0x	11.1x	8.3x
Median	31.4	34.0	53.1	20.0	24.9	13.0	9.0	9.0	7.3

FMCTI Consensus	27.3x	27.9x	19.7x	18.0x	18.6x	14.1x	11.2x	11.4x	9.5x

NM: not meaningful

Technip

	Price / EPS			EV / EBIT			EV / EBITDA
Company	2016E	2017E	2018E	2016E	2017E	2018E	2016E	2017E	2018E
Subsea Equipment
National Oilwell Varco, Inc.	NM	NM	31.8x	NM	NM	20.5x	57.0x	21.2x	10.1x
FMCTI	27.3x	27.9x	19.7	18.0x	18.6x	14.1	11.2	11.4	9.5
Dril-Quip, Inc.	23.1	40.7	24.4	14.3	27.0	14.8	11.5	18.7	12.4
Forum Energy Technologies, Inc.	NM	NM	36.2	NM	NM	21.2	NM	47.0	12.6
Aker Solutions ASA	18.1	26.6	23.2	9.4	13.9	11.7	4.9	6.0	5.5

Mean	22.8x	31.7x	27.1x	13.9x	19.8x	16.5x	21.2x	20.9x	10.0x
Median	23.1	27.9	24.4	14.3	18.6	14.8	11.3	18.7	10.1

Installers
Saipem S.p.A.	14.4x	16.3x	9.3x	11.0x	13.9x	12.7x	4.6x	5.1x	4.9x
Petrofac Limited	NM	9.7	8.9	8.2	7.6	7.7	6.0	5.4	5.4
Subsea 7 S.A.	12.5	35.0	23.7	7.1	29.4	16.7	3.0	4.3	3.8
McDermott International, Inc.	NM	NM	NM	10.0	11.4	9.6	5.7	5.7	5.3

Mean	13.4x	20.3x	14.0x	9.1x	15.6x	11.7x	4.8x	5.1x	4.9x
Median	13.4	16.3	9.3	9.1	12.7	11.2	5.1	5.3	5.1

Offshore Services
Oceaneering International, Inc.	31.4x	34.0x	20.5x	20.0x	21.2x	13.0x	8.8x	9.0x	7.3x
Frank’s International NV	NM	NM	53.1	NM	NM	26.2	21.3	18.1	12.7
Helix Energy Solutions Group, Inc.	NM	NM	53.5	NM	28.5	12.2	9.0	6.0	4.9

Mean	31.4x	34.0x	42.4x	20.0x	24.9x	17.1x	13.0x	11.1x	8.3x
Median	31.4	34.0	53.1	20.0	24.9	13.0	9.0	9.0	7.3

Engineering and Construction
AECOM	10.1x	9.4x	8.5x	10.6x	9.3x	8.9x	8.7x	8.0x	7.2x
Fluor Corporation	14.9	14.5	13.5	8.3	8.4	8.5	6.8	6.9	6.6
Chicago Bridge & Iron Co. NV	7.6	7.6	8.3	6.8	6.9	7.9	6.0	6.1	6.5
Jacobs Engineering Group Inc.	16.4	15.0	14.9	12.6	10.7	11.1	9.8	8.8	9.1
KBR, Inc.	11.2	11.7	11.4	4.7	5.1	5.3	4.3	4.6	4.5

Mean	12.0x	11.6x	11.3x	8.6x	8.1x	8.3x	7.1x	6.9x	6.8x
Median	11.2	11.7	11.4	8.3	8.4	8.5	6.8	6.9	6.6

Technip Consensus	10.4x	14.8x	16.1x	6.1x	8.5x	9.6x	4.5x	5.7x	6.3x

Based on its review of the Selected Publicly Traded Companies—Aggregate and its experience and professional judgment, Evercore then applied (i) a reference range of multiples to the estimated metric for FMCTI for the calendar year ending 2016, the calendar year ending 2017 and the calendar year ending 2018 and (ii) a reference range of multiples to the estimated metric for Technip for the calendar year ending 2016, the calendar year ending 2017 and the calendar year ending 2018, as described below:

	FMCTI Selected Multiples			Technip Selected Multiples
	Low		High	Low		High
EBITDA
2016E	9.0x	-	14.0x	4.0x	-	7.0x
2017E	9.0x	-	14.0x	4.5x	-	7.5x
2018E	7.0x	-	12.0x	4.0x	-	7.0x
EBIT
2016E	10.0x	-	18.0x	7.0x	-	11.0x
2017E	14.0x	-	22.0x	7.5x	-	13.0x
2018E	12.0x	-	16.0x	8.0x	-	12.0x
P/E
2016E	NM	-	NM	10.5x	-	15.0x
2017E	NM	-	NM	10.0x	-	15.0x
2018E	20.0x	-	25.0x	9.0x	-	14.0x

In each case, the estimated metric was based on the FMCTI Management Projections and the FMCTI Management Projections of Technip. Based on its experience and professional judgment, Evercore then selected a TEV reference range of $5,550 million to $9,500 million for FMCTI and a TEV range of $5,000 million to $9,000 million for Technip. After adjusting for corporate adjustments, these analyses indicated a per share implied equity value reference range for FMCTI of approximately $22.93 to $40.32 and Technip of $45.79 to $79.00.

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by first dividing the low end of the implied per share equity value reference range for Technip by the high end of the implied per share equity value reference range for FMCTI indicated by the Selected Publicly Traded Companies—Aggregate analyses. Evercore then divided the high end of the implied per share equity value reference range for Technip by the low end of the implied per share equity value reference range for FMCTI indicated by the Selected Publicly Traded Companies—Aggregate analyses. Evercore assumed for purposes of this analysis that the FMCTI Exchange Ratio in the FMCTI Merger is 1.00 Topco Share for each FMCTI Share. This analysis indicated that the implied Technip Exchange Ratio in the Technip Merger ranged from 1.1357 to 3.4450. The Technip Exchange Ratio for the Technip Merger is 2.00 Topco Shares for each Technip Share.

Selected Publicly Traded Companies Analyses—Sum of the Parts

In performing the selected publicly traded companies—sum of the parts analyses of FMCTI and Technip (the “Selected Publicly Traded Companies—Sum of the Parts”), Evercore reviewed publicly available financial and market information for both companies and the selected public companies listed in the table below. Evercore, based on its professional judgment and experience, deemed these companies most relevant to consider in relation to FMCTI and Technip, respectively, because they are public companies with operations that, for purposes of these analyses, Evercore considered similar to the operations of one or more of the business lines of FMCTI and Technip.

Evercore reviewed, among other things, the TEV of each of the Selected Publicly Traded Companies—Sum of the Parts as a multiple of estimated EBITDA for calendar years 2016 through 2018. Evercore also reviewed TEV as a multiple of EBIT as well as P/E. Total enterprise values were calculated for purposes of these analyses as equity value (based on the per share closing price of each Selected Publicly Traded Company – Sum of the Parts on May 17, 2016), multiplied by the fully diluted number of the respective company’s outstanding equity securities on that date, plus debt, plus minority interest, plus, in the case of Technip Engineering and Construction peers, net contract liabilities, less cash and cash equivalents (as set forth in the most recent publicly available balance sheet of such company). The financial data of the Selected Publicly Traded Companies—Aggregate used by Evercore for this analysis were based on FactSet and I/B/E/S consensus estimates. Evercore also considered for purposes of its analysis (i) in the case of FMCTI, FactSet and I/B/E/S consensus estimates and the FMCTI Management Projections and (ii) in the case of Technip, FactSet and I/B/E/S consensus estimates and the FMCTI Management Projections of Technip. The multiples for each of the Selected Publicly Traded Companies—Sum of the Parts and comparison metrics for each of FMCTI and Technip are set forth in the tables below.

FMCTI

	Price / EPS			EV / EBIT			EV / EBITDA
Company	2016E	2017E	2018E	2016E	2017E	2018E	2016E	2017E	2018E
SUBSEA
National Oilwell Varco, Inc.	NM	NM	31.8x	NM	NM	20.5x	57.0x	21.2x	10.1x
Dril-Quip, Inc.	23.1x	40.7x	24.4	14.3x	27.0x	14.8	11.5	18.7	12.4
Forum Energy Technologies, Inc.	NM	NM	36.2	NM	NM	21.2	NM	47.0	12.6
Aker Solutions ASA	18.1	26.6	23.2	9.4	13.9	11.7	4.9	6.0	5.5
Hunting PLC	NM	67.4	24.8	NM	59.4	19.9	NM	11.7	8.4

Mean	20.6x	44.9x	28.1x	11.8x	33.4x	17.6x	24.5x	20.9x	9.8x
Median	20.6	40.7	24.8	11.8	27.0	19.9	11.5	18.7	10.1

SURFACE / ENERGY INFRASTRUCTURE
Weatherford International plc	NM	NM	41.9x	NM	NM	22.7x	45.1x	16.8x	9.9x
National Oilwell Varco, Inc.	NM	NM	31.8	NM	NM	20.5	57.0	21.2	10.1
Tenaris S.A.	NM	32.5x	23.5	NM	21.7x	16.2	18.3	11.1	9.3
Weir Group PLC	19.8x	17.5	14.7	15.2x	14.3	12.1	12.0	10.6	9.3
Forum Energy Technologies, Inc.	NM	NM	36.2	NM	NM	21.2	NM	47.0	12.6
Oil States International, Inc.	NM	NM	NM	NM	NM	43.9	36.6	22.8	10.3

Mean	19.8x	25.0x	29.6x	15.2x	18.0x	22.8x	33.8x	21.6x	10.3x
Median	19.8	25.0	31.8	15.2	18.0	20.9	36.6	19.0	10.0

Technip

	Price / EPS			EV / EBIT			EV / EBITDA
Company	2016E	2017E	2018E	2016E	2017E	2018E	2016E	2017E	2018E
SUBSEA
Subsea Equipment
National Oilwell Varco, Inc.	NM	NM	31.8x	NM	NM	20.5x	57.0x	21.2x	10.1x
FMCTI	27.3x	27.9x	19.7	18.0x	18.6x	14.1	11.2	11.4	9.5
Dril-Quip, Inc.	23.1	40.7	24.4	14.3	27.0	14.8	11.5	18.7	12.4
Forum Energy Technologies, Inc.	NM	NM	36.2	NM	NM	21.2	NM	47.0	12.6
Aker Solutions ASA	18.1	26.6	23.2	9.4	13.9	11.7	4.9	6.0	5.5

Mean	22.8x	31.7x	27.1x	13.9x	19.8x	16.5x	21.2x	20.9x	10.0x
Median	23.1	27.9	24.4	14.3	18.6	14.8	11.3	18.7	10.1

Installers
Saipem S.p.A.	14.4x	16.3x	9.3x	11.0x	13.9x	12.7x	4.6x	5.1x	4.9x
Petrofac Limited	NM	9.7	8.9	8.2	7.6	7.7	6.0	5.4	5.4
Subsea 7 S.A.	12.5	35.0	23.7	7.1	29.4	16.7	3.0	4.3	3.8
McDermott International, Inc.	NM	NM	NM	10.0	11.4	9.6	5.7	5.7	5.3

Mean	13.4x	20.3x	14.0x	9.1x	15.6x	11.7x	4.8x	5.1x	4.9x
Median	13.4	16.3	9.3	9.1	12.7	11.2	5.1	5.3	5.1

Offshore Services
Oceaneering International, Inc.	31.4x	34.0x	20.5x	20.0x	21.2x	13.0x	8.8x	9.0x	7.3x
Frank’s International NV	NM	NM	53.1	NM	NM	26.2	21.3	18.1	12.7
Helix Energy Solutions Group, Inc.	NM	NM	53.5	NM	28.5	12.2	9.0	6.0	4.9

Mean	31.4x	34.0x	42.4x	20.0x	24.9x	17.1x	13.0x	11.1x	8.3x
Median	31.4	34.0	53.1	20.0	24.9	13.0	9.0	9.0	7.3

ONSHORE / OFFSHORE
Engineering and Construction
AECOM	10.1x	9.4x	8.5x	10.6x	9.3x	8.9x	8.7x	8.0x	7.2x
Fluor Corporation	14.9	14.5	13.5	8.3	8.4	8.5	6.8	6.9	6.6
Chicago Bridge & Iron Co. NV	7.6	7.6	8.3	6.8	6.9	7.9	6.0	6.1	6.5
Jacobs Engineering Group Inc.	16.4	15.0	14.9	12.6	10.7	11.1	9.8	8.8	9.1
KBR, Inc.	11.2	11.7	11.4	4.7	5.1	5.3	4.3	4.6	4.5

Mean	12.0x	11.6x	11.3x	8.6x	8.1x	8.3x	7.1x	6.9x	6.8x
Median	11.2	11.7	11.4	8.3	8.4	8.5	6.8	6.9	6.6

Based on its review of the Selected Publicly Traded Companies—Sum of the Parts and its experience and professional judgment, Evercore then applied (i) a reference range of multiples to the estimated metric for FMCTI for the calendar year ending 2016, the calendar year ending 2017 and the calendar year ending 2018 and (ii) a reference range of multiples to the estimated metric for Technip for the calendar year ending 2016, the calendar year ending 2017 and the calendar year ending 2018, as set forth below:

	FMCTI Selected Multiples				Technip Selected Multiples
Subsea	Low		High	Subsea	Low		High
EBITDA				EBITDA
2016E	12.0x	-	18.0x	2016E	3.5x	-	8.0x
2017E	9.0x	-	19.0x	2017E	4.5x	-	8.0x
2018E	7.0x	-	12.5x	2018E	4.0x	-	7.0x
EBIT				EBIT
2016E	NM	-	NM	2016E	7.5x	-	11.0x
2017E	NM	-	NM	2017E	8.0x	-	14.0x
2018E	13.0x	-	18.0x	2018E	8.0x	-	13.0x

Surface / Energy Infrastructure				Onshore / Offshore
EBITDA				EBITDA
2016E	12.0x	-	18.0x	2016E	6.0x	-	9.0x
2017E	11.0x	-	17.0x	2017E	6.0x	-	8.0x
2018E	9.5x	-	11.5x	2018E	6.0x	-	8.0x
EBIT				EBIT
2016E	NM	-	NM	2016E	6.5x	-	10.0x
2017E	NM	-	NM	2017E	6.5x	-	9.0x
2018E	12.5x	-	20.0x	2018E	7.0x	-	9.0x

In each case, the estimated metric was based on the FMCTI Management Projections and FMCTI Management Projections of Technip. Based on its experience and professional judgment, Evercore then selected (i) a TEV reference range of $3,800 million to $7,000 million for FMCTI’s Subsea segment and $2,600 million to $3,500 million for FMCTI’s Surface and Energy Infrastructure segments and (ii) a TEV range of $3,500 million to $6,500 million for Technip’s Subsea segment and $2,000 million to $3,000 million for Technip’s Onshore/Offshore segment. After adjusting for corporate adjustments, these analyses indicated a per share implied equity value reference range for FMCTI of approximately $26.84 to $44.67 and for Technip of $49.98 to $83.13.

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by first dividing the low end of the implied per share equity value reference range for Technip by the high end of the implied per share equity value reference range for FMCTI indicated by the Selected Publicly Traded Companies—Sum of the Part analyses. Evercore then divided the high end of the implied per share equity value reference range for Technip by the low end of the implied per share equity value reference range for FMCTI indicated by the Selected Publicly Traded Companies—Sum of the Parts analyses. Evercore assumed for purposes of this analysis that the FMCTI Exchange Ratio in the FMCTI Merger is 1.00 Topco Share for each FMCTI Share. This analysis indicated that the implied Technip Exchange Ratio in the Technip Merger ranged from 1.1188 to 3.0967. The Technip Exchange Ratio for the Technip Merger is 2.00 Topco Shares for each Technip Share.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, research analyst price targets, the last 12-month trading range and a contribution analysis, Evercore noted to the FMCTI board of directors that none of the foregoing constituted a valuation methodology. Evercore presented these factors to the FMCTI board of directors for informational purposes only.

Research Analyst Price Targets

Evercore reviewed publicly available share price targets of research analysts’ estimates known to Evercore as of May 17, 2016 (using only research analyst price targets that have been refreshed since April 1, 2016), noting that the low and high share price targets ranged from $21.00 to $45.00 for FMCTI and that the low and high share price targets ranged from $40.79 to $76.94 for Technip. Evercore calculated an implied exchange ratio reference range by first dividing the low end of the share price target range for Technip by the high end of the share price target range for FMCTI. Evercore then divided the high end of the share price target range for Technip by the low end of the share price target range for FMCTI. Evercore assumed for purposes of this review that the FMCTI Exchange Ratio in the FMCTI Merger is 1.00 Topco Share for each FMCTI Share. This indicated that the implied Technip Exchange Ratio in the Technip Merger ranged from 0.9065 to 3.6639. The Technip Exchange Ratio for the Technip Merger is 2.00 Topco Shares for each Technip Share.

Last 12 Month Trading Range

Evercore reviewed historical trading prices of FMCTI Shares and Technip Shares during the 12-month period ended May 17, 2016, noting that the low and high closing prices during such period ranged from $22.77 to $43.25 for FMCTI and $39.72 to $70.72 for Technip. Evercore calculated an implied exchange ratio reference range by dividing the low end of the historical trading price range for Technip by the high end of the historical trading price range for FMCTI and by dividing the high end of the historical trading price range for Technip by the low end of the historical trading price range for FMCTI. Evercore assumed for purposes of this review that the FMCTI Exchange Ratio in the FMCTI Merger is 1.00 Topco Share for each FMCTI Share. This indicated that the implied Technip Exchange Ratio in the Technip Merger ranged from 0.9102 to 3.1058. The Technip Exchange Ratio for the Technip Merger is 2.00 Topco Shares for each Technip Share.

Contribution Analysis

Evercore analyzed the respective contributions of FMCTI and Technip to the revenue, EBITDA, EBIT, net income, free cash flow, book value of equity and net property plant and equipment of the combined company, based on the FMCTI Management Projections and the FMCTI Management Projections of Technip, and analyzed such contributions on a levered basis (by taking into consideration each company’s corporate adjustments from its unlevered contribution to enterprise value, where applicable), as of the end of calendar years 2015 (on a pro forma basis), 2016E, 2017E and 2018E. This analysis indicated the relative contributions of FMCTI and Technip and the implied exchange ratios of Technip Shares for each FMCTI Share for calendar years 2015 (pro forma), 2016, 2017 and 2018, respectively. Evercore assumed for purposes of this review that the FMCTI Exchange Ratio in the FMCTI Merger is 1.00 Topco Share for each FMCTI Share. Based on its experience and professional judgment, Evercore then selected a reference Technip Exchange Ratio in the Technip Merger range of 3.00 to 4.00. The Technip Exchange Ratio for the Technip Merger is 2.00 Topco Shares for each Technip Share.

Miscellaneous

In arriving at its opinion, Evercore did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The order of the analyses and reviews described in the summary above and the results thereof do not represent the relative importance or weight given to these analyses and reviews by Evercore. Considering selected portions of the analyses and reviews in the summary set forth above, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Evercore’s opinion. Evercore may have considered various assumptions more or less probable than other assumptions, so the range of valuations and implied exchange ratios resulting from any particular analysis should therefore not be taken to represent Evercore’s view of the value of FMCTI or Technip.

For purposes of its analyses and reviews, Evercore considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FMCTI, Technip and their advisors. No company or business used in Evercore’s analyses and reviews as a comparison is identical to FMCTI or Technip, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Evercore’s analyses and reviews. The estimates contained in Evercore’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results or values are materially different from those contained in such estimates.

Pursuant to the terms of Evercore’s engagement, Evercore provided FMCTI with financial advisory services to the FMCTI board of directors in connection with the transactions contemplated by the Business Combination Agreement, including the delivery of its opinion as to the fairness, from a financial point of view, of the FMCTI Exchange Ratio (after giving effect to the Technip Merger) to the holders of FMCTI Shares (other than the FMCTI Excluded Shares). Under the terms of Evercore’s engagement letter with FMCTI dated February 11, 2016, FMCTI has agreed to pay Evercore certain fees for its services in connection with its engagement, including an opinion fee and a success fee. Evercore is entitled to receive an opinion fee of $6.5 million (regardless of the conclusion reached in that opinion), which Evercore earned upon delivery of its opinion to the FMCTI board of directors. In addition, Evercore is entitled to receive a success fee of an additional $26.0 million (i.e., a total of $32.5 million), which Evercore will earn upon the consummation of the transactions contemplated by the Business Combination Agreement. In the event that FMCTI receives a termination fee from Technip in connection with the termination of the Business Combination Agreement, Evercore is entitled to receive 10% thereof net of FMCTI’s expenses in connection with the transactions contemplated by the Business Combination Agreement (including the recovery of the termination fee). However, Evercore’s payment related to a termination fee cannot exceed $13 million.

In addition, FMCTI has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of Evercore’s engagement, any services performed by Evercore in connection therewith or any transaction contemplated thereby.

Prior to the date of its opinion, in October 2015, Evercore was also engaged by FMCTI to provide periodic strategic shareholder relationship advisory services for a customary annual retainer, a portion of which would be creditable against a financial advisory transaction fee payable by FMCTI. Under the terms of Evercore’s engagement letter relating to the transactions contemplated by the Business Combination Agreement, any fees paid by Evercore under this annual retainer relationship prior to the consummation of the Mergers will be fully credited against the $32.5 million success fee. Evercore and its affiliates in the future may provide financial advisory and other services to FMCTI, Technip, Topco and their respective affiliates, for which Evercore may receive compensation, including the reimbursement of expenses.

During the two-year period prior to the date hereof, in addition to its engagement in connection with the transactions contemplated by the Business Combination Agreement and its engagement to provide periodic strategic shareholder relationship advisory services, no material relationship existed between Evercore and its affiliates, on the one hand, and FMCTI, Technip or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of FMCTI, Topco, Technip and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

The FMCTI board of directors engaged Evercore to act as a financial advisor to FMCTI based on its qualifications, experience and reputation, as well as its familiarity with the business of FMCTI. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

FMCTI Unaudited Forward-Looking Financial Information

FMCTI does not as a matter of course publicly disclose long-term financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, FMCTI does not endorse unaudited forward-looking financial information as a reliable indication of future results. The limited unaudited forward-looking financial information set out below is included in this proxy statement/prospectus solely because it was among the financial information made available to the FMCTI board of directors, Technip and their respective financial advisors in connection with their respective evaluations of the Mergers.

The unaudited forward-looking financial information presented below includes unaudited forward-looking financial information prepared by FMCTI management. FMCTI’s internally prepared unaudited forward-looking financial information was based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Except to the extent required by applicable law, FMCTI has no intention to update or revise the forward-looking financial information included in this proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this unaudited forward-looking financial information should not be regarded as an indication that any of FMCTI, Technip, Evercore, Goldman Sachs, Rothschild or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, it to be an accurate prediction of actual future results, and readers of this proxy statement/prospectus are cautioned not to rely on this forward-looking information. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated.

Since the unaudited forward-looking financial information below covers multiple years, such information by its nature becomes less accurate with each successive year. FMCTI and Technip stockholders are urged to review the SEC filings of FMCTI for a description of risk factors with respect to the business of FMCTI and the risk factors described in the section entitled “Risk Factors—Risk Factors Relating to FMCTI’s Business” of this proxy statement/prospectus with respect to the business of FMCTI. FMCTI and Technip stockholders are also urged to review the risks and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus with respect to the business of Technip. The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, or U.S. GAAP. Neither the independent registered public accounting firm of FMCTI nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited forward-looking financial information for the purpose of its inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of FMCTI incorporated by reference into this proxy statement/prospectus relates to the historical financial information of FMCTI. It does not extend to the unaudited forward-looking financial information and should not be read to do so. The accompanying unaudited forward-looking financial information include certain financial measures that are not consistent with U.S. GAAP. Financial measures that are not consistent with U.S. GAAP should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and financial measures that are not consistent with U.S. GAAP as used by FMCTI may not be comparable to similarly titled amounts used by other companies. The footnotes to the table below provide certain supplemental information with respect to the calculation of these financial measures that are not consistent with U.S. GAAP. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the Mergers.

FMCTI Management Unaudited Forward-Looking Financial Information for FMCTI

The following table presents selected unaudited forward-looking financial information for FMCTI that FMCTI management reviewed with the FMCTI board of directors on April 19, 2016 and provided to Evercore for use in the financial analysis prepared by Evercore and summarized above in the section entitled“—Opinion of Evercore as Financial Advisor to FMCTI” of this proxy statement/prospectus. This selected unaudited forward-looking financial information was also provided to Technip on May 12, 2016.

	Management Projections(1)
(In millions of dollars)	2016E(2)	2017E	2018E	2019E	2020E
Total Revenue	$4,901	$5,012	$5,796	$6,725	$7,610
EBIT(3)	323	445	593	788	1,001

(1)	Includes impact of anticipated synergies from Forsys Subsea.
(2)	2016 estimates exclude restructuring, asset impairment and inventory adjustment charges of $29.9 million for Subsea, $50.9 million for Surface and $2.0 million for Energy Infrastructure.
(3)	EBIT is calculated as earnings before interest and income taxes. EBIT is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.

The following table presents selected unaudited forward-looking financial information for FMCTI that FMCTI management reviewed with the FMCTI board of directors on April 19, 2016 (with respect to EBITDA and net income) and on May 16, 2016 (with respect to free cash flow) and provided to Evercore for use in its financial analysis of the transaction. The information in this table was derived from the same financial analyses that produced the April 19, 2016 information described above.

	Management Projections(1)
(In millions of dollars)	2016E(2)	2017E	2018E	2019E	2020E
EBITDA(3)	$566	$654	$845	$1,077	$1,309
Net Income	243	288	395	536	689
Free Cash Flow(4)	309	487	176	459	758

(1)	Includes impact of anticipated synergies from Forsys Subsea.
(2)	2016 estimates exclude restructuring, asset impairment and inventory adjustment charges of $29.9 million for Subsea, $50.9 million for Surface and $2.0 million for Energy Infrastructure.
(3)	EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(4)	Free cash flow is calculated as EBITDA less interest income, taxes, changes in net working capital and capital expenditures. Free cash flow is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.

The following table presents selected unaudited forward-looking financial information for FMCTI that FMCTI management reviewed with the FMCTI board of directors on February 26, 2016 and provided to Technip on March 29, 2016. FMCTI refers to this selected unaudited forward-looking financial information as the “February FMCTI Management Projections.”

	Management Projections(1)
(In millions of dollars)	2016E(2)	2017E	2018E	2019E	2020E
Total Revenue	$5,185	$4,989	$5,703	$6,524	$7,319
EBIT(3)	419	442	582	761	958
EBITDA(4)	644	651	833	1,049	1,264
Net Income	296	296	397	526	668

(1)	Excludes impact of anticipated synergies from Forsys Subsea.
(2)	2016 estimates exclude restructuring, asset impairment and inventory adjustment charges of $29.9 million for Subsea, $50.9 million for Surface and $2.0 million for Energy Infrastructure.
(3)	EBIT is calculated as earnings before interest and income taxes. EBIT is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(4)	EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.

Subsequent to providing the February FMCTI Management Projections to Technip, as a result of rapidly changing and deteriorating market conditions, including updated industry estimates indicating that surface rig counts were anticipated to decline, and the corresponding anticipated impact on FMCTI, including an anticipated decrease in revenue production by FMCTI’s Surface Technologies segment, FMCTI management determined that it was appropriate to revise the fiscal year 2016 selected unaudited forward-looking financial information for FMCTI.

In preparing the February FMCTI Projections, FMCTI management did not include the impact of anticipated synergies from Forsys Subsea. For fiscal years 2017 through 2020, the only difference between the February FMCTI Projections and the selected unaudited forward-looking financial information for FMCTI provided on and after April 19, 2016 relates to the inclusion of the impact of anticipated synergies from Forsys Subsea.

FMCTI Management Unaudited Forward-Looking Financial Information for Technip

In connection with FMCTI’s consideration of a strategic combination with Technip, after review of the Technip unaudited forward-looking financial information received from Technip on March 29, 2016 and additional information with respect to cash flow received from Technip on May 12, 2016, FMCTI’s management prepared an alternate version of the Technip unaudited forward-looking financial information based on FMCTI’s assumptions regarding current and prospective market conditions and its due diligence investigation of Technip. The FMCTI Management Projections of Technip also reflect FMCTI management’s expectations regarding Technip’s future prospects of new project awards, expected margins and revenue recognition. The following table presents selected unaudited forward-looking financial information for Technip included in the FMCTI Management Projections of Technip. The FMCTI Management Projections of Technip were reviewed with the FMCTI board of directors on April 19, 2016 (with respect to total revenue, EBIT and EBITDA) and on May 16, 2016 (with respect to free cash flow). The FMCTI Management Projections of Technip were also provided to Evercore for use in its financial analysis of the transaction.

	Management Projections
(In millions of dollars)	2016E	2017E	2018E	2019E	2020E
Total Revenue	$12,470	$11,473	$11,180	$12,084	$12,987
EBIT(1)	994	808	976	1,085	1,195
EBITDA(2)	1,300	1,114	1,282	1,391	1,501
Free Cash Flow(3)	(82)	(182)	458	870	948

(1)	EBIT is calculated as earnings before interest and income taxes. EBIT is a non-GAAP financial measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(2)	EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(3)	Free cash flow is calculated as EBITDA less interest income, taxes, changes in net working capital and capital expenditures. Free cash flow is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.

Although presented with numerical specificity, the above unaudited forward-looking financial information reflects numerous assumptions and estimates as to future events made by the management of FMCTI. At the respective times the unaudited forward-looking financial information was prepared, FMCTI’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, FMCTI made assumptions regarding, among other things, rapidly changing market conditions pricing and volume of products and services sold, costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, effective tax rates, and general and administrative costs.

No assurances can be given that the assumptions made in preparing the above unaudited forward-looking financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited forward-looking financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus, including as incorporated by reference therein, all of which are difficult to predict and many of which are beyond the control of FMCTI and/or Technip and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited forward-looking financial information, whether or not the Mergers are completed.

No representation is made by FMCTI, Technip or any other person to any FMCTI or Technip stockholder regarding the ultimate performance of FMCTI (or, to the extent applicable, Topco) compared to the information included in the above unaudited forward-looking financial information.

The unaudited financial forward-looking financial information described above was prepared by FMCTI management and was not approved by Technip or any affiliate or employee thereof.

FMCTI HAS NOT UPDATED OR OTHERWISE REVISED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS PROXY STATEMENT/PROSPECTUS THE ABOVE UNAUDITED FORWARD-LOOKING FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORWARD-LOOKING FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

FMCTI Unaudited Pro Forma Synergy Estimates

FMCTI does not as a matter of course publicly disclose pro forma synergy estimates due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, FMCTI does not endorse unaudited pro forma synergy estimates as a reliable indication of the amount of synergies that will be achieved in the future. The limited unaudited pro forma synergy estimates set out below are included in this proxy statement/prospectus solely because they were among the financial information made available to the FMCTI board of directors and its financial advisors in connection with their respective evaluations of the Mergers.

The unaudited pro forma synergy estimates presented below were based on the unaudited forward-looking financial information presented to the FMCTI board of directors on April 19, 2016 (referenced above in the section entitled “—FMCTI Unaudited Forward-Looking Financial Information” of this proxy statement/prospectus). Such unaudited forward-looking financial information was based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Except to the extent required by applicable law, FMCTI has no intention to update or revise the forward-looking financial information included in this proxy statement/prospectus and, except as otherwise provided, has not done so and does not intend to do so.

The inclusion of these unaudited pro forma synergy estimates should not be regarded as an indication that any of FMCTI, Technip, Evercore, Goldman Sachs, Rothschild or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, it to be an accurate prediction of the amount of synergies that will be achieved in the future, and readers of this proxy statement/prospectus are cautioned not to rely on these unaudited pro forma synergy estimates. There can be no assurance that the unaudited pro forma synergy estimates will be achieved or that actual synergies achieved in the future will not be significantly higher or lower than estimated.

Since the unaudited pro forma synergy estimates below cover multiple years, such information by its nature becomes less accurate with each successive year. FMCTI and Technip stockholders are urged to review the SEC filings of FMCTI for a description of risk factors with respect to the business of FMCTI and the risk factors described in the section entitled “Risk Factors—Risk Factors Relating to FMCTI’s Business” of this proxy statement/prospectus with respect to the business of FMCTI. FMCTI and Technip stockholders are also urged to review the risks and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus with respect to the business of Technip. The unaudited pro forma synergy estimates were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, or U.S. GAAP. Neither the independent registered public accounting firm of FMCTI nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited pro forma synergy estimates for the purpose of its inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of FMCTI incorporated by reference into this proxy statement/prospectus relates to the historical financial information of FMCTI. It does not extend to the unaudited pro forma synergy estimates and should not be read to do so. The accompanying unaudited pro forma synergy estimates include certain financial measures that are not consistent with U.S. GAAP. Financial measures that are not consistent with U.S. GAAP should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP , and financial measures that are not consistent with U.S. GAAP as used by FMCTI may not be comparable to similarly titled amounts used by other companies. The unaudited pro forma synergy estimates do not take into account any circumstances or events occurring after the date they were prepared.

Unaudited Pro Forma Synergy Estimates for Topco

The following table presents selected unaudited pro forma synergy estimates for Topco after completion of the transactions contemplated by the Business Combination Agreement for the calendar years 2017 and 2018 and an exit rate expected to be maintained for subsequent years that FMCTI management prepared, with review and consideration from Technip management as a “base case” for such estimates. FMCTI’s management used the unaudited forward-looking financial information presented to the FMCTI board of directors on May 16, 2016 (referenced above in the section entitled “—FMCTI Unaudited Forward-Looking Financial Information” of this proxy statement/prospectus) as the foundation for these estimates. FMCTI management reviewed these estimates with the FMCTI board of directors on May 16, 2016. The unaudited pro forma synergy estimates were also provided to Evercore, but were not incorporated into the financial analysis prepared by Evercore and summarized above in the section entitled “—Opinion of Evercore as Financial Advisor to FMCTI” of this proxy statement/prospectus. This unaudited prospective financial information represents FMCTI management’s estimate, with review and consideration from Technip management, of potential synergies realizable in Topco through optimization of Topco’s supply chain, regional sales, general and administrative expense, information technology, facilities, corporate expense, engineering, Forsys Subsea operations and procurement organization, and improved operational efficiencies of both FMCTI and Technip applying the best practices of both companies.

	Management Projections
(In millions of dollars)	2017E	2018E	2018E Exit Rate
“Base Case” Operating Cost Synergies (EBITDA Impact)	$95	$375	$470

In addition, FMCTI management prepared, with review and consideration from Technip management, a “high case” and a “low case” for the 2018 unaudited pro forma synergy estimates for Topco after completion of the transactions contemplated by the Business Combination Agreement as an exit rate expected to be maintained for subsequent years as presented in the following table.

Management Projections
(In millions of dollars)	2018E Exit Rate
“High Case” Operating Cost Synergies (EBITDA Impact)	$565
“Low Case” Operating Cost Synergies (EBITDA Impact)	$330

FMCTI AND TECHNIP HAVE NOT UPDATED OR REVISED AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS PROXY STATEMENT/PROSPECTUS THE ABOVE UNAUDITED PRO FORMA SYNERGY ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORWARD-LOOKING FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Technip Reasons for the Mergers

In evaluating the MOU, the Business Combination Agreement and the other transactions contemplated thereby, the Technip board of directors consulted with, and received the advice of, Technip’s management and its legal and financial advisors. In reaching its decision to approve the MOU, the Business Combination Agreement and the transactions contemplated thereby, the Technip board of directors considered a number of factors, including, but not limited to, the following:

Strategic and Financial Considerations

•	the transaction would create a leader in Subsea, Surface and Onshore/Offshore segments, combining Technip’s innovative systems and solutions, state of the art assets, engineering strengths and project management capabilities with FMCTI’s leading technology, manufacturing and service capabilities;

•	the combined company would have a broadened and flexible offering across each relevant market from concept to project delivery and beyond, which would allow it to engage with customers earlier in the development process, allowing for the design, delivery and installation of more comprehensive solutions; and to build on the proven success of the existing alliance between the companies;

•	the transaction is expected to be significantly accretive to EPS and result in pre-tax cost synergies in 2018 of approximately $200 million and annual pre-tax cost synergies in 2019 and thereafter of between approximately $330 million and $565 million (with a central point of approximately $400 million), which are expected to be driven by supply chain efficiencies, real estate, infrastructure optimization and other corporate and organizational efficiencies;

•	the all-stock transaction is expected to create a combined company with a solid and sustainable capital structure and a strong balance sheet; and

Other Factors Considered by the Technip Board of Directors

•	its knowledge of Technip’s business, operations, financial condition, earnings and prospects and of FMCTI’s business, operations, financial condition, earnings and prospects, taking into account the results of Technip’s due diligence review of FMCTI;

•	the current and prospective business climate in the sectors in which Technip and FMCTI operate;

•	the alternatives reasonably available to Technip, including remaining a stand-alone entity and pursuing other strategic alternatives;

•	the recommendation of Technip’s senior management in favor of the transaction;

•	the relative market capitalizations of each company at the time of the Technip board of directors’ evaluation of the transactions, as well as over various historical periods;

•	the financial projections of Technip as a stand-alone company and the fit of the transactions with Technip’s previously established strategic goals;

•	the fact that half of the members of the 14-member Topco board of directors will be designated by Technip, and that the committees of the Topco board of directors will be comprised of an equal number of directors designated by each of Technip and FMCTI;

•	the fact that Thierry Pilenko will be Executive Chairman of Topco and a member of the Topco board of directors and that upon Thierry Pilenko ceasing to serve in such capacity, the members of the Topco board of directors designated by Technip will have the right to elect the next independent lead director;

•	the fact that, until the annual general meeting of stockholders in 2019, the transaction of any business by the Topco board of directors will require the approval of at least one board member designated by Technip;

•	the fact that the Technip board of directors believes that the governance arrangements set out in the foregoing three bullets and otherwise set out in the Corporate Governance Guidelines of Topco provide for clear and balanced corporate governance and leadership and the fact that, until at least the annual general meeting of stockholders in 2019, any change to these governance provisions would require the affirmative vote of two-thirds of the members of the Topco board of directors;

•	the fact that the Subsea Projects and Onshore/Offshore business units of Topco and its global Integrated Research and Development center will be headquartered in Paris, that the Subsea Products business unit will be under the responsibility of the Chief Operating Officer (whose principal office will be located in Paris), and that Topco’s senior management team will include executives from both companies;

•	the fact that the Business Combination Agreement provides for a fixed exchange ratio that is expected to result in former FMCTI stockholders and former Technip stockholders owning approximately 49.1% and 50.9%, respectively, of Topco immediately following consummation of the Mergers, calculated based on FMCTI’s and Technip’s respective fully diluted shares as of the date the parties entered into the MOU, and therefore that Topco stockholders would have the opportunity to participate in the future performance of the combined company, including the synergies;

•	the written opinion of Goldman Sachs to the Technip board of directors, dated May 18, 2016, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, and taking into account the FMCTI Merger, the Technip Exchange Ratio pursuant to the MOU and the Business Combination Agreement was fair from a financial point of view to the holders of Technip Shares (other than FMCTI and its affiliates), as more fully described below under the section entitled “—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” of this proxy statement/prospectus;

•	the written opinion of Rothschild to the Technip board of directors, dated May 18, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the Technip Exchange Ratio, taking into account the FMCTI Merger, was fair, from a financial point of view, to the holders of Technip Shares (other than the Technip Excluded Shares), as more fully described below under the section entitled “—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” of this proxy statement/prospectus;

•	the support of Bpifrance Participations and IFP Energies nouvelles, two major stockholders of Technip, which each executed a support agreement, committing in particular to vote in favor of the resolutions regarding the transaction, which will be submitted to the Technip Special Stockholders’ Meeting and the Technip Extraordinary General Meeting, subject notably to the Technip board of directors’ favorable recommendation;

•	the expected customer, supplier and stakeholder reaction to the combination;

•	the terms and conditions of the MOU and the Business Combination Agreement, which were the product of arms-length negotiations between Technip and its advisors on the one hand, and FMCTI and its advisors, on the other hand;

•	the fact that Technip and FMCTI intend for Topco Shares to be listed on Euronext Paris and included in the CAC 40;

•	the ability of Technip to terminate the Business Combination Agreement and receive a termination fee of $250 million from FMCTI if the FMCTI board of directors withholds, withdraws or changes its recommendation to the FMCTI stockholders in favor of the transaction and under certain other circumstances, and, following the execution of the Business Combination Agreement, the inability of FMCTI to terminate the Business Combination Agreement in the event the FMCTI board of directors takes any such action; and

•	the ability of Technip to terminate the business combination agreement if either Technip or FMCTI does not receive an opinion of external tax counsel that Topco should not be treated as a “domestic corporation” for U.S. federal income tax purposes.

The Technip board of directors weighed these factors against a number of other factors identified in its deliberations weighing negatively against the transaction, including:

•	the challenges inherent in the combination of two businesses of the size, geographical diversity and complexity of Technip and FMCTI, including the risk that integration costs may be greater than projected, expected cost savings and synergies may not be realized, other expected benefits of the transactions may not be realized and/or that Topco will not achieve its expected financial results;

•	the risk that the pendency of the transaction for an extended period of time could have an adverse impact on Technip, FMCTI or Topco, including the potential for distraction of the attention of management and the possibility that Technip and FMCTI may lose key personnel;

•	the fact that certain provisions of the MOU and the Business Combination Agreement may have the effect of discouraging alternative business combination transactions involving Technip, including that the agreements prohibit Technip from soliciting or engaging in discussions regarding alternative transactions during the pendency of the transaction, subject to limited exceptions, and, following the execution of the Business Combination Agreement, terminating the Business Combination Agreement in the event the Technip board of directors withholds, withdraw or changes its recommendation to the Technip stockholders in favor of the transaction and under certain other circumstances, and the ability of FMCTI to terminate the Business Combination Agreement and receive a termination fee of $250 million from Technip if the Technip board of directors takes any such action;

•	the risk that a change in U.S. tax law, or official interpretations thereof, could cause Topco to be treated as a domestic corporation for U.S. federal income tax purposes following the consummation of the transaction or otherwise adversely affect Topco or its affiliates, and the ability of FMCTI to terminate the Business Combination Agreement if either Technip or FMCTI does not receive an opinion of external tax counsel that Topco should not be treated as a domestic corporation for U.S. federal income tax purposes;

•	the potential that the fixed exchange ratio under the Business Combination Agreement could result in Technip delivering greater value to the FMCTI stockholders than had been anticipated by Technip should the value of the Technip Shares increase relative to FMCTI Shares after the date of execution of the MOU; and

•	the risks of the type and nature described under the section entitled “Risk Factors” of this proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” of this proxy statement/prospectus.

The foregoing discussion of the factors considered by the Technip board of directors is not intended to be exhaustive, but rather includes the principal factors considered by the Technip board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the Technip board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its decision to approve the MOU, the Business Combination Agreement and the transactions contemplated thereby. In addition, individual members of the Technip board of directors may have given differing weights to different factors. The Technip board of directors conducted an overall review of the factors described above, including through discussions with Technip’s management and outside legal and financial advisors.

Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip

Opinion of Rothschild

Technip retained Rothschild to act as its financial advisor in connection with the Mergers and to render to the Technip board of directors, solely in its capacity as such, an opinion with respect to the fairness, from a financial point of view, to the holders of Technip Shares (other than the Technip Excluded Shares) of the Technip Exchange Ratio, taking into account the FMCTI Merger. Technip selected Rothschild based on its reputation and its experience in the mergers and acquisitions industry.

On May 18, 2016, at the request of the Technip board of directors, Rothschild rendered an oral opinion to the Technip board of directors, which was subsequently confirmed in a written opinion, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, as to whether the Technip Exchange Ratio, taking into account the FMCTI Merger, was fair, from a financial point of view, to the holders of Technip Shares (other than the Technip Excluded Shares).

The full text of Rothschild’s written opinion dated May 18, 2016, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C-1. We encourage Technip’s stockholders to read the Rothschild opinion and the section entitled “—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” of this proxy statement/prospectus carefully and in its entirety. This summary of Rothschild’s written opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The Rothschild opinion was provided for the benefit of the Technip board of directors, solely in its capacity as such, in connection with its evaluation of the Mergers. The Rothschild opinion should not be construed as creating any fiduciary duty on Rothschild’s part to any party. The Rothschild opinion was limited to the fairness from a financial point of view, to the holders of Technip Shares (other than the Technip Excluded Shares), on the date of the opinion, of the Technip Exchange Ratio, taking into account the FMCTI Merger, and Rothschild expressed no opinion as to the merits of the underlying decision by Technip to engage in the Mergers or as to any aspect of the Mergers other than the Technip Exchange Ratio. The Rothschild opinion did not constitute a recommendation to the Technip board of directors as to whether to approve the Mergers or a recommendation to any stockholder as to how to vote or otherwise act with respect to the Mergers or any other matter. In addition, the Technip board of directors has not asked Rothschild to address, and the Rothschild opinion does not address, (i) the fairness of the Technip Exchange Ratio, or any other consideration, as regards the holders of any class of securities (other than holders of Technip Shares and then only to the extent expressly set forth in the Rothschild opinion), the creditors or other constituencies of Technip, or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Technip, FMCTI or Topco, or any class of such persons, pursuant to the Mergers or otherwise.

In arriving at its opinion, Rothschild, among other things:

•	reviewed the MOU and the form Business Combination Agreement;

•	reviewed certain publicly available business and financial information that Rothschild deemed to be generally relevant concerning Technip and FMCTI and the industry in which they operate, including certain publicly available research analyst reports and estimates;

•	reviewed the financial terms of certain business combinations;

•	compared certain financial and stock market information for Technip and FMCTI with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the reported price and trading activity for the Technip Shares and compared it with the trading history of the FMCTI Shares;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Technip and FMCTI furnished to or discussed with Rothschild by the management of Technip and FMCTI, including (a) the Risk-Adjusted Technip Projections, the Risk-Adjusted FMCTI Projections and certain financial data for Topco resulting solely from putting together the Risk-Adjusted Technip Projections, the Risk-Adjusted FMCTI Projections and the Synergies, in each case as approved for Rothschild’s use by Technip (the “Projections”) and (b) certain internal financial analysis and projections relating to FMCTI prepared by FMCTI’s management;

•	reviewed certain estimates as to the amount, timing and use of the cost savings and operating synergies expected by Technip’s management to result from the Mergers, as further described in the section entitled “—Technip Reasons for the Mergers—Strategic and Financial Considerations” of this proxy statement/prospectus (the “Synergies”) and integration costs expected to be incurred in connection with the Mergers, each as estimated by the management of Technip and as approved for Rothschild’s use by Technip; and

•	performed such other financial studies, analyses and investigations as Rothschild deemed appropriate for the purpose of its opinion.

In addition, Rothschild held discussions with certain members of the management of Technip with respect to the past and current business operations, financial condition and future prospects of Technip, and with certain members of the management of Technip and FMCTI with respect to their assessment of the strategic rationale for, and the potential benefits of, the Mergers and the past and current business operations of FMCTI, financial condition and future prospects of FMCTI and Topco, the Projections, the Synergies and certain other matters it believed necessary or appropriate to its inquiry.

In arriving at its opinion, Rothschild, with the consent of the Technip board of directors, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild by Technip, FMCTI or their respective associates, affiliates and advisors, or otherwise was reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor. Rothschild did not conduct any valuation or appraisal of any assets or liabilities of Technip or FMCTI (including, without limitation, real property owned by Technip or FMCTI or in which Technip or FMCTI holds a leasehold interest), nor have any such valuations or appraisals been provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities and did not assume any responsibility in such respect. Rothschild did not evaluate the solvency or fair value of Technip,

FMCTI or Topco under any laws or regulations relating to bankruptcy, insolvency or similar matters. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of Technip or FMCTI. With respect to the Projections and the Synergies provided to or otherwise discussed with Rothschild, Rothschild was advised by Technip’s management, and assumed with Technip’s consent, that such projections and information had been reasonably prepared in accordance with industry practice on bases reflecting the best available estimates and judgments of management as to the future financial performance of Technip, FMCTI and Topco and the other matters covered thereby. Rothschild also assumed that such expected Synergies projected by Technip’s management to result from the Mergers would be realized as projected. Rothschild expressed no view and did not assume any liability as to the reasonableness of such projections and projections or the assumptions on which they were based.

Rothschild assumed that the Business Combination Agreement would be executed and delivered, that the terms and conditions thereof would not deviate from those contemplated by the form Business Combination Agreement attached to the MOU in any way meaningful to Rothschild’s analysis and that the Mergers would be consummated as contemplated in the MOU and the Business Combination Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties to the MOU and the Business Combination Agreement would comply with all material terms of the MOU and of the Business Combination Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Mergers, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Technip or FMCTI since the respective dates of the most recent financial statements and other information, financial or otherwise, relating to Technip or FMCTI made available to Rothschild, and that there was no information or any facts that would make any of the information reviewed by us incomplete or misleading. Rothschild did not express any opinion as to any tax or other consequences that may result from the Mergers, nor did Rothschild’s opinion address any tax, legal, regulatory or accounting matters. Rothschild relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Technip and FMCTI and their respective other advisors with respect to such issues. In arriving at its opinion, Rothschild did not take into account any litigation, regulatory or other proceeding that was pending or may have been brought against Technip, FMCTI or any of their respective affiliates.

The Rothschild opinion was necessarily based on securities market, economic, monetary, regulatory, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date thereof and the conditions and prospects, financial and otherwise, of Technip and FMCTI as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with the management of Technip and FMCTI. Rothschild expressed no opinion as to the price at which the Technip Shares, FMCTI Shares or Topco Shares would trade at any future time. The Rothschild opinion was limited to the fairness from a financial point of view, to the holders of Technip Shares (other than the Technip Shares that are held in the treasury of Technip or owned by Technip or any direct or indirect wholly owned subsidiary of Technip), of the Technip Exchange Ratio, taking into account the FMCTI Merger, and Rothschild expressed no opinion as to any underlying decision which Technip may have made to engage in the Mergers or any alternative transaction. Rothschild did not express any opinion, nor was it asked by the board of directors to express any opinion, as to the relative merits of the Mergers as compared to any alternative transaction, including any alternative transaction that the board of directors has considered and elected not to pursue. Rothschild was not asked to, nor did it, offer any opinion as to the terms, other than the Technip Exchange Ratio, taking into account the FMCTI Merger, and only to the extent expressly set forth in its opinion, of the Mergers, the MOU, the Business Combination Agreement or any other agreement entered into in connection with the Mergers.

Rothschild and its affiliates are engaged in investment banking, brokerage and financial advisory service activities. In the ordinary course of business, Rothschild and its affiliates may trade in the securities of Technip, FMCTI or any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. Rothschild is acting as financial advisor to Technip with respect to the Mergers and will receive, pursuant to the terms of an engagement letter dated May 17, 2016, a fee of up to €16.5 million from Technip for its services, up to €2.5 million of which is payable upon announcement of the Mergers and the remainder being contingent on closing. In addition, Technip has agreed to reimburse certain of Rothschild’s expenses and indemnify it against certain liabilities that may arise out of its engagement. Rothschild or its affiliates have provided in the past, currently provide, and may in the future provide financial services to Technip and/or its affiliates in the ordinary course of their businesses from time to time and may receive fees for the rendering of such services. In the past, Rothschild notably advised Technip on the disposals of Technip Benelux NV and Technip Germany GmbH which were completed in 2015 and 2016 respectively. Rothschild or its affiliates may in the future provide financial services to FMCTI, Topco and/or their affiliates in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services. During the two-year period ended on May 18, 2016, Rothschild or its affiliates have not been engaged by FMCTI or its affiliates to provide financial advisory or underwriting services for which they have received compensation.

The Rothschild opinion was given and speaks only as of the date of the opinion. It should be understood that subsequent developments may affect the Rothschild opinion and the assumptions used in preparing it, and Rothschild does not have any obligation to update, revise, or reaffirm its opinion based on circumstances or events occurring after the date of the Rothschild opinion.

For the avoidance of doubt, the Rothschild opinion was not delivered pursuant to Article 261-1 of the general regulation of the French Autorité des marchés financiers and should not be considered a “rapport d’expert indépendant” nor an “expertise indépendante” or “attestation d’équité,” nor shall Rothschild be considered an “expert indépendant,” in each case within the meaning of the French Règlement Général of the Autorité des marchés financiers (in particular Book II, Title VI (Livre II, Titre VI) thereof).

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the Technip board of directors that, as of May 18, 2016 and based upon and subject to the factors and assumptions set forth therein, and taking into account the FMCTI Merger, the Technip Exchange Ratio pursuant to the MOU and the Business Combination Agreement was fair from a financial point of view to the holders of Technip Shares (other than FMCTI and its affiliates).

The full text of the written opinion of Goldman Sachs, dated May 18, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-2. Goldman Sachs provided its opinion for the information and assistance of the Technip board of directors in connection with its consideration of the Mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Technip Shares should vote with respect to the Mergers or any other matter. The summary of Goldman Sachs’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Technip Shares are urged to read Goldman Sachs’ opinion and the section entitled “—Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” of this proxy statement/prospectus, carefully and in its entirety.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the MOU;

•	the form Business Combination Agreement attached to the MOU;

•	the documents de référence filed by Technip with the Autorité des marchés financiers for the five years ended December 31, 2015;

•	annual reports to stockholders and Annual Reports on Form 10-K of FMCTI for the five years ended December 31, 2015;

•	certain interim reports and quarterly reports to stockholders of Technip and certain interim reports and Quarterly Reports on Form 10-Q of FMCTI;

•	certain other communications from Technip and FMCTI to their respective stockholders;

•	certain publicly available research analyst reports for Technip and FMCTI;

•	certain internal financial analysis and projections for FMCTI prepared by FMCTI’s management; and

•	the Projections and the Synergies, in each case as approved for Goldman Sachs’ use by Technip.

Goldman Sachs also held discussions with members of the senior managements of Technip and FMCTI regarding its assessment of the strategic rationale for, and the potential benefits of, the Mergers and the past and current business operations, financial condition and future prospects of FMCTI and Topco and with members of the senior management of Technip regarding the past and current business operations, financial condition and future prospects of Technip; reviewed the reported price and trading activity for the Technip Shares and the FMCTI Shares; compared certain financial and stock market information for Technip and FMCTI with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Technip, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of Technip that the Projections, including the Synergies, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Technip as to the financial performance of the applicable company for the time period contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Technip, FMCTI or Topco or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers would be obtained without any adverse effect on Technip, FMCTI or Topco or on the expected benefits of the Mergers in any way meaningful to its analysis. Goldman Sachs also assumed that the Business Combination Agreement would be executed and delivered, that the terms and conditions thereof would not deviate from those contemplated by the form Business Combination Agreement attached to the MOU in any way meaningful to its analysis and that the Mergers will be consummated on the terms set forth in the MOU and the Business Combination Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not and does not address the underlying business decision of Technip to engage in the Mergers, or the relative merits of the Mergers as compared to any strategic alternatives that may be available to Technip; nor did it or does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed and addresses only the fairness from a financial point of view to the holders of Technip Shares (other than FMCTI and its affiliates), as of the date of the opinion and taking into account the FMCTI Merger, of the Technip Exchange Ratio pursuant to the MOU and the Business Combination Agreement. Goldman Sachs’ opinion did not and does not express any view on, and did not and does not address, any other term or aspect of the MOU, the Business Combination Agreement or the Mergers or any term or aspect of any other agreement or instrument contemplated by the MOU or the Business Combination Agreement or entered into or amended in connection with the Mergers, including, the fairness of the Mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Technip; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Technip, FMCTI or Topco, or class of such persons, in connection with the Mergers, whether relative to the Technip Exchange Ratio pursuant to the MOU and the Business Combination Agreement events occurring after the date of its opinion. The Goldman Sachs opinion has been approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs, its affiliates and their employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Technip, FMCTI, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Mergers. Goldman Sachs acted as financial advisor to Technip in connection with, and participated in certain of the negotiations leading to, the Mergers. Goldman Sachs has provided certain financial advisory and/or underwriting services to Technip and/or its affiliates from time to time. Goldman Sachs may also in the future provide certain financial advisory and/or underwriting services to Technip, Topco, FMCTI and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. During the two-year period ended on May 18, 2016, the Investment Banking Division of Goldman Sachs has not been engaged by FMCTI or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation.

The board of directors of Technip selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Mergers. Pursuant to a letter agreement dated May 16, 2016, Technip engaged Goldman Sachs to act as its financial advisor in connection with the Mergers. Pursuant to the terms of this engagement letter, Technip has agreed to pay Goldman Sachs a transaction fee of up to €20.5 million, €3 million of which is payable upon announcement of the Mergers and the most significant portion of the remainder being contingent on closing. In addition, Technip has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

For the avoidance of doubt, the Goldman Sachs opinion was not delivered pursuant to Article 261-1 of the general regulation of the French Autorité des marchés financiers and should not be considered a “rapport d’expert indépendant” nor an “expertise indépendante” or “attestation d’équité,” nor shall Goldman Sachs be considered an “expert indépendant,” in each case within the meaning of the French Règlement Général of the Autorité des marchés financiers (in particular Book II, Title VI (Livre II, Titre VI) thereof).

Summary of Financial Analysis

This “Summary of Financial Analysis” presents a summary of the material financial analyses performed—either jointly or separately as indicated herein—by Goldman Sachs and Rothschild and presented to the Technip board of directors in connection with Technip’s financial advisors’ rendering their respective opinions. The following summary, however, does not purport to be a complete description of the financial analyses performed by Technip’s financial advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by Technip’s financial advisors.

Some of the jointly and separately prepared financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create misleading or incomplete view of Technip’s financial advisors’ jointly and separately prepared financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the jointly and separately prepared financial analyses set forth below, without considering such analyses as a whole, would in the view of Technip’s financial advisors create an incomplete and misleading picture of the processes underlying the jointly and separately prepared financial analyses considered in rendering Rothschild’s and Goldman Sachs’ respective opinions.

In arriving at their respective opinions, Technip’s financial advisors:

•	did not form views or opinions as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support their respective opinions;

•	considered the results of all of their jointly and separately prepared financial analyses and did not attribute any particular weight to any one analysis or factor, but rather, the financial advisors made their respective determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses; and

•	ultimately arrived at their respective opinions based on the results of all of their jointly and separately prepared financial analyses assessed as a whole and believe that the totality of the factors considered and the various jointly and separately prepared financial analyses performed by Technip’s financial advisors in connection with their respective opinions operated collectively to support their determination as to the fairness, from a financial point of view, of the exchange ratio to the holders of Technip Shares, taking into account the FMCTI Merger.

With respect to the jointly and separately prepared financial analyses performed by Technip’s financial advisors in connection with rendering their respective opinions:

•	Such jointly and separately prepared financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the peer group trading analysis and financial benchmarking described below is identical or directly comparable to Technip or FMCTI; however, such companies were selected by Technip’s financial advisors because, among other reasons, they represented or involved target companies which may be considered broadly similar, for purposes of Technip’s financial advisors’ jointly and separately prepared financial analyses, to Technip or FMCTI based on Technip’s financial advisors’ familiarity with the global oil field services industry.

•	Such jointly and separately prepared financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade or be sold at the present time or at any time in the future.

Historical Exchange Ratio Analysis

Technip’s financial advisors reviewed the historical reported prices of Technip Shares and FMCTI Shares over the three-year period ended on May 16, 2016. Technip’s financial advisors calculated the exchange ratios using the weighted historical average prices over various periods by first converting the price per share of a Technip Share at market closing of each trading day into U.S. dollars, using the prevailing foreign exchange rate on each trading day, and subsequently dividing the resulting converted volume weighted average price per share of a Technip Share of the period by the volume weighted average price per share of an FMCTI Share of the same period, which is referred to as the exchange ratio calculated using the weighted average prices for such period. Technip’s financial advisors then calculated the implied ownership of Technip in the combined entity (assuming no take-up of Technip’s 2016 scrip dividend program), using the number of fully diluted outstanding shares of Technip and FMCTI, each as provided by the management of Technip, and using the above exchange ratios for each period. The following table presents the results of these analyses:

	Exchange Ratio (calculated using VWAPs)	Technip implied ownership
May 16, 2016 (spot)	1.815x	48.5%
Average from April 28, 2016 (post Technip’s Q1 results release)	1.880x	49.4%
1-month average	1.941x	50.2%
3-month average	1.979x	50.7%
6-month average	1.870x	49.3%
1-year average	1.712x	47.1%
3-year average	1.721x	47.2%

Selected Companies Analysis

Technip’s financial advisors reviewed and compared certain financial information, ratios and public market multiples for Technip and FMCTI to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the oil field services industry:

European Engineering and Construction companies (“European E&C”)

•	Aker Solutions;

•	AMEC Foster Wheeler;

•	Petrofac;

•	Saipem;

•	Subsea 7; and

•	Wood Group;

International Equipment companies (“Intl. Equipment”)

•	Dril-Quip;

•	Forum Energy;

•	Hunting;

•	NOV; and

•	Oceaneering;

Global Diversified companies (“Global Diversified”)

•	Baker Hughes;

•	Halliburton;

•	Schlumberger; and

•	Weatherford;

North American Engineering & Construction companies (“North American E&C”)

•	Chicago Bridge & Iron;

•	Fluor;

•	Jacobs;

•	KBR; and

•	SNC-Lavallin.

Although none of the selected companies is directly comparable to Technip or FMCTI, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Technip and FMCTI.

Technip’s financial advisors also calculated and compared various financial multiples and ratios based on information from publicly available historical data and Institutional Brokers’ Estimate System (“IBES”) estimates. Enterprise values (“EV”) calculated for the purpose of these multiples are adjusted for net financial debt, pension obligations, minorities, investments in associates and other debt-like items as disclosed in public filings or given by Technip and FMCTI. Technip’s EV is adjusted for operating cash as provided per Technip management and EV is not adjusted for investment in associates when the multiple is based on IBES estimates. The multiples and ratios were calculated using the applicable closing market prices as of May 16, 2016. The multiples and ratios of Technip and FMCTI were calculated using IBES consensus estimates and the Projections. The multiples and ratios for each of the selected companies were calculated using IBES consensus estimates, annualized to year-end December 31.

Technip’s financial advisors calculated the EV as a multiple of estimated earnings before interest, tax, depreciation and amortization (“EBITDA”) for calendar years 2016, 2017 and 2018. The following table presents the results of this analysis:

EV/EBITDA
		2016E	2017E	2018E
Technip	Projections	5.2x	7.2x	7.0x
	IBES	5.3x	6.9x	7.6x
FMCTI	Projections	14.0x	13.6x	9.7x
	IBES	11.7x	11.8x	10.6x
Median of key peers	European E&C	5.4x	5.7x	5.4x
	Intl. Equipment	11.6x	19.8x	10.7x
	Global Diversified	26.2x	13.1x	8.1x
	North American E&C	6.9x	7.0x	6.5x
	Peer range	5.4x – 26.2x	5.7x – 19.8x	5.4x – 10.7x

Technip’s financial advisors calculated the price to earnings per share ratio (“P/E”) for these selected companies, Technip and FMCTI using projected earnings for the years 2016, 2017 and 2018 (annualized to year-end December). The following table presents the results of this analysis:

P/E
		2016E	2017E	2018E
Technip	Projections	10.1x	16.4x	15.7x
	IBES	10.7x	15.0x	16.5x
FMCTI	Projections	38.8x	32.5x	20.4x
	IBES	26.7x	27.5x	19.9x
Median of key peers	European E&C	12.4x	15.7x	12.4x
	Intl. Equipment	27.7x	38.2x	29.1x
	Global Diversified	20.8x	32.2x	25.0x
	North American E&C	15.2x	14.7x	12.9x
	Peer range	12.4x – 27.7x	14.7x – 38.2x	12.4x – 29.1x

Illustrative Financial Contribution Analysis

Technip’s financial advisors analyzed the implied equity contribution of Technip and FMCTI to the pro forma combined company using specific estimated future financial metrics, including EBITDA and net income for estimated years 2017, 2018 and 2019, as reflected in the Projections. The analysis was conducted on a pro forma basis applying a blended multiple to Technip and FMCTI’s respective metrics to arrive at an implied EV, both excluding the Synergies and including the Synergies, calculating a net present value of the Synergies using a discount rate of 11.0%, reflecting estimates of the combined company’s illustrative pro forma weighted average cost of capital. The resulting ratios were adjusted for Technip and FMCTI’s respective net debt for EV contribution to combined EV, as defined above.

The analysis resulted in the following implied equity contributions of Technip and FMCTI, respectively, to the combined company and the implied exchange ratio for a Technip Share into Topco Shares, in each case using each financial metric for Technip and FMCTI for the estimated years 2017, 2018 and 2019, as set forth in the Projections:

	Excluding Synergies			Including Synergies
	Technip	FMCTI	Implied Exchange Ratio	Technip	Synergies implied equity contribution	FMCTI	Implied Exchange Ratio
EBITDA
2017E	66%	34%	3.720x	51%	22%	26%	2.018x
2018E	59%	41%	2.730x	47%	20%	33%	1.711x
2019E	62%	38%	3.097x	52%	16%	32%	2.094x
Net Income
2017E	66%	34%	3.710x	44%	33%	23%	1.534x
2018E	56%	44%	2.482x	41%	28%	31%	1.313x
2019E	62%	38%	3.156x	50%	20%	30%	1.894x

Using public information, Technip’s financial advisors also analyzed the implied equity contribution using (i) the market valuation and (ii) the brokers target prices:

	Excluding Synergies			Including Synergies
	Technip	FMCTI	Implied Exchange Ratio	Technip	Synergies implied equity contribution	FMCTI	Implied Exchange Ratio
Market valuation (excluding dilution from scrip dividend program)
Spot	49%	51%	1.815x	40%	17%	43%	1.303x
3-month VWAP	51%	49%	1.979x	42%	17%	41%	1.392x
Based on broker target price
Equity value	47%	53%	1.700x	39%	16%	45%	1.255x

Illustrative Discounted Cash Flow Analysis

Technip’s financial advisors performed an illustrative discounted cash flow analysis on each of Technip and FMCTI on a standalone basis and on the Synergies.

DCF-Based Relative Equity Contribution

Using the Projections, Technip’s financial advisors performed an illustrative discounted cash flow analysis on Technip. Using discount rates ranging from 9.75% to 11.75% reflecting estimates of Technip’s weighted average cost of capital, Technip’s financial advisors discounted to present value, as of April 1, 2016 (i) estimates of the projected free cash flow (defined as the net operating profit after tax plus depreciation and amortization and change in working capital, minus capital expenditures and post-tax restructuring, the “Free Cash Flow”) of Technip through 2020 reflected in the Projections and (ii) a range of illustrative terminal year values for Technip derived by applying perpetuity growth rates ranging from 1.5% to 3.0%, estimated by Goldman Sachs and Rothschild utilizing their professional judgment and experience, taking into account the Projections and market expectations regarding long-term real growth of gross domestic product and inflation, to a terminal year estimate of Technip’s Free Cash Flow in 2020 reflected in the Projections (which analysis implied exit terminal year EBITDA multiples ranging from 5.4x to 9.0x). Technip’s financial advisors then derived ranges of illustrative values for Technip by adding the ranges of present values derived above. Technip’s financial advisors then subtracted from the ranges of illustrative enterprise values the amounts for Technip’s net debt as of April 1, 2016 as disclosed in Technip’s public filings (and adjusted for pensions, minorities, associates, other debt-like items, operating cash and the 2016 dividend payment (assuming all of Technip’s stockholders subscribed to the cash dividend), per Technip management), to derive a range of illustrative equity values for Technip. Technip’s financial advisors then divided the range of illustrative equity values it derived by the number of Technip Shares outstanding as of May 16, 2016 on a fully diluted basis (assuming no take-up of the Technip 2016 scrip dividend program), as provided by Technip, to derive a range of implied present values per fully diluted outstanding Technip Share ranging from €46.7 to €75.5.

Using the Projections, Technip’s financial advisors performed an illustrative discounted cash flow analysis on FMCTI. Using discount rates ranging from 10.0% to 12.0% reflecting estimates of FMCTI’s weighted average cost of capital, Technip’s financial advisors discounted to present value, as of April 1, 2016 (i) estimates of the projected Free Cash Flow of FMCTI through 2020 reflected in the Projections and (ii) a range of illustrative terminal year values for FMCTI derived by applying perpetuity growth rates ranging from 3.5% to 5.5%, estimated by Goldman Sachs and Rothschild utilizing their professional judgment and experience, taking into account the Projections and market expectations regarding long-term real growth of gross domestic product and inflation, to a terminal year estimate of FMCTI’s Free Cash Flow in 2020 reflected in the Projections (which analysis implied exit terminal year EBITDA multiples ranging from 5.7x to 10.6x). Technip’s financial advisors then derived ranges of illustrative values for FMCTI by adding the ranges of present values derived above.

Technip’s financial advisors then subtracted from the ranges of illustrative enterprise values the amounts for FMCTI’s net debt as of April 1, 2016 as disclosed in FMCTI’s public filings (and adjusted for pensions, minorities, associates, other debt-like items per Technip management), to derive a range of illustrative equity values for FMCTI. Technip’s financial advisors then divided the range of illustrative equity values it derived by the fully diluted number of FMCTI Shares outstanding as of May 16, 2016, as provided by FMCTI, to derive a range of implied present values per fully diluted FMCTI Shares ranging from $20.5 to $37.9.

Rothschild performed individually sensitivities analysis of equity contribution to the terminal value EV to EBITDA multiple, to take into consideration the difference in historical EV to EBITDA multiples between FMCTI and Technip. In order to perform such illustrative analysis, Rothschild used terminal value EV to EBITDA multiple differentials ranging from 0.7x to 4.5x in favor of FMCTI.

Synergies

Using the Projections, Technip’s financial advisors performed an illustrative discounted cash flow analysis to calculate the implied equity value of the Synergies for the pro forma combined company. For purposes of this illustrative analysis and as directed by the management of Technip, Technip’s financial advisors assumed with Technip’s consent that the run-rate for the total operating Synergies would be achieved at a 20% level in 2017 and 33% level in 2018 and 100% in 2019 and thereafter. Using a discount rate ranging from 10.0% to 12.0% (reflecting estimates of the combined company’s illustrative pro forma weighted average cost of capital), a perpetual growth rate of 2.0% and Synergies ranging from $330 million to $565 million with a central point at $400 million, Technip’s financial advisors derived a range of illustrative implied net present value of Synergies from $1.904 billion to $4.203 billion as of April 1, 2016.

Implied Equity Contribution.

Technip’s financial advisors calculated the relative equity contribution of Technip and FMCTI to the pro forma combined company, both excluding and including the Synergies, based on the discounted cash flow analyses described above. This analysis, excluding the Synergies, resulted in an illustrative equity contribution for Technip ranging from 44.4% to 72.2% and, including the Synergies, from 36.7% to 62.1%, using the spot foreign exchange rate to convert FMCTI’s DCF analysis to Euros.

Technip’s financial advisors completed the financial contribution analysis by taking the mid-points of implied DCF-based equity value described above, resulting in the below contributions:

	Excluding Synergies			Including Synergies
	Technip	FMCTI	Implied Exchange Ratio	Technip	Synergies implied equity contribution	FMCTI	Implied Exchange Ratio
DCF-Based	56%	44%	2.458x	47%	16%	37%	1.723x

Rothschild’s sensitivities analysis to terminal value EV to EBITDA multiple resulted in an illustrative equity contribution for Technip ranging from 45.9% to 57.0%, excluding Synergies.

Illustrative Public Market Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative public market present value of future stock price analysis on Technip on a standalone basis and on the pro forma combined company.

Technip Standalone

Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of Technip Shares at the year-end of each of the calendar years 2016 through 2019 using one-year EBITDA estimates per the Projections for the calendar years 2016 through 2020, respectively. Goldman Sachs first calculated illustrative enterprise values of Technip at the year-end of each of the calendar years 2016 through 2019 by multiplying the respective one-year forward EBITDA estimates for the calendar years 2016 through 2019 by one-year forward EV to EBITDA multiples ranging from 5.5x to 8.0x. In each case as of the relevant year-end per the Projections, Goldman Sachs subtracted the projected book value of debt (following current debt maturities as scheduled in public filings) as well as current values of pension obligations, minorities, investments in associates, other debt-like items as disclosed in public filings or given by Technip’s management and an adjustment for operating cash per Technip’s management, and added the assumed projected amount of cash and cash equivalents from the illustrative enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end number of Technip Shares outstanding on a fully-diluted basis, as provided by Technip. Goldman Sachs then discounted such values for fiscal years 2016 through 2019 back to May 16, 2016 using a discount rate of 12.0%, reflecting an estimate of the cost of equity for the pro forma combined company. The following table presents the results of Goldman Sachs’ analysis:

Implied Present Value per Technip Share using illustrative EV to EBITDA multiples of 5.5x to 8.0x
FY 2016E	€38.0 - €54.3
FY 2017E	€33.6 - €48.8
FY 2018E	€40.4 - €59.1
FY 2019E	€43.7 - €61.7

Pro Forma Combined Company

Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of the pro forma Topco Shares at the year-end of each of the calendar years 2016 through 2019 using one-year EBITDA estimates per the Projections and the Synergies for the calendar years 2016 through 2019, respectively. Goldman Sachs first calculated illustrative EVs of the pro forma combined company at the year-end of each of the calendar years 2016 through 2019 by multiplying the respective one-year forward EBITDA estimates for the calendar years 2016 through 2019 by one-year forward EV to EBITDA multiples ranging from 6.5x to 8.5x. In each case as of the relevant year-end per the Projections and the Synergies, Goldman Sachs subtracted the projected book value of the pro forma debt (following current debt maturities as scheduled in public filings) as well as current values of pro forma pension obligations, minorities, investments in associates, other debt-like items as disclosed in public filings or given by Technip’s management for both companies and an adjustment for operating cash per Technip’s management, and added the assumed projected pro forma amount of cash and cash equivalents from the illustrative enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end fully diluted number of Topco Shares outstanding calculated using an agreed exchange ratio (2.00x), as provided by Technip, which resulted in an illustrative estimated per share future value for the pro forma Topco Shares ranging from €36.2 in FY 2016 to €75.3 in FY 2019. Goldman Sachs then discounted such values for fiscal years 2016 through 2019 back to May 16, 2016 using a discount rate of 12.0%, reflecting an estimate of the cost of equity for the pro forma combined company. The following table presents the results of Goldman Sachs’ analysis:

Implied Present Value per pro forma Topco Share using illustrative EV to EBITDA multiples of 6.5x to 8.5x
FY 2016E	€36.2 - €47.5
FY 2017E	€45.2 - €58.6
FY 2018E	€54.3 - €70.2
FY 2019E	€59.3 - €75.3

Illustrative Pro Forma Accretion / Dilution Analysis

Technip’s financial advisors performed illustrative pro forma analyses of the potential financial impact of the Mergers using the earnings estimates for Technip and FMCTI set forth in the Projections. For each of the years 2016, 2017 and 2018, Technip’s financial advisors compared the projected earnings per fully diluted Technip Share and the projected earnings per fully diluted FMCTI Share on a standalone basis to the projected earnings per share of the Topco Shares. The latter took into account total operating Synergies of $400 million in two cases: the first one assumed Synergies phased in at 20% in 2017, 80% in 2018 and 100% in 2019, the second case assumed Synergies run-rate (100% starting from 2017). Such analyses implied that, considering the agreed exchange ratio, the Mergers would be accretive to the holders of Technip Shares on an earnings per share basis in each of the years 2017 and 2018 in the first case, and in 2018 only on the second case. The Mergers would be accretive to the holders of FMCTI Shares on an earnings per share basis in each of the years 2017 and 2018 in both cases.

Illustrative Combined DCF Analysis

Technip’s financial advisors performed an illustrative DCF-based valuation analysis of the implied combined entity (including Synergies) for holders of Technip Shares. Discount rates used ranged from 9.75% to 11.75% and from 10.00% to 12.00% respectively for Technip and for FMCTI, and from 10.00% to 12.00% for Synergies. The perpetuity growth rates applied are 2.5% and 4.5% respectively for Technip and for FMCTI, corresponding to the midpoints of the perpetuity growth rates ranges used for the DCF analysis, and 2.0% for Synergies, corresponding to the estimated inflation rate. Technip’s financial advisors calculated the combined equity value for Technip’s stockholders by summing the resulting equity values of the three components (FMCTI’s equity values being converted at the spot foreign exchange rate) and applying the ownership percentage for Technip’s stockholders implied by the Technip Exchange Ratio. The derived range of illustrative equity values was subsequently divided by the number of fully diluted Technip Shares outstanding as of May 16, 2016, as provided by Technip, to derive a range of implied present values per fully diluted outstanding Technip Shares ranging from €54.1 to €72.6.

Technip Unaudited Forward-Looking Financial Information

Technip does not as a matter of course publicly disclose long-term financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, Technip does not endorse unaudited forward-looking financial information as a reliable indication of future results. The limited unaudited forward-looking financial information set out below is included in this proxy statement/prospectus solely because it was among the financial information made available to the Technip board of directors and its financial advisors in connection with their respective evaluations of the Mergers.

The unaudited forward-looking financial information presented below includes (i) projections for Technip prepared by Technip management (which Technip refers to as the “Technip Management Projections”), (ii) risk-adjusted projections for Technip prepared by Technip management (which Technip refers to as the “Risk-Adjusted Technip Projections”) and (iii) risk-adjusted projections for FMCTI prepared by Technip management (which Technip refers to as the “Risk-Adjusted FMCTI Projections” and, together with the Technip Management Projections and the Risk-Adjusted Technip Projections, the “Technip Projections”). Moreover, the Technip Projections were based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Except to the extent required by applicable law, Technip has no intention to update or revise the forward-looking financial information included in this proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this unaudited forward-looking financial information should not be regarded as an indication that any of Technip, FMCTI, Goldman Sachs, Rothschild, Evercore or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, it to be an accurate prediction of actual future results, and readers of this proxy statement/prospectus are cautioned not to rely on this forward-looking information. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated.

Since the Technip Projections cover multiple years, such information by its nature becomes less accurate with each successive year. FMCTI stockholders and Technip stockholders are urged to review the risk factors described in the section entitled “Risk Factors—Risk Factors Relating to Technip’s Business” of this proxy statement/prospectus with respect to the business of Technip. FMCTI stockholders and Technip stockholders are also urged to review the risks and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus with respect to the business of FMCTI. The Technip Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, or U.S. GAAP. None of Pricewaterhouse Coopers Audit, Ernst & Young et Autres nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the Technip Projections for the purpose of their inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of PricewaterhouseCoopers Audit and Ernst & Young et Autres incorporated into this proxy statement/prospectus relates to the historical financial information of Technip. It does not extend to the Technip Projections and should not be read to do so. The Technip Projections include certain financial measures that are not consistent with U.S. GAAP. Financial measures that are not consistent with U.S. GAAP should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and financial measures that are not consistent with U.S. GAAP as used by Technip may not be comparable to similarly titled amounts used by other companies. The footnotes to the table below provide certain supplemental information with respect to the calculation of these financial measures that are not consistent with U.S. GAAP. Furthermore, the Technip Projections do not take into account any circumstances or events occurring after the date they were prepared and do not give effect to the Mergers.

Technip Management Projections for Technip

The following table sets forth a summary of the Technip Management Projections. The Technip Management Projections were prepared according to Technip’s internal management financial reporting framework. This so-called “Adjusted reporting framework” is used by management in its financial communication and is presented in its segment reporting information included in its consolidated financial statements. It derives from IFRS as it takes into account Technip’s share of the incorporated entities party to construction contracts in joint arrangements that are accounted for under the equity method under IFRS. These projections were used by the Technip board of directors in connection with the evaluation of the Mergers and were made available to FMCTI, Evercore, Goldman Sachs and Rothschild, but Evercore, Goldman Sachs and Rothschild did not rely on such projections in connection with their financial analyses of the Mergers.

	Technip Management Projections
(In millions of Euros)	2016E	2017E	2018E	2019E	2020E
Revenue	11,000	10,121	10,319	10,741	11,518
EBITDA(1)	1,145	983	1,273	1,363	1,560
OIFRA(2)	875	713	1,003	1,093	1,290

(1)	EBITDA is calculated as operating income from recurring activities after income/(loss) of equity affiliates, but before depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(2)	OIFRA is calculated as operating income from recurring activities after income/(loss) of equity affiliates.

Although presented with numerical specificity, the Technip Management Projections reflect numerous assumptions and estimates as to future events made by Technip management, including, among others, assumptions as to order backlog in certain end markets and backlog roll off. At the time the Technip Management Projections were prepared, Technip management believed such assumptions and estimates were reasonable. In preparing the Technip Management Projections, Technip management made assumptions regarding, among other things, volume of order intake to be taken within the period of the business plan, pricing of the expected projects, utilization of assets, foreign exchange rates and the amount of selling, general and administrative costs.

Risk-Adjusted Technip Projections for Technip

In the course of evaluating the Mergers, Technip management concluded it would be prudent to risk-adjust the Technip Management Projections to account for potential downward shifts or other changes in overall market conditions. The following table sets forth a summary of the Risk-Adjusted Technip Projections. The Risk-Adjusted Technip Projections were prepared by Technip management according to Technip’s internal management financial reporting framework. This so-called “Adjusted reporting framework” is used by management in its financial communication and is presented in its segment reporting information included in its consolidated financial statements. It derives from IFRS as it takes into account Technip’s share of the incorporated entities party to construction contracts in joint arrangements that are accounted for under the equity method under IFRS.

The Risk-Adjusted Technip Projections were relied on by Goldman Sachs and Rothschild in connection with their financial analyses of the Mergers, as approved by Technip. The Technip board of directors reviewed and considered the Risk-Adjusted Technip Projections in connection with its review of the financial analyses of Goldman Sachs and Rothschild.

	Risk-Adjusted Technip Projections
(In millions of Euros)	2016E	2017E	2018E	2019E	2020E
Revenue	11,000	10,337	9,703	10,601	10,952
EBITDA(1)	1,145	834	857	1,176	1,267
OIFRA(2)	875	564	587	906	997
Free Cash Flow(3)	(145)	(135)	(95)	806	736

(1)	EBITDA is calculated as operating income from recurring activities after income/(loss) of equity affiliates, but before depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(2)	OIFRA is calculated as operating income from recurring activities after income/(loss) of equity affiliates.
(3)	Free cash flow, as calculated by Goldman Sachs and Rothschild on the exclusive basis of the Projections and the other forward-looking information provided by Technip (and as approved by Technip), represents the net operating profit after tax plus depreciation and amortization and change in working capital, minus capital expenditure and post-tax restructuring. Free cash flow is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.

Although presented with numerical specificity, the Risk-Adjusted Technip Projections reflect numerous assumptions and estimates as to future events made by Technip management, including, among others, assumptions as to order backlog in certain end markets and backlog roll off and different assumptions as to overall market conditions than were used in preparing the Technip Management Projections. At the time the Risk-Adjusted Technip Projections were prepared, Technip management believed such assumptions and estimates were reasonable. In preparing the Risk-Adjusted Technip Projections, Technip management made assumptions regarding, among other things, volume of order intake to be taken within the period of the business plan, pricing of the expected projects, utilization of assets, foreign exchange rates and the amount of selling, general and administrative costs.

Risk-Adjusted FMCTI Projections

In the course of evaluating the Mergers, after review of certain unaudited forward-looking financial information of FMCTI received from FMCTI, Technip’s management prepared the Risk-Adjusted FMCTI Projections based on Technip’s assumptions regarding current and prospective market conditions and its due diligence investigation of FMCTI. The following table sets forth a summary of the Risk-Adjusted FMCTI Projections.

The Risk-Adjusted FMCTI Projections were relied on by Goldman Sachs and Rothschild in connection with their financial analyses of the Mergers, as approved by Technip. The Technip board of directors reviewed and considered the Risk-Adjusted FMCTI Projections in connection with its review of the financial analyses of Goldman Sachs and Rothschild.

	Risk-Adjusted FMCTI Projections
(In millions of dollars)	2016E	2017E	2018E	2019E	2020E
Revenue	4,901	4,581	5,363	5,959	6,802
EBITDA(1)	508	526	733	918	1,113
EBIT(2)	283	317	482	629	806
Free Cash Flow(3)	(53)	627	138	438	604

(1)	EBITDA is calculated as earnings before net interest expense, income taxes, non-cash equity compensation expense, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income or a measure of operating performance.

(2)	EBIT is calculated as earnings before interest and income taxes. EBIT is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(3)	Free cash flow, as calculated by Goldman Sachs and Rothschild on the exclusive basis of the Projections and the other forward-looking information provided by Technip (and as approved by Technip), represents the net operating profit after tax plus depreciation and amortization and change in working capital, minus capital expenditure and post-tax restructuring. Free cash flow is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity.

Although presented with numerical specificity, the Risk-Adjusted FMCTI Projections reflect numerous assumptions and estimates as to future events made by Technip management. At the time the Risk-Adjusted FMCTI Projections were prepared, Technip management believed such assumptions and estimates were reasonable. In preparing the Risk-Adjusted FMCTI Projections, Technip management made assumptions regarding, among other things, volume of order intake to be taken within the period of the business plan, pricing of the expected projects, utilization of assets, foreign exchange rates and the amount of selling, general and administrative costs.

No assurances can be given that the assumptions made in preparing the Technip Projections will accurately reflect future conditions. The estimates and assumptions underlying the unaudited forward-looking financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Technip and/or FMCTI and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited forward-looking financial information, whether or not the Mergers are completed.

No representation is made by Technip, FMCTI or any other person to any Technip stockholders or any FMCTI stockholder regarding the ultimate performance of Technip compared to the information included in the above unaudited forward-looking financial information.

The unaudited financial forward-looking financial information described above was prepared by Technip management and was not approved by FMCTI or any affiliate or employee thereof.

TECHNIP HAS NOT UPDATED OR OTHERWISE REVISED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS THE TECHNIP PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORWARD-LOOKING FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Closing Date and Effective Times

Topco and Technip are required under the Business Combination Agreement to appear before the English Court at a hearing to seek the Technip Merger Order under Regulation 16 of the U.K. Merger Regulations, which will take place after the receipt of the pre-merger certificates issued by U.K. and French authorities and the satisfaction or waiver of certain conditions contained in the Business Combination Agreement, as described under “The Business Combination Agreement—Conditions to the Mergers” in this proxy statement/prospectus. The date on which the Technip Merger Order is obtained will be the “Closing Date” and the time at which the English Court issues the Technip Merger Order will be the “Closing.” Following the receipt of the Technip Merger Order, the parties may not take any action to amend, modify, rescind or terminate the Technip Merger Order without the prior written consent of the other parties.

Under applicable U.K. regulations, the Technip Merger will not become effective until a period of at least 21 days has elapsed following the making of the Technip Merger Order. Under the Business Combination Agreement, the Technip Merger Order will specify that the Technip Merger Effective Time will occur on a Sunday following the lapse of such 21-day period after the Technip Merger Order is made. On the date on which the Technip Merger Order is made, and as soon as practicable after such time, and in no event prior to such time, FMCTI will file the FMCTI Certificate of Merger with the Secretary of State of the State of Delaware, which will provide that the FMCTI Merger will become effective on the Merger Effective Date at the time that is one minute after the Technip Merger Effective Time.

Board of Directors and Management of Topco Following Completion of the Mergers

The parties determined that the Mergers would be carried out as a “merger of equals” whereby the combined company would implement a balanced governance structure between the executives and directors from each of FMCTI and Technip, as discussed below.

Board of Directors

During the Initial Period, the Topco board of directors will consist of 14 members and be composed as follows: (i) seven directors designated by FMCTI prior to closing, six of whom will qualify as an “independent director” under the applicable rules of the NYSE, and (ii) seven directors designated by Technip prior to closing, six of whom will qualify as an “independent director” under the applicable rules of the NYSE.

In addition, pursuant to the terms of the Business Combination Agreement, Thierry Pilenko will serve as the Executive Chair of Topco immediately after closing of the Mergers.

Topco is required to take all actions within its power as may be necessary to elect the directors appointed to the Topco board of directors pursuant to the terms of the Business Combination Agreement for the Initial Period. No such actions have been taken at this time.

Committees of the Topco Board of Directors

At the closing of the Mergers, the Topco board of directors is expected to form the following board committees: audit committee, compensation committee, nominating and corporate governance committee and strategy committee.

No board committees have been formed at this time. During the Initial Period, Topco will take all corporate actions as may be necessary to cause (i) one of the directors designated by FMCTI to serve as Chairman of each of the nominating and corporate governance committee and the compensation committee of Topco’s board of directors, (ii) one of the directors designated by Technip to serve as Chairman of the audit committee, (iii) Thierry Pilenko to serve as Chairman of the strategy committee and (iv) each committee of the board of directors to have an equal number of directors designated by FMCTI and Technip.

Management

Pursuant to the terms of the Business Combination Agreement, immediately after closing of the Mergers, Thierry Pilenko, current Chairman and Chief Executive Officer of Technip, will serve as Executive Chairman and Douglas J. Pferdehirt, current President and Chief Operating Officer of FMCTI, will serve as the Chief Executive Officer of Topco and the Executive Chairman and the Chief Operating Officer of Topco will be located in Paris, France, while the Chief Executive Officer and Chief Financial Officer will be located in Houston, Texas.

In addition, immediately after the closing, the following individuals will serve as officers of Topco:

•	Richard Alabaster will serve as President Surface Technologies,

•	Bradley Beitler will serve as Executive Vice President Technology and R&D,

•	Barry Glickman will serve as President Subsea Services,

•	Hallvard Hasselknippe will serve as President Subsea Projects,

•	Maryann Mannen will serve as Executive Vice President and Chief Financial Officer,

•	Thierry Parmentier will serve as Executive Vice President Human Resources,

•	Dianne Ralston will serve as Executive Vice President and Chief Legal Officer,

•	Mark Scott will serve as Executive Vice President Quality, HSE/Security and Communications,

•	Nello Uccelletti will serve as President Onshore/Offshore, and

•	Julian Waldron will serve as Executive Vice President and Chief Operating Officer.

Upon completion of the Business Combination Agreement, the address of each officer of Topco referred to above will be 1 St. Paul’s Churchyard, London EC4M 8AP, United Kingdom.

Accounting Treatment

The combined company will account for the Mergers as a business combination between Technip and FMCTI using the acquisition method of accounting under U.S. GAAP. ASC 805 provides guidance for determining the accounting acquirer in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the Mergers, the entity that issues the equity interests is generally the acquiring entity. However, under certain situations, the acquirer for accounting purposes may not necessarily be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

After careful consideration of all of the company-specific facts, the merger-related facts and the Business Combination Agreement, Technip and FMCTI determined that the factors were neutral to or supportive of the conclusion that Technip is considered the accounting acquirer. The factors that most notably support the determination are (i) the relative voting interest of Technip and FMCTI in the combined company whereby the Technip stockholders will have majority voting interest of approximately 51%, (ii) the minority voting interest and (iii) the relative size of FMCTI’s and Technip’s revenues, total assets, workforce and global footprint. As a result of Technip being the accounting acquirer, the Mergers will be accounted for as an acquisition of FMCTI by Technip. Accordingly, FMCTI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the Mergers, with the excess of the purchase consideration over the fair value of FMCTI’s net assets being recorded as goodwill. The Technip assets and liabilities together with Technip operations will continue to be recorded at their pre-combination historical carrying value for all periods presented (including pre-combination) in the consolidated financial statements of the combined company. After completion of the Mergers, the results of operations of FMCTI will be included in the consolidated financial statement of the combined company. Valuations of property, plant and equipment, and intangible and other assets acquired and liabilities, along with assessments of favorable and unfavorable leases, are preliminary as management is still reviewing the existence, characteristics and assumptions related to FMCTI’s assets acquired and liabilities. Estimates and assumptions are subject to change upon finalization of these preliminary valuations at the time of consummation of the Mergers. At the time of consummation of the Mergers, the completion of the valuation work could result in significantly different depreciation and amortization expenses and balance sheet classifications. For further discussion of the accounting treatment, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus.

Regulatory Matters

FMCTI and Technip have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement. These approvals include clearance under the HSR Act, the E.U. Merger Regulation and other competition and foreign investment laws and regulations, as well as approval from various other French and U.K. regulatory authorities. FMCTI and Technip have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Antitrust and Competition

United States. Under the HSR Act, and the rules and regulations promulgated thereunder, the Mergers may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated. On June 24, 2016, the FTC granted early termination of the waiting period under the HSR Act, which concluded the U.S. antitrust review.

The early termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Mergers on antitrust grounds and seeking to preliminarily or permanently enjoin the Mergers. At any time before or after completion of the Mergers, the Antitrust Division, the FTC, state attorneys general, or foreign antitrust and competition authorities could take any action under U.S. federal or state antitrust laws, or foreign laws, as they deem necessary or desirable in the public interest, including seeking to enjoin the Mergers, or seeking the divestiture of substantial assets. Private parties may also bring legal actions under U.S. federal, state or foreign antitrust and competition laws under certain circumstances. There can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

European Union. The Mergers are subject to the merger control jurisdiction of national competition authorities in three E.U. Member States. The Parties are requesting referral of the competition review of the Mergers to the European Commission under Article 4(5) of the E.U. Merger Regulation. The Parties submitted an initial draft referral request by Form RS to the Commission on July 21, 2016. Following the date of formal submission of the Form RS, the European Commission will formally accept jurisdiction at the termination of a 15 working day waiting period if no objections are raised by any national competition authorities. Formal notification of the merger by Form CO will then be made to the European Commission. Following formal submission of the Form CO, the European Commission has 25 working days to conduct its initial review of the transaction and provide clearance or trigger a second phase review. If the European Commission initiates an in-depth investigation, it must issue a final decision as to whether or not the Mergers are compatible with the E.U. Common Market no later than 90 working days after the initiation of the in-depth investigation (although this period may be extended in certain circumstances).

Other Jurisdictions. FMCTI and Technip have also notified, or will notify, the competition authorities in Brazil, India, Mexico, Russia, and Turkey regarding the Mergers.

Competition approvals, or expiration or termination of the applicable waiting period, in the United States, European Union, Brazil, India, Mexico, Russia, and Turkey are conditions to closing. As of the date of this proxy statement/prospectus, FMCTI and Technip have received clearance from competition authorities in the United States.

The Parties will notify the competition authority in Indonesia regarding the Mergers following consummation of the transaction. A competition approval in Indonesia is not a condition to closing.

Foreign Investment

CFIUS Approval in the United States. FMCTI and Technip will not complete the Mergers until any review or investigation by CFIUS, pursuant to Section 721 of the Defense Protection Act of 1950, as amended (the “DPA”), of the Mergers has been concluded, and either (i) a written notice shall have been issued by CFIUS stating that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Business Combination Agreement and has concluded all action under

Section 721 of the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to Section 721 of the DPA with respect to the transactions contemplated by the Business Combination Agreement, then (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Business Transaction Agreement or (y) the President has not taken any action after 15 days from the date the President received such report from CFIUS.

MINEFI Approval in France. Under Article L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier), as supplemented by government decrees issued from time to time, including Decree No. 2014-479 dated May 14, 2014, certain transactions involving companies which operate activities falling within a proscribed list of sectors require prior authorization from MINEFI (such procedure, “MINEFI Clearance”). MINEFI Clearance is activated under the following circumstances: (A) a non-E.U. investor (i) acquires control (within the meaning of Article L. 233-3 of the French Commercial Code) or (ii) acquires all or part of a business or (iii) acquires more than 33.33% of the share capital, in each case, of a company whose registered office is located in France; (B) an E.U. investor (i) acquires control (within the meaning of Article L. 233-3 of the French Commercial Code) or (ii) acquires all or part of a business, in each case, of a company whose registered office is located in France; or (C) a French investor under foreign control acquires all or part of a business of a company whose registered office is located in France (each a “Relevant Transaction”).

MINEFI Clearance, or its deemed approval following two months if the request is not acted upon, is required prior to the consummation of a Relevant Transaction. MINEFI may impose certain conditions on the investor to ensure that the Relevant Transaction will not adversely affect French public policy (ordre public), public safety or national security. Alternatively, MINEFI may refuse to authorize the Relevant Transaction if adverse effects cannot be remedied to its satisfaction. French regulation defines the conditions that may be imposed by MINEFI as those relating to the target’s continuity of business activities and assets (industrial capabilities; research and defense capabilities and related know-how); the safety of the relevant supply chain; and the target’s performance under public contracts or contracts concerning public safety or national security. In addition, MINEFI may impose conditions aimed at guaranteeing “the integrity, security and continuity of the operations of an installation, facility or structure of vital importance within the meaning of Articles L. 1332-1 and L. 1332-2 of the Defense Code or of any transportation and electronic communication networks and services, or the protection of the public health.” Any Relevant Transaction completed without MINEFI Clearance may be considered null and void and may be subject to a variety of criminal sanctions and/or civil penalties.

FIRB Approval in Australia. The Mergers are subject to review under the foreign investment law of Australia. Under the Foreign Acquisitions and Takeovers Act of 1975 (the “FATA”), the Foreign Investment Review Board of Australia (the “FIRB”) reviews certain proposed transactions to confirm that they are not contrary to Australia’s national interest. The FATA provides for an initial examination period of 30 days and an additional notification period of ten days. The FIRB may extend the examination period by up to 90 days.

Investment Canada Act Notice. The Mergers also are subject to a post-consummation notice requirement under the foreign investment law of Canada. The parties are required to file a notification with the Director of Investments under Part III of the Investment Canada Act (the “ICA”) within 30 days following consummation of the Mergers. The notification will be filed for reporting purposes only. There will be no review or approval of the Mergers under the ICA.

Commitment to Obtain Approvals

FMCTI and Technip have agreed to cooperate with each other and use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the Mergers as soon as practicable. These reasonable best efforts include an obligation to obtain as promptly as practicable all regulatory approvals and consents necessary or advisable in order to consummate the Mergers. Neither FMCTI nor Technip is required, however, to take any action that it reasonably determines in good faith would not reasonably be expected to result in a Material Adverse Effect (as defined in “The Business Combination Agreement—Representations and Warranties”) on FMCTI or Technip.

No Assurance of Approvals

As of the date of this proxy statement/prospectus, FMCTI and Technip have received clearances from competition authorities in the United States. The parties believe that the Mergers can be completed in compliance with all applicable regulatory laws. However, there can be no assurance that the antitrust, competition or foreign investment authorities will terminate or permit the applicable waiting periods to expire, or approve or clear the Mergers at all, or that they will do so without restrictions or conditions. There also can be no assurance that a challenge to completion of the Mergers under the antitrust, competition or foreign investment laws will not be made or that, if such a challenge were made, the parties would prevail or would not be required to accept certain conditions, possibly including divestitures and conduct restrictions, in order to complete the Mergers.

We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation related to such approvals. Likewise, despite the early termination granted by the FTC under the HSR Act, we cannot assure you that any state attorney general, any other U.S. or foreign regulatory authority or a private party will not attempt to challenge the Mergers on antitrust or competition grounds, and, if such a challenge is made, we cannot assure you as to its result.

FMCTI and Technip are not aware of any material governmental approvals or actions that are required for completion of the Mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The Parties’ Intentions Regarding Technip and FMCTI

Prior to the date of completion of the Mergers, Technip and FMCTI will commence, and following the Effective Times, Topco will continue, a comprehensive evaluation of the combined company’s operations and will identify the best way to integrate the organizations in order to further improve Topco’s ability to serve its customers, as well as achieve revenue and cost synergies. Employees from both Technip and FMCTI will be involved in the evaluation, formation and execution of the integration plans.

Until these evaluations and formation of plans have been completed, FMCTI and Technip are not in a position to comment on prospective potential impacts upon employment, specific locations or any redeployment of fixed assets.

U.S. Federal Securities Law Consequences

Pending the effectiveness of the Registration Statement, of which this proxy statement/prospectus forms a part, Topco Shares issued in the Mergers will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Topco Shares issued to any FMCTI stockholder who may be deemed an “affiliate” of Topco after completion of the Mergers. This proxy statement/prospectus does not cover resales of Topco Shares received by any person upon completion of the Mergers, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale of Topco Shares.

Listing of Topco Shares on Stock Exchanges

Topco Shares currently are not traded or quoted on a stock exchange or quotation system. The parties expect that, following completion of the Mergers, Topco Shares will be listed for trading on both the NYSE and Euronext Paris, and it is a condition to the parties’ obligations to effect the Mergers that the Topco Shares be authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and that there has not been, prior to certain prescribed events, any written indication from the NYSE, the FCA, Euronext Paris, the AMF or any other applicable governmental entity or self-regulatory organization that the Topco Shares will not be admitted to listing.

Delisting and Deregistration of FMCTI Shares and Technip Shares

Following completion of the Mergers, FMCTI Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Technip Shares will be delisted from Euronext Paris.

THE BUSINESS COMBINATION AGREEMENT

This section of the document describes material terms and conditions of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A-1 and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the Business Combination Agreement and the other documents referred to therein, for a more complete understanding of the Mergers before making any decisions regarding the Mergers, including approval of the Merger Proposal, as it is the legal document governing the Mergers.

Explanatory Note Regarding the Business Combination Agreement

The Business Combination Agreement and this summary of terms are included to provide you with information regarding the terms of the Business Combination Agreement. Factual disclosures about FMCTI, Technip and Topco contained in this proxy statement/prospectus or in the public reports of FMCTI and Topco filed with the SEC and of Technip filed with the AMF may supplement, update or modify the factual disclosures about FMCTI, Technip and Topco contained in the Business Combination Agreement. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus. The representations, warranties and covenants made in the Business Combination Agreement by FMCTI, Technip, Topco and Merger Sub were qualified and subject to important limitations agreed to by FMCTI, Technip, Topco and Merger Sub in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right, subject to certain materiality exceptions, not to consummate the Mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the Business Combination Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the confidential disclosures that FMCTI and Technip each delivered to the other party in connection with the Business Combination Agreement, which disclosures were not reflected in the Business Combination Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date on which they were made.

The Memorandum of Understanding and Execution of the Business Combination Agreement

On May 18, 2016, FMCTI, Technip and Topco entered into the MOU. The MOU provided that, subject to completion of certain employee consultation procedures required under applicable law and certain other customary conditions, the parties to the MOU would enter into the Business Combination Agreement. The MOU provided that the employee consultation procedures were to be completed by September 30, 2016. On June 14, 2016, the parties executed the Business Combination Agreement after completing the employee consultation procedures and other conditions precedent contemplated by the MOU.

Structure and Effective Times

The Business Combination Agreement provides for two mergers, which will occur in immediate succession. First, Technip will merge with and into Topco in a cross-border merger, within the meaning of the E.U. Cross-Border Merger Directive, pursuant to which, following the Technip Merger Effective Time, the independent existence of Technip will cease, with Topco surviving as the continuing entity, and pursuant to which each issued and outstanding Technip Share, other than Technip Excluded Shares, will be exchanged for the Technip Merger Consideration of 2.00 Topco Shares.

Immediately following the Technip Merger Effective Time, Merger Sub will merge with and into FMCTI in a statutory merger under Delaware law, pursuant to which, following the FMCTI Merger Effective Time, the independent existence of Merger Sub will cease, with FMCTI surviving as a wholly owned indirect subsidiary of Topco, and pursuant to which each FMCTI Share, other than the FMCTI Excluded Shares, will be exchanged for the FMCTI Merger Consideration of 1.00 Topco Share, in each case subject to the terms and conditions of the Business Combination Agreement and as described under “—Merger Consideration” below. Immediately following consummation of the Mergers, it is expected that former Technip stockholders will own approximately 50.9% of Topco and former FMCTI stockholders will own approximately 49.1% of Topco, on a fully diluted basis.

The Technip Merger will be completed at the Technip Merger Effective Time, the exact time and date of which will be fixed by the Technip Merger Order. Topco and Technip are required under the Business Combination Agreement to appear before the English Court at a hearing to seek the Technip Merger Order under Regulation 16 of the U.K. Merger Regulations, which will take place after the receipt of the pre-merger certificates issued by U.K. and French authorities and the satisfaction or waiver of certain conditions contained in the Business Combination Agreement, as described under “—Conditions to the Mergers” below.

Under applicable U.K. regulations, the Technip Merger may not become effective until a period of at least 21 days has elapsed following the making of the Technip Merger Order. Under the Business Combination Agreement, the Technip Merger Order will specify that the Technip Merger Effective Time will occur on a Sunday following the lapse of such 21-day period after the Technip Merger Order is made. On the date on which the Technip Merger Order is made, and as soon as practicable after such time, and in no event prior thereto, FMCTI will file the FMCTI Certificate of Merger with the Secretary of State of the State of Delaware, which will provide that the FMCTI Merger will become effective on the Merger Effective Date at the time that is one minute after the Technip Merger Effective Time.

Merger Consideration

Technip Shares Consideration

The Business Combination Agreement provides that, at the Technip Merger Effective Time, each Technip Share issued and outstanding immediately prior to the Technip Merger Effective Time, other than the Technip Excluded Shares, will be exchanged for 2.00 Topco Shares. As of the Technip Merger Effective Time, all Technip Shares will cease to exist, and each Technip Share, other than the Technip Excluded Shares, will thereafter represent only the right to receive, in accordance with the terms of the Business Combination Agreement, the Technip Merger Consideration.

FMCTI Shares Consideration

The Business Combination Agreement provides that, at the FMCTI Merger Effective Time, each FMCTI Share issued and outstanding immediately prior to the FMCTI Merger Effective Time, other than FMCTI Excluded Shares, will be exchanged for 1.00 Topco Share. As of the FMCTI Merger Effective Time, all FMCTI Shares will cease to exist, and each FMCTI Share, other than the FMCTI Excluded Shares, will represent only the right to receive, in accordance with the terms of the Business Combination Agreement, the FMCTI Merger Consideration.

Pursuant to Section 262(b)(1) of the DGCL, FMCTI stockholders are not entitled to exercise dissenters’, appraisal, cash exit or similar rights in connection with the Mergers.

Adjustments to Prevent Dilution

In the event that between the date of the MOU and the FMCTI Merger Effective Time, the outstanding Technip Shares or FMCTI Shares, or securities convertible into, or exercisable or exchangeable for Technip Shares or

FMCTI Shares, changed into a different number of shares or a different class by reason of any stock dividend, stock distribution or other similar event, then the FMCTI Exchange Ratio or the Technip Exchange Ratio, as the case may be, will be appropriately adjusted to provide to the stockholders of both Technip and FMCTI the same economic effect as contemplated by the Business Combination Agreement prior to such event.

Exchange of Stock Certificates

Technip Merger

Technip Shares will be exchanged for Topco Shares in accordance with the terms of the Business Combination Agreement, the merger terms relating to the Technip Merger and the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable law.

FMCTI Merger

Topco will appoint a U.S. bank or trust company or other independent financial institution in the United States reasonably satisfactory to FMCTI and Technip (the “Exchange Agent”). Prior to the FMCTI Merger Effective Time, Topco will deposit with the Exchange Agent, for the benefit of holders of FMCTI Shares, the number of Topco Shares issuable in the FMCTI Merger (the “Exchange Fund”).

For FMCTI Shares represented by certificate, as soon as practicable after the FMCTI Merger Effective Time, but in no event later than five days thereafter, Topco will cause the Exchange Agent to mail to each holder of an FMCTI Share certificate a letter of transmittal and instructions describing how such holder may exchange its FMCTI Shares for the FMCTI Merger Consideration in respect of their shares under the Business Combination Agreement. Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent and delivery of a duly executed letter of transmittal in proper form, the holder of such shares will be entitled to receive the FMCTI Merger Consideration (after giving effect to any required tax withholdings). Holders of FMCTI Shares represented by certificate will not be entitled to receive the FMCTI Merger Consideration or any other payments in respect of their shares under the Business Combination Agreement unless and until such holders have delivered a duly completed and executed letter of transmittal to the Exchange Agent, accompanied by the required share certificates and such other customary documents as may be reasonably required by the Exchange Agent. Surrendered share certificates will be cancelled.

Holders of FMCTI Shares in book-entry form through DTC will automatically be entitled to receive, and Topco will cause the Exchange Agent to pay and deliver as promptly as practicable after the FMCTI Merger Effective Time, the FMCTI Merger Consideration in respect of such shares.

As soon as practicable after the FMCTI Merger Effective Time, but in no event later than five days thereafter, Topco will cause the Exchange Agent to deliver to each holder of a non-certificated FMCTI Share held in DRS a letter of transmittal and instructions describing how such holder may exchange its FMCTI Shares for the FMCTI Merger Consideration.

Lost, Stolen or Destroyed Certificates

If any certificate representing FMCTI Shares will have been lost, stolen or destroyed, the holder thereof will be entitled to receive, in exchange for such lost, stolen or destroyed FMCTI Share certificate, the applicable FMCTI Merger Consideration as contemplated by the Business Combination Agreement upon the making of an affidavit to the Exchange Agent by the holder claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Topco, the posting by such person of a bond in such sum as it may reasonably direct as indemnity against any claim with respect to such certificate.

Dividends and Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made after the FMCTI Merger Effective Time with respect to Topco Shares with a record date after the FMCTI Merger Effective Time will be paid to the holder of any unsurrendered FMCTI Share certificate or FMCTI Shares held in book-entry form with respect to Topco Shares represented thereby, unless and until the holder of such shares surrenders such shares or returns the letter of transmittal. Following surrender of such shares, and subject to the effect of escheat, tax or other applicable law, Topco will pay to the holders of such shares (i) the amount of dividends or other distributions with a record date after the FMCTI Merger Effective Time that have been paid with respect to such Topco Shares and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the FMCTI Merger Effective Time but prior to surrender and with a payment date occurring after surrender payable with respect to such Topco Shares.

No Transfers Following the Effective Time

As of the FMCTI Merger Effective Time, the stock transfer books of FMCTI will be closed, and there will be no further registration of transfers on records of FMCTI.

Termination of Exchange Fund

Any property, including certificates representing Topco Shares or any uncertificated Topco Shares, that remains in the Exchange Fund as of the first anniversary of the Merger Effective Date will be delivered to Topco by the Exchange Agent if Topco so requires. Thereafter, holders of FMCTI Shares will be entitled to look only to Topco with respect to the payment of the FMCTI Merger Consideration. If, prior to six years after the Merger Effective Date, any holder of FMCTI Share certificates or FMCTI Shares held in book-entry form has not complied with the procedures set forth in the Business Combination Agreement to receive the FMCTI Merger Consideration to which such holder would otherwise be entitled, such FMCTI Merger Consideration will, to the extent permitted by applicable law, become the property of Topco, free and clear of all claims or interest of any person previously entitled thereto. None of Topco, the FMCTI Merger surviving company or the Exchange Agent will be liable to any former holder of FMCTI Shares or Technip Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Withholding Taxes

Each of FMCTI, Technip, Topco, the FMCTI Merger surviving company, any of their respective affiliates and the Exchange Agent will be entitled to deduct and withhold applicable taxes from the consideration otherwise payable pursuant to the Business Combination Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment. Any amount so withheld will be treated for all purposes as having been paid to such holders.

Treatment of Technip Equity Awards

Under the Business Combination Agreement, awards outstanding under the Technip Stock Plans will be treated as follows:

Stock Options. At the Technip Merger Effective Time, each Technip Stock Option, whether vested or unvested, that is outstanding immediately prior to the Technip Merger Effective Time will cease to represent an option to purchase Technip Shares and will be converted into a Topco Stock Option on the same terms and conditions as were applicable to such Technip Stock Option immediately prior to the Technip Merger Effective Time. The number of Topco Shares subject to each such Topco Stock Option will be equal to the product obtained by multiplying (i) the number of Technip Shares subject to such Technip Stock Option immediately prior to the Technip Merger Effective Time by (ii) the Technip Exchange Ratio, and each such Topco Stock Option will have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Technip

Share of such Technip Stock Option immediately prior to the Technip Effective Time divided by (y) the Technip Exchange Ratio.

Based on the Technip Stock Options outstanding as of July 31, 2016, and assuming no Technip Stock Options are exercised between July 31, 2016 and the Technip Merger Effective Time, 4,433,498 Topco Shares will be issuable pursuant to Topco Stock Options issued in exchange for such Technip Stock Options.

Performance Restricted Stock Units. At the Technip Merger Effective Time, each Technip Equity Right that is outstanding immediately prior to the Technip Merger Effective Time will cease to relate to or represent a right to receive Technip Shares and will be converted into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Technip Equity Right immediately prior to the Technip Merger Effective Time. The number of Topco Shares covered by each such Topco Equity Right will be equal to the product obtained by multiplying (i) the number of Technip Shares subject to such Technip Equity Right immediately prior to the Technip Merger Effective Time by (ii) the Technip Exchange Ratio. Any minimum holding period applicable to the Technip Shares delivered upon the vesting of any Technip Equity Rights prior to the Technip Merger Effective Time will continue for the same duration with respect to the Topco Shares for which such Technip Shares are exchanged, to the extent required by applicable law.

Based on the Technip Equity Rights outstanding as of July 31, 2016, and assuming none of such rights vest by their terms between July 31, 2016 and the Technip Merger Effective Time, 2,782,062 Topco Shares will be issuable pursuant to Topco Equity Rights issued in exchange for such Technip Equity Rights.

If any Technip Stock Award is, immediately prior to the Technip Merger Effective Time, subject to any performance-based vesting or other performance conditions, the Technip board of directors, or an applicable committee thereof, may, prior to the Technip Merger Effective Time, in consultation with FMCTI, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Technip Stock Awards, as the Technip board of directors (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers; provided, that the consent of FMCTI is required for any such adjustments that would reasonably be expected to (i) result in material taxes (including social charges) being imposed on Technip and its subsidiaries, taken as a whole, (ii) accelerate the delivery of unrestricted Technip Shares, if such acceleration would be prohibited by applicable law or (iii) adversely impact the ability of counsel for either of Technip or FMCTI to render the Tax Opinions. Any such adjustments will be made subject to and in accordance with the terms and conditions of the applicable Technip Stock Plans and the Technip Stock Award agreements and will take effect upon and be subject to the consummation of the Mergers.

Treatment of FMCTI Equity Awards

Restricted Stock Units

Each Vesting FMCTI Equity Right will immediately vest and be earned and/or payable pursuant to its terms immediately prior to the FMCTI Merger Effective Time. Any Vesting FMCTI Equity Rights subject to performance-based vesting conditions for which the performance period has not ended will be deemed to vest at target level. The holder of any such Vesting FMCTI Equity Right will receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right will be treated in a manner consistent with all other FMCTI Shares.

Each Unvested FMCTI Equity Right will be converted, at the FMCTI Merger Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon the vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Merger Effective Time. The number of Topco Shares covered by each such Topco Equity Right will be equal to the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time. Any minimum holding period that may be applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Merger Effective Time will continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable law.

If any Unvested FMCTI Stock Award is, immediately prior to the FMCTI Merger Effective Time, subject to any performance-based vesting or other performance conditions, the FMCTI board of directors, or an applicable committee thereof, may, prior to the FMCTI Merger Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI board of directors (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers; provided, that the consent of Technip is required for any such adjustments that would reasonably be expected to (i) result in material taxes (including social charges) being imposed on FMCTI and its subsidiaries, taken as a whole, (ii) accelerate the delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable law or (iii) adversely impact the ability of counsel for either of FMCTI or Technip to render the Tax Opinions. Any such adjustments will be made subject to and in accordance with the terms and conditions of the applicable FMCTI stock plan and the Unvested FMCTI Stock Award agreements and will take effect upon and be subject to the consummation of the Mergers.

Stock Options

As of the date hereof, there are no outstanding FMCTI Stock Options. If at the FMCTI Merger Effective Time there are outstanding FMCTI Stock Options, then each such FMCTI Stock Option will be converted at the FMCTI Merger Effective Time into a Topco Stock Option on a one-to-one basis on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Merger Effective Time.

Representations and Warranties

The Business Combination Agreement contains representations and warranties that FMCTI, on the one hand, and Technip, on the other hand, have made to each other as of specific dates and are subject to and qualified by certain information included in certain public filings each of FMCTI and Technip have made. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by FMCTI to Technip, on the one hand, and in a confidential disclosure letter provided by Technip to FMCTI, on the other hand, delivered in connection with the execution of the MOU. While the parties do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws (other than information that has already been so disclosed), the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about FMCTI or Technip since they were made as of specific dates, may be intended merely as risk allocation mechanisms between FMCTI and Technip and are modified in important part by the confidential disclosure letters.

The Business Combination Agreement contains representations and warranties from FMCTI to Technip, on the one hand, and from Technip to FMCTI, on the other hand, in each case regarding the following:

•	organization, existence, good standing (if applicable), qualification to do business and corporate or other legal power;

•	capital structure, including the number of shares of capital stock, stock options and other equity-based awards outstanding;

•	corporate power and authority with respect to the due execution and delivery of the MOU and the Business Combination Agreement and completion of the Mergers, the authorization and adoption of the MOU, the Business Combination Agreement and the Mergers by the board of directors or similar governing body and the enforceability of the MOU and the Business Combination Agreement;

•	absence of breaches of, or conflicts with, organizational documents, certain contracts and applicable laws as a result of entry into, or consummation of the transactions contemplated by, the MOU and the Business Combination Agreement;

•	required consents, approvals, authorizations or permits of, or filings or registrations with or notifications to, governmental entities;

•	compliance with laws and required permits;

•	compliance with listing and corporate governance rules and regulations of the NYSE, the SEC, the AMF and Euronext Paris, as applicable;

•	compliance with U.S. GAAP and IFRS, as applicable;

•	internal controls over financial reporting and disclosure controls and procedures;

•	accuracy of information supplied in connection with this proxy statement/prospectus and the Information Document;

•	conduct of business in the ordinary course of business consistent with past practice since December 31, 2015 by FMCTI and Technip;

•	absence of a Material Adverse Effect on FMCTI or Technip since December 31, 2015;

•	absence of undisclosed liabilities;

•	absence of any civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the parties, threatened;

•	absence of any judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements of any governmental entity outstanding against either party;

•	employee benefit matters and compliance with the Employee Retirement Income Security Act of 1974, as amended, as applicable;

•	collective bargaining agreements and other labor matters;

•	compliance with tax laws and other tax matters;

•	absence of related party transactions;

•	real property;

•	environmental matters;

•	intellectual property;

•	data protection;

•	material contracts;

•	significant customers and suppliers;

•	insurance matters;

•	joint ventures;

•	compliance with anti-money laundering laws, economic sanctions laws and other similar laws and regulations;

•	compliance with the FCPA, the U.K. Bribery Act 2010 and other anti-corruption laws, as applicable;

•	inapplicability of take-over statutes;

•	absence of ownership of the other party’s stock;

•	brokers, finders or investment bankers entitled to fees or commissions in connection with the Mergers; and

•	the vessels currently used in FMCTI’s and Technip’s respective businesses.

Certain of the representations and warranties in the Business Combination Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have the actual knowledge after reasonable inquiry. Many of the representations and warranties in the Business Combination Agreement are qualified by a materiality or a Material Adverse Effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a Material Adverse Effect on the company making such representation or warranty).

Subject to certain exclusions (which are summarized below), for purposes of the Business Combination Agreement, a “Material Adverse Effect,” when used in reference to FMCTI, Technip, or, following the consummation of the transactions contemplated by the Business Combination Agreement, Topco, as applicable, means any event, change, circumstance, effect, occurrence, state of facts or development that, individually or in the aggregate with all other such effects, has a Material Adverse Effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of FMCTI, Technip, or, following the consummation of the transactions contemplated by the Business Combination Agreement, Topco, in each case taken as a whole, respectively, or (b) the ability of FMCTI, Technip or Topco, respectively, to consummate the Mergers or any of the other transactions contemplated by the Business Combination Agreement; provided, however, that none of the following, and no effect resulting from the following (to the extent attributable to the following), will constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

•	any change or development in general or industry economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, France or any other jurisdiction, except to the extent that such change or development affects FMCTI, Technip or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which FMCTI, Technip or Topco, respectively, operate;

•	any change or development to the extent resulting from the execution and delivery of the Business Combination Agreement or the public announcement, pendency or consummation of the Mergers or any of the other transactions contemplated by the Business Combination Agreement (in the case of execution and delivery of the Business Combination Agreement, or consummation of the Mergers or any of the other transactions contemplated by the Business Combination Agreement, other than for purposes of any representation or warranty the purpose of which is to address the consequences resulting therefrom), including stockholder litigation and the impact of such changes or developments on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, clients, customers, suppliers or partners;

•	any change or development to the extent resulting from any failure of FMCTI, Technip or Topco, respectively, to meet any internal or published projections, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

•	any change, in and of itself, in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

•	any change in applicable law or U.S. GAAP or IFRS (or, in each case, authoritative interpretation thereof), except to the extent that such change or development affects FMCTI, Technip or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which FMCTI, Technip or Topco, respectively, operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the MOU, except to the extent that such change or development affects FMCTI, Technip or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which FMCTI, Technip or Topco, respectively, operate;

•	any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent that such change or development affects FMCTI, Technip or Topco, respectively, in a disproportionate manner relative to other businesses operating in (A) the geography affected by such change or development and (B) the industries in which FMCTI, Technip or Topco, respectively, operate; or

•	any change or development to the extent resulting from any action by any member of FMCTI, Technip or Topco, respectively, that is expressly required to be taken by the Business Combination Agreement, including the completion of certain preliminary transactions.

The representations and warranties of each of the parties to the Business Combination Agreement do not survive the consummation of the Mergers.

Conduct of Business Prior to the Effective Times

In the Business Combination Agreement, each of FMCTI and Technip has agreed that until the FMCTI Merger Effective Time or termination of the Business Combination Agreement in accordance with its terms, subject to certain specified exceptions, and unless the other party approves in writing (which approval will not be unreasonably withheld, conditioned or delayed, subject to certain exceptions), it will, and will cause its respective subsidiaries to:

•	conduct its business in the ordinary and usual course consistent with past practice; and

•	use their respective commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with all governmental entities (including applicable regulatory authorities) and self-regulatory organizations, clients, customers, suppliers, distributors, creditors, lessors, employees, stockholders and other persons with which it or its subsidiaries has significant business relations, as applicable.

In addition, without limiting the foregoing and subject to certain specified exceptions, each of FMCTI and Technip has agreed that until the FMCTI Merger Effective Time or termination of the Business Combination Agreement in accordance with its terms, subject to certain specified exceptions, and unless the other party approves in writing (which approval will not be unreasonably withheld, conditioned or delayed, subject to certain exceptions), it will not, and will not permit any of its subsidiaries to, do any of the following:

•	amend or propose to amend its organizational documents (whether by merger or otherwise);

•	split, combine or reclassify its shares of capital stock;

•	engage in another merger, restructuring or reorganization;

•	repurchase, redeem or acquire any shares of its capital stock, including securities that may convert into shares of capital stock, and that it will not allow its subsidiaries to do the same, except for the full exercise of any stock plan immediately prior to the consummation of the Mergers and for tax withholding purposes with regard thereto;

•	issue, sell, pledge, dispose of, or encumber any security that has the right to vote (or which are convertible into securities which have a right to vote) with its stockholders on any matter, except for (i) shares issuable pursuant to stock awards outstanding on or awarded prior to the signing date of the MOU or issued in the ordinary course of business and (ii) in connection with internal reorganizations in the ordinary course of business;

•	incur indebtedness for borrowed money or issue debt securities, except for (i) refinancing of existing indebtedness, (ii) drawdowns of existing credit facilities as of the signing date of the MOU, or (iii) in the ordinary course of business.

•	make or commit any capital expenditures, other than in the ordinary course of business;

•	terminate, establish, adopt, enter into or materially amend any benefit plans or stock awards;

•	increase salaries, wages, bonuses, pensions, severance or any other compensation of any director, manager, officer or employee or individual independent contractor of either party or enter into an arrangement to do so; other than in the ordinary and usual course of business and consistent with past practice;

•	grant any equity or equity-based award or take any action to accelerate the vesting, payment or funding of (i) any compensation or benefits with respect to any director, manager, officer, employee or individual independent contractor or (ii) any equity award, except if (a) such accelerated vesting, payment or funding is a result of a termination of employment or service without cause upon or following the consummation of the transactions contemplated by the Business Combination Agreement or (b) in the ordinary and usual course of business and consistent with past practice;

•	establish, adopt, enter into, materially amend or terminate any collective bargaining agreement;

•	lease, license, transfer, exchange or swap, mortgage, pledge, abandon, or otherwise dispose of any material portion of its assets (other than intellectual property), except for (i) dispositions individually or in the aggregate that have a fair market value of less than $50,000,000, (ii) transactions between it or any of its subsidiaries, or (iii) in the ordinary course of business;

•	sell, lease, license, transfer, exchange, lien, pledge, abandon, allow to lapse or otherwise dispose of any material intellectual property, except for in the ordinary course of business;

•	make any acquisitions, except for acquisitions (i) entered into on an arm’s length basis, (ii) that do not exceed $50,000,000 (including indebtedness assumed) and (iii) which are not reasonably likely to prevent or delay satisfaction of the closing conditions set forth in the Business Combination Agreement;

•	settle any material litigation or arbitration (other than litigation or arbitration brought by FMCTI or Technip against the other arising out of the Business Combination Agreement) if such settlement involves, individually, a payment of money by such party or its subsidiaries in excess of $10,000,000 or, together with all such settlements, the payment of money by such party or its subsidiaries in excess of $20,000,000, or if the settlement would involve admission of material wrongdoing or any non-monetary restriction on such party or its subsidiaries, except in the ordinary course of business;

•	renew, amend or terminate in any material respect any of its material contracts (except in the ordinary course of business), or waive, release or assign any material rights thereunder;

•	subject to certain exceptions, (i) make or change any material tax election; (ii) file any material amended tax return or enter into a closing agreement or advance pricing agreement in respect of a material amount of taxes or settle or compromise any material audit, assessment, notice, tax claim or proceeding relating to taxes; (iii) agree to an extension or waiver of the statute of limitations with respect to and material amount of taxes; (iv) surrender any material right to claim a refund or offset of any taxes; (v) change the classification of FMCTI or Technip, as applicable, or any of its subsidiaries for U.S. tax purposes; or (vi) request a tax ruling;

•	make any changes in its financial accounting policies, except to adhere to any changes required by U.S. GAAP, IFRS or SEC rules and regulations and authoritative interpretations thereof;

•	enter into contracts that grant most favored nation status to any counterparty or any non-compete contract that would restrict Topco following the consummation of the Mergers;

•	make any loans, advances or capital contributions to, or investments in any other person, except for routine business expenses in the ordinary course and trade credit to customers made in the ordinary course of business;

•	enter into any new line of business outside of its existing business segments;

•	convene any regular or special meeting of its stockholders, except for (i) stockholder meetings to adopt the Business Combination Agreement and approve the Mergers and (ii) regular annual meetings in the ordinary course of business;

•	implement or announce any material plant closing, reductions in labor forces or other material layoffs other than in the ordinary course of business;

•	enter into any contracts between itself and any of its employees, officers, directors or affiliates other than in the ordinary course of business; or

•	authorize or enter into an agreement or arrangement to do any of the foregoing.

Acquisition Proposals

Pursuant to the terms of the Business Combination Agreement, except to make such disclosure as necessary to comply with applicable U.S. and French law, each of FMCTI and Technip agrees that it would not, and agrees to cause its subsidiaries and its and their respective officers, directors, employees or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal;

•	have any discussion with any person relating to an Acquisition Proposal, engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any person in relation to an Acquisition Proposal;

•	terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by it or any of its subsidiaries (other than to the extent either party’s board of directors, as applicable, determines in good faith after consultation with its financial and outside legal advisors that failure to take any such actions under this provision would be inconsistent with the directors’ fiduciary duties under applicable law);

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•	approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement with respect to an Acquisition Proposal;

•	take any action with the intent to make the provisions of any takeover law inapplicable to any transactions contemplated by any Acquisition Proposal; or

•	propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

Under the Business Combination Agreement and throughout this proxy statement/prospectus, an “Acquisition Proposal” with respect to FMCTI or Technip means any offer or proposal for, or any indication of interest in, (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions,

(including by way of merger, consolidation or sale of assets or equity securities) of (i) 15% or more of any class of equity securities or voting power of FMCTI or Technip, as applicable, or (ii) 15% or more of the consolidated gross assets of FMCTI or Technip, as applicable, and its subsidiaries, or assets to which 15% or more of the consolidated gross revenues or earnings of FMCTI or Technip, as applicable, and its subsidiaries are attributable; (b) any tender offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities or voting power of FMCTI or Technip, as applicable; or (c) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FMCTI or Technip, as applicable, or any subsidiary of FMCTI or Technip, as applicable, in each case, with a person other than the other party or any of its subsidiaries as a result of which the current stockholders of FMCTI or Technip, as applicable, directly or indirectly beneficially own (i) less than 85% of the successor’s capital stock, (ii) less than 85% of the successor’s consolidated assets, or assets of the successor to which 85% or less of the consolidated gross revenues or earnings of the successor are attributable.

Existing Discussions or Negotiations

Pursuant to the terms of the Business Combination Agreement, each of FMCTI and Technip agrees that it will immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the MOU with any persons conducted prior to the signing of the Business Combination Agreement with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), and request that any such person promptly return and destroy (and confirm destruction of) all non-public information. Unless the Business Combination Agreement will have been earlier terminated, neither FMCTI nor Technip will submit to the vote of its stockholders any Acquisition Proposal (other than the Mergers).

Superior Proposals and Intervening Events

Pursuant to the terms of the Business Combination Agreement, if (i) in the case of FMCTI, prior to the FMCTI Requisite Vote and (ii) in the case of Technip, prior the Technip Requisite Vote, (x) FMCTI or Technip, respectively, has received a bona fide Acquisition Proposal from a third party that was not received or obtained in violation of the Business Combination Agreement, which the FMCTI board of directors or the Technip board of directors, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below) and (y) the FMCTI board of directors or the Technip board of directors, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then FMCTI or Technip, as applicable, may (1) furnish nonpublic information to such person that has delivered such bona fide Acquisition Proposal and (2) engage in discussions or negotiations with such person with respect to the Acquisition Proposal. Under such circumstances, and prior to furnishing such information or engaging in any such discussion or negotiations, the applicable party must have received an executed confidentiality and standstill agreement from the proposing party, and any non-public information being provided to such proposing party not previously provided or made available to FMCTI or Technip, as applicable, will be made available to such party.

At any time prior to the earlier of (i) the receipt by FMCTI of the FMCTI Requisite Vote or receipt by Technip of the Technip Requisite Vote, as applicable, or (ii) the termination of the Business Combination Agreement in accordance with its terms, subject to compliance with the provisions set forth below, the FMCTI board of directors and the Technip board of directors, respectively, will be entitled to make an FMCTI Change in Recommendation or a Technip Change in Recommendation, respectively, in each case (x) if such party receives a Superior Proposal or (y) in response to an Intervening Event (as defined below), provided that, in each case, only to the extent such board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

Neither of the FMCTI board of directors nor the Technip board of directors will be entitled to make an FMCTI Change in Recommendation or a Technip Change in Recommendation, respectively, unless (i) such party is in compliance with the relevant provisions of the Business Combination Agreement, (ii) such party provides the other with a written notice that it intends to make such a change in recommendation, (iii) such party complies with a five business day negotiation period with the other parties to the Business Combination Agreement to make such adjustments in the terms and conditions of the Business Combination Agreement so that any Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit such board of directors to not change their recommendation with respect to the Mergers and (iv) such board of directors determines in good faith, after consultation with its legal and financial advisors, that such Superior Proposal continues to constitute a Superior Proposal or, as applicable, with respect to an Intervening Event, that its fiduciary duties still require it to make an FMCTI Change in Recommendation or a Technip Change in Recommendation, as applicable.

Under the Business Combination Agreement and throughout this proxy statement/prospectus, a “Superior Proposal” means, with respect to FMCTI or Technip, a bona fide Acquisition Proposal that did not result from a breach of the provisions of the Business Combination Agreement and as to which the party recipient of the Acquisition Proposal complied with provisions of the Business Combination Agreement for or in respect of more than 50% of the outstanding FMCTI Shares or Technip Shares (as applicable) or more than 50% of the assets of FMCTI and its subsidiaries, on a consolidated basis, or Technip and its subsidiaries, on a consolidated basis, as applicable, in each case on terms that the FMCTI board of directors or the Technip board of directors, as applicable, determines in good faith (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, (a) all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Business Combination Agreement deemed relevant by such board of directors (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal), (b) in the case of Technip, the corporate interest (intérêt social) of Technip and (c) any improved terms that Technip (in the case of an Acquisition Proposal for FMCTI) or FMCTI (in the case of an Acquisition Proposal for Technip) may have offered pursuant to the Business Combination Agreement, is more favorable to FMCTI and Technip and their respective stockholders, as the case may be, than the transactions contemplated by the Business Combination Agreement (after taking into account any such improved terms).

Under the Business Combination Agreement and throughout this proxy statement/prospectus, an “Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the FMCTI board of directors (in relation to FMCTI) or the Technip board of directors (in relation to Technip) after the date of the MOU and prior to, in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and, in the case of Technip, receipt by Technip of the Technip Requisite Vote, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the MOU; provided, however, that in no event will the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (b) changes in the market price or trading volume of Technip Shares or FMCTI Shares or the fact that a party meets or exceeds internal or published projections, projections or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact will not be excluded by this clause (b).

Notice

Pursuant to the terms of the Business Combination Agreement, from and after the date of the MOU, FMCTI or Technip, as applicable, will promptly (and in any event within 24 hours, notify the other party in writing in the event that it, one of its subsidiaries or any of its representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to such party or any of its subsidiaries, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. FMCTI or Technip, as applicable, will notify the other party in writing promptly (and in any event within 24 hours) of the identity of such person and provide an unredacted copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request) including any debt financing materials related thereto, if any. Subject to applicable law, FMCTI or Technip, as applicable, will keep the other party reasonably informed on a current basis of the status of any Acquisition Proposal, indication, inquiry or request, and any material developments, discussions and negotiations related thereto.

Certain Permitted Disclosure

Nothing in the Business Combination Agreement will prevent FMCTI or Technip from complying with its disclosure obligations under applicable laws with regard to a competing Acquisition Proposal, except that FMCTI and Technip must nevertheless comply with their obligations under the Business Combination Agreement with respect to an FMCTI Change in Recommendation or a Technip Change in Recommendation, as applicable, to the extent complying with such disclosure obligations would result in an FMCTI Change in Recommendation or a Technip Change in Recommendation.

Stockholder Meetings

FMCTI will take, in accordance with applicable law, the applicable rules and regulations of the SEC and the NYSE and its organizational documents, all action necessary to convene a meeting of its stockholders as promptly as practicable after the later of (x) the expiration of any creditor rights opposition period under French Law or English Law and (y) the date the Registration Statement is declared effective. FMCTI will, unless an FMCTI Change in Recommendation has been made in accordance with the Business Combination Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Business Combination Agreement and to take all other action reasonably necessary or advisable to secure the FMCTI Requisite Vote.

Technip will take, in accordance with applicable law, the applicable rules and regulations of the AMF and Euronext Paris and its organizational documents, all action necessary to convene a special general meeting of its stockholders entitled to double voting rights (the “Technip Special General Meeting”) and an extraordinary general meeting of its stockholders (the “Technip Extraordinary Stockholders’ Meeting” and together with the Technip Special Stockholders’ Meeting, the “Technip Stockholders’ Meetings”) as promptly as practicable after the later of (x) the expiration of any creditor rights opposition period under French Law or English Law and (y) the date the Registration Statement is declared effective. Technip will, unless a Technip Change in Recommendation has been made in accordance with the Business Combination Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger terms relating to the Technip Merger and to take all other action reasonably necessary or advisable to secure the Technip Requisite Vote.

FMCTI and Technip will each use their commercially reasonable efforts to cause the FMCTI Special Meeting and the Technip Extraordinary General Meeting to be held on the same date. Technip will use its commercially reasonable efforts to cause the Technip Special Stockholders’ Meeting to be held prior to or on the same date as the Technip Extraordinary General Meeting.

Efforts to Complete the Mergers

In order to facilitate completion of the Mergers, the parties to the Business Combination Agreement, subject to certain exceptions, have agreed to use (and cause their respective subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Business Combination Agreement and applicable law to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement as soon as practicable, including:

•	promptly making all necessary applications under, and otherwise satisfying the requirements of, the U.K. Merger Regulations as promptly as practicable after the satisfaction or waiver of certain conditions as set forth in the Business Combination Agreement;

•	preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other permits (including approvals related to applicable competition and antitrust laws) necessary or advisable to be obtained from any governmental entity or any self-regulatory organization in order to consummate the transactions contemplated by the Business Combination Agreement;

•	using their reasonable best efforts to resolve objections as may be asserted with respect to the transactions contemplated by the Business Combination Agreement under any laws, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative or otherwise, challenging the Business Combination Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order or preliminary injunction entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Business Combination Agreement.

FMCTI and Technip will each provide the other and/or its counsel with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all submissions, filings or communications, and agree not to participate independently in any meeting with any governmental entity or self-regulatory organization in connection with the Mergers. Subject to applicable law, FMCTI and Technip will keep each other apprised of all correspondence and discussions with any governmental entity or any self-regulatory organization in connection with the transactions contemplated by the Business Combination Agreement. Further, FMCTI and Technip will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the Business Combination Agreement.

Indemnification and Insurance

The Business Combination Agreement provides that, to the extent permitted by applicable law, for a period of six years from and after completion of the Mergers, Topco will indemnify and hold harmless and provide advancement of expenses to each past and present (as of completion of the Mergers) director, officer, and employee of FMCTI, Technip or any of their subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of such director, officer or employee prior to completion of the Mergers (i) in each case, to the same extent as such person is indemnified or has the right to advancement of expenses as of the date of the MOU by FMCTI, Technip or their subsidiaries, as applicable, pursuant to the organizational documents and indemnification agreements thereof and (ii) with respect to directors and officers, to the fullest extent permitted by applicable law.

The Business Combination Agreement further provides that, for a period of not less than six years after completion of the Mergers, the organizational documents of Topco (and any successor thereto) will contain provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by applicable law. Additionally, for the benefit of Technip’s and FMCTI’s directors and officers, Topco will cause to be maintained for a period of six years after completion of the Mergers the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip and FMCTI (provided that Topco (or its successor) may substitute another policy with at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before completion of the Mergers; provided, however, that Topco is not required to spend more than 200% of the annual premiums currently paid by Technip or FMCTI, as applicable, for such insurance annually. Alternatively, Topco may purchase a six year “tail” prepaid policy; provided that the aggregate amount paid by Topco will not exceed 1200% of the annual premiums currently paid by Technip or FMCTI, as applicable, for their current policies of directors’ and officers’ liability insurance and fiduciary liability insurance annually.

Employee Matters

FMCTI and Technip will appoint a cooperative compensation integration committee comprised of an equal number of representatives from each of FMCTI and Technip (the “Compensation Integration Committee”) to develop a compensation and benefits framework for management of Topco and its subsidiaries (the “Compensation Integration Program”), to be approved by the compensation committee of the Topco board of directors.

As part of the Compensation Integration Program, the Compensation Integration Committee will develop an equity incentive plan for the benefit of service providers of Topco, Technip and FMCTI from and after the Merger Effective Date. As soon as practicable following the Merger Effective Date, Topco will (i) file a registration statement on Form S-8 with the SEC with respect to the Topco Shares reserved under such equity incentive plan and (ii) to the extent FMCTI grants the 2017 FMCTI Stock Awards (as defined below) to its employees prior to the Merger Effective Date, grant Topco Stock Awards to Technip employees with an aggregate value and terms and conditions no less favorable than the aggregate value and terms and conditions applicable to the 2017 FMCTI Stock Awards (the “2017 Technip Stock Awards”), with the allocation of the 2017 Technip Stock Awards among Technip employees to be determined by the Topco board of directors (or an applicable committee thereof) in a manner that is consistent with the treatment of similarly situated FMCTI employees who received 2017 FMCTI Stock Awards, taking into account each such employee’s respective aggregate compensation package.

From and after the Technip Merger Effective Time and the FMCTI Merger Effective Time, Topco will honor, or cause to be honored, all contractual obligations under the specified benefit plans and labor agreements of Technip and FMCTI, respectively. For all purposes under the employee benefit plans of Topco and its subsidiaries providing benefits to any current or former employee of FMCTI or Technip or any of their respective subsidiaries after the FMCTI Effective Time or the Technip Effective Time, as applicable (the “New Topco Plans”), and subject to applicable law and obligations under applicable labor agreements, each such employee will be credited with his or her years of service with FMCTI or Technip or any of their respective subsidiaries, as the case may be, before the FMCTI Merger Effective Time or the Technip Merger Effective Time, as applicable, to the same extent as such employee was entitled, before the FMCTI Merger Effective Time or the Technip Merger Effective Time, as applicable, to credit for such service under any comparable specified benefit plans and labor agreements of Technip and FMCTI, as applicable, except to the extent such credit would result in a duplication of benefits.

In addition, and without limiting the generality of the above, and subject to applicable law and obligations under applicable labor agreements: (i) each employee of FMCTI or Technip or any of their respective subsidiaries will be immediately eligible to participate, without any waiting time, in any and all New Topco Plans that are welfare benefit plans to the extent coverage under such New Topco Plan replaces coverage under a comparable benefit plan of FMCTI or Technip, as applicable, in which such employee participated immediately before the FMCTI Merger Effective Time or the Technip Merger Effective Time, as applicable (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Topco Plan that is a welfare benefit plan, Topco will cause all pre-existing condition exclusions, actively-at-work requirements, evidence of insurability and other similar limitations or requirements of such New Topco Plan to be waived for such employee (and his or her eligible dependents), and to the extent that an Old Plan is terminated and an employee becomes covered by a New Topco Plan prior to the completion of the plan year for the Old Plan, then Topco will recognize and cause any eligible co-payments, deductibles and other similar expenses incurred by such employee (and his or her eligible dependents) during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Topco Plan begins to be taken into account under such New Topco Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar limitations applicable to such employee (and his or her eligible dependents) for the applicable plan year as if such amounts had been paid in accordance with such New Topco Plan.

Technip and FMCTI, if applicable, will comply with their respective obligations to notify and consult with the relevant employee representative bodies, works councils, unions, labor boards and relevant governmental entities in connection with the transactions contemplated by the Business Combination Agreement, as the case may be, in accordance with applicable law to the extent such notifications and consultations have not occurred pursuant to the MOU. Technip and FMCTI will work together in good faith to further inform and/or consult with, or obtain the consent or formal advice of, any labor or trade union, works council or other employee representative body as may be required or appropriate to consummate the transactions contemplated by the Business Combination Agreement.

Corporate Governance Matters

Prior to the Technip Merger Effective Time, the sole stockholder of Topco will adopt the Topco Articles, to take effect as of the Technip Merger Effective Time (or prior to such time if mutually agreed by the parties). The Topco Articles will remain in effect as of the FMCTI Merger Effective Time.

Pursuant to the terms of the Business Combination Agreement, the parties will cause the Topco board of directors to consist, at the Technip Merger Effective Time, of 14 members, comprised of: (i) seven members designated by FMCTI, six of whom shall qualify as an “independent director” under applicable rules of the NYSE, and (ii) seven members designated by Technip, six of whom shall qualify as an “independent director” under applicable rules of the NYSE.

In addition, pursuant to the terms of the Business Combination Agreement, during the Initial Period, the Topco board of directors shall constitute the following committees, each of which shall consist of an equal number of members of the Topco board of directors designated by FMCTI and Technip, respectively, in each case subject to applicable legal and regulatory requirements: (i) the audit committee, (ii) the nominating and corporate governance committee, (iii) the compensation committee and (iv) the strategy committee. From the Technip Merger Effective Time until the expiration of the Initial Period, the compensation committee and the nominating and corporate governance committee shall be chaired by members of the Topco board of directors designated by FMCTI and the audit committee and the strategy committee shall be chaired by members of the Topco board of directors designated by Technip. Each committee of the Topco board of directors will have an equal number of directors appointed by FMCTI and Technip.

Upon the consummation of the Mergers, Douglas J. Pferdehirt will serve as the Chief Executive Officer and a director of Topco and Thierry Pilenko will serve as the Executive Chairman of the Topco board of directors.

Other Covenants and Agreements

The Business Combination Agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between the parties in the preparation and filing of the Registration Statement, this proxy statement/prospectus and the Admission Prospectus;

•	the convening by Technip of the Technip Stockholders’ Meetings and the convening by FMCTI of a meeting of its stockholders;

•	the appointment of eligible accounting firms to issue an expert report regarding the conditions of the Technip Merger;

•	cooperation between the parties in the preparation of the merger terms relating to the Technip Merger for approval of the Technip board of directors, Topco board of directors and the Topco stockholders and related formalities (including the application to the English Court to convene such stockholders’ meeting and satisfaction of any pre-merger requirements under U.K. and French laws, including obtaining any required pre-merger certificates);

•	the preparation and filing of the necessary documentation required to effect the Mergers with the applicable regulatory authorities in the United States, France and the United Kingdom;

•	obtaining the approval for listing of the Topco Shares issuable in the Mergers on the NYSE and the admission of such shares to trading on Euronext Paris; delisting the FMCTI Shares from the NYSE and deregistering the FMCTI Shares under the Exchange Act promptly following the FMCTI Merger Effective Time; and delisting the Technip Shares from Euronext Paris following the Technip Merger Effective Time;

•	access to certain information about FMCTI and Technip during the period prior to the FMCTI Merger Effective Time;

•	press releases and public statements relating to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement;

•	the exemption under Rule 16b-3 under the Exchange Act with respect to dispositions of FMCTI securities and the acquisition of Topco Shares (including derivative securities) pursuant to the transactions contemplated by the Business Combination Agreement by officers or directors of FMCTI or Topco;

•	the issuance of Topco Shares and the Topco Stock Awards in respect of the Mergers;

•	serving valid notices of, and convening, general meetings of the holders of the outstanding debt of Technip in order that such holders may validly deliberate and vote on the Technip Merger pursuant to and in accordance with French law;

•	the formation of certain transaction entities and consummation of certain preliminary transactions;

•	obtaining all necessary waivers or consents, or refinancing, renewing or replacing, contracts relating to indebtedness that becomes or may become due and payable as a result of the Mergers;

•	the obligation, subject to certain exceptions described below in the section entitled “—Expenses and Termination Fees,” of each party to pay the fees and expenses incurred by such party in connection with the Mergers;

•	the request for the French Tax Ruling and the application for written confirmations in relation to U.K. stamp duty or stamp duty reserve tax that any relevant clearance system reasonably requests in connection with the issuance, delivery and/or future trading of Topco Shares and confirmation from HMRC which may be sought that the Technip Merger Order is not subject to U.K. stamp duty; and

•	obtaining clearance from CFIUS and MINEFI.

Conditions to the Mergers

The obligations of the parties to consummate the Mergers, including the obligation of the parties to appear before the English Court to obtain the Technip Merger Order, are subject to the satisfaction or waiver by the parties of the following conditions:

•	the FMCTI Requisite Vote shall have been obtained at the FMCTI Special Meeting and the Technip Requisite Vote shall have been obtained at the Technip Stockholders’ Meetings;

•	the Topco Shares issuable in the Mergers shall have been authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and no governmental entity or self-regulatory organization shall have indicated in writing to any party that the Topco Shares will not be admitted to listing on the NYSE and Euronext Paris;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law which is in effect and prohibits or makes illegal consummation of the transactions contemplated by the Business Combination Agreement in accordance with its terms;

•	the Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose;

•	all necessary approvals and consents of the competent regulator in the United Kingdom and/or France with respect to the Admission Prospectus shall have been obtained, and a “passport visa” with respect thereto shall have been granted by the relevant jurisdictions of the European Economic Area;

•	certain competition approvals designated by the parties shall have been obtained or any waiting periods thereunder shall have expired or been terminated;

•	all actions necessary to cause each of the Mergers to become effective (other than such actions that by their nature are to be taken at or after the Merger Effective Date) shall have been taken by the parties;

•	the 30-day objection period for Technip’s creditors in France shall have expired or have been earlier terminated in accordance with applicable French law;

•	all required pre-merger certificates shall have been issued;

•	certain preliminary transactions shall have been completed; and

•	clearances from each of CFIUS and MINEFI shall have been obtained.

The obligations of Topco and FMCTI to consummate the Mergers, including the obligations of Topco to appear before the English Court to obtain the Technip Merger Order, are subject to the satisfaction or waiver by Topco and FMCTI of each of the following additional conditions:

•	certain representations and warranties of Technip set forth in the Business Combination Agreement relating to the amount, authorization and ownership of the share capital of Technip shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	certain representations and warranties of Technip set forth in the Business Combination Agreement relating to organization, good standing and qualification, corporate authority and brokers shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	each of the other representations and warranties of Technip set forth in the Business Combination Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, for purposes of this condition, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding clause (b) of the definition of “Material Adverse Effect”) on Technip or, following the consummation of the transactions contemplated by the Business Combination Agreement, Topco;

•	Technip shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the MOU and the Business Combination Agreement;

•	at any time after the date of the MOU there shall not have occurred and be continuing any effect that, individually or in the aggregate (i) has had or would reasonably be expected to have a Material Adverse Effect on Technip or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Merger Effective Time; provided, however, for purposes of clause (ii), no effect resulting from FMCTI or any of its subsidiaries or joint ventures (to the extent attributable to FMCTI or any of its subsidiaries or joint ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this condition, clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; and

•	FMCTI shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Technip as to the satisfaction of the conditions set forth above.

The obligations of Technip to consummate the Mergers, including the obligations of Technip to appear before the English Court to obtain the Technip Merger Order are subject to the satisfaction or waiver by Technip of the following additional conditions:

•	certain representations and warranties of FMCTI relating to business activities of Topco and certain transactions entities and the amount, authorization and ownership of the share capital of FMCTI and Topco shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	certain representations and warranties of FMCTI relating to organization, good standing and qualification, due authorization of the share capital of Topco, corporate authority and brokers shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date)

•	each of the other representations and warranties of FMCTI and Topco set forth in the Business Combination Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, for purposes of this condition, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this condition, clause (b) of the definition of “Material Adverse Effect”) on FMCTI or, following the consummation of the transactions contemplated by the Business Combination Agreement, Topco;

•	FMCTI and Topco shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by them under the MOU and the Business Combination Agreement;

•	at any time after the date of the MOU there shall not have occurred and be continuing any effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect on FMCTI or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Merger Effective Time; provided, however, for purposes of this clause (ii), no effect resulting from Technip or any of its subsidiaries or joint ventures (to the extent attributable to Technip or any of its subsidiaries or joint ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this condition, clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

•	Technip shall have received a certificate dated as of the Closing Date executed by duly authorized officers of FMCTI and Topco as to the satisfaction of the conditions set forth above; and

•	Technip shall have received the opinion of Darrois Villey Maillot Brochier (A.A.R.P.I.) as of the Closing Date to the effect that the Technip Merger will qualify for the intended French tax treatment contemplated by the Business Combination Agreement. Absent delivery of the French Tax Ruling, Darrois Villey Maillot Brochier (A.A.R.P.I.) will not provide any opinion on the application of Article 210-A of the French Tax Code.

Termination

The Business Combination Agreement may be terminated at any time prior to the Technip Merger Effective Time, whether before or after receipt of the FMCTI Requisite Vote or Technip Requisite Vote, as follows:

•	by the mutual written consent of Technip and FMCTI;

•	by either FMCTI or Technip, if the Mergers are not consummated on or before the Termination Date; provided, however, that each party shall have the right to extend such date to November 18, 2017 if the only conditions that have not been satisfied or waived are one or more of the mutual conditions to closing set forth in the first set of bullet points under “—Conditions to the Mergers” above; provided, further, that neither party may exercise their right to terminate the Business Combination Agreement under either scenario above if it is such party’s failure to perform or comply with a covenant or obligation under the Business Combination Agreement, or whose breach of any of its representations and warranties contained in the Business Combination Agreement, is the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied;

•	by either FMCTI or Technip, if either the Technip Requisite Vote or FMCTI Requisite Vote is not obtained upon the votes taken on the matters at the FMCTI Special Meeting and the Technip Stockholders’ Meetings and any adjournments or postponements thereof;

•	by either FMCTI or Technip, if any governmental entity that must grant a regulatory approval required under the Business Combination Agreement has denied such grant in writing and such denial has become final, binding and non-appealable, or any order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable; provided, that the right to terminate the Business Combination Agreement pursuant to this section may not be exercised by any party whose failure to perform or comply with any covenant or obligation under the Business Combination Agreement, or whose breach of any of its representation and warranties contained in the Business Combination Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

•	by either FMCTI or Technip, if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (other than any law addressed in the immediately preceding clause) which is in effect and permanently prohibits or makes illegal the consummation of the transactions contemplated by the Business Combination Agreement (including either Merger) in accordance with its terms;

•	by either FMCTI or Technip, if either (1) FMCTI has not received from Latham & Watkins LLP, counsel to FMCTI, or (2) Technip has not received from Davis Polk & Wardwell LLP, counsel to Technip, in each case, an opinion, dated as of the Merger Effective Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Topco to be treated as a “domestic corporation” for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Merger Effective Date as a result of the transactions contemplated hereby;

•	by FMCTI, at any time prior to the receipt of the Technip Requisite Vote, if (i) the Technip board of directors shall have effected a Technip Change in Recommendation (whether or not in compliance with the relevant provisions of the Business Combination Agreement) or (ii) Technip shall have materially breached its obligations relating to Acquisition Proposals under the Business Combination Agreement;

•

by FMCTI, at any time prior to the Technip Merger Effective Time, if (i)(A) Technip shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under the Business Combination Agreement prior to the Technip Merger Effective Time, or (B) any of the representations or warranties of Technip contained in the Business Combination Agreement fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of the applicable closing conditions set forth above) and (ii) any such failure is not reasonably capable of being cured by Technip by the Termination Date or is not cured by Technip within 45 days (and in any event prior to the Technip Merger Effective Time) after receiving written notice from FMCTI; provided, that the right to terminate the Business Combination Agreement pursuant to this section may not be exercised by FMCTI if FMCTI is then in material breach of the Business Combination Agreement;

•	by Technip, at any time prior to the receipt of the FMCTI Requisite Vote, if (i) the FMCTI board of directors shall have effected an FMCTI Change in Recommendation (whether or not in compliance with the relevant provisions of the Business Combination Agreement) or (ii) FMCTI shall have materially breached its obligations relating to Acquisition Proposals under the Business Combination Agreement; or

•	by Technip, at any time prior to the FMCTI Merger Effective Time, if (i)(A) FMCTI or Topco shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under the Business Combination Agreement prior to the FMCTI Merger Effective Time, or (B) any of the representations or warranties of FMCTI contained in the Business Combination Agreement fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of the applicable closing conditions set forth above) and (ii) any such failure is not reasonably capable of being cured by FMCTI or Topco by the Termination Date or is not cured by FMCTI or Topco within 45 days (and in any event prior to the FMCTI Merger Effective Time) after receiving written notice from Technip; provided, that the right to terminate the Business Combination Agreement pursuant to this section may not be exercised by Technip if Technip is then in material breach of the Business Combination Agreement.

In the event the Business Combination Agreement is terminated by either FMCTI or Technip, the Business Combination Agreement will become void and, subject to the consent of the English Court in respect of the Technip Merger Order to the extent made at the time of such termination, have no effect and there will be no liability or obligation on the part of FMCTI, Technip, Topco or Merger Sub or any of their respective subsidiaries, officers or directors, in each case, except with respect to certain obligations to pay certain expenses and terminations fees provided for under the Business Combination Agreement, as described in the section entitled “—Expenses and Terminations Fees” below. Notwithstanding the foregoing, the termination of the Business Combination Agreement will not relieve any party from liability for any fraud or willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement. In the event of any such termination, the parties will cooperate with each other in connection with the withdrawal of any applications to, or termination of proceedings before, any organization in connection with the transactions contemplated by the Business Combination Agreement, including the English Court in the event that the Technip Merger Order has been issued as the English Court would be required to consent to the termination or amendment of the Technip Merger Order in such circumstances (see the section entitled “Risk Factors —The Mergers will not be consummated until at least 21 days following the making of the Technip Merger Order and each of the parties will have limited rights to terminate the Business Combination Agreement during such period” of this proxy statement/prospectus).

Expenses and Termination Fees

All costs and expenses incurred in connection with the Business Combination Agreement and the Mergers and the other transactions contemplated by the Business Combination Agreement generally are to be paid by the party incurring such costs and expenses, but Technip and FMCTI will share equally all expenses associated with antitrust filings, the NYSE listing application, the Euronext Paris listing application and the filing, printing and mailing of this proxy statement/prospectus, the Registration Statement, the Information Document, the Admission Prospectus and other disclosure documents required in connection with the Mergers.

FMCTI must pay Technip a termination fee of $250 million in the event the Business Combination Agreement is terminated:

•	by Technip, as a result of an FMCTI Change in Recommendation or a material breach by FMCTI of its obligations relating to Acquisition Proposals under the Business Combination Agreement,

•	by either FMCTI or Technip, if (i) the Mergers are not consummated by the Termination Date or (ii) the FMCTI Requisite Vote shall not have been obtained after a vote of the FMCTI stockholders has been taken and completed at the FMCTI Special Meeting and, in each case, at the time of such termination, Technip had a right to terminate as a result of an FMCTI Change in Recommendation or a material breach by FMCTI of its obligations relating to Acquisition Proposals under the Business Combination Agreement;

•	in the event that (A) an Acquisition Proposal for FMCTI shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for FMCTI) or (solely in the case of a termination as a result of FMCTI’s or Topco’s material breach of the Business Combination Agreement) otherwise communicated or made known to FMCTI management or the FMCTI board of directors, (B) the Business Combination Agreement is subsequently terminated by either FMCTI or Technip as a result of a failure to obtain the FMCTI Requisite Vote or FMCTI’s or Topco’s material breach of the Business Combination Agreement and (C) within nine months of such termination, FMCTI or any of its subsidiaries executes any agreement with respect to an Acquisition Proposal providing for, or approves or recommends to the FMCTI stockholders to accept, or consummates, an Acquisition Proposal.

In the event that the Business Combination Agreement is terminated either (x) if the FMCTI Special Meeting has not been held by the Termination Date and the Technip Stockholders’ Meetings have been held or (y) because of FMCTI’s or Topco’s breach of any covenant or agreement set forth in the Business Combination Agreement, then, in either case, FMCTI shall pay, or cause to be paid, to Technip by way of reimbursement its reasonable costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the Business Combination Agreement and the transactions contemplated thereby, including all reasonable fees and expenses of Technip’s and its subsidiaries’ respective representatives and financing sources.

In the event a termination fee is payable by FMCTI to Technip after the time FMCTI pays any expense reimbursement to Technip in accordance with the terms of the Business Combination Agreement, the amount of the termination fee payable by FMCTI to Technip will be reduced by the amount of such expense reimbursement actually paid to Technip.

Technip must pay FMCTI a termination fee of $250 million in the event the Business Combination Agreement is terminated:

•	by FMCTI, as a result of a Technip Change in Recommendation or a material breach by Technip of its obligations relating to Acquisition Proposals under the Business Combination Agreement,

•	by either FMCTI or Technip, if (i) the Mergers are not consummated by the Termination Date or (ii) the Technip Requisite Vote shall not have been obtained after a vote of the Technip stockholders has been taken and completed at the Technip Stockholders’ Meetings or any postponements or adjournments thereof and, in each case, at the time of such termination, FMCTI had a right to terminate as a result of a Technip Change in Recommendation or a material breach by Technip of its obligations relating to Acquisition Proposals under the Business Combination Agreement;

•

in the event that (A) an Acquisition Proposal for Technip shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition

Proposal for Technip) or (solely in the case of a termination as a result of Technip’s material breach of the Business Combination Agreement) otherwise communicated or made known to Technip management or the Technip board of directors, (B) the Business Combination Agreement is subsequently terminated by either FMCTI or Technip as a result of a failure to obtain the Technip Requisite Vote, a failure to obtain clearance from MINEFI on terms satisfactory under the Business Combination Agreement or Technip’s material breach of the Business Combination Agreement and (C) within nine months of such termination, Technip or any of its subsidiaries executes any agreement with respect to an Acquisition Proposal providing for, or approves or recommends to the Technip stockholders to accept, or consummates, an Acquisition Proposal.

In the event that the Business Combination Agreement is terminated either (x) if the Technip Stockholders’ Meetings have not been held by the Termination Date and the FMCTI Special Meeting has been held or (y) because of Technip’s breach of any covenant or agreement set forth in the Business Combination Agreement, then, in either case, Technip shall pay, or cause to be paid, to FMCTI by way of reimbursement its reasonable costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the Business Combination Agreement and the transactions contemplated thereby, including all reasonable fees and expenses of FMCTI’s and its subsidiaries’ respective representatives and financing sources.

In the event a termination fee is payable by Technip to FMCTI after the time Technip pays any expense reimbursement to FMCTI in accordance with the terms of the Business Combination Agreement, the amount of the termination fee payable by Technip to FMCTI will be reduced by the amount of such expense reimbursement actually paid to FMCTI.

Specific Performance

FMCTI and Technip have agreed that FMCTI and Technip will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Business Combination Agreement by the other parties and to enforce specifically the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which they are entitled. However, a party will not be entitled to both specific performance and the payment of any termination fee described above under “—Expenses and Termination Fees.”

Voting and Support Agreements

The Bpifrance Participations support agreement

On May 18, 2016, in connection with the Mergers, Technip entered into a support agreement with Bpifrance Participations, which held in aggregate 5.17% of the share capital and 9.29% of the voting rights of Technip as of December 30, 2015 (the “Bpifrance Support Agreement”).

Pursuant to the terms of the Bpifrance Support Agreement, Bpifrance Participations has agreed to vote, at any general meeting of the Technip stockholders, in favor of the transactions contemplated by the Business Combination Agreement, subject notably to Technip board of directors’ favorable recommendation. Bpifrance Participations has also agreed to vote, at any special meeting of Technip stockholders holding double voting rights, in favor of the removal of such double voting rights, subject to completion of the Mergers.

Pursuant to the terms of the Bpifrance Support Agreement, Bpifrance Participations has undertaken not to sell or transfer any of its Technip Shares prior to completion of the Mergers. Bpifrance Participations has also undertaken for a period of two years following completion of the Mergers to maintain its shareholding in Topco below 6% of the share capital, on a fully diluted basis.

Technip and FMCTI have undertaken that a Bpifrance Participations designee will be appointed to the Topco board of directors upon the consummation of the Mergers, among the directors designated by Technip.

FMCTI accepted the terms of the Bpifrance Support Agreement in a separate letter sent to Bpifrance Participations on May 18, 2016.

In a letter dated June 3, 2016, Bpifrance Participations confirmed to Technip that the terms of the Bpifrance Support Agreement had been formally approved by all the governing bodies of the Bpifrance group.

The IFP Energies nouvelles support agreement

On May 18, 2016, in connection with the Mergers, Technip entered into a support agreement with IFP Energies nouvelles, which held in aggregate 2.38% of the share capital and 4.35% of the voting rights of Technip as of December 30, 2015 (the “IFPEN Support Agreement”).

Pursuant to the terms of the IFPEN Support Agreement, IFP Energies nouvelles has agreed to vote, at any general meeting of the Technip stockholders, in favor of the transactions contemplated by the Business Combination Agreement, subject notably to Technip board of directors’ favorable recommendation. IFP Energies nouvelles has also agreed to vote, at any special meeting of Technip stockholders holding double voting rights, in favor of the removal of such double voting rights, subject to completion of the Mergers.

FMCTI accepted the terms of the IFPEN Support Agreement in a separate letter sent to IFPEN on May 18, 2016.

STOCKHOLDER VOTE ON CERTAIN COMPENSATORY ARRANGEMENTS

Proposal No. 3—Advisory (Non-Binding) Vote on Certain Compensation Arrangements

(Item 3 on the FMCTI proxy card)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, FMCTI is required to submit a proposal to FMCTI stockholders to approve, on a non-binding, advisory basis, the compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination Agreement.

The compensation that FMCTI’s named executive officers may receive that is based on or otherwise relates to the FMCTI Merger is summarized and included in the section entitled “Interests of Certain Persons in the Mergers—Golden Parachute Compensation” of this proxy statement/prospectus.

The FMCTI board of directors recommends that the FMCTI stockholders approve the following resolution:

“RESOLVED, that the stockholders of FMCTI approve, on a non-binding advisory basis, certain compensation arrangements for FMCTI’s named executive officers in connection with the transactions contemplated by the Business Combination Agreement, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of Certain Persons in the Mergers—Golden Parachute Compensation.”

As an advisory vote, this proposal is not binding upon FMCTI or the FMCTI board of directors, and approval of this proposal is not a condition to completion of the Mergers or FMCTI’s, Technip’s and Topco’s obligations to effect the Mergers. The vote on executive compensation payable in connection with the proposed transactions is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal, but vote not to approve the Advisory Merger Compensation Proposal. Because the vote is advisory, it will not be binding on FMCTI. Accordingly, to the extent that FMCTI is contractually obligated to pay certain merger-related compensation, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Mergers are consummated and regardless of the outcome of the advisory vote.

Approval of the Advisory Merger Compensation Proposal requires the affirmative vote of a majority of the voting power represented at the FMCTI Special Meeting in person or by proxy and entitled to vote on such proposals. Abstentions have the same effect as a vote “AGAINST” the Advisory Merger Compensation Proposal.

THE FMCTI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3—THE ADVISORY MERGER COMPENSATION PROPOSAL.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

Interests of FMCTI Officers and Directors in the Mergers

FMCTI’s executive officers and directors have interests in the FMCTI Merger that are different from, or in addition to, the interests of FMCTI stockholders generally. The FMCTI board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the Business Combination Agreement, approve the Mergers and to recommend that you vote in favor of the Merger Proposal. Two members of the FMCTI board of directors, C. Maury Devine and Peter Oosterveer, recused themselves from the relevant deliberations concerning the Mergers and the vote to approve the Business Combination Agreement due to potential conflicts of interest. Ms. Devine served on both the FMCTI board of directors and the Technip board of directors, and Mr. Oosterveer serves as Chief Operating Officer for a direct competitor of Technip. Ms. Devine tendered her resignation as a member of the FMCTI board of directors, effective upon execution of the MOU, in order to avoid her continued inability to fully participate as a member of both boards of directors during the remainder of the transaction process in connection with the Mergers.

See the sections entitled “The Mergers—Background of the Mergers” and “The Mergers—FMCTI Reasons for the Mergers and Recommendation of the FMCTI Board of Directors” of this proxy statement/prospectus. FMCTI’s stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table included under the section entitled “—Golden Parachute Compensation” of this proxy statement/prospectus.

These interests may include, but are not limited to:

•	the continued engagement and/or employment, as applicable, of certain board members and executive officers of FMCTI, as described in the section entitled “—Topco Positions”;

•	the continued positions of certain directors of FMCTI as directors on the board of directors of Topco, as described below in the section entitled “—Topco Positions”;

•	agreements that provide for enhanced severance for certain executive officers of FMCTI upon a qualifying termination of employment in connection with a change in control of FMCTI, and the extension of the term of such agreements for a period of one year from the current applicable expiration date;

•	the payment of compensation previously deferred by certain directors and the indemnification of former FMCTI directors and executive officers by Topco; and

•	the treatment in the Mergers of equity awards and stock options held by FMCTI directors and executive officers, including the accelerated vesting of certain awards.

Additionally, FMCTI retains the discretion to grant: (i) executives and directors the right to receive a reimbursement for the excise tax under Section 4985 of the Internal Revenue Code of 1986, as amended that may be applicable and imposed as a result of the closing of the Mergers (although such excise tax is not expected to apply); (ii) equity awards with respect to up to 90,000 FMCTI Shares to Mr. Pferdehirt in connection with his promotion to President and Chief Executive Officer of FMCTI, which may vest on a “double-trigger” basis (i.e., on a qualifying termination of employment following a change in control of FMCTI) and will not vest on a “single-trigger” basis (i.e., immediately upon a change in control of FMCTI); and (iii) annual equity awards to eligible FMCTI employees with respect to up to 1,600,000 FMCTI Shares in 2017, which (a) will only be made (i) after April 30, 2017 and if the parties reasonably agree in good faith that the closing of the Mergers is unlikely to occur prior to June 30, 2017 or (ii) if the parties reasonably agree in good faith that the closing of the Mergers is likely to occur before June 30, 2017, but the closing of the Mergers does not in fact occur by June 30, 2017, then any time after June 30, 2017, and (b) may vest on a double-trigger basis and will not vest on a single-trigger basis (the “2017 FMCTI Stock Awards”).

Treatment of FMCTI Equity Awards

Stock Options

As of the date hereof, there are no outstanding FMCTI Stock Options. If at the FMCTI Merger Effective Time there are outstanding FMCTI Stock Option then each such FMCTI Stock Option will be converted into a Topco Stock Option on a one-to-one basis and on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Merger Effective Time.

Restricted Stock Units

Each Vesting FMCTI Equity Right will immediately vest and be earned and/or payable pursuant to its terms immediately prior to the FMCTI Merger Effective Time. Any Vesting FMCTI Equity Rights subject to performance-based vesting conditions for which the performance period has not ended will be deemed to vest at target level. The holder of any such Vesting FMCTI Equity Right will receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right will be treated in a manner consistent with all other FMCTI Shares.

Each Unvested FMCTI Equity Right will be converted, at the FMCTI Merger Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon the vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Merger Effective Time. The number of Topco Shares covered by each such Topco Equity Right will be equal to the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time. Any minimum holding period that may be applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Merger Effective Time will continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable law.

If any Unvested FMCTI Stock Award is, immediately prior to the FMCTI Merger Effective Time, subject to any performance-based vesting or other performance conditions, the FMCTI board of directors, or an applicable committee thereof, may, prior to the FMCTI Merger Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI board of directors (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers; provided, that Technip’s consent will be required if any such adjustments that would reasonably be expected to (i) result in material taxes (including social charges) being imposed on FMCTI and its subsidiaries, taken as a whole, (ii) accelerate the delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable law or (iii) adversely impact the ability of counsel for either of FMCTI or Technip to render the Tax Opinions. All such adjustments will be made subject to and in accordance with the terms and conditions of the applicable FMCTI stock plan and the Unvested FMCTI Stock Award agreements and will take effect upon and be subject to the consummation of the Mergers.

Vesting of FMCTI Equity Awards

The terms of the applicable award agreements evidencing the FMCTI Equity Rights held by FMCTI employees (including officers and directors) that were outstanding and unvested as of May 18, 2016 provide that such FMCTI Equity Rights will immediately vest in the event of a change in control of FMCTI. Pursuant to the terms of these award agreements, in connection with the FMCTI Merger, such FMCTI Equity Rights held by FMCTI employees (including officers and directors) will immediately vest and be settled in FMCTI Shares immediately prior to the FMCTI Effective Time, with such FMCTI Shares being treated in a manner consistent with all other FMCTI Shares in the FMCTI Merger. Any performance vesting FMCTI Equity Right for which the applicable performance period has not lapsed will vest at target level. Any FMCTI Equity Rights granted after May 18, 2016 will not automatically vest upon a change in control, but may provide for vesting of such awards upon a qualifying termination of employment following a change in control.

Based on a per share price of FMCTI Shares of $27.14 (the average closing market price of FMCTI Shares over the first five business days following the announcement of the Mergers) and the number of Vesting FMCTI Equity Rights held by each FMCTI executive officer and non-employee director as of June 30, 2016, the table below sets forth the FMCTI Equity Rights that will immediately vest in connection with the FMCTI Merger (with any performance vesting FMCTI Equity Rights for which the performance period has not lapsed vesting at target) and the value of such awards.

Executive Officers:	Vesting FMCTI Equity Rights	Value of Vesting FMCTI Equity Rights ($)
John T. Gremp	702,969	$19,081,391
Maryann T. Mannen	312,458	8,481,360
Douglas J. Pferdehirt	353,735	9,601,783
Tore Halvorsen	239,679	6,505,847
Dianne B. Ralston	134,202	3,642,779
Richard G. Alabaster	49,960	1,356,114
Bradley D. Beitler	78,054	2,118,698
Sanjay Bhatia	42,831	1,162,605
Barry Glickman	100,714	2,733,781
Jay A. Nutt	50,376	1,367,406
Mark J. Scott	86,384	2,344,807

Non-Employee Directors:
Clarence P. Cazalot, Jr.	8,344	226,490
Eleazar de Carvalho Filho	8,344	226,490
Claire S. Farley	8,344	226,490
Thomas M. Hamilton	10,346	280,832
Peter Mellbye	8,344	226,490
Joseph H. Netherland	10,346	280,832
Peter Oosterveer	8,344	226,490
Richard A. Pattarozzi	8,344	226,490
Kay G. Priestly	8,344	226,490
James M. Ringler	8,344	226,490

Executive Severance Agreements

FMCTI previously entered into executive severance agreements with each of its executive officers, other than Messrs. Alabaster and Bhatia (collectively, the “Executive Severance Agreements”). Pursuant to the Executive Severance Agreements, in the event of a qualifying termination of the executive’s employment within the 24-month period after a “change in control” of FMCTI (as defined in the Executive Severance Agreements, and which includes the FMCTI Merger) the FMCTI executive officers will be entitled to the following payments and benefits:

•	a multiple of his or her (i) highest rate of annual base salary at any time (up to and including the date of termination) and (ii) highest annual target non-equity incentive bonus for any plan year (up to and including the plan year in which the termination of employment occurs) (with respect to Messrs. Gremp, Pferdehirt and Halvorsen and Ms. Mannen such multiple is three; with respect to Messrs. Glickman, Nutt and Scott and Ms. Ralston such multiple is two and with respect to Mr. Beitler such multiple is one);

•	a pro-rated payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year during which the termination of employment occurs;

•	accrued but unpaid base salary and accrued but unused paid time off (“PTO”) pay;

•	elimination of ownership and retention guidelines;

•	awards granted under the FMCTI Incentive Compensation and Stock Plan and any other incentive arrangements will be treated pursuant to the terms of the applicable plan;

•	additional years of age and service credit for purposes of benefit determination in the U.S. Non-Qualified retirement plans or the Norwegian Pension Program; as applicable (with respect to Messrs. Gremp, Pferdehirt and Halvorsen and Ms. Mannen such multiple is three; with respect to Messrs. Glickman, Nutt and Scott and Ms. Ralston such multiple is two; and with respect to Mr. Beitler such multiple is one);

•	continued health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for 18 months (except for Mr. Beitler, whose coverage is for 12 months) for the executive and the executive’s spouse and dependents, at the same premium cost and at the same coverage level as in effect as of the date of the change in control, in each case, provided the executive continues to pay employee premiums for such insurance coverage then in effect;

•	reimbursement for the reasonable costs of all outplacement services obtained by the executive within 18 months of the termination date (limited to the lesser of 15% of the executive’s base salary as of the date of termination and $50,000); and

•	reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of FMCTI’s refusal to provide severance benefits under the Executive Severance Agreement, contesting the validity, enforceability or interpretation of the agreement or as a result of any conflict between the parties pertaining to the agreement.

The cash severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

Executive officers are not obligated to seek other employment to mitigate the amounts payable under the executive severance agreements, and their subsequent re-employment will not impact FMCTI’s obligation to make the severance payments provided for under his or her Executive Severance Agreement.

Executive officers receiving severance benefits under the Executive Severance Agreements are not entitled to receive additional severance benefits under FMCTI’s general executive severance plan.

For purposes of the Executive Severance Agreements, a “qualifying termination” includes (a) an involuntary termination of the executive officer’s employment by FMCTI for reasons other than “cause,” disability or death within 24 months after the change in control, (b) a voluntary termination by the executive officer for “good reason” within 24 months after the change in control or (c) a breach by FMCTI or any successor of any provision in the Executive Severance Agreement.

Under the Executive Severance Agreements, an executive officer will be considered terminated for “cause” for:

•	a willful and continued failure to substantially perform his or her employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after the executive officer has provided notification to FMCTI of a voluntary termination for a “good reason”) after proper written demand has been provided to the executive officer and the executive officer fails to resume substantial performance of his or her duties on a continuous basis within 30 days of receipt of such demand;

•	willfully engaging in conduct which is demonstrably and materially injurious to FMCTI or any of its affiliates; or

•	a conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

An executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the Executive Severance Agreements if, without the executive officer’s express written consent, any one or more of the following events occurs:

•	assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities and status (including, without limitation, offices, titles and reporting requirements) as FMCTI’s employee (including, without limitation, any material adverse change in duties or status as a result of FMCTI’s stock ceasing to be publicly traded or due to FMCTI becoming a subsidiary of another entity, or any material adverse change in the executive’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the board of directors of a publicly traded company), or a reduction or alteration in the nature or status of the executive officer’s authorities, duties or responsibilities from the greatest of those in effect: (i) on the effective date of the Executive Severance Agreement; (ii) during the fiscal year immediately preceding the year of the change in control; and (iii) on the date immediately preceding the change in control;

•	requiring the executive officer to be based at a location which is at least 100 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required business travel to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s Executive Severance Agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base salary as in effect on the effective date of the Executive Severance Agreement or as the same may have been subsequently increased;

•	a material reduction in the executive officer’s level of participation in any FMCTI short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the Executive Severance Agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	FMCTI’s failure to obtain a satisfactory agreement from any successor to assume its obligations under the Executive Severance Agreement; or

•	any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the Executive Severance Agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.” However, “good reason” will exist only if the executive provides FMCTI with timely notice of the circumstances constituting “good reason,” FMCTI fails to cure such circumstances in a timely manner after receiving such notice and the executive thereafter separates from employment with FMCTI no later than 24 months after the original occurrence of the “good reason” event.

Based on compensation levels as of June 30, 2016, the table below sets forth the estimated value of severance payments and benefits (excluding the value attributable to accelerated vesting of outstanding FMCTI Equity Rights, which is described above) to which the FMCTI executive officers (other than Messrs. Alabaster and Bhatia) would be entitled under the Executive Severance Agreements on a termination of his or her employment by FMCTI without “cause” or resignation for “good reason” within the 24-month period following the FMCTI Merger Effective Time. The amounts set forth below are only estimates of the amounts that would be paid out to each such executive officer in the event of such a termination of employment. The actual amounts that would be paid can only be determined at the time of such executive officer’s actual termination of employment.

Executive Officers:	Estimated Severance Payments
John T. Gremp	$8,627,150
Maryann T. Mannen	$5,596,565
Douglas J. Pferdehirt	$5,245,582
Tore Halvorsen	$2,642,120
Dianne B. Ralston	$2,235,781
Bradley D. Beitler	$807,509
Barry Glickman	$1,973,494
Jay A. Nutt	$1,713,632
Mark J. Scott	$1,509,927

The assumptions used to calculate the present value of additional retirement benefits are as follows:

•	Value is calculated using November 2015 30-year Treasury rate (3.03%) and 417e2016 mortality for Ms. Mannen, Mr. Beitler and Mr. Nutt which reflect the plan’s lump sum assumptions. For Mr. Gremp, the present value of 5 year certain annuity only payments is calculated using the June 30, 2016 FASB ASC Topic 715 assumptions which include a 3.8% interest.

•	Value reflects immediate payout with early retirement reductions for Ms. Mannen and Mr. Nutt after reflecting additional years of age credit and unreduced retirement for Mr. Gremp and Mr. Beitler.

•	For Mr. Halvorsen, the value is calculated using the present value of the additional benefits calculated as amount payable at the first unreduced age using June 30, 2016 FASB ASC Topic 715 assumptions (2.3% discount rate, K2013FT mortality, 0.1% pension increase rate).

•	For Mr. Pferdehirt, Ms. Ralston, Mr. Glickman and Mr. Scott, the retirement benefits value represents the additional years of vesting service credit in the U.S. savings plans.

The cash amounts payable to Mr. Halvorsen under the Estimated Severance payments are paid in Norwegian Kroner. The amount was converted to U.S. dollars using a conversion rate derived from an average of the Norwegian Kroner to U.S. dollar exchange rates on the last working day of each month for the 12-month period ending June 30, 2016. The same conversion rate is applied to all non-equity amounts and is 0.1182799.

Director Deferred Compensation

Pursuant to the terms of the directors deferred compensation plan, all amounts deferred will pay out upon the FMCTI Merger Effective Time. The following directors would receive the following amounts based on their deferred compensation accounts as of June 30, 2016 (including any 2016 awards that are subject to vesting and included in the FMCTI Equity Rights Awards table above) and based on a $27.14 per share price, which is the average closing price of FMCTI Shares on the NYSE over the first five business days following the date on which the Mergers were first publicly announced:

Non-Employee Directors:	Amount
Clarence P. Cazalot, Jr.	$285,121
Eleazar de Carvalho Filho	$512,506
Claire S. Farley	$1,479,592
Thomas M. Hamilton	$4,610,536
Peter Mellbye	$573,634
Joseph H. Netherland	$1,150,130
Peter Oosterveer	$464,217
Richard A. Pattarozzi	$3,364,789
Kay G. Priestly	$355,288
James M. Ringler	$3,922,330

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of FMCTI’s five current named executive officers that is based on or otherwise relates to the Mergers and that will or may become payable to the named executive officers at the FMCTI Merger Effective Time or on a qualifying termination of employment on or following the FMCTI Merger Effective Time. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the FMCTI Merger-related compensation payable to FMCTI’s named executive officers.

The terms of the applicable award agreements provide for vesting of outstanding FMCTI Equity Rights held by FMCTI’s named executive officers at the FMCTI Merger Effective Time as described in greater detail in the section entitled “—Treatment of FMCTI Equity Awards” of this proxy statement/prospectus.

Each of FMCTI’s named executive officers is also entitled to certain payments and benefits pursuant to the Executive Severance Agreements, as described in the section entitled “—Executive Severance Agreements” of this proxy statement/prospectus.

The amounts set forth in the table below assume the following:

•	the FMCTI Merger Effective Time occurred on June 30, 2016, the last practicable date determined pursuant to Item 402(t) of Regulation S-K;

•	FMCTI’s named executive officers were terminated without “cause” or resigned for “good reason” immediately following the FMCTI Merger Effective Time on June 30, 2016; and

•	the FMCTI trading price is $27.14, which is the average closing price of FMCTI Shares on the NYSE over the first five business days following the date on which the Mergers were first publicly announced.

The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect compensation actions that may occur before completion of the Mergers. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below. In addition, all amounts (except amounts with respect to the acceleration of Vesting FMCTI Equity Rights) reflected in the table below are attributable to double-trigger arrangements (i.e., the amounts are payable in the event of a qualifying termination of employment during the 24-month period after the FMCTI Merger Effective Time).

Name	Cash ($)(1)	Equity($)(2)	Pension/ NQDC($)(3)	Perquisites/ Benefits ($)(4)	Total($)
John T. Gremp	7,439,135	19,081,391	1,106,770	81,245	27,708,541
Chairman and Chief Executive Officer
Maryann T. Mannen	3,474,483	8,481,360	2,050,941	71,141	14,077,925
Executive Vice President and Chief Financial Officer
Douglas J. Pferdehirt	5,165,368	9,601,783	0	80,214	14,847,365
President and Chief Operating Officer
Tore Halvorsen(5)	2,265,362	6,505,847	322,888	53,870	9,147,967
Senior Vice President
Dianne B. Ralston	2,152,404	3,642,779	22,607	60,770	5,878,560
Senior Vice President, General Counsel and Secretary

(1)	Cash severance is payable only if the named executive officer is terminated without cause or resigns for good reason within the 24-month period following the FMCTI Merger and is allocated as follows (in U.S. dollars):

	(Base + Target)* multiplier(a)	Prorated Target bonus	Unused PTO	Total Cash
	(in U.S. dollars)
John T. Gremp	6,765,000	615,000	59,135	7,439,135
Maryann T. Mannen	3,190,324	251,868	32,291	3,474,483
Douglas J. Pferdehirt	4,724,105	412,422	28,841	5,165,368
Tore Halvorsen	2,096,420	149,744	19,198	2,265,362
Dianne B. Ralston	1,925,000	206,250	21,154	2,152,404

(a)	The amount reflected in this column for each named executive officer is equal to (A) his or her (i) highest rate of annual base salary at any time and (ii) highest annual target non-equity incentive bonus for any plan year multiplied by (B) three (or, in the case of Ms. Ralston, two).

(2)	Consists of the accelerated vesting of Vesting FMCTI Equity Rights. Such amounts are “single-trigger” and are payable regardless of whether or not the named executive officer’s employment is terminated. As of the date hereof, no named executive officer holds any outstanding FMCTI Stock Options.
(3)	The amount representing the value of additional years of age and service credit from the U.S. Non-Qualified Pension Plan is based on the assumptions of a payment calculated as the present value of benefits immediately payable on June 30, 2016, plus the three years’ additional service and age credits granted under the Executive Severance agreement for Mr. Gremp and Ms. Mannen. For Mr. Pferdehirt and Ms. Ralston, the amount represents an additional three years and two years of vesting service credit, respectively, for the U.S. Non-Qualified Savings plan. For Mr. Halvorsen, the amount represents an additional three years of service in the Norwegian Pension Program and the Norwegian Supplementary Program.

(4)	Represents the value of continued health benefits and outplacement services, which would be payable only if the named executive officer is terminated without cause or resigns for good reason within the 24-month period following the FMCTI Merger.
(5)	The amounts payable to Mr. Halvorsen are paid in Norwegian Kroner. The amount was converted to U.S. dollars using a conversion rate derived from an average of the Norwegian Kroner to U.S. dollar exchange rates on the last working day of each month for the 12-month period ending June 30, 2016. The same conversion rate is applied to all non-equity amounts and is 0.1182799.

Interests of Technip Designated Directors in the Mergers

The individuals designated by Technip to serve on the Topco board of directors have interests in the Mergers that are different from, or in addition to, the interests of FMCTI and Technip stockholders generally. The Technip board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the Business Combination Agreement and approve the Mergers. In addition, one member of the Technip board of directors, C. Maury Devine, recused herself from the deliberations concerning the Mergers and vote to approve the Business Combination Agreement due to a potential conflict of interest stemming from the fact that Ms. Devine served on both the FMCTI board of directors and the Technip board of directors. FMCTI’s stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal.

These interests may include, but are not limited to:

•	the continued engagement and/or employment, as applicable, of certain board members and executive officers of Technip, including positions as directors on the board of directors of Topco, as described in the section entitled “—Topco Positions”;

•	participation in an “article 39” defined benefit retirement scheme maintained by Topco with benefits that are substantially equivalent in the aggregate to those provided under the “article 39” scheme maintained by Technip; and

•	the treatment in the Mergers of equity awards and stock options, as described in the section entitled “The Business Combination Agreement—Treatment of Technip Equity Awards.”

Additionally, Technip retains the discretion to: (i) grant Technip executives and directors the right to receive a reimbursement for the excise tax under Section 4985 of the Internal Revenue Code of 1986, as amended, that may be applicable and imposed as a result of the closing of the Mergers (although such excise tax is not expected to apply); (ii) in accordance with the terms and conditions approved by the stockholders of Technip at its 2016 combined general meeting, grant eligible Technip employees equity awards from the 2016 stockholder approved share pool with respect to up to 1% of the share capital of Technip in the aggregate, which may vest on a double-trigger basis and will not vest on a single-trigger basis; and (iii) make adjustments to the vesting and payment terms and performance conditions applicable to any outstanding variable cash incentive awards.

Pursuant to a pre-existing contractual commitment, Technip may satisfy its obligation thereunder to grant Thierry Pilenko an equity award with respect to Technip Shares (or, if Technip does not grant such award prior to the closing of the Mergers, with respect to Topco Shares) with an aggregate value equal to 150% of his current annual base salary. This award may vest on a double-trigger basis and will not vest on a single-trigger basis.

Topco Positions

The Topco board of directors at the time of the Technip Merger Effective Time will consist of 14 members, comprised of: (i) seven members designated by FMCTI, six of whom shall qualify as an “independent director” under applicable rules of the NYSE, and (ii) seven members designated by Technip, six of whom shall qualify as an “independent director” under applicable rules of the NYSE.

Thierry Pilenko, current Chairman and Chief Executive Officer of Technip, will be one of the seven directors designated by Technip, and will serve as the Executive Chairman of the Topco board of directors and chairman of the strategy committee of the board of directors. Additionally, Hallvard Hasselknippe will serve as President Subsea Projects, Thierry Parmentier will serve as Executive Vice President Human Resources, Nello Uccelletti will serve as President Onshore/Offshore and Julian Waldron will serve as Executive Vice President and Chief Operating Officer.

Douglas J. Pferdehirt will be one of the seven directors designated by FMCTI, and he will also serve as the Chief Executive Officer of Topco. Additionally, Maryann Mannen will serve as Executive Vice President and Chief Financial Officer, Richard Alabaster will serve as President Surface Technologies, Barry Glickman will serve as President Subsea Services, Bradley Beitler will serve as Executive Vice President Technology and R&D, Dianne Ralston will serve as Executive Vice President and Chief Legal Officer and Mark Scott will serve as Executive Vice President Quality, HSE/Security and Communications.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Summary

The following discussion is a summary of the material U.S. federal income tax considerations of (i) the Technip Merger and the FMCTI Merger to Technip, FMCTI and Topco, to U.S. holders (as defined below) of Technip Shares and to U.S. holders and non-U.S. holders (as defined below) of FMCTI Shares and (ii) the ownership and disposition of Topco Shares by U.S. holders of such shares following the consummation of the Mergers.

Non-U.S. holders of Technip should consult their own tax advisors regarding the U.S. federal income tax consequences (if any) of the Technip Merger and persons who become non-U.S. holders of Topco should consult their own tax advisors regarding the U.S. federal income tax consequences (if any) of the ownership and disposition of such shares following the consummation of the Mergers.

The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance, court decisions and the U.K.-U.S. Income Tax Treaty, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that stockholders hold their Technip Shares and FMCTI Shares and will hold their Topco Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Technip Shares or FMCTI Shares in light of their specific circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or to stockholders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds, insurance companies and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of tax accounting;

•	brokers or dealers in securities or foreign currency;

•	tax-exempt organizations, pension funds or governmental organizations;

•	individual retirement and other deferred accounts;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	“passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	stockholders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	grantor trusts;

•	stockholders who received their shares through the exercise of employee stock options, as compensation, through a tax-qualified retirement plan or in connection with the performance of services; and

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding FMCTI Shares or Technip Shares, or, after the Merger, the outstanding Topco Shares.

No rulings are intended to be sought from the IRS with respect to the Mergers, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

The discussion does not address any non-income tax considerations or any U.S., state or local tax consequences or any non-U.S. tax consequences. Holders should consult their own tax advisors regarding such considerations and consequences.

Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Mergers to them and of the ownership and disposition of Topco Shares in light of their particular circumstances, as well as any tax consequences of the Mergers and of the ownership and disposition of Topco Shares arising under the U.S. federal income tax laws other than those pertaining to income tax, including estate or gift tax laws, or under the laws of any other taxing jurisdiction.

Definition of U.S. and Non-U.S. Holder

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Technip Shares, FMCTI Shares or Topco Shares, as the case may be, who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof or that is otherwise treated as a domestic corporation under the Code;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” means a beneficial owner of Technip Shares, FMCTI Shares or Topco Shares, as the case may be, who is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership, including for this purpose any arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Technip Shares or FMCTI Shares or Topco Shares, the tax treatment of a partner (or other owner) in the partnership will generally depend upon the status of the partner (or other owner) and the activities of the partnership. A holder that is either a partnership or a partner (or owner) in such a partnership is urged to consult its own tax advisor about the U.S. federal income tax consequences of the Mergers and the ownership and disposition of the Topco Shares.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF FMCTI SHARES OR TECHNIP SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO THEM AND OF THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGERS AND OF THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES ARISING UNDER THE U.S. FEDERAL INCOME TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Mergers to FMCTI, Technip and Topco

U.S. Federal Income Tax Treatment of the Parties to the Mergers

Neither Topco nor Technip is expected to be subject to a material amount of U.S. federal income tax (if any) as a result of the Technip Merger. Additionally, neither Topco nor FMCTI will be subject to U.S. federal income tax as a result of the FMCTI Merger.

U.S. Federal Income Tax Classification of Topco as a Result of the Mergers

After the Mergers, Topco is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, as described further below, it is possible that the IRS will disagree with this conclusion. Should the IRS conclude that Topco is properly treated as a U.S. “domestic” corporation for U.S. federal income tax purposes as a result of the Mergers (and such conclusion is not overturned), Topco would be subject to tax on its worldwide income at U.S. tax rates, which can exceed 40%, and would be subject to other provisions of the U.S. tax regime, including with respect to Topco subsidiaries that are treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Topco to foreign stockholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30%, which may be reduced or eliminated by applicable treaty.

General Rule Regarding Residency of a Corporation

For U.S. federal income tax purposes, a corporation (i) is generally considered a “domestic” corporation (or U.S. tax resident) if it is organized in the United States or under the laws of the United States or of any state or political subdivision therein, and (ii) is generally considered a “foreign” corporation (or non-U.S. resident) if it is not considered a domestic corporation. Because Topco is a U.K. incorporated entity, it would generally be considered a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules.

Section 7874 Rule Regarding Residency of a Corporation

Under Section 7874, unless the Substantial Business Activities Exception is satisfied, Topco will be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes if the percentage (by vote or value) of Topco Shares considered to be held by former holders of FMCTI Shares after the FMCTI Merger by reason of holding FMCTI Shares for purposes of Section 7874 (the “Section 7874 Percentage”) is (i) 60% or more (if, as expected, the Third Country Rule (defined below) applies) or (ii) 80% or more (if the Third Country Rule does not apply).

In order for Topco to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the Topco expanded affiliated group must be based, located and derived, respectively, in the country in which Topco is a tax resident after the Mergers. The Substantial Business Activities Exception is not expected to be satisfied.

The Section 7874 Percentage is currently expected to be less than 60%. However, the calculation of the Section 7874 Percentage is complex, is calculated based on the facts as of the FMCTI Merger Effective Time, is subject to detailed regulations (the application of which is uncertain in various respects), and is subject to factual uncertainties. Further, the rules for determining the Section 7874 Percentage are subject to change, possibly with retroactive effect.

For example, the Section 7874 Percentage applicable in the case of the Mergers may be affected by the amount of any “non-ordinary course distributions” paid by FMCTI to its stockholders in each of the three 12-month periods prior to the FMCTI Merger Effective Time. As defined by the IRS, the “non-ordinary course distributions” paid by FMCTI will be equal to the excess of all distributions, including dividends and stock repurchases, made during a particular 12-month period by FMCTI with respect to the FMCTI stock over 110% of the average of such distributions during the 36-month period immediately preceding such 12-month period. The amount of any such excess would then increase the value of FMCTI for purposes of the Section 7874 Percentage.

Fluctuations in the value of FMCTI Shares and Technip Shares and assets between the time of the execution of the Business Combination Agreement and the Effective Times of the Mergers may also affect the Section 7874 Percentage. For instance, such fluctuation could affect the number of FMCTI Stock Options and Technip stock options that are “in-the-money” at the FMCTI Merger Effective Time, or the Technip Merger Effective Time,

respectively, and thus would affect the number of Topco Shares that are taken into account in calculating the Section 7874 Percentage.

The Technip Merger is expected to be treated for U.S. federal income tax purposes as an acquisition by Topco of the assets directly held by Technip in exchange for Topco Shares and the assumption of the liabilities owed by Technip as of the Technip Merger Effective Time. The IRS and U.S. Department of the Treasury (the “U.S. Treasury”) recently issued new rules (the “Temporary Regulations”), which exclude “disqualified stock” from the calculation of the Section 7874 Percentage. “Disqualified stock” is stock issued in exchange for “nonqualified property,” which includes cash, marketable securities, and intercompany debt, along with certain other property. It is expected that a portion of the assets held by Technip that are acquired by Topco in the Technip Merger will constitute “nonqualified property” and that a portion of the shares issued by Topco in the Technip Merger will constitute “disqualified stock.” As a result, it is expected that the Section 7874 Percentage will be higher than it would have been if Topco acquired the stock of Technip (rather than its assets). Further, the Section 7874 Percentage may be impacted by (among other things) the value of nonqualified property (and other property) held by Technip as of the Technip Merger Effective Time, the value of the Topco stock issued in the Technip Merger and the amount of liabilities assumed in the Technip Merger.

The Temporary Regulations also include other rules that could impact the calculation of the Section 7874 Percentage.

In addition, the Temporary Regulations include a rule that generally provides that, if (i) there is an acquisition of a domestic company by a foreign acquiring company in which the Section 7874 Percentage is at least 60%, and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the mergers, then the foreign acquiring company will be treated as a U.S. domestic corporation for U.S. federal income tax purposes (the “Third Country Rule”). Because Topco is expected to be a tax resident in the United Kingdom and not a tax resident in France, it is expected that Topco would be treated as a U.S. domestic corporation for U.S. federal income tax purposes under the Third Country Rule if the Section 7874 Percentage were at least 60%.

After taking into account the adjustments described above, the Section 7874 Percentage is currently expected to be less than 60% (as measured by vote and value). Accordingly, Topco is expected to be treated as a foreign corporation for U.S. federal income tax purposes, and the remainder of this disclosure assumes such treatment. However, should the IRS disagree with the conclusion that Section 7874 should not apply in such a manner so as to cause Topco to be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the Mergers, Topco would be subject to tax on its worldwide income at U.S. tax rates, which can exceed 40%, and would be subject to other provisions of the U.S. tax regime, including with respect to Topco subsidiaries that are treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Topco to foreign stockholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30%, which may be reduced or eliminated by an applicable treaty.

Pursuant to the Business Combination Agreement, each of FMCTI and Technip may terminate the transactions contemplated by the Business Combination Agreement prior to the Technip Merger Effective Time if either FMCTI has not received from Latham & Watkins LLP or Technip has not received from Davis Polk & Wardwell LLP an opinion to the effect that Section 7874 should not apply in such a manner so as to cause Topco to be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the transactions contemplated by the Business Combination Agreement. The underlying facts as of the Technip Merger Effective Time may cause counsel to be unable to render the opinions which are the subject of the termination right, including as a result of fluctuations in the value of FMCTI Shares or Technip Shares, the value of certain assets held then by Technip or the amount of liabilities assumed in the Technip Merger. In addition, there may be changes in law (including IRS guidance) that may cause either counsel to be unable to render such opinions.

Tax Consequences of the FMCTI Merger to Holders of FMCTI Shares

Tax Consequences to U.S. Holders

Subject to the discussion below relating to Section 304 of the Code, the receipt of Topco Shares for FMCTI Shares pursuant to the FMCTI Merger should be a taxable exchange for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the fair market value of the Topco Shares received as consideration in the FMCTI Merger on the date of the exchange and (ii) the U.S. holder’s adjusted tax basis in the FMCTI Shares surrendered in the FMCTI Merger.

A U.S. holder’s gain or loss on the exchange of FMCTI Shares for Topco Shares in the FMCTI Merger generally will be a capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder has held the FMCTI Shares surrendered in the exchange for more than one year as of the date of the FMCTI Merger. Long-term capital gain of a non-corporate U.S. holder currently is subject to a maximum U.S. federal income tax rate of 20%. If a non-corporate U.S. holder does not qualify for long-term capital gain treatment, any gain currently is subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized by a U.S. holder will be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of FMCTI Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of FMCTI Shares.

U.S. holders are urged to consult their advisors as to the particular consequences of the receipt of Topco Shares for FMCTI Shares pursuant to the FMCTI Merger.

Potential Application of Section 304 of the Code to U.S. Holders

Notwithstanding the discussion above, the receipt of Topco Shares by holders of FMCTI Shares in the FMCTI Merger may be subject to Section 304 of the Code. Section 304 could cause the entire amount of the Topco Shares received by a holder to be treated as a dividend regardless of the gain realized on the FMCTI Merger. Under Section 304, the FMCTI Merger Consideration received by a U.S. holder will be treated as the proceeds of a redemption of stock deemed issued by the indirect subsidiary of Topco. This deemed redemption will be treated as a distribution, unless the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to a particular holder, in which case the deemed redemption will be treated as a sale or exchange of shares. As a result, instead of recognizing taxable gain or loss as described above, a holder of FMCTI Shares whose percentage ownership interest in Topco immediately after the proposed transaction is not lower than its percentage ownership interest in FMCTI prior to the proposed transaction by an amount that satisfies the “substantially disproportionate” or “not essentially equivalent to a dividend” test described below, may recognize dividend income in an amount up to the fair market value of the Topco Shares received in the FMCTI Merger.

The deemed redemption generally will be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of FMCTI. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of FMCTI that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of FMCTI that is constructively owned (through actual and constructive ownership of Topco after the Mergers) by the holder immediately after the deemed redemption. The IRS has indicated in a revenue ruling that a minority stockholder in a publicly traded corporation will experience a “meaningful reduction” if the minority stockholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock in addition to the stock actually owned by the holder.

A distribution under Section 304 of the Code will be taxable as a dividend to a U.S. holder to the extent of such U.S. holder’s allocable share of the relevant current or accumulated earnings and profits.

While there is no controlling authority, assuming certain holding period requirements are satisfied, a reduced U.S. federal income tax rate should be available for a dividend that a non-corporate U.S. holder is deemed to receive under Section 304. To the extent that a corporate U.S. holder of FMCTI Shares is treated as having received a dividend as a result of Section 304, such dividend may be eligible for a dividends received deduction (subject to certain requirements and limitations) and may be subject to the “extraordinary dividend” provisions of the Code.

The portion of the deemed distribution not paid out of the relevant current or accumulated earnings and profits will be applied against such U.S. holder’s adjusted tax basis in FMCTI Shares and thereafter will be treated as gain from the sale of such U.S. holder’s FMCTI Shares.

If the distribution under Section 304 is taxable as a sale or exchange to a U.S. holder, the results for such U.S. holder should be similar to those described under “—Tax Consequences to U.S. Holders,” above.

Section 304 and the U.S. Treasury Regulations and guidance thereunder are complex, and their application to the FMCTI Merger is unclear. U.S. holders that actually or constructively own both FMCTI Shares and Technip Shares, or that purchase or sell Topco Shares in connection with the Mergers, should consult their own tax advisors with respect to the application of Section 304 in light of their particular circumstances (including as to their tax basis in the shares subject to Section 304). U.S. holders of FMCTI Shares that also own Technip Shares should consult their own tax advisors regarding the possible desirability of selling their shares in either FMCTI or Technip prior to completion of the Mergers or in Topco after the Mergers.

Tax Consequences to Non-U.S. Holders

Subject to the discussions below relating to backup withholding and the potential application of Section 304 of the Code, a non-U.S. holder generally should not be subject to U.S. federal income tax on any gain recognized in the FMCTI Merger, unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable tax treaty, is attributable to a U.S. “permanent establishment”); or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the FMCTI Merger and certain other conditions are met.

Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see the section above entitled “—Tax Consequences to U.S. Holders”). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Recognized gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable tax treaty) but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has filed in a timely manner U.S. federal income tax returns with respect to such losses.

Potential Application of Section 304 of the Code to Non-U.S. Holders

As discussed above under “—Potential Application of Section 304 of the Code to U.S. Holders,” receipt of Topco Shares may be treated as a distribution to a non-U.S. holder and a dividend to a non-U.S. holder to the extent of such non-U.S. holder’s allocable share of the relevant current or accumulated earnings and profits. Any such consideration treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or such lower rate specified by an applicable tax treaty if the non-U.S. holder provides the documentation required to claim benefits under such tax treaty to the applicable withholding agent).

Notwithstanding the above, if a dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” of such non-U.S. holder), such dividend generally will not be subject to U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Given the uncertainty surrounding the application of Section 304 to the FMCTI Merger and the treatment of any particular non-U.S. holder, a broker or other applicable withholding agent may treat the Topco Shares received by a non-U.S. holder as subject to U.S. federal withholding tax at the rate of 30% in its entirety (regardless of the amount of earnings and profits), unless such non-U.S. holder can establish a reduced rate for such withholding or that an exemption applies. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the non-U.S. holder to provide the funds, by using funds in the non-U.S. holder’s account with the broker or by selling (on the non-U.S. holder’s behalf) all or a portion of the Topco Shares. Such a withholding tax would not apply if a non-U.S. holder sold its FMCTI Shares prior to the Mergers. We strongly encourage all non-U.S. holders to consult their own tax advisors with respect to the advisability of selling their FMCTI Shares.

The rules of Section 304 are complex, and all non-U.S. holders should consult their own tax advisors with respect to the applicability of Section 304 to the FMCTI Merger.

Backup Withholding

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Tax Consequences of the Technip Merger to U.S. Holders of Technip Shares

The Technip Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to closing in the Business Combination Agreement that the Technip Merger qualify as a “reorganization” for U.S. federal income tax purposes, and none of FMCTI, Technip or Topco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Technip Merger. Moreover, there is no judicial or administrative authority that directly addresses the U.S. federal income tax treatment of a merger in the context of this transaction. Consequently, there is no guarantee that the IRS will treat the Technip Merger as such a reorganization. If the IRS successfully challenges the treatment of the Technip Merger as such a reorganization, adverse U.S. federal income tax consequences may result, including the recognition of taxable gain by U.S. holders of Technip Shares. See the discussion below in the section entitled “—Receipt of Topco Shares in a Taxable Transaction,” which describes certain U.S. federal income tax consequences to a holder of Technip Shares in the event that the receipt of the Topco Shares in exchange for the Technip Shares pursuant to the Technip Merger is not treated for U.S. federal income tax purposes as a “reorganization.”

Receipt of Topco Shares in a “Reorganization”

The following discussion assumes that the Technip Merger is a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Subject to the discussion below relating to the passive foreign investment company rules, (i) a U.S. holder that receives Topco Shares in exchange for Technip Shares pursuant to the Technip Merger will not recognize any income, gain or loss, (ii) the U.S. holder will have an adjusted tax basis in the Topco Shares received in the Technip Merger equal to the adjusted tax basis of the Technip Shares surrendered by that holder in the Technip Merger that is allocable to the Topco Shares received and (iii) the holding period for Topco Shares received in the Technip Merger will include the holding period for the Technip Shares surrendered therefor. A U.S. holder will be required to retain records pertaining to the Technip Merger.

Receipt of Topco Shares in a Taxable Transaction

In the event that the Technip Merger is not a “reorganization” within the meaning of Section 368(a) of the Code but rather is a taxable transaction for U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the fair market value of the Topco Shares received on the date of the exchange and (ii) the U.S. holder’s adjusted tax basis in the Technip Shares surrendered in the Technip Merger.

Any such gain or loss on the exchange of Technip Shares for Topco Shares in the Technip Merger generally will be a capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder has held the Technip Shares for more than one year as of the closing date of the Technip Merger. Long-term capital gain of a non-corporate U.S. holder currently is subject to a maximum U.S. federal income tax rate of 20%. If a non-corporate U.S. holder does not qualify for long-term capital gain treatment, any gain currently is subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized by a U.S. holder generally will be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of Technip Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Technip Shares.

Passive Foreign Investment Company Rules

Technip believes that it was not a “passive foreign investment company” (a “PFIC”) (generally, a foreign corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules and further described under “—Tax Consequences to U.S. Holders of Holding Topco Shares—Passive Foreign Investment Company Considerations” below) for U.S. federal income tax purposes for its 2015 taxable year or any prior taxable year. However, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that Technip was not a PFIC for any taxable year. If Technip was a PFIC for any taxable year during which a U.S. holder owned Technip Shares, certain adverse tax consequences could apply to the U.S. holder as a result of the Technip Merger, even if that transaction otherwise qualified as a “reorganization” for U.S. federal income tax purposes. U.S. holders of Technip Shares should consult their own tax advisors with respect to the U.S. federal income tax consequences of the Technip Merger if they believe that Technip were a PFIC for any taxable year during which they owned Technip Shares.

Tax Consequences to U.S. Holders of Holding Topco Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Topco Shares to U.S. holders who receive such Topco Shares pursuant to the Mergers. This discussion assumes that (i) Topco will be resident exclusively in the United Kingdom for U.S. federal income tax purposes, (ii) Topco Shares will be traded on both the NYSE and Euronext Paris in U.S. dollars and (iii) dividends paid by Topco will be paid in U.S. dollars.

Taxation of Dividends to U.S. Holders

Distributions will be treated as a dividend to U.S. holders to the extent that they are paid out of Topco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The dividend income will be treated as foreign source, passive income for foreign tax credit limitation purposes. Subject to the following discussion of special rules applicable to PFICs, the gross amount of the dividends paid by Topco to U.S. holders may be eligible for taxation at lower rates. The maximum U.S. federal income tax rate imposed on dividends received by non-corporate U.S. holders from certain “qualified foreign corporations” is currently 20%, provided that certain holding period requirements are satisfied and certain other requirements are met. Dividends paid with respect to stock of a foreign corporation which is readily tradable on an established securities market in the United States will be treated as having been received from a “qualified foreign corporation.” The U.S. Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States, such as the NYSE. Accordingly, dividends received by non-corporate U.S. holders should be eligible for favorable treatment as dividends received with respect to stock of a “qualified foreign corporation.” Dividends paid by Topco will not qualify for the dividends received deduction otherwise available to corporate stockholders.

To the extent that the amount of any distribution exceeds Topco’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted tax basis in U.S. holder’s Topco Shares. The balance of the excess, if any, will be treated as gain from the sale of such U.S. holder’s Topco Shares, as described below under “—Sale, Exchange or Other Taxable Disposition by U.S. Holders.”

It is possible that Topco is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Topco as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit with respect to foreign taxes payable or deemed payable in respect of the dividends or other items of foreign source, passive income for U.S. federal foreign tax credit limitation purposes. The Code permits a U.S. holder entitled to benefits under the U.K.-U.S. Income Tax Treaty to elect to treat any company dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

Sale, Exchange or Other Taxable Disposition by U.S. Holders

Subject to the following discussion of special rules applicable to PFICs (as defined below), a U.S. holder will recognize taxable gain or loss on the sale, exchange or other taxable disposition of Topco Shares in an amount equal to the difference between the amount realized on such taxable disposition and the U.S. holder’s adjusted tax basis in the Topco Shares.

In general, any such gain or loss recognized by a U.S. holder will be treated as U.S. source gain or loss. Gain or loss realized on the sale, exchange or other taxable disposition of Topco Shares will be capital gain or loss and will generally be long-term capital gain or loss if the Topco Shares have been held for more than one year. Long-term capital gain of a non-corporate U.S. holder currently is subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A foreign corporation is a “passive foreign investment company” (a “PFIC”) if, after the application of certain “look-through” rules, (i) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code and IRS rules, or (ii) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” Topco is not expected to be a PFIC for the current tax year, and is not expected to become a PFIC in the future. However, this conclusion is a factual determination made annually and is subject to change. There can be no assurance that the IRS will not successfully challenge this position or that Topco will not be or become a PFIC at some future time.

If a U.S. holder is treated as owning stock in a PFIC, the U.S. holder will be subject to special rules intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by Topco and of sales, exchanges and other dispositions of Topco Shares, and may result in other U.S. federal income tax consequences. U.S. holders should consult their own tax advisors about the determination of Topco’s PFIC status and the U.S. federal income tax consequences of holding Topco Shares if Topco is considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. holders of the Topco Shares and the proceeds received on the disposition of the Topco Shares effected within the United States (and, in certain cases, outside the United States), if paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Individuals that own “specified foreign financial assets” with an aggregate value of more than $50,000 (or higher threshold for some married individuals and individuals living abroad) may be required to file an information report (IRS Form 8938) with respect to such assets with their tax returns. Topco Shares generally will constitute specified foreign financial assets subject to these reporting requirements, unless the Topco Shares are held in an account at a financial institution (which, in the case of a foreign financial account, may also be subject to reporting). Additionally, under recently finalized regulations, a domestic corporation, domestic partnership, or trust (as described in Section 7701(a)(30)(E) of the Code) which is formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets may be subject to these rules. U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Topco Shares and the significant penalties to which they may be subject for failure to comply.

Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

MATERIAL U.K. TAX CONSIDERATIONS

The following paragraphs are intended as a general guide to current U.K. tax law, the U.K. Finance Bill 2016 in the form as ordered to be printed on July 7, 2016 (which it is assumed will be enacted without amendment) and HMRC published practice applying as of the date of this proxy statement/prospectus (all of which are subject to change at any time, possibly with retrospective effect) relating to the Mergers and the holding of Topco Shares. They do not constitute legal or tax advice and do not purport to be a complete analysis of all U.K. tax considerations relating to the Mergers and the holding of Topco Shares. They relate only to persons who are absolute beneficial owners of FMCTI Shares, Technip Shares or, as relevant, Topco Shares and who are resident for tax purposes in (and only in) the United Kingdom (except to the extent that the position of non-U.K. resident persons is expressly referred to).

These paragraphs may not relate to certain classes of holders of FMCTI Shares, Technip Shares or, as relevant, Topco Shares, such as (but not limited to):

•	persons who are connected with FMCTI, Technip or Topco;

•	insurance companies;

•	charities;

•	collective investment schemes;

•	pension schemes;

•	brokers or dealers in securities or persons who hold FMCTI Shares, Technip Shares or Topco Shares otherwise than as an investment;

•	persons who have (or are deemed to have) acquired their FMCTI Shares, Technip Shares or Topco Shares by virtue of an office or employment or who are or have been officers or employees of FMCTI, Technip, Topco or any of their affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

We assume for the purposes of the following paragraphs that Topco is treated as a foreign corporation for U.S. federal income tax purposes and that dividends paid by Topco are not subject to U.S. withholding tax.

These paragraphs do not describe all of the circumstances in which holders of FMCTI Shares, Technip Shares or Topco Shares may benefit from an exemption or relief from U.K. taxation. It is recommended that all holders of FMCTI Shares, Technip Shares and Topco Shares obtain their own tax advice. In particular, non-U.K. resident or domiciled persons are advised to consider the potential impact of any relevant double tax agreements.

The statements below relating to U.K. stamp duty and SDRT are subject to the comments made in the section entitled “Risk Factors—Risk Factors Relating to the Mergers—Transfers of Topco Shares may be subject to U.K. stamp duty or U.K. stamp duty reserve tax (“SDRT”), which could potentially increase the cost of dealing in Topco Shares as compared to Technip or FMCTI Shares” of this proxy statement/prospectus.

Material U.K. Tax Consequences of the Mergers

Chargeable Gains

Subject to the comments below in relation to Section 137 of the U.K. Taxation of Chargeable Gains Act 1992 (the “TCGA”), the receipt of Topco Shares by an FMCTI or Technip stockholder in respect of, and in proportion to, such stockholder’s FMCTI Shares or Technip Shares pursuant to the Mergers may potentially be treated as a scheme of reconstruction for the purposes of U.K. capital gains tax or corporation tax on chargeable gain (collectively, “CGT”). On that basis, an FMCTI or Technip stockholder would not be treated as making a disposal of their FMCTI Shares or Technip Shares and, therefore, no liability to CGT would arise in respect of the receipt of Topco Shares by an FMCTI or Technip stockholder pursuant to the Mergers. For the purposes of CGT, the Topco Shares received by an FMCTI or Technip stockholder would be treated as the same asset, acquired at the same time and for the same amount, as the FMCTI Shares or Technip Shares in respect of which they are issued.

If the “rollover” treatment described above is not available (and no guarantee can be given that such treatment will be available), an FMCTI or Technip stockholder would be treated as having made a full disposal of their FMCTI Shares or Technip Shares and may, depending on such stockholder’s personal circumstances, be liable to pay CGT.

Under Section 137 of the TCGA, any FMCTI or Technip stockholder who holds (when their relevant holding is aggregated with that of persons connected with them) more than 5% of, or of any class of, shares in or debentures of FMCTI or Technip (as the case may be) will not in any event receive the possible “rollover” treatment described above if the FMCTI Merger or Technip Merger (as the case may be) has not been effected for bona fide commercial reasons or if it forms part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of liability to CGT or U.K. corporation tax. It is possible to apply for statutory clearance from HMRC under Section 138 of the TCGA confirming that this anti-avoidance provision does not apply. No application for clearance has been made to HMRC under Section 138 of the TCGA in respect of the receipt of Topco Shares pursuant to the Mergers. For the avoidance of doubt, please note that any FMCTI or Technip stockholder who holds (when their relevant holding is aggregated with that of persons connected with them) 5% or less of, or of any class of, shares in or debentures of FMCTI or Technip (as the case may be) would not have to satisfy this anti-avoidance provision.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

No liability to U.K. stamp duty or SDRT should generally arise to holders of Topco Shares on the issue of the Topco Shares pursuant to the Mergers.

Material U.K. Tax Consequences of Holding Topco Shares

Dividends

Withholding Tax

Dividends paid by Topco will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or particular circumstances of the stockholders.

Income Tax

An individual holder of Topco Shares who is resident for tax purposes in the United Kingdom may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from Topco. Dividend income is treated as the top slice of the total income chargeable to U.K. income tax. An individual holder of Topco Shares who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from Topco unless he or she carries on (whether solely or in partnership) any trade, profession or vocation in the United Kingdom through a branch or agency to which the Topco Shares are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.

Until April 5, 2016, individuals resident for tax purposes in the United Kingdom were generally liable to U.K. income tax on the aggregate amount of a dividend and a tax credit equal to one-ninth of the dividend.

The dividend tax credit system was abolished with effect from April 6, 2016. From April 6, 2016, all individual holders of Topco Shares will receive a tax-free allowance of £5,000 per annum. Dividend income in excess of this tax-free allowance will be charged at 7.5% for basic rate taxpayers, 32.5% for higher rate taxpayers, and 38.1% for additional rate taxpayers.

Corporation Tax

Corporate holders of Topco Shares that are resident for tax purposes in the United Kingdom should not be subject to U.K. corporation tax on any dividend received from Topco so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met (including anti-avoidance conditions).

Chargeable Gains

A disposal of Topco Shares by a stockholder resident for tax purposes in the United Kingdom may, depending on the stockholder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for the purposes of CGT.

If an individual holder of Topco Shares who is subject to U.K. income tax at either the higher or the additional rate becomes liable to U.K. capital gains tax on the disposal of Topco Shares, the applicable rate will be 20% (2016/17). For an individual holder of Topco Shares who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the applicable rate would be 10% (2016/17), save to the extent that any capital gains exceed the unused basic rate tax band. In that case, the rate applicable to the excess would be 20% (2016/17).

If a corporate holder of Topco Shares becomes liable to U.K. corporation tax on the disposal of Topco Shares, the main rate of U.K. corporation tax (currently 20%) would apply. An indexation allowance may be available to such a holder to give an additional deduction based on the indexation of its base cost in the shares by reference to U.K. retail price inflation over its holding period. An indexation allowance can only reduce a gain on a future disposal, and cannot create a loss.

A holder of Topco Shares that is not resident for tax purposes in the United Kingdom should not normally be liable to CGT on a disposal of Topco Shares. However, an individual holder of Topco Shares who has ceased to be resident for tax purposes in the United Kingdom for a period of five years or less and who disposes of Topco Shares during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).

Stamp Duty and SDRT

The discussion below relates to holders of Topco Shares wherever resident.

Transfers of Topco Shares within a clearance service or depositary receipt system should not give rise to a liability to U.K. stamp duty or SDRT, provided that no instrument of transfer is entered into and that no election that applies to the Topco Shares is, or has been, made by the clearance service under Section 97A of the U.K. Finance Act 1986. We understand that HMRC regards the facilities of both DTC and Euroclear as a clearance service for these purposes and that no relevant election under Section 97A has been made.

Transfers of Topco Shares within a clearance service where an election has been made by the clearance service under Section 97A of the U.K. Finance Act 1986 will generally be subject to SDRT (rather than U.K. stamp duty) at the rate of 0.5% of the amount or value of the consideration.

Transfers of Topco Shares that are held in certificated form will generally be subject to U.K. stamp duty at the rate of 0.5% of the consideration given (rounded up to the nearest £5). An exemption from U.K. stamp duty is available for a written instrument transferring an interest in Topco Shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. SDRT may be payable on an agreement to transfer such Topco Shares, generally at the rate of 0.5% of the consideration given in money or money’s worth under the agreement to transfer the Topco Shares. This charge to SDRT would be discharged if an instrument of transfer is executed pursuant to the agreement which gave rise to SDRT and U.K. stamp duty is duly paid on the instrument transferring the Topco Shares within six years of the date on which the agreement was made or, if the agreement was conditional, the date on which the agreement became unconditional.

If Topco Shares (or interests therein) are subsequently transferred into a clearance service or depositary receipt system, U.K. stamp duty or SDRT will generally be payable at the rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares (save to the extent that an election has been made under Section 97A of the U.K. Finance Act 1986). This liability for U.K. stamp duty or SDRT will strictly be accountable by the clearance service or depositary receipt system, as the case may be, but will, in practice, generally be reimbursed by participants in the clearance service or depositary receipt system.

MATERIAL FRENCH TAX CONSIDERATIONS

This summary is based on the laws, regulations, practice and applicable tax treaties in force in France as of the date hereof, all of which are subject to change, possibly with retroactive effect, and takes into account the fact that Topco intends to operate in a manner such that it is treated as exclusively a tax resident of the United Kingdom under U.K. tax legislation and any applicable tax treaty.

As used herein, a “French individual” is an individual who (i) is a resident of France for tax purposes, (ii) does not have any existing or former ties with the United Kingdom other than the owning of Topco Shares, (iii) is subject to personal income tax in France (impôt sur le revenu), (iv) owns (other than through a fixed base located outside of France) the Technip Shares and/or Topco Shares as part of the individual’s private portfolio and does not hold Technip Shares and/or Topco Shares through an enterprise that carries out an industrial, commercial, farming or other professional activity and (v) does not carry out stock market transactions under conditions akin to business transactions. A “French legal entity” is a legal entity that (i) is a French tax resident subject to corporate income tax in France (impôt sur les sociétés), (ii) does not own its interest in Technip or Topco through a permanent establishment outside France and (iii) does not hold an interest in Technip or Topco that would qualify as participation shares (titres de participation) or represent at least 5% of Technip’s or Topco’s share capital and benefit from a taxation at a reduced rate. “French holders” will mean all these holders collectively.

This summary does not take into account the specific circumstances of particular investors some of whom may be subject to special tax rules. French Technip stockholders and French Topco stockholders should consult their tax advisors as to the particular French tax consequences of the Technip Merger and/or of the holding or disposal of Topco Shares.

Taxation of the Exchange of Technip Shares for Topco Shares

French Individuals

Pursuant to Article 150-0 B of the French Tax Code (Code général des impôts), any capital gain or loss realized by a French individual upon the exchange of Technip Shares for Topco Shares pursuant to the Technip Merger will not be taken into account for the purpose of determining its income tax for the calendar year in which the exchange occurs.

This tax deferral regime results in the following:

•	French individuals will not be required to declare on their tax returns for the relevant year the capital gain or loss realized upon the exchange of their Technip Shares for Topco Shares. Any capital gain arising from such exchange will be deferred for tax purposes. This tax deferral applies automatically; and

•	any capital loss arising from the exchange of Technip Shares for Topco Shares cannot be used to offset capital gains realized during the year of the exchange or during the ten following years and cannot therefore be carried forward.

This tax deferral ceases upon disposal, buy-back, redemption or cancellation of the Topco Shares received pursuant to the Technip Merger. The net capital gain or loss realized at the time of a subsequent sale or other disposition of Topco Shares will be calculated by reference to the stockholder’s tax basis with respect to the Technip Shares exchanged pursuant to the Technip Merger and will be subject to income tax and related social contributions under the tax regime applicable to sales of securities at the time of the subsequent sale.

For purposes of calculating the holding period for the allowance provided for by Article 150-0 D, 1 of the French Tax Code (see “—Taxation of Transfer of Topco Shares— Taxation of Capital Gains—French Individuals”), the Topco Shares will be deemed to have the same acquisition date as the Technip Shares that are exchanged for such Topco Shares pursuant to the Technip Merger.

Technip Shares Held in a Share Savings Plan (Plan d’Epargne en Actions or “PEA”)

Topco Shares are currently eligible to be held in a PEA. Shares issued by companies incorporated in jurisdictions that are not members of the European Union or the European Economic Area are not eligible to be held in a PEA. There is uncertainty as to the eligibility of the Topco Shares to be held in a PEA in light of the result of the U.K. referendum to withdraw from the European Union (see the section entitled “Risk Factors—Risk Factors Relating to the Combined Company Following Completion of the Mergers—The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and the business of the combined company, which could materially reduce the value of the Topco Shares” of this proxy statement/prospectus). Stockholders whose Technip Shares are held in a PEA will benefit from an exemption from personal income tax on the capital gain realized upon the exchange of their Technip Shares for Topco Shares pursuant to the Technip Merger provided that (i) they register the Topco Shares received pursuant to the Technip Merger in their PEA and that (ii) all other requirements for the application of the PEA regime, including the requisite holding periods, are met. See “—Taxation of Transfer of Topco Shares—Taxation of Capital Gains—French Individuals.”

If the PEA is closed more than five years after its opening or if there is a partial withdrawal more than eight years after its opening, the net gain realized since the PEA’s opening will benefit from an exemption from personal income tax but will be subject to social contributions (currently set at a maximum combined rate of 15.5% for such income).

French Legal Entities

Pursuant to Article 38-7 bis of the French Tax Code, any capital gain or loss realized by a French legal entity upon the exchange of Technip Shares for Topco Shares pursuant to the Technip Merger may upon election be included in the relevant French legal entity’s taxable income for the financial year in which the Topco Shares received in exchange are later sold (tax deferral treatment).

Under an election for such tax deferral treatment, any capital gain or loss resulting from the subsequent disposal of Topco Shares received pursuant to the Technip Merger will be calculated by reference to the French legal entity’s tax basis with respect to the Technip Shares at the time of their exchange for the Topco Shares. French legal entities will then be subject to special reporting requirements on an annual basis pursuant to Article 54 septies of the French Tax Code. Failure to report or to file accurate and complete documents required by the aforementioned article may result in a penalty equal to 5% of the amount not properly reported.

The gain or loss included in the taxable income of the French legal entity for the financial year in which the subsequent disposal occurs will be subject to the tax treatment applicable to Topco Shares as of that date. The Topco Shares will be deemed to have the same acquisition date as the Technip Shares that are exchanged for such Topco Shares pursuant to the Technip Merger.

Absent election for the application of the tax deferral treatment provided for by Article 38-7 bis of the French Tax Code, any capital gain realized by a French legal entity upon the exchange of Technip Shares for Topco Shares will be subject to corporate income tax under the same conditions as those described in the section entitled “—Taxation of Ownership of Topco Shares—Taxation of Dividends—French Legal Entities,” except that no French tax credit will be granted in connection with such exchange. In addition, any capital loss incurred as a result of the exchange of Technip Shares for Topco Shares will be deductible from taxable income subject to corporate income tax.

Taxation of Ownership of Topco Shares—Taxation of Dividends

Pursuant to Article 24-3-a) of the tax treaty dated June 19, 2008 concluded between France and the United Kingdom (the “France-U.K. Treaty”), France grants a tax credit for withholding tax levied by the

United Kingdom on dividends. Should there be any tax withheld in the United Kingdom, the amount of such tax credit is equal to the U.K. withholding tax, as reduced by the France-U.K. Treaty, that is, generally, 15/85 of the net amount of the dividends, to the extent such amount does not exceed the amount of French tax due with respect to such dividends.

French Individuals

Dividends received by French individuals are included in their taxable income for the relevant calendar year and subject to personal income tax at a progressive rate (subject to an allowance of 40%) in addition to the related social contributions. However, such dividends may first be subject to a 21% income tax prepayment in the form of withholding as described below. However, there is currently no withholding tax on dividends in the United Kingdom.

Dividends, whether from a French or non-French source, that are received by French individuals are in principle subject to 21% withholding at the time of their payment in accordance with Article 117 quater of the French Tax Code. Where the paying agent is established in France, the 21% withholding is levied by such paying agent. Where the paying agent is established outside France, the 21% withholding is either (i) levied by such paying agent if it is established in the European Union (or any other State that is a member of the European Economic Area having entered into an administrative assistance agreement with France in order to prevent tax fraud and evasion) and has been appointed for the levy of such withholding by the French individual or (ii) paid directly by the French individual to the French Treasury.

For French individuals whose reference taxable income for the antepenultimate calendar year was less than €50,000 (single, divorced or widowed taxpayers) or €75,000 (taxpayers subject to joint taxation), an exemption from the 21% withholding is available either (i) automatically, if the paying agent is established outside France or (ii) upon request, if the paying agent is established in France.

The 21% withholding is deducted from the income tax effectively due by French individuals for the relevant calendar year and, if it exceeds the amount of such income tax, the excess is refunded by the French Treasury.

French individuals are subject to personal income tax at a progressive rate on the gross amount of the dividends (including the amount of any tax credit determined with respect to the U.K. withholding tax, if any), subject to a 40% allowance where the conditions set out in Article 158-3-2° of the French Tax Code are satisfied. The maximum marginal rate of French income tax is currently set at 45%. However, for high earners the gross amount of dividends (before the 40% allowance) is also included in the taxable income that is subject to the exceptional contribution at a rate of up to 4% set forth in Article 223 sexies of the French Tax Code.

The gross amount of the dividends (including the amount of any tax credit determined with respect to U.K. withholding tax, if any) is further subject to the following social contributions: (i) the general social contribution (contribution sociale généralisée – CSG) at the rate of 8.2% (out of which 5.1% is deductible from the aggregate taxable income of the taxpayer of the subsequent fiscal year), (ii) the contribution for the repayment of the social debt (contribution au remboursement de la dette sociale—CRDS) at the rate of 0.5%, (iii) the social levy (prélèvement social) at the rate of 4.5%, (iv) the contribution payable in addition to the social levy (contribution additionnelle au prélèvement social) at the rate of 0.3%, and (v) the solidarity levy (prélèvement de solidarité) at the rate of 2%, giving a combined rate of 15.5% of social contributions (before any deduction of the aforementioned 5.1% deductible portion of the general social contribution).

Should there be any tax withheld in the United Kingdom, the tax credit granted by France in respect of the U.K. withholding tax may be credited against the personal income tax due and thereafter against the social contributions due in respect of the relevant dividends. The excess, if any, may, however, be neither refunded nor carried forward.

Topco Shares Held in a PEA

Topco Shares are currently eligible to be held in a PEA. Shares issued by companies incorporated in jurisdictions that are not members of the European Union or the European Economic Area are not eligible to be held in a PEA. There is uncertainty as to the eligibility of the Topco Shares to be held in a PEA in light of the result of the U.K. referendum to withdraw from the European Union (see the section entitled “Risk Factors—Risk Factors Relating to the Combined Company Following Completion of the Mergers—The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and the business of the combined company, which could materially reduce the value of the Topco Shares” of this proxy statement/prospectus). Dividends received by French individuals in a PEA will not be subject to the 21% income tax prepayment in the form of withholding.

Under certain conditions, a PEA confers the right (i) during the duration of the PEA, to an exemption from income tax and related social contributions on the net income and net capital gains on investments made through a PEA, provided that this income and these capital gains remain invested in the PEA, and (ii) upon a closure of the PEA occurring more than five years after its opening, or after a partial withdrawal occurring more than eight years after its opening, to an income tax exemption on the net gain realized since the opening of the PEA. This income and these capital gains are nevertheless subject to social contributions (currently set at a maximum combined rate of 15.5% for such income). Specific rules apply to the use of capital losses realized within a PEA. French individuals are advised to consult their tax advisors with respect to this issue.

A withdrawal from a PEA in the form of a life annuity is subject to a specific tax regime not described herein.

French individuals owning Topco Shares in a PEA will not be entitled to use any tax credit granted by France in respect of U.K. withholding tax, if any.

French Legal Entities

Gross dividends (including the amount of any tax credit determined with respect to U.K. withholding tax, if any) received by French legal entities will be subject to corporate income tax at the current standard rate of 33 1/3% (or, subject to limitations, at the reduced rate of 15% up to a net taxable income of €38,120 for companies that meet the conditions of Article 219-I-b of the French Tax Code, that is, which have a yearly turnover net of tax of less than €7,630,000 and satisfy other ownership requirements), increased, as the case may be, by (i) an additional contribution of 3.3% assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Article 235 ter ZC of the French Tax Code) and (ii) an exceptional contribution of 10.7% assessed on the corporate income tax due for financial years ending on or before December 30, 2016 for certain investors whose annual turnover exceeds €250,000,000 (Article 235 ter ZAA of the French Tax Code). The exceptional contribution should, however, no longer apply with respect to financial years ending after December 30, 2016.

Should there be any tax withheld in the United Kingdom, the tax credit granted by France in respect of the U.K. withholding tax may be credited against the corporate income tax and the social related contribution. The excess, if any, may, however, be neither refunded nor carried forward. However, there is currently no withholding tax on dividends in the United Kingdom.

Taxation of Transfer of Topco Shares—Taxation of Capital Gains

Capital gains, if any, realized by French holders on the disposal of the Topco Shares may be subject to tax in France but not in the United Kingdom in accordance with Article 14§5 of the France-U.K. Treaty.

French Individuals

Pursuant to Article 150-0 A of the French Tax Code capital gains realized by French individuals on the sale of Topco Shares will be subject to personal income tax at a progressive rate (subject to an allowance which rate depends upon how long the Topco Shares are held) and to the related social contributions, irrespective of the total amount of securities disposed of during the calendar year.

Pursuant to Article 150-0 D, 1 of the French Tax Code, capital gains or losses are reduced by an allowance at a rate of:

•	50%, if the shares have been held for at least two years but less than eight years at the time of their disposal; and

•	65%, if the shares have been held for at least eight years at the time of their disposal.

The maximum marginal rate of French income tax is currently set at 45%. However, for high earners the amount of the capital gains (before any allowance) is also included in the taxable income that is subject to the exceptional contribution at a rate of up to 4% pursuant to Article 223 sexies of the French Tax Code.

The amount of the capital gains (before any allowance) is further subject to the following social contributions: (i) the general social contribution (contribution sociale généralisée – CSG) at the rate of 8.2% (out of which 5.1% is deductible from the aggregate taxable income of the taxpayer of the subsequent fiscal year), (ii) the contribution for the repayment of the social debt (contribution au remboursement de la dette sociale – CRDS) at the rate of 0.5%, (iii) the social levy (prélèvement social) at the rate of 4.5%, (iv) the contribution payable in addition to the social levy (contribution additionnelle au prélèvement social) at the rate of 0.3% and (v) the solidarity levy (prélèvement de solidarité) at the rate of 2%, giving a combined rate of 15.5% of social contributions (before any deduction of the aforementioned 5.1% deductible portion of the general social contribution).

Under Article 150-0 D, 11 of the French Tax Code, capital losses incurred during a calendar year may offset capital gains of the same nature realized in the same calendar year or the ten following calendar years.

Topco Shares Held in a PEA

Under certain conditions, a PEA confers the right during the duration of the PEA to an exemption from income tax and related social contributions on the net income and net capital gains on investments made through a PEA, as long as this income and these capital gains remain invested in the PEA. See “—Taxation of Ownership of Topco Shares—Taxation of Dividends—French Individuals—Topco Shares Held in a PEA.”

French Legal Entities

Capital gains realized upon the transfer of Topco Shares generally will be subject to corporate income tax under the same conditions as dividends (see “—Taxation of Ownership of Topco Shares—Taxation of Dividends—French Legal Entities”), except that no French tax credit will be granted in connection with such transfer.

Capital losses incurred as a result of a transfer of Topco Shares generally will be deductible from taxable income subject to corporate income tax.

Wealth Tax

Topco Shares held by French individuals among their private assets will be included in their taxable estate and subject to, if applicable, French wealth tax (impôt de solidarité sur la fortune).

Inheritance and Gift Tax

Topco Shares acquired by French individuals through inheritance or gift will be subject to inheritance tax or gift tax, as applicable.

Transfer Tax

Disposals of Topco Shares generally are not subject to registration taxes in France, provided that they are not implemented by means of an agreement executed in France.

DESCRIPTION OF TOPCO SHARES

General

The following information is a summary of the material terms of the ordinary shares of $1.00 each in the capital of Topco. You are encouraged to read the Topco Articles, which will be substantially the articles of association of Topco following completion of the Mergers, which are included as Exhibit A to Annex A-1 of this proxy statement/prospectus. For more information, see the comparison of relative rights described in the section entitled “Comparison of Rights of Stockholders of FMCTI, Technip and Topco” of this proxy statement/prospectus.

Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer the Topco Shares in the same manner and under the same terms as U.K. residents or nationals.

Share Capital

Immediately prior to the consummation of the Mergers, the entire issued share capital of Topco will be comprised of: (i) one Topco Share of a nominal value of £1.00 and (ii) 50,000 non-voting redeemable shares with a nominal value of £1.00. The Topco Share held by FMCTI as an initial subscribing stockholder of Topco is expected to be redesignated as a deferred share and/or acquired by Topco as of the time of the Mergers (with the board of directors of Topco being authorized to cancel such repurchased Topco Share, if desirable, such that it shall cease to exist), with no consideration being paid with respect thereto.

The Topco board of directors will be authorized in the Topco Articles to exercise all of the powers of Topco to allot and issue Topco Shares, and to grant rights to subscribe for or to convert any security into Topco Shares, up to a maximum aggregate nominal amount (i.e., par value), representing 20% of the number of shares in the capital of Topco as of the date of the adoption of the Topco Articles and after consummation of the transactions contemplated to occur on the date the Topco Articles are adopted (in addition to any authority to allot that has not yet expired granted to the Topco board of directors prior to the date of the adoption of the Topco Articles) for a period expiring (unless previously renewed, varied or revoked by Topco in general meeting) on the date which is five years from the date of the adoption of the Topco Articles. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.

It is anticipated that one or more reserves will arise as a result of the Mergers on the balance sheet of Topco. It is anticipated that FMCTI, as the sole stockholder of Topco prior to the closing of the Mergers, will approve the capitalization of some or all of such reserves by the allotment by Topco of a bonus share, which will be paid using some or all such reserves, such that the amount of such reserves, so applied, less the nominal value of the bonus share, would be applied as share premium and accrue to Topco’s share premium account. Following such capitalization of reserves, it is anticipated that Topco will seek to effect a reduction of share capital in order to create distributable profits to support the payment of possible future dividends or future share repurchases.

Dividends and Distributions

Under English law, Topco may only pay dividends out of profits available for that purpose. Topco’s profits available for distribution are its accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. The amount of Topco’s distributable reserves is a cumulative calculation. Topco may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses.

Additionally, Topco may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.

The Topco Articles permit the Topco stockholders, by ordinary resolution, to declare dividends but no dividend shall exceed the amount recommended by the directors.

In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses if unclaimed for 12 years.

The Topco Articles also permit a scrip dividend scheme under which the board of directors of Topco may offer any holders of Topco Shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part determined by the board of directors of Topco) all or any dividend subject to certain terms and conditions set out in the Topco Articles.

Voting Rights

The voting at a general meeting must be taken by poll. Subject to any relevant special rights or restrictions attached to any shares, on a poll taken at a general meeting, each qualifying Topco stockholder present in person or by proxy (or, in the case of a corporation, a corporate representative) and entitled to vote on the resolution has one vote for every Topco Share held by such Topco stockholder.

In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. The necessary quorum for a general meeting is the Topco stockholders who together represent at least a majority of the voting rights of all the Topco stockholders entitled to vote at the meeting, present in person or by proxy, save that if Topco has only one Topco stockholder entitled to attend and vote at the general meeting, one qualifying Topco stockholder present at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one qualifying person present and entitled to vote.

Amendment to the Topco Articles

Under English law, stockholders may amend the articles of association of a company by special resolution (i.e., a resolution approved by at least 75% of the stockholders. However, certain provisions of the Topco Articles require a higher threshold of stockholder consent or satisfaction of other procedures before such provision or provisions can be varied.

The article of association which requires voting at a general meeting to be taken on a poll may only be removed, amended or varied by resolution of the Topco stockholders passed unanimously.

In addition, until the conclusion of the 2021 annual general meeting, certain provisions of the Topco Articles (relating to the composition and powers of the board of directors and amendments to the Topco Corporate Governance Guidelines) may only be removed, amended or varied upon the recommendation by two-thirds of the board of directors and the adoption of a special resolution. The article of association which sets out this procedure in respect of the relevant provisions of the Topco Articles may itself only be removed, amended or varied in the same manner.

General Meetings and Notices

An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). Topco expects FMCTI, as its current sole stockholder, to pass a special resolution prior to the effective closing date of the Mergers, and intends to propose such a resolution at each annual general meeting, to allow all other general meetings to be called by not less than 14 clear days’ notice. At least seven clear days’ notice is required for any adjourned meeting, and such meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place specified for the purpose in the notice calling the meeting or as decided by the chairman of the meeting.

The notice of a general meeting must be given to the Topco stockholders (other than any who, under the provisions of the Topco Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Topco board of directors, to the beneficial owners nominated to benefit from information rights under the U.K. Companies Act 2006 (the “U.K. Companies Act”) and to the auditors. Under English law, Topco is required to hold an annual general meeting of its stockholders within six months from the day following the end of its financial year. Subject to the foregoing, a general meeting may be held at a time and place determined by the Topco board of directors.

Under English law, the board of directors of Topco must convene such a meeting once it has received requests to do so from Topco stockholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares).

Under the Topco Articles, a general meeting may also be called if the company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more Topco stockholders may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

Winding Up

In the event of a voluntary winding up of Topco, the liquidator may, with the sanction of a special resolution of the company and any other sanction required by law, subject to the U.K. Companies Act, divide among the Topco stockholders the whole or any part of the assets of Topco, whether they consist of property of the same kind or not, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Topco stockholders as the liquidator, with such sanction, may determine. No Topco stockholder shall be compelled to accept any assets upon which there is a liability.

On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of Topco available for distribution among the Topco stockholders shall be applied pro rata (rounded to the nearest whole number) with the Topco Shares ranking equally.

Rights of Pre-Emption on New Issues of Topco Shares

Under the U.K. Companies Act, the allotment of “equity securities” (except pursuant to an employees’ share scheme and as bonus shares) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which Topco stockholders’ approval would be required to renew the exclusion). “Equity securities” means ordinary shares or rights to subscribe for, or convert securities into, ordinary shares where ordinary shares means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. In relation to Topco, “equity securities” will therefore include the Topco Shares, and all rights to subscribe for or convert securities into such Topco Shares.

A provision in the Topco Articles will authorize the directors to exercise all powers of Topco to allot shares in Topco, or to grant rights to subscribe for or to convert or exchange any security into shares in Topco, up to an aggregate nominal amount representing 20% of the number of shares in the capital of Topco as of the date of the adoption of the Topco Articles and after consummation of the transactions contemplated to occur on the date the articles are adopted (in addition to any authority to allot that has not yet expired granted to the board prior to the date of the adoption of the Topco Articles) for a period expiring (unless previously renewed, varied or revoked by Topco in general meeting) on the date which is five years from the date of the stockholder resolution to adopt the Topco Articles and the pre-emptive rights under the U.K. Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authority. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.

Disclosure of Ownership Interests in Topco Shares

Topco stockholders must comply with the notification obligations to Topco contained in Chapter 5 (Vote Holder and Issuer Notification Rules) of the Disclosure Guidance and Transparency Rules (“DTR”) (including, without limitation, the provisions of DTR 5.1.2), in relation to the percentage of the voting rights they hold as a Topco stockholder, or through a direct or indirect holding of certain financial instruments, if the percentage of voting rights reaches, exceeds or falls below 3%, or any one per cent above 3%. In effect, this means that a Topco stockholder must notify Topco if the percentage of voting rights in Topco it holds reaches 3% and goes above this threshold by 1% thereafter or falls below a percentage threshold above 3% (or falls below 3%). Topco is required to make this information public as soon as possible, and in any event, by the end of the trading day that it receives this notification. Under the DTR, Topco will also be required to update the market of any changes to the total number of voting rights. Since Topco will be subject to Chapter 5 of the DTR, it will not be required to maintain a separate, dedicated register of persons with significant control over the company pursuant to the U.K. Companies Act.

Section 793 of the U.K. Companies Act gives Topco the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any Topco Shares to disclose specified information regarding those Topco Shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information after the date the notice is sent) can result in criminal or civil sanctions being imposed against the person in default.

Under the Topco Articles, if any Topco stockholder, or any other person appearing to be interested in Topco Shares held by such Topco stockholder, has been duly served with a notice under section 793 and fails to give Topco the information required by such notice or has made a statement which is false or inadequate in a material particular, then the Topco board of directors may, in its absolute discretion at any time by notice, withdraw voting rights and, where the default shares represent at least 0.25% in nominal value of the issued shares of their class (calculated exclusive of any shares held in treasury), place restrictions on the rights to receive dividends and refuse to register a transfer of such shares.

Alteration of Share Capital/Repurchase of Topco Shares

Subject to the provisions of the U.K. Companies Act, and without prejudice to any relevant special rights attached to any class of shares, Topco may, from time to time, among other things:

•	increase its share capital by allotting and issuing new shares in accordance with the Topco Articles and any relevant stockholder resolution;

•	consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; or

•	redenominate its share capital or any class of share capital.

English law prohibits Topco from purchasing its own shares unless such purchase has been approved by its stockholders. Topco stockholders may approve “off-market” share purchases. In order to purchase its own shares, as a dual-listed company on Euronext Paris and the NYSE, Topco must obtain the approval of its stockholder for an “off-market purchase” (on the basis of a specific purchase agreement with a financial intermediary) to acquire Topco Shares that are traded on Euronext Paris or the NYSE or held in certificated form. This requires the Topco stockholders to pass an ordinary resolution approving an “off-market purchase,” where such approval may be for a maximum period of five years. In relation to an “off-market purchase,” Topco may not acquire its own shares until the terms of the contract pursuant to which the purchase(s) are to be made has been authorized by the Topco stockholders. A purchase of its own shares will also trigger disclosure obligations to the market under the DTR.

Transfer of Topco Shares

The Topco Articles allow holders of Topco Shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which the Topco board of directors may approve.

The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a Topco Share that is not fully paid) by or on behalf of the transferee. The Topco Articles also permit transfer of shares in uncertificated form by means of a relevant electronic system.

Topco may not charge a fee for registering the transfer of a share.

The Topco board of directors may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid (provided that the refusal does not prevent dealings in the Topco Shares from taking place on an open and proper basis) or is with respect to a share on which Topco has a lien and sums in respect of which the lien exists is payable and is not paid within 14 clear days after due notice has been sent. If the Topco board of directors refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with Topco (in the case of a transfer of a share in certificated form) or the instructions to the relevant system received. Any instrument of transfer which the Topco board of directors refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent.

Annual Accounts and Independent Auditor

Under English law, a “quoted company,” which includes a company whose equity share capital is officially listed in an EEA State, such as on Euronext Paris, or is admitted to dealing on the NYSE (such as Topco), must deliver to the Registrar of Companies a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	any separate corporate governance statement;

•	a strategic report; and

•	the auditor’s report on those accounts, on the auditable part of the directors’ remuneration report, on the directors’ report, the strategic report and any separate corporate governance statement.

The annual accounts and reports must be presented to the Topco stockholders at a general meeting (although a vote is not mandatory in respect of such documents) and prepared in accordance with IFRS as adopted by the European Union. Under the Topco Articles, copies of the annual accounts and reports for that financial year must be sent to every Topco stockholder, every debenture holder and every person entitled to receive notice of general meetings at least 21 clear days before the date of the meeting at which copies of the documents are to be presented. The Topco Articles provide that any documents to Topco stockholders may be distributed in electronic form or by making them available on a website, as long as Topco stockholders have agreed that such may be sent or supplied in that form.

Under the DTR, Topco must publish its annual financial report within four months of the end of the financial year. The DTR contain certain requirements for the content of such annual financial reports; in particular, it must contain a corporate governance statement that complies with the requirements of the DTR.

Topco is also required by the DTR to produce, and make public, half-yearly financial reports that cover the first half of the financial year, within three months after the end of the relevant period. The DTR contain certain requirements for the content of such half-yearly financial reports.

As an English company with no applicable exemptions from the audit requirements under the U.K. Companies Act and applicable law, Topco must appoint an independent auditor to audit the annual accounts of the company. The auditor of a public company may be appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. Directors can also appoint auditors at any time before the company’s first accounts meeting, after a period of exemption or to fill a casual vacancy.

The remuneration of an auditor is fixed by the Topco stockholders by ordinary resolution or in a manner that the Topco stockholders by ordinary resolution determine.

Liability of Topco and its Directors and Officers

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. See “Part II, Information Not Required in Prospectus”, Item 20. Indemnification of Directors and Officers” of the registration statement of which this proxy statement/prospectus forms a part for further information regarding the liability of Topco’s directors and officers.

Takeover Provisions

Shared Regulation of Takeover Bids

As Topco’s securities will be listed on Euronext Paris but not on a regulated market in the United Kingdom, the U.K. Panel on Takeovers and Mergers (the “Takeover Panel”) will share jurisdiction to examine bids for Topco with the AMF in accordance with Directive 2004/25/EC of the European Parliament and of the European Council of April 21, 2004 on takeover bids (the “Takeover Directive”).

Where the Takeover Panel exercises shared jurisdiction to examine a bid for Topco, it will have competence to scrutinize the matters relating to the information to be provided to the employees of Topco and matters relating to company law (in particular the percentage of voting rights which confers control and any derogation from the obligation to launch an offer, as well as the conditions under which the board of the offeree company may undertake any action which might result in the frustration of an offer).

The AMF will have jurisdiction in respect of matters relating to the consideration offered (in particular the price) and matters relating to the offer procedure (in particular the information on the offeror’s decision to make an offer, the contents of the offer document and the disclosure of the offer), and the rules of the AMF General Regulation (Règlement général) will apply to these matters.

In light of the results of the recent United Kingdom referendum on its membership with the European Union (see the section entitled “Risk Factors—Risk Factors Relating to the Combined Company Following Completion of the Mergers—The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and the business of the combined company, which could materially reduce the value of the Topco Shares” of this proxy statement/prospectus), there may be a potential change to how the shared jurisdiction regime will operate in the future.

Takeover by Way of Scheme of Arrangement

A scheme of arrangement is a statutory procedure pursuant to Part 26 of the U.K. Companies Act whereby a company may make a compromise or arrangement with its members or creditors (or any class thereof). Takeovers in the United Kingdom may be effected by a scheme of arrangement, subject to the necessary stockholder and court approvals.

However, the French takeover rules would not apply to a takeover of Topco that is implemented by way of a scheme of arrangement under the U.K. Companies Act because French law does not recognize the concept of a scheme of arrangement and it is outside the scope of the Takeover Directive (unlike takeovers effected by way of offer, which are within the scope of the Takeover Directive and which are subject to the shared jurisdiction of the takeover rules of France, as administered by the AMF, and the United Kingdom, as administered by the Takeover Panel). The U.K. Takeover Code may also not apply to a takeover of Topco by way of a scheme of arrangement unless Topco is considered by the Takeover Panel to have its place of central management and control in the U.K., the Channel Islands or the Isle of Man. This is known as the “residency test.” It is different from the test of central management and control used by the U.K. tax authorities. Under the U.K. Takeover Code, the Takeover Panel will determine whether Topco has its place of central management and control in the U.K. by looking at various factors, including the structure of its board of directors, the functions of the directors and where they are resident. As of the closing of the Mergers, provided that the majority of the board of directors are not resident in the U.K., and taking into account the residencies of the Executive Chairman and Chief Executive Officer, it is anticipated that, for the purposes of the Takeover Code, Topco will not be considered to have its place of central management and control in the U.K., the Channel Islands or the Isle of Man.

Shareholders may therefore not receive the protections provided by the takeover rules in France or (subject to the residency test) the U.K. if a person or persons seek to implement a takeover of Topco by way of a scheme of arrangement.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FMCTI, TECHNIP AND TOPCO

FMCTI is organized under the laws of the State of Delaware. Technip is organized under the laws of France. If the Mergers are consummated, the FMCTI stockholders and Technip stockholders will become stockholders of Topco. After giving effect to the Mergers, the rights of stockholders of Topco, and the relative powers of the Topco board of directors will be governed by English law, including the U.K. Companies Act, the DTR, the Takeover Code and by the Topco Articles. Each Topco Share will be issued in connection with, and will carry with it the rights and obligations set forth in, the Topco Articles. This section summarizes material differences between the rights of FMCTI stockholders and Technip stockholders before consummation of the Mergers and the rights of Topco stockholders after consummation of the Mergers. These differences in stockholder rights result from the differences between the respective constitutional documents of FMCTI, Technip and Topco and the applicable governing law.

The following summary does not include a description of rights or obligations under the U.S. federal securities laws, French securities laws, English securities law or relevant NYSE or Paris listing requirements or standards. The rights, obligations and provisions under these securities laws as generally apply to FMCTI Shares and Technip Shares will generally apply equally to Topco Shares. In addition, immediately following completion of the Mergers, the Topco Shares will be held through the facilities of DTC (with respect to Topco Shares listed on NYSE) and/or Euroclear (with respect to Topco Shares listed on Euronext Paris), and, as a result, your rights will also be governed by the rules and procedures of these Clearance Services and the relationship between you and the bank, broker or other financial institution who holds Topco Shares on your behalf.

The following summary is not a complete statement of the rights of the stockholders of FMCTI, the stockholders of Technip or the stockholders of Topco or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the French Commercial Code, the U.K. Companies Act and FMCTI’s, Technip’s and Topco’s constitutional documents, which you are urged to read carefully.

The form of the Topco Articles is attached as an exhibit to Annex A-1 to this joint proxy statement/prospectus and is incorporated herein by reference. FMCTI has filed with the SEC its constitutional documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

FMCTI	Technip	Topco

Authorized Share Capital
The authorized capital stock of FMCTI consists of 600,000,000 shares of common stock, par value $0.01 per share, and 12,000,000 shares of preferred stock, par value $0.01 per share.

There is no concept of authorized share capital under French law. However, the extraordinary general meeting of stockholders of Technip has granted a number of delegations of authority to the Technip board of directors with respect to share capital increases.

As of June 30, 2016, the share capital of Technip amounts to €93,281,878.63, consisting of 122,336,890 shares, par value €0.7625 per share, fully paid up and all of the same class.

There is no concept of authorized share capital under English law, however the Topco Articles provide the Topco board of directors with the authority to allot and issue a specified amount of shares (free of statutory preemptive rights) for the first five years after adoption of the Topco Articles. See “Preemptive Rights” below for further information.

It is currently estimated that, following the Mergers, the nominal value of the Topco ordinary share capital will be

FMCTI	Technip	Topco

equal to $482,357,579, divided into approximately 482,357,579 Topco Shares having a nominal value of $1.00 each.

The Topco Shares are expected to be listed on NYSE and Euronext Paris.

Any proposed changes to Topco’s capital structure must be notified to the market under the DTR.

Structure of Board of Directors

FMCTI has a one-tier board structure.

Under its by-laws, the business and affairs of FMCTI are managed under the direction of the board of directors, and the board of directors may exercise all such powers as are not required to be exercised by the stockholders.

Pursuant to its certificate of incorporation and by-laws, the size of FMCTI’s board of directors is currently set at 11 members and may be increased or decreased from time to time exclusively by resolution of the board of directors.

Under its certificate of incorporation and by-laws, FMCTI’s directors are elected for one-year terms at FMCTI’s annual meeting of stockholders.

Technip has a one-tier board structure.

Under French law, the Technip board of directors is in charge of supervising the management of the company by its executive officers, defining the company’s strategy and supervising its implementation.

Under the Technip by-laws, the Technip board of directors must consist of at least three members and no more than 18 members (the maximum permitted number under French law). Members of the Technip board of directors may be natural persons or legal entities. As of February 29, 2016, the Technip board of directors consisted of 12 members, one of whom is an executive director and 11 of whom are non-executive directors.

Technip directors are appointed for a four-year term.

Topco has a one-tier board structure. Under English law, Topco must have at least two directors.

Subject to the provisions of the U.K. Companies Act, the Topco Articles and to any directions given by special resolution to take, or refrain from taking, specified action, the business of Topco shall be managed by the Topco board of directors who may exercise all the powers of Topco, including, without limitation, the power to dispose of all or any part of the company.

Topco’s board of directors shall consist of such number of persons determined by Topco’s board of directors from time to time, but shall not exceed 14 persons prior to Topco’s 2019 annual general meeting of stockholders (the “2019 AGM”).

The initial directors shall be appointed for a term that will expire at the 2019 AGM.

Despite the expiration of a director’s term, the director shall continue to serve following such expiration until his or her successor shall be duly elected, until he or she retires or is disqualified or removed pursuant to the terms of the Topco Articles, or until there is a decrease in the

FMCTI	Technip	Topco

size of Topco’s board of directors in accordance with the Topco Articles.

At the 2019 AGM, all the directors then in office will retire from office in accordance with the Topco Articles and may, subject to the size of the board of directors to be determined by the board of directors in accordance with the Topco Articles at the end of the 2019 AGM, be eligible, subject to applicable law, to be nominated for appointment by the board of directors in accordance with Article 25 of the Topco Articles. During the 2019 AGM, the directors then in office shall retire upon the approval of a resolution that appoints the necessary number of directors to the board, with such number determined in accordance with the articles of association.

Following the 2019 AGM, Topco’s board of directors shall be elected by ordinary resolution of the Topco stockholders at each annual general meeting. The board of directors are also empowered by the Topco Articles to appoint directors to fill a vacancy or as an addition to the existing board of directors (provided that the total number of directors does not exceed the maximum number prescribed by the Topco Articles).

Nomination and Appointment of Directors

Under its by-laws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present and the director election is uncontested.

Under the Technip by-laws, members of the Technip board of directors are appointed by a simple majority of the votes cast in person or by proxy at an ordinary general meeting of stockholders for a term of four years.

See “Structure of Board of Directors” above for the procedure by which Topco’s directors will be appointed.

After the 2019 AGM, Topco’s board of directors shall (following a recommendation from the nominating and corporate governance committee) nominate

FMCTI	Technip	Topco

Technip directors may be re-elected, with no limitation on the number of terms, but if more than one-third (rounded up) of the Technip directors are over 70 years old, the oldest member will be deemed to have automatically resigned.

Technip directors are renewed on a rolling basis every two years such that this renewal will concern (i) one half of the members of the Technip board of directors if it is comprised of an even number of directors or (ii) one half of the members plus one director if it is comprised of an odd number of directors.

such person as Topco’s board of directors thinks fit for appointment as a director. Directors may also be nominated by stockholders in accordance with the Topco Articles.

Pursuant to English law, where two or more persons are appointed as directors of Topco by resolution of its stockholders, the resolutions appointing each director must be voted on individually unless a prior stockholders resolution has unanimously provided that that such resolutions do not have to be voted on individually.

Removal of Directors and Vacancies

Under FMCTI’s certificate of incorporation and by-laws, FMCTI directors may be removed, with or without cause, solely by the affirmative vote of the holders of at least 80% of the total voting power of all classes of outstanding stock of FMCTI entitled to vote generally in the election of directors, voting together as a single class.

Under FMCTI’s certificate of incorporation and by-laws, vacancies on FMCTI’s board of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office.

Technip directors may be removed ad nutum by Technip stockholders during a general meeting of stockholders, whether the resolution is on the agenda or not.

In the case of a vacancy on the Technip board of directors resulting from a director’s death or resignation, the Technip by-laws provide that the remaining members of the Technip board of directors may, between general meetings of stockholders, make temporary appointments to fill such vacancy, with the replacement director serving until the end of the term of office of his or her predecessor, subject to ratification by the Technip stockholders at the next ordinary general meeting of stockholders.

However, if the vacancy would result in the Technip board of directors consisting of fewer than the minimum of three members, the remaining members of the Technip board of directors must immediately call an ordinary general meeting of stockholders to fill the vacancy.

Under the Topco Articles, Topco stockholders may at any time remove a director without cause by an ordinary resolution. English law requires 28 clear days’ prior notice of the resolution to be given to Topco and its stockholders and certain other procedural requirements under English law to be followed (such as allowing the director to make statements challenging his or her removal either at the meeting or in writing).

Any action to remove a director will not vitiate any separate rights the director may have as an employee of Topco or any subsidiary of Topco.

The Topco Articles also permit Topco’s board of directors to remove a director at any time without cause by a resolution of two-thirds of the entire board of directors.

The Topco board of directors is permitted to appoint a director to fill a casual vacancy of the Topco board of directors pursuant to the Topco Articles.

FMCTI	Technip	Topco

Remuneration of Directors
FMCTI stockholders generally do not have the right to approve directors’ compensation.

Technip stockholders determine non-executive directors’ annual aggregate remuneration during ordinary general meetings. The apportionment of such aggregate remuneration among directors is determined by the board of directors.

The Technip by-laws provide that the Technip board of directors determines the remuneration of the corporate officers (chairman, chief executive officer and deputy chief executive officers). Technip also follows the AFEP-MEDEF recommendation for French companies whose shares are admitted to trading on a regulated market and submits the compensation of the Chairman and Chief Executive Officer for the closed financial year to a non-binding vote of the general meeting.

Unless an ordinary resolution of Topco’s stockholders has determined otherwise, the remuneration of the directors (other than the executive chair, any chief executive officer who is serving as a director and directors employed by Topco in an executive capacity, each of whom shall not receive separate remuneration for their services as a director) for their services in the office of director will be as the Topco board of directors may from time to time determine (or as Topco stockholders may decide by ordinary resolution). The total fees will be divided among Topco’s board of directors in such proportions as the board of directors may decide. If no decision is made, the total fees will be divided equally. The fees shall be deemed to accrue from day-to-day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any director pursuant to any other provision of the Topco Articles.

Any director who holds executive office or who serves on any committee of the board of directors or who performs services which the board of directors considers goes beyond the ordinary duties of a director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the board of directors may determine.

Topco will be required to prepare a directors’ remuneration report which must include: (i) an annual report on the directors’ remuneration in the financial year being reported on, setting out actual payments to directors,

FMCTI	Technip	Topco

which should be put to an annual non-binding vote of Topco’s stockholders at the annual general meeting; and (ii) a future remuneration policy, which should be put to a binding vote of the Topco’s stockholders at the annual general meeting once every three years. Remuneration payments made to directors and former directors will need to be consistent with the terms of the approved remuneration policy or otherwise approved by stockholder resolution.

English law provides that a service contract with a director that provides for a fixed term of greater than two years will require prior approval by the stockholders of Topco. A resolution approving such a provision must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to stockholders of Topco both (i) at Topco’s registered office for not less than 15 days ending with the date of the relevant general meeting; and (ii) at the relevant general meeting itself.

Annual Meetings of Stockholders

Under its by-laws, FMCTI must hold an annual meeting of stockholders on such date and at such time as may be fixed by resolution of FMCTI’s board of directors.

Pursuant to the DGCL, any stockholder or director may petition the Court of Chancery to order a meeting to elect directors if the annual meeting has not been held within 30 days of the date set for such meeting or thirteen months following the date the previous annual meeting was held.

Under French law and Technip’s by-laws, an annual meeting of stockholders must be held within six months after the end of Technip’s fiscal year.

The agenda for the annual meeting must contain, in part, a discussion of Technip’s annual financial statements for adoption and approval.

English law requires that Topco holds an annual general meeting of stockholders within six months from the day following the end of its financial year but does not specify what business must be transacted at the annual general meeting, nor are there any restrictions on business (however, the annual general meeting is usually the meeting that is used for matters which must be dealt with each financial year such as, among other things, the re-election of directors, fixing the remuneration of auditors and

FMCTI	Technip	Topco
consideration of the annual accounts, directors’ report and auditors’ report).

General / Special Meetings of Stockholders
Under its by-laws, special meetings of the stockholders may be called only by FMCTI’s board of directors by a vote approved by a majority of the total number of directors that FMCTI would have if there were no vacancies on the board of directors. The only business that may be conducted at a special meeting of stockholders is business that shall have been identified in the notice calling the special meeting.

Technip may hold either ordinary or extraordinary general meetings of stockholders at any time during the year.

Ordinary general meetings are required for matters that are not specifically reserved by law to extraordinary general meetings. Matters presented at ordinary general meetings include the election of directors, the appointment of statutory auditors, the approval of annual accounts and the declaration of dividends.

Extraordinary general meetings are required to approve amendments to Technip’s by-laws, increases or decreases in share capital, the consolidation of shares or their division into shares of lower par value, dissolution and mergers.

Meetings of stockholders may be called by the Technip board of directors or in certain cases by Technip’s statutory auditors. A stockholder or stockholders collectively representing at least 5% of Technip’s share capital may request that the court appoint an agent to call a general meeting. In certain urgent cases, the works council or any interested party (for example, a creditor) may also request the court to appoint an agent to call a general meeting.

Topco’s board of directors may call general meetings whenever and at such times and places as it shall determine. On requisition of a general meeting by stockholders holding at least 5% of the paid-up capital of Topco carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares) the board of directors shall promptly convene a general meeting. The stockholders who called for the general meeting may themselves call the general meeting where the directors fail to do so within the requisite time period (see “Notice of Stockholder Meetings” below). A meeting called by stockholders of Topco under these circumstances must be called for a date not more than three months after the date on which the directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the stockholders requesting the meeting by reason of the failure of the directors to duly call a meeting must be reimbursed by Topco. At a general meeting called by a requisition, no business may be transacted except that stated by the requisition or proposed by the Topco board of directors.

Under English law, both ordinary and special resolutions may be passed at a general meeting of the stockholders.

Notice of Stockholder Meetings
Generally, the DGCL requires that notice to stockholders of the place (if any), date, and hour, and means of	French law requires that a preliminary notice of the general meeting of a company that is	Subject to compliance with English law, at least 14 clear days’ notice is required for any general

FMCTI	Technip	Topco

remote communication, if any, of each annual and special stockholders’ meeting be given at least ten days, but no more than 60 days, before the meeting date.

Pursuant to the DGCL, notice of a stockholders’ meeting to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called.

listed on a French stock exchange be published in the official French journal of mandatory legal notices (“BALO”), by electronic means, at least 35 days prior to the general meeting.

A second notice of the general meeting, which includes any resolutions submitted by the company’s stockholders and the recommendation of the company’s board of directors with respect to the resolutions, must be sent by mail at least 15 days before the general meeting to all holders of registered shares who have held their shares for more than one month. However, where a quorum is not reached and the original meeting is adjourned, this time period is reduced to ten days for any subsequent reconvening of the general meeting.

Notice of the adjourned meeting must also be published in the BALO, as well as in another French journal of legal notices. The notice must include the agenda of the meeting and a draft of the resolutions, if changed since the original notice.

meeting other than Topco’s annual general meeting, which requires 21 clear days’ notice. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice.

“Clear days” means calendar days and excludes: (i) the date of receipt or deemed receipt of the notice; and (ii) the date of the meeting itself.

Where the general meeting is properly called by the stockholders of Topco (see “General / Special Meetings of Stockholders”), the directors must send notice of a general meeting within 21 days of the receipt of the requisition notice, and the meeting itself should be held not more than 28 days after the date of the notice calling the meeting.

A notice of general meeting must state, among other things, the date, time and place of the meeting and the general nature of the business to be dealt with, and should indicate where a particular resolution will be proposed as a special resolution and include the text of the proposed special resolution. The notice of the annual general meeting provided to stockholders of Topco must, among other things (and where notice is given more than six weeks before the meeting), include a statement in relation to the right of stockholders to require Topco to provide notice of resolutions to be moved at the annual general meeting and a statement in relation to the right of stockholders to require Topco to include other business to be dealt with at the annual general meeting. The notice of an annual general meeting should also

FMCTI	Technip	Topco
identify the meeting as being an annual general meeting. A general meeting may be held within or outside the U.K.

Quorum at Stockholder Meetings
Under FMCTI’s by-laws, the holders of a majority of the outstanding stock of FMCTI entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum at a meeting of the stockholders.

Under French law, ordinary general meetings require the presence of stockholders (in person or represented by proxy) holding at least 20% of the voting rights. A quorum of at least 25% of the voting rights is required for extraordinary general meetings.

No quorum is required when an ordinary general meeting is reconvened, but only questions that were on the agenda of the adjourned meeting may be considered. A quorum of at least 20% of the voting rights is required when an extraordinary general meeting is reconvened.

The requisite quorum for general meetings of Topco will be the stockholders who together represent at least the majority of the voting rights of all the stockholders entitled to vote, present in person or by proxy (or, in the case of a corporation, a corporate representative), at the relevant meeting save that if Topco only has one stockholder entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote will constitute a quorum.

At any adjourned meeting the quorum is one qualifying person present and entitled to vote.

Stockholder Voting Rights

Under FMCTI’s by-laws, each stockholder of record entitled to vote at any meeting may do so in person or by proxy appointed by instrument in writing. Each FMCTI Share entitles its holder to one vote.

Generally, under FMCTI’s by-laws, when a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on a matter shall be the act of the stockholders.

As a general matter, each Technip Share entitles its holder to one vote. However, under Article 23 of the Technip by-laws, each Technip Share owned in registered form by the same stockholder for at least two years entitles its holder to two votes.

Under French law, matters submitted to an ordinary general meeting of stockholders require approval by a majority of the votes of the stockholders present or represented.

Under French law, matters submitted to an extraordinary general meeting of stockholders require approval by a two-thirds majority of the votes of the stockholders present or represented.

Each ordinary Topco Share shall be issued with one vote in respect of all matters on which voting shares in the capital of Topco have voting rights and shall form a single class with the other voting shares in the capital of Topco for such purposes.

Under English law, an ordinary resolution is passed if it is approved by a simple majority (more than 50%) of the votes cast by stockholders present (in person or by proxy) at the relevant meeting and entitled to vote.

Under English law, special resolutions require the affirmative vote of not less than 75% of the votes cast by stockholders present (in person or by proxy) at the relevant meeting and entitled to vote.

FMCTI	Technip	Topco

Matters requiring approval of an extraordinary general meeting include certain fundamental corporate actions, including amendments to Technip’s by-laws, change in objects, change in name, transfer of registered office, increases or decreases in share capital, changes to conditions for transfer of shares or their nominal value, changes to the administration or management of Technip, dissolution and merger of Technip.

However, resolutions relating to capital increase by way of capitalization of reserves, profits or premiums are subject to the approval requirements of ordinary general meetings.

Approval by ordinary resolution of the stockholders of Topco is required to, among other things, give, vary, revoke or renew a director’s authority to allot and issue shares.

Matters requiring approval by special resolution of the stockholders of Topco will include: amendments to its articles of association; re-registration as a private limited company; disapplication of pre-emption rights; a reduction of share capital; and liquidation of Topco.

Any resolution put to a vote at general meeting of Topco shall be decided by poll where each stockholder present and entitled to vote will have one vote for every Topco Share held.

Topco has not issued any shares which carry preferred rights of voting.

The DTR require a person to notify Topco of the percentage of its voting rights he holds as a stockholder, or through his direct or indirect holding of certain financial instruments, if the percentage of those voting rights reaches, exceeds or falls below 3%, or any 1% above 3%. Topco is required to make this information public as soon as possible, and in any event, by the end of the trading day following receipt of this notification. Topco will also be required to update the market of any changes to the total number of voting rights and capital in respect of each class of share it issues and the total number of voting rights attaching to shares of Topco which are held in treasury.

FMCTI	Technip	Topco

Approval of Mergers and Business Combinations

The DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a corporation to be approved by the corporation’s board of directors and a majority of the issued and outstanding shares entitled to vote thereon. However, a corporation or other entity owning at least 90% of the outstanding shares of a subsidiary corporation may effect a merger with or into such subsidiary by resolution of the board of directors of the parent and without any action on the part of the board of directors or of the other stockholders of the subsidiary.

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board

In principle, under French law, the decision to purchase, dispose, lease or exchange assets, to dispose of a subsidiary or to purchase another company falls within the authority of the company’s management.

However, the French financial market authority recommends that companies listed on a regulated market call a stockholders’ general meeting prior to the disposal of assets that represent at least half of their total assets, to put such transaction to a simple majority vote.

Under French law, a merger of two companies requires the adoption and approval of a merger agreement by the board of directors, the executive board or the manager (depending on the form of the company) of the companies involved.

Prior to such decision, when there is a works council in the companies, the board of directors, the executive board or the manager of the companies must inform and consult such works council.

Following such decision, the merger and the merger agreement must be approved by the stockholders of the companies involved with a majority of at least two-thirds of the votes of the stockholders present or represented at the stockholders’ meeting.

In addition, French law provides for a simplified legal regime when the merger is between (i) a parent company and a wholly owned subsidiary or (ii) a parent company and a subsidiary of

A stockholder vote is not generally required, under English law, to approve the sale, lease or exchange of all or substantially all of a company’s assets.

Under English law, Topco does not require stockholder approval to propose the acquisition of another company.

Under English law, where another company proposes to acquire Topco, the requirement for the approval of the stockholders of Topco depends upon the method of acquisition.

A takeover of an English public company may be carried out by a statutory scheme of arrangement between the target company and its stockholders. Schemes of arrangement are also used in certain types of compromises with creditors, amalgamations and capital reorganizations. In the context of an acquisition or takeover, such arrangements require the approval of: (i) a majority in number of stockholders representing 75% in value of the stockholders or class of stockholders present and voting either in person or by proxy at a special meeting called by order of the English court; and (ii) the English court. Once approved by the stockholders and the court and the court order is filed with the Registrar of Companies, all stockholders and creditors of the relevant class are bound by the terms of a scheme.

Under English law, a statutory merger of Topco and another English public company, whether by the transfer by each company of their assets to a third public

FMCTI	Technip	Topco
of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.	which the share capital is owned at least at 90% by the parent company. In the first case, no stockholder vote is required, and in the second case, no stockholder vote is required at the parent level, unless, in both cases, a stockholder owning at least 5% of the parent company share capital requests the competent commercial court to call an extraordinary stockholders’ meeting to approve such merger.	company or a transfer of the assets of the public companies to a new company (in each case as opposed to an acquisition of the entire issued share capital of another), requires, subject to exceptions, the approval of the stockholders of both Topco and the other English public limited company (in each case, by a majority in number, representing 75% in value, of each class of stockholders at a meeting).

Mandatory Tender Offer and Squeeze-out Thresholds
Pursuant to the DGCL, a corporation or other entity owning at least 90% of the outstanding shares of a subsidiary corporation may effect a merger with or into such subsidiary by resolution of the board of directors of the parent and without any action on the part of the board of directors or the other stockholders of the subsidiary.

French law provides that a stockholder acting alone or in concert, who owns directly or indirectly more than 30% of the share capital or of the voting rights of a company listed on a regulated market is obligated to immediately notify the AMF and to file a compulsory public tender offer for all of the share capital of the company and of the securities giving access to the voting rights of the company, such tender offer being subject to the compliance conditions set forth by the AMF.

The same provisions apply to natural or legal persons, acting alone or in concert, holding directly or indirectly a number of shares representing between 30% and 50% of the share capital and voting rights, and who, within a period of 12 consecutive months, raise their ownership of share capital or voting rights by more than 1% of the total number of the share capital or voting rights of the company.

Article L. 433-4 of the French Monetary and Financial Code and Articles 236-1 et seq. (public buy-out offer) and 237-1 et seq. (squeeze-out following any tender offer of the AMF General

The U.K. Takeover Code provides that if a person either: (i) acquires an interest in voting shares resulting in an aggregate holding, together with its concert parties, of 30% or more of the voting rights of a company subject to the U.K. Takeover Code; or (ii) increases the aggregate percentage interest it, together with its concert parties, has in such a company’s voting shares when it, together with its concert parties, is already interested in not less than 30% , but not more than 50%, of such a company’s voting rights, in both cases that person, except with the consent of the U.K. Takeover Panel, must make a mandatory cash offer, or offer with a cash alternative, for such company’s shares at a price not less than the highest price paid for any interest in the shares of that company acquired by that person or its concert parties in the previous 12 months. English law provides that where: (i) a takeover offer is made for shares (other than by way of a scheme of arrangement) and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 90% in value of the shares to which the takeover offer relates, and not less

FMCTI	Technip	Topco
	Regulation set out the conditions for filing a public buy-out offer and the conditions of implementation of a squeeze out for the minority stockholders of a company whose shares are listed on a regulated market.	than 90% of the voting rights carried by the shares to which the offer relates, the offeror may require the other stockholders who did not accept the offer to transfer their shares to the offeror on the terms of the offer. A dissenting stockholder may object to the transfer on the basis that the offeror is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the transfer shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority stockholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

Related Party Transactions

The DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or employees if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation.

The DGCL further provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in

Under French law, any transaction directly or indirectly between Technip, on the one hand, and a member of the Technip board of directors or a stockholder holding more than 10% of the total voting power of Technip, on the other hand, which cannot reasonably be considered in the ordinary course of business and which is not at arm’s length, requires the prior consent of the Technip board of directors.

Any such transaction concluded without the prior consent of the Technip board of directors can be nullified if it causes prejudice to Technip, and the related party (if a director) could be held liable.

The statutory auditors of Technip must also be informed of the transaction and must prepare a

Directors who have an interest in a proposed transaction with Topco are required to declare the nature of their interest at a meeting of the directors or by notice. Furthermore, pursuant to the Topco Articles (and subject to certain specified exceptions) a director is not permitted to vote on any matter in which he or she has an interest that can reasonably be regarded as giving rise to a conflict of interests with Topco. This restriction may be suspended or relaxed, either generally or in respect of a particular matter, by an ordinary resolution of the stockholders or, in respect of a particular matter, by a resolution of the directors.

Under English law, substantial property transactions between

FMCTI	Technip	Topco
good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

report to be submitted to the stockholders for their approval at the next general meeting. If the stockholders do not ratify the transaction, the transaction will remain enforceable by a third party against Technip, but Technip may in turn hold the related party (if a director) liable for any damages suffered. In addition, the transaction itself may be canceled if it is fraudulent.

Further, French law prohibits altogether certain transactions between Technip and related parties. For example, French law does not allow Technip to make any loan to any member of the Technip board of directors or his or her dependents, if such member is a natural person.

Topco and its directors or any person connected with its directors will require the approval by ordinary resolution of the stockholders of Topco (an ordinary resolution will suffice, unless the Topco Articles specify a higher threshold).

A substantial property transaction is one involving the sale or purchase of a substantial non-cash asset (being an asset with a value greater than £100,000 or 10% of Topco’s asset value and is more than £5,000).

The approval of Topco’s stockholders may be provided either before the transaction in question is agreed or after the transaction is agreed, provided that the transaction is itself conditional on the receipt of stockholders’ approval.

Topco may provide a loan to a director or a person connected to a director if the transaction has been approved by an ordinary resolution of Topco’s stockholders.

Prior to the vote on the ordinary resolution, Topco’s stockholders must have been provided with access to a memorandum setting out the nature of the proposed transaction, the amount of the loan and the purpose for which it is required and the extent of Topco’s liability under any transaction connected with the proposed loan.

English law also includes detailed provisions relating to quasi-loans and credit transactions with directors and persons connected to directors.

Stockholder Proposals
Under FMCTI’s by-laws, nominations of directors and the	Under French law, stockholders representing, individually or	Under English law, one or more stockholders holding at least 5%

FMCTI	Technip	Topco
proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders by, subject to certain requirements, any stockholder of record who is entitled to vote at the meeting and who complies with specific notice procedures set forth in FMCTI’s by-laws.

collectively, a portion of the share capital calculated according to a declining percentage (4% for the first €750,000 of the share capital, 2.50% for the portion of the share capital comprised between €750,000 and €7,500,000, 1% for the portion of the share capital comprised between €7,500,000 and €15,000,000, and 0.50% for the remainder of the share capital) have the right to propose a resolution to be included on the agenda for a general meeting of stockholders.

Such a request must be received by a company no later than the 25th day prior to the date of the general meeting and may specify the reasons for the resolution. Properly submitted requests must be considered at the general meeting and a company’s board of directors must respond at the general meeting to any questions submitted in writing by any stockholder.

of the total voting rights (excluding voting rights attached to any treasury shares) of all stockholders who have the right to vote on a resolution or at least 100 stockholders who have a right to vote and hold (on average) at least £100 per stockholder of paid-up share capital will be able to require Topco to put a resolution before stockholders at the next annual general meeting (including, for the avoidance of doubt, a resolution electing a director). The request must be received at least six weeks before the relevant annual general meeting or, if later, the time at which notice of the meeting is given. If so requested, Topco will be required to give notice of the resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting.

A resolution must be put to stockholders at a general meeting or annual general meeting, unless: it would, if passed be ineffective (whether by reason of inconsistency with any law or the Topco Articles); it is defamatory of any person; or it is frivolous or vexatious.

Such stockholders of Topco may also request Topco to include in the business to be dealt with at an annual general meeting any matter (other than a proposed resolution) which may be properly included in the business of such annual general meeting. The request must be received at least six weeks before the relevant annual general meeting or, if later, the time at which notice of the meeting is given. If so requested, Topco will be required to give notice of the business to be dealt with in the

FMCTI	Technip	Topco

same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting.

The Topco Articles impose further specific requirements on notice procedures a stockholder must comply with and the content of any stockholder notice.

Stockholder Information Rights
The DGCL allows any stockholder of a corporation the right to inspect a complete list of the stockholders entitled to vote at a meeting of stockholders, both during the time of the meeting and during the ten days preceding the meeting, for a purpose germane to the meeting. The DGCL allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (i) a corporation’s stock ledger, a list of its stockholders, and its other books and records; and (ii) any subsidiary’s books and records, to the extent that: (a) the corporation has actual possession and control of such records of such subsidiary; or (b) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (x) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (y) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

Under French law, Technip must make available at its registered office, and stockholders may examine, a copy of the by-laws and a number of corporate records relating to Technip’s last three fiscal years, including annual accounts, consolidated financial statements, reports of the Technip board of directors and statutory auditors, a table showing results of operations for the last five years, proposed resolutions, information relating to the Technip board of directors and candidates to the Technip board of directors, the total overall compensation paid to Technip’s ten highest-paid employees, the total amount of charitable deductions made by Technip, information relating to the statutory auditor, the list of stockholders, the last social report, the list of delegations of power granted by the general meeting with respect to share capital increases.

In addition, French law provides stockholders with additional inspection rights between the date of publication of a general meeting notice and the date of the general meeting. Prior to such meeting, Technip stockholders have the right in the 15 days preceding the meeting to receive, upon request, or to inspect at Technip’s registered office,

Under English law, the register and index of names of stockholders of Topco may be inspected at any time (i) for free by its stockholders and (ii) for a fee by any other person. The inspecting stockholder has to show he or she has a proper purpose in inspecting the register. Documents may be copied for a fee.

The Topco Articles contain provisions stating that a complete list of the stockholders entitled to vote at a general meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder entitled to vote at the general meeting shall be open to the examination of any stockholder, for any purpose germane to a stockholder meeting, during ordinary business hours, for a period of at least ten days prior to the meeting. The list shall also be produced and kept at the meeting and may be inspected by any stockholder who is present.

Under English law, Topco must make available for inspection without charge by its stockholders at its registered office (or single alternative inspection location) minutes of all proceedings of general meetings for at least

FMCTI	Technip	Topco

certain information, including the proposed resolutions and the report of the Technip board of directors, as well as the statutory auditors’ report.

Any stockholder has the right to order Technip’s French certificate of incorporation, by-laws and certain other corporate documents, in hard or soft copy, from the Nanterre Trade and Companies Register.

Any stockholder has the right to ask, at any time, to inspect and copy at Technip’s registered office, Technip’s key corporate and accounting records for the past three fiscal years.

ten years. A stockholder may obtain copies of the minutes for a fee.

The service contracts of directors can be inspected without charge and during business hours. In this context under applicable English law, a “service contract” includes any contract under which such a director undertakes personally to provide services to Topco or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise. Where service contracts are not in writing, a written memorandum setting out the terms must be provided by Topco.

Topco must also send a copy of its annual accounts and reports for each financial year to every stockholder, every holder of its debentures and every person who is entitled to receive notice of general meetings pursuant to English law.

Topco will be required to ensure that its annual accounts and reports are made available on a website and remain so available until the annual accounts and reports for Topco’s next financial year are made available in accordance with English law.

Under the DTR, Topco must publish its annual financial report within four months of the end of the financial year. The DTR contain certain requirements for the content of such annual financial reports; in particular, it must contain a corporate governance statement that complies with the requirements of the DTR.

Topco is also required by the DTR to produce and make public

FMCTI	Technip	Topco

half-yearly financial reports that cover the first half of its financial year within three months after the end of the relevant period. The DTR contain certain requirements for the content of such half-yearly financial reports.

In addition, Topco will be required by English law to file specified documents with Companies House. Companies House operates a publicly accessible database (both physically and online) of filed documents and, therefore, certain documents pertaining to Topco will be available for members of the public to access, including: the certificates of incorporation, articles of association, annual returns, statements of capital, annual accounts, records of special resolutions passed and details of charges and mortgages.

Amendments of Organizational Documents

Pursuant to the DGCL, an amendment to FMCTI’s certificate of incorporation generally requires: (i) recommendation of the board of directors; (ii) the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote; and (iii) the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote. However, under FMCTI’s certificate of incorporation, the amendment of certain provisions of the certificate of incorporation requires the affirmative vote of the holders of at least 80% of the total voting power of all classes of outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Under FMCTI’s certificate of incorporation, FMCTI’s by-laws may be adopted, amended or repealed by (i) a decision of FMCTI’s board of

Technip’s by-laws may only be amended with the approval of stockholders at an extraordinary general meeting. Such approval requires approval by a two-thirds majority of the votes of the stockholders present or represented.

Under English law, the Topco Articles may be amended by a special resolution of the Topco stockholders unless a provision is entrenched or is a right attached to a particular class of shares.

If a provision is “entrenched” that provision may only be amended or repealed if the stated conditions are met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution.

Certain provisions of the Topco Articles are entrenched and may only be amended or removed by a unanimous resolution of the stockholders of Topco.

Until the conclusion of Topco’s annual general meeting in 2021 certain other provisions of the Topco Articles are also entrenched

FMCTI	Technip	Topco
directors or (ii) the affirmative vote of the holders of at least 80% of the total voting power of all classes of outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.		and may only be amended or removed upon recommendation of two-thirds of the entire board of directors and approval by special resolution of stockholders.

Indemnification of Directors and Officers

The DGCL permits a corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

FMCTI’s certificate of incorporation and by-laws authorize FMCTI to indemnify its directors and officers to the fullest extent permitted by the DGCL.

French Law prohibits provisions of the governing documents that limit director or officer liability.

Any provision by which Topco directly or indirectly provides that purports to indemnify a director against liability in connection with any negligence, default, breach of duty or breach of trust in relation to Topco is void, except that Topco may: (i) purchase and maintain insurance against such liability; (ii) subject to certain limitations, provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company); (iii) provide an indemnity in respect of defense costs in relation to civil and criminal proceedings against the director or officer provided that the director or officer must reimburse the company if convicted in any criminal proceedings or if the defense of an action brought by Topco itself or an associated company is unsuccessful; and (iv) subject to certain limitations, provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

The Topco Articles include a provision that allows Topco to exercise all powers to indemnify, subject to the provisions of English law, any person who is or was a director of Topco or an

FMCTI	Technip	Topco
associated company against any loss or liability (including arising from the company or associated company’s role as trustee of an occupational pension scheme). The Topco Articles also include a provision that allows the exercise of all the powers of the company to purchase and maintain insurance for the benefit of any person who is or was a director, officer or employee of the company or any related company or for the trustee of any pension fund in which the employees of the company or a related company are or have been interested.

Preemptive Rights / Preferential Subscription Rights
Pursuant to the DGCL, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation.

French law provides that existing stockholders have preferential rights to subscribe on a pro rata basis shares or other securities issued by a company that give a right, directly or indirectly, to subscribe equity securities issued by the company for cash. Such preferential subscription rights may be sold during the subscription period relating to a particular offering.

Preferential subscription rights with respect to any particular offering can be waived upon by a decision of an extraordinary general meeting (approval by a two-thirds majority of the votes of the stockholders present or represented). French Law requires a company’s board and independent auditors to present reports that specifically address any proposal to waive preferential subscription rights.

In the event of a waiver in favor of a named person or group of persons, the issuance must be completed no later than 18 months

Under English law: (i) equity securities; or (ii) rights to subscribe for, or convert securities into, such equity securities, issued for cash must be offered first to the existing ordinary stockholders in proportion to their respective holdings. English law permits a company’s stockholders to exclude preemptive rights by special resolution or by including a provision in a company’s articles of association, for a period of up to five years.

Pre-emptive rights do not apply to a company’s issuance of shares in exchange for non-cash consideration and issuance of shares in respect of an employee incentive plan that is compliant with the requirements of English law.

Stockholders’ right of pre-emption in respect of the allotment of equity securities pursuant to English law has been disapplied by the Topco Articles for the first five years after their adoption. The Topco Articles provide that the directors will have authorization

FMCTI	Technip	Topco
after the extraordinary general meeting.

(without the need for further stockholder approval) to allot and issue shares, or to grant rights to subscribe for, or to convert or exchange any securities into shares, up to a maximum aggregate nominal amount (i.e., par value) representing 20% of the number of shares in the capital of Topco as of the time of adoption of the Topco Articles for cash, free of statutory pre-emption rights.

Renewal (by stockholder approval) of the authorization to allot and issue shares and exclusion of statutory pre-emption rights is expected to be sought at least once every five years, and possibly more frequently.

Dividends, Repurchases and Redemptions

Dividends

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase

Dividends

Under French law and Technip’s by-laws, dividends may be distributed from “distributable profits,” which, in each fiscal year, consist of: (i) Technip’s net profits for the fiscal year; less (ii) any required contribution to Technip’s legal reserve fund under French law; plus (iii) any additional profits that Technip reported, but did not distribute in its prior fiscal years; less (iv) any loss carried forward from prior fiscal years; plus any reserves available for distribution.

Technip must establish and maintain a minimum legal reserve of 5% of Technip’s net income each year up to an amount equal to one-tenth of the aggregate nominal value of Technip’s share capital.

Under the Technip by-laws, any remaining distributable profits will be appropriated to retained

Dividends

Provided always that Topco has sufficient distributable reserves available, the Topco board of directors and the stockholders (in respect of an amount not exceeding the board of director’s recommendation) have the power to declare and pay dividends.

For these purposes “distributable reserves” means (i) a company’s accumulated realized profits (to the extent that they have not been previously used by distribution or capitalization) less (ii) its accumulated realized losses (to the extent that they have not been previously written off in a reduction or reorganization of capital duly made).

In addition, under English law, Topco will not be permitted to declare and pay a dividend if, at the time of the dividend, the amount of its net assets is less than the aggregate of its issued

FMCTI	Technip	Topco

would not impair the capital of the corporation.

Repurchases and Redemptions

Pursuant to the DGCL, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall: (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced; (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or (iii) redeem any of its shares unless their redemption is authorized by a subsection of the DGCL and then only in accordance with such section and the certificate of incorporation.

Generally, pursuant to the DGCL, a corporation has a right to resell any of its shares theretofore purchased or redeemed and which have not been retired, for such consideration as shall be fixed by the board of directors.

profit to be carried forward for the next year or allocated to one or more general or special reserves, or distributed as a dividend, at the discretion of Technip’s stockholders.

Technip may, subject to the provisions of French law, distribute interim dividends prior to the approval of the annual accounts by the stockholders, provided that the amount of any interim dividends does not exceed the amount of distributable profits (excluding distributable reserves).

Repurchases

Technip stockholders at an extraordinary general meeting may authorize the Technip board of directors to purchase a fixed number of Technip Shares and to cancel them through a capital reduction.

In addition, Technip stockholders at an ordinary general meeting may authorize the Technip board of directors to acquire Technip Shares on the market or from particular stockholders, up to a maximum of 10% of Technip’s share capital, and to decide on the use of the shares acquired (in accordance with the safe harbor rules regarding market abuse regulations), such as cancellation, delivery to holders of securities giving access to shares or stock options, acquisitions and market making. For a cancellation, the extraordinary general meeting may authorize the Technip board of directors to cancel treasury shares representing up to 10% of Technip’s share capital. Technip may not, at any time, hold treasury shares representing more than 10% of its share capital.

and called-up share capital and undistributable reserves or to the extent that the dividend will reduce the net assets below such amount.

So-called “interim” dividends are decided solely by the Topco board of directors and “final” dividends are declared by stockholders following a recommendation from the board of directors.

Dividends become a debt payable to the stockholders, in the case of final dividends, when they are approved by the stockholders and, in the case of interim dividends, when they are paid (rather than when the board of directors resolves to pay the interim dividend). In accordance with the Topco Articles, dividends can be paid in any currency or currencies that the board of directors shall determine.

The Topco Articles provide that a dividend may be satisfied wholly or partly by the distribution of assets, including (without limitation) paid up shares or debentures of another corporation.

The Topco Articles also provide that the board of directors may offer any stockholder the right to elect to receive fully paid shares instead of cash in respect of the whole or some part (to be determined by the board of directors) of all or any dividend.

The entitlement to a dividend lapses if unclaimed for 12 years.

Repurchases

As a listed company, Topco can engage in “off-market” purchases of its own shares subject to the following conditions being satisfied: (i) the articles must not forbid the buy-back of shares

FMCTI	Technip	Topco
For such time as Technip Shares are held by Technip in treasury, they are deprived of dividend rights and voting rights.

(which is satisfied in the case of the Topco Articles); (ii) the buy-back will be made pursuant to a contract which has been approved by ordinary resolution of its stockholders; and (iii) Topco must have the necessary funds available to acquire the relevant shares, being either distributable profits or the proceeds from a fresh issue of shares.

An ordinary resolution, which would approve certain contracts pursuant to which Topco would be able to make “off-market” purchases from selected investment banks, is anticipated to be adopted prior to the Effective Time of the Mergers.

A purchase by Topco of its own shares will trigger disclosure obligations to the market under the DTR.

Redemptions

Topco may redeem outstanding redeemable shares, if any, subject to such conditions and procedures as the directors may have determined on or prior to the allotment and issuance of such shares. Topco may redeem or purchase shares only if the shares are fully paid and only out of distributable profits or the proceeds of a new issue of shares made for the purpose of the redemption.

The Topco Articles permit Topco to issue redeemable shares.

Stockholders Suits
Pursuant to the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must: (i) state that the plaintiff was a stockholder at the time of the transaction of which	Under French law a single stockholder, irrespective of the percentage of shares such stockholder owns, or a group of stockholders owning a holding greater than (approximately) 0.5% of the share capital, may initiate a

Under English law, generally, Topco, rather than its stockholders, will be the proper claimant in an action in respect of a wrong done to Topco or where there is an irregularity in Topco’s internal management.

FMCTI	Technip	Topco

the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and (ii) allege with particularity (a) the efforts, if any, made by the plaintiff to obtain the action the plaintiff desires from the directors; or (b) the reasons for the plaintiff’s failure to obtain the action or for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the court.

An individual may also maintain a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

derivative action (action sociale) against one or more directors or officers in order to obtain reparation for damages suffered by the company as a result of their mismanagement.

A stockholder may engage an action against one or more directors or officers in order to have his personal damage repaired to the extent such damage is distinct from the damage caused to the company.

In addition, one or more stockholders holding more than 5% of the registered capital of a French company may petition a court to appoint one or more experts to evaluate specific acts of management (expertise de gestion). The percentage is lower (1% in the case of Technip) for stockholders grouped in an association representing their interests.

Notwithstanding this general proposition, English law provides that (i) a court may allow a stockholder to bring a derivative claim (that is, an action in respect of and on behalf of Topco) against a director and/or third party in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a stockholder may bring a claim for a court order where Topco’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its stockholders, or that an actual or proposed act or omission by Topco is or would be so prejudicial.

The U.K. Limitation Act 1980 imposes a limitation period, with certain exceptions, of civil claims. The period in England and Wales is six years in respect of actions in contract and tort, and twelve years for breach of any obligation in a deed. The period starts to run on the date the action accrued. In the case of contract, this is the date on which the breach occurred, and in tort, this is the date on which the damage occurred.

Note that there is no limitation period for the bringing of an unfair prejudice petition. However, the longer a petitioner delays, the greater the risk they will be found to have acquiesced in any unfairly prejudicial acts of omissions of which they are aware. In addition, the court has discretion to refuse to entertain a petition where it is brought after a period of inordinate and unexplained delay.

SECURITY OWNERSHIP OF CERTAIN FMCTI BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2016, except where otherwise noted, certain information with respect to the amount of FMCTI Shares beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of FMCTI’s named executive officers, (2) each member of the FMCTI board of directors, (3) all current executive officers and directors as a group and (4) each person known by FMCTI to own beneficially more than 5% of the outstanding FMCTI Shares. Except for the support agreements and as otherwise noted below, FMCTI is not aware of any agreements among its stockholders that relate to voting or investment of FMCTI Shares. Except as otherwise noted below, the address of each beneficial owner is c/o FMCTI, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, United States of America.

Applicable percentage ownership and voting power is based on 225,626,469 FMCTI Shares outstanding as of August 1, 2016.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Owned	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Class(2)
Named Executive Officers:
John T. Gremp(3)	292,688	—	292,688	*
Maryann T. Mannen(4)	137,808	—	137,808	*
Douglas J. Pferdehirt	139,701	—	139,701	*
Tore Halvorsen(5)	119,808	—	119,808	*
Dianne B. Ralston	14,435	—	14,435	*

Directors:(6)
Clarence P. Cazalot, Jr.(7)	12,355	—	12,355	*
Eleazar de Carvalho Filho(8)	21,527	—	21,527	*
Claire S. Farley(9)	46,165	—	46,165	*
Thomas M. Hamilton(10)	176,792	—	176,792	*
Peter Mellbye(11)	12,789	—	12,789	*
Joseph H. Netherland(12)	146,486	—	146,486	*
Peter Oosterveer(13)	8,758	—	8,758	*
Richard A. Pattarozzi(14)	120,044	—	120,044	*
Kay G. Priestly(15)	4,745	—	4,745	*
James M. Ringler(16)	161,114	—	161,114	*
All directors and executive officers as a group (21 persons)	1,790,640	—	1,790,640	*

5% Holders Not Listed Above:
The Vanguard Group, Inc.(17) 100 Vanguard Boulevard Malvern, Pennsylvania 19355, United States of America	20,289,229	—	20,289,229	8.99
BlackRock, Inc.(18) 55 East 52nd Street New York, New York 10055, United States of America	14,395,495	—	14,395,495	6.38
Sands Capital Management, LLC(19) 1101 Wilson Blvd., Suite 2300 Arlington, Virginia 22209, United States of America	13,903,990	—	13,903,990	6.16

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Owned	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Class(2)
First Eagle Investment Management, LLC(20) 1345 Avenue of the Americas New York, New York 10105, United States of America	12,117,632	—	12,117,632	5.37
State Street Corporation(21) One Lincoln Street Boston, Massachusetts 02111, United States of America	12,696,279	—	12,696,279	5.63

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. FMCTI Shares subject to options and warrants currently exercisable, or exercisable within 60 days after July 1, 2016, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such rights, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all FMCTI Shares shown as beneficially owned by them.
(2)	Based on total shares outstanding of 225,626,469 as of August 1, 2016 (this figure excludes non-qualified shares, which are deemed to be treasury shares).
(3)	The Total Beneficial Ownership column includes estimated 30,821 shares held by certain savings and investment plans organized by FMCTI (the “FMCTI Savings and Investment Plan” and the “FMCTI Non-Qualified Savings and Investment Plan”) for the account of Mr. Gremp.
(4)	The Total Beneficial Ownership column includes estimated 23,052 shares held by the FMCTI Savings and Investment Plan and the FMCTI Non-Qualified Savings and Investment Plan for the account of Ms. Mannen.
(5)	The Total Beneficial Ownership column includes 29,558 shares held by the FMCTI International Savings Plan for the account of Mr. Halvorsen.
(6)	Excludes the beneficial ownership of Mr. Gremp, which is reported above.
(7)	The Total Beneficial Ownership column includes 2,160 shares of unvested restricted stock units as to which Mr. Cazalot does not have investment power.
(8)	The Total Beneficial Ownership column includes 10,537 shares of unvested restricted stock units as to which Mr. de Carvalho Filho does not have investment power.
(9)	The Total Beneficial Ownership column includes 46,165 shares of unvested restricted stock units as to which Ms. Farley does not have investment power.
(10)	The Total Beneficial Ownership column includes 159,509 shares of unvested restricted stock units as to which Mr. Hamilton does not have investment power.
(11)	The Total Beneficial Ownership column includes 12,789 shares of unvested restricted stock units as to which Mr. Mellbye does not have investment power.
(12)	The Total Beneficial Ownership column includes 32,025 shares of unvested restricted stock units as to which Mr. Netherland does not have investment power.
(13)	The Total Beneficial Ownership column includes 8,758 shares of unvested restricted stock units as to which Mr. Oosterveer does not have investment power.
(14)	The Total Beneficial Ownership column includes 115,617 shares of unvested restricted stock units as to which Mr. Pattarozzi does not have investment power.
(15)	The Total Beneficial Ownership column includes 4,745 shares of unvested restricted stock units as to which Ms. Priestly does not have investment power.

(16)	The Total Beneficial Ownership column includes 136,157 shares of unvested restricted stock units as to which Mr. Ringler does not have investment power.
(17)	The shares set forth in the table reflect the number of shares beneficially owned as of December 31, 2015, based on a Schedule 13G/A dated February 10, 2016 filed by The Vanguard Group. In such Schedule 13G/A, The Vanguard Group reported having sole voting power over 430,968 shares, sole dispositive power over 19,831,290 shares and shared dispositive power over 457,939 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 356,339 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 176,229 shares as a result of its serving as investment manager of Australian investment offerings.
(18)	The shares set forth in the table reflect the number of shares beneficially owned as of December 31, 2015, based on a Schedule 13G/A dated February 10, 2016 filed by BlackRock. In such Schedule 13G/A, BlackRock reported having sole voting power over 12,978,076 shares and sole dispositive power over 14,395,495 shares.
(19)	The shares set forth in the table reflect the number of shares beneficially owned as of December 31, 2015, based on a Schedule 13G/A dated February 16, 2016 filed by Sands Capital Management. In such Schedule 13G/A, Sands Capital Management reported having sole voting power over 10,808,692 shares and sole dispositive power over 13,903,990 shares.
(20)	The shares set forth in the table reflect the number of shares beneficially owned as of December 31, 2015, based on a Schedule 13G dated February 5, 2016 filed by First Eagle Investment Management. In such Schedule 13G, First Eagle Investment Management reported having sole voting power over 11,739,191 shares and sole dispositive power over 12,117,632 shares. First Eagle Investment Management, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 12,117,632 shares as a result of acting as an investment advisor to various clients. Clients of First Eagle Investment Management have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such shares.
(21)	The shares set forth in the table reflect the number of shares beneficially owned as of December 31, 2015, based on a Schedule 13G/A dated February 12, 2016 filed by State Street Corporation. In such Schedule 13G, State Street Corporation reported having, together with its direct and indirect subsidiaries, shared voting power over 12,696,279 shares and shared dispositive power over 12,696,279 shares.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact FMCTI at the address identified below. FMCTI will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: FMC Technologies, Inc., Attention: Secretary, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, United States of America; Telephone +1 281 591-4000.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Topco is incorporated under the laws of England and Wales with its registered office in the United Kingdom located at c/o Legalinx Limited, 1 Fetter Lane, London, EC4A 1BR, United Kingdom. Its registered offices will be relocated to 1 St. Paul’s Churchyard, London EC4M 8AP, United Kingdom, on or prior to completion of the Mergers. While Topco’s current sole director currently resides in the United States, some of the experts named in this proxy statement/prospectus currently reside outside the United States. A substantial portion of the assets of these experts are located outside the United States. It may not be possible for you to effect service of process within the United States upon non-U.S. resident experts or upon Topco, or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Topco.

England

There is currently no treaty to which the United States and England are parties that provides for the reciprocal recognition and enforcement of judgments in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards). Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce any U.S. judgment in England, fresh proceedings must be initiated by way of common law action on the judgment debt before a court of competent jurisdiction in England. In a common law action, an English court generally will not reinvestigate the merits of the original matter decided by a U.S. court and may order summary judgment on the basis that there is no arguable defense to the claim for payment. The entry of an enforcement order by an English court is conditional, among other things, upon the following:

•	the U.S. court having had jurisdiction over the original proceeding according to English conflict of laws principals, regardless of jurisdiction according to U.S. conflict of laws principles;

•	the judgment being final and conclusive on the merits (in the sense of being final and unalterable in the court which pronounced it) and being for a debt or a definite sum of money;

•	the judgment not contravening English public policy or statute in England (including, for example, the U.K. Human Rights Act 1998);

•	the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a fine or penalty;

•	the judgment not being arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

•	the judgment having not been obtained by fraud or in breach of the principles of natural justice.

Enforcement proceedings would normally be required to be commenced within six years of the date of the judgment. In addition, it is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities law.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available under English law for this purpose. These methods generally permit the court discretion to prescribe the manner of enforcement. It may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

Topco may comply with a U.S. judgment voluntarily, but, if it were not to do so, you would have to apply to an English court for an original judgment. Consequently, it could prove difficult to enforce civil liabilities solely based on U.S. securities law in England. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in England and English courts are unlikely to enforce any U.S. judgments for specific performance.

France

Technip is organized as a société anonyme. Certain of its directors and officers are citizens or residents of France and it maintains certain assets in France. Assuming consummation of the Mergers, certain directors and officers of Topco will be citizens or residents of France and Topco will maintain certain assets in France. It may not be possible for investors to effect service of process upon French-resident persons, or to enforce against them judgments of U.S. courts predicated upon the civil liability provisions of U.S. federal or state securities laws within the United States. However, it may be possible for investors to effect service of process within France upon those persons in compliance with The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965.

The following is a summary of certain legal aspects of French law regarding the enforcement of civil law claims against French persons.

The United States and France are not parties to a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitral awards rendered in civil and commercial matters. Accordingly, a judgment rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon U.S. federal or state securities laws, would not directly be recognized or enforceable in France.

A party in whose favor such judgment was rendered could initiate enforcement proceedings (exequatur) in France before the relevant civil court (Tribunal de Grande Instance) that has exclusive jurisdiction over such matter.

Enforcement in France of such U.S. judgment could be obtained following proper (i.e., non ex parte) proceedings if the judgment is enforceable in the United States and if the French civil court is satisfied that the following three conditions have been met:

•	the indirect jurisdiction of the U.S. court is established, based on the link between the dispute and the U.S. court;

•	the U.S. judgment does not contravene French international public policy, either substantive or procedural criteria (e.g., due process); and

•	the U.S. judgment was not obtained to fraudulently circumvent French law.

French case law does not require the French civil court to review the merits of the foreign judgment in reaching its determination.

In addition to these conditions, it is well established that only enforceable foreign judicial decisions (i.e., those having a res judicata effect) can benefit from an exequatur under French law, that such U.S. judgment should not conflict with a French judgment or a foreign judgment that has become effective in France, and there are no proceedings pending before French courts at the time enforcement of the U.S. judgment is sought and having the same or similar subject matter as such U.S. judgment.

If the French civil court is satisfied that such conditions are met, it will grant a writ of execution (exequatur) with respect to the U.S. judgment which may nonetheless be appealed. The U.S. judgment will only benefit from the res judicata effect as from either the expiry of the period during which the appeal may be brought or as from the date on which such appeal has been rejected.

In addition, the discovery process under actions filed in the United States could be adversely affected under certain circumstances by French law No. 68 678 of July 26, 1968, as modified by French law No. 80 538 of July 16, 1980 and French Ordinance No. 2000 916 of September 19, 2000 (relating to the communication of documents and information of an economic, commercial, industrial, financial or technical nature to foreign authorities or persons), which could prohibit or restrict obtaining evidence in France or from French persons in connection with a judicial or administrative U.S. action. Pursuant to the regulations above, the U.S. authorities would have to comply with international (the 1970 Hague Convention on the Taking of Evidence Abroad in Civil or Commercial Matters) or French procedural rules to obtain evidence in France or from French persons.

Moreover, French data protection rules (Law No. 78-17 of January 6, 1978 on data processing, data files and individual liberties, as modified) can limit under certain circumstances the possibility of obtaining information in France or from French persons in connection with a judicial or administrative U.S. action in a discovery context.

Furthermore, if an original action is brought in France, French courts may refuse to apply foreign law designated by the applicable French rules of conflict (including the law chosen by the parties to govern their contract) if the application of such law (in the case at hand) is deemed to contravene French international public policy (as determined on a case by case basis by French courts). Furthermore, in an action brought in France on the basis of U.S. federal or state securities laws, French courts may not have the requisite power to grant all the remedies sought.

FUTURE STOCKHOLDER PROPOSALS

Topco

Assuming consummation of the Mergers, Topco stockholders will be entitled to present proposals for consideration at forthcoming Topco stockholder meetings, provided that they comply with the proxy rules promulgated by the SEC and the Topco Articles. The deadline for submission of all Topco stockholder proposals to be considered for inclusion in Topco’s proxy statement for its next annual general meeting will be disclosed in a subsequent filing with the SEC. Topco’s 2017 annual general meeting is expected to be held after the consummation of the Mergers.

FMCTI

FMCTI held its 2016 Annual Meeting of Stockholders on May 6, 2016. FMCTI does not intend to hold an annual meeting of stockholders in 2017, and will hold an annual meeting in 2017 only if the Mergers are not completed.

The deadline for submitting a stockholder proposal to be considered for inclusion in FMCTI’s 2017 Proxy Statement and form of proxy for FMCTI’s 2017 Annual Meeting of Stockholders, if one is held, is December 8, 2016. All proposals must be in proper form, comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be submitted at FMCTI’s principal executive offices, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, United States of America, Attention: Corporate Secretary.

If a stockholder wishes to submit a proposal at FMCTI’s 2017 Annual Meeting of Stockholders other than for inclusion in FMCTI’s 2017 Proxy Statement and form of proxy, FMCTI’s bylaws require the stockholder to deliver written notice thereof, setting forth the information specified in FMCTI’s by-laws, to the Corporate Secretary at FMCTI’s principal executive offices no earlier than January 7, 2017 and no later than February 6, 2017; provided, however, that the subject of the proposal must otherwise be a proper matter for stockholder action. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after May 6, 2016, however, a stockholder must deliver notice no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which FMCTI first makes public announcement of the date of such meeting.

NO DELAWARE APPRAISAL RIGHTS FOR FMCTI STOCKHOLDERS

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to FMCTI stockholders in connection with the Mergers.

LEGAL MATTERS

Latham & Watkins LLP, as counsel for Topco, will pass on the validity of the Topco Shares to be issued in the Mergers.

EXPERTS

The consolidated financial statements of Technip as of December 31, 2015, 2014 and 2013, and for the three years in the period ended December 31, 2015 included in this proxy statement/prospectus have been so included in reliance upon the report of PricewaterhouseCoopers Audit and Ernst & Young et Autres, independent auditors of Technip, given on the authority of said firms as experts in auditing and accounting.

The current address of PricewaterhouseCoopers Audit is 63 rue de Villiers, 92208 Neuilly-sur-Seine, France. The current address of Ernst & Young et Autres is 1 / 2 Place des Saisons, 92400 Courbevoie, Paris La Défense 1, France.

The consolidated financial statements of FMC Technologies, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and related financial statement schedule II, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been included in FMC Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016 and incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

FMCTI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document FMCTI files with or furnishes to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain free copies of these reports, as well as proxy and information statements and other information that FMCTI files with or furnishes to the SEC, at the Internet website maintained by the SEC, at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. Reports and other information concerning the business of FMCTI may also be inspected at the offices of the NYSE at 11 Wall St, New York, NY 10005. In addition, you may obtain free copies of the documents FMCTI files with the SEC by going to FMCTI’s website at http://www.fmctechnologies.com under “Investor Relations.” The Internet website address of FMCTI is provided as an inactive textual reference only, and the information provided on the Internet website of FMCTI, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated by reference.

The SEC allows FMCTI to “incorporate by reference” certain information filed with or furnished to the SEC, which means that FMCTI can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. With respect to this proxy statement/prospectus, information that FMCTI later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this proxy statement/prospectus and information previously incorporated by reference into this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. Each document incorporated by reference into this proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of FMCTI since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents and any documents subsequently filed by FMCTI with the SEC pursuant to Section 13(a), 13(c), 14 of 15(d) of the Exchange Act before the date of the FMCTI Special Meeting:

FMCTI Filings and Reports (SEC File Number: 001-16489)

•	FMCTI Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016.

•	FMCTI Quarterly Report on Form 10-Q filed with the SEC on April 28, 2016.

•	FMCTI Quarterly Report on Form 10-Q filed with the SEC on July 28, 2016.

•	FMCTI Current Reports on Form 8-K filed with the SEC on April 26, 2016, May 6, 2016, May 9, 2016, May 19, 2016, June 16, 2016, June 22, 2016 and June 27, 2016.

•	Definitive Proxy Statement for FMCTI’s 2016 Annual Meeting of Stockholders filed with the SEC on March 25, 2016.

•	Restated Certificate of Incorporation of FMCTI, filed as Exhibit 3.1 to the Annual Report on Form 10-K of FMCTI filed with the SEC on February 22, 2013.

•	Amended and Restated Bylaws of FMCTI, filed as Exhibit 3.1 to the Current Report on Form 8-K of FMCTI filed with the SEC on October 5, 2015.

Notwithstanding the foregoing, information furnished by FMCTI on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act, will not be deemed to be incorporated by reference into this proxy statement/prospectus.

You may also request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning FMCTI, without charge, by written or telephonic request directed to FMC Technologies, Inc., Attention: Secretary, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, United States of America, Telephone +1 281 591-4000; or MacKenzie Partners, FMCTI’s proxy solicitor, by calling +1 212 929-5500 or toll-free at +1 800 322-2885.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY OR SELL, OR A SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITIES, OR A SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR FMCTI SHARES AT THE FMCTI SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS IS DATED AS OF THE DATE ON THE COVER HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF TECHNIP S.A. AND

SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2016

Unaudited Interim Consolidated Statement of Income	F-3

Unaudited Interim Consolidated Statement of Comprehensive Income	F-4

Unaudited Interim Consolidated Statement of Financial Position	F-5

Unaudited Interim Consolidated Statement of Cash Flows	F-7

Unaudited Interim Consolidated Statement of Change in Equity	F-8

Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-9

Consolidated Financial Statements for the Years Ended December 31, 2015, 2014 and 2013

Report of PricewaterhouseCoopers Audit and Ernst & Young et Autres	F-28

Consolidated Statement of Income	F-29

Consolidated Statement of Other Comprehensive Income	F-30

Consolidated Statement of Financial Position	F-31

Consolidated Statement of Cash Flows	F-33

Consolidated Statement of Changes in Shareholders’ Equity	F-34

Notes to the Consolidated Financial Statements	F-35

Interim Condensed

Consolidated Financial

Statements

(First Half 2016)

1 – CONSOLIDATED STATEMENT OF INCOME

In millions of Euro	Notes	1st Half-Year 2016	1st Half-Year 2015
Revenues		4,287.4	5,336.4
Cost of Sales		(3,529.3)	(4,738.9)
Gross Margin		758.1	597.5
Research and Development Costs		(41.1)	(41.6)
Selling Costs		(103.3)	(105.6)
Administrative costs		(157.6)	(203.8)
Other Operating Income		6.1	2.2
Other Operating Expenses		(8.0)	(1.5)
Operating Income / (Loss) from Recurring Activities		454.2	247.2
Share of Income / (Loss) of Equity Affiliates		13.2	17.5
Operating Income / (Loss) from Recurring Activities after Income / (Loss) of Equity Affiliates		467.4	264.7
Income / (Loss) from Sale of Activities		-	-
Charges from Non-Current Activities		(104.3)	(403.8)
Operating Income / (Loss)		363.1	(139.1)
Financial Income	4	458.0	309.5
Financial Expenses	4	(521.4)	(375.7)
Income / (Loss) before Tax		299.7	(205.3)
Income Tax Expense	5	(62.3)	(10.9)
Income / (Loss) from Continuing Operations		237.4	(216.2)
NET INCOME / (LOSS) FOR THE PERIOD		237.4	(216.2)
Attributable to:
Shareholders of the Parent Company		237.7	(220.8)
Non-Controlling Interests		(0.3)	4.6

Earnings per Share (in Euro)	6	2.00	(1.95)
Diluted Earnings per Share (in Euro)	6	1.97	(1.95)

2 – CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

In millions of Euro	1st Half-Year 2016	1st Half-Year 2015
Net Income / (Loss) for the Period	237.4	(216.2)
Other Comprehensive Income

Other Comprehensive Income to Be reclassified to Statement of Income in Subsequent Periods:	43.9	166.8

Exchange Differences on Translating Entities Operating in Foreign Currency	(45.1)	235.2

Fair Value Adjustment on Available-for-Sale Financial Assets	4.5	0.4
Income Tax Effect	-	-

Cash Flow Hedging	126.0	(100.8)
Income Tax Effect	(41.5)	32.0

Other Comprehensive Income not Being Reclassified to Statement of Income in Subsequent Periods:	(14.5)	7.4

Actuarial Gains / (Losses) on Defined Benefit Plans	(18.5)	10.0
Income Tax Effect	4.0	(2.6)
COMPREHENSIVE INCOME FOR THE PERIOD	266.8	(42.0)
Attributable to:
Shareholders of the Parent Company	267.0	(48.2)
Non-Controlling Interests	(0.2)	6.2

3 – CONSOLIDATED STATEMENT OF FINANCIAL POSITION

ASSETS

In millions of Euro	Notes	June 30, 2016	December 31, 2015
Property, Plant and Equipment, Net	7	2,472.4	2,574.9
Intangible Assets, Net	8	3,567.2	3,582.5
Investments in Equity Affiliates		146.6	131.4
Other Financial Assets		186.5	221.2
Deferred Tax Assets		455.0	430.4
Available-For-Sale Financial Assets	9	33.5	29.0
Total Non-Current Assets		6,861.2	6,969.4
Inventories		408.6	431.3
Construction Contracts - Amounts in Assets	10	647.8	637.6
Advances Paid to Suppliers		101.0	160.4
Derivative Financial Instruments		120.9	47.1
Trade Receivables		1,966.5	1,668.2
Current Income Tax Receivables		271.8	220.3
Other Current Receivables		634.2	589.2
Cash and Cash Equivalents	11	2,808.3	2,919.1
Total Current Assets		6,959.1	6,673.2
Assets Classified as Held for Sale		0.7	26.4
TOTAL ASSETS		13,821.0	13,669.0

EQUITY AND LIABILITIES

In millions of Euro	Notes	June 30, 2016	December 31, 2015
Share Capital	12(a)	93.3	90.8
Share Premium		2,302.3	2,162.1
Retained Earnings		2,256.0	2,477.4
Treasury Shares	12(c)	(31.1)	(55.2)
Foreign Currency Translation Reserves		58.6	103.8
Fair Value Reserves		(201.3)	(287.6)
Net Income		237.7	45.1
Total Equity Attributable to Shareholders of the Parent Company		4,715.5	4,536.4
Non-Controlling Interests		8.3	8.5
Total Equity		4,723.8	4,544.9
Non-Current Financial Debts	13	1,555.5	1,626.0
Non-Current Provisions	14	216.2	242.0
Deferred Tax Liabilities		145.4	175.4
Other Non-Current Liabilities		43.7	32.2
Total Non-Current Liabilities		1,960.8	2,075.6
Current Financial Debts	13	748.0	937.1
Trade Payables		2,554.1	2,480.4
Construction Contracts - Amounts in Liabilities	10	815.9	908.4
Derivative Financial Instruments		280.2	334.4
Current Provisions	14	521.9	433.7
Current Income Tax Payables		331.7	200.0
Other Current Liabilities		1,884.6	1,754.5
Total Current Liabilities		7,136.4	7,048.5
Total Liabilities		9,097.2	9,124.1
TOTAL EQUITY AND LIABILITIES		13,821.0	13,669.0

4 – CONSOLIDATED STATEMENT OF CASH FLOWS

In millions of Euro	1st Half-Year 2016	1st Half-Year 2015
Net Income for the Year (including Non-Controlling Interests)	237.4	(216.2)
Adjustments for:
Depreciation and Impairment of Property, Plant and Equipment	123.6	175.8
Amortization and Impairment of Intangible Assets	9.0	10.3
Non-Cash Convertible Bond Expense	12.5	15.1
Charge related to Share-Based Payment and Employee Saving Plan (“Plan d’Epargne Entreprise”)	8.4	15.2
Non-Current Provisions (Including Pensions and other Long-Term Employee Benefits Plans)	5.0	137.6
Share of Income/(Loss) of Equity Affiliates (net of Distributed Dividends)	36.0	(12.8)
Net (Gains)/Losses on Disposal of Assets and Investments	13.0	(26.7)
Deferred Income Tax (Credit)/Expense	(79.5)	(96.8)
	365.4	1.5
(Increase)/Decrease in Working Capital Requirement	17.1	56.2
Net Cash Generated/(Used) from Operating Activities	382.5	57.7
Purchases of Property, Plant and Equipment	(53.3)	(140.2)
Proceeds/(Losses) from Disposal of Property, Plant and Equipment	9.4	1.9
Purchases of Intangible Assets	(8.5)	(4.2)
Proceeds/(Losses) from Disposal of Intangible Assets	-	0.1
Acquisitions of Financial Assets	-	(2.5)
Proceeds/(Losses) from Disposal of Financial Assets	(80.6)	-
Acquisition Costs of Consolidated Companies, net of Cash Acquired	-	(32.4)
Net Cash Generated/(Used) in Investing Activities	(133.0)	(177.3)
Increase in Borrowings	406.6	17.8
Decrease in Borrowings	(668.4)	(125.4)
Capital Increase	0.7	21.3
Dividends Paid	(100.8)	(88.9)
Net Cash Generated/(Used) from Financing Activities	(361.9)	(175.2)
Net Effects of Foreign Exchange Rate Changes	1.6	109.5
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(110.8)	(185.3)
Cash and Cash Equivalents as of January 1	2,919.1	2,685.6
Bank Overdrafts as of January 1	(0.1)	(0.9)
Cash and Cash Equivalents as of June 30	2,808.3	2,499.7
Bank Overdrafts as of June 30	(0.1)	(0.3)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(110.8)	(185.3)

5 – CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

In millions of Euro	Share Capital	Share Premium	Retained Earnings	Treasury Shares	Foreign Currency Translation Reserves	Fair Value Reserves	Net Income - Parent Company	Share- holders’ Equity - Parent Company	Shareholders’ Equity - Non- Controlling Interests	Total Share- holders’ Equity

As of January 1, 2016	90.8	2,162.1	2,477.4	(55.2)	103.8	(287.6)	45.1	4,536.4	8.5	4,544.9
Net Income of 1st half year 2016	-	-	-	-	-	-	237.7	237.7	(0.3)	237.4
Other Comprehensive Income	-	-	-	-	(45.2)	74.5	-	29.3	0.1	29.4
Total Comprehensive Income of 1st Half Year 2016	-	-	-	-	(45.2)	74.5	237.7	267.0	(0.2)	266.8
Capital Increase	2.5	140.2	(6.1)	-	-	-	-	136.6	-	136.6
Appropriation of Net Income 2015	-	-	45.1	-	-	-	(45.1)	-	-	-
Dividends	-	-	(236.6)	-	-	-	-	(236.6)	-	(236.6)
Treasury Shares	-	-	(21.5)	24.1	-	-	-	2.6	-	2.6
Valuation of Share-based Payment and Employee Savings Plan (“Plan d’Epargne Entreprise”)	-	-	8.4	-	-	-	-	8.4	-	8.4
Other	-	-	(10.7)	-	-	11.8	-	1.1	-	1.1
AS OF JUNE 30, 2016	93.3	2,302.3	2,256.0	(31.1)	58.6	(201.3)	237.7	4,715.5	8.3	4,723.8
As of January 1, 2015	86.9	1,934.8	2,260.1	(96.9)	(19.2)	(238.9)	436.6	4,363.4	11.8	4,375.2
Net Income of 1st half year 2015	-	-	-	-	-	-	(220.8)	(220.8)	4.6	(216.2)
Other Comprehensive Income	-	-	-	-	233.6	(61.0)	-	172.6	1.6	174.2
Résultat global du premier semestre 2015	-	-	-	-	233.6	(61.0)	(220.8)	(48.2)	6.2	(42.0)
Capital Increase	2.4	155.8	-	-	-	-	-	158.2	-	158.2
Appropriation of Net Income 2014	-	-	436.6	-	-	-	(436.6)	-	-	-
Dividends	-	-	(225.8)	-	-	-	-	(225.8)	-	(225.8)
Treasury Shares	-	-	(32.8)	37.4	-	-	-	4.6	-	4.6
Valuation of Share-based Payment and Employee Savings Plan (“Plan d’Epargne Entreprise”)	-	-	15.2	-	-	-	-	15.2	-	15.2
Other	-	-	0.8	-	-	-	-	0.8	2.3	3.1
AS OF JUNE 30, 2015	89.3	2,090.6	2,454.1	(59.5)	214.4	(299.9)	(220.8)	4,268.2	20.3	4,288.5

6 –	NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Technip’s principal businesses are as follows:

-	lump sum or cost-to-cost engineering service contracts performed over a short period;

-	engineering, manufacturing, installation and commissioning service contracts lasting approximately 12 months; and

-	turnkey projects related to complex industrial facilities with engineering, procurement, construction and start-up in accordance with industry standards and a contractual schedule. The average duration of these contracts is three years, but can vary depending on the contract.

The consolidated financial statements are expressed in millions of Euro and all values are rounded to the nearest thousand, unless specified otherwise. The condensed interim consolidated financial statements have been approved by the Board of Directors as of July 28, 2016.

Note 1 – Accounting Principles

(a)	Interim Condensed Information

The condensed interim consolidated financial statements for the six-month period ended June 30, 2016 have been prepared in accordance with IAS 34 Interim Financial Reporting, standard of the IFRS framework as issued by the International Accounting Standards Board and IFRS as endorsed by the European Union. IFRS as endorsed by the European Union are available on the website of the European Union (http://ec.europa.eu/internal_market/accounting/ias/index_en.htm).

The condensed interim consolidated financial statements only include a selection of disclosures and notes and thus must be read in conjunction with the full year consolidated financial statements as of December 31, 2015.

Proposed business combination agreement with FMC Technologies Inc

On June 14, 2016, Technip entered into a definitive agreement under which it would combine with FMC in an all-share merger. The new group will be renamed TechnipFMC. The transaction is expected to close early 2017, subject to the approvals of Technip and FMCTI shareholders, regulatory approvals and consents, as well as other customary closing conditions. Other than certain costs recorded as non-current operating charges, the merger has had no other impact on the condensed consolidated interim financial statements as of June 30, 2016.

(b)	Accounting Framework

The accounting policies applied in the condensed interim consolidated accounts for the six-month period ended June 30, 2016 are in conformity with those applied and detailed in the consolidated financial statements as of December 31, 2015.

(c)	Accounting Rules and Estimates

Interim condensed consolidated financial statements have been prepared in accordance with the IFRSs: fair presentation, consistency, going concern, relative extent and business combinations.

The preparation of financial statements in compliance with the IFRSs requires the use of certain critical accounting estimates. The main assessments and accounting assumptions made in the Group’s financial statements relate to the construction contracts, to the valuation of Group exposure to litigations, to recoverable goodwill valuation and to the valuation of income tax assets resulting from carry-forward tax losses.

Note 2 – Scope of Consolidation

2016 Significant Changes

On March 31, 2016, Technip sold the totality of its fully owned subsidiaries Technip Germany Holding GmbH and Technip Germany GmbH to Atop Beteiligungs GmbH. A net loss of €21.6 million was recorded on the first half-year as regards this disposal.

2015 Significant Changes

On May 29, 2015, Technip acquired the remaining 50% of Doftech DA’s shares from DOF Subsea AS. As a consequence, Doftech DA previously consolidated by equity method is consolidated at 100% by global integration. In addition, Technip becomes the sole owner of the Skandi Arctic, a diving support vessel specially designed to meet the North Sea market requirements.

Note 3 – Segment Information

INFORMATION BY BUSINESS SEGMENT

The three business segments as reported to the main operating decision-maker, the Group Executive Committee, are organized as following:

-	the Subsea segment includes the design, manufacture, procurement and installation of subsea equipment;

-	the Onshore/Offshore segment includes the entire engineering and construction business for petrochemical and refining plants as well as facilities for developing onshore oil and gas fields (including gas treatment units, liquefied natural gas (LNG) units and onshore pipelines). It also includes the renewable energies and the engineering and construction of non-petroleum facilities; as well as the design and construction of fixed or floating facilities and surface installations; and

-	the Corporate segment includes holding company activities and central services rendered to Group subsidiaries, including IT services and reinsurance activity.

The items related to segment result disclosed by Technip in its business segment information are the “Operating Income / (Loss) from Recurring Activities” and the “Operating Income / (Loss)”. As a result, the segment result does not include financial income and expenses (except financial result on contracts) or income tax expense (because of shared treasury and tax management).

Adjustment items relate to the proportionate integration of incorporated entities linked to construction contracts in joint arrangements.

Joint arrangements in which the Group holds investments could be classified in two categories: those set up for the purpose of fulfilling a defined construction contract and those set up to build and operate vessels, principally flexible pipeline installation vessels (PLSVs) in Brazil. The fulfillment of contracts in joint arrangement being the core business of Technip, the Group should continue to release its contracts in partnership using the proportionate method whatever the legal structuration of the joint arrangement and whether or not the constitution of an incorporated legal entity is scheduled to host partly or fully the contract. The objective is to disclose all relevant financial information to the Group management and to the different participants of the financial markets.

Entities holding pipeline installation vessels should remain consolidated as equity affiliates as their management and operational methods intrinsically correspond to the concept of joint ventures as described in IFRS 11.

(a)	Information by Business Segment

	1st Half-Year 2016
In millions of Euro	Subsea	Onshore / Offshore	Corporate	Non Allocable and Elimina- tions	Total Continu- ing Opera- tions	Disconti- nued Opera- tions	Total Adjus- ted	Adjustments	Total consolida- ted
Revenues	2,751.6	2,823.4	-	-	5,575.0	-	5,575.0	(1,287.6)	4,287.4
Gross Margin	509.2	294.1	-	-	803.3	-	803.3	(45.2)	758.1
Operating Income / (Loss) from Recurring Activities	377.2	141.3	(28.4)	-	490.1	-	490.1	(35.9)	454.2
Share of Income / (Loss) of Equity Affiliates	4.3	1.9	-	-	6.2	-	6.2	7.0	13.2
Operating Income / (Loss) from Recurring Activities after Income / (Loss) of Equity Affiliates	381.5	143.2	(28.4)	-	496.3	-	496.3	(28.9)	467.4
Income / (Charges) from Disposal of Activities	-	-	-	-	-	-	-	-	-
Income / (Charges) from Non-Current Activities	-	-	-	(104.3)	(104.3)	-	(104.3)	-	(104.3)
Operating Income / (Loss)	381.5	143.2	(28.4)	(104.3)	392.0	-	392.0	(28.9)	363.1
Financial Income / (Expense)	-	-	-	-	(67.3)	-	(67.3)	3.9	(63.4)
Income Tax Expense	-	-	-	-	(87.3)	-	(87.3)	25.0	(62.3)
Discontinued Operations	-	-	-	-	-	-	-	-	-
NET INCOME / (LOSS) FOR THE PERIOD	-	-	-	-	237.4	-	237.4	-	237.4
Other Segment Information
Backlog (1)	5,877.7	7,655.5	-	-	13,533.2	-	13,533.2	NA	NA
Order Intake (2)	1,200.9	1,211.8	-	-	2,412.7	-	2,412.7	NA	NA

	1st Half-Year 2015
In millions of Euro	Subsea	Onshore / Offshore	Corporate	Non Allocable and Elimina- tions	Total Continu- ing Opera- tions	Disconti- nued Opera- tions	Total Adjus- ted	Adjustments	Total consolida- ted
Revenues	2,841.4	3,140.3	-	-	5,981.7	-	5,981.7	(645.3)	5,336.4
Gross Margin	540.3	62.3	-	-	602.6	-	602.6	(5.1)	597.5
Operating Income / (Loss) from Recurring Activities	398.5	(107.4)	(39.0)	-	252.1	-	252.1	(4.9)	247.2
Share of Income / (Loss) of Equity Affiliates	17.0	(0.3)	-	-	16.7	-	16.7	0.8	17.5
Operating Income / (Loss) from Recurring Activities after Income / (Loss) of Equity Affiliates	415.5	(107.7)	(39.0)	-	268.8	-	268.8	(4.1)	264.7
Income / (Charges) from Disposal of Activities	-	-	-	-	-	-	-	-	-
Income / (Charges) from Non-Current Activities	-	-	-	(403.8)	(403.8)	-	(403.8)	-	(403.8)
Operating Income / (Loss)	415.5	(107.7)	(39.0)	(403.8)	(135.0)	-	(135.0)	(4.1)	(139.1)
Financial Income / (Expense)	-	-	-	-	(67.3)	-	(67.3)	1.1	(66.2)
Income Tax Expense	-	-	-	-	(13.9)	-	(13.9)	3.0	(10.9)
Discontinued Operations	-	-	-	-	-	-	-	-	-
NET INCOME / (LOSS) FOR THE PERIOD	-	-	-	-	(216.2)	-	(216.2)	-	(216.2)
Other Segment Information
Backlog (1)	9,420.0	9,404.0	-	-	18,824.0	-	18,824.0	NA	NA
Order Intake (2)	1,924.9	1,085.7	-	-	3,010.6	-	3,010.6	NA	NA

(1)	Corresponds to ongoing contracts to be delivered. The backlog is defined as the difference at a specified date between the aggregate contractual sale price of all contracts in force and the cumulative revenues recognized from these contracts as of that date.
(2)	Corresponds to signed contracts which have come into force during the reporting period.

(b)	Reconciliation between Adjusted and Consolidated Items

As specified in Note 3 – Segment Information, adjustments items on Group financial statements relate to the proportionate integration of incorporated entities linked to construction contracts in joint arrangements. Adjusted financial statements and their reconciliation with consolidated financial statements as per IFRS are disclosed as following.

	6 mois
In millions of Euro	1st Half-Year 2016 Adjusted	Adjustments	1st Half-Year 2016 Consolidated
Revenues	5,575.0	(1,287.6)	4,287.4
Cost of Sales	(4,771.7)	1,242.4	(3,529.3)
Gross Margin	803.3	(45.2)	758.1
Research and Development Costs	(41.1)	-	(41.1)
Selling Costs	(103.3)	-	(103.3)
Administrative costs	(167.9)	10.3	(157.6)
Other Operating Income	7.0	(0.9)	6.1
Other Operating Expenses	(7.9)	(0.1)	(8.0)
Operating Income / (Loss) from Recurring Activities	490.1	(35.9)	454.2
Share of Income / (Loss) of Equity Affiliates	6.2	7.0	13.2
Operating Income / (Loss) from Recurring Activities after Income / (Loss) of Equity Affiliates	496.3	(28.9)	467.4
Income / (Loss) from Sale of Activities	-	-	-
Charges from Non-Current Activities	(104.3)	-	(104.3)
Operating Income / (Loss)	392.0	(28.9)	363.1
Financial Income	456.8	1.2	458.0
Financial Expenses	(524.1)	2.7	(521.4)
Income / (Loss) before Tax	324.7	(25.0)	299.7
Income Tax Expense	(87.3)	25.0	(62.3)
Income / (Loss) from Continuing Operations	237.4	-	237.4
NET INCOME / (LOSS) FOR THE PERIOD	237.4	-	237.4
Attributable to:
Shareholders of the Parent Company	237.7	-	237.7
Non-Controlling Interests	(0.3)	-	(0.3)

Earnings per Share (in Euro)	2.00	-	2.00
Diluted Earnings per Share (in Euro)	1.97	-	1.97

	6 mois
In millions of Euro	1st Half-Year 2016 Adjusted
Net Income/(Loss) for the Year Attributable to Shareholders of the Parent Company	237.7
One-off Charges	89.5
Other Charges	14.8
Financial Result and Tax effect	(21.3)
Underlying Net Income/(Loss) for the Year	320.7

Above is the reconciliation of the net income attributable to shareholders of the Parent Company to the underlying net income, which corresponds to the net income attributable to shareholders of the Parent Company excluding one-off items.

As of June 30, 2016, non-current operating charges of €104.3 million were booked. These items include €89.5 million expenses as part of the restructuring plan and cost reduction acceleration announced by the Group on July 6, 2015.

This one-off charge includes all direct and indirect consequences of the restructuring plan, as well as losses of €21.6 million related to the full disposal of Technip Germany Holding GmbH and Technip Germany GmbH, wholly-owned subsidiaries.

As of June 30, 2016, a non-current operating charge of €15.0 million linked to the project of merger with FMC Technologies Inc. was booked.

	6 months
In millions of Euro	1st Half-Year 2015 Adjusted	Adjustments	1st Half-Year 2015 Consolidated
Revenues	5,981.7	(645.3)	5,336.4
Cost of Sales	(5,379.1)	640.2	(4,738.9)
Gross Margin	602.6	(5.1)	597.5
Research and Development Costs	(41.6)	-	(41.6)
Selling Costs	(105.6)	-	(105.6)
Administrative costs	(204.1)	0.3	(203.8)
Other Operating Income	2.3	(0.1)	2.2
Other Operating Expenses	(1.5)	-	(1.5)
Operating Income / (Loss) from Recurring Activities	252.1	(4.9)	247.2
Share of Income / (Loss) of Equity Affiliates	16.7	0.8	17.5
Operating Income / (Loss) from Recurring Activities after Income / (Loss) of Equity Affiliates	268.8	(4.1)	264.7
Income / (Loss) from Sale of Activities	-	-	-
Charges from Non-Current Activities	(403.8)	-	(403.8)
Operating Income / (Loss)	(135.0)	(4.1)	(139.1)
Financial Income	311.4	(1.9)	309.5
Financial Expenses	(378.7)	3.0	(375.7)
Income / (Loss) before Tax	(202.3)	(3.0)	(205.3)
Income Tax Expense	(13.9)	3.0	(10.9)
Income / (Loss) from Continuing Operations	(216.2)	-	(216.2)
NET INCOME / (LOSS) FOR THE PERIOD	(216.2)	-	(216.2)
Attributable to:
Shareholders of the Parent Company	(220.8)	-	(220.8)
Non-Controlling Interests
	4.6	-	4.6
Earnings per Share (in Euro)	(1.95)	-	(1.95)
Diluted Earnings per Share (in Euro)	(1.95)	-	(1.95)

	6 months

In millions of Euro	1st Half-Year 2015 Adjusted
Net Income/(Loss) for the Year Attributable to Shareholders of the Parent Company	(220.8)
One-off Charges	570.4
Other Charges	17.8
Financial Result and Tax effect	(76.4)
Underlying Net Income/(Loss) for the Year	291.0

Above is the reconciliation of the net income attributable to shareholders of the Parent Company to the underlying net income, which corresponds to the net income attributable to shareholders of the Parent Company excluding exceptional items.

As of June 2015, non-current operating items of €(403.8) million were booked. These items include the €(386) million impact of the one-off charge, part of the restructuring plan and cost reduction acceleration announced by the Group on July 6, 2015, in response to the downturn of the oil and gas industry. This one-off charge includes all direct and indirect consequences of the restructuring plan, for example asset impairments, lease overhangs, appropriate amounts for disputes with some clients and additional amounts on ongoing projects impacted by this restructuring plan.

ASSETS
In millions of Euro	June 30, 2016 Adjusted	Adjustments	June 30, 2016 Consolidated
Property, Plant and Equipment, Net	2,473.8	(1.4)	2,472.4
Intangible Assets, Net	3,567.5	(0.3)	3,567.2
Investments in Equity Affiliates	102.4	44.2	146.6
Other Financial Assets	186.6	(0.1)	186.5
Deferred Tax Assets	508.4	(53.4)	455.0
Available-For-Sale Financial Assets	33.5	-	33.5
Total Non-Current Assets	6,872.2	(11.0)	6,861.2
Inventories	408.6	-	408.6
Construction Contracts - Amounts in Assets	647.8	-	647.8
Advances Paid to Suppliers	385.3	(284.3)	101.0
Derivative Financial Instruments	120.9	-	120.9
Trade Receivables	1,816.8	149.7	1,966.5
Current Income Tax Receivables	241.6	30.2	271.8
Other Current Receivables	645.1	(10.9)	634.2
Cash and Cash Equivalents	4,495.0	(1,686.7)	2,808.3
Total Current Assets	8,761.1	(1,802.0)	6,959.1
Assets Classified as Held for Sale	0.7	-	0.7
TOTAL ASSETS	15,634.0	(1,813.0)	13,821.0

EQUITY AND LIABILITIES
In millions of Euro	June 30, 2016 Adjusted	Adjustments	June 30, 2016 Consolidated
Share Capital	93.3	-	93.3
Share Premium	2,302.3	-	2,302.3
Retained Earnings	2,256.0	-	2,256.0
Treasury Shares	(31.1)	-	(31.1)
Foreign Currency Translation Reserves	58.6	-	58.6
Fair Value Reserves	(201.3)	-	(201.3)
Net Income	237.7	-	237.7
Total Equity Attributable to Shareholders of the Parent Company	4,715.5	-	4,715.5
Non-Controlling Interests	8.3	-	8.3
Total Equity	4,723.8	-	4,723.8
Non-Current Financial Debts	1,555.5	-	1,555.5
Non-Current Provisions	217.2	(1.0)	216.2
Deferred Tax Liabilities	161.0	(15.6)	145.4
Other Non-Current Liabilities	43.8	(0.1)	43.7
Total Non-Current Liabilities	1,977.5	(16.7)	1,960.8
Current Financial Debts	748.0	-	748.0
Trade Payables	3,114.7	(560.6)	2,554.1
Construction Contracts - Amounts in Liabilities	2,036.0	(1,220.1)	815.9
Derivative Financial Instruments	280.2	-	280.2
Current Provisions	523.9	(2.0)	521.9
Current Income Tax Payables	332.3	(0.6)	331.7
Other Current Liabilities	1,897.6	(13.0)	1,884.6
Total Current Liabilities	8,932.7	(1,796.3)	7,136.4
Total Liabilities	10,910.2	(1,813.0)	9,097.2
TOTAL EQUITY AND LIABILITIES	15,634.0	(1,813.0)	13,821.0

ASSETS
In millions of Euro	December 31, 2015 Adjusted	Adjustments	December 31, 2015 Consolidated
Property, Plant and Equipment, Net	2,576.7	(1.8)	2,574.9
Intangible Assets, Net	3,582.6	(0.1)	3,582.5
Investments in Equity Affiliates	98.3	33.1	131.4
Other Financial Assets	221.3	(0.1)	221.2
Deferred Tax Assets	481.8	(51.4)	430.4
Available-For-Sale Financial Assets	29.0	-	29.0
Total Non-Current Assets	6,989.7	(20.3)	6,969.4
Inventories	431.4	(0.1)	431.3
Construction Contracts - Amounts in Assets	652.0	(14.4)	637.6
Advances Paid to Suppliers	479.3	(318.9)	160.4
Derivative Financial Instruments	47.1	-	47.1
Trade Receivables	1,550.6	117.6	1,668.2
Current Income Tax Receivables	218.6	1.7	220.3
Other Current Receivables	639.5	(50.3)	589.2
Cash and Cash Equivalents	4,501.4	(1,582.3)	2,919.1
Total Current Assets	8,519.9	(1,846.7)	6,673.2
Assets Classified as Held for Sale	26.4	-	26.4
TOTAL ASSETS	15,536.0	(1,867.0)	13,669.0

EQUITY AND LIABILITIES
In millions of Euro	December 31, 2015 Adjusted	Adjustments	December 31, 2015 Consolidated
Share Capital	90.8	-	90.8
Share Premium	2,162.1	-	2,162.1
Retained Earnings	2,477.4	-	2,477.4
Treasury Shares	(55.2)	-	(55.2)
Foreign Currency Translation Reserves	103.8	-	103.8
Fair Value Reserves	(287.6)	-	(287.6)
Net Income	45.1	-	45.1
Total Equity Attributable to Shareholders of the Parent Company	4,536.4	-	4,536.4
Non-Controlling Interests	8.5	-	8.5
Total Equity	4,544.9	-	4,544.9
Non-Current Financial Debts	1,626.0	-	1,626.0
Non-Current Provisions	243.0	(1.0)	242.0
Deferred Tax Liabilities	182.9	(7.5)	175.4
Other Non-Current Liabilities	32.1	0.1	32.2
Total Non-Current Liabilities	2,084.0	(8.4)	2,075.6
Current Financial Debts	937.1	-	937.1
Trade Payables	2,891.4	(411.0)	2,480.4
Construction Contracts - Amounts in Liabilities	2,308.2	(1,399.8)	908.4
Derivative Financial Instruments	334.4	-	334.4
Current Provisions	435.7	(2.0)	433.7
Current Income Tax Payables	200.9	(0.9)	200.0
Other Current Liabilities	1,799.4	(44.9)	1,754.5
Total Current Liabilities	8,907.1	(1,858.6)	7,048.5
Total Liabilities	10,991.1	(1,867.0)	9,124.1
TOTAL EQUITY AND LIABILITIES	15,536.0	(1,867.0)	13,669.0

	6 months
In millions of Euro	1st Half-Year 2016 Adjusted	Adjustments	1st Half-Year 2016 Consolidated
Net Income for the Year (including Non-Controlling Interests)	237.4	-	237.4
Adjustments for:
Depreciation and Impairment of Property, Plant and Equipment	123.7	(0.1)	123.6
Amortization and Impairment of Intangible Assets	9.1	(0.1)	9.0
Non-Cash Convertible Bond Expense	12.5	-	12.5
Charge related to Share-Based Payment and Employee Saving Plan (“Plan d’Epargne Entreprise”)	8.4	-	8.4
Non-Current Provisions (Including Pensions and other Long-Term Employee Benefits Plans)	5.0	-	5.0

Share of Income/(Loss) of Equity Affiliates (net of Distributed Dividends)	3.5	32.5	36.0

Net (Gains)/Losses on Disposal of Assets and Investments	13.0	-	13.0
Deferred Income Tax (Credit) / Expense	(86.2)	6.7	(79.5)
	326.4	39.0	365.4
(Increase)/Decrease in Working Capital Requirement	197.1	(180.0)	17.1
Net Cash Generated/(Used) from Operating Activities	523.5	(141.0)	382.5
Purchases of Property, Plant and Equipment	(53.4)	0.1	(53.3)
Proceeds/(Losses) from Disposal of Property, Plant and Equipment	9.5	(0.1)	9.4
Purchases of Intangible Assets	(8.7)	0.2	(8.5)
Proceeds/(Losses) from Disposal of Intangible Assets	-	-	-
Acquisitions of Financial Assets	-	-	-
Proceeds/(Losses) from Disposal of Financial Assets	(80.5)	(0.1)	(80.6)
Acquisition Costs of Consolidated Companies, net of Cash Acquired	-	-	-
Net Cash Generated/(Used) in Investing Activities	(133.1)	0.1	(133.0)
Increase in Borrowings	406.6	-	406.6
Decrease in Borrowings	(668.4)	-	(668.4)
Capital Increase	0.7	-	0.7
Dividends Paid	(100.8)	-	(100.8)
Net Cash Generated/(Used) from Financing Activities	(361.9)	-	(361.9)
Net Effects of Foreign Exchange Rate Changes	(34.9)	36.5	1.6
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(6.4)	(104.4)	(110.8)
Cash and Cash Equivalents as of January 1	4,501.4	(1,582.3)	2,919.1
Bank Overdrafts as of January 1	(0.1)	-	(0.1)
Cash and Cash Equivalents as of June 30	4,495.0	(1,686.7)	2,808.3
Bank Overdrafts as of June 30	(0.1)	-	(0.1)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(6.4)	(104.4)	(110.8)

	6 months
In millions of Euro	1st Half-Year 2015 Adjusted	Adjustments	1st Half-Year 2015 Consolidated
Net Income for the Year (including Non-Controlling Interests)	(216.2)	-	(216.2)
Adjustments for:
Depreciation and Impairment of Property, Plant and Equipment	175.8	-	175.8
Amortization and Impairment of Intangible Assets	10.3	-	10.3
Non-Cash Convertible Bond Expense	15.1	-	15.1
Charge related to Share-Based Payment and Employee Saving Plan (“Plan d’Epargne Entreprise”)	15.2	-	15.2
Non-Current Provisions (Including Pensions and other Long-Term Employee Benefits Plans)	137.6	-	137.6
Share of Income/(Loss) of Equity Affiliates (net of Distributed Dividends)	(12.0)	(0.8)	(12.8)
Net (Gains)/Losses on Disposal of Assets and Investments	(26.7)	-	(26.7)
Deferred Income Tax (Credit)/Expense	(100.6)	3.8	(96.8)
	(1.5)	3.0	1.5
(Increase)/Decrease in Working Capital Requirement	370.9	(314.7)	56.2
Net Cash Generated/(Used) from Operating Activities	369.4	(311.7)	57.7
Purchases of Property, Plant and Equipment	(140.4)	0.2	(140.2)
Proceeds/(Losses) from Disposal of Property, Plant and Equipment	1.9	-	1.9
Purchases of Intangible Assets	(4.2)	-	(4.2)
Proceeds/(Losses) from Disposal of Intangible Assets	0.1	-	0.1
Acquisitions of Financial Assets	(2.5)	-	(2.5)
Proceeds from Disposal of Financial Assets	-	-	-
Acquisition Costs of Consolidated Companies, net of Cash Acquired	(32.4)	-	(32.4)
Net Cash Generated/(Used) in Investing Activities	(177.5)	0.2	(177.3)
Increase in Borrowings	17.9	(0.1)	17.8
Decrease in Borrowings	(125.4)	-	(125.4)
Capital Increase	21.3	-	21.3
Dividends Paid	(88.9)	-	(88.9)
Net Cash Generated/(Used) from Financing Activities	(175.1)	(0.1)	(175.2)
Net Effects of Foreign Exchange Rate Changes	222.0	(112.5)	109.5
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	238.8	(424.1)	(185.3)
Cash and Cash Equivalents as of January 1	3,738.3	(1,052.7)	2,685.6
Bank Overdrafts as of January 1	(0.9)	-	(0.9)
Cash and Cash Equivalents as of June 30	3,976.5	(1,476.8)	2,499.7
Bank Overdrafts as of June 30	(0.3)	-	(0.3)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	238.8	(424.1)	(185.3)

Note 4 – Financial Income and Expenses

The financial charge as of June 30, 2016, amounts to €63.4 million compared to a charge of €66.2 million as of June 30, 2015. The breakdown is as follows:

In millions of Euro	1st Half-Year 2016	1st Half-Year 2015
Interest Income from Treasury Management (1)	28.6	21.7
Financial Income related to Long-Term Employee Benefit Plans	0.4	1.4
Foreign Currency Translation Gains	418.7	260.8
Changes in Derivative Fair Value, Net	10.3	-
Net Proceeds from Disposal of Financial Assets	-	25.6
Total Financial Income	458.0	309.5

In millions of Euro	1st Half-Year 2016	1st Half-Year 2015
Interest Expenses on Private Placements	(17.3)	(17.2)
Interest Expenses on Convertible Bonds	(9.1)	(17.1)
Interest Expenses on Synthetic Bonds	(5.9)	-
Fees Related to Credit Facilities	(0.8)	(0.7)
Financial Expenses related to Long-Term Employee Benefit Plans	(2.6)	(3.8)
Interest Expenses on Bank Borrowings and Overdrafts	(17.0)	(23.7)
Impairment of Financial Assets, Net	-	(16.4)
Foreign Currency Translation Losses	(459.3)	(254.5)
Changes in Derivative Fair Value, Net	-	(26.5)
Inefficient Part of Derivative Instruments, Net (2)	(4.3)	(6.2)
Other	(5.1)	(9.6)
Total Financial Expenses	(521.4)	(375.7)
NET FINANCIAL RESULT	(63.4)	(66.2)
(1)	Mainly results from interest income from short-term security deposits.
(2)	Mainly includes swap points on derivative financial instruments.

Note 5 – Income Tax

The tax rate of the first half-year of 2016 is 20.89% to be compared with a theoretical tax rate of 34.43%. This variation is mainly due to the differences between the parent company tax rate and the tax rate applicable to the other entities. This positive impact is notably due to UK entities which benefit from a low tax rate (20%).

The income tax expense breaks down as follows:

In millions of Euro	1st Half-Year 2016	1st Half-Year 2015
Current Income Tax Credit / (Expense)	(141.8)	(107.7)
Deferred Income Tax Credit / (Expense)	79.5	96.8
INCOME TAX CREDIT / (EXPENSE) AS RECOGNIZED IN STATEMENT OF INCOME	(62.3)	(10.9)
Deferred Income Tax related to Items Booked Directly to Opening Equity	73.8	60.3
Deferred Income Tax related to Items Booked Directly to Equity during the Year	(37.5)	29.4
INCOME TAX CREDIT / (EXPENSE) AS REPORTED IN EQUITY	36.3	89.7
Tax rate	20.80%	NA

Note 6 – Earnings per Share

Reconciliation between earnings per share before dilution and diluted earnings per share is as follows:

In millions of Euro	1st Half-Year 2016	1st Half-Year 2015
Net Income Attributable to Shareholders of the Parent Company	237.7	(220.8)
Non-Cash Financial Expense on Convertible Bonds, Net of Tax	8.2	-
ADJUSTED NET INCOME FOR DILUTED EARNINGS PER SHARE	245.9	(220.8)

In thousands
Weighted Average Number of Outstanding Shares during the Period (excluding Treasury Shares) used for Basic Earnings per Share	118,877	113,354
Effect of Dilution:
- Share Subscription Options	-	-
- Performance Shares	443	-
- Convertible Bond	5,179	-
WEIGHTED AVERAGE NUMBER OF OUTSTANDING SHARES DURING THE PERIOD (EXCLUDING TREASURY SHARES) ADJUSTED FOR DILUTED EARNINGS PER SHARE	124,499	113,354

In Euro
Basic Earnings per Share	2.00	(1.95)
DILUTED EARNINGS PER SHARE	1.97	(1.95)

As the Group net result was a loss as of June 30, 2015, share subscription options, performance shares and convertible bonds had an anti-dilutive effect; as a consequence, potential shares linked to those instruments were not taken into account in the diluted weighted average number of shares or in the calculation of diluted earnings (loss) per share.

No new plan was granted during the first half-year 2016 and 2015.

The average share price in the first half-year 2016 amounted to €46.22 compared to €57.73 in the first half-year 2015. As a result, no share subscription option plan would be dilutive in the first half-year of 2016.

Note 7 – Property, Plant and Equipment (Tangible Assets)

During the six month-period ended June 30, 2016, Group investments amounted to €53.3 million. The Group pursues its investments in vessels.

The Group does not have any tangible asset acquired through a lease contract.

Note 8 – Intangible Assets

There was no significant change over the six-month period ended June 30, 2016. During the first half of 2016, no meaningful event occurred which might have caused to impair the value of goodwill or other intangible assets. Therefore no impairment test was performed as of June 30, 2016.

Note 9 – Available-For-Sale Financial Assets

In 2016, the Group owns 8.5% stake in Malaysia Marine and Heavy Engineering Holdings Berhad (MHB) totaling 136 million shares. This company is listed in Malaysia (Bursa Malaysia Securities Berhad).

As of June 30, 2016, the available-for-sale financial assets related to MHB amount to €33.5 million. On the first half 2016, a gain of €4.5 million was booked in due to the revaluation of the share at fair value.

Note 10 – Construction Contracts

Long-term contracts are recorded in accordance with IAS 11 “Construction contracts” when they include construction and delivery of a complex physical asset, or in accordance with IAS 18 “Revenues” in other cases.

The breakdown of construction contracts is as follows:

In millions of Euro	June 30, 2016	December 31, 2015
Construction Contracts - Amounts in Assets	647.8	637.6
Construction Contracts - Amounts in Liabilities	(815.9)	(908.4)
TOTAL NET CONSTRUCTION CONTRACTS	(168.1)	(270.8)
Costs and Margins Recognized at the Percentage of Completion	15,556.8	14,698.6
Payments Received from Clients	(15,648.8)	(14,885.9)
Accruals for Losses at Completion	(76.1)	(83.5)
TOTAL NET CONSTRUCTION CONTRACTS	(168.1)	(270.8)

Note 11 – Cash and Cash Equivalents

Cash and cash equivalents break down as follows:

In millions of Euro	June 30, 2016	December 31, 2015
Cash at Bank and in Hand	1,567.5	1,556.2
Cash Equivalents	1,240.8	1,362.9
TOTAL CASH AND CASH EQUIVALENTS	2,808.3	2,919.1

The market value of cash equivalents is equal to its historical cost.

Note 12 – Shareholders’ Equity

(a)	Changes in the Parent Company’s Share Capital

As of June 30, 2016, Technip share capital consisted of 122,336,890 outstanding authorized shares with a par value of 0.7625 euro. The changes since January 1, 2015 can be analyzed as follows:

	Number of Shares	Share Capital (In millions of Euro)
Share Capital as of January 1, 2015	113,945,317	86.9
Capital Increase due to Share Subscription Options Exercised	561,746	0.4
Capital Increase due to Dividend payment in Shares	2,591,918	2.0
Capital Increase Reserved for Employees	1,925,503	1.5
Share Capital as of December 31, 2015	119,024,484	90.8
Capital Increase due to Share Subscription Options Exercised	13,750	-
Capital Increase due to Dividend payment in Shares	3,168,156	2.4
Capital Increase due to Exercise of Performance Shares	130,500	0.1
SHARE CAPITAL AS OF JUNE 30, 2016	122,336,890	93.3

(b)	Technip’s Shareholders

As of June 30, 2016, to the Company’s knowledge and based on notices and documents received by the Company, Technip’s principal shareholders in percentage of share capital are as follows (last available information):

	June 30, 2016	December 31, 2015
Banque Publique d’Investissement	5.39%	5.20%
Franklin Resources Inc.	5.32%	10.80%
Blackrock Inc.	4.72%	4.65%
Oppenheimer Funds Inc.	4.13%	3.80%
J.P. Morgan Chase and Company	3.31%	1.09%
IFP Énergies nouvelles	2.31%	2.40%
AXA SA	2.18%	1.60%
Norges Bank Investment Management	2.10%	1.90%
Aviva Plc	2.00%	1.95%
Baytree Investments (Mauritius) Pte Ltd	0.97%	2.30%
The Capital Group Companies Inc.	0.44%	4.20%
Causeway Capital Management	0.00%	5.10%
Group Employees	2.80%	2.85%
Treasury Shares	0.40%	0.70%
Other	63.93%	51.46%
TOTAL	100.00%	100.00%

(c)	Treasury Shares

The total value of treasury shares, shown as a deduction from equity, amounted to €(31.1)    million as of June 30, 2016, representing 484,818 shares. The changes can be analyzed as follows:

	Number of Shares	Treasury Shares (In millions of Euro)
Treasury Shares as of January 1, 2015	1,363,995	(96.9)
Shares Acquired pursuant to Liquidity Contract	1,333,789	(69.4)
Shares Sold pursuant to Liquidity Contract	(1,419,789)	75.4
Shares Purchased for Employees	650	-
Shares Granted to Employees	(459,770)	35.7
Treasury Shares as of December 31, 2015	818,875	(55.2)
Shares Acquired pursuant to Liquidity Contract	687,367	(30.4)
Shares Sold pursuant to Liquidity Contract	(743,867)	33.0
Shares Purchased for Employees	-	-
Shares Granted to Employees	(277,557)	21.5
TREASURY SHARES AS OF JUNE 30, 2016	484,818	(31.1)

(d)	Dividends

On the first half 2016, dividends paid for the year ended December 31, 2015 amounted to €236.6 million (i.e. 2.00 euros per share) of which €100.8 million in cash, compared to €88.9 million (i.e. 2.00 euros per share) paid on the first half 2015.

(e)	Share Subscription Option Plans and Share Purchase Option Plans

No new plan was granted on the first year-half 2015 and 2016.

The Group recorded a total charge related to share subscription and share purchase options of €2.1 million as of June 30, 2016 compared to €2.3 million as of June 30, 2015.

(f)	Performance Share Plans

No new plan was granted on the first year-half 2015 and 2016.

The Group recorded a total charge related to performance share grants of €6.3 million as of June 30, 2016 compared to €12.9 million as of June 30, 2015.

Note 13 – Financial Debts (Current and Non-Current)

Financial debts can be analyzed as follows:

In millions of Euro	June 30, 2016	December 31, 2015
Synthetic Bonds	401.1	-
Convertible Bonds	2.1	483.2
Private Placements	869.5	869.1
Bank Borrowings	282.8	273.7
Total Non-Current Financial Debts	1,555.5	1,626.0
Convertible Bonds	489.3	550.0
Commercial Papers	200.0	200.0
Bank Borrowings	29.4	160.5
Accrued Interests Payables	29.3	26.6
Total Current Financial Debts	748.0	937.1
TOTAL FINANCIAL DEBTS	2,303.5	2,563.1

The proceeds of €375 million non-dilutive cash-settled convertible bonds (Synthetic Bonds) and additional €75 million (“tap issue”) were received on January 25, 2016 and March 10, 2016 respectively (recorded for €401.1 million as of June 30, 2016). The maturity is 5 years; the coupon rate is 0.875% per annum.

These issues of non-dilutive cash-settled convertible bonds, which are linked to the ordinary shares of Technip were backed-up simultaneously by the purchase of cash-settled equity call options in order to hedge Technip’s economic exposure to the potential exercise of the conversion rights embedded in the bonds. As the bonds will only be cash settled, the bonds will not result in the issuance of new ordinary shares or the delivery of existing ordinary shares upon conversion.

Technip intends to use the net proceeds of these issues of bonds for general corporate purposes and to finance the purchase of the call options.

The bonds were issued at par for those placed on January 20, 2016 and at 112.43802% for those placed on March 3, 2016 resulting from an adjustment over the 3-day trading period following the placement (from March 4 until March 8, 2016) allowing to determine the share reference price at €48.8355, applied to the initial tap issue price of 110.5%, plus accrued interests. The conversion premium of 40% has been applied to Technip’s share reference price. This one, being equal to €40.7940 was determined as the arithmetic average of the daily volume weighted average price of the ordinary shares on the regulated market of Euronext in Paris over the 10 consecutive trading days from January 21 to February 3, 2016. The initial conversion price of the bonds was then fixed at €57.1116. Consequently, the initial conversion ratio was set at 1,750.9578 given the €100,000 nominal value of each bond.

Any bondholder may, at its sole option, request the conversion in cash of all or part of the bonds it owns between a period starting on November 15, 2020 to the 38th business day before the maturity date, some exceptional circumstances (such as an event of change of control of Technip), giving a right to an early redemption at par.

The bonds are listed on the Euronext Paris market and on the Freiverkehr open market of Frankfurt.

The convertible bonds include the bonds convertible into and/or exchangeable for new or existing shares (OCEANE) issued in December 2011, and a convertible debenture issued by Global Industries in July 2007:

-	OCEANE bonds issued on December 15, 2011 for a total amount of €497.6 million. In accordance with IAS 32, the OCEANE is recognized in two distinct components: a debt component is recognized at the amortized cost for an initial amount of €420.4 million and a conversion option component is recognized in equity for €73.1 million. As of June 30, 2016, the debt component amounted to €489.3 million. The bonds will be redeemed at par on January 1, 2017 except in the event of an early conversion, exchange or redemption; the annual coupon rate is 0.25%.

-	A convertible debenture issued by Global Industries on July 27, 2007 for a total amount of USD325 million (recorded for €251.2 million as of December 31, 2011). This bond came along with an annual interest rate of 2.75% and a maturity date of August 1, 2027. On January 11, 2012, Global Industries reimbursed a principal amount of USD322.6 million (corresponding to 99.3% of outstanding bonds) and paid USD3.9 million in interests to the bondholders. As of June 30, 2016, the remaining amount is recorded for €2.1 million.

On January 4, 2016, Technip reimbursed the convertible bond 2010-2016 for an amount of €550 million.

The following private placement notes are recorded as non-current financial debts:

-	The proceeds of €200 million from private placement notes received on July 27, 2010 (recorded for €198.8 million as of June 30, 2016). The maturity is 10 years; the annual coupon rate is 5.0%.

-	The proceeds of €150 million from private placement notes received on June 14, 2012 (recorded for €149.9 million as of June 30, 2016). The maturity is 10 years; the annual coupon rate is 3.4%.

-	The proceeds of €100 million from private placement notes received on June 14, 2012 (recorded for €96.0 million as of June 30, 2016). The maturity is 20 years; the annual coupon rate is 4.0%.

-	The proceeds of €75 million from private placement notes received on June 15, 2012 (recorded for €74.9 million as of June 30, 2016). The maturity is 15 years; the annual coupon rate is 4.0%.

-	The proceeds of €100 million from private placement notes received on October 7, 2013 (recorded for €96.3 million as of June 30, 2016). The maturity is 20 years; the annual coupon rate is 3.75%.

-	The proceeds of €130 million from private placement notes received on October 16, 2013 (recorded for €128.9 million as of June 30, 2016). The maturity is 10 years; the annual coupon rate is 3.15%.

-	The proceeds of €125 million from private placement notes received on October 18, 2013 (recorded for €125.0 million as of June 30, 2016). The maturity is 10 years; the annual coupon rate is 3.15%

Bank borrowings and credit facilities principally represent drawings on loans granted to one of the Brazilian subsidiaries for the purpose of pre-financing exports and re-financing investments.

As of June 30, 2016, the current portion of the financial debts amounted to €748 million.

Note 14 – Provisions (Current and Non-Current)

Changes in provisions over the first half of 2016 can be analyzed as follows:

In millions of Euro	As of January 1, 2016	Increase	Used Reversals	Unused Reversals	Foreign Exchange Adjust- ments	Other	As of June 30, 2016
Pensions and other Long-Term Employee Benefits	200.5	33.4	(10.6)	(0.3)	(0.1)	(51.3)	171.6
Restructuring	22.6	-	(2.3)	-	(0.7)	(1.3)	18.3
Tax	0.9	-	-	-	(0.1)	(0.8)	-
Litigation	2.3	-	-	-	-	-	2.3
Provisions for Claims Incurred but not Reported	11.7	1.0	-	-	-	-	12.7
Other Non-Current Provisions	4.0	7.5	(0.2)	-	-	-	11.3
Total Non-Current Provisions	242.0	41.9	(13.1)	(0.3)	(0.9)	(53.4)	216.2
Pensions and other Long-Term Employee Benefits	46.7	9.3	(2.2)	-	(0.6)	1.8	55.0
Contingencies related to Contracts	268.5	44.2	(3.7)	(13.9)	(1.2)	4.4	298.3
Restructuring	27.6	13.5	(8.6)	(0.8)	(0.6)	9.9	41.0
Tax	21.2	6.3	(2.7)	(0.4)	1.8	-	26.2
Litigation	9.6	2.0	-	-	0.9	-	12.5
Provisions for Claims	7.9	0.4	-	-	-	-	8.3
Other Current Provisions	52.2	31.6	(3.2)	(4.1)	4.5	(0.4)	80.6
Total Current Provisions	433.7	107.3	(20.4)	(19.2)	4.8	15.7	521.9
TOTAL PROVISIONS	675.7	149.2	(33.5)	(19.5)	3.9	(37.7)	738.1

The impacts related to changes in the scope of consolidation included in the column “Other” are primarily the result of the disposal of the Group wholly owned subsidiaries Technip Germany Holding GmbH and Technip Germany GmbH.

Note 15 – Related Party Disclosures

IFP Énergies nouvelles (IFP) is represented on Technip’s Board of Directors. Its percentage of ownership amounted to 2.3% as of June 30, 2016 compared to 2.4% in December 31, 2015.

Technip paid IFP a royalty in respect of an agreement for research cooperation on offshore deepwaters. This royalty is determined under arm’s length conditions.

The recorded expense is non-significant for the first half of 2016 and an amount of €1,9 million of royalty was paid during this period.

During the first half of 2016, there was no modification concerning other related parties as described in 2015 Annual Financial Report

Note 16 – Off-Balance Sheet Commitments

The nature and amounts of off-balance sheet commitments are comparable to those disclosed in the notes to the Consolidated Financial Statements as of December 31 2015 included in the Annual Financial Report.

Note 17 – Litigation

In 2015, the Group entered in new legal proceedings in relation to the termination of a contract. In 2010, Technip entered into a lump sum turn-key Engineering Procurement Construction and Commissioning contract with Sonatrach in regards to the refinery of Algiers. This contract was for the rehabilitation and modernization of the Algiers’ refinery. On June 4, 2015, Technip’s involvement in this project stopped at the request of the client. As per the terms of the contract, both sides initiated arbitration proceedings in respect to certain claims.

On March 31, Dong terminated a contract signed on February 27, 2012 with a consortium of Technip France and DSME. This contract covered engineering, procurement, fabrication, hook-up, and commissioning assistance for a fixed wellhead and process platform and associated facilities for the Hejre field offshore Denmark. Dong announced that it will not complete the platform and will seek to avoid taking delivery and ownership of the platform. The consortium does not agree with Dong’s actions or grounds. This dispute is currently progressing through a series of arbitration proceedings managed by the competent arbitral tribunal.

Note 18 – Market Related Exposure and Financial Instruments

Technip has been managing its market related risks in the same way than described in the notes to the Consolidated Financial Statements in 2015 Annual Financial Report. In particular, Technip entered into exchange rate hedging financial instruments to manage its exposure to currency risks as incurred in the normal course of its business.

Note 19 – Subsequent Events

There are no significant subsequent events.

Independent auditors’ report

To the Shareholders of Technip

We have audited the accompanying consolidated financial statements of Technip and its subsidiaries, which comprise the consolidated statements of financial position as of 31 December 2015, 2014 and 2013 and the related consolidated statements of income, other comprehensive income, cash flows, and changes in shareholders’ equity for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and International Financial Reporting Standards as endorsed by the European Union; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technip and its subsidiaries at 31 December 2015, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and International Financial Reporting Standards as endorsed by the European Union.

Neuilly-sur-Seine and Paris-La Défense, August 9, 2016

/s/ PricewaterhouseCoopers Audit	/s/ ERNST & YOUNG et Autres
Edouard Demarcq	Jean-Christophe Goudard

 1. GROUP CONSOLIDATED FINANCIAL STATEMENTS

1.1. Consolidated Statement of Income

In millions of Euro		12 months

	Notes	2015	2014	2013

Revenues	4(a)	10,337.9	10,073.9	8,847.7
Cost of Sales	4(b)	(8,892.2)	(8,606.3)	(7,261.0)

Gross Margin		1,445.7	1,467.6	1,586.7
Research and Development Costs	4(c)	(86.1)	(82.6)	(75.5)
Selling Costs		(214.5)	(221.1)	(219.0)
Administrative Costs	4(d)	(403.9)	(423.6)	(494.7)
Other Operating Income	4(e)	20.3	31.0	33.9
Other Operating Expenses	4(f)	(15.5)	(11.4)	(14.4)

Operating Income/(Loss) from Recurring Activities		746.0	759.9	817.0
Share of Income/(Loss) of Equity Affiliates	11	54.6	40.3	35.2

Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates		800.6	800.2	852.2
Income/(Charges) from Disposals of Activities	4(g)	-	(5.5)	-
Income/(Charges) from Non-Current Activities	4(h)	(469.8)	(68.1)	-

Operating Income/(Loss)		330.8	726.6	852.2
Financial Income	5(a)	625.5	450.0	344.3
Financial Expenses	5(b)	(783.1)	(577.3)	(425.9)

Income/(Loss) before Tax		173.2	599.3	770.6
Income Tax Expense	6	(117.0)	(156.9)	(200.6)

Income/(Loss) from Continuing Operations		56.2	442.4	570.0
NET INCOME/(LOSS) FOR THE YEAR		56.2	442.4	570.0
Attributable to:
Shareholders of the Parent Company		45.1	436.6	563.1
Non-Controlling Interests		11.1	5.8	6.9
Earnings per Share (in Euro)	8	0.39	3.89	5.06
Diluted Earnings per Share (in Euro)	8	0.39	3.65	4.68

1.2. Consolidated Statement of Other Comprehensive Income

In millions of Euro		12 months

	Notes	2015	2014	2013

Net Income/(Loss) for the Year		56.2	442.4	570.0

Other Comprehensive Income
Other Comprehensive Income to be Reclassified to Statement of Income in Subsequent Periods:		49.5	16.5	(197.5)

Exchange Differences on Translating Entities Operating in Foreign Currency		122.1	239.6	(189.9)
Fair Value Adjustment on Available-for-Sale Financial Assets	20(d)	-	19.7	(52.1)
Income Tax Effect	20(d)	-	(0.7)	4.8
Cash Flow Hedging	20(d)	(91.0)	(348.1)	56.9
Income Tax Effect	20(d)	18.4	106.0	(17.2)
Other Comprehensive Income not being Reclassified to Statement of Income in Subsequent Periods:		12.2	(71.3)	(11.6)
Actuarial Gains/(Losses) on Defined Benefit Plans	20(d)	17.1	(89.0)	(15.9)
Income Tax Effect	20(d)	(4.9)	17.7	4.3
COMPREHENSIVE INCOME FOR THE YEAR		117.9	387.6	360.9

Attributable to:
Shareholders of the Parent Company		119.4	381.4	356.7
Non-Controlling Interests		(1.5)	6.2	4.2

1.3. Consolidated Statement of Financial Position

Assets

In millions of Euro	Notes	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Property, Plant and Equipment, Net	9	2,574.9	2,500.8	2,352.8
Intangible Assets, Net	10	3,582.5	3,496.5	3,332.6
Investments in Equity Affiliates	11	131.4	195.6	172.2
Other Financial Assets	12	221.2	202.6	75.2
Deferred Tax Assets	6(c)	430.4	366.0	246.6
Available-for-Sale Financial Assets	13	29.0	57.0	105.3
Total Non-Current Assets		6,969.4	6,818.5	6,284.7
Inventories	14	431.3	355.7	274.8
Construction Contracts – Amounts in Assets	15	637.6	755.1	383.2

Advances Paid to Suppliers		160.4	294.7	361.2
Derivative Financial Instruments	26	47.1	46.6	123.4
Trade Receivables	16	1,668.2	1,719.9	1,766.4

Current Income Tax Receivables		220.3	158.9	87.4
Other Current Receivables	17	589.2	581.6	463.0
Cash and Cash Equivalents	18	2,919.1	2,685.6	2,989.1
Total Current Assets		6,673.2	6,598.1	6,448.5
Assets Classified as Held for Sale	19	26.4	3.2	4.0
TOTAL ASSETS		13,669.0	13,419.8	12,737.2

Equity and Liabilities

In millions of Euro	Notes	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Share Capital	20(a)	90.8	86.9	86.7
Share Premium		2,162.1	1,934.8	1,923.3
Retained Earnings		2,477.4	2,260.1	1,972.1
Treasury Shares	20(c)	(55.2)	(96.9)	(133.6)
Foreign Currency Translation Reserves		103.8	(19.2)	(259.5)
Fair Value Reserves	20(d)	(287.6)	(238.9)	4.7
Net Income		45.1	436.6	563.1
Total Equity Attributable to Shareholders of the Parent Company		4,536.4	4,363.4	4,156.8

Non-Controlling Interests		8.5	11.8	17.3
Total Equity		4,544.9	4,375.2	4,174.1
Non-Current Financial Debts	21	1,626.0	2,356.6	2,214.3
Non-Current Provisions	22	242.0	231.6	260.2
Deferred Tax Liabilities	6(c)	175.4	196.2	183.8
Other Non-Current Liabilities	25	32.2	40.6	68.6
Total Non-Current Liabilities		2,075.6	2,825.0	2,726.9
Current Financial Debts	21	937.1	256.4	159.5
Trade Payables	24	2,480.4	2,312.9	2,435.4
Construction Contracts – Amounts in Liabilities	15	908.4	1,256.1	1,499.1
Derivative Financial Instruments	26	334.4	300.5	32.7
Current Provisions	22	433.7	326.3	216.2
Current Income Tax Payables		200.0	137.7	155.7
Other Current Liabilities	25	1,754.5	1,629.7	1,337.6
Total Current Liabilities		7,048.5	6,219.6	5,836.2
Total Liabilities		9,124.1	9,044.6	8,563.1
TOTAL EQUITY AND LIABILITIES		13,669.0	13,419.8	12,737.2

1.4. Consolidated Statement of Cash Flows

		12 months

	Notes	2015	2014	2013

Net Income/(Loss) for the Year (including Non-Controlling Interests)		56.2	442.4	570.0

Adjustments for:
Depreciation and Impairment Losses of Property, Plant and Equipment	9	324.9	263.8	201.3
Amortization and Impairment Losses of Intangible Assets	10	21.1	19.5	16.5
Non-Cash Convertible Bond Expense		30.2	29.2	28.2
Expense related to Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	4(i)	40.5	40.0	46.0
Non-Current Provisions (including Pensions and other Long-Term Employee Benefit Plans)		136.4	(35.4)	22.7
Share of (Income)/Loss of Equity Affiliates (net of Distributed Dividends)		(35.7)	(31.9)	(30.9)
Net (Gains)/Losses on Disposal of Assets and Investments		(31.8)	(7.1)	(18.7)
Deferred Income Tax (Credit)/Expense	6(a)	(63.8)	1.8	23.4
		478.0	722.3	858.5

(Increase)/Decrease in Working Capital Requirement		153.0	(597.3)	282.7
Net Cash Generated from/(Used in) Operating Activities		631.0	125.0	1,141.2
Purchases of Property, Plant and Equipment	9	(280.3)	(359.6)	(551.3)
Proceeds from Disposal of Property, Plant and Equipment	4(e)	23.2	56.6	67.2
Purchases of Intangible Assets	10	(13.0)	(15.4)	(23.9)
Proceeds from Disposal of Intangible Assets	4(e)	0.1	4.7	-

Acquisitions of Financial Assets		(2.3)	(36.7)	-
Proceeds from Disposal of Financial Assets	4(g)	1.2	24.6	12.1
Acquisition Costs of Consolidated Companies, net of Cash Acquired	2	(30.7)	(58.8)	(8.2)
Net Cash Generated from/(Used in) Investing Activities		(301.8)	(384.6)	(504.1)

Increase in Borrowings		84.4	216.9	721.1

Decrease in Borrowings		(197.8)	(136.9)	(220.0)
Capital Increase		94.3	11.7	25.6
Share Buy-Back	20(c)	-	(41.8)	(40.0)
Dividends Paid	20(g)	(88.9)	(206.5)	(186.0)
Dividends Paid to Non-Controlling Interests		(5.8)	(2.8)	-
Net Cash Generated from/(Used in) Financing Activities		(113.8)	(159.4)	300.7

Net Effects of Foreign Exchange Rate Changes		18.9	117.0	(130.1)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		234.3	(302.0)	807.7
Cash and Cash Equivalents as of January 1	18	2,685.6	2,989.1	2,179.3
Bank Overdrafts as of January 1		(0.9)	(2.4)	(0.3)
Cash and Cash Equivalents as of December 31	18	2,919.1	2,685.6	2,989.1

Bank Overdrafts as of December 31		(0.1)	(0.9)	(2.4)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		234.3	(302.0)	807.7

Interest paid in 2015 amounted to €84.0 million compared to €70.4 million in 2014 and €60.1 million in 2013.

Interest received in 2015 amounted to €29.0 million compared to €18.4 million in 2014 and €37.7 million in 2013.

Income taxes in 2015 amounted to €169.8 million compared to €216.4 million in 2014 and €131.5 million in 2013.

1.5. Consolidated Statement of Changes in Shareholders’ Equity

In millions of Euro	Share Capital	Share Premium	Retained Earnings	Treasury Shares	Foreign Currency Translation Reserves	Fair Value Reserves	Net Income – Parent Company	Share- holders’ Equity – Parent Company	Share- holders’ Equity – Non- Controlling Interests	Total Share- holders’ Equity
As of January 1, 2013	86.2	1,898.2	1,619.7	(148.8)	(73.6)	23.9	543.3	3,948.9	13.2	3,962.1
Net Income 2013	-	-	-	-	-	-	563.1	563.1	6.9	570.0
Other Comprehensive Income	-	-	-	-	(187.2)	(19.2)	-	(206.4)	(2.7)	(209.1)
Comprehensive Income 2013	-	-	-	-	(187.2)	(19.2)	563.1	356.7	4.2	360.9
Capital Increase	0.5	25.1	-	-	-	-	-	25.6	-	25.6
Appropriation of Net Income 2012	-	-	543.3	-	-	-	(543.3)	-	-	-
Dividends	-	-	(186.0)	-	-	-	-	(186.0)	-	(186.0)
Treasury Shares	-	-	(53.8)	15.2	-	-	-	(38.6)	-	(38.6)
Valuation of Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	-	-	46.0	-	-	-	-	46.0	-	46.0
Other (*)	-	-	2.9	-	1.3	-	-	4.2	(0.1)	4.1
As of December 31, 2013	86.7	1,923.3	1,972.1	(133.6)	(259.5)	4.7	563.1	4,156.8	17.3	4,174.1
Net Income 2014	-	-	-	-	-	-	436.6	436.6	5.8	442.4
Other Comprehensive Income	-	-	-	-	239.2	(294.4)	-	(55.2)	0.4	(54.8)
Comprehensive Income 2014	-	-	-	-	239.2	(294.4)	436.6	381.4	6.2	387.6
Capital Increase	0.2	11.5	-	-	-	-	-	11.7	-	11.7
Appropriation of Net Income 2013	-	-	563.1	-	-	-	(563.1)	-	-	-
Dividends	-	-	(206.5)	-	-	-	-	(206.5)	-	(206.5)
Treasury Shares	-	-	(58.3)	36.7	-	-	-	(21.6)	-	(21.6)
Valuation of Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	-	-	40.0	-	-	-	-	40.0	-	40.0
Other (*)	-	-	(50.3)	-	1.1	50.8	-	1.6	(11.7)	(10.1)
As of December 31, 2014	86.9	1,934.8	2,260.1	(96.9)	(19.2)	(238.9)	436.6	4,363.4	11.8	4,375.2
Net Income 2015	-	-	-	-	-	-	45.1	45.1	11.1	56.2
Other Comprehensive Income	-	-	-	-	123.0	(48.7)	-	74.3	(12.6)	61.7
Comprehensive Income 2015	-	-	-	-	123.0	(48.7)	45.1	119.4	(1.5)	117.9
Capital Increase	3.9	227.3	-	-	-	-	-	231.2	-	231.2
Appropriation of Net Income 2014	-	-	436.6	-	-	-	(436.6)	-	-	-
Dividends	-	-	(225.8)	-	-	-	-	(225.8)	-	(225.8)
Treasury Shares	-	-	(35.6)	41.7	-	-	-	6.1	-	6.1
Valuation of Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	-	-	40.5	-	-	-	-	40.5	-	40.5
Other (*)	-	-	1.6	-	-	-	-	1.6	(1.8)	(0.2)
AS OF DECEMBER 31, 2015	90.8	2,162.1	2,477.4	(55.2)	103.8	(287.6)	45.1	4,536.4	8.5	4,544.9

(*) Includes effects of purchases of non-controlling interests and reclassifications due to changes in the consolidation scope.

Note 1 Accounting Principles

A. Accounting Framework

In accordance with the European Union’s regulation No. 1606/2002 of July 19, 2002, the consolidated financial statements of Technip (“the Group”) as of December 31, 2015 and for the three years then ended were prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standard Board (IASB) and IFRS as endorsed by the European Union as of July 26, 2016, the date of the Board of Directors that authorized for issue the consolidated financial statements. The IFRS as endorsed by the European Union are available on the website of the European Union (http://ec.europa.eu/internal_market/accounting/ias/index_fr.htm).

Proposed business combination agreement with FMC Technologies Inc

On June 14, 2016, Technip entered into a definitive agreement under which it would combine with FMC in an all-share merger. The new group will be renamed TechnipFMC. The transaction is expected to close early 2017, subject to the approvals of Technip and FMCTI shareholders, regulatory approvals and consents, as well as other customary closing conditions. The merger has had no impact on the consolidated financial statements.

Standards Effective after December 31, 2015

Technip financial statements as of December 31, 2015 do not include the possible impact of standards published as of December 31, 2015 but which application is mandatory as from financial years subsequent to 2015.

IFRS 9 “FINANCIAL INSTRUMENTS”

On July 24, 2014, the IASB released the final version of the IFRS 9 with respect to financial instruments, which should be applicable as of January 1, 2018. Aiming at replacing IAS 39 “Financial Instruments: Recognition and Measurement”, IFRS 9 includes requirements for recognition and measurement, impairment, derecognition and general hedge accounting.

IFRS 15 “REVENUE FROM CONTRACTS WITH CUSTOMERS”

Applicable by the IASB as of January 1, 2018, this new standard sets general accounting principles relating to revenue recognition. IFRS 15 supersedes the current standards on revenue recognition, particularly IAS 18 “Revenue”, IAS 11 “Construction Contracts” and the corresponding interpretations IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31.

IFRS 16 “LEASES”

Released on January 13, 2016, the new standard IFRS 16 on lease accounting will be mandatorily applicable for the financial years starting January 1, 2019 and should supersede the current IAS 17 and its related interpretations.

The Group is currently assessing the potential impacts of these three latest standards on its consolidated financial statements. These standards have not yet been adopted by the European Union.

Standards effective in 2015

The adoption of new standards, amendments and interpretations that had mandatory application for periods starting after January 1, 2015, had no significant impact on the financial situation and performance of the Group.

Standards effective in 2014

IFRIC 21 “LEVIES”

IFRIC 21 “Levies” on operating tax recognition was effective for annual periods beginning on or after June 17, 2014, and retrospectively applied for all prior periods. The interpretation had no material impact on the Group consolidated statement of income and the consolidated shareholders’ equity.

Standards effective in 2013

IFRS 10 AND IFRS 12 “CONSOLIDATED FINANCIAL STATEMENTS / DISCLOSURE OF INTERESTS IN OTHER ENTITIES”

These standards modify IAS 27 “Separate Financial Statements” and cancels SIC 12 “Consolidation – Special Purpose Entities”. IFRS 10 presents a unique model of consolidation, identifying the concept of control as the determining factor in whether an entity should be consolidated.

The standard IFRS 12 specifies the information to be disclosed in the notes to the participations in subsidiaries, partnerships or non-consolidated entities.

IFRS 11 “Joint Arrangements”:

This standard supersedes IAS 31 “Interests in Joint Ventures” and SIC 13 “Jointly Controlled Entities”. The standard distinguishes two types of joint arrangements, joint ventures and joint operations, by assessing the rights and obligations of the entity in the partnership arrangement.

As of December 31, 2013, the Group is mainly involved in two types of joint arrangements: those set up for the purpose of fulfilling a defined construction contract and those set up to build and operate flexible pipeline installation vessels (PLSVs).

B. Consolidation Principles

In accordance with IFRS 10 “Consolidated Financial Statements”, are consolidated all the companies (including special purpose entities) for which the Group has all the following:

•	the power over the company subject to the investment;

•	an exposure or rights to the company’s variable returns; and

•	the ability to use its power over the entity to affect these returns.

Where holding more than 50% of voting rights in an entity, the control exists when the voting rights held are substantive and provide the Group with the current ability to direct the relevant activities.

As per IFRS 11 “Joint Arrangements”, joint arrangements classified as joint operations should be recognized to the extent of the Group’s assets and its liabilities, including its share of any assets held jointly or liabilities incurred jointly.

The equity method is used for joint ventures and for investments over which the Group exercises a significant influence on operational and financial policies. Unless otherwise indicated, such influence is deemed to exist for investments in companies in which the Group’s ownership is between 20% and 50%.

Companies in which the Group’s ownership is less than 20% or that do not represent significant investments (such as dormant companies) are recorded under the “Other Financial Assets (Non-Current)” or “Available-for-Sale Financial Assets” line items and only impact net income through dividends received or in case of impairment loss. Where no active market exists and where no other valuation method can be used, these financial assets are maintained at historical cost, less any accumulated impairment losses.

The list of the main Group’s consolidated companies and their respective method of consolidation is provided in Note 2 (c) – Scope of consolidation as of December 31, 2015, 2014 and 2013.

The main affiliates of the Group close their accounts as of December 31 and all consolidated companies apply the Group accounting standards.

All intercompany balances and transactions, as well as internal income and expenses, are fully eliminated.

Subsidiaries are consolidated as of the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date control ceases.

C. Accounting Rules and Policies

The consolidated financial statements were prepared in accordance with IFRS.

The distinction between current assets and liabilities, and non-current assets and liabilities is based on the operating cycle of contracts. If related to contracts, assets and liabilities are classified as “current”; if not related to contracts, assets and liabilities are classified as “current” if their maturity is less than 12 months or “non-current” if their maturity exceeds 12 months.

All assets are valued under the historical cost convention, except for financial assets and derivative financial instruments, which are measured at fair value.

The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. Areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are material, are disclosed in the paragraphs below.

(a) Use of Estimates

Preparation of the consolidated financial statements requires the use of estimates and assumptions to be made that may affect the assessment and disclosure of assets and liabilities at the date of the financial statements, as well as the income and the reported expenses regarding this financial year. Estimates may be revised if the circumstances and the assumptions on which they were based change, if new information becomes available, or as a result of greater experience. Consequently, the actual result from these operations may differ from these estimates.

The main assessments and accounting assumptions made in the financial statements of the Group relate to construction contracts, the valuation of Group exposure to litigation with third parties, the valuation of goodwill and the assessment of recoverable goodwill, the valuation of income tax assets resulting from tax losses carried forward (the latter is measured in compliance with accounting principles shown in Note 1-C (v) – Deferred income tax) as well as the valuation of defined benefit plans described in Note 1-C (u). Regarding construction contracts, the Group policy is described in Note 1-C (b) – Long-term contracts. In terms of legal proceedings and claims, the Group regularly establishes lists and performs analyses of significant ongoing litigations, so as to record the adequate provisions when necessary. Possible uncertainties related to ongoing litigations are described in Note 31 – Litigation and contingent liabilities.

Goodwill, measured pursuant to principles described in Note 1-C (d) – Business Combinations, is tested for impairment at least annually and whenever a trigger event is identified. Technip also performs sensitivity analyses on key assumptions used for impairment tests, in order to make sure that no reasonable change of an assumption on which the Group has based its CGUs’ recoverable value jeopardizes the conclusions of these impairment tests.

(b) Long-Term Contracts

Long-term contracts are recorded in accordance with IAS 11 (“Construction Contracts”) where they include construction and delivery of a complex physical asset, or in accordance with IAS 18 (“Revenue”) in all other cases.

Costs incurred on contracts include the following:

•	the purchase of material, the subcontracting cost of engineering, the cost of markets, and all other costs directly linked to the contract;

•	labour costs, related social charges and operating expenses that are directly connected. Selling costs of contracts, research and development costs and the potential charge of “overabsorption” are excluded from those evaluations; and

•	other costs, if any, which could be reinvoiced to the client when specified in the contract clauses.

Costs on construction contracts do not include financial expenses.

Revenues on contracts at completion include:

•	the initial selling price;

•	every additional amendment, variation order and modification (together “changes”) to the initial contract if it is probable that these changes could be reliably measured and that they are accepted by the client; and

•	financial result on contracts when the corresponding cash management is completely separate from the central treasury and that contracts generate a significant net cash position.

Revenues on ongoing contracts are measured on the basis of costs incurred and of margin recognized at the percentage of completion. Margin is recognized only when the visibility of the riskiest stages of the contract is deemed sufficient and when estimates of costs and revenues are considered to be reliable.

The percentage of completion is calculated according to the nature and the specific risk of each contract in order to reflect the effective completion of the project. This percentage of completion can be based on technical milestones defined for the main deliverables under the contracts or based on the ratio between costs incurred to date and estimated total costs at completion.

As soon as the estimate of the final outcome of a contract indicates a loss, a provision is recorded for the entire loss.

The gross margin of a long-term contract at completion is based on an analysis of total costs and income at completion, which are reviewed periodically and regularly throughout the life of the contract.

In accordance with IAS 11, construction contracts are presented in the statement of financial position as follows: for each construction contract, the accumulated costs incurred, as well as the gross margin recognized at the contract’s percentage of completion (plus accruals for foreseeable losses if needed), after deduction of the payments received from the clients, are shown on the asset side under the “Construction Contracts – Amounts in Assets” line item if the balance of those combined components is a debit; if the balance is a credit, these are shown on the liability side under the “Construction Contracts – Amounts in Liabilities” line item.

A construction contract is considered completed when the last technical milestone is achieved, which occurs upon contractual transfer of ownership of the asset or temporary delivery, even if conditional. Upon completion of the contract:

•	the balance of “Construction Contracts – Amounts in Assets”, which at that time amounts to the total sale price of the contract, less accumulated payments received under this contract at the delivery date, is invoiced to the customer and recorded as current receivables on contracts (see Note 16 – Trade receivables);

•	if necessary, a liability may be accrued and recorded in “Other Current Payables” in the statement of financial position in order to cover pending expenses to get the acceptance certificate from the client.

As per IAS 18, other long-term contracts are recorded as follows in the statement of financial position: invoicing in advance of revenue to be recognized is recorded as advances received in “Other Current Liabilities” (see Note 25 – Other current and non-current liabilities); invoicing that trails revenues to be recognized is recorded in “Trade Receivables” (see Note 16 – Trade receivables).

Costs incurred before contract signing (“bid costs”), when they can be directly linked to a future construction contract where the signature is almost certain, are recorded in “Construction Contracts – Amounts in Assets” (see Note 15 – Construction contracts), and then included in costs of ongoing contracts when the contract is obtained. From a practical point of view, costs effectively capitalized correspond to the bid costs incurred during the quarter of the contract’s award. Bid costs are directly recorded into consolidated income statement on the line “Selling Costs” when a contract is not secured.

(c) Foreign Currency Transactions and Financial Instruments

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are translated into the functional currency at the exchange rate applicable on the transaction date.

At the closing date, monetary assets and liabilities stated in foreign currencies are translated into the functional currency at the exchange rate prevailing on that date. Resulting exchange gains or losses are directly recorded in the income statement, except exchange gains or losses on cash accounts eligible for future cash flow hedging and for hedging on net foreign currency investments.

TRANSLATION OF FINANCIAL STATEMENTS OF SUBSIDIARIES IN FOREIGN CURRENCY

The income statements of foreign subsidiaries are translated into Euro at the average exchange rate prevailing during the year. Statements of financial position are translated at the exchange rate at the closing date. Differences arising in the translation of financial statements of foreign subsidiaries are recorded in other comprehensive income as foreign currency translation reserve. The functional currency of the foreign subsidiaries is most commonly the local currency.

DERIVATIVES AND HEDGING PROCESSING

Every derivative financial instrument held by the Group is aimed at hedging future inflows or outflows against exchange rate fluctuations during the period of contract performance. Derivative instruments and in particular forward exchange transactions are aimed at hedging future inflows or outflows against exchange rate fluctuations in relation with awarded commercial contracts.

Foreign currency treasury accounts designated for a contract and used to finance its future expenses in foreign currencies may qualify as a foreign currency cash flow hedge.

An economic hedging may occasionally be obtained by offsetting cash inflows and outflows on a single contract (“natural hedging”).

When implementing hedging transactions, each Group’s subsidiary enters into forward exchange contracts with banks or with Technip Eurocash SNC, the company that performs centralized treasury management for the Group. However, only instruments that involve a third party outside of the Group are designated as hedging instruments.

A derivative instrument qualifies for hedge accounting (fair value hedge or cash flow hedge) when there is a formal designation and documentation of the hedging relationship, and of the effectiveness of the hedge throughout the life of the contract. A fair value hedge aims at reducing risks incurred by changes in the market value of some assets, liabilities or firm commitments. A cash flow hedge aims at reducing risks incurred by variations in the value of future cash flows that may impact net income.

In order for a currency derivative to be eligible for hedge accounting treatment, the following conditions have to be met:

•	its hedging role must be clearly defined and documented at the date of inception; and

•	its efficiency should be proved at the date of inception and/or as long as it remains efficient. If the efficiency test results in a score between 80 and 125%, changes in fair value or in cash flows of the covered element must be almost entirely offset by the changes in fair value or in cash flows of the derivative instrument.

All derivative instruments are recorded and disclosed in the statement of financial position at fair value:

•	derivative instruments considered as hedging are classified as current assets and liabilities, as they follow the operating cycle; and

•	derivative instruments not considered as hedging are also classified as current assets and liabilities.

Changes in fair value are recognized as follows:

•	regarding cash flow hedges, the portion of the gain or loss corresponding to the effectiveness of the hedging instrument is recorded directly in other comprehensive income, and the ineffective portion of the gain or loss on the hedging instrument is recorded in the income statement. The exchange gain or loss on derivative cash flow hedging instruments, which is deferred in equity, is reclassified in the net income of the period(s) in which the specified hedged transaction affects the income statement;

•	the changes in fair value of derivative financial instruments that qualify as fair value hedge are recorded as financial income or expenses. The ineffective portion of the gain or loss is immediately recorded in the income statement. The carrying amount of a hedged item is adjusted by the gain or loss on this hedged item which may be allocated to the hedged risk and is recorded in the income statement; and

•	the changes in fair value of derivative financial instruments that do not qualify as hedging in accounting standards are directly recorded in the income statement.

The fair value of derivative financial instruments is estimated on the basis of valuations provided by bank counterparties or financial models commonly used in financial markets, using market data as of the statement of financial position date.

So as to determine this fair value, the Group uses the following hierarchy for determining and disclosing the fair value of financial instruments depending on the valuation methods:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly;

•	Level 3: inputs which have a significant effect on the recorded fair value and that are not based on observable market data.

Due to their short maturities, the fair value of cash, cash equivalents, trade receivables and trade payables is considered as being equivalent to carrying value.

BID CONTRACTS IN FOREIGN CURRENCY

To hedge its exposure to exchange rate fluctuations during the bid-period of construction contracts, Technip occasionally enters into insurance contracts under which foreign currencies are exchanged at a specified rate and at a specified future date only if the new contract is awarded. The premium the Group pays to enter into such an insurance contract is charged to the income statement when paid. If the commercial bid is not successful, the insurance contract is automatically terminated without any additional cash settlements or penalties.

In some cases, Technip may enter into foreign currency options for some proposals during the bid-period. These options cannot be eligible for hedging.

(d) Business Combinations

Assets, liabilities and contingent liabilities acquired within business combinations are recorded and valued at their fair value using the purchase method. Identifiable assets are depreciated over their estimated useful lives.

The goodwill, of which measurement results in difference between the acquisition price and the estimation of identifiable assets, liabilities and contingent liabilities at their fair value, is posted on the “Goodwill” line item when significant, under the “Intangible Assets” category. Goodwill is no longer amortized as per IFRS 3.

Adjustments recorded for a business combination on the provisional values of assets, liabilities and contingent liabilities are recognized as a retrospective change in goodwill when occurring within a 12-month period after the acquisition date and resulting from facts or circumstances that existed as of the acquisition date. After this measurement period ends, any change in valuation of assets, liabilities and contingent liabilities is accounted for in profit and loss statement, with no impact on goodwill.

The net value of intangible assets is subject to impairment tests performed on a regular basis, using the discounted cash flow method on the basis of the estimates of cash flows generated by the activities to which these goodwill are allocated, these estimates correspond to the most likely assumptions adopted by the Board of Directors. Impairment tests are based on estimates in terms of growth rates, operating margin rates, discount rates and corporate tax rates. The assumptions used are based on the three-year business plans for each activity that have been approved by the Board of Directors.

As a general rule, these business plans are determined in accordance with the Group accounting methods to establish its consolidated historical statements. The backlog and backlog scheduling forecasts, the investments in production capabilities, fleet and other logistic capabilities, as well as the internal and external market studies are critical to the elaboration of Technip’s business plans.

The goodwill and corresponding assets and liabilities are allocated to the appropriate activities (Onshore/Offshore/Subsea, corresponding to the Group CGUs).

Goodwill impairment analysis is performed during the fourth quarter of each financial year or whenever there is an indication that an asset may be impaired.

Actual figures may differ from projections. If calculations show that an asset shall be impaired, an impairment expense is recognized.

(e) Segment Information

INFORMATION BY BUSINESS SEGMENT

As per IFRS 8, an operating segment is a component of an entity:

•	that engages in business activities from which it may earn revenues and incur expenses;

•	whose operating results are regularly reviewed by the entity’s chief operating decision maker; and

•	for which distinct financial information is available.

The three business segments as reported to the main operating decision-maker, the Group Executive Committee, are organized as following:

•	the Subsea segment includes the design, manufacture, procurement and installation of subsea equipment;

•	the Onshore/Offshore segment includes the entire engineering and construction business for petrochemical and refining plants as well as facilities for developing onshore oil and gas fields (including gas treatment units, liquefied natural gas (LNG) units and onshore pipelines). It also includes the renewable energies and the engineering and construction of non-petroleum facilities; as well as the design and construction of fixed or floating facilities and surface installations; and

•	the Corporate segment includes holding company activities and central services rendered to Group subsidiaries, including IT services and reinsurance activities.

The items related to segment result disclosed by Technip in its business segment information are the “Operating Income/(Loss) from Recurring Activities” and the “Operating Income/(Loss)”. As a result, the segment result does not include financial income and expenses (except financial result on contracts) or income tax expense (because of shared treasury and tax management). Segment assets do not include asset items related to the latter, such as current and deferred income tax assets. Similarly, segment liabilities do not include liability items that are not connected to segment result, such as current and deferred income tax liabilities.

Adjustment items relate to the integration for their respective shares of incorporated entities linked to construction contracts in joint arrangements.

Joint arrangements in which the Group hold investments could be classified in two categories: those set up for the purpose of fulfilling a defined construction contract and those set up to build and operate vessels, principally flexible pipeline installation vessels (PLSVs) in Brazil. The fulfillment of contracts in joint arrangement being the core business of Technip, the Group should continue to release its contracts in partnership for their respective shares, whatever the legal structuration of the joint arrangement and whether or not the constitution of an incorporated legal entity is scheduled to host partly or fully the contract. The objective is to disclose all relevant financial information to the Group management and to the different participants of the financial markets.

Entities holding pipeline installation vessels should remain accounted using the equity method as their management and operational methods intrinsically corresponds to the concept of joint ventures as described in IFRS 11.

INFORMATION BY GEOGRAPHICAL AREA

From a geographical standpoint, operating activities and performances of Technip are reported on the basis of five areas, as follows:

•	Europe, Russia and Central Asia;

•	Africa;

•	Middle East;

•	Asia Pacific; and

•	Americas.

The items related to segment result disclosed by Technip in its geographical segment information are the “Operating Income/(Loss) from Recurring Activities” and the “Operating Income/(Loss)”.

Consequently, the segment result does not include financial income and expenses (except for the financial result on contracts), or income tax expense. Segment assets do not include asset items related to the latter, such as deferred and current tax assets.

Geographical areas are defined according to the following criteria: specific risks associated with activities performed in a given area, similarity of economic and political framework, regulation of exchange control, and underlying monetary risks.

The breakdown by geographical area is based on the contract delivery within the specific country.

(f) Operating Income from Recurring Activities and Operating Income

The whole share of income/(loss) of equity affiliates has been reclassified to operating income, these companies’ operations being in the continuation of the Group activity.

Income/(Charges) from disposals of consolidated companies (or group of assets and liabilities) disposed or to be disposed are identified in a separate item under operating income/(loss).

Income/(Charges) from non-current activities principally comprise restructuring costs, impairment losses on non-current tangible or intangible assets (or group of assets), as well as other operating income and charges such as provisions related to litigations.

As per IAS 1, these two last items only include impacts from operations and transactions that should be unusual in terms of nature and/or material in terms of amounts and that the Group deems necessary to disclose distinctly to ensure reliability and relevance of its financial information.

(g) Financial Result on Contracts

The financial result of cash management related to construction contracts is recorded together with the revenues when the corresponding treasury management is completely separate from the Central treasury and that contracts generate a significant net cash position.

(h) Income/(Loss) from Discontinued Operations

In compliance with IFRS 5, the result incurred by discontinued operations through sales or disposals is recorded under this line item. Discontinued operations consist of a whole line of business or geographical area.

(i) Earnings per Share

As per IAS 33 “Earnings per Share”, Earnings Per Share (EPS) are based on the average number of outstanding shares over the period, after deducting treasury shares.

Diluted earnings per share amounts are calculated by dividing the net profit of the period, restated if need be for the after-tax financial cost of dilutive financial instruments, by the sum of the weighted average number of outstanding shares, the weighted average number of share subscription options not yet exercised, the weighted average number of performance shares granted calculated using the share purchase method, and the weighted average number of shares of the convertible bonds and, if applicable, the effects of any other dilutive instrument.

In accordance with the share purchase method, only dilutive instruments are used in calculating EPS. Dilutive instruments are those for which the option exercise price plus the future IFRS 2 expense not yet recognized is lower than the average share price during the EPS calculation period.

(j) Property, Plant and Equipment (Tangible Assets)

In compliance with IAS 16 “Property, Plant and Equipment”, an asset is recognized only if the cost can be measured reliably and if future economic benefits are expected from its use.

Property, plant and equipment are carried at their historical cost or at their fair value in case of business combinations.

As per IAS 16, Technip uses different depreciation periods for each of the significant components of a single property, plant and equipment asset where the useful life of the component differs from that of the main asset. Following are the useful lives most commonly applied by the Group:

•	Buildings 10 to 50 years

•	Vessels 10 to 30 years

•	Machinery and Equipment 6 to 10 years

•	Office Fixtures and Furniture 5 to 10 years

•	Vehicles 3 to 7 years

•	IT Equipment 3 to 5 years

If the residual value of an asset is material and can be measured, it is taken into account in calculating its depreciable amount.

On a regular basis, the Group reviews the useful lives of its assets. That review is based on the effective use of the assets.

As per IAS 16, dry-dock expenses are capitalized as a separate component of the principal asset. They are depreciated over a period of three to five years.

Depreciation costs are recorded in the income statement as a function of the fixed assets’ use, split between the following line items: cost of sales, research and development costs, selling costs or general administrative costs.

In accordance with IAS 36, the carrying value of property, plant and equipment is reviewed for impairment whenever internal or external events indicate that there may be impairment, in which case, an impairment loss is recognized. As an example, indications of impairment loss used for vessels and analyzed together are mainly the asset workload scheduling, the change in its daily invoicing rate, its age as well as the frequency of its dry-docking.

In application of IAS 23, borrowing costs related to assets under construction are capitalized as part of the value of the asset.

(k) Intangible Assets

RESEARCH AND DEVELOPMENT COSTS GENERATED INTERNALLY

Research costs are expensed when incurred. In compliance with IAS 38, development costs are capitalized if all of the following criteria are met:

•	the projects are clearly identified;

•	the Group is able to reliably measure expenditures incurred by each project during its development;

•	the Group is able to demonstrate the technical and industrial feasibility of the project;

•	the Group has the financial and technical resources available to achieve the project;

•	the Group can demonstrate its intention to complete, to use or to commercialize products resulting from the project; and

•	the Group is able to demonstrate the existence of a market for the output of the intangible asset, or, if it is used internally, the usefulness of the intangible asset.

Since not all of the IAS 38 conditions were met for the disclosed period on ongoing development projects, no development expenses were capitalized, except some expenses related to IT projects developed internally.

OTHER INTANGIBLE ASSETS

Patents are amortized over their useful life, generally on a straight line basis over ten years. Costs related to software rights are capitalized, as are those related to creating proprietary IT tools, such as the E-procurement platform, or Group management applications which are amortized over their useful life, generally five years.

In accordance with IAS 36, the carrying value of intangible assets is reviewed for impairment whenever internal or external events indicate that there may be impairment, in which case, an impairment loss is recognized.

(l) Other Financial Assets

Other financial assets are recorded at fair value or at historical cost, as of the transaction date, if they cannot be measured reliably. In the latter case, impairment is recorded if the recoverable value is lower than the historical cost. The estimated recoverable value is computed by type of financial asset based on the future profitability or the market value of the company considered, as well as its net equity if needed.

NON-CONSOLIDATED INVESTMENTS

On initial recognition, non-consolidated investments are recognized at their acquisition cost including directly attributable transaction costs.

At the closing date, these investments are measured at their fair value. As investments under this category relate to unlisted securities, fair value is determined on the basis of discounted cash flows or failing that, based on the Group’s share in the Company’s equity.

RECEIVABLES RELATED TO INVESTMENTS

This item comprises loans and advances through current accounts granted to non-consolidated or equity affiliates.

SECURITY DEPOSITS AND OTHERS

This item essentially includes guarantee security deposits and escrow accounts related to litigation or arbitration.

(m) Available-for-Sale Financial Assets

Investments in listed companies which are not consolidated are recorded in this line item. They are initially and subsequently measured at fair value.

Variations in fair value are booked directly in other comprehensive income and unrealized gains or losses are recycled in the income statement upon disposal of the investment. An impairment loss is recorded through the income statement when the loss is sustained or significant.

(n) Inventories

Inventories are recognized at the lower of cost and net realisable value with cost being principally determined on a weighted-average cost basis.

Write-down of inventories are recorded when the net realizable value of inventories is lower than their net book value.

(o) Advances Paid to Suppliers

Advance payments made to suppliers under long-term contracts are shown under the “Advances to Suppliers” line item, on the asset side of the statement of financial position.

(p) Trade Receivables

Trade receivables are measured at amortized cost. A provision for doubtful accounts is recorded when the Group assesses the recoverable value is lower than the amortized costs.

Trade receivables only relate to contracts accounted for as per IAS 18 (see Note 1-C (b) – Long-term contracts) and delivered contracts.

(q) Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank and in hand, as well as marketable securities fulfilling the following criteria: a maturity of usually less than three months, highly liquid, a fixed exchange value and an insignificant risk of loss of value. Marketable securities are measured at their market value at period-end. Any change in fair value is recorded in the income statement.

(r) Treasury Shares

Treasury shares are recorded as a deduction to equity at their acquisition cost. Any gain or loss related to the sale of treasury shares is recognized directly in equity without affecting the income statement.

(s) Grants of Share Subscription Options, Share Purchase Options and Performance Shares

In accordance with IFRS 2, share subscription options, share purchase options and performance share grants constitute a benefit to the beneficiaries and represent additional compensation paid by the Group. This supplementary benefit is recognized as follows: the fair value of the granted options and shares which correspond to the services rendered by the employees in exchange for the options and shares received is determined at the grant date and recorded as an expense against the equity line item over the vesting period.

The fair value of the share subscription options, the share purchase options or the performance share grants is determined using the Cox Ross Rubinstein binomial model. The model takes into account the features of the option plan (exercise price, vesting period and exercise period) and the market data at the grant date (risk-free rate, expected volatility of the share price, estimated dividends, share price at grant date). Regarding the assessment of volatility, historical measures performed on the share price show great discrepancies depending upon the periods and the maturity chosen. In order to achieve a reliable measure of the future volatility, Technip decided to use an approach that consists in comparing measures of historical volatility over periods of one year, two years, three years and five years on the one hand and the share’s implied volatility on the other.

All share subscription option, share purchase option and performance share plans are exclusively settled in shares.

IFRS 2 applies to share-based payment plans granted after November 7, 2002 and not vested before January 1, 2005.

(t) Capital Increase Reserved for Employees

In compliance with IFRS 2, instruments awarded under employee share purchase plans are measured at fair value, estimated at the grant date based on the discount awarded to employees and the non-transferability period applicable to the shares subscribed.

The cost of employee share purchase plans is recognized in full in the statement of income and offset against consolidated equity, without any impact on total equity.

(u) Provisions (Current and Non-Current)

Accrued liabilities are recognized if and only if the following criteria are simultaneously met:

•	the Group has an ongoing obligation (legal or constructive) as a result of a past event;

•	the settlement of the obligation will likely require an outflow of resources embodying economic benefits without expected counterpart; and

•	the amount of the obligation can be reliably estimated: provisions are measured according to the risk assessment or the exposed charge, based upon best-known elements.

CURRENT PROVISIONS

Contingencies related to contracts: these provisions relate to claims and litigations on contracts.

Restructuring: once a restructuring plan has been decided and the interested parties have been informed, the plan is scheduled and valued. Restructuring provisions are fully recognized in compliance with IAS 37.

NON-CURRENT PROVISIONS

Pensions and other long-term benefits: the Group is committed to various employee benefit plans. Those obligations are settled either at the date of employee departures or at subsequent date in accordance with the laws and practices of each country in which it operates. Depending on affiliates, the main defined benefit plans can be:

•	end-of-career benefits, to be paid at the retirement date;

•	deferred compensation, to be paid when an employee leaves the Company;

•	retirement benefits to be paid in the form of a pension.

In compliance with IAS 19 revised in 2011, the Group has assessed its obligations in respect of employee pension plans and other long-term benefits such as “jubilee benefits”, post-retirement medical benefits, special termination benefits and cash incentive plans. The plan assets are recorded at fair value. Evaluations were coordinated so that liabilities could be measured using recognized and uniform actuarial methods, and were performed by an independent actuary.

The obligations of providing benefits under defined benefit plans are determined by independent actuaries using the projected unit credit actuarial valuation method as per IAS 19. The actuarial assumptions used to determine the obligations may vary depending on the country. The actuarial estimation is based on usual parameters such as future wage and salary increases, life expectancy, staff turnover rate and inflation rate.

The defined benefit liability equals the present value of the defined benefit obligation after deducting the plan assets. Present value of the defined benefit obligation is determined using present value of future cash disbursements based on interest rates of convertible bonds, in the currency used for benefit payment, and whose term is equal to the average expected life of the defined benefit plan.

According to amended IAS 19, the actuarial gains and losses resulting from adjustments related to experience and changes in actuarial assumptions are now recorded in other comprehensive income (see Note  23 – Pensions and other long-term employee benefit plans).

(v) Deferred Income Tax

Deferred income taxes are recognized in accordance with IAS 12, using the liability method (use of the last forecast tax rate passed or almost passed into law at the closing date), on all temporary differences at the closing date, between the tax bases of assets and liabilities and their carrying amounts for each Group’s company.

Deferred income taxes are reviewed at each closing date to take into account the effect of any changes in tax law and in the prospects of recovery.

Deferred income tax assets are recognized for all deductible temporary differences, unused tax credits carry-forwards and unused tax losses carry-forwards, to the extent that it is probable that taxable profit will be available.

To properly estimate the existence of future taxable income on which deferred tax assets could be allocated, the following items are taken into account:

•	existence of temporary differences which will cause taxation in the future;

•	forecasts of taxable results;

•	analysis of the past taxable results; and

•	existence of significant and non-recurring income and expenses, included in the past tax results, which should not repeat in the future.

Deferred income tax liabilities are recognized for all taxable temporary differences, except restrictively enumerated circumstances, in accordance with the provisions of IAS 12.

When a tax consolidation mechanism is in place for companies in a given country, the deferred tax calculation takes into account the individual tax situation of each subsidiary located in that country as well as the overall situation of all subsidiaries included in the scope of tax consolidation.

Tax assets and liabilities are not discounted.

( w) Financial Debts (Current and Non-Current)

Current and non-current financial debts include bond loans and other borrowings. Issuance fees and redemption premium on convertible bonds are included in the cost of debt on the liability side of the statement of financial position, as an adjustment to the nominal amount of the debt. The difference between the initial debt and redemption at maturity is amortized at the effective interest rate.

The convertible bonds with an option for conversion and/or exchangeable for new or existing shares (OCEANE) are recognized in two distinct components:

•	a debt component is recognized at amortized cost, which was determined using the market interest rate for a non-convertible bond with similar features. The carrying amount is recognized net of its proportionate share of the debt issuance costs; and

•	a conversion option component is recognized in equity for an amount equal to the difference between the issuing price of the OCEANE convertible bond and the value of the debt component. The carrying amount is recognized net of its proportionate share of the debt issuance costs and corresponding deferred taxes. This value is not remeasured but will be adjusted for all conversion of bonds.

(x) Assets and Liabilities Held for Sale

The Group considers every non-current asset as an asset held for sale if it is very likely that its book value will be recovered principally by a sale transaction rather than by its continued use. Assets classified as held for sale are measured at the lower of either the carrying amount or the fair value less selling costs.

Note 2 Scope of Consolidation

(A) Main Variations

Year Ended December 31, 2015

On May 29, 2015, Technip acquired the remaining 50% of Doftech DA’s shares from DOF Subsea AS. As a consequence, Doftech DA previously consolidated by equity method is consolidated at 100% by global integration. In addition, Technip becomes the sole owner of the Deep Arctic (ex-Skandi Arctic), a diving support vessel specially designed to meet the North Sea market requirements.

Year Ended December 31, 2014

On April 30, 2014, Technip sold the totality of its fully owned subsidiary Technip TPS, specialized in engineering and construction for the industry, to the WSP Group (WSP is one of the world’s leading professional services firms) for a total amount of €12.1 million as of December 31, 2014.

On June 3, 2014, September 26, 2014 then on December 4, 2014, Technip sold the totality of its 75% of investment in Seamec to HAL Offshore Limited, India at a consideration of 97 Indian rupees per share (translating to a total amount of €31.4 million as of December 31, 2014).

Seamec Limited and its 100% subsidiary Seamec International FZE are not anymore consolidated in Technip Group accounts as of December 31, 2014.

On December 30, 2014, Technip acquired the technology Zimmer®. Based in Frankfurt, Germany, Technip Zimmer GmbH constitutes the new polymers technology business of Technip. This activity is integrated through Technip Stone & Webster Process Technology, the Onshore global business unit formed in 2012 to manage the Company’s expanding portfolio of downstream process technologies.

Technip Zimmer GmbH’s business includes technologies for the processing of polyesters and polyamides, research and development facilities, and a team of around forty skilled engineers, researchers and project teams.

The new polymers business will diversify and strengthen Technip’s portfolio of downstream technologies in its Onshore segment.

No material impact was recognized following the completion of the purchase price allocation performed in 2015 and the final goodwill recognized in the consolidated financial statements as of December 31, 2015 for the acquisition of the technology Zimmer® amounts to €62.4 million.

Year ended December 31, 2013

On March 8, 2013, Technip announced the acquisition of Ingenium AS, a highly-experienced offshore engineering and services contractor located in Oslo, Norway. Ingenium AS designs and develops mechanical and electro-hydraulic tools and equipment, for the offshore oil and gas industry, and provides engineering services for sub-marine operations, such as the installation of pipes and cables. The company comprised over 20 highly-skilled engineers in the Subsea business.

The goodwill recognized in the consolidated financial statements as of June 30, 2013, for the acquisition of the company Ingenium AS amounted to €8.3 million.

The acquisition costs of this company, net of cash acquired, amounted to €8.2 million.

This company was merged with Technip Norge AS on August 29, 2013.

(B) Other Variations

Year ended December 31, 2015

On October 12, 2015, Technip divested its 100% ownership in the company Technip Benelux NV (Belgium).

On December 15, 2015, the Group also decided to dispose its 39% share in the company Crestech (Nigeria) to its partner Highcrest Technologies Ltd.

There is no other significant change in the scope of consolidation compared to December 31, 2014.

Year ended December 31, 2014

On April 3, 2014, Technip purchased 49% of Kanfa AS, a company that delivers overall process solutions and services to the Offshore and Oil, Gas and LNG Industry with main focus on the worldwide FPSO market. This company is integrated by equity method in Group accounts.

On October 14, 2014, Technip purchased 51% of Inocean AS, a company that offers naval architect and engineering services in all phases of a project cycle and has activities primarily within the offshore oil and gas sector. Inocean AS has intellectual property rights to various floating installations and vessels. This company is fully consolidated in Group consolidated accounts.

There is no other significant change in the scope of consolidation compared to December 31, 2013.

Year ended December 31, 2013

There is no other significant change in the scope of consolidation compared to December 31, 2012.

(C) Scope of Consolidation

As of December 31, 2015

As of December 31, 2015, the scope of consolidation consists of 210 entities, out of which 166 are fully consolidated and 44 are accounted for under the equity method.

The table below sets forth the main consolidated entities:

Fully Consolidated Companies	Country	As of December 31, 2015 % Interest	As of December 31, 2015 % Control

Technip	France	Consolidating Company	Consolidating Company
Angoflex SAS	France	100%	100%
Cybernétix	France	100%	100%
Flexi France	France	100%	100%
Seal Engineering	France	100%	100%
Technip Eurocash SNC	France	100%	100%
Technip France	France	100%	100%
Technip Offshore International	France	100%	100%
Technipnet	France	100%	100%
Technip Angola	Angola	60%	100%
Global Offshore Pty Ltd	Australia	100%	100%
Technip Oceania Pty Ltd	Australia	100%	100%
Flexibras Tubos Flexiveis	Brazil	100%	100%
Global Brasil Oleodutos e Servicos Ltda	Brazil	100%	100%
Technip Brasil Engenharia	Brazil	100%	100%
Technip Operadora Portuaria	Brazil	100%	100%
Technip Offshore Finland OY	Finland	100%	100%
Technip Germany	Germany	100%	100%
Technip India	India	100%	100%
PT Global Industries Asia Pacific	Indonesia	100%	100%
PT Technip Indonesia	Indonesia	100%	100%
Technip Italy	Italy	100%	100%
Front End Re	Luxembourg	100%	100%
Asiaflex Products	Malaysia	100%	100%
Technip Far East	Malaysia	100%	100%
Technip Geoproduction (M)	Malaysia	100%	100%
Technip Marine (M) Sdn. Bhd.	Malaysia	100%	100%
Global Offshore Mexico S. de R.L. de C.V.	Mexico	100%	100%
Technip de Mexico S. de R. L. de C.V.	Mexico	100%	100%
Technip Benelux BV	Netherlands	100%	100%
Technip Ships (Netherlands) BV	Netherlands	100%	100%
Technip Offshore (Nigeria)	Nigeria	100%	100%
Technip Chartering Norge AS	Norway	100%	100%
Technip Coflexip Norge AS	Norway	100%	100%
Technip Norge AS	Norway	100%	100%
Technip Chemical Engineering (Tianjin)	People’s Republic of China	100%	100%
Technip RUS	Russia	100%	100%
Technip Saudi Arabia	Saudi Arabia	100%	100%

Fully Consolidated Companies	Country	As of December 31, 2015 % Interest	As of December 31, 2015 % Control
Coflexip Singapore	Singapore	100%	100%
Technip Singapore	Singapore	100%	100%
Technip Engineering (Thailand)	Thailand	100%	100%
Genesis Oil & Gas Consultants Ltd	United Kingdom	100%	100%
Technip E&C Ltd	United Kingdom	100%	100%
Technip UK Ltd	United Kingdom	100%	100%
Technip E&C, Inc.	United States of America	100%	100%
Technip S&W International, Inc.	United States of America	100%	100%
Technip Stone & Webster Process Technology, Inc.	United States of America	100%	100%
Technip Umbilicals Inc.	United States of America	100%	100%
Technip USA Holdings Inc.	United States of America	100%	100%
Technip USA Inc.	United States of America	100%	100%

Companies accounted for under the equity method	Country	As of December 31, 2015 % Interest	As of December 31, 2015 % Control
South Tambey LNG	France	50%	50%
Yamgaz	France	50%	50%
Dofcon Navegaçao Ltda	Brazil	50%	50%
Desarrolladora de Etileno, S. de R.L. de C.V.	Mexico	40%	40%
Ethylene XXI Contractors S.A.P.I. de C.V.	Mexico	40%	40%
Etileno XXI Holding BV	Netherlands	50%	50%
Etileno XXI Services BV	Netherlands	40%	40%
Technip Odebrecht PLSV CV	Netherlands	50%	50%
Yamgaz (Shanghai) Co. Ltd	People’s Republic of China	50%	50%
Forsys Subsea Ltd	United Kingdom	50%	50%

All consolidated companies close their accounts as of December 31 except Technip India which closes their statutory accounts as of March 31, and Technip South Africa which closes its statutory accounts as of June 30. However, both entities perform an interim account closing as of December 31 for the purpose of Group consolidation.

As of December 31, 2014

As of December 31, 2014, the scope of consolidation consists of 209 entities, out of which 170 are fully consolidated and 39 are accounted under the equity method.

The table below sets forth the main consolidated entities:

Fully Consolidated Companies	Country	As of December 31, 2014 % interest	As of December 31, 2014 % control
Technip	France	Consolidating Company	Consolidating Company
Technip France	France	100%	100%
Flexi France	France	100%	100%
Technip Corporate Services	France	100%	100%
Technip Eurocash SNC	France	100%	100%
Technip Offshore International	France	100%	100%
Technipnet	France	100%	100%
Angoflex Lda.	Angola	70%	100%
Technip Angola	Angola	60%	100%
Global Offshore Pty Ltd	Australia	100%	100%
Flexibras Tubos Flexiveis	Brazil	100%	100%

Fully Consolidated Companies	Country	As of December 31, 2014 % interest	As of December 31, 2014 % control
Global Brasil Oleodutos E Servicos Ltda	Brazil	100%	100%
Technip Brasil Engenharia	Brazil	100%	100%
Technip Canada	Canada	100%	100%
Global Industries International, LP	Cayman Islands, British West-Indies	100%	100%
Technip Offshore Finland OY	Finland	100%	100%
Technip Zimmer Gmbh	Germany	100%	100%
Technip India	India	100%	100%
Technip Italy	Italy	100%	100%
Front End Re	Luxembourg	100%	100%
Global Asia Pacific Industries Sdn. Bhd.	Malaysia	100%	100%
Technip Far East	Malaysia	100%	100%
Technip Geoproduction (M)	Malaysia	100%	100%
Technip Marine (M) Sdn. Bhd.	Malaysia	100%	100%
Coflexip Stena Offshore (Mauritius)	Mauritius	100%	100%
Global Offshore Mexico S. de R.L. de C.V.	Mexico	100%	100%
Technip Benelux BV	Netherlands	100%	100%
Technip Ships (Netherlands) BV	Netherlands	100%	100%
Technip Offshore (Nigeria)	Nigeria	100%	100%
Technip Norge AS	Norway	100%	100%
Technip RUS	Russia	100%	100%
Technip Saudi Arabia	Saoudi Arabia	100%	100%
Technip Singapore	Singapore	100%	100%
Technip Middle East	United Arab Emirates	100%	100%
Genesis Oil & Gas Consultants Ltd	United Kingdom	100%	100%
Technip UK Ltd	United Kingdom	100%	100%
Technip E&C, Inc.	United States of America	100%	100%
Technip Stone & Webster Process Technology, Inc.	United States of America	100%	100%
Technip Umbilicals Inc.	United States of America	100%	100%
Technip USA Holdings Inc.	United States of America	100%	100%
Technip USA Inc.	United States of America	100%	100%

Companies accounted for under the equity method	Country	As of December 31, 2014 % interest	As of December 31, 2014 % control
South Tambey LNG	France	50%	50%
Yamgaz	France	50%	50%
FSTP Brasil Ltda	Brazil	25%	25%
Dofcon Navegacao Ltda	Brazil	50%	50%
Ethylene XXI Contractors S.A.P.I. de C.V.	Mexico	40%	40%
Etileno XXI Services BV	Netherlands	40%	40%
Technip Odebrecht PLSV CV	Netherlands	50%	50%
FSTP Pte Ltd	Singapore	25%	25%
Badger Licensing LLC – JV	United States of America	50%	50%

All consolidated companies close their accounts as of December 31 except Technip India which closes their statutory accounts as of March 31, and Technip South Africa which closes its statutory accounts as of June 30. However, both entities perform an interim account closing as of December 31 for the purpose of Group consolidation.

As of December 31, 2013

Fully Consolidated Companies	Country	As of December 31, 2013 % Interest	As of December 31, 2013 % Control
Technip	France	Consolidating Company	Consolidating Company
Flexi France	France	100%	100%
Technip France	France	100%	100%
Technip Marine	France	100%	100%
Technip Offshore International	France	100%	100%
Technipnet	France	100%	100%
Angoflex Lda.	Angola	70%	100%
Technip Angola	Angola	60%	100%
Global Offshore (Pty) Ltd	Australia	100%	100%
Technip CSO Australia (Pty) Ltd	Australia	100%	100%
Technip Oceania (Pty) Ltd	Australia	100%	100%
Flexibras Tubos Flexiveis	Brazil	100%	100%
Global Brasil Oleodutos E Servicos Ltda	Brazil	100%	100%
Technip Brasil Engenharia	Brazil	100%	100%
Technip Canada	Canada	100%	100%
Global Industries International LP	Cayman Islands, British West-Indies	100%	100%
Technip Offshore Finland OY	Finland	100%	100%
Technip Germany Holding	Germany	100%	100%
Technip Italy	Italy	100%	100%
Front End Re	Luxembourg	100%	100%
Asiaflex Products	Malaysia	100%	100%
Global Asia Pacific Industries Sdn. Bhd.	Malaysia	100%	100%
Technip Far East	Malaysia	100%	100%
Technip Geoproduction (M)	Malaysia	100%	100%
Technip Marine (M) Sdn. Bhd.	Malaysia	100%	100%
Global Offshore Mexico S. de R.L. de C.V.	Mexico	100%	100%
Global Vessels Mexico S. de R.L. de C.V.	Mexico	100%	100%
Technip Benelux BV	Netherlands	100%	100%
Technip Offshore NV	Netherlands	100%	100%
Technip Norge AS	Norway	100%	100%
Technip Polska	Poland	100%	100%
Technip RUS	Russia	100%	100%
Technip Saudi Arabia	Saudi Arabia	100%	100%
Technip Singapore	Singapore	100%	100%
Technip E&C Ltd	United Kingdom	100%	100%
Technip Offshore Holdings Ltd	United Kingdom	100%	100%
Technip Offshore Wind Ltd	United Kingdom	100%	100%
Technip UK Ltd	United Kingdom	100%	100%
Duco Inc.	United States of America	100%	100%
Technip S&W International, Inc.	United States of America	100%	100%

Fully Consolidated Companies	Country	As of December 31, 2013 % Interest	As of December 31, 2013 % Control
Technip Stone & Webster Process Technology, Inc.	United States of America	100%	100%
Technip USA Holdings Inc.	United States of America	100%	100%
Technip USA Inc.	United States of America	100%	100%

Companies accounted for under the equity method	Country	As of December 31, 2013 % Interest	As of December 31, 2013 % Control
FSTP Brasil Ltda	Brazil	25%	25%
Desarrolladora de Etileno, S. de R.L. de C.V.	Mexico	40%	40%
Ethylene XXI Contractors S.A.P.I. de C.V.	Mexico	40%	40%
Etileno XXI Holding BV	Netherlands	50%	50%
Etileno XXI Services BV	Netherlands	40%	40%
FSTP Pte Ltd	Singapore	25%	25%

All consolidated companies close their accounts as of December 31 except Technip KT India, SEAMEC, Technip India and Technip E&C India Ltd which close their statutory accounts as of March 31, and Technip South Africa which closes its statutory accounts as of June 30. However they perform an interim account closing as of December 31 for the Group consolidation purpose.

Note 3 Segment Information

The table below shows information on Technip’s reportable business and geographical segments in accordance with IFRS 8 (see Note 1-C (e) – Segment information).

(A) Information by Business Segment

	2015

In millions of Euro	Subsea	Onshore/ Offshore	Corporate	Non Allocable and Eliminations	Total Continuing Operations	Total Adjusted	Adjustments	Total Consolidated

Revenues	5,876.0	6,332.7	-	-	12,208.7	12,208.7	(1,870.8)	10,337.9
Gross Margin	1,118.3	363.4	-	-	1,481.7	1,481.7	(36.0)	1,445.7
Operating Income/(Loss) from Recurring Activities	832.0	32.8	(82.6)	-	782.2	782.2	(36.2)	746.0
Share of Income/(Loss) of Equity Affiliates	19.1	1.1	-	-	20.2	20.2	34.4	54.6
Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	851.1	33.9	(82.6)	-	802.4	802.4	(1.8)	800.6
Income/(Charges) from Disposals of Activities	-	-	-	-	-	-	-	-
Income/(Charges) from Non-Current Activities	-	(1.2)	-	(468.6)	(469.8)	(469.8)	-	(469.8)
Operating Income/(Loss)	851.1	32.7	(82.6)	(468.6)	332.6	332.6	(1.8)	330.8
Financial Income/(Expenses)	-	-	-	(157.4)	(157.4)	(157.4)	(0.2)	(157.6)
Income Tax Expense	-	-	-	(119.0)	(119.0)	(119.0)	2.0	(117.0)
NET INCOME/(LOSS) FOR THE YEAR	NA	NA	NA	NA	56.2	56.2	-	56.2
Segment Assets	5,881.7	7,286.4	1,569.3	-	14,737.4	14,737.4	(1,850.5)	12,886.9
Investments in Equity Affiliates	59.8	38.5	-	-	98.3	98.3	33.1	131.4
Unallocated Assets	-	-	-	700.3	700.3	700.3	(49.6)	650.7
TOTAL ASSETS	5,941.5	7,324.9	1,569.3	700.3	15,536.0	15,536.0	(1,867.0)	13,669.0
Segment Liabilities (1)	3,333.8	4,931.4	2,342.1	-	10,607.3	10,607.3	(1,858.6)	8,748.7
Unallocated Liabilities (2)	-	-	-	4,928.7	4,928.7	4,928.7	(8.4)	4,920.3
TOTAL LIABILITIES AND EQUITY	3,333.8	4,931.4	2,342.1	4,928.7	15,536.0	15,536.0	(1,867.0)	13,669.0

Other Segment Information
Backlog (3)	7,309.4	9,660.8	-	-	16,970.2	16,970.2	NA	NA
Order Intake (4)	3,105.8	4,459.3	-	-	7,565.1	7,565.1	NA	NA
Capital Expenditures:
● Property, Plant and Equipment	255.1	26.7	-	-	281.8	281.8	(1.5)	280.3
● Intangible Assets	6.3	6.8	-	-	13.1	13.1	(0.1)	13.0
Amortization:
● Property, Plant and Equipment	(257.2)	(27.2)	-	-	(284.4)	(284.4)	0.2	(284.2)
● Intangible Assets	(10.2)	(11.0)	-	-	(21.2)	(21.2)	0.1	(21.1)
Impairment of Assets	-	-	-	(40.7)	(40.7)	(40.7)	-	(40.7)

(1)Segment liabilities allocated to the Corporate segment include financial debts such as bonds and other bank borrowings.

(2)Non allocable liabilities essentially include shareholders’ equity.

(3)Corresponds to ongoing contracts to be delivered. The backlog is defined as the difference at a specified date between the aggregate contractual sale price of all contracts in force and the cumulative revenues recognized from these contracts as of that date.

(4)Corresponds to signed contracts which have come into force.

In millions of Euro	2014
	Subsea	Onshore/ Offshore	Corporate	Non Allocable and Eliminations	Total Continuing Operations	Total adjusted	Adjustments	Total Consolidated

Revenues	4,880.4	5,844.1	-	-	10,724.5	10,724.5	(650.6)	10,073.9
Gross Margin	898.6	615.6	-	-	1,514.2	1,514.2	(46.6)	1,467.6
Operating Income/(Loss) from Recurring Activities	624.2	268.9	(86.7)	-	806.4	806.4	(46.5)	759.9
Share of Income/(Loss) of Equity Affiliates	10.9	7.3	-	-	18.2	18.2	22.1	40.3
Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates	635.1	276.2	(86.7)	-	824.6	824.6	(24.4)	800.2
Income/(Charges) from Disposals of Activities	-	-	-	(5.5)	(5.5)	(5.5)	-	(5.5)
Income/(Charges) from Non-Current Activities	(1.2)	(5.1)	-	(61.8)	(68.1)	(68.1)	-	(68.1)
Operating Income/(Loss)	633.9	271.1	(86.7)	(67.3)	751.0	751.0	(24.4)	726.6
Financial Income/(Expenses)	-	-	-	(128.5)	(128.5)	(128.5)	1.2	(127.3)
Income Tax Expense	-	-	-	(180.1)	(180.1)	(180.1)	23.2	(156.9)
NET INCOME/(LOSS) FOR THE YEAR	NA	NA	NA	NA	442.4	442.4	-	442.4
Segment Assets	6,513.1	5,312.9	2,042.8	-	13,868.8	13,868.8	(1,182.2)	12,686.6
Investments in Equity Affiliates	118.5	38.3	-	-	156.8	156.8	38.8	195.6
Unallocated Assets	-	-	-	574.4	574.4	574.4	(36.8)	537.6
TOTAL ASSETS	6,631.6	5,351.2	2,042.8	574.4	14,600.0	14,600.0	(1,180.2)	13,419.8
Segment Liabilities (1)	3,059.8	4,603.5	2,205.7	-	9,869.0	9,869.0	(1,165.8)	8,703.2
Unallocated Liabilities (2)	-	-	-	4,731.0	4,731.0	4,731.0	(14.4)	4,716.6
TOTAL LIABILITIES AND EQUITY	3,059.8	4,603.5	2,205.7	4,731.0	14,600.0	14,600.0	(1,180.2)	13,419.8

Other Segment Information
Backlog (3)	9,727.8	11,208.4	-	-	20,936.2	20,936.2	NA	NA
Order Intake (4)	6,837.3	8,458.5	-	-	15,295.8	15,295.8	NA	NA
Capital Expenditures:
● Property, Plant and Equipment	330.7	29.5	-	-	360.2	360.2	(0.6)	359.6
● Intangible Assets	6.9	8.5	-	-	15.4	15.4	-	15.4
Amortization:
● Property, Plant and Equipment	(219.0)	(22.0)	-	-	(241.0)	(241.0)	-	(241.0)
● Intangible Assets	(8.8)	(10.7)	-	-	(19.5)	(19.5)	-	(19.5)
Impairment of Assets	(19.5)	(3.3)	-	-	(22.8)	(22.8)	-	(22.8)

(1)  Segment liabilities allocated to the Corporate segment include financial debts such as bonds and other bank borrowings.

(2)  Non allocable liabilities essentially include shareholders’ equity.

(3)  Corresponds to ongoing contracts to be delivered. The backlog is defined as the difference at a specified date between the aggregate contractual sale price of all contracts in force and the cumulative revenues recognized from these contracts as of that date.

(4)  Corresponds to signed contracts which have come into force.

	2013
In millions of Euro	Subsea	Onshore/ Offshore	Corporate	Non Allocable and Eliminations	Total Continuing Operations	Discontinued Operations	Total Adjusted	Adjustments	Total Consolidated
Revenues	4,065.0	5,220.1	-	-	9,285.1	-	9,285.1	(437.4)	8,847.7
Gross Margin	901.3	703.8	-	-	1,605.1	-	1,605.1	(18.4)	1,586.7
Operating Income/(Loss) from Recurring Activities	582.1	344.7	(91.9)	-	834.9	-	834.9	(17.9)	817.0
Share of Income/(Loss) of Equity Affiliates	(7.1)	6.7	-	-	(0.4)	-	(0.4)	35.6	35.2
Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates	575.0	351.4	(91.9)	-	834.5	-	834.5	17.7	852.2
Income/(Charges) from Disposals of Activities	-	-	-	-	-	-	-	-	-
Income/(Charges) from Non-Current Activities	-	-	-	-	-	-	-	-	-
Operating Income/(Loss)	575.0	351.4	(91.9)	-	834.5	-	834.5	17.7	852.2
Financial Income/(Expenses)	-	-	-	(78.6)	(78.6)	-	(78.6)	(3.0)	(81.6)
Income Tax Expense	-	-	-	(185.9)	(185.9)	-	(185.9)	(14.7)	(200.6)
Discontinued Operations	-	-	-	-	-	-	-	-	-
NET INCOME/(LOSS) FOR THE YEAR	NA	NA	NA	NA	570.0	-	570.0	-	570.0
Segment Assets	5,507.5	4,854.3	2,183.5	-	12,545.3	-	12,545.3	(320.2)	12,225.1
Investments in Equity Affiliates	84.6	33.4	-	-	118.0	-	118.0	54.2	172.2
Unallocated Assets	-	-	-	360.2	360.2	-	360.2	(20.3)	339.9
TOTAL ASSETS	5,592.1	4,887.7	2,183.5	360.2	13,023.5	-	13,023.5	(286.3)	12,737.2
Segment Liabilities (1)	2,590.7	3,771.5	2,145.6	-	8,507.8	-	8,507.8	(209.5)	8,298.3
Unallocated Liabilities (2)	-	-	-	4,515.7	4,515.7	-	4,515.7	(76.8)	4,438.9
TOTAL LIABILITIES	2,590.7	3,771.5	2,145.6	4,515.7	13,023.5	-	13,023.5	(286.3)	12,737.2
Other Segment Information
Backlog (3)	7,542.7	7,932.7	-	-	15,475.4	-	15,475.4	(728.4)	14,747.0
Order Intake (4)	5,975.7	5,148.2	-	-	11,123.9	-	11,123.9	(204.6)	10,919.3
Capital Expenditures:
■ Property, Plant and Equipment	503.9	47.4	-	-	551.3	-	551.3	-	551.3
■ Intangible Assets	10.8	13.1	-	-	23.9	-	23.9	-	23.9
Amortization:
■ Property, Plant and Equipment	(166.4)	(34.9)	-	-	(201.3)	-	(201.3)	-	(201.3)
■ Intangible Assets	(13.7)	(2.8)	-	-	(16.5)	-	(16.5)	-	(16.5)
Impairmentof Assets	-	-	-	-	-	-	-	-	-

(1)Segment liabilities allocated to the Corporate segment include financial debts such as bonds and other bank borrowings.

(2)Non allocable liabilities essentially include shareholders’ equity.

(3)Corresponds to ongoing contracts to be delivered. The backlog is defined as the difference at a specified date between the aggregate contractual sale price of all contracts in force and the cumulative revenues recognized from these contracts as of that date.

(4)Corresponds to signed contracts which have come into force.

(B) Information by Geographical Area

In millions of Euro	2015
	Europe, Russia, Central Asia	Africa	Middle East	Asia Pacific	Americas	Non Allocable	Total Consolidated

Revenues (1)	2,898.5	1,852.4	958.0	2,036.9	2,592.1	-	10,337.9
Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	253.9	149.4	(89.6)	225.0	344.5	(82.6)	800.6
OPERATING INCOME/(LOSS)	253.9	149.4	(89.6)	225.0	344.5	(552.4)	330.8
Intangible Assets (excluding Goodwill) (2)	55.9	0.5	-	0.4	47.7	-	104.5
Property, Plant and Equipment (3)	526.4	54.2	0.7	204.7	217.1	1,571.8	2,574.9
Financial Assets (4)	339.1	6.4	(17.7)	25.6	28.2	-	381.6

(1)Includes revenues earned in France: €87.7 million.

(2)Includes intangible assets in France: €52.7 million and in Brazil: €5.1 million.

(3)Includes tangible assets in France: €164.2 million. The fleet of vessels (including vessels under construction) that operate in different geographical areas and therefore cannot be allocated to a specific area is reported under “Non allocable”.

(4)Includes financial assets in France: €134.7 million and in United States of America: €11.7 million.

In millions of Euro	2014
	Europe, Russia, Central Asia	Africa	Middle East	Asia Pacific	Americas	Non Allocable	Total Consolidated

Revenues (1)	3,091.9	1,219.4	1,199.9	1,962.5	2,600.2	-	10,073.9
Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	345.1	5.2	72.7	168.8	295.1	(86.7)	800.2
OPERATING INCOME/(LOSS)	345.1	5.2	72.7	168.8	295.1	(160.3)	726.6
Intangible Assets (excluding Goodwill) (2)	59.5	0.6	-	1.0	46.7	-	107.8
Property, Plant and Equipment (3)	562.0	55.1	0.9	178.0	315.6	1,389.2	2,500.8
Financial Assets (4)	254.4	1.3	(4.7)	20.2	184.0	-	455.2

(1)Includes revenues earned in France: €90.7 million.

(2)Includes intangible assets in France: €57.5 million and in Brazil: €6.4 million.

(3)Includes tangible assets in France: € 161.9 million. The fleet of vessels (including vessels under construction) that operate in different geographical areas and therefore cannot be allocated to a specific area is reported under “Non allocable”.

(4)Includes financial assets in France: €93.1 million and in United States of America: €12.3 million.

	2013
In millions of Euro	Europe, Russia, Central Asia	Africa	Middle East	Asia Pacific	Americas	Non Allocable	Total Consolidated
Revenues (1)	2,746.0	779.1	959.9	1,946.8	2,415.9	-	8,847.7
Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	377.9	48.7	101.9	232.2	183.4	(91.9)	852.2
OPERATING INCOME/(LOSS)	377.9	48.7	101.9	232.2	183.4	(91.9)	852.2
Intangible Assets (excluding Goodwill) (2)	58.9	0.7	-	1.1	45.8	-	106.5
Property, Plant and Equipment (3)	540.1	54.2	0.8	156.6	289.1	1,312.0	2,352.8
Financial Assets (4)	224.8	1.0	11.0	35.9	80.0	-	352.7

(1)Includes revenues earned in France: €117.8 million.

(2)Includes intangible assets in France: €57.7 million and in Brazil: €7.0 million.

(3)Includes tangible assets in France: € 157.3 million. The fleet of vessels (including vessels under construction) that operate in different geographical areas and therefore cannot be allocated to a specific area is reported under “Non allocable”.

(4)Includes financial assets in France: €123.1 million and in United States of America: €10.5 million.

(C) Reconciliation between Adjusted and Consolidated Items

As specified in Note 1-C (e) – Segment Information, adjustments items on Group financial statements relate to the integration for their respective shares of incorporated entities linked to construction contracts in joint arrangements. Adjusted financial statements and their reconciliation with consolidated financial statements as per IFRS are disclosed as following.

	12 months
In millions of Euro	2015 Adjusted	Adjustments	2015 Consolidated
Revenues	12,208.7	(1,870.8)	10,337.9
Cost of Sales	(10,727.0)	1,834.8	(8,892.2)
Gross Margin	1,481.7	(36.0)	1,445.7
Research and Development Costs	(86.1)	-	(86.1)
Selling Costs	(214.5)	-	(214.5)
Administrative Costs	(404.0)	0.1	(403.9)
Other Operating Income	20.6	(0.3)	20.3
Other Operating Expenses	(15.5)	-	(15.5)
Operating Income/(Loss) from Recurring Activities	782.2	(36.2)	746.0
Share of Income/(Loss) of Equity Affiliates	20.2	34.4	54.6
Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates	802.4	(1.8)	800.6
Income/(Charges) from Disposals of Activities	-	-	-
Income/(Charges) from Non-Current Activities	(469.8)	-	(469.8)
Operating Income/(Loss)	332.6	(1.8)	330.8
Financial Income	631.7	(6.2)	625.5
Financial Expenses	(789.1)	6.0	(783.1)
Income/(Loss) before Tax	175.2	(2.0)	173.2
Income Tax Expense	(119.0)	2.0	(117.0)
Income/(Loss) from Continuing Operations	56.2	-	56.2
NET INCOME/(LOSS) FOR THE YEAR	56.2	-	56.2
Attributable to:
Shareholders of the Parent Company	45.1	-	45.1
Non-Controlling Interests	11.1	-	11.1
Earnings per Share (in Euro)	0.39	-	0.39
Diluted Earnings per Share (in Euro)	0.39	-	0.39

The reconciliation of the net income attributable to shareholders of the Parent Company to the underlying net income, which corresponds to the net income attributable to shareholders of the Parent Company excluding exceptional items, is as following:

In millions of Euro	12 months
2015 Adjusted
Net Income/(Loss) for the Year Attributable to Shareholders of the Parent Company	45.1
One-off Charges (*)	635.3
Other Charges	18.9
Financial Result and Tax effect	(112.5)
Underlying Net Income/(Loss) for the Year	586.8
(*) Corresponding to the total amount of charges relating to the restructuring plan announced on July 6, 2015.

In millions of Euro	12 months
	2014 Adjusted	Adjustments	2014 Consolidated
Revenues	10,724.5	(650.6)	10,073.9
Cost of Sales	(9,210.3)	604.0	(8,606.3)
Gross Margin	1,514.2	(46.6)	1,467.6
Research and Development Costs	(82.6)	-	(82.6)
Selling Costs	(221.1)	-	(221.1)
Administrative Costs	(423.8)	0.2	(423.6)
Other Operating Income	31.1	(0.1)	31.0
Other Operating Expenses	(11.4)	-	(11.4)
Operating Income/(Loss) from Recurring Activities	806.4	(46.5)	759.9
Share of Income/(Loss) of Equity Affiliates	18.2	22.1	40.3
Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates	824.6	(24.4)	800.2
Income/(Charges) from Disposals of Activities	(5.5)	-	(5.5)
Income/(Charges) from Non-Current Activities	(68.1)	-	(68.1)
Operating Income/(Loss)	751.0	(24.4)	726.6
Financial Income	452.8	(2.8)	450.0
Financial Expenses	(581.3)	4.0	(577.3)
Income/(Loss) before Tax	622.5	(23.2)	599.3
Income Tax Expense	(180.1)	23.2	(156.9)
Income/(Loss) from Continuing Operations	442.4	-	442.4
NET INCOME/(LOSS) FOR THE YEAR	442.4	-	442.4
Attributable to:
Shareholders of the Parent Company	436.6	-	436.6
Non-Controlling Interests	5.8	-	5.8
Earnings per Share (in Euro)	3.89	-	3.89
Diluted Earnings per Share (in Euro)	3.65	-	3.65

In millions of Euro	12 months
2014 Adjusted
Net Income/(Loss) for the Year Attributable to Shareholders of the Parent Company	436.6
Other Charges	73.6
Financial Result and Tax effect	54.2
Underlying Net Income/(Loss) for the Year	564.4

	12 months
In millions of Euro	2013 Adjusted	Adjustments	2013 Consolidated
Revenues	9,285.1	(437.4)	8,847.7
Cost of Sales	(7,680.0)	419.0	(7,261.0)
Gross Margin	1,605.1	(18.4)	1,586.7
Research and Development Costs	(75.5)	-	(75.5)
Selling Costs	(219.0)	-	(219.0)
Administrative Costs	(495.2)	0.5	(494.7)
Other Operating Income	33.9	-	33.9
Other Operating Expenses	(14.4)	-	(14.4)
Operating Income/(Loss) from Recurring Activities	834.9	(17.9)	817.0
Share of Income/(Loss) of Equity Affiliates	(0.4)	35.6	35.2
Operating Income from Recurring Activities after Income/(Loss) of Equity Affiliates	834.5	17.7	852.2
Income/(Charges) from Disposals of Activities	-	-	-
Income/(Charges) from Non-Current Activities	-	-	-
Operating Income/(Loss)	834.5	17.7	852.2
Financial Income	353.5	(9.2)	344.3
Financial Expenses	(432.1)	6.2	(425.9)
Income/(Loss) before Tax	755.9	14.7	770.6
Income Tax Expense	(185.9)	(14.7)	(200.6)
Income/(Loss) from Continuing Operations	570.0	-	570.0
Income/(Loss) from Discontinued Operations	-	-	-
NET INCOME/(LOSS) FOR THE YEAR	570.0	-	570.0
Attributable to:
Shareholders of the Parent Company	563.1	-	563.1
Non-Controlling Interests	6.9	-	6.9
Earnings per Share (in Euro)	5.06	-	5.06
Diluted Earnings per Share (in Euro)	4.68	-	4.68

As of December 31, 2015

Assets

In millions of Euro	As of December 31, 2015 Adjusted	Adjustments	As of December 31, 2015 Consolidated

Property, Plant and Equipment, Net	2,576.7	(1.8)	2,574.9
Intangible Assets, Net	3,582.6	(0.1)	3,582.5
Investments in Equity Affiliates	98.3	33.1	131.4
Other Financial Assets	221.3	(0.1)	221.2
Deferred Tax Assets	481.8	(51.4)	430.4
Available-for-Sale Financial Assets	29.0	-	29.0
Total Non-Current Assets	6,989.7	(20.3)	6,969.4
Inventories	431.4	(0.1)	431.3
Construction Contracts – Amounts in Assets	652.0	(14.4)	637.6
Advances Paid to Suppliers	479.3	(318.9)	160.4
Derivative Financial Instruments	47.1	-	47.1
Trade Receivables	1,550.6	117.6	1,668.2
Current Income Tax Receivables	218.6	1.7	220.3
Other Current Receivables	639.5	(50.3)	589.2
Cash and Cash Equivalents	4,501.4	(1,582.3)	2,919.1
Total Current Assets	8,519.9	(1,846.7)	6,673.2
Assets Classified as Held for Sale	26.4	-	26.4
TOTAL ASSETS	15,536.0	(1,867.0)	13,669.0

Equity and Liabilities

In millions of Euro	As of December 31, 2015 Adjusted	Adjustments	As of December 31, 2015 Consolidated

Share Capital	90.8	-	90.8
Share Premium	2,162.1	-	2,162.1
Retained Earnings	2,477.4	-	2,477.4
Treasury Shares	(55.2)	-	(55.2)
Foreign Currency Translation Reserves	103.8	-	103.8
Fair Value Reserves	(287.6)	-	(287.6)
Net Income	45.1	-	45.1
Total Equity Attributable to Shareholders of the Parent Company	4,536.4	-	4,536.4
Non-Controlling Interests	8.5	-	8.5
Total Equity	4,544.9	-	4,544.9
Non-Current Financial Debts	1,626.0	-	1,626.0
Non-Current Provisions	243.0	(1.0)	242.0
Deferred Tax Liabilities	182.9	(7.5)	175.4
Other Non-Current Liabilities	32.1	0.1	32.2
Total Non-Current Liabilities	2,084.0	(8.4)	2,075.6
Current Financial Debts	937.1	-	937.1
Trade Payables	2,891.4	(411.0)	2,480.4
Construction Contracts – Amounts in Liabilities	2,308.2	(1,399.8)	908.4
Derivative Financial Instruments	334.4	-	334.4
Current Provisions	435.7	(2.0)	433.7
Current Income Tax Payables	200.9	(0.9)	200.0
Other Current Liabilities	1,799.4	(44.9)	1,754.5
Total Current Liabilities	8,907.1	(1,858.6)	7,048.5
Total Liabilities	10,991.1	(1,867.0)	9,124.1
Liabilities Directly Associated with the Assets Classified as Held for Sale	-	-	-
TOTAL EQUITY AND LIABILITIES	15,536.0	(1,867.0)	13,669.0

In millions of Euro	12 months
	2015 Adjusted	Adjustments	2015 Consolidated

Net Income/(Loss) for the Year (including Non-Controlling Interests)	56.2	-	56.2

Adjustments for:
Depreciation and Impairment Losses of Property, Plant and Equipment	325.1	(0.2)	324.9
Amortization and Impairment Losses of Intangible Assets	21.2	(0.1)	21.1
Non-Cash Convertible Bond Expense	30.2	-	30.2
Expense related to Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	40.5	-	40.5
Non-Current Provisions (including Pensions and other Long-Term Employee Benefit Plans)	136.5	(0.1)	136.4
Share of (Income)/Loss of Equity Affiliates (net of Distributed Dividends)	(15.7)	(20.0)	(35.7)
Net (Gains)/Losses on Disposal of Assets and Investments	(31.8)	-	(31.8)
Deferred Income Tax (Credit)/Expense	(81.0)	17.2	(63.8)
	481.2	(3.2)	478.0
(Increase)/Decrease in Working Capital Requirement	562.1	(409.1)	153.0
Net Cash Generated from/(Used in) Operating Activities	1,043.3	(412.3)	631.0
Purchases of Property, Plant and Equipment	(281.8)	1.5	(280.3)
Proceeds from Disposal of Property, Plant and Equipment	23.2	-	23.2
Purchases of Intangible Assets	(13.1)	0.1	(13.0)
Proceeds from Disposal of Intangible Assets	0.1	-	0.1
Acquisitions of Financial Assets	(2.3)	-	(2.3)
Proceeds from Disposal of Financial Assets	1.2	-	1.2
Acquisition Costs of Consolidated Companies, net of Cash Acquired	(30.7)	-	(30.7)
Net Cash Generated from/(Used in) Investing Activities	(303.4)	1.6	(301.8)
Increase in Borrowings	84.4	-	84.4
Decrease in Borrowings	(197.8)	-	(197.8)
Capital Increase	94.3	-	94.3
Share Buy-Back	-	-	-
Dividends Paid	(88.9)	-	(88.9)
Dividends Paid to Non-Controlling Interests	(5.8)	-	(5.8)
Net Cash Generated from/(Used in) Financing Activities	(113.8)	-	(113.8)
Net Effects of Foreign Exchange Rate Changes	137.8	(118.9)	18.9
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	763.9	(529.6)	234.3
Cash and Cash Equivalents as of January 1	3,738.3	(1,052.7)	2,685.6
Bank Overdrafts as of January 1	(0.9)	-	(0.9)
Cash and Cash Equivalents as of December 31	4,501.4	(1,582.3)	2,919.1
Bank Overdrafts as of December 31	(0.1)	-	(0.1)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	763.9	(529.6)	234.3

As of December 31, 2014

Assets

In millions of Euro	As of December 31, 2014 Adjusted	Adjustments	As of December 31, 2014 Consolidated

Property, Plant and Equipment, Net	2,501.4	(0.6)	2,500.8
Intangible Assets, Net	3,496.5	-	3,496.5
Investments in Equity Affiliates	156.8	38.8	195.6
Other Financial Assets	202.5	0.1	202.6
Deferred Tax Assets	391.0	(25.0)	366.0
Available-for-Sale Financial Assets	57.0	-	57.0
Total Non-Current Assets	6,805.2	13.3	6,818.5
Inventories	357.4	(1.7)	355.7
Construction Contracts – Amounts in Assets	756.3	(1.2)	755.1
Advances Paid to Suppliers	553.6	(258.9)	294.7
Derivative Financial Instruments	46.6	-	46.6
Trade Receivables	1,577.2	142.7	1,719.9
Current Income Tax Receivables	171.4	(12.5)	158.9
Other Current Receivables	590.8	(9.2)	581.6
Cash and Cash Equivalents	3,738.3	(1,052.7)	2,685.6
Total Current Assets	7,791.6	(1,193.5)	6,598.1
Assets Classified as Held for Sale	3.2	-	3.2
TOTAL ASSETS	14,600.0	(1,180.2)	13,419.8

Equity and Liabilities

In millions of Euro	As of December 31, 2014 Adjusted	Adjustments	As of December 31, 2014 Consolidated

Share Capital	86.9	-	86.9
Share Premium	1,934.8	-	1,934.8
Retained Earnings	2,260.1	-	2,260.1
Treasury Shares	(96.9)	-	(96.9)
Foreign Currency Translation Reserves	(19.2)	-	(19.2)
Fair Value Reserves	(238.9)	-	(238.9)
Net Income	436.6	-	436.6
Total Equity Attributable to Shareholders of the Parent Company	4,363.4	-	4,363.4
Non-Controlling Interests	11.8	-	11.8
Total Equity	4,375.2	-	4,375.2
Non-Current Financial Debts	2,356.6	-	2,356.6
Non-Current Provisions	232.9	(1.3)	231.6
Deferred Tax Liabilities	208.6	(12.4)	196.2
Other Non-Current Liabilities	40.5	0.1	40.6
Total Non-Current Liabilities	2,838.6	(13.6)	2,825.0
Current Financial Debts	256.4	-	256.4
Trade Payables	2,444.7	(131.8)	2,312.9
Construction Contracts – Amounts in Liabilities	2,258.2	(1,002.1)	1,256.1
Derivative Financial Instruments	300.5	-	300.5
Current Provisions	328.3	(2.0)	326.3
Current Income Tax Payables	139.6	(1.9)	137.7
Other Current Liabilities	1,658.5	(28.8)	1,629.7
Total Current Liabilities	7,386.2	(1,166.6)	6,219.6
Total Liabilities	10,224.8	(1,180.2)	9,044.6
Liabilities Directly Associated with the Assets Classified as Held for Sale	-	-	-
TOTAL EQUITY AND LIABILITIES	14,600.0	(1,180.2)	13,419.8

In millions of Euro	12 months
	2014 Adjusted	Adjustments	2014 Consolidated
Net Income/(Loss) for the Year (including Non-Controlling Interests)	442.4	-	442.4

Adjustments for:
Depreciation and Impairment Losses of Property, Plant and Equipment	263.8	-	263.8
Amortization and Impairment Losses of Intangible Assets	19.5	-	19.5
Non-Cash Convertible Bond Expense	29.2	-	29.2
Expense related to Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	40.0	-	40.0
Non-Current Provisions (including Pensions and other Long-Term Employee Benefit Plans)	(35.4)	-	(35.4)
Share of (Income)/Loss of Equity Affiliates (net of Distributed Dividends)	(11.2)	(20.7)	(31.9)
Net (Gains)/Losses on Disposal of Assets and Investments	(7.1)	-	(7.1)
Deferred Income Tax (Credit)/Expense	21.4	(19.6)	1.8
	762.6	(40.3)	722.3
(Increase)/Decrease in Working Capital Requirement	104.9	(702.2)	(597.3)
Net Cash Generated from/(Used in) Operating Activities	867.5	(742.5)	125.0
Purchases of Property, Plant and Equipment	(360.2)	0.6	(359.6)
Proceeds from Disposal of Property, Plant and Equipment	56.7	(0.1)	56.6
Purchases of Intangible Assets	(15.4)	-	(15.4)
Proceeds from Disposal of Intangible Assets	4.7	-	4.7
Acquisitions of Financial Assets	(36.7)	-	(36.7)
Proceeds from Disposal of Financial Assets	24.6	-	24.6
Acquisition Costs of Consolidated Companies, net of Cash Acquired	(58.8)	-	(58.8)
Net Cash Generated from/(Used in) Investing Activities	(385.1)	0.5	(384.6)
Increase in Borrowings	216.9	-	216.9
Decrease in Borrowings	(136.9)	-	(136.9)
Capital Increase	11.7	-	11.7
Share Buy-Back	(41.8)	-	(41.8)
Dividends Paid	(206.5)	-	(206.5)
Dividends Paid to minority interests	(2.8)	-	(2.8)
Net Cash Generated from/(Used in) Financing Activities	(159.4)	-	(159.4)
Net Effects of Foreign Exchange Rate Changes	211.4	(94.4)	117.0
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	534.4	(836.4)	(302.0)
Cash and Cash Equivalents as of January 1	3,205.4	(216.3)	2,989.1
Bank Overdrafts as of January 1	(2.4)	-	(2.4)
Cash and Cash Equivalents as of December 31	3,738.3	(1,052.7)	2,685.6
Bank Overdrafts as of December 31	(0.9)	-	(0.9)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	534.4	(836.4)	(302.0)

As of December 31, 2013

Assets

In millions of Euro	As of December 31, 2013 Adjusted	Adjustments	As of December 31, 2013 Consolidated
Property, Plant and Equipment, Net	2,346.0	6.8	2,352.8
Intangible Assets, Net	3,332.6	-	3,332.6
Investments in Equity Affiliates	118.0	54.2	172.2
Other Financial Assets	75.0	0.2	75.2
Deferred Tax Assets	260.1	(13.5)	246.6
Available-for-Sale Financial Assets	105.3	-	105.3
Total Non-Current Assets	6,237.0	47.7	6,284.7
Inventories	274.9	(0.1)	274.8
Construction Contracts – Amounts in Assets	405.0	(21.8)	383.2
Advances Paid to Suppliers	472.0	(110.8)	361.2
Derivative Financial Instruments	123.4	-	123.4
Trade Receivables	1,737.7	28.7	1,766.4
Current Income Tax Receivables	99.9	(12.5)	87.4
Other Current Receivables	464.2	(1.2)	463.0
Cash and Cash Equivalents	3,205.4	(216.3)	2,989.1
Total Current Assets	6,782.5	(334.0)	6,448.5
Assets Classified as Held for Sale	4.0	-	4.0
TOTAL ASSETS	13,023.5	(286.3)	12,737.2

Equity and liabilities

In millions of Euro	As of December 31, 2013 Adjusted	Adjustments	As of December 31, 2013 Consolidated
Share Capital	86.7	-	86.7
Share Premium	1,923.3	-	1,923.3
Retained Earnings	1,972.1	-	1,972.1
Treasury Shares	(133.6)	-	(133.6)
Foreign Currency Translation Reserves	(259.5)	-	(259.5)
Fair Value Reserves	4.7	-	4.7
Net Income	563.1	-	563.1
Total Equity Attributable to Shareholders of the Parent Company	4,156.8	-	4,156.8
Non-Controlling Interests	17.3	-	17.3
Total Equity	4,174.1	-	4,174.1
Non-Current Financial Debts	2,214.3	-	2,214.3
Non-Current Provisions	261.5	(1.3)	260.2
Deferred Tax Liabilities	179.1	4.7	183.8
Other Non-Current Liabilities	68.6	-	68.6
Total Non-Current Liabilities	2,723.5	3.4	2,726.9
Current Financial Debts	159.5	-	159.5
Trade Payables	2,476.9	(41.5)	2,435.4
Construction Contracts – Amounts in Liabilities	1,721.4	(222.3)	1,499.1
Derivative Financial Instruments	32.7	-	32.7
Current Provisions	218.2	(2.0)	216.2
Current Income Tax Payables	162.6	(6.9)	155.7
Other Current Liabilities	1,354.6	(17.0)	1,337.6
Total Current Liabilities	6,125.9	(289.7)	5,836.2
Total Liabilities	8,849.4	(286.3)	8,563.1
Liabilities Directly Associated with the Assets Classified as Held for Sale	-	-	-
TOTAL EQUITY AND LIABILITIES	13,023.5	(286.3)	12,737.2

	12 months
In millions of Euro	2013 Adjusted	Adjustments	2013 Consolidated
Net Income/(Loss) for the Year (including Non-Controlling Interests)	570.0	-	570.0

Adjustments for:
Amortization and Depreciation of Property, Plant and Equipment	201.3	-	201.3
Amortization and Depreciation of Intangible Assets	16.5	-	16.5
Non-Cash Convertible Bond Expenses	28.2	-	28.2
Charges related to Share-based Payment and Employee Savings Plans (“Plans d’Épargne Entreprise”)	46.0	-	46.0
Non-Current Provisions (including Pensions and other Long-Term Employee Benefit Plans)	22.9	(0.2)	22.7
Share of (Income)/Loss of Equity Affiliates (net of Distributed Dividends)	8.1	(39.0)	(30.9)
Net (Gains)/Losses on Disposal of Assets and Investments	(18.7)	-	(18.7)
Deferred Income Tax (Credit)/Expense	12.1	11.3	23.4
	886.4	(27.9)	858.5
(Increase)/Decrease in Working Capital Requirement	419.2	(136.5)	282.7
Net Cash Generated from/(Used in) Operating Activities	1,305.6	(164.4)	1,141.2
Purchases of Property, Plant and Equipment	(551.3)	-	(551.3)
Proceeds from Disposal of Property, Plant and Equipment	67.2	-	67.2
Purchases of Intangible Assets	(23.9)	-	(23.9)
Proceeds from Disposal of Intangible Assets	-	-	-
Acquisitions of Financial Assets	-	-	-
Proceeds from Disposal of Financial Assets	12.1	-	12.1
Acquisition Costs of Consolidated Companies, net of Cash Acquired	(8.2)	-	(8.2)
Net Cash Generated from/(Used in) Investing Activities	(504.1)	-	(504.1)
Increase in Borrowings	721.1	-	721.1
Decrease in Borrowings	(220.0)	-	(220.0)
Capital Increase	25.6	-	25.6
Share Buy-Back	(40.0)	-	(40.0)
Dividends Paid	(186.0)	-	(186.0)
Net Cash Generated from/(Used in) Financing Activities	300.7	-	300.7
Net Effects of Foreign Exchange Rate Changes	(138.3)	8.2	(130.1)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	963.9	(156.2)	807.7
Cash and Cash Equivalents as of January 1	2,239.4	(60.1)	2,179.3
Bank Overdrafts as of January 1	(0.3)	-	(0.3)
Cash and Cash Equivalents as of December 31	3,205.4	(216.3)	2,989.1
Bank Overdrafts as of December 31	(2.4)	-	(2.4)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	963.9	(156.2)	807.7

Note 4 Operating Income/(Loss)

The breakdown of the different items of operating income/(loss) by nature is as follows:

(A) Revenues

Revenues break down as follows:

In millions of Euro	2015	2014	2013

Rendering of Services	10,203.8	9,931.0	8,767.5
Sales of Goods	134.1	142.9	80.2
TOTAL REVENUES	10,337.9	10,073.9	8,847.7

In 2015, one client represented more than 10% of Group consolidated revenues. In 2014, no client represented more than 10% of Group consolidated revenues. In 2013, one single customer represented 12% of Group consolidated revenues.

(B) Cost of Sales by Nature

Cost of sales comprises the following items:

In millions of Euro	2015	2014	2013

Employee Expenses	(2,208.5)	(1,897.2)	(1,812.4)
Operating Leases	(296.5)	(247.2)	(196.1)
Depreciation and Impairment Losses of Property, Plant and Equipment	(281.5)	(262.1)	(200.5)
Amortization and Impairment Losses of Intangible Assets	(14.8)	(11.6)	(8.3)
Purchases, External Charges and Other Expenses	(6,090.9)	(6,188.2)	(5,043.7)
TOTAL COST OF SALES	(8,892.2)	(8,606.3)	(7,261.0)

(C) Research and Development Costs

Research and development costs amounted to €(86.1) million in 2015 compared to €(82.6) million in 2014 and €75.5 million in 2013. No development costs were capitalized during the three financial years disclosed as no project met the requirements for capitalization (see Note 1-C (k) – Intangible assets).

(D) Administrative Costs by Nature

Administrative costs by nature break down as follows:

In millions of Euro	2015	2014	2013

Employee Expenses (*)	(248.6)	(239.0)	(270.5)
Operating Leases	(46.6)	(41.4)	(44.1)
Amortization and Depreciation of Property, Plant and Equipment	(1.6)	(1.7)	(0.8)
Amortization of Intangible Assets	(6.3)	(7.9)	(8.2)
Purchases, External Charges and Other Expenses	(100.8)	(133.6)	(171.1)
TOTAL ADMINISTRATIVE COSTS	(403.9)	(423.6)	(494.7)

(*) Include charges for share subscription and performance share grants: €(32.6) million in 2015 compared to €(40.0) million in 2014 and €(46.0) million in 2013

(E) Other Operating Income

Other operating income break down as follows:

In millions of Euro	2015	2014	2013

Net Proceeds from Disposal of Property, Plant and Equipment (1)	3.1	7.9	12.4
Net Proceeds from Disposal of Intangible Assets	-	4.7	-
Reinsurance Income	11.3	11.5	13.2
Other	5.9	6.9	8.3
TOTAL OTHER OPERATING INCOME	20.3	31.0	33.9

(1)     Include €23.2 million of proceeds of tangible assets as of December 31, 2015.

         Include €56.6 million of proceeds of tangible assets as of December 31, 2014.

         Includes €67.2 million of proceeds of tangible assets as of December 31, 2013.

(F) Other Operating Expenses

Other operating expenses break down as follows:

In millions of Euro	2015	2014	2013

Reinsurance Costs	(12.4)	(7.2)	(10.6)
Other	(3.1)	(4.2)	(3.8)
TOTAL OTHER OPERATING EXPENSES	(15.5)	(11.4)	(14.4)

(G) Income/(Charges) from Disposals of Activities

In 2015, the Group has not concluded any sale of activities that could belong to this category.

In 2014, the result from sales of activities for a total amount of €(5.5) million is exclusively composed of impacts of disposals of the following consolidated investments:

•	Technip TPS, fully-owned French subsidiary totally disposed on April 30, 2014, and

•	Seamec, which all of Group investment share of 75% was sold successively on June 3, on September 26, then on December 4, 2014.

The proceeds from these operations, net of cash disposal, amounted €24.6 million in 2014.

In 2013, the Group did not sell any activities entering in this category.

(H) Income/(Charges) from Non-Current Activities

Non-current expenses for an aggregate amount of €(469.8) million were recognized for the financial year ended December 31, 2015, including €(450.9) million in reference to the restructuring plan announced on July 6, 2015. This one-off charge included all direct and indirect consequences of the restructuring plan, for example asset impairments, lease overhangs, appropriate amounts for disputes with some clients and additional amounts on ongoing projects impacted by this restructuring plan.

In 2014, non-current expenses for an aggregate amount of €(68.1) million were mainly recognized for the closure costs of the Group Offshore Wind activity, restructuring costs and a transaction paid within the framework of a negotiation concerning a claim on contracts dating more than five years.

In 2013, no non-current expenses has been recognized.

(I) Employee Expenses

Employee expenses break down as follows:

In millions of Euro	2015	2014	2013

Wages and Salaries	(2,018.4)	(1,769.8)	(1,646.0)
Social Security Costs	(404.7)	(315.4)	(307.3)
Pension Costs – Defined Contribution Plans	(59.5)	(55.8)	(52.2)
Pension Costs – Defined Benefit Plans	(10.9)	(23.6)	(19.4)
Share Subscription or Purchase Options and Performance Shares	(32.6)	(40.0)	(46.0)
Cash Incentive Plans	(34.4)	(36.7)	(30.0)
Capital Increase Reserved for Employees	(13.0)	-	-
Other	(41.4)	(7.3)	(108.7)
TOTAL EMPLOYEE EXPENSES	(2,614.9)	(2,248.6)	(2,209.6)

Employee expenses only relate to Group employees. Subcontractors’ costs are excluded.

Note 5 Financial Income and Expenses

Net financial result as of December 31, 2015 amounted to €(157.6) million compared to €(127.3) million as of December 31, 2014 and €(81.6) million as of December 31, 2013. It breaks down as follows:

(A) Financial Income

In millions of Euro	2015	2014	2013

Interest Income from Treasury Management (1)	41.5	37.8	48.1
Dividends from Non-Consolidated Investments	0.3	1.6	3.5
Financial Income related to Long-Term Employee Benefit Plans	3.2	7.7	5.6
Foreign Currency Translation Gains	552.4	395.4	277.2
Change in Derivative Fair Value, Net	-	-	2.9
Inefficient Part of Derivative Instruments, Net (2)	-	7.5	-
Net Proceeds from Disposal of Financial Assets	28.1	-	7.0
TOTAL FINANCIAL INCOME	625.5	450.0	344.3

(1)Mainly results from interest income from short-term security deposits. (2)Mainly includes swap points on derivative financial instruments.

(B) Financial Expenses

In millions of Euro	2015	2014	2013

Interest Expenses on Private Placements	(34.8)	(34.9)	(25.2)
Interest Expenses on Convertible Bonds	(34.2)	(33.2)	(32.2)
Fees Related to Credit Facilities	(1.4)	(2.5)	(3.2)
Financial Expenses related to Long-Term Employee Benefit Plans	(7.4)	(15.8)	(12.7)
Interest Expenses on Bank Borrowings and Overdrafts	(47.9)	(32.1)	(24.1)
Impairment of Financial Assets	(28.4)	(68.4)	(0.1)
Foreign Currency Translation Losses	(597.1)	(318.7)	(304.8)
Changes in Derivative Fair Value, Net	(9.2)	(58.3)	-
Inefficient Part of Derivative Instruments, Net (*)	(7.1)	-	(9.2)
Other	(15.6)	(13.4)	(14.4)
Total Financial Expenses	(783.1)	(577.3)	(425.9)
NET FINANCIAL RESULT	(157.6)	(127.3)	(81.6)

(*) Mainly includes swap points on derivative financial instruments.

Note 6 Income Tax

(A) Income Tax Expense

The income tax expense booked in the statement of income for an amount of €(117.0) million in 2015, €(156.9) million in 2014 and €(200.6) million in 2013 is explained as follows:

In millions of Euro	2015	2014	2013

Current Income Tax Credit/(Expense)	(180.8)	(155.1)	(177.2)
Deferred Income Tax Credit/(Expense)	63.8	(1.8)	(23.4)
INCOME TAX CREDIT/(EXPENSE) AS RECOGNIZED IN STATEMENT OF INCOME	(117.0)	(156.9)	(200.6)
Deferred Income Tax related to Items Booked Directly to Opening Equity	60.3	(50.2)	(33.2)
Deferred Income Tax related to Items Booked to Equity during the Year	13.5	110.5	(17.0)
INCOME TAX CREDIT/(EXPENSE) AS REPORTED IN EQUITY	73.8	60.3	(50.2)

(B) Income Tax Reconciliation

The reconciliation between the tax calculated using the standard tax rate applicable to Technip and the amount of tax effectively recognized in the accounts is detailed as follows:

In millions of Euro	2015	2014	2013
Net Income from Continuing Operations	56.2	442.4	570.0
Income Tax Credit/(Expense) on Continuing Operations	(117.0)	(156.9)	(200.6)
Income Before Tax	173.2	599.3	770.6
At Parent Company Statutory Income Tax Rate of 38%	(65.8)	(227.7)	(292.8)
Differences between Parent Company and Foreign Income Tax Rates	15.1	45.8	104.6
Share of Income/(Loss) of Equity Affiliates	16.9	15.3	16.7
Additional Local Income Tax and Foreign Tax	(30.4)	(25.8)	(22.6)
Gains/(Losses) Taxable at a Particular Rate	29.0	18.3	21.1
Other Non-Deductible Expenses	(38.9)	(26.2)	(20.3)
Deferred Tax Assets not Recognized on Tax Loss of the Year	(42.4)	(32.4)	(18.0)
Adjustments on Prior Year Current Taxes	15.0	3.1	19.8
Deferred Tax relating to Changes in Tax Rates	(2.4)	(0.6)	3.0
Movements of Deferred Taxes on Prior Years Losses	(7.6)	71.1	(4.2)
Consolidation Adjustments with no Tax Impact	(10.1)	5.4	(7.1)
Other	4.6	(3.2)	(0.8)
Effective Income Tax Credit/(Expense)	(117.0)	(156.9)	(200.6)
Tax Rate	67.6%	26.2%	26.0%
INCOME TAX CREDIT/(EXPENSE) AS REPORTED IN THE CONSOLIDATED STATEMENT OF INCOME	(117.0)	(156.9)	(200.6)

The tax rate used for the purpose of the tax proof was 38% in 2015 as in 2014 and 2013.

In 2015, 2014 and 2013, this rate corresponded to the global tax rate applicable to French entities, which splits as follows: 33.33% standard rate of income tax + 3.3% social contribution + 10.7% extraordinary contribution.

(C) Deferred Income Tax

The principles described in Note 1-C (v) – Deferred income tax are explained as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Tax Losses Carried Forward	65.3	79.5	51.6
Margin Recognition on Construction Contracts	77.2	13.7	42.4
Provisions for Pensions and other Long-Term Employee Benefits	75.3	74.5	72.4
Contingencies related to Contracts	147.0	115.7	114.3
Other Contingencies	(9.9)	(9.5)	(32.4)
Temporarily Non-Deductible Expenses	14.4	3.1	3.2
Fair Value Losses	91.2	90.1	24.7
Other Temporary Differences	24.7	(1.5)	(30.5)
Total Deferred Income Tax Assets	485.2	365.6	245.7
Differences between Taxable and Accounting Depreciation	116.2	100.9	99.3
Margin Recognition on Construction Contracts	105.4	88.2	54.5
Fair Value Gains	8.6	6.7	29.1
Total Deferred Income Tax Liabilities	230.2	195.8	182.9
NET DEFERRED INCOME TAX ASSETS/(LIABILITIES)	255.0	169.8	62.8

In order to disclose the details of deferred tax assets and liabilities by nature of temporary differences, it was necessary to split up deferred tax assets and liabilities for each subsidiary (each subsidiary reports in its statement of financial position a net amount of deferred tax liabilities and assets).

As of December 31, 2015, the net deferred tax asset of €255.0 million is broken down into a deferred tax asset of €430.4 million and a deferred tax liability of €175.4 million as recorded in the statement of financial position. As of December 31, 2014, the net deferred tax asset of €169.8 million is broken down into a deferred tax asset of €366.0 million and a deferred tax liability of €196.2 million as recorded in the statement of financial position.

As of December 31, 2014, the net deferred tax asset of €169.8 million is broken down into a deferred tax asset of €366.0 million and a deferred tax liability of €196.2 million as recorded in the statement of financial position. As of December 31, 2013, the net deferred tax asset of €62.8 million is broken down into a deferred tax asset of €246.6 million and a deferred tax liability of €183.8 million as recorded in the statement of financial position.

As of December 31, 2013, the net deferred tax asset of €95.5 million as of December 31, 2013 is broken down into a deferred tax asset of €274.8 million and a deferred tax liability of €179.3 million. The net deferred tax asset of €123.4 million as of December 31, 2012 is broken down into a deferred tax asset of €333.0 million and a deferred tax liability of €209.6 million, as recorded in the statement of financial position.

(D) Tax Loss Carry-Forwards and Tax Credits

As of December 31, 2015

Tax loss carry-forwards not yet recognized as source of deferred tax assets amounted to €446.1 million as of December 31, 2015, compared to €401.2 million as of December 31, 2014. The majority of these came from Mexican entities for €126.0 million, Brazilian entities for €124.6 million, a Saudi entity for €79.8 million and a Finnish entity for €53.5 million. As of December 31, 2015, the unrecorded deferred income tax assets corresponding to these tax loss carry-forwards amounted to €126.8 million. All of these tax loss carry-forwards are reportable over an unlimited period of time, except in Finland and in Mexico where there is only a 10-year time limit.

As of December 31, 2014

Tax loss carry-forwards not yet recognized as source of deferred tax assets amounted to €401.2 million as of December 31, 2014, compared to €383.0 million as of December 31, 2013. The majority of these came from the ex-Global Industries US entities for €152.0 million, Brazilian entities for €133.7 million, a Saudi entity for €45.8 million and a Finnish entity for €37.4 million. As of December 31, 2014, the unrecorded deferred income tax assets corresponding to these tax loss carry-forwards amounted to €106.7 million. All of these tax loss carry-forwards are reportable over an unlimited period of time, except in Finland and in Mexico where there is only a 10-year time limit.

As of December 31, 2013

Tax loss carry-forwards not yet recognized as source of deferred tax assets amount to €383.0 million as of December 31, 2013, compared to €377.0 million as of December 31, 2012. The majority of these come from the ex-Global Industries US entities for €168.0 million, a Finnish entity for €71.0 million and Brazilian entities for €89.0 million. The unrecorded deferred income tax assets corresponding to these tax loss carry-forwards as of December 31, 2013 amounted to €119.0 million. All of these tax loss carry-forwards are reportable over an unlimited period of time, except in Finland, in Mexico and in the United States where there is respectively a 10 and 20-year time limit.

Note 7 Income/(Loss) from Discontinued Operations

According to IFRS 5, income/(loss) from operations discontinued during the financial year is reported in this note.

In 2015, 2014 and 2013, no activity was closed or sold.

Note 8 Earnings per Share

Diluted earnings per share are computed in accordance with Note 1-C (i) – Earnings per share. Reconciliation between earnings per share before dilution and diluted earnings per share is as follows:

In millions of Euro	2015	2014	2013
Net Income Attributable to Shareholders of the Parent Company	45.1	436.6	563.1
Financial Expense on Convertible Bonds, Net of Tax	-	20.6	20.6
ADJUSTED NET INCOME FOR DILUTED EARNINGS PER SHARE	45.1	457.2	583.7

In thousands
Weighted Average Number of Outstanding Shares during the Financial Year (excluding Treasury Shares) used for Basic Earnings per Share	114,887	112,174	111,292
Effect of Dilution:
● Share Subscription Options	-	452	663
● Performance Shares	-	848	1,025
● Convertible Bond	-	11,797	11,797
WEIGHTED AVERAGE NUMBER OF OUTSTANDING SHARES DURING THE FINANCIAL YEAR (EXCLUDING TREASURY SHARES) ADJUSTED FOR DILUTED EARNINGS PER SHARE	114,887	125,271	124,777

In Euro
Basic Earnings per Share	0.39	3.89	5.06
DILUTED EARNINGS PER SHARE	0.39	3.65	4.68

The Group granted performance shares and share subscription options subject to performance conditions, and in addition issued two convertible bonds on November 17, 2010 and December 15, 2011, which resulted in a dilution of earnings per share in 2014 and 2013 (see Note 21 (b) – Convertible bonds).

In 2015, the average annual share price amounting to €52.67 and the closing price to €45.74, only the 2010 (Part 1) share subscription option plan would be dilutive. However as of December 31, 2015, the conversion of potential ordinary shares related to share subscriptions options, performance shares and convertible bonds would increase earnings per share. These potential ordinary shares shall then be treated as anti-dilutive and therefore excluded from the calculation of the diluted earnings per share.

In 2014, the average annual share price amounted to €68.18 and the closing price to €49.42. As a result, eight share subscription option plans were anti-dilutive: the 2010 (Part 3) plan, as well as 2011, 2012 and 2013 plans.

In 2013, the average annual share price amounted to €82.05 and the closing price to €69.86. As a result, the 2012 share subscription option plan (Part 2) with an exercise price of €87.13 and the 2013 share subscription option plan with an exercise price of €85.73 were anti-dilutive.

Note 9 Property, Plant and Equipment (Tangible Assets)

The following tables illustrate the costs, the accumulated depreciation and impairment losses by type of tangible assets:

In millions of Euro	Land	Buildings	Vessels	Machinery and Equipment	Office Fixtures and Furniture	Assets under Construction	Other	Total
Net Book Value as of January 1, 2013	30.2	140.0	926.7	572.4	60.7	573.6	106.9	2,410.5
Costs	29.3	286.5	2,004.2	894.6	242.3	287.2	216.3	3,960.4
Accumulated Depreciation	-	(158.8)	(595.1)	(456.1)	(166.8)	-	(115.2)	(1,492.0)
Accumulated Impairment Losses	(0.8)	-	(97.1)	(16.6)	-	(1.1)	-	(115.6)
Net Book Value as of December 31, 2013	28.5	127.7	1,312.0	421.9	75.5	286.1	101.1	2,352.8
Costs	34.7	497.2	2,145.2	1,076.7	255.0	51.5	222.1	4,282.4
Accumulated Depreciation	-	(189.8)	(645.1)	(507.1)	(174.6)	-	(125.9)	(1,642.5)
Accumulated Impairment Losses	(0.8)	(3.3)	(107.7)	(19.1)	-	(8.2)	-	(139.1)
Net Book Value as of December 31, 2014	33.9	304.1	1,392.4	550.5	80.4	43.3	96.2	2,500.8
Costs	16.3	347.6	2,387.4	1,165.1	280.3	172.3	312.4	4,681.4
Accumulated Depreciation	-	(208.2)	(769.6)	(591.2)	(204.1)	(9.5)	(144.1)	(1,926.7)
Accumulated Impairment Losses	(0.8)	(5.2)	(146.2)	(19.1)	(0.3)	(8.2)	-	(179.8)
NET BOOK VALUE AS OF DECEMBER 31, 2015	15.5	134.2	1,471.6	554.8	75.9	154.6	168.3	2,574.9

Changes in net property, plant and equipment during two previous financial years break down as follows:

In millions of Euro	Land	Buildings	Vessels	Machinery and Equipment	Office Fixtures and Furniture	Assets under Construction	Other	Total
Net Book Value as of January 1, 2013	29.9	138.5	695.0	572.2	59.5	539.9	106.8	2,141.8
Additions – Acquisitions – Internal Developments	-	3.6	105.6	85.0	42.6	280.6	41.8	559.2
Additions – Business Combinations	-	-	-	-	-	-	-	-
Disposals – Write-off	-	(0.8)	(39.5)	(19.9)	(1.4)	-	(0.9)	(62.5)
Depreciation Expense for the Year	-	(13.0)	(84.0)	(61.9)	(24.3)	-	(16.3)	(199.5)
Impairment Losses	-	-	-	(0.7)	-	(1.1)	-	(1.8)
Net Foreign Exchange Differences	(1.4)	(3.0)	(21.9)	(22.3)	(3.4)	(29.1)	(13.0)	(94.1)
Other (1)	-	2.4	656.8	(130.5)	2.5	(504.2)	(17.3)	9.7
Net Book Value as of December 31, 2013	28.5	127.7	1,312.0	421.9	75.5	286.1	101.1	2,352.8
Additions – Acquisitions – Internal Developments	2.4	5.6	112.6	63.9	22.2	112.2	13.0	331.9
Additions – Business Combinations	-	-	-	-	-	-	0.3	0.3
Disposals – Write-off	-	(1.4)	(60.4)	(26.4)	(1.3)	(0.1)	(1.0)	(90.6)
Depreciation Expense for the Year	-	(22.4)	(104.7)	(71.9)	(25.9)	-	(16.1)	(241.0)
Impairment Losses	-	(3.3)	(10.6)	(2.5)	-	(6.4)	-	(22.8)
Net Foreign Exchange Differences	2.4	5.0	124.0	20.9	2.4	10.7	1.8	167.2
Other (1)	0.6	192.9	19.5	144.6	7.5	(359.2)	(2.9)	3.0
Net Book Value as of December 31, 2014	33.9	304.1	1,392.4	550.5	80.4	43.3	96.2	2,500.8
Additions – Acquisitions – Internal Developments (2)	(0.4)	9.1	20.8	38.5	20.0	162.7	19.2	269.9
Additions – Business Combinations	0.5	1.8	109.4	-	1.5	-	(0.3)	112.9
Disposals – Write-off	-	(0.8)	(7.3)	(24.7)	(0.7)	3.1	(0.4)	(30.8)
Depreciation Expense for the Year	-	(18.4)	(124.5)	(84.1)	(29.5)	(9.5)	(18.2)	(284.2)
Impairment Losses	-	(1.9)	(38.5)	-	(0.3)	-	-	(40.7)
Net Foreign Exchange Differences	1.5	4.0	102.4	(0.2)	(1.2)	(21.6)	(21.9)	63.0
Other (1)	(20.0)	(163.7)	16.9	74.8	5.7	(23.4)	93.7	(16.0)
NET BOOK VALUE AS OF DECEMBER 31, 2015	15.5	134.2	1,471.6	554.8	75.9	154.6	168.3	2,574.9

(1) The line “Other” is mainly related to the reclassification of assets under construction into the corresponding line items upon their delivery.

(2) The decrease of the tangible assets payables between December 31, 2014, and December 31, 2015, amounted €10.4 million. The cash flows associated with the acquisition of tangible assets equal to €(280.3) million.

Pledged fixed assets amounted to €111.7 million as of December 31, 2015. No assets are subject to a capital lease.

Pledged fixed assets amounted to €57.1 million as of December 31, 2014. No assets are subject to a capital lease.

Pledged fixed assets amounted to €242.2 million as of December 31, 2013 and principally consisted of mortgages related to the Skandi Vitória, Skandi Arctic, Skandi Niterói vessels and Açu plant. No assets are subject to a capital lease.

Note 10 Intangible Assets

Costs, accumulated amortization and impairment losses by type of intangible assets are as follows:

In millions of Euro	Goodwill	Licenses, Patents and Trademarks	Software	Other	Total
Net Book Value as of January 1, 2013	3,273.0	54.8	50.4	0.9	3,379.1
Costs	3,226.1	147.3	123.3	2.8	3,499.5
Accumulated Amortization	-	(100.7)	(64.1)	(2.1)	(166.9)
Accumulated Impairment Losses	-	-	-	-	-
Net Book Value as of December 31, 2013	3,226.1	46.6	59.2	0.7	3,332.6
Costs	3,388.7	157.2	139.5	3.0	3,688.4
Accumulated Amortization	-	(108.3)	(81.2)	(2.4)	(191.9)
Accumulated Impairment Losses	-	-	-	-	-
Net Book Value as of December 31, 2014	3,388.7	48.9	58.3	0.6	3,496.5
Costs	3,478.0	161.4	151.7	4.4	3,795.5
Accumulated Amortization	-	(112.4)	(98.2)	(2.4)	(213.0)
Accumulated Impairment Losses	-	-	-	-	-
NET BOOK VALUE AS OF DECEMBER 31, 2015	3,478.0	49.0	53.5	2.0	3,582.5

(A) Changes in Net Intangible Assets

Changes in net intangible assets during the two previous financial years break down as follows:

In millions of Euro	Goodwill	Licenses, Patents and Trademarks	Software	Other	Total
Net Book Value as of January 1, 2013	3,273.0	54.8	50.3	0.9	3,379.0
Additions – Acquisitions – Internal Developments	8.6	-	21.7	0.2	30.5
Additions – Business Combinations	-	-	-	-	-
Disposals – Write-off	-	-	(0.7)	-	(0.7)
Amortization Charge for the Year	-	(3.9)	(12.4)	(0.2)	(16.5)
Impairment Losses	-	-	-	-	-
Net Foreign Exchange Differences (1)	(55.5)	(4.3)	(0.4)	-	(60.3)
Other	-	-	0.7	(0.2)	0.6
Net Book Value as of December 31, 2013	3,226.1	46.6	59.2	0.7	3,332.6
Additions – Acquisitions – Internal Developments	72.9	-	15.2	-	88.1
Additions – Business Combinations	-	1.0	-	-	1.0
Disposals – Write-off	-	-	-	-	-
Amortization Charge for the Year	-	(3.1)	(16.1)	(0.3)	(19.5)
Impairment Losses	-	-	-	-	-
Net Foreign Exchange Differences (1)	89.7	4.4	0.6	0.1	94.8
Other	-	-	(0.6)	0.1	(0.5)
Net Book Value as of December 31, 2014	3,388.7	48.9	58.3	0.6	3,496.5
Additions – Acquisitions – Internal Developments (2)	36.5	0.1	11.5	1.4	49.5
Additions – Business Combinations	-	-	0.1	-	0.1
Disposals – Write-off	-	(0.1)	-	-	(0.1)
Amortization Charge for the Year	-	(4.1)	(17.0)	-	(21.1)
Impairment Losses	-	-	-	-	-
Net Foreign Exchange Differences (1)	52.8	2.4	0.5	-	55.7
Other	-	1.8	0.1	-	1.9
NET BOOK VALUE AS OF DECEMBER 31, 2015	3,478.0	49.0	53.5	2.0	3,582.5

(1) Goodwill is mainly denominated in Euro.

(2) There is no variation of the intangible assets payables between December 31, 2014, and December 31, 2015. The cash flows associated with the acquisition of intangible assets then equal to €(13.0) million.

(B) Goodwill

The following table illustrates the detail of goodwill by business segment:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Subsea	2,734.8	2,662.1	2,591.8
Onshore/Offshore	743.2	726.6	634.3
TOTAL GOODWILL	3,478.0	3,388.7	3,226.1

Impairment tests were performed on the goodwill, using the method described in Note 1-C (a) – Use of estimates.

As of December 31, 2015

By using the discounted cash flow method, the impairment tests performed by the Group were based on the most likely assumptions with respect to activity and result. Assumptions made in 2015 relied on the business plans covering years 2016 to 2019 for each Cash-Generating Units (Onshore/Offshore and Subsea).

Beyond 2019, the growth rate taken into account was 2.5%, rate 0.5% lower than the one considered for 2014 impairment test. Cash flows were discounted at a rate of 9.5% after tax, rate 0.5% lower than the one considered for 2014 impairment test. The tax rate used in the model was 30.0%, unchanged compared to 2014.

As of December 31, 2015, impairment tests performed on the net book value of goodwill did not result in the accounting of an impairment loss. A 1.0% (100 basis points) decrease in the 2016-2019 operating margin ratio relative to the business plan estimates, the use of a 1.5% (150 basis points) growth rate after 2019, or a plus or minus 1.0% (100 basis points) variation in the discount rate, or a plus or minus 20 days of revenues positive variation in the working capital per year on the business plan, would have no impact on the value of goodwill. The determination of recoverable amounts using a post-tax discount rate applied to post-tax cash flows would not be materially different from the ones that would have been obtained using a pre-tax discount rate applied to pre-tax cash flows.

As of December 31, 2014

By using the discounted cash flow method, the impairment tests performed by the Group were based on the most likely assumptions with respect to activity and result. Assumptions made in 2014 relied on the business plans covering years 2015 to 2017 for each Cash-Generating Units (Onshore/Offshore/Subsea).

As a general rule, these business plans are determined in accordance with the Group accounting methods to establish its consolidated historical statements. The backlog and backlog scheduling forecasts, the investments in production capabilities, fleet and other logistic capabilities, as well as the internal and external market studies are critical to the elaboration of Technip’s business plans.

Beyond 2017, the growth rate taken into account was 3.0% (according to the rates of the World Bank distinguishing countries OECD and not OECD and that of the International Monetary Fund). Cash flows were discounted at a rate of 10.0% after tax. The tax rate used in the model was 30.0%. The assumptions of growth rate, discount rate and tax rate used in 2014 are unchanged compared to 2013.

As of December 31, 2014, impairment tests performed on the net book value of goodwill did not result in the accounting of an impairment loss. A 1.0% decrease in the 2017 operating margin ratio relative to the business plan estimates, the use of a 2.0% growth rate after 2017, or a plus or minus 1.0% variation in the discount rate would have no impact on the value of goodwill. The determination of recoverable amounts using a post-tax discount rate applied to post-tax cash flows would not be materially different from the ones that would have been obtained using a pre-tax discount rate applied to pre-tax cash flows.

As of December 31, 2013

By using the discounted cash flow method, the impairment tests performed by the Group were based on the most likely assumptions with respect to activity and result. Assumptions made in 2013 relied on the business plans covering years 2014 to 2016 for each Cash-Generating Units (Onshore/Offshore/Subsea).

These business plans are determined in accordance with the Group accounting methods to establish its consolidated historical statements. The backlog and backlog scheduling forecasts, the investments in production capabilities, fleet and other logistic capabilities, as well as the internal and external market studies are critical to the elaboration of Technip’s business plans.

Beyond 2016, the growth rate taken into account was 3.0% (according to the rates of the World Bank distinguishing countries OECD and not OECD and that of the International Monetary Fund). Cash flows were discounted at a rate of 10.0% after tax. The tax rate used in the model was 30.0%. The assumptions of growth rate, discount rate and tax rate used in 2013 are unchanged compared to 2012.

As of December 31, 2013, impairment tests performed on the net book value of goodwill did not result in the accounting of an impairment loss. A 1% decrease in the 2016 operating margin ratio relative to the business plan estimates, the use of a 2.0% growth rate after 2016, or a plus or minus 1.0% variation in the discount rate would have no impact on the value of goodwill. The determination of recoverable amounts using a post-tax discount rate applied to post-tax cash flows would not be materially different from the ones that would have been obtained using a pre-tax discount rate applied to pre-tax cash flows.

No impairment loss was recorded in 2012.

Note 11 Investments in Equity Affiliates

Financial information (at 100%) of the Joint Ventures as of December 31, 2015, are as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Data at 100%
Non-Current Assets	1,457.9	1,383.2	779.6
Current Assets	4,359.7	3,259.6	1,100.0
Total Assets	5,817.6	4,642.8	1,879.6
Total Equity	508.7	361.2	224.5
Non-Current Liabilities	850.3	817.1	406.4
Current Liabilities	4,458.6	3,464.5	1,248.7
Total Equity and Liabilities	5,817.6	4,642.8	1,879.6
Revenues	4,889.4	2,223.0	1,454.0
Net Income/(Loss)	473.2	77.1	140.4
Other Comprehensive Income	(54.0)	(43.0)	(13.5)
Comprehensive Income for the Year	451.6	22.4	126.9
Carrying Value of Equity Investments	131.4	195.6	172.2
Cash and Cash Equivalents	1,618.8	1,090.4	252.2
Depreciation and Amortization	23.0	19.4	15.6

Changes in investments in equity affiliates break down as follows:

In millions of Euro	2015	2014	2013

Carrying Amount of Investments as of January 1	195.6	172.2	160.7
Additions – Business Combinations	2.4	41.2	5.1
Disposals	(44.5)	0.6	-
Share of Income/(Loss) of Equity Affiliates	54.6	40.3	35.2
Distributed Dividends	(18.9)	(8.4)	(4.3)
Other Comprehensive Income	(54.1)	(43.5)	(13.4)
Net Foreign Exchange Differences	(3.7)	(6.8)	(11.1)
CARRYING AMOUNT OF INVESTMENTS AS OF DECEMBER 31	131.4	195.6	172.2

Note 12 Other Financial Assets

As of December 31, 2015, impairment tests performed on the net book value of other financial assets (non-current) did not result in any recognition of impairment loss on investments and related receivables.

As of December 31, 2014, impairment tests performed on the net book value of other financial assets (non-current) did not result in any recognition of impairment loss on investments and related receivables.

As of December 31, 2013, impairment tests performed on the net book value of other financial assets (non-current) did not result in any recognition of impairment loss.

The breakdown by nature of other financial assets, net is presented below:

In millions of Euro	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Non-Consolidated Investments	7.8	7.8	7.9	7.9	7.5	7.5
Valuation Allowance	(1.3)	(1.3)	(1.1)	(1.1)	(0.9)	(0.9)
Net Value of Non-Consolidated Investments	6.5	6.5	6.8	6.8	6.6	6.6
Loans	91.7	91.7	44.4	44.4	19.3	19.3
Net Value of Loans	91.7	91.7	44.4	44.4	19.3	19.3
Liquidity Contract	6.2	6.2	0.4	0.4	0.8	0.8
Net Value of Liquidity Contract	6.2	6.2	0.4	0.4	0.8	0.8
Security Deposits and Other	193.7	193.7	152.9	152.9	50.4	50.4
Impairment	(76.9)	(76.9)	(1.9)	(1.9)	(1.9)	(1.9)
Net Value of Security Deposits and Other	116.8	116.8	151.0	151.0	48.5	48.5
TOTAL OTHER FINANCIAL ASSETS, NET	221.2	221.2	202.6	202.6	75.2	75.2

Note 13 Available-for-Sale Financial Assets

In 2010, the Group acquired an 8% stake in Malaysia Marine and Heavy Engineering Holdings Berhad (MHB) for €114.5 million (i.e. 128,000,000 shares). Technip’s stake in MHB increased by 0.35% in 2011 for €7.1 million (i.e. 5,555,000 supplementary shares), then additionally 0.15% in 2012 for €3.2 million (i.e. 2,445,000 supplementary shares), totaling 136 million shares. This company is listed in Malaysia (Bursa Malaysia Securities Berhad).

As of December 31, 2015, the MHB available-for-sale financial assets amounted to €29.0 million.

As of December 31, 2014, the MHB available-for-sale financial assets amounted to €57.0 million.

As of December 31, 2013, the MHB available-for-sale financial assets amounted to €105.3 million.

In the financial year ended 2015, an impairment was booked in the statement of income for €28.0 million.

In the financial year ended 2014, an impairment was booked in the statement of income for €68.0 million

In the financial year ended 2013, a loss was booked in fair value reserves for €52.1 million.

In millions of Euro	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Share – Unlisted	-	-	-	-	-	-
Share – Listed	29.0	29.0	57.0	57.0	105.3	105.3
TOTAL AVAILABLE-FOR-SALE FINANCIAL ASSETS	29.0	29.0	57.0	57.0	105.3	105.3

Note 14 Inventories

The breakdown of inventories is as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Raw Materials	338.2	284.1	218.1
Work in Progress	46.1	32.5	37.5
Finished Goods and Merchandise	71.7	61.3	40.7
Valuation Allowance	(24.7)	(22.2)	(21.5)
TOTAL NET INVENTORIES	431.3	355.7	274.8

As of December 31, 2015, inventories meant to be used in the next 12 months amounted to €431.3 million.

As of December 31, 2014, inventories meant to be used in the next 12 months amounted to €355.7 million.

As of December 31, 2013, inventories meant to be used in the next 12 months amounted to €276.3 million.

Note 15 Construction Contracts

The breakdown of construction contracts is as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Construction Contracts – Amounts in Assets	637.6	755.1	383.2
Construction Contracts – Amounts in Liabilities	(908.4)	(1,256.1)	(1,499.1)
TOTAL NET CONSTRUCTION CONTRACTS	(270.8)	(501.0)	(1,115.9)
Costs and Margins Recognized at the Percentage of Completion	14,698.6	12,289.1	9,177.3
Payments Received from Clients	(14,885.9)	(12,657.6)	(10,121.2)
Accruals for Losses at Completion	(83.5)	(132.5)	(172.0)
TOTAL NET CONSTRUCTION CONTRACTS	(270.8)	(501.0)	(1,115.9)

Note 16 Trade Receivables

Given the nature of Group operations, the Group’s clients are mainly major oil and gas, petrochemical or oil-related companies.

This line item represents receivables from completed contracts, invoices to be issued on long-term contracts other than construction contracts and miscellaneous invoices (e.g. trading, procurement services).

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Trade Receivables	1,097.7	1,149.6	1,308.5
Contracts – To Be Invoiced	567.5	569.2	457.3
Doubtful Accounts	47.3	36.5	36.7
Provisions for Doubtful Accounts	(44.3)	(35.4)	(36.1)
TOTAL NET TRADE RECEIVABLES	1,668.2	1,719.9	1,766.4

Trade receivables are non-interest bearing. Their maturities are linked to the operating cycle of contracts. As of December 31, 2015, the portion of trade receivables that had a maturity of less than 12 months amounted to €1,662.8 million.

Trade receivables are non-interest bearing. Their maturities are linked to the operating cycle of contracts. As of December 31, 2014, the portion of trade receivables that had a maturity of less than 12 months amounted to €1,717.8 million.

Trade receivables are non-interest bearing. Their maturities are linked to the operating cycle of contracts. As of December 31, 2013, the portion of trade receivables that had a maturity of less than 12 months amounted to €1,721.7 million.

Each customer’s financial situation is periodically reviewed. Provisions for doubtful receivables, which have to-date been considered sufficient at the Group level, are recorded for all potential uncollectible receivables, and are as follows:

In millions of Euro	2015	2014	2013

Provisions for Doubtful Accounts as of January 1	(35.4)	(36.1)	(35.3)
Increase	(19.3)	(2.5)	(8.2)
Used Provision Reversals	5.5	1.1	4.7
Unused Provision Reversals	6.8	1.4	2.7
Effects of foreign exchange and other	(1.9)	0.7	-
PROVISIONS FOR DOUBTFUL ACCOUNTS AS OF DECEMBER 31	(44.3)	(35.4)	(36.1)

Note 17 Other Current Receivables

Other current receivables break down as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Value Added Tax Receivables	178.5	152.0	127.9
Other Tax Receivables	131.0	135.5	111.3
Receivables from Employees	9.3	7.5	6.9
Prepaid Expenses (1)	87.1	122.1	104.4
Insurance Indemnities to be Received	-	0.1	5.7
Other	183.3	164.4	106.8
TOTAL NET OTHER CURRENT RECEIVABLES	589.2	581.6	463.0

(1)Prepaid expenses mainly correspond to insurance costs, as well as building and construction rental expenses.

As of December 31, 2015, the portion of other current receivables with a maturity of less than 12 months amounted to €565.1 million. Other current receivables are non-interest bearing.

As of December 31, 2014, the portion of other current receivables with a maturity of less than 12 months amounted to €561.8 million. Other current receivables are non-interest bearing.

As of December 31, 2013, the portion of other current receivables with a maturity of less than 12 months amounted to €470.6  million. Other current receivables are non-interest bearing.

Note 18 Cash and Cash Equivalents

Cash and cash equivalents break down as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Cash at Bank and in Hand	1,556.2	1,822.1	1,534.1
Cash Equivalents	1,362.9	863.5	1,455.0
TOTAL CASH AND CASH EQUIVALENTS	2,919.1	2,685.6	2,989.1
US Dollar	1,039.1	1,123.9	1,313.9
Euro	749.7	658.4	720.4
Brazilian Real	268.7	126.4	196.1
Australian Dollar	175.6	76.3	144.6
Pound Sterling	109.5	209.2	61.8
Norwegian Krone	91.3	90.7	134.9
Malaysian Ringgit	64.7	95.6	87.7
Japanese Yen	3.6	33.9	45.1
Other	416.9	271.2	284.6
TOTAL CASH AND CASH EQUIVALENTS BY CURRENCY	2,919.1	2,685.6	2,989.1
Certificates of Deposits	50.0	100.0	162.2
Fixed Term Deposits	1,045.4	645.6	1,234.2
Other	267.5	117.9	58.6
TOTAL CASH EQUIVALENTS BY NATURE	1,362.9	863.5	1,455.0

A substantial portion of cash and marketable securities are recorded or invested in either Euro or US dollar which are frequently used by the Group within the framework of its commercial relationships. Cash and marketable securities in other currencies correspond either to deposits retained by subsidiaries located in countries where such currencies are the national currencies in order to ensure their own liquidity, or to amounts received from customers prior to the payment of expenses in these same currencies or the payment of dividends. Short-term deposits are classified as cash equivalents along with the other marketable securities.

Note 19 Assets and Liabilities Held for Sale

As of December 31, 2015, a set of ageing equipment was accounted for as assets held for sale for a total amount of €26.4 million.

As of December 31, 2014, two ageing vessels were accounted for as an asset held for sale for a total amount of €3.2 million.

As of December 31, 2013, two ageing vessels were accounted for as an asset held for sale for a total amount of €4.0  million.

Note 20 Shareholder’s Equity

(A) Changes in the Parent Company’s Share Capital

As of December 31, 2015, Technip’s share capital consisted of 119,024,484 outstanding shares with a par value of €0.7625 each. Changes since January 1, 2014, break down as follows:

	Number of Shares	Share Capital (in millions of Euro)
Share Capital as of January 1, 2013	113,040,513	86.2
Capital Increase due to Share Subscription Options Exercised	639,743	0.5
Share Capital as of December 31, 2013	113,680,256	86.7
Capital Increase due to Share Subscription Options Exercised	265,061	0.2
Share Capital as of December 31, 2014	113,945,317	86.9
Capital Increase due to Share Subscription Options Exercised	561,746	0.4
Capital Increase due to Dividend Payment in Shares	2,591,918	2.0
Capital Increase Reserved for Employees	1,925,503	1.5
SHARE CAPITAL AS OF DECEMBER 31, 2015	119,024,484	90.8

(B) Technip’s Shareholders as of December 31

As of December 31, 2015, to the Company’s knowledge and based on notices and documents received by the Company, Technip’s principal shareholders in percentage of share capital are as follows:

	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Franklin Resources Inc.	10.80%	7.20%	-
Banque Publique d’Investissement	5.20%	5.20%	5.20%
Causeway Capital Management	5.10%	6.50%	3.70%
Blackrock Inc.	4.65%	4.90%	4.85%
The Capital Group Companies Inc.	4.20%	4.40%	7.40%
Oppenheimer Funds Inc.	3.80%	4.20%	4.00%
IFP Énergies nouvelles	2.40%	2.50%	-
Baytree Investments Pte Ltd	2.30%	-	-
Aviva Plc	1.95%	2.05%	2.05%
Norges Bank Investment Management	1.90%	2.00%	-
State Street Corporation	1.70%	1.80%	-
AXA SA	1.60%	-	-
MFS Investment Management	1.15%	1.50%	0.9%
Amundi Asset Management	1.10%	2.35%	3.20%
Group Employees	2.85%	1.80%	1.85%
Treasury Shares	0.70%	1.20%	1.55%
Other	48.60%	52.40%	65.30%
TOTAL	100.00%	100.00%	100.00%

(C) Treasury Shares

Changes in treasury shares are as follows:

	Number of Shares	Treasury Shares (in millions of Euro)

Treasury Shares as of January 1, 2013	2,370,981	(148.8)
Shares Acquired pursuant to Liquidity Contract	786,843	(63.8)
Shares Sold pursuant to Liquidity Contract	(649,343)	54.0
Shares Purchased for Employees	486,590	(40.0)
Treasury Shares as of December 31, 2013	1,774,751	(133.6)
Shares Acquired pursuant to Liquidity Contract	823,060	(57.9)
Shares Sold pursuant to Liquidity Contract	(793,560)	59.1
Shares Purchased for Employees	610,569	(41.8)
Shares Granted to Employees	(1,050,825)	77.3
Treasury Shares as of December 31, 2014	1,363,995	(96.9)
Shares Acquired pursuant to Liquidity Contract	1,333,789	(69.4)
Shares Sold pursuant to Liquidity Contract	(1,419,789)	75.4
Shares Purchased for Employees	650	-
Shares Granted to Employees	(459,770)	35.7
TREASURY SHARES AS OF DECEMBER 31, 2015	818,875	(55.2)

Treasury shares are held in order to serve performance share plans that were granted to employees in 2010, 2011, 2012, 2013 and 2014. As well as to serve share purchase option plans granted in 2008.

(D) Fair Value Reserves

Fair value reserves are as follows:

In millions of Euro	Cash Flow Hedges (IAS 32/39) (1)	Fair Value on Available-For- Sale Financial Assets (IAS 39) (2)	Gains/(Losses) on Defined Benefit Pension Plans (IAS 19R) (3)	Other	Fair Value Reserves – Parent Company	Fair Value Reserves – Non- Controlling Interests	Total Fair Value Reserves
Fair Value Reserves as of January 1, 2013	4.5	28.3	(9.0)	0.1	-	-	23.9
Gross Effect	56.9	(52.1)	(15.9)	-	-	-	(11.1)
Tax Effect	(17.2)	4.8	4.3	-	-	-	(8.1)
Fair Value Reserves as of December 31, 2013	44.2	(19.0)	(20.6)	0.1	-	-	4.7
Gross Effect	(348.1)	19.7	(25.7)	-	(354.1)	-	(354.1)
Tax Effect	106.0	(0.7)	5.2	-	110.5	-	110.5
Other	0.1	-	-	(0.1)	-	-	-
Fair Value Reserves as of December 31, 2014	(197.8)	-	(41.1)	-	(238.9)	-	(238.9)
Gross Effect	(79.3)	-	17.1	-	(62.2)	(11.7)	(73.9)
Tax Effect	18.4	-	(4.9)	-	13.5	-	13.5
FAIR VALUE RESERVES AS OF DECEMBER 31, 2015	(258.7)	-	(28.9)	-	(287.6)	(11.7)	(299.3)

(1)Recorded under this heading is the efficient portion of the change in fair value of the financial instruments qualified as cash flow hedging (see Note 1-C (c) – Foreign currency transactions and financial instruments).

(2)Corresponding to the revaluation as of December 31, 2014 of MHB shares which were depreciated with the reversal of associated fair value reserves (see Note 13 – Available-for-sale financial assets).

(3)Recorded under this heading the total amount of actuarial gains and losses on Defined Benefit Plans according to the amended IAS 19.

(E) Distributable Retained Earnings

As of December 31, 2015, distributable retained earnings of the parent company amounted to €2,885.9 million, including €2,269.4 million of share capital premiums.

As of December 31, 2014, distributable retained earnings of the parent company amounted to €2,879.2 million, including €2,042.0 million of share capital premiums.

As of December 31, 2013, distributable retained earnings of the parent company amounted to €2,967.2 million, including €2,030.5 million of share capital premiums.

(F) Statutory Legal Reserve

Under French Law, companies must allocate 5% of their statutory net profit to their legal reserve fund each year before dividends may be paid in respect of that year. Funds are allocated until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the issued and outstanding share capital. The legal reserve may only be distributed to shareholders upon liquidation of the Company.

As of December  31, 2015, 2014 and 2013, the statutory legal reserve amounted to €9.8 million.

(G) Dividends

As of December 31, 2015

At the Annual General Meeting held on April 23, 2015, Technip’s shareholders approved the proposed €2.00 per share dividend for the 2014 financial year and decided to offer shareholders an option to receive the dividend payment in shares. The issue price of the new shares to be issued in consideration for the dividend was set at €52.81. The price was equal to 90% of the average opening prices quoted on the regulated market of Euronext Paris during the 20 trading days preceding the date of the Annual General Meeting, less the amount of the proposed dividend, and rounded upward to the nearest euro cent. On May 22, 2015, Technip announced that the shareholders who have selected the payment of the dividend for financial year 2014 in shares represented 60.5% of Technip’s shares.

For the purpose of the payment of the dividend in shares, 2,591,918 new shares were then issued for a total amount of €136.9 million. The dividend paid in cash for the financial year ended December 31, 2014, amounted to €88.9 million.

The recommended dividend in respect of 2015 is €2.00 per share with an option to receive the dividend payment in shares and will be submitted for approval at the Shareholders’ General Meeting to be held on April 28, 2016. Given that no decision was taken as of December 31, 2015, no impact was recorded in the 2015 financials.

As of December 31, 2014

In 2014, the dividend paid for the financial year ended December 31, 2013, amounted to €206.5 million (i.e., €1.85 per share).

The recommended dividend in respect of 2014 is €2.0 per share and will be submitted for approval at the Shareholders’ General Meeting to be held on April 23, 2015. Given that no decision was taken as of December 31, 2014, no impact was recorded in the 2014 financials.

As of December 31, 2013

In 2013, the dividend paid for the financial year ended December 31, 2012 amounted to €186.0 million (i.e., €1,68 per share).

The recommended dividend in respect of 2013 is €1.85 per share and will be submitted for approval at the Shareholders’ General Meeting to be held on April 24, 2014. Given that no decision was taken as of December 31, 2013, no impact was recorded in the 2013 financials.

In 2012, the dividend paid for the financial year ended December 31, 2011 amounted to €172.6 million (i.e., €1.58 per share).

(H) Share Subscription Option Plans and Share Purchase Option Plans

  Technip plans

The Board of Directors has granted certain employees, senior executives and Directors or Officers (mandataires sociaux) of the Group and its affiliates, share subscription option plans or share purchase option plans at an agreed unit price. The main features and changes in plans that are in place for 2015, 2014 and 2013 are as follows:

Number of Options	Plan 2005			Plan 2008	Plan 2009	Plan 2010			Plan 2011			Plan 2012		Plan 2013		Plan 2015	Total
	Part 3 (1)	Parts 1 and 2 Re- granted (1)	Parts 1, 2 and 3 Re- granted (1)	Part 1 (2)	Part 1 (1)	Part 1 (1)	Part 2 (1)	Part 3 (1)	Part 1 (1)	Part 2 (1)	Part 3 (1)	Part 1 (1)	Part 2 (1)	Part 1 (1)	Part 1 Re- granted (1)	Part 1 (1)
Approval Date by Shareholders’ General Meeting	Apr. 29, 2005	Apr. 29, 2005	Apr. 29, 2005	May 06, 2008	Apr. 30, 2009	Apr. 29, 2010	Apr. 29, 2010	Apr. 29, 2010	Apr. 28, 2011	Apr. 28, 2011	Apr. 28, 2011	Apr. 26, 2012	Apr. 26, 2012	Apr. 25, 2013	Apr. 25, 2013	Apr. 24, 2014
Grant Date by the Board of Directors	March 12, 2007	Dec. 12, 2007	June 12, 2008	July 01, 2008	June 15, 2009	June 23, 2010	Dec. 15, 2010	March 04, 2011	June 17, 2011	Dec. 14, 2011	March 02, 2012	June 15, 2012	Dec 12, 2012	June 14, 2013	January 10, 2014	Sept. 07, 2015
Options outstanding as of January 1, 2013	202,505	7,028	33,000	524,005	1,029,200	1,055,900	17,400	76,900	338,400	49,000	48,707	284,100	35,350	-	-	-	3,701,495
Options Granted (Subscription)	-	-	-	-	-	-	-	-	-	-	-	-	-	323,200	-	-	323,200
Options exercised (Subscription)	(198,651)	(7,028)	(17,000)	(193,130)	(416,064)	(1,000)	-	-	-	-	-	-	-	-	-	-	(832,873)
Options Forfeited (Purchase/Subscription)	(3,854)	-	-	(600)	(13,700)	(34,000)	-	(4,100)	(7,000)	(4,400)	(600)	(5,400)	(400)	(1,000)	-	-	(75,054)
Options outstanding as of December 31, 2013	-	-	16,000	330,275	599,436	1,020,900	17,400	72,800	331,400	44,600	48,107	278,700	34,950	322,200	-	-	3,116,768
Options Granted (Subscription)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	16,520	-	16,520
Options exercised (Subscription)	-	-	(16,000)	(334,695)	(121,744)	(127,167)	-	-	-	-	-	-	-	-	-	-	(599,606)
Options Forfeited (Purchase/Subscription)	-	-	-	4,420	(300)	(11,600)	-	(2,100)	(700)	(1,000)	(600)	(600)	-	(700)	-	-	(13,180)
Options outstanding as of December 31, 2014	-	-	-	-	477,392	882,133	17,400	70,700	330,700	43,600	47,507	278,100	34,950	321,500	16,520	-	2,520,502
Options Granted (Subscription)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	568,561	568,561
Options exercised (Subscription)	-	-	-	-	(455,256)	(106,440)	-	-	-	-	-	-	-	-	-	-	(561,696)
Options Forefeited (Purchase/Subscription)	-	-	-	-	(22,136)	600	-	(1,300)	(14,380)	(1,904)	(1,500)	(32,300)	-	(34,000)	-	-	(106,920)
OPTIONS OUTSTANDING AS OF DECEMBER 31, 2015	-	-	-	-	-	776,293	17,400	69,400	316,320	41,696	46,007	245,800	34,950	287,500	16,520	568,561	2,420,447
Strike price (in Euro)	49.17	55.67	59.96	58.15	34.70	51.45	63.23	72.19	72.69	66.94	78.39	74.54	87.13	85.73	68.47	47.83
Maturity Date	March 12, 2013	Dec. 12, 2013	June 12, 2014	July 01, 2014	June 15, 2015	June 23, 2016	Dec. 15, 2016	March 04, 2017	June 17, 2018	Dec. 14, 2018	March 02, 2019	June 15, 2019	Dec. 12, 2019	June 14, 2021	January 10, 2022	Sept. 07, 2023

(1)Share Subscription option plans exercisable four years from the date of grant and provided certain targets are met.

(2)Share Purchase option plans exercisable four years from the date of grant and provided certain targets are met.

The main features described in the table above take into consideration the following adjustments to the rights of option beneficiaries:

•	The Board of Directors resolved to adjust the rights of option beneficiaries as of May 14, 2007, in order to take into account the extraordinary dividend deducted from retained earnings and approved by the Combined Shareholders’ Meeting held on April 27, 2007. Consequently exercise prices and option numbers were recalculated for all plans.

•	The Board of Directors resolved to adjust the rights of option beneficiaries as of May 14, 2008, in order to take into account the extraordinary dividend deducted from retained earnings and approved by the Combined Shareholders’ Meeting held on May 6, 2008. Consequently exercise prices and option numbers were recalculated for all plans.

These options were granted subject to certain targets. This means that the final number of options granted to employees is contingent upon Technip achieving satisfactory performance for its shareholders.

For the 2012 and 2013 plans, 2013 re-granting and 2015 plans, the performance will be respectively measured over the 2012-2014, 2013-2015, 2014-2016 and 2015-2017 periods on the basis of several criteria: Group results in terms of Total Shareholder Return, operating income from recurring activities and return on capital employed.

IFRS 2 accounting charge

In accordance with IFRS 2, the Group recorded a charge of €3.8 million in 2015 related to share subscription and share purchase option plans compared to €6.7 million in 2014.

	Plan 2005			Plan 2008	Plan 2009	Plan 2010			Plan 2011			Plan 2012		Plan 2013		Plan 2015
	Part 3	Parts 1 and 2 Re- granted	Parts 1, 2 and 3 Re- granted	Part 1	Part 1	Part 1	Part 2	Part 3	Part 1	Part 2	Part 3	Part 1	Part 2	Part 1	Part 1 Re- granted	Part 1
Share Price at Grant Date (in Euro)	50.19	54.21	55.81	58.50	36.41	52.00	67.18	71.64	71.39	65.50	83.83	78.80	87.05	85.12	68.71	46.56
Exercise Price (in Euro)	49.17	55.67	59.96	58.15	34.70	51.45	63.23	72.19	72.69	66.94	78.39	74.54	87.13	85.73	68.47	47.83
Dividend Yield	2.0%	2.0%	2.0%	2.0%	3.5%	3.0%	3.0%	3.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	4.5%
Turnover Rate	5.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0% /2.5%	2.0% /2.5%	2.0% /2.5%
Volatility	30.3%	32.0%	34.4%	34.4%	32.9%	39.1%	39.1%	39.1%	32.0%	32.0%	32.0%	34.2%	33.5%	33.8%	33.8%	29.2%
Annual Risk Free Interest Rate
6 months	4.0%	4.9%	5.1%	5.2%	1.5%	0.4%	0.4%	0.4%	1.3%	1.3%	1.3%	0.3%	0.1%	0.1%	0.1%	(0.2)%
1 year	4.1%	4.9%	5.4%	5.4%	1.7%	0.5%	0.5%	0.5%	1.5%	1.5%	1.5%	0.3%	0.1%	0.1%	0.1%	(0.2)%
3 years	3.9%	4.1%	4.7%	4.7%	2.2%	1.2%	1.2%	1.2%	2.0%	2.0%	2.0%	0.8%	0.2%	0.5%	0.5%	(0.1)%
5 years	4.0%	4.2%	4.8%	4.8%	2.9%	1.9%	1.9%	1.9%	2.6%	2.6%	2.6%	1.6%	0.8%	1.0%	1.0%	0.2%
10 years	4.0%	4.4%	4.8%	4.8%	3.9%	3.1%	3.1%	3.1%	3.5%	3.5%	3.5%	2.8%	2.1%	2.2%	2.2%	1.1%
Option Fair Value Set at Grant Date (in Euro)	12.75	13.74	14.90	17.30	8.45	13.61	13.61	13.61	14.35 /15.05	14.35	14.35	17.58 /18.40	21.02	18.59 /18.87	13.99	6.01
Maturity Date	March 12, 2013	Dec. 12, 2013	June 12, 2014	July 01, 2014	June 15, 2015	June 23, 2016	Dec. 15, 2016	March 04, 2017	June 17, 2018	Dec. 14, 2018	March 02, 2019	June 15, 2019	Dec. 12, 2019	June 14, 2021	January 10, 2022	Sept. 07, 2023

Average share price amounted to €52.67 in 2015, €68.18 in 2014 and €82.05 in 2013.

(I) Performance Share Plans

Since 2007, the Board of Directors has granted certain employees, senior executives and Directors or Officers (mandataires sociaux) of the Group and its affiliates, free shares subject to Technip achieving satisfactory performances, namely “performance shares”. Following are the main features and changes in the plans that were in place for 2015 and 2014:

Number of Shares	Plan 2008	Plan 2009		Plan 2010			Plan 2011			Plan 2012		Plan 2013		Plan 2014	Plan 2015	Total
	Part 3	Part 1	Part 3	Part 1	Part 2	Part 3	Part 1	Part 2	Part 3	Part 1	Part 2	Part 1	Part 2	Part 1	Part 1
Approval date by Shareholders’ General Meeting	May 06, 2008	Apr. 30, 2009	April 30, 2009	April 29, 2010	April 29, 2010	April 29, 2010	April 28, 2011	April 28, 2011	April 28, 2011	April 26, 2012	April 26, 2012	April 25, 2013	April 25, 2013	April 24, 2014	April 24, 2014
Grant Date by the Board of Directors	Feb 18, 2009	June 15, 2009	Feb. 16, 2010	June 23, 2010	Dec. 15, 2010	March 04, 2011	June 17, 2011	Dec. 14, 2011	March 02, 2012	June 15, 2012	Dec. 12, 2012	June 14, 2013	January 10, 2014	Dec. 10, 2014	Sept. 07, 2015
Outstanding Shares as of January 1, 2013	118,650	584,900	94,550	834,300	12,300	81,900	348,450	33,750	47,807	426,800	126,892	-	-	-	-	2,710,299
Shares Granted	-	-	-	-	-	-	-	-	-	-	-	492,500	-	-	-	492,500
Share Exercised	(117,750)	(575,300)	(35,050)	(290,700)	(1,500)	-	-	-	-	-	-	-	-	-	-	(1,020,300)
Shares Cancelled	(900)	(9,600)	(6,400)	(32,000)	-	(6,400)	(10,400)	(3,700)	(1,650)	(13,700)	(4,700)	(3,350)	-	-		(92,800)
Outstanding Shares as of December 31, 2013	-	-	53,100	511,600	10,800	75,500	338,050	30,050	46,157	413,100	122,192	489,150	-	-	-	2,089,699
Shares Granted	-	-	-	-	-	-	-	-	-	-	-	-	73,700	50,400	-	124,100
Share Exercised	-	-	(51,300)	(505,800)	(10,800)	(22,600)	(124,200)	(6,400)	-	-	(550)	(150)	-	-	-	(721,800)
Shares Cancelled	-	-	(1,800)	(5,800)	-	(1,400)	(5,300)	(900)	(550)	(6,850)	(3,503)	(7,800)	(2,250)	-	-	(36,153)
Outstanding Shares as of December 31, 2014	-	-	-	-	-	51,500	208,550	22,750	45,607	406,250	118,139	481,200	71,450	50,400	-	1,455,846
Shares Granted	-	-	-	-	-	-	-	-	-	-	-	-	-	-	290,736	290,736
Share Exercised	-	-	-	-	-	(51,300)	(207,650)	(22,250)	(12,900)	(151,450)	(11,850)	(50)	-	-	-	(457,450)
Shares Cancelled	-	-	-	-	-	(200)	(900)	(500)	(600)	(7,500)	(3,550)	(23,750)	(300)	-	(120)	(37,420)
OUTSTANDING SHARES AS OF DECEMBER 31, 2015	-	-	-	-	-	-	-	-	32,107	247,300	102,739	457,400	71,150	50,400	290,616	1,251,712

From country to country, the vesting period of these plans is either three years from the date of grant (in which case the holding period is two years), or four years from the date of grant (in which case there is no holding period).

Performance shares were granted contingent upon performance conditions. The final number of shares granted to employees is contingent upon Technip achieving satisfactory performance for its shareholders. For the 2011, 2012, 2013, 2014 and 2015 plans, the performance is respectively measured over the 2011-2013, 2012-2014, 2013-2015, 2014-2016 and 2015-2017 periods on the basis of several criteria: Group results in matter of Health/Safety/Environment, operating income from recurring activities and treasury generated from operating activities.

IFRS 2 accounting charge

IFRS 2 applies to the valuation of performance share grants. Consequently, the Group recorded a charge of €28.8 million in 2015 compared to €33.3 million in 2014 and €36.1 million in 2013.

Performance shares granted to employees will be served using treasury shares.

The following table shows assumptions underlying the fair value computation of the plans:

	Plan 2008	Plan 2009		Plan 2010			Plan 2011			Plan 2012		Plan 2012		Plan 2014	Plan 2015
	Part 3	Part 1	Part 3	Part 1	Part 2	Part 3	Part 1	Part 2	Part 3	Part 1	Part 2	Part 1	Part 2	Part 1	Part 1
Share Price at the Grant Date (in Euro)	23.76	36.41	36.41	52.00	67.18	71.64	71.39	65.50	83.83	78.80	87.05	85.12	68.71	47.00	46.56
Dividend Yield	3.0%	3.5%	3.5%	3.0%	3.0%	3.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	4.5%
Turnover Rate (*)	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0%/ 6.0%	2.0% / 6.0%
Fair Value of Performance Shares Set at Grant Date (in Euro) (*)	21.72/ 21.07	32.78/ 31.65	32.78/ 31.65	47.52/ 46.12	47.52/ 46.12	47.52/ 46.12	67.23/ 65.90	67.23/ 65.90	67.23/ 65.90	74.21/ 72.74	81.98/ 80.36	70.33 / 78.58	53.37	36.50	38.89
Maturity Date	Feb 18, 2013/14	June 15, 2013/14	Feb. 16, 2014 15	June 23, 2014 15	Dec. 15, 2014 15	March 4, 2015 16	June 17, 2015 16	Dec. 14, 2015 16	March 2, 2016 17	June 15, 2016 17	Dec. 12, 2016 17	June 14, 2017 18	January 10, 2018 19	Dec. 10, 2018	Sept. 07, 2019
(*) The turnover rate and fair value of performance shares differ from country to country.

Average share price amounted to €52.67 in 2015, €68.18 in 2014 and €82.05 in 2013.

(J) Capital Management

Shareholders’ equity breaks down into portions attributable to non-controlling interests and to equity holders of the parent company. Equity attributable to equity holders of the parent is equal to the share capital of Technip, the Group’s parent company, cumulated results and other reserves, less treasury shares.

Treasury shares are primarily held for the following purposes:

•	To serve share option plans or other share plans that were granted to employees, directors or officers of the Company.

During the financial year ended December 31, 2015, Technip continued its purchases of own shares under the program approved by the Shareholders’ General Meeting held on April 24, 2014 and on April 23, 2015, for a period of 18 months and relating to a maximum number of shares not exceeding 8% of the shares comprising the share capital, at a maximum share price of €95 and €85. In all, 650 shares were bought during the period at an average price of €84.96.

During the financial year ended December 31, 2014, Technip continued its purchases of own shares under the program approved by the Shareholders’ General Meeting held on April 25, 2013 and on April 24, 2014, for a period of 18 months and relating to a maximum number of shares not exceeding respectively 10% and 8% of the shares comprising the share capital, at a maximum share price of €115 and €95. In all, 610,569 shares were bought during the period at an average price of €68.4, for a total of €41.8 million.

During the financial year ended December 31, 2013, Technip continued its purchases of own shares under the program approved by the Shareholders’ General Meeting held on April 26, 2012 and on April 25, 2013, for a period of

18 months and relating to a maximum number of shares not exceeding 10% of the shares comprising the share capital, at a maximum share price of €105 and €115. In all, 486,590 shares were bought during the period at an average price of €82.3, for a total of €40.0 million.

•	To promote share trading and, in particular, to ensure the liquidity of shares pursuant to a liquidity contract, by an investment service provider. Pursuant to a contract dated February 12, 2010, and for a duration of one year as from this date, tacitly renewable, the Company engaged Kepler Cheuvreux to execute a liquidity contract in compliance with the AMAFI Code of Conduct.

During the financial year ended December 31, 2015, 1,333,789 shares were purchased and 1,419,789 shares were sold pursuant to the terms and conditions of this liquidity contract.

During the financial year ended December 31, 2014, 823,060 shares were purchased and 793,560 shares were sold pursuant to the terms and conditions of this liquidity contract.

During the financial year ended December 31, 2013, 786,843 shares were purchased and 649,343 shares were sold pursuant to the terms and conditions of this liquidity contract.

(K) Non-Controlling Interests

Non-controlling interests amounting to €8.5 million as of December 31, 2015 did not represent a material component of the Group consolidated financial statements in the years ended December 31, 2015, and 2014.

Non-controlling interests amounting to €11.8 million as of December 31, 2014 did not represent a material component of the Group consolidated financial statements in the years ended December 31, 2014, and 2013.

(L) Capital Increase Reserved for Employees

Technip, holding company of the Group, proceeded to a capital increase reserved for employees in 2015. This capital increase was offered to all Technip employees and its subsidiaries.

Benefiting from a subscription price of €38.16, i.e. a 20% discount on the reference price of €47.69, employees had the choice to invest in Technip shares through a collective savings vehicle in one or several of the following plans:

•	Technip “Classic Plan” subscribed for 225,297 shares. Employees benefit from an employer contribution, but are exposed to the changes in Technip share value;

•	Technip “Secure Plan” subscribed for 60,956 shares. Employees benefit from an employer contribution, while guaranteeing the initial investment at the end of a 5-year period, increased by the greater between the capitalized annual return of 1.5% and the protected average increase in Technip share value compared to the reference price;

•	Technip “Multiple Plan” subscribed for 1,083,070 shares. Employees benefit from an employer contribution while guaranteeing the initial investment at the end of a 5-year period, increased by the greater between the capitalized annual return of 1.5% and 10.3 times the protected average increase in Technip share value compared to the reference price. For each share bought by the employee, the bank in charge of structuring the operation financed the acquisition of nine additional shares through a banking complement. The initial investment of the employee is guaranteed. The capital guarantee and the multiple of the average increase are obtained through the transfer to the bank of the discount, the dividends and the other financial rights related to the shares.

Holding period for all formulas is five years.

For some countries, depending of the national laws, only one or two of the three plans have been proposed. Terms and conditions of these plans have been adapted depending on local constraints linked to legal, tax or social matters. In some countries, Technip Multiple Plan has been replaced by a SAR plan (Stock Appreciation Rights). In order to hedge these SAR and finance the purchase of a hedging option, the Group issued 556,180 additional shares with the banking counterpart in charge of structuring the operation.

Following this capital increase, Technip issued 1,925,503 new shares on December 17, 2015. The increase in common stock amounted to €1.5 million and the increase in paid-in-surplus to €72.0 million, reduced by €0.5 million net charge for administrative costs related to this operation, for a total net amount of €73.0 million.

The charge recognized by the Group on this capital increase reserved for employees and recorded as payroll expense comprises the IFRS 2 charge corresponding to the lock-up costs for €7.9 million and a €5.1 million charge for the employer contributions paid by Technip depending on the formulas.

In 2014, Technip did not proceed to any capital increase reserved for employees.

In 2013, Technip did not proceed to any capital increase reserved for employees.

Note 21 Financial Debts (Current and Non-Current)

(A) Financial Debts, Breakdown by Nature

Financial debts break down as follows:

In millions of Euro	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Convertible Bonds	483.2	496.8	1,002.8	1,044.9	973.4	940.8
Private Placements	869.1	946.0	868.1	991.9	867.1	877.2
Bank Borrowings	273.7	273.7	485.7	485.7	373.8	373.8
Total Non-Current Financial Debts	1,626.0	1,716.5	2,356.6	2,522.5	2,214.3	2,191.8
Convertible Bonds	550.0	550.0	-	-	-
Commercial Papers	200.0	200.0	156.0	156.0	134.0	134.0
Bank Borrowings	160.5	160.5	80.3	80.4	5.6	5.6
Accrued Interests Payables	26.6	26.7	20.1	20.1	19.9	19.9
Total Current Financial Debts	937.1	937.2	256.4	256.5	159.5	159.5
TOTAL FINANCIAL DEBTS	2,563.1	2,653.7	2,613.0	2,779.0	2,373.8	2,351.3

Convertible bonds include two bonds with an option for conversion and/or exchangeable for new or existing shares (OCEANE) issued on December 2011 and November 2010, along with the convertible debenture of Global Industries, Ltd. issued on July 2007 (see b).

The following private placements are recorded in non-current financial debts:

•	on July 27, 2010, Technip achieved a private placement for €200 million (recorded for €198.6 million as of December 31, 2015). The maturity is 10 years; the annual coupon rate is 5.0%;

•	on June 14, 2012, Technip achieved a private placement for €150 million (recorded for €149.9 million as of December 31, 2015). The maturity is 10 years; the annual coupon rate is 3.4%;

•	on June 14, 2012, Technip achieved a private placement for €100 million (recorded for €95.7 million as of December 31, 2015). The maturity is 20 years; the annual coupon rate is 4.0%;

•	on June 15, 2012, Technip achieved a private placement for €75 million (recorded for €74.9 million as of December 31, 2015). The maturity is 15 years; the annual coupon rate is 4.0%;

•	on October 7, 2013, Technip achieved a private placement for €100 million (recorded for €96.3 million as of December 31, 2015). The maturity is 20 years; the annual coupon rate is 3.75%;

•	on October 16, 2013, Technip achieved a private placement for €130 million (recorded for €128.9 million as of December 31, 2015). The maturity is 10 years; the annual coupon rate is 3.15%;

•	on October 18, 2013, Technip achieved a private placement for €125 million (recorded for €124.7 million as of December 31, 2015). The maturity is 10 years; the annual coupon rate is 3.15%.

Bank borrowings and credit facilities principally represent drawings on loans granted to one of the Brazilian subsidiaries for the purpose of pre-financing exports and re-financing investments.

(B) Convertible Bonds

On December 15, 2011, Technip issued a bond with an option for conversion and/or exchangeable for new or existing shares (OCEANE) for €497.6 million, with a maturity date of January 1, 2017.

The OCEANE convertible bond, which was approved by the French Securities Regulator (AMF) on December 7, 2011, has the main following features:

•	issued at a price of €96.09 (the number of bonds issued was 5,178,455);

•	a coupon of 0.25% payable on January 31 of each year, which amounts to €0.24 per year and per bond. (The first coupon payment on January 31, 2012, amounted to €0.03 per bond);

•	a redemption date was set on January 1, 2017, for bonds not converted into shares at such date;

•	the option for bondholders to convert their bonds into shares at any time at the ratio of one share for one bond; and

•	the option for the Group to call for early redemption of the bonds at any time on or after the third anniversary of the issue date for a price at par plus accrued interests if the quoted value of the share exceeds 130% of the par value of the bond.

As required by IAS 32, the OCEANE convertible bond is recognized in two distinct components:

•	a debt component is recognized at amortized cost for an initial amount of €420.4 million, net from its share of issuing costs. The effective rate is 3.7%. As of December 31, 2015, the debt component amounted to €481.1 million; and

•	a conversion option component is recognized in equity for an amount equal to the difference between the issuing price of the OCEANE convertible bond and the value of the debt component. The carrying amount is recognized net of its proportionate share of the debt issuance costs for an amount of €73.1 million and net of corresponding deferred taxes. This value is not revalued but will be adjusted to take into account the conversion of bonds.

On November 17, 2010, Technip issued a bond with an option for conversion and/or exchangeable for new or existing shares (OCEANE) for approximately €550.0 million, with a maturity date of January 1, 2016.

The OCEANE convertible bond, which was approved by the French Securities Regulator (AMF) on November 9, 2010, has the main following features:

•	issued at a price of €83.10 (the number of bonds issued was 6,618,531);

•	a coupon of 0.50% payable on January 31 of each year, which amounts to €0.42 per year and per bond. (The first coupon payment on January 31, 2011, amounted to €0.09 per bond);

•	a redemption date was set on January 1, 2016, for bonds not converted into shares at such date;

•	the option for bondholders to convert their bonds into shares at any time at the ratio of one share for one bond; and

•	the option for the Group to call for early redemption of the bonds at any time on or after the third anniversary of the issue date for a price at par plus accrued interest if the quoted value of the share exceeds 130% of the par value of the bond.

As required by IAS 32, the OCEANE convertible bond is recognized in two distinct components:

•	a debt component is recognized at amortized cost for an initial amount of €480.9 million, net from its share of issuing costs. The effective rate is 3.2%. As of December 31, 2015, the debt component amounted to €550.0 million; and

•	a conversion option component is recognized in equity for an amount equal to the difference between the issuing price of the OCEANE convertible bond and the value of the debt component. The carrying amount is recognized net of its proportionate share of the debt issuance costs for an amount of €63.3 million and net of corresponding deferred taxes. This value is not revalued but will be adjusted to take into account the conversion of bonds.

On July 27, 2007, Global Industries, Ltd. issued a convertible debenture for a total amount of USD325 million (recorded for €251.2 million as of December 31, 2011). This bond came along with an annual interest rate of 2.75% and a maturity date of August 1, 2027. On January 11, 2012, Global Industries, Ltd. reimbursed a principal amount of USD322.6 million (corresponding to 99.3% of outstanding bonds) and paid USD3.9 million in interests to the bondholders. As of December 31, 2015, the remaining amount is recorded for €2.1 million.

(C) Analysis by Type of Interest Rate

Analysis by type of interest rate after yield management is as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Fixed Rate	2,385.3	2,419.7	2,318.5
Floating Rate	177.8	193.3	55.3
TOTAL FINANCIAL DEBTS	2,563.1	2,613.0	2,373.8

As of December 31, 2015

As of December 31, 2015, the debt was essentially issued at fixed rate. The fixed rate debt mainly comprised the two convertible bonds, private placements, drawings on subsidized export finance loans granted to one of the Brazilian subsidiaries for the purpose of pre-financing exports and refinancing investments, and finally the commercial paper issued by Technip.

Over the financial year 2015, the average rate of the fixed rate debt was 4.0% compared to 3.9% in 2014. Over the same period, the average rate of the Group’s overall debt (fixed and floating rate) was 4.7% compared to 3.9% per year in 2014. The average rate of debt is calculated by dividing the amount of financial costs for the fiscal year (excluding bank fees not expressly related to the debt) and the average outstanding debt for the fiscal year.

As of December 31, 2014

As of December 31, 2014, the debt was essentially issued at fixed rate. The fixed rate debt mainly comprised the two convertible bonds, private placements, drawings on subsidized export finance loans granted to one of the Brazilian subsidiaries for the purpose of pre-financing exports and refinancing investments, and finally the commercial paper issued by Technip.

Over the financial year 2014, the average rate of the fixed rate debt was 3.94% compared to 3.72% in 2013. Over the same period, the average rate of the Group’s overall debt (fixed and floating rate) was 3.90% compared to 3.73% per year in 2013. The average rate of debt is calculated by dividing the amount of financial costs for the fiscal year (excluding bank fees not expressly related to the debt) and the average outstanding debt for the fiscal year.

As of December 31, 2013

As of December 31, 2013, the debt is essentially issued at fixed rate. The fixed rate debt mainly comprises the two convertible bonds, the private placements, drawings on subsidized export finance loans granted to one of the Brazilian subsidiaries for the purpose of pre-financing exports and refinancing investments, as well as drawings on loans granted to a Norwegian subsidiary for financing a vessel, drawings on a loan granted to a Brazilian affiliate aimed at financing two vessels and finally the commercial paper issued by Technip.

Over the financial year 2013, the average rate of the fixed rate debt was 3.72% compared to 3.92% in 2012. Over the same period, the average rate of the Group’s overall debt (fixed and floating rate) was 3.73% compared to 3.93% per year in 2012. The average rate of debt is calculated by dividing the amount of financial costs for the fiscal year (excluding bank fees not expressly related to the debt) and the average outstanding debt for the fiscal year.

(D) Analysis by Currency

Analysis by currency is as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013

Euro	2,119.2	2,046.0	1,992.0
Brazilian Real	389.5	564.9	376.8
Norwegian Krone	48.5	-	-
US Dollar	2.2	2.0	1.7
Other	3.7	0.1	3.3
TOTAL FINANCIAL DEBTS	2,563.1	2,613.0	2,373.8

(E) Schedule of Financial Debts

The schedule of financial debts is as follows:

In millions of Euro	2016	2017	2018	2019	2020	2021 and beyond	Total

Fixed Rate	916.1	560.1	10.5	9.1	207.7	681.8	2,385.3
Floating Rate	21.0	13.8	89.7	13.8	13.8	25.7	177.8
TOTAL FINANCIAL DEBTS AS OF DECEMBER 31, 2015	937.1	573.9	100.2	22.9	221.5	707.5	2,563.1

In millions of Euro	2015	2016	2017	2018	2019	2020 and beyond	Total

Fixed Rate	243.8	718.9	562.9	5.4	4.1	884.6	2,419.7
Floating Rate	12.6	11.4	11.4	112.3	11.4	34.2	193.3
TOTAL FINANCIAL DEBTS AS OF DECEMBER 31, 2014	256.4	730.3	574.3	117.7	15.5	918.8	2,613.0

In millions of Euro	2014	2015	2016	2017	2018	2019 and beyond	Total
Fixed Rate	157.1	65.5	762.1	452.9	2.4	878.5	2,318.5
Floating Rate	2.4	6.6	6.7	6.6	6.6	26.4	55.3
TOTAL FINANCIAL DEBTS AS OF DECEMBER 31, 2013	159.5	72.1	768.8	459.5	9.0	904.9	2,373.8

(F) Secured Financial Debts

Secured financial debts are as follows:

In millions of Euro	As of December 31, 2015			As of December 31, 2014			As of December 31, 2013
	Guarantee	Without Guarantee	Total	Guarantee	Without Guarantee	Total	Guarantee	Without Guarantee	Total
Bank Overdrafts, Current Facilities and Other	-	200.1	200.1	-	-	-	-	-	-
Short Term Part of Long-Term Debts	9.4	727.6	737.0	1.1	255.3	256.4	1.4	158.1	159.5
Total Current Financial Debts	9.4	927.7	937.1	1.1	255.3	256.4	1.4	158.1	159.5
Total Non-Current Financial Debts	39.1	1,586.9	1,626.0	1.6	2,355.0	2,356.6	2.7	2,211.6	2,214.3
TOTAL FINANCIAL DEBTS	48.5	2,514.6	2,563.1	2.7	2,610.3	2,613.0	4.1	2,369.7	2,373.8

Note 22 Provisions (Current and Non-Current)

The principles used to evaluate the amounts and types of provisions for liabilities and charges are described in Note 1-C (u) – Provisions.

(A) Changes in Provisions

Changes in provisions over financial year 2015, 2014 and 2013 break down as follows:

In millions of Euro	As of January 1, 2015	Increase	Used Reversals	Unused Reversals	Foreign Exchange Adjustments	Other	As of December 31, 2015
Restructuring	-	19.8	-	-	(0.1)	2.9	22.6
Pensions and other Long-Term Employee Benefits (1)	216.5	31.5	(36.8)	(14.8)	0.3	3.8	200.5
Tax	0.8	-	-	(0.2)	0.3	-	0.9
Litigation	2.3	-	-	-	-	-	2.3
Provisions for Claims Incurred but not Reported (2)	8.0	3.7	-	-	-	-	11.7
Other Non-Current Provisions	4.0	0.4	(0.4)	-	0.1	(0.1)	4.0
Total Non-Current Provisions	231.6	55.4	(37.2)	(15.0)	0.6	6.6	242.0
Pensions and other Long-Term Employee Benefits (1)	57.3	26.2	(34.9)	(0.5)	1.5	(2.9)	46.7
Contingencies related to Contracts (3)	196.2	207.9	(122.9)	(11.3)	1.8	(3.2)	268.5
Restructuring	-	37.0	(8.0)	-	-	(1.4)	27.6
Tax	20.3	14.5	(3.3)	(4.9)	(5.4)	-	21.2
Litigation (4)	10.4	10.9	(1.7)	(8.2)	(1.8)	-	9.6
Provisions for Claims (2)	3.0	4.9	-	-	-	-	7.9
Other Current Provisions	39.1	37.6	(4.5)	(8.2)	(9.8)	(2.0)	52.2
Total Current Provisions	326.3	339.0	(175.3)	(33.1)	(13.7)	(9.5)	433.7
TOTAL PROVISIONS	557.9	394.4	(212.5)	(48.1)	(13.1)	(2.9)	675.7

(1)  See Note 23 – Pensions and other long-term employee benefit plans.

(2)  Provisions for Reinsurance are recorded at the level of the Group’s captive reinsurance companies.

(3)  Provisions recognized on contingencies on contracts are related to claims on contracts.

(4)  See Note 31 – Litigation and contingent liabilities.

In millions of Euro	As of January 1, 2014	Increase	Used Reversals	Unused Reversals	Foreign Exchange Adjustments	Other	As of December 31, 2014
Pensions and other Long-Term Employee Benefits (1)	234.2	116.5	(22.1)	(99.0)	2.6	(15.7)	216.5
Tax	6.7	-	(0.2)	(6.2)	0.5	-	0.8
Litigation	2.3	-	-	-	-	-	2.3
Provisions for Claims Incurred but not Reported (2)	6.2	1.7	-	-	0.1	-	8.0
Other Non-Current Provisions	10.8	0.3	(4.4)	(0.8)	0.3	(2.2)	4.0
Total Non-Current Provisions	260.2	118.5	(26.7)	(106.0)	3.5	(17.9)	231.6
Pensions and other Long-Term Employee Benefits (1)	29.9	25.4	(17.8)	(0.1)	1.3	18.6	57.3
Contingencies related to Contracts (3)	106.6	183.3	(37.6)	(46.7)	4.9	(14.3)	196.2
Tax	26.5	5.1	(9.7)	(2.0)	0.4	-	20.3
Litigation (4)	2.7	8.8	(0.2)	(1.0)	0.1	-	10.4
Provisions for Claims (2)	1.6	1.4	-	-	-	-	3.0
Other Current Provisions	48.9	11.9	(8.8)	(16.6)	0.3	3.4	39.1
Total Current Provisions	216.2	235.9	(74.1)	(66.4)	7.0	7.7	326.3
TOTAL PROVISIONS	476.4	354.4	(100.8)	(172.4)	10.5	(10.2)	557.9

(1)   See Note 23 – Pensions and other long-term employee benefit plans.

(2)   Provisions for Reinsurance are recorded at the level of the Group’s captive reinsurance companies.

(3)   Provisions recognized on contingencies on contracts are related to claims on contracts.

(4)   See Note 31 – Litigation and contingent liabilities.

(B) Schedule of Provisions

The following table shows the maturity of provisions forecast as of December 31, 2015:

In millions of Euro	As of 31 December, 2015	2016	2017	2018	2019	2020	2021	2022 and beyond
Restructuring	22.6	-	11.7	5.5	3.7	1.7	-	-
Pensions and other Long-Term Employee Benefits	200.5	-	37.9	14.7	11.3	11.3	12.8	112.5
Tax	0.9	-	0.9	-	-	-	-	-
Litigation	2.3	-	2.3	-	-	-	-	-
Provisions for Claims Incurred but not Reported	11.7	-	4.9	3.5	2.0	0.4	0.2	0.7
Other Non-Current Provisions	4.0	-	1.9	-	-	1.8	-	0.3
Total Non-Current Provisions	242.0	-	59.6	23.7	17.0	15.2	13.0	113.5
Pensions and other Long-Term Employee Benefits	46.7	46.6	-	-	-	-	-	-
Contingencies related to Contracts (1)	268.5	251.3	17.1	0.1	-	-	-	-
Restructuring	27.6	27.6	-	-	-	-	-	-
Tax	21.2	21.2	-	-	-	-	-	-
Litigation	9.6	9.6	-	-	-	-	-	-
Provisions for Claims	7.9	7.9	-	-	-	-	-	-
Other Current Provisions	52.2	52.3	-	-	-	-	-	-
Total Current Provisions	433.7	416.5	17.1	0.1	-	-	-	-
TOTAL PROVISIONS	675.7	416.5	76.7	23.8	17.0	15.2	13.0	113.5
(1) Provisions for contingencies related to contracts which maturity cannot be precisely determined are usually presented in the less than one year category.

In millions of Euro	As of 31 December, 2014	2015	2016	2017	2018	2019	2020	2021 and beyond
Pensions and other Long-Term Employee Benefits	216.5	-	53.4	16.3	11.5	11.5	13.4	110.4
Tax	0.8	-	0.8	-	-	-	-	-
Litigation	2.3	-	2.3	-	-	-	-	-
Provisions for Claims Incurred but not Reported	8.0	-	-	-	-	-	-	8.0
Other Non-Current Provisions	4.0	-	1.7	0.2	0.1	1.6	-	0.4
Total Non-Current Provisions	231.6	-	58.2	16.5	11.6	13.1	13.4	118.8
Pensions and other Long-Term Employee Benefits	57.3	57.3	-	-	-	-	-	-
Contingencies related to Contracts (1)	196.2	181.2	14.7	-	-	-	-	0.3
Tax	20.3	20.3	-	-	-	-	-	-
Litigation	10.4	10.4	-	-	-	-	-	-
Provisions for Claims	3.0	3.0	-	-	-	-	-	-
Other Current Provisions	39.1	39.1	-	-	-	-	-	-
Total Current Provisions	326.3	311.3	14.7	-	-	-	-	0.3
TOTAL PROVISIONS	557.9	311.3	72.9	16.5	11.6	13.1	13.4	119.1
(1) Provisionsfor contingencies related to contracts which maturity cannot be precisely determined are usually presented in the less than one year category.

The criteria for classifying an asset/liability as “current” or “non-current” in the statement of financial position are described in Note 1-C Accounting rules and policies.

Note 23 Pensions and Other Long-Term Employee Benefit Plans

(A) Description of the Group’s Current Benefit Plans

On all the Technip Group, four countries represent quite 90% of the Group obligations: the Netherlands, France, United Kingdom and Germany.

Brazil

A jubilee plan provides a lump sum payment of one month’s salary after 10, 15, 20 and 30 years of service. The plan also pays for a short trip to Brazil and Paris after 20 and 30 years of service.

France

The following plans are offered in France:

•	a retirement benefit consisting of a capital payment based on years of service and salary at retirement date;

•	a post-retirement medical benefit (this is closed to new entrants to the plan);

•	a jubilee plan that provides a lump sum payment after 20, 30, 35 and 40 years of services at all companies (a minimum number of years spent at Technip is required);

•	an additional defined contribution pension plan was set up on January 1, 2005 dedicated to a predetermined and uniform class of top managers. A contribution of 8.0% of gross annual salary within the legal limits is paid by the Company;

•	a complementary defined benefit pension plan was set up on May 1, 2007 for members of the Group’s Executive Committee. It consists of a guaranteed retirement wage of 1.8% of income bracket 4 of annual gross compensation per year of service in the Executive Committee (up to a limit of 15 years of service).

Germany

The following plans are offered in Germany:

•	two pension plans that offer a pension payable from age 65: (i) a deferred compensation plan and (ii) an early retirement plan (OAPT);

•	a jubilee plan that provides a lump sum payment ranging from one to three months of salary when employees reach 25, 40 and 45 years of service.

Italy

A post-retirement benefit that provides a capital payment according to the wages and years of service in the Company is offered to the employees. Following the change of Italian law in 2007, this defined benefit plan has been changed into a defined contribution plan. Consequently, no future right is generated in respect of IAS 19. The amount remaining in the books relates to the rights generated before the change of plan.

Singapore

Multi-employer benefit plan providing employees of the mercantile marine (the same as United Kingdom’s one) with pensions on retirement and protection on death (this plan is also closed for newcomers).

The Netherlands

The Company has a defined benefit pension plan, which was closed to new entrants, with no future accrual, in 2014. The impacts of this termination are identified in special events (curtailments/settlements).

United Arab Emirates

A retirement benefit plan provides a payment according to the years of service in the Company (21 days of salary per year of service up to five years and 30 days of salary beyond five years) with a limit of 26 years.

United Kingdom

A pension plan offers an annuity payment (this plan is closed for new comers). There is also a multi-employer benefit plan providing employees of the mercantile marine with pensions on retirement and protection on death (this plan is also closed for newcomers).

(B) Net Benefit Expense Recognized in the Statement of Income

The net benefit expense recognized in the statement of income breaks down as follows:

In millions of Euro	2015	2014	2013

Current Service Cost	12.4	22.1	19.4
Financial Cost	10.2	14.9	12.2
Expected Return on Plan Assets	(6.0)	(7.6)	(6.3)
Net Actuarial Gain/(Loss) Recognized on Long-Term Benefits	0.1	0.4	(0.4)
Cash Incentive Plans	34.4	37.5	30.0
Special Events (Curtailment/Settlement)	(1.5)	(114.3)	-
Administration Costs and Taxes	0.2	1.1	0.1
NET BENEFIT EXPENSE AS RECORDED IN THE STATEMENT OF INCOME	49.8	(45.9)	55.0

As of December 31, 2015

In addition to the defined benefit pension plan expense shown in the above table, defined contribution plan expenses amounted to €59.5 million in 2015.

Defined contribution plan expenses expected for 2016 amounted to €2.7 million.

Benefits plan cash flows for 2016 amounted to €24.4 million.

As of December 31, 2014

In addition to the defined benefit pension plan expense shown in the above table, defined contribution plan expenses amounted to €55.8 million in 2014.

Defined contribution plan expenses expected for 2015 amounted to €3.1 million.

Benefits plan cash flows for 2015 amounted to €17.0 million.

As of December 31, 2013

In addition to the defined benefit pension plan expense shown in the above table, defined contribution plan expenses amounted to €52.2 million in 2013.

Defined contribution plan expenses expected for 2014 amounted to €10.4 million.

Benefits plan cash flow for 2014 amounted to €15.2 million.

(C) Benefit Asset/(Liability) Recognized in the Statement of Financial Position

The liability as recorded in the statement of financial position breaks down as follows:

In millions of Euro	Defined Benefit Obligation		Fair Value of Plan Assets		Net Defined Benefit Obligation		Cash Incentive Plans	Asset/ (Liability) as recorded in the statement of Financial Position
As of January 1, 2013		386.7		176.1		210.6	15.9	226.5
Acquisition/Divestiture		-		-		-		-
Expense as recorded in the statement of income		31.3		6.3		25.0		25.0
Total current service cost	19.4				19.4			-
Net Financial Costs	12.2		6.3		5.9			-
Actuarial Gains/(Losses) of the Year	(0.4)				(0.4)			-
Special Events (curtailment/settlement)					-			-
Administrative costs and taxes	0.1				0.1			-
OCI amounts		27.1		11.1		16.0		16.0
Actuarial (Gain) / Loss on Defined Benefit Obligation	27.1				27.1			-
- Experience	20.3				20.3			-
- Financial assumptions	12.9				12.9			-
- Demographic assumptions	(6.1)				(6.1)			-
Actuarial Gain / (Loss) on Plan Assets			11.1		(11.1)			-
Contributions and Prestations Paid		(17.4)		6.4		(23.8)		(23.8)
Contributions by Employer	-		14.3		(14.3)			-
Contributions by Employee	0.3		0.3		-			-
Benefits Paid by Employer	(10.2)				(10.2)			-
Benefits paid from Plan Assets	(7.5)		(8.2)		0.7			-
Exchange Difference and other		(9.5)		(4.3)		(5.2)		(5.2)
Cash Incentive Plans							30.3	30.3
Other		(4.7)				(4.7)		(4.7)
As of December 31, 2013		413.5		195.6		217.9	46.2	264.1
Expense as recorded in the statement of income		(103.4)		(20.0)		(83.4)		(83.4)
Total current service cost	22.1		-		22.1
Net Financial Costs	14.9		7.6		7.3

In millions of Euro	Defined Benefit Obligation		Fair Value of Plan Assets		Net Defined Benefit Obligation		Cash Incentive Plans	Asset/ (Liability) as recorded in the statement of Financial Position
Actuarial Gains/(Losses) of the Year	0.4		-		0.4
Special Events (curtailment/settlement)	(141.9)		(27.6)		(114.3)
Administrative costs and taxes	1.1		-		1.1
OCI amounts		115.5		26.5		89.0		89.0
Actuarial (Gain) / Loss on Defined Benefit Obligation	115.5		-		115.5
- Experience	6.1		-		6.1
- Financial assumptions	110.1		-		110.1
- Demographic assumptions	(0.7)		-		(0.7)
Actuarial Gain / (Loss) on Plan Assets	-		26.5		(26.5)
Contributions and Prestations Paid		(18.0)		3.4		(21.4)		(21.4)
Contributions by Employer	-		12.0		(12.0)
Contributions by Employee	0.4		0.4		-
Benefits Paid by Employer	(9.4)		-		(9.4)
Benefits paid from Plan Assets	(9.0)		(9.0)		-
Exchange Difference and other		9.2		6.2		3.0		3.0
Cash Incentive Plans							11.0	11.0
Other		7.6		(3.9)		11.5		11.5
As of December 31, 2014		424.4		207.8		216.6	57.2	273.8
Acquisition/Divestiture		4.3		-		4.3		4.3
Expense as recorded in the statement of income		21.4		6.0		15.4		15.4
Total current service cost	10.9		-		10.9
Net Financial Costs	10.2		6.0		4.2
Actuarial Gains/(Losses) of the Year	0.1		-		0.1
Administrative costs and taxes	0.2		-		0.2
OCI amounts		(15.3)		1.8		(17.1)		(17.1)
Actuarial (Gain) / Loss on Defined Benefit Obligation	(15.3)		-		(15.3)
- Experience	(8.3)		-		(8.3)
- Financial assumptions	(6.4)		-		(6.4)
- Demographic assumptions	(0.6)		-		(0.6)
Actuarial Gain / (Loss) on Plan Assets	-		1.8		(1.8)
Contributions and Prestations Paid		(17.6)		(5.0)		(12.6)		(12.6)

In millions of Euro	Defined Benefit Obligation		Fair Value of Plan Assets		Net Defined Benefit Obligation		Cash Incentive Plans	Asset/ (Liability) as recorded in the statement of Financial Position
Contributions by Employer	-		2.6		(2.6)
Contributions by Employee	0.4		0.4		-
Benefits Paid by Employer	(10.0)		-		(10.0)
Benefits paid from Plan Assets	(8.0)		(8.0)		-
Exchange Difference and other		8.1		6.2		1.9		1.9
Cash Incentive Plans							(12.4)	(12.4)
Other		(6.3)		(0.2)		(6.1)		(6.1)
AS OF DECEMBER 31, 2015		419.0		216.6		202.4	44.8	247.2

In 2015, the discounted defined benefit obligation included €255.4 million for funded plans and €163.6 million for unfunded plan assets.

Below are the details of the principal categories of plan assets by country in terms of percentage of their total fair value:

2015

In %	Bonds	Shares	Real Estate	Cash	Other	Total
Euroland	0%	0%	0%	0%	100%	100%
United Kingdom	45%	27%	3%	0%	25%	100%
Other	0%	0%	0%	0%	0%	0%

2014

In %	Bonds	Shares	Real Estate	Cash	Other	Total
Euroland	2%	0%	0%	0%	98%	100%
United Kingdom	46%	30%	2%	-10%	32%	100%
Other	59%	8%	0%	-14%	47%	100%

2013

In %	Bonds	Shares	Real Estate	Cash	Other	Total
Euroland	78%	20%	0%	0%	2%	100%
Norway	52%	6%	14%	23%	5%	100%
United Kingdom	40%	33%	0%	5%	22%	100%
Other	52%	14%	0%	4%	30%	100%

(D) Actuarial Assumptions

The main assumptions on the two zones that make up more than 90% at the end of 2015 of the benefit obligations are detailed in the following table:

	As of December 31, 2015
	Discount Rate	Future Salary Increase (above Inflation Rate)	Healthcare Cost Increase Rate	Inflation Rate
Euroland	2.20%	From 1.00% to 5.00%	3.00%	1.90%
United Kingdom	3.70%	0.00%	NA	3.25%

	As of December 31, 2014
	Discount Rate	Future Salary Increase (above Inflation Rate)	Healthcare Cost Increase Rate	Inflation Rate
Euroland	1.85%	From 1.00% to 5.00%	3.00%	1.80%
United Kingdom	3.80%	1.50%	NA	3.25%

	As of December 31, 2013
	Discount Rate	Future Salary Increase (above Inflation Rate)	Healthcare Cost Increase Rate	Inflation Rate
Euroland	3.30%	From 0.40% to 3.00%	3.00%	2.00%
United Kingdom	4.40%	1.50%	N/A	3.55%

The discount rates as of December 31, 2015 of the Euroland, United Kingdom and the United States zones (including United Arab Emirates) are determined by holding the benefit flows of services expected from the plans and by using a curve of yield built from a wide basket of bonds of companies of high quality (noted AA). Finally, in the countries where the market bonds of companies of high quality is insufficiently deep, the discount rates are measured in reference to governmental rates.

The references used to determine the discount rates in December 31, 2015 remain unchanged compared to 2014.

A 0.25% decrease in the discount rate would increase the defined benefit obligation by approximately 2.4%.

A 0.25% increase in the inflation rate would increase the defined benefit obligation by approximately 1.8%.

As of December 31, 2014

The discount rates as of December 31, 2014 and 2013 of the Euroland, United Kingdom and the United States zones (including United Arab Emirates) are determined by holding the benefit flows of services expected from the plans and by using a curve of yield built from a wide basket of bonds of companies of high quality (noted AA). The Norway one refers to the market of covered bonds. Finally, in the countries where the market bonds of companies of high quality is insufficiently deep, the discount rates are measured in reference to governmental rates.

The references used to determine the discount rates in December 31, 2014 remain unchanged compared to 2013.

A 0.25% decrease in the discount rate would increase the defined benefit obligation by approximately 2.4%.

A 0.25% increase in the inflation rate would increase the defined benefit obligation by approximately 1.6%.

As of December 31, 2013

A 0.25% decrease in the discount rate would increase the defined benefit obligation by approximately 4.37%.

A 0.25% decrease in the Inflation Rate would decrease the defined benefit obligation by approximately 2.06%.

Note 24 Trade Payables

Trade payables amounted to €2,480.4 million as of December 31, 2015 as compared to €2,312.9 million as of December 31, 2014 and €2,435.4 million as of December 31, 2013.

Trade payables are non-interest bearing liabilities. Their maturities are linked to the operating cycle of contracts. As of December 31, 2015, trade payables with a maturity of less than 12 months amounted to €2,479.3 million. As of December 31, 2014, trade payables with a maturity of less than 12 months amounted to €2,287.0 million. As of December 31, 2013, trade payables with a maturity of less than 12 months amounted to €2,415.0 million.

Note 25 Other Liabilities (Current and Non-Current)

Other current and non-current liabilities are as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Wages and Salaries	325.9	322.8	277.4
Social Security Costs	65.2	73.9	68.1
Other Tax Payables	168.8	104.6	120.4
Deferred Income	23.7	27.8	36.7
Accruals on Completed Contracts (1)	170.0	161.4	164.1
Current Accounts on Contracts under Joint Arrangements	21.8	20.7	34.3
Advances Received (2)	907.4	857.8	576.2
Other	71.7	60.7	60.4
Total Other Current Liabilities	1,754.5	1,629.7	1,337.6
Payables on Fixed Assets	15.3	29.6	55.3
Subsidies	7.6	9.4	11.4
Other	9.3	1.6	1.9
Total Other Non-Current Liabilities	32.2	40.6	68.6
TOTAL OTHER LIABILITIES	1,786.7	1,670.3	1,406.2

(1)When the contract is completed, accrued liabilities are recorded to cover pending expenses until the client signs the final acceptance (see Note 1-C (b) – Long-term contracts).

(2)Corresponds to advances received and deferred income on contracts recorded in accordance with IAS 18, not identified as construction contracts.

The breakdown between current and non-current liabilities is detailed in Note 1-C Accounting rules and estimates.

The portion of current liabilities with a maturity of less than 12 months amounted to €1,750.9 million as of December 31, 2015.

The portion of current liabilities with a maturity of less than 12 months amounted to €1,587.1 million as of December 31, 2014.

The portion of current liabilities with a maturity of less than 12 months amounted to €1,267.2 million as of December 31, 2013.

Note 26 Financial Instruments

In compliance with IFRS 7, information disclosed on financial instruments is as follows:

(A) Financial Assets and Liabilities by Category

Financial assets and liabilities break down as follows:

In millions of Euro	As of December 31, 2015
	Analysis by Category of Financial Instruments
	Carrying Amount	At Fair Value through Profit or Loss	Loans and Receivables	Available- for-Sale Financial Assets	Liabilities at Amortized Cost	Derivative Instruments	Fair Value
Investments in Non-Consolidated Companies	6.5	6.5	-	-	-	-	6.5
Other Financial Assets	214.7	-	214.7	-	-	-	214.7
Available-for-Sale Financial Assets	29.0	-	-	29.0	-	-	29.0
Derivative Financial Instruments	47.1	-	-	-	-	47.1	47.1
Trade Receivables	1,668.2	-	1,668.2	-	-	-	1,668.2
Current Income Tax Receivables	220.3	-	220.3	-	-	-	220.3
Other Current Receivables	589.2	-	589.2	-	-	-	589.2
Cash and Cash Equivalents	2,919.1	2,919.1	-	-	-	-	2,919.1
TOTAL ASSETS	5,694.1	2,925.6	2,692.4	29.0	-	47.1	5,694.1
Non-Current Financial Debts	1,626.0	-	-	-	1,626.0	-	1,716.5
Other Non-Current Liabilities	32.2	-	-	-	32.2	-	32.2
Current Financial Debts	937.1	-	-	-	937.1	-	937.2
Trade Payables	2,480.4	-	2,480.4	-	-	-	2,480.4
Derivative Financial Instruments	334.4	-	-	-	-	334.4	334.4
Current Income Tax Payables	200.0	-	200.0	-	-	-	200.0
Other Current Liabilities	1,754.5	-	1,754.5	-	-	-	1,754.5
TOTAL LIABILITIES	7,364.6	-	4,434.9	-	2,595.3	334.4	7,455.2

In millions of Euro	As of December 31, 2014
	Analysis by Category of Financial Instruments
	Carrying Amount	At Fair Value through Profit or Loss	Loans and Receivables	Available- for-Sale Financial Assets	Liabilities at Amortized Cost	Derivative Instruments	Fair Value
Investments in Non- Consolidated Companies	6.8	6.8	-	-	-	-	6.8
Other Financial Assets	195.8	-	195.8	-	-	-	195.8
Available-for-Sale Financial Assets	57.0	-	-	57.0	-	-	57.0
Derivative Financial Instruments	46.6	-	-	-	-	46.6	46.6
Trade Receivables	1,719.9	-	1,719.9	-	-	-	1,719.9
Current Income Tax Receivables	158.9	-	158.9	-	-	-	158.9
Other Current Receivables	581.6	-	581.6	-	-	-	581.6
Cash and Cash Equivalents	2,685.6	2,685.6	-	-	-	-	2,685.6
TOTAL ASSETS	5,452.2	2,692.4	2,656.2	57.0	-	46.6	5,452.2
Non-Current Financial Debts	2,356.6	-	-	-	2,356.6	-	2,522.5
Other Non-Current Liabilities	40.6	-	-	-	40.6	-	40.6
Current Financial Debts	256.4	-	-	-	256.4	-	256.5
Trade Payables	2,312.9	-	2,312.9	-	-	-	2,312.9
Derivative Financial Instruments	300.5	-	-	-	-	300.5	300.5
Current Income Tax Payables	137.7	-	137.7	-	-	-	137.7
Other Current Liabilities	1,629.7	-	1,629.7	-	-	-	1,629.7
TOTAL LIABILITIES	7,034.4	-	4,080.3	-	2,653.6	300.5	7,200.4

	As of December 31, 2013
	Analysis by Category of Financial Instruments
In millions of Euro	Carrying Amount	At Fair Value through Profit or Loss	Loans and Receivables	Available- for-Sale Financial Assets	Liabilities at Amortized Cost	Derivative Instruments	Fair Value
Investments in Non-Consolidated Companies	6.6	6.6	-	-	-	-	6.6
Other Financial Assets	68.6	-	68.6	-	-	-	68.6
Available-for-Sale Financial Assets	105.3	-	-	105.3	-	-	105.3
Derivative Financial Instruments	123.4	-	-	-	-	123.4	123.4
Trade Receivables	1,766.4	-	1,766.4	-	-	-	1,766.4
Current Income Tax Receivables	87.4	-	87.4	-	-	-	87.4
Other Current Receivables	463.0	-	463.0	-	-	-	463.0
Cash and Cash Equivalents	2,989.1	2,989.1	-	-	-	-	2,989.1
TOTAL ASSETS	5,609.8	2,995.7	2,385.4	105.3	-	123.4	5,609.8
Non-Current Financial Debts	2,214.3	-	-	-	2,214.3	-	2,191.8
Other Non-Current Liabilities	68.6	-	-	-	68.6	-	68.6
Current Financial Debts	159.5	-	-	-	159.5	-	159.5
Trade Payables	2,435.4	-	2,435.4	-	-	-	2,435.4
Derivative Financial Instruments	32.7	-	-	-	-	32.7	32.7
Current Income Tax Payables	155.7	-	155.7	-	-	-	155.7
Other Current Liabilities	1,337.6	-	1,337.6	-	-	-	1,337.6
TOTAL LIABILITIES	6,403.8	-	3,928.7	-	2,442.4	32.7	6,381.3

The following table shows a breakdown of financial assets and liabilities valued at fair value by hierarchy:

In millions of Euro	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Financial Assets at Fair Value through Profit or Loss	-	6.5	-	6.5
Derivative Financial Instruments	-	47.1	-	47.1
Available-for-Sale Financial Assets	29.0	-	-	29.0
ASSETS	29.0	53.6	-	82.6
Financial Liabilities at Fair Value through Profit or Loss	-	-	-	-
Derivative Financial Instruments	-	334.4	-	334.4
LIABILITIES	-	334.4	-	334.4

In millions of Euro	As of December 31, 2014
	Level 1	Level 2	Level 3	Total
Financial Assets at Fair Value through Profit or Loss	-	6.8	-	6.8
Derivative Financial Instruments	-	46.6	-	46.6
Available-for-Sale Financial Assets	57.0	-	-	57.0
ASSETS	57.0	53.4	-	110.4
Financial Liabilities at Fair Value through Profit or Loss	-	-	-	-
Derivative Financial Instruments	-	300.5	-	300.5
LIABILITIES	-	300.5	-	300.5

In millions of Euro	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Financial Assets at Fair Value through Profit or Loss	-	6.6	-	6.6
Derivative Financial Instruments	-	123.4	-	123.4
Available-for-Sale Financial Assets	105.3	-	-	105.3
ASSETS	105.3	130.0	-	235.3
Financial Liabilities at Fair Value through Profit or Loss	-	-	-	-
Derivative Financial Instruments	-	32.7	-	32.7
LIABILITIES	-	32.7	-	32.7

During the financial year 2015, there were no transfer between Level 1 and Level 2 fair value measurements, and no transfer into or out of Level 3 fair value measurements.

During the financial year 2014, there were no transfer between Level 1 and Level 2 fair value measurements, and no transfers into or out of Level 3 fair value measurements.

During the financial year 2013, there were no transfer between Level 1 and Level 2 fair value measurements, and no transfers into or out of Level 3 fair value measurements.

(B) Gains and Losses by Category of Financial Instruments

Gains and losses recorded in the income statement by category of financial instruments break down as follows:

In millions of Euro	2015
		From Subsequent Valuation
	Interest	At Fair Value	Currency Translation	Impairment /Reversal of Impairment	Derecognition	Net Gains/ (Losses)
Categories of Financial Instruments
At Fair Value through Profit or Loss	41.5	-	-	-	-	41.5
Available-for-Sale Financial Assets	-	(28.4)	-	-	-	(28.4)
Liabilities at Amortized Cost	(118.3)	-	-	-	-	(118.3)
Derivative Financial Instruments	-	(9.2)	-	(7.1)	-	(16.3)
TOTAL NET GAINS/(LOSSES)	(76.8)	(37.6)	-	(7.1)	-	(121.5)

	2014
		From Subsequent Valuation
In millions of Euro	Interest	At Fair Value	Currency Translation	Impairment /Reversal of Impairment	Derecognition	Net Gains/ (Losses)
Categories of Financial Instruments
At Fair Value through Profit or Loss	37.8	-	-	-	-	37.8
Liabilities at Amortized Cost	(102.7)	-	-	-	-	(102.7)
Derivative Financial Instruments	-	(58.3)	-	7.5	-	(50.8)
TOTAL NET GAINS/(LOSSES)	(64.9)	(58.3)	-	7.5	-	(115.7)

	2013
		From Subsequent Valuation
In millions of Euro	Interest	At Fair Value	Currency Translation	Impairment/Reversal of Impairment	Derecognition	Net Gains/ (Losses)
Categories of Financial Instruments
At Fair Value through Profit or Loss	48.1	-	-	-	-	48.1
Liabilities at Amortized Cost	(84.7)	-	-	-	-	(84.7)
Derivative Financial Instruments	-	2.9	-	(9.2)	-	(6.3)
TOTAL NET GAINS/(LOSSES)	(36.6)	2.9	-	(9.2)	-	(42.9)

(C) Derivative Financial Instruments

The breakdown by category of derivative financial instruments is as follows:

	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
In millions of Euro	Asset	Liability	Asset	Liability	Asset	Liability
Forward Foreign Exchange Contracts – Fair Value Hedge	7.2	57.9	1.5	53.1	7.9	7.8
Forward Foreign Exchange Contracts – Cash Flow Hedge	39.9	276.5	45.1	247.0	115.5	24.7
Forward Foreign Exchange Contracts – not Designated as Hedges for Accounting Purposes	-	-	-	0.4	-	0.2
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	47.1	334.4	46.6	300.5	123.4	32.7

The breakdown of gains and losses on derivative financial instruments that affect shareholders’ equity in fair value reserves is as follows:

In millions of Euro	2015	2014	2013
Total Gains/(Losses) on Derivative Financial Instruments as Reported in Equity as of January 1	(285.0)	63.1	6.2
Fair Value Gains/(Losses) on Derivative Financial Instruments – Cash Flow Hedge	(91.0)	(348.1)	56.9
TOTAL GAINS/(LOSSES) ON DERIVATIVE FINANCIAL INSTRUMENTS AS REPORTED IN EQUITY AS OF DECEMBER 31	(376.0)	(285.0)	63.1

Analysis of gains and losses on derivative financial instruments that affect the statement of income is as follows:

In millions of Euro	2015	2014	2013
Effectiveness Gains/(Losses) on Fair Value Hedge (*)	(0.4)	(49.7)	(7.1)
Ineffectiveness Gains/(Losses) on Fair Value Hedge	1.3	(2.0)	4.4
Ineffectiveness Gains/(Losses) on Cash Flow Hedge	(16.0)	9.5	(13.6)
Gains/(Losses) on Economic Hedge not Designated as Hedges for Accounting Purposes	0.4	(0.2)	0.1
TOTAL GAINS/(LOSSES) ON DERIVATIVE INSTRUMENTS AS RECOGNIZED IN STATEMENT OF INCOME	(14.7)	(42.4)	(16.2)
(*) Excluding the revaluation of related current receivables and payables.

(D) Offsetting Financial Assets and Financial Liabilities

The analysis of the offsetting financial assets and financial liabilities, exclusively composed of derivative financial instruments, is as follows:

In millions of Euro	As of December 31, 2015
Financial Assets (by Type of Financial Instruments)	a	b	c	d		e
	Gross Amount (before Offsetting)	Gross Amounts Set off in the Financial Statements (according to IAS 32)	Net Amounts Presented in the Financial Statements (a- b)	Related Amounts not Set off in the Statement of Financial Position (not Meeting Offsetting Criteria IAS 32)		Net Amount (c- d)
				Financial Instruments	Fair Value of Financial Collaterals
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	47.1	-	47.1	47.1	-	-

In millions of Euro	As of December 31, 2015
Financial Liabilities (by Type of Financial Instruments)	a	b	c	d		e
	Gross Amount (before Offsetting)	Gross Amounts Set off in the Financial Statements (according to IAS 32)	Net Amounts Presented in the Financial Statements (a- b)	Related Amounts not Set off in the Statement of Financial Position (not Meeting Offsetting Criteria IAS 32)		Net Amount (c- d)
				Financial Instruments	Fair Value of Financial Collaterals
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	334.4	-	334.4	47.1	-	287.3

In millions of Euro	As of December 31, 2014
Financial Assets (by Type of Financial Instruments)	a	b	c	d		e
	Gross Amount (before Offsetting)	Gross Amounts Set off in the Financial Statements (according to IAS 32)	Net Amounts Presented in the Financial Statements (a- b)	Related Amounts not Set off in the Statement of Financial Position (not Meeting Offsetting Criteria IAS 32)		Net Amount (c- d)
				Financial Instruments	Fair Value of Financial Collaterals
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	46.6	-	46.6	46.6	-	-

In millions of Euro	As of December 31, 2014
Financial Liabilities (by Type of Financial Instruments)	a	b	c	d		e
	Gross Amount (before Offsetting)	Gross Amounts Set off in the Financial Statements (according to IAS 32)	Net Amounts Presented in the Financial Statements (a- b)	Related Amounts not Set off in the Statement of Financial Position (not Meeting Offsetting Criteria IAS 32)		Net Amount (c- d)
				Financial Instruments	Fair Value of Financial Collaterals
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	300.5	-	300.5	46.6	-	253.9

In millions of Euro	As of December 31, 2013
Financial Assets (by Type of Financial Instruments)	a	b	c	d		e
	Gross Amount (before Offsetting)	Gross Amounts Set off in the Financial Statements (according to IAS 32)	Net Amounts Presented in the Financial Statements (a- b)	Related Amounts not Set off in the Statement of Financial Position (not Meeting Offsetting Criteria IAS 32)		Net Amount (c- d)
				Financial Instruments	Fair Value of Financial Collaterals
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	123.4	-	123.4	22.9	-	100.5

In millions of Euro	As of December 31, 2013
Financial Liabilities (by Type of Financial Instruments)	a	b	c	d		e
	Gross Amount (before Offsetting)	Gross Amounts Set off in the Financial Statements (according to IAS 32)	Net Amounts Presented in the Financial Statements (a- b)	Related Amounts not Set off in the Statement of Financial Position (not Meeting Offsetting Criteria IAS 32)		Net Amount (c- d)
				Financial Instruments	Fair Value of Financial Collaterals
TOTAL DERIVATIVE FINANCIAL INSTRUMENTS	32.7	-	32.7	22.9	-	9.8

Note 27 Payroll Staff

In 2015, Technip had a workforce of more than 34,000 people, in 45 countries, including an average of 5,300 contracted workforce integrated in operating teams.

In 2014, Technip had a workforce of more than 38,000 people, in 48 countries, including an average of 6,400 contracted workforce integrated in operating teams.

In 2013, Technip had a workforce of 39,000 people, in 48 countries, including an average of 6,400 contracted workforce integrated in operating teams.

Note 28 Related Parties Disclosures

(A) Transactions with Related Parties

IFP Énergies nouvelles (IFP) is represented on Technip’s Board of Directors. Its percentage of ownership amounted to 2.40% as of December 31, 2015 and 2.50% as of December 31, 2014 and as of December 31, 2013.

Technip paid IFP a royalty in respect of an agreement for research cooperation on offshore deepwaters. This royalty is determined under arm’s length conditions and amounted to €3.2 million in 2015, €3.2 million in 2014 and €3.3 million in 2013. The amount paid to IFP was €2.9 million in 2015, €3.2 million in 2014 and €3.8 million in 2013.

(B)	Receivables and Payables, Income and Expenses with Respect to Associates in Joint Arrangements

Receivables and payables towards associates in joint arrangements are as follows:

In millions of Euro	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Trade Receivables	2.9	1.2	3.1
Trade Payables	7.1	-	2.5
NET TRADE RECEIVABLES/(PAYABLES)	(4.2)	1.2	0.6

Income and expenses generated with associates in joint arrangements are as follows:

In millions of Euro	2015	2014	2013
Income	8.1	6.5	3.5
Expenses	(8.1)	(2.6)	(5.7)

(C) Compensation of the Chairman and Chief Executive Officer

As of December 31, 2015

The compensation of the Chairman and Chief Executive Officer is composed of both a fixed and a variable portion.

For 2015, the aggregate amount of compensation paid by the Company to Thierry Pilenko amounted to € 1,984,211.

The variable portion of the compensation is subject to precise and predetermined objectives. 70% of the target variable portion is linked to the financial performance of the Group (quantitative criteria) and 30% is linked to the achievement of individual objectives (qualitative criteria). The share of the variable portion is linked with a financial target (70% of the total) and broken down into two objectives:

•	up to 50% on the Group operating income budgeted for 2015;

•	up to 20% on the percentage of gross margin on order intake.

The variable portion due to Thierry Pilenko for financial year 2015 was €900,000.

Thierry Pilenko does not receive any Directors’ fees for the positions he holds as a Director of the Company or in the Group companies.

There is no specific retirement plan for Thierry Pilenko as the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer is a beneficiary of the supplementary defined contribution retirement plan for Group executives, as well as the Company’s existing supplementary defined benefits retirement plan for Executive Committee (Excom) members.

110,000 stock options and 33,000 performance shares were granted to Thierry Pilenko over financial year 2015 corresponding to 0.12% of the share capital as of the day of the General Meeting dated April 23, 2015.

In financial year 2015, Thierry Pilenko exercised 109,000 share subscription options.

In the context of the renewal of the mandate of Thierry Pilenko, the Board of Directors on April 23, 2015, upon recommendation of the Nominations and Remunerations Committee, proposed a worldwide non-compete agreement for a 24-month period. According to this agreement, Thierry Pilenko could receive an amount corresponding to two years of gross fixed annual compensation paid (gross fixed compensation plus variable compensation). The basis of calculation would be the average of the gross annual compensation paid over the last three years, the payment of which would be paid on a monthly basis.

As of December 31, 2014

The compensation of the Chairman and Chief Executive Officer is composed of both a fixed and a variable portion.

For 2014, the aggregate amount of compensation paid by the Company to Thierry Pilenko amounted to €1,988,819.

The variable portion of the compensation is subject to precise and predetermined objectives. 70% of the target variable portion is linked to the financial performance of the Group (quantitative criteria) and 30% is linked to the achievement of individual objectives (qualitative criteria). The share of the variable portion is linked with a financial target (70% of the total) and broken down into two objectives:

■	up to 50% on the Group operating income budgeted for 2014; and

■	up to 20% on the percentage of gross margin on order intake.

The variable portion due to Thierry Pilenko for financial year 2014 was €904,608.

Thierry Pilenko does not receive any Directors’ fees for the positions he holds as a Director of the Company or in the Group companies.

There is no specific retirement plan for Thierry Pilenko as the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer is a beneficiary of the supplementary defined contribution retirement plan for Group executives, as well as the Company’s existing supplementary defined benefits retirement plan for Executive Committee (Excom) members.

No share subscription or purchase options nor performance shares were granted to Thierry Pilenko over financial year 2014.

In financial year 2014, Thierry Pilenko exercised 80,000 share purchase options.

As of December 31, 2013

The compensation of the Chairman and Chief Executive Officer is composed of both a fixed and a variable portion.

For 2013, the aggregate amount of compensation paid by the Company to Thierry Pilenko amounted to €1,765,341.0.

The variable portion of the compensation is subject to precise and predetermined objectives. 70% of the target variable portion is linked to the financial performance of the Group (quantitative criteria) and 30% is linked to the achievement of individual objectives (qualitative criteria). The share of the variable portion is linked with a financial target (70% of the total) and broken down into two objectives:

¡	up to 50% on the Group operating income budgeted for 2013; and

¡	up to 20% on the percentage of gross margin on order intake.

The variable portion due to Thierry Pilenko for financial year 2013 was €858,330.

Thierry Pilenko does not receive any directors’ fees for the positions he holds as a director of the Company or in the Group companies.

There is no specific retirement plan for Thierry Pilenko as the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer is a beneficiary of the supplementary defined contribution retirement plan for Group executives, as well as the Company’s existing supplementary retirement plan for Executive Committee (Excom) members.

50,000 share subscription options and 30,000 performance shares were granted to Thierry Pilenko over financial year 2013 corresponding to 0.07% of the share capital as of the General Meeting on April 25, 2013.

In financial year 2013, Thierry Pilenko exercised 105,107 share purchase options.

(D) Compensation and Retirement Commitments of the Group’s Principal Executives

As of December 31, 2015

In 2015, the total amount of all direct and indirect compensation paid by the Group’s French and foreign companies to all of the Group’s principal executives on payroll on December 31, 2015, (i.e., the six members of the Excom of the Group) amounted to €3,836,926. The variable portion represented 33.5% of the overall amount.

The charges relating to share purchase and share subscription options, as well as performance shares, granted to the Company’s executive officers, and accounted for in 2015, amounted to €3,081,470.

In 2015, payment made by Group companies under supplementary retirement plans applicable to the principal executives discussed above amounted to €0.1 million. The recorded expense related to the retirement income guarantee plan for Executive Committee members amounted to €1.6 million in 2015.

As of December 31, 2015, the amount for retirement commitments for Executive Committee members amounted to €5.5 million.

As of December 31, 2014

In 2014, the total amount of all direct and indirect compensation paid by the Group’s French and foreign companies to all of the Group’s principal executives on payroll during the whole year 2014 (i.e., the seven members of the Excom of the Group) amounted to €5,025,449. The variable portion represented 29.5% of the overall amount.

The charges relating to share purchase and share subscription options, as well as performance shares, granted to the Company’s executive officers, and accounted for in 2014, amounted to €6.2 million.

In 2014, payment made by Group companies under supplementary retirement plans applicable to the principal executives discussed above amounted to €0.1 million. The recorded expense related to the retirement income guarantee plan for Executive Committee members amounted to €1.3 million in 2014.

As of December 31, 2014, the amount for retirement commitments for Executive Committee members amounted to €9.2 million.

As of December 31, 2013

In 2013, the total amount of all direct and indirect compensation paid by the Group’s French and foreign companies to all of the Group’s principal executives on payroll partly or totally during the year 2013 (i.e., the six members of the Excom of the Group) amounted to €4,730,926. The variable portion represented 47.8% of the overall amount.

The charges relating to share purchase and share subscription options, as well as performance shares, granted to the Company’s executive officers, and accounted for in 2013, amounted to €6.5 million.

In 2013, payment made by Group companies under supplementary retirement plans applicable to the principal executives discussed above amounted to €0.2 million. The recorded expense related to the retirement income guarantee plan for Executive Committee members amounted to €1.2 million in 2013.

As of December 31, 2013, the amount for retirement commitments for Executive Committee members amounted to €6.4 million.

Note 29 Board of Directors Compensation

As of December 31, 2015

The Shareholders’ Meeting of April 25, 2013 set the amount of Directors’ fees allocated to members of the Board of Directors at €800,000 for each of financial years 2013, 2014 and 2015. The amount actually paid in 2015 was €799,720.

During 2015, the gross amount of compensation and benefits of all kinds paid by Technip to the members of the Board of Directors was €1,984,211.

As of December 31, 2014

The Shareholders’ Meeting of April 25, 2013 set the amount of Directors’ fees allocated to members of the Board of Directors at €800,000 for each of financial years 2013, 2014 and 2015. The amount actually paid in 2014 was €795,960.

During 2014, the gross amount of compensation and benefits of all kinds paid by Technip to the members of the Board of Directors was €1,988,819.

As of December 31, 2013

The Shareholders’ Meeting of April 25, 2013 set the amount of directors’ fees allocated to members of the Board of Directors at €800,000 for each of financial years 2013, 2014 and 2015. The amount actually paid in 2013 was €760,165.

During 2013, the gross amount of compensation and benefits of all kinds paid by Technip to the members of the Board of Directors was €1,765,341.0.

Note 30 Off-Balance Sheet Commitments

(A) Off-Balance Sheet Commitments Related to Group Operating Activities

The following table illustrates the breakdown of off-balance sheet commitments per maturity:

In millions of Euro	As of December 31, 2015				As of December 31, 2014	As of December 31, 2013
	Amounts of Commitments by Maturity Date				Total	Total
	Less than 1 year	1 to 5 years	More than 5 years	Total
Operating Leases	294.1	903.8	550.6	1,748.5	1,814.2	1,585.2
TOTAL CONTRACTUAL COMMITMENTS	294.1	903.8	550.6	1,748.5	1,814.2	1,585.2
Of which commitments given relating to Joint Operations	-	-	-	-	-	-

In millions of Euro	As of December 31, 2015				As of December 31, 2014	As of December 31, 2013
	Amounts of Commitments by Maturity Date				Total	Total
	Less than 1 year	1 to 5 years	More than 5 years	Total
Commitments Given related to the Execution of Operating Contracts	610.7	4,166.1	129.2	4,906.0	4,652.3	5,509.6
Parent Company Guarantees	29,453.8	20,121.0	23,184.3	72,759.1	69,974.7	46,693.6
TOTAL COMMITMENTS GIVEN RELATED TO OPERATING ACTIVITIES	30,064.5	24,287.1	23,313.5	77,665.1	74,627.0	52,203.2
Of which commitments given relating to Joint Operations	1,026.7	588.4	17,130.7	18,745.8	21,477.7	4,271.4

In millions of Euro	As of December 31, 2015				As of December 31, 2014	As of December 31, 2013
	Amounts of Commitments by Maturity Date				Total	Total
	Less than 1 year	1 to 5 years	More than 5 years	Total
Other Commitments Received related to Operating Activities	314.5	404.9	11.0	730.4	831.6	732.5
TOTAL COMMITMENTS RECEIVED RELATED TO OPERATING ACTIVITIES	314.5	404.9	11.0	730.4	831.6	732.5
Of which commitments given relating to Joint Operations	-	-	-	-	-	-

  Operating leases and capital leases

The Group leases various equipment, vessels and buildings, mainly under lease contracts that will end within the next ten years. It is likely that the Group will have to renew or to replace them. The Group does not have any assets subject to a capital lease.

At year-end 2015, the rental expense amounted to €343.9 million compared to €288.6 million in 2014 and €240.3 million in 2013.

  Guarantees related to operating activities

Commitments given relate mainly to guarantees or counter-guarantees given by banks and insurance companies to various customers in connection with ongoing contracts in order to secure due and proper performance of the contracts or following the payment of retention guarantees and advance billings (€4,906.0 million as of December 31, 2015).

Furthermore, parent company guarantees given by Technip or its affiliates to clients cover the due and proper performance of the specified construction contracts for which the average expiration period until the release of the commitment guarantees is approximately five years. The amounts disclosed under the parent company guarantees, which stand at €72,759.1 million as of December 31, 2015, include the portion of contract allocated to the Group’s joint arrangements partners. The latter amounts are neither decreased according to project percentage of completion, nor reduced by the amount of parent company guarantees received from Technip’s partners in these joint arrangements, same partners for which Technip issues parent company guarantees.

As of December 31, 2015, the parent company guarantees issued by Technip for contracts outside the scope of a joint arrangement amount to €28,139.7 million.

As of December 31, 2014, the parent company guarantees issued by Technip for contracts outside the scope of a joint arrangement amount to €25,960.9 million.

As of December 31, 2013, the parent company guarantees issued by Technip for contracts outside the scope of a joint venture amount to €19,249.1 million.

The following table illustrates the breakdown of €44,619.4 million of parent company guarantees issued by Technip as of December 31, 2015, in respect of joint arrangement contracts, according to the Group’s percentage of ownership in these joint arrangements.

In millions of Euro	As of December 31, 2015				As of December 31, 2014	As of December 31, 2013
	Allocation as per % of Technip’s Ownership in Joint Arrangements
	Less or equal to 25%	Greater than 25% and less or equal to 40%	Greater than 40%	Total	Total	Total
Parent Company Guarantees Given within Joint Arrangements	1,335.6	17,818.5	25,465.3	44,619.4	44,013.8	27,444.5
Of which commitments given relating to Joint Operations	-	-	17,984.2	17,984.2	20,751.5	4,486.2

Commitments received relate mainly to similar guarantees obtained from suppliers or subcontractors in connection with ongoing contracts.

(B) Off-Balance Sheet Commitments Related to Group Financing

The following table illustrates the breakdown of off-balance sheet commitments related to Group financing:

In millions of Euro	As of December 31, 2015				As of December 31, 2014	As of December 31, 2013
	Amounts of Commitments per Period
	Less than 1 year	1 to 5 years	More than 5 years	Total	Total	Total
Other Commitments Given related to Financing	-	542.0	744.7	1,286.7	1,288.5	1,020.0
TOTAL COMMITMENTS GIVEN RELATED TO FINANCING	-	542.0	744.7	1,286.7	1,288.5	1,020.0
Of which commitments given relating to Joint Ventures	-	-	385.7	385.7	-	-

(C) Off-Balance Sheet Commitments Related to Group Scope of Consolidation

There is no significant commitment related to the Group scope of consolidation.

Note 31 Litigation and Contingent Liabilities

(A) Litigation

In 2015, the Group entered in new legal proceedings in relation to the termination of a contract. In 2010, Technip entered into a lump sum turn-key Engineering Procurement Construction and Commissioning contract with Sonatrach in regards to the refinery of Algiers. This contract was for the rehabilitation and modernization of the Algiers’ refinery. On June 4, 2015, Technip’s involvement in this project stopped at the request of the client. As per the terms of the contract, both sides initiated arbitration proceedings in respect to certain claims.

As of the date hereof, there have been no other governmental, legal or arbitral proceedings (including any such proceedings that are pending or threatened of which the Company is aware) over the past 12 months, which may have, or have had a significant impact on the Group’s financial position or profitability.

(B) Contingent Liabilities

As of the date hereof, there have been no significant contingent liabilities.

Note 32 Market Related Exposure

(A) Liquidity Risk

As of December 31, 2015, 2014 and 2013 Standard & Poor’s corporate credit rating for Technip was BBB+/Stable/A-2.

Technip’s business generates negative working capital requirements. The contractual terms and conditions for payment are negotiated between the Group’s entities and their clients, suppliers or subcontractors for the realization of projects. These terms and conditions provide the Group’s entities with cash resources and are reflected in the accounts, in particular the consolidated accounts, by a negative working capital requirement.

• Technip’s financing needs are met pursuant to a Group policy implemented by the Finance and Control Division.

•	Cash management is centralized at the head office and coordinated through finance departments located in the Group’s main operating subsidiaries.

Technip Eurocash SNC, a French general partnership (société en nom collectif), acts to centralize cash pooling for the   Group’s main entities, in compliance with applicable laws and regulations in each of the relevant countries. Technip   Eurocash SNC has entered into cash pooling agreements with most of the Group’s subsidiaries to consolidate surplus   cash and to meet their needs, except where local economic and financial considerations have required recourse to   external local debt.

•	As of December 31, 2015, 2014 and 2013 the Group had multiple financing sources for financing its general corporate needs, or for financing new assets or certain operations.

2010-2016 Convertible Bonds

On November 17, 2010, Technip issued 6,618,531 bonds convertible into and/or exchangeable for new or existing shares (OCEANE) for approximately €550 million. The bonds were redeemed at par on January 1, 2016 except in the event of an early conversion, exchange or redemption. Bondholders have the option to convert their bonds into shares at any time at the ratio of one share for one bond. In addition, the Group has the option to call for the early redemption of all outstanding bonds at any time on or after the third anniversary of the issue date for a price at par plus accrued interest if the quoted value of the share exceeds 130% of the par value of the bond.

The nominal value of each bond was set at €83.10. The bonds are listed on the Euronext Paris market.

The bonds bear interest at an annual rate of 0.50% payable annually in arrears on January 31 of each year, i.e., €0.42 per year and per bond.

The main purpose of the convertible bond issue was to partially refinance the 2004-2011 bond issue, as well as to secure long-term financing to cover the Group’s investments.

The bonds will be convertible into or exchangeable for new/existing Technip shares at the ratio of one share per bond, subject to future anti-dilution adjustments as further described in the bond documentation, i.e., the Note d’opération approved by the AMF on November 9, 2010 under No. 10-392.

The bond issue was rated BBB+ by Standard & Poor’s. The Note d’opération contains covenants and default clauses standard for this type of bond issue, and does not contain any financial covenant. The issue provides that in the event of a change of control of Technip, any bondholder may, at its sole option, request the early redemption in cash of all or a portion of the bonds it holds.

As of the date of the issue of the bonds, the debt booked as non-current financial debt in the statement of financial position amounted to the fair value of the debt component. The fair value of the debt component is decreased in proportion to the costs and expenses related to the issue. The difference between the nominal value of the OCEANE and the fair value of its debt component is recorded as shareholders’ equity. As of December 31, 2015, the current financial debt in the statement of financial position relating to the bond issue amounted to €550 million and the shareholders’ equity amounted to €63.3 million.

2011-2017 Convertible Bonds

On December 15, 2011, Technip issued 5,178,455 bonds convertible into and/or exchangeable for new or existing shares (OCEANE) for approximately €497.6 million. The bonds will be redeemed at par on January 1, 2017 except in the event of an early conversion, exchange or redemption. Bondholders have the option to convert their bonds into shares at any time at the ratio of one share for one bond. In addition, the Group has the option to call for the early redemption of all outstanding bonds at any time on or after the third anniversary of the issue date for a price at par plus accrued interest if the quoted value of the share exceeds 130% of the par value of the bond.

The nominal value of each bond was set at €96.09. The bonds are listed on the Euronext Paris market.

The bonds bear interest at an annual rate of 0.25% payable annually in arrears on January 31 of each year, i.e. approximately €0.24 per year and per bond. The first coupon payment on January 31, 2013 amounted to approximately €0.03 per bond.

The main purpose of the convertible bond issue was to partially restore the Group’s cash balance position following the acquisition of Global Industries, Ltd. in December 2011 for a cash consideration of USD936.4 million.

The bonds will be convertible into or exchangeable for new/existing Technip shares at the ratio of one share per bond, subject to future anti-dilution adjustments as further described in the bond documentation, i.e., the Note d’opération approved by the AMF on December 7, 2011 under No. 11-562.

The bond issue was rated BBB+ by Standard & Poor’s. The Note d’opération contains standard covenants and default clauses for this type of bond issue and does not contain any financial covenant. The issue provides that in the event of a change of control of Technip, any bondholder may, at its sole option, request the early redemption in cash of all or a portion of the bonds it holds.

As of the date of the issue of the bonds, the debt booked as non-current financial debt in the statement of financial position amounted to the fair value of the debt component. The fair value of the debt component is decreased in proportion to the costs and expenses related to the issue. The difference between the nominal value of the OCEANE and the fair value of its debt component is recorded as shareholders’ equity. As of December 31, 2015, the non-current financial debt in the statement of financial position relating to this bond issue amounted to €481.1 million and shareholders’ equity amounted to €73.1 million.

2010 Private Placement Notes

On July 27, 2010, Technip received proceeds of €200 million from private placement notes pursuant to contractual terms and conditions agreed on November 19, 2009. The purpose of this private placement was to partly finance the 2004-2011 bond issue, which was repaid at its maturity date on May 26, 2011. The notes have a 10-year term from July 27, 2010 and an annual coupon of 5%. This placement includes covenants and default provisions that are customary for such bond issue and does not contain any financial covenant. The notes are listed on the Luxembourg Stock Exchange.

2012 Private Placement Notes

In June 2012, Technip completed three long-term private placements, each subscribed by a different investor, for an aggregate amount of €325 million. These bond issues consisted of:

• €150 million 10-year private placement notes (having a maturity date of June 14, 2022), issued on June 14, 2012, with an annual coupon of 3.40% payable annually in arrears on June 14 of each year. These private notes have been rated BBB+ by Standard & Poor’s and are listed on the Euronext Paris market;

• €75 million 15-year private placement notes (having a maturity date of June 15, 2027), issued on June 15, 2012, with an annual coupon of 4.0% payable annually in arrears on June 15 of each year. These private notes have been rated BBB+ by Standard & Poor’s and are listed on the Euronext Paris market; and

• €100 million 20-year private placement notes (having a maturity date of June 14, 2032), issued on June 14, 2012 with an annual coupon of 4.0% payable annually in arrears on June 14 of each year. These private notes are listed on the Frankfurt Stock Exchange.

These private placements are part of the general management of the Group’s cash and liabilities and their proceeds may be used for general corporate purposes.

The Notes d’opération relating to these private placement notes contain standard covenants and default clauses for these types of bond issues, and do not contain any financial covenant. The issues provide that in the event of a change of control of Technip and a rating downgrade of the notes below BBB- deemed to have occurred in respect of that change of control, any bondholder may, at its sole option, request the early redemption of all the bonds it holds.

2013 Private Placement Notes

In October 2013, Technip completed three long-term private placements, each subscribed for by different investors, for an aggregate amount of €355 million. These bond issues consisted of:

• €100 million 20-year private placement notes (having a maturity date of October 7, 2033), issued on October 7, 2013 with an annual coupon of 3.75% payable annually in arrears on October 7 of each year. These private notes are listed on the open market of the Frankfurt Stock Exchange (Freiverkehr);

• €130 million 10-year private placement notes (having a maturity date of October 16, 2023), issued on October 16, 2013 with an annual coupon of 3.15% payable annually in arrears on October 16 of each year. These private notes have been rated BBB+ by Standard & Poor’s and are listed on the Luxembourg Stock Exchange; and

• €125 million 10-year private placement notes (having a maturity date of October 18, 2023), issued on October 18, 2013, carrying an annual coupon of 3.15% payable annually in arrears on October 18 of each year. These private notes are listed on the Luxembourg Stock Exchange.

These private placements are part of the general management of the Group’s cash and liabilities and their proceeds may be used for general corporate purposes.

The Notes d’opération relating to these private placement notes contain standard covenants and default clauses for these types of bond issues, and do not contain any financial covenant. Under the terms of the issues, in the event of a change of control of Technip and a rating downgrade of the notes below BBB- deemed to have occurred in respect of that change of control, any bondholder may, at its sole option, request the early redemption of all the bonds it holds.

Deep Arctic Financing (ex-Skandi Arctic)

Since July 2015, the Norwegian subsidiary Technip Chartering Norge AS, 100% indirectly owned by Technip, is the sole owner of the Deep Arctic vessel following the repurchase of Doftech DA’s (the previous owner) share in the vessel.

In March 2009, Doftech DA, the subsidiary in which Technip held 50% of the shares, entered into a NOK1 billion facility agreement for the financing of the Skandi Arctic vessel. This facility was transferred to Technip Chartering Norge in 2015 and is to be reimbursed in 24 equal semi-annual installments from September 16, 2009 to March 16, 2021. As of December 31, 2015, the facility, fully drawn, amounted to NOK458.3 million following semi-annual payments starting from September 16, 2009.

One tranche of the facility, corresponding to 70% of the total amount is granted at a fixed rate of 5.05% by the Norwegian financing institution Eksportfinans and benefits from a guarantee by GIEK. The other tranche of the facility is granted at a floating rate by a commercial bank.

From now on, this credit facility is 100% guaranteed by Technip Offshore International. It also benefits from a mortgage over the Deep Arctic vessel.

This credit agreement contains standard covenants and default provisions for this type of credit agreement and does not contain any financial covenant.

Açuflex Plant Financing

In December 2012, Flexibras Tubos Flexiveis, one of the Group’s Brazilian subsidiaries, entered into a loan agreement with BNDES (Banco Nacional de Desenvolvimento Econômico e Social) for a total amount of BRL485 million, for the financing of the construction of the new Açuflex flexible pipes plant located in the Açu harbor (Brazil).

The loan is partly granted at a floating interest rate, while 22% of the total amount is granted at a fixed rate of 2.5%.

The loan is reimbursed in 96 monthly installments from January 15, 2015 until December 15, 2022.

The loan agreement contains covenants and default provisions that are standard for such facilities with BNDES excluding any financial covenant. The loan is secured by a guarantee from Technip and not secured by any asset.

As of December 31, 2015, the loan was fully drawn for a total amount of BRL 480.2 million and following the monthly repayments since January 15, 2015, the outstanding amount has reduced to BRL429.1 million.

BNDES (Banco Nacional de Desenvolvimento Econômico e Social) Facilities

As of December 31, 2015, Flexibras Tubos Flexiveis issued four separate loans between April 2013 and October 2014 for a total amount of BRL 300 million to support pre-financing of its export operations.

Each facility (fixed-rate) was entered into on behalf of BNDES in connection with BNDES financing. The four loan agreements contain the standard default provisions for such facilities with BNDES and do not include any financial covenant.

As of December 31, 2015, these fixed rate loans were fully drawn and consisted of:

•	two separate loan agreements for a total amount of BRL200 million entered into in April 2013, each with a different commercial bank for BRL100 million. Both facilities have a single maturity date of April 15, 2016; and

•	two separate loan agreements for an aggregate amount of BRL100 million entered into in June and October 2014 respectively, each with a different commercial bank for BRL50 million. The facilities have a maturity date of July 15, 2017 and October 31, 2017, respectively.

Export Credit Notes (NCE – Nota de Crédito à Exportação)

As of December 31, 2015, Flexibras Tubos Flexiveis issued six separate NCE loans between February and March 2013 for a total amount of BRL572 million to support pre-financing of its export operations.

The loans were entered into with five different commercial banks. The six loan agreements contain the standard default provisions for such facilities and do not include any financial covenant.

As of December 31, 2015, these fixed interest rate loans were fully drawn and consisted of:

• two separate loan agreements for a total amount of BRL200 million each entered into with different commercial banks in February 2013, and each for BRL100 million. These loans have respective redemption dates of January 15, 2016 and February 15, 2016;

• three separate loan agreements for a total amount of BRL272 million entered into in March 2013, each with different commercial banks. The BRL92 million loan has a redemption date of February 15, 2016, the BRL80 million loan matures on March 7, 2016 and the BRL100 million loan matures on December 11, 2017 further to the extension of its maturity date on January 5, 2015; and

• a loan agreement for a total amount of BRL100 million entered into with a commercial bank in February 2013 which was extended before its expiry date pursuant to an agreement entered into on December 30, 2014. This loan has now a maturity date of December 15, 2017.

Loans Under Innova Petro Program

As of December 31, 2015, Flexibras Tubos Flexiveis had two loans relating to Innova Petro program, the purpose of which is to support the financing of Flexibras’ development of innovative processes and products. These loans consisted of:

• a BRL11.4 million credit facility entered into by Flexibras Tubos Flexiveis on June 13, 2014 with FINEP (Financiadora de Estudos e Projetos) the Brazilian Innovation Agency. The loan granted at a floating interest rate, is to be reimbursed in 61 equal monthly installments from June 15, 2017 until June 15, 2022. The loan agreement includes covenants and default provisions that are standard for such facilities with FINEP excluding any financial ratio. The loan is not secured by any asset. As of December 31, 2015, the outstanding amount of the loan was BRL 8.1 million;

• a BRL 13.7 million credit facility entered into by Flexibras Tubos Flexiveis on July 28, 2014 with BNDES (Banco Nacional de Desenvolvimento Econômico e Social). The loan is partly granted at a floating interest rate, while 82% of the total amount is granted at a fixed rate of 4%. It is to be reimbursed in 72 equal monthly installments from September 15, 2016 until August 15, 2022. The loan agreement includes covenants and default provisions that are standard for such BNDES facilities excluding any financial covenant. The loan is not secured by any asset. As of December 31, 2015, the outstanding amount of the loan was BRL 1.2 million.

Global Industries, Ltd. Bonds

On January 11, 2012, following the acquisition of Global Industries, Ltd. by Technip and its delisting from the NASDAQ (New York), Global Industries, Ltd. reimbursed, to comply with the conditions set out in the original offering memorandum of the 2.75% USD325 million Senior Convertible Debentures, due 2027, issued on July 27, 2007, a principal amount of USD322.6 million (corresponding to 99.3% of the outstanding debentures) and paid accrued interest of approximately USD3.9 million to tendering bondholders. As of December 31, 2015, the non-tendered bonds amounted to USD2.4 million.

Syndicated Credit Facility and Bilateral Facilities

As of December 31, 2015

As of December 31, 2015, the Group had various unutilized financing sources for an aggregate amount of €1,347.7 million that allowed it to meet its general financing needs. These facilities are not secured by any of the Group’s assets. As is standard for such financings, they contain covenants and default provisions from Technip and some of its affiliates, and do not include any financial covenant. These credit agreements do not include early payment provisions in the event of deterioration of the borrower’s credit rating.

1. The credit facility in the amount of €1 billion put in place on July 21, 2011 which may be drawn in Euros, in US dollars or in British pounds, was amended and extended on July 30, 2014. The credit facility is fully reimbursable at the maturity date on July 21, 2020 following the exercise in July 2015 of the first of the two one-year extensions at the borrowers’ option, subject to the lenders’ approval.

The facility, in the event it is utilized, includes a floating interest rate and an applicable margin which varies according to a schedule of Technip’s credit rating.

2. In 2014, four separate credit facilities totaling €340 million which may be drawn in Euros were granted to Technip and replaced the existing facilities before their respective expiry dates. The facilities each have two one-year extensions on the first and second respective anniversaries of the signing dates at the borrowers’ option, subject to the lenders’ approval.

Following the exercise of the first of the two extension options in May and June 2015, the amounts and maturity dates are as follows:

– two facilities of €80 million each that mature on May 16, 2018;

– an €80 million facility that matures on June 10, 2018; and

– a €100 million facility that matures on May 16, 2020.

3.	Different non-utilized credit facilities amounting to €7.7 million were granted to various Technip subsidiaries.

As of December 31, 2015, the credit facilities confirmed and available to the Group amounted to €1,347.7 million, of which €1,340.8 million is available after December 31, 2016. Out of a total of €1,347.7 million, €7.7 million is reserved for the financing of certain subsidiaries.

In 2015, in light of favorable market conditions, Technip once again issued on the commercial paper market. As of December 31, 2015, the outstanding commercial paper amounted to €200 million. The Group continues to benefit from Banque de France’s authorization for a maximum amount of €1 billion.

As of December 31, 2015, debt falling due in 2016 and 2017 amounted to €1,512.3 million including €27.9 million of accrued interest and fees and €1,484.4 million of principal.

As of December 31, 2014

As of December 31, 2014, the Group had various unutilized financing sources for an aggregate amount of €1,347.5 million that allow it to meet its general financing needs. These facilities are not secured by any of the Group’s assets. They contain covenant and default provisions that are standard for such financing, from Technip and some of its affiliates, and do not include any financial ratio. These credit agreements do not include early payment provisions in case of deterioration of the borrower’s credit rating.

1. The credit facility in the amount of €1 billion put in place on July 21, 2011 and which may be drawn in Euros, in US dollars or in British pounds, has been amended and extended on July 30, 2014. Subsequent to this amendment and extension, the final maturity date of the facility is July 30, 2019, with two one-year extensions on the first and second anniversary of the signing date at the borrowers’ option, subject to the lenders’ approval.

The facility, in the event it is utilized, includes a floating interest rate and an applicable margin which varies according to a schedule of Technip’s credit rating.

2. In 2014, four separate credit facilities in a total amount of €340 million which may be drawn in Euros were granted to Technip and replaced before their respective expiry dates the existing facilities. The facilities have each two one-year extensions on the first and second respective anniversaries of the signing dates at the borrowers’ option, subject to the lenders’ approval. Following bilateral negotiations, the amounts and maturity dates are as follows:

– two facilities of €80 million each that mature on May 16, 2017;

– a €80 million facility that matures on June 10, 2017;

– a €100 million facility that matures on May 16, 2019.

On September 3, 2014, Technip cancelled before its expiry date a €80 million bilateral facility. This facility was unused.

3. An unutilized credit facility amounting to €7.5 million was granted to a Technip subsidiary. This credit agreement includes a floating interest rate in the event that it is utilized as well as standard default provisions.

As of December 31, 2014, the credit facilities confirmed and available to the Group amounted to €1,374.1 million, of which €1,340.0 million is available after December 31, 2015. Out of this total of €1,374.1 million, €34.1 million is reserved for the financing of certain assets or for certain subsidiaries, such as €26.6 million related to the financing of the Açuflex plant.

In 2014, Technip issued again on the commercial paper market in light of favourable market conditions. As of December 31, 2014, the outstanding commercial paper amounted to €156 million. The Group has an authorization from the Banque de France for a maximum amount of €1 billion.

As of December 31, 2014, debt falling due in 2015 and 2016 amounted to €986.7 million including €20.1 million of accrued interest and fees and €966.6 million of principal.

As of December 31, 2013

As of December 31, 2013, the Group had various unutilized financing sources for an aggregate amount of €1,435.8 million that allow it to meet its general financing needs. These facilities are not secured by any of the Group’s assets. They contain covenants and default provisions that are standard for such financing, to be met by Technip and a number of its affiliates, and do not include any financial ratios. These credit agreements do not include early payment provisions in case of deterioration of the borrower’s credit rating.

1. The credit facility in the amount of €1 billion put in place on July 21, 2011 and which may be drawn in Euros, in US dollars or in British pounds, has been extended to July 21, 2018, following the second one-year extension in June 2013 at the borrowers’ option, subject to the lenders’ approval.

In the event the facility is utilized, it will entail a floating interest rate and an applicable margin which varies according to a schedule of Technip’s credit rating.

2. In 2012, five separate credit facilities with a total amount of €420 million, which may be drawn in Euros, were granted to Technip and replaced the existing facilities. Following bilateral negotiations, the amounts and maturity dates are as follows:

¡	an €80 million facility, which has been extended to July 25, 2015 subsequent to the second one-year extension at the borrowers’ option, subject to the lender’s approval;
¡	a €100 million facility with a maturity date of July 25, 2015;
¡	an €80 million facility with a maturity date of July 31, 2015;
¡	an €80 million facility with a maturity date of August 2, 2015; and
¡	an €80 million facility with a maturity date of July 27, 2016, after a €40 million reduction on July 27, 2015.

3. Various unutilized credit facilities amounting to €15.8 million were granted to Technip.

These credit agreements include a floating interest rate in the event that they are utilized as well as standard default provisions.

As of December 31, 2013, the credit facilities confirmed and available to the Group amounted to €1,681.3 million, of which €1,588.7 million is available after December 31, 2014. Out of this total of €1,681.3 million, €261.3 million is reserved for the financing of certain assets or for certain subsidiaries, such as USD168.7 million allocated for Technip’s 50% share in the 550-ton laying tension capacity pipelay support vessels financing and USD76.8 million relating to the financing of the Açuflex plant.

In 2013, Technip issued once more on the commercial paper market in light of favorable market conditions. As of December 31, 2013, the outstanding commercial paper amounted to €134 million. The Group retains an authorization from the Banque de France for a maximum amount of €600 million.

As of December 31, 2013, debt falling due in 2014 and 2015 amounted to €260.9 million including €21.1 million of accrued interest and fees and €239.8 million of the principal amount.

    Schedule of contractual outstanding cash flows related to financial liabilities

In millions of Euro	As of December 31, 2015
	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total

Convertible Bonds	-	497.6	-	2.2	499.8
Private Placements	-	-	200.0	680.0	880.0
Bank Borrowings	-	92.8	144.7	34.8	272.3
Accrued Interest Payables on Bond Loans	-	1.2	-	-	1.2
Other Accrued Interest Payables	-	61.7	125.2	155.0	341.9

TOTAL NON-CURRENT FINANCIAL LIABILITIES	-	653.3	469.9	872.0	1,995.2
Convertible Bond	550.0	-	-	-	550.0
Commercial Papers	200.0	-	-	-	200.0
Bank Overdrafts	0.1	-	-	-	0.1
Accrued Interest Payables on Bond Loans	4.0	-	-	-	4.0
Other Accrued Interest Payables	64.4	-	-	-	64.4
Other Bank Borrowings	160.4	-	-	-	160.4
Derivative Financial Instruments	223.7	69.8	40.9	-	334.4

TOTAL CURRENT FINANCIAL LIABILITIES	1,202.6	69.8	40.9	-	1,313.3

Payment due dates related to debts include projected interest payments, even if they are not accrued on the closing date. Floating rates used to calculate projected interest payments are the rates in force as of December 31, 2015.

	As of December 31, 2014
In millions of Euro	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total

Convertible Bonds	-	550.0	497.6	2.0	1,049.6
Private Placements	-	-	-	880.0	880.0
Bank Borrowings	-	194.7	240.9	48.8	484.4
Accrued Interest Payables on Bond Loans	-	4.0	1.2	-	5.2
Other Accrued Interest Payables	-	67.5	149.5	177.0	394.0
TOTAL NON-CURRENT FINANCIAL LIABILITIES	-	816.2	889.2	1,107.8	2,813.2
Commercial Papers	156.0	-	-	-	156.0
Bank Overdrafts	0.9	-	-	-	0.9
Accrued Interest Payables on Bond Loans	4.0	-	-	-	4.0
Other Accrued Interest Payables	71.2	-	-	-	71.2
Other Bank Borrowings	79.4	-	-	-	79.4
Derivative Financial Instruments	161.6	119.1	19.8	-	300.5
TOTAL CURRENT FINANCIAL LIABILITIES	473.1	119.1	19.8	-	612.0

	As of December 31, 2013
In millions of Euro	Less than 1 Year	Between 1 and 2 Years	Between 2 and 5 Years	Over 5 Years	Total
Convertible Bonds	-	-	1,047.6	1.7	1,049.3
Private Placements	-	-	-	880.0	880.0
Bank Borrowings	-	72.1	265.6	36.1	373.8
Accrued Interest Payables on Bond Loans	-	4.0	5.3	-	9.3
Other Accrued Interest Payables	-	55.8	123.4	224.4	403.6

TOTAL NON-CURRENT FINANCIAL LIABILITIES	-	131.9	1,441.9	1,142.2	2,716.0
Commercial Papers	134.0	-	-	-	134.0
Bank Overdrafts	2.4	-	-	-	2.4
Accrued Interest Payables on Bond Loans	4.0	-	-	-	4.0
Other Accrued Interest Payables	56.1	-	-	-	56.1
Other Bank Borrowings	3.2	-	-	-	3.2
Derivative Financial Instruments	26.1	6.6	-	-	32.7

TOTAL CURRENT FINANCIAL LIABILITIES	225.8	6.6	-	-	232.4

Contractual amounts as stated in the analysis of maturities relate to undiscounted contractual cash flows. These undiscounted cash flows may differ from the amounts as recognized in the statement of financial position which are based on discounted cash flows.

(B) Currency Risk

As indicated in Note 1-C (c) – Foreign currency transactions and financial instruments, Technip uses financial instruments to protect itself against currency risks incurred in the normal course of its business. The Group does not use financial instruments for trading or speculative purposes. The exchange hedging contracts are divided across several counterparties who have been selected after due consideration.

The primary hedging instruments used to manage Technip’s exposure to currency risks are as follows:

	As of December 31
	2015			2014	2013
	Maturity			Nominal Value	Nominal Value
In millions of Euro	2016	2017 and beyond	Nominal Value

Buy Foreign Currencies/Sell Euros	344.5	35.5	380.0	243.8	152.5
Sell Foreign Currencies/Buy Euros	1,310.4	346.0	1,656.4	2,577.4	2,785.8
Buy/Sell Foreign Currencies	1,414.3	306.7	1,721.0	1,899.2	1,355.8
TOTAL HEDGING INSTRUMENTS	3,069.2	688.2	3,757.4	4,720.4	4,294.1

Exchange risk is mainly related to the US dollar and the Pound Sterling.

A change in the US dollar spot price by plus or minus 10% at closing date, calculated on the entire portfolio of Euro/US dollar derivatives, would generate a change of plus or minus €29.9 million in the result before tax and plus or minus €222.3 million in fair value reserves in equity.

A change in the Pound Sterling spot price by plus or minus 10% at closing date, calculated on the entire portfolio of Euro/Pound Sterling derivatives, would generate a change of plus or minus €5.6 million in the result before tax and plus or minus €39.0 million in fair value reserves in equity.

(C) Interest Rate Risk

Analysis of the sensitivity of the situation

As of December 31, 2015

Technip’s floating rate debt amounted to €177.8 million compared to an aggregate total debt of €2,563.1 million.

To ensure liquidity, cash is invested on a short-term basis. Financial products are subject to fluctuations in currency interest rates.

As of December 31, 2015, the net short-term cash position of the Group (cash and cash equivalents, less short-term financial debts) amounted to €1,982.0 million.

As of December 31, 2015, a 1% (100 basis points) increase in interest rates would lower the fair value of the fixed rate convertible bonds (OCEANE) and private placements by €71.7 million before tax. A 1% (100 basis points) decrease in interest rates would raise the fair value by €78.4 million before tax.

A 1% (100 basis points) increase in interest rates would generate an additional profit of €18.3 million before tax in the net cash position. A 1% (100 basis points) decrease in interest rates would generate a loss of the same amount.

As of December 31, 2014

Technip’s floating rate debt amounted to €193.3 million compared to an aggregate total debt of €2,613.0 million.

Cash is invested short-term to ensure liquidity. Financial products are subject to fluctuations in currency interest rates.

As of December 31, 2014, the net short-term cash position of the Group (cash and cash equivalents, less short-term financial debts) amounted to €2,429.2 million.

As of December 31, 2014, a 1% (100 basis points) increase in interest rates would lower the fair value of the fixed rate convertible bonds (OCEANE) and private placements by €93.2 million before tax. A 1% (100 basis points) decrease in interest rates would raise the fair value by €102.4 million before tax.

A 1% (100 basis points) increase in interest rates would generate an additional profit of €22.4 million before tax in the net cash position. A 1% (100 basis points) decrease in interest rates would generate a loss of the same amount.

As of December 31, 2013

Technip’s floating rate debt amounted to €80.6 million compared to total debt of €2,577.9 million.

Cash is invested short-term in order to ensure liquidity. Financial products are subject to fluctuations in currency interest rates.

As of December 31, 2013, the net short-term cash position of the Group (cash and cash equivalents, less short term financial debts) amounted to €3,066.5 million.

As of December 31, 2013, a 1% (100 basis points) increase in interest rates would lower the fair value of the fixed rate convertible bonds (OCEANE) and private placements by €88.5 million before tax. A 1% (100 basis points) increase in interest rates would raise the fair value by €102.3 million before tax.

A 1% (100 basis points) increase in interest rates would generate an additional profit of €29.9 million before tax in the net cash position. A 1% (100 basis points) decrease in interest rates would generate a loss in the same amount.

Interest rate risk monitoring method

Technip regularly analyses its exposure to interest rate risk. This is the responsibility of the Treasury Department, which reports directly to the Chief Financial Officer.

The Group does not use financial instruments for speculative purposes.

(D) Credit Risk

A significant portion of the Group’s activity is concentrated with a limited number of clients because the worldwide market is dominated by a small number of major oil and gas companies. Consequently, the Group regularly performs credit risk analysis before entering into contracts and has set up procedures for monitoring payments made by customers.

The schedule of past due but not impaired trade receivables is the following:

In millions of Euro	As of December 31, 2015
	Not impaired on the Reporting Date and Past Due in the Following Periods
	Less than 3 months	3 to 12 months	Over 1 year	Total	Total Trade Receivables

Trade Receivables	330.4	195.8	44.4	570.6	1,668.2

In millions of Euro	As of December 31, 2014
	Not impaired on the Reporting Date and Past Due in the Following Periods
	Less than 3 months	3 to 12 months	Over 1 year	Total	Total Trade Receivables

Trade Receivables	406.9	150.4	107.5	664.8	1,719.9

	As of December 31, 2013
	Not impaired on the Reporting Date and Past Due in the Following Periods
In millions of Euro	Less than 3 months	3 to 12 months	Over 1 year	Total	Total Trade Receivables
Trade Receivables	390.8	288.5	33.4	712.7	1,766.4

As of December 31, 2015, the main counterparty for cash and cash equivalents represents 17% of total net cash position. The principal counterparty for derivative financial instruments represents 17% of the Group’s total derivative financial instruments. The set of counterparties for the Group’s operations was limited to bank institutions that were considered as the safest, mostly noted AA and A.

As of December 31, 2014, the main counterparty for cash and cash equivalents represents 17.0% of total net cash position. The principal counterparty for derivative financial instruments represents 18.9% of the Group’s total derivative financial instruments. The set of counterparties for the Group’s operations was limited to bank institutions that were considered as the safest, mostly noted AA and A.

As of December 31, 2013, the main counterparty for cash and cash equivalents represents 12.0% of total net cash position. The principal counterparty for derivative financial instruments represents 16.2% of the Group’s total derivative financial instruments. The set of counterparties for the Group’s operations was limited to bank institutions that were considered as the safest, mostly noted AA and A.

Note 33 Auditors’ Fees and Services

Auditors’ fees and services break down as follows:

In thousands of Euro	Ernst & Young						PricewaterhouseCoopers
	2015		2014		2013		2015		2014		2013
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Audit

Auditing, certification of financial statements, examination of statutory and consolidated financial statements:
● Technip	1,076	24%	846	19%	761	16%	914	19%	750	17%	639	16%
● Subsidiaries	2,174	50%	2,116	48%	2,104	43%	2,149	44%	2,232	50%	2,260	58%
Other work and services directly related to the responsibilities of Statutory Auditors:
● Technip	121	3%	572	13%	364	8%	452	9%	375	8%	440	11%
● Subsidiaries	16	0%	22	1%	262	5%	77	2%	377	8%	405	10%
Sub-total	3,387	77%	3,556	81%	3,491	72%	3,592	74%	3,734	83%	3,744	96%

Other services

Legal and tax:
● Subsidiaries	991	23%	818	19%	1,253	26%	894	19%	761	17%	137	4%

Other:
● Subsidiaries	-	-	-	-	106	2%	355	7%	-	-	-	-
Sub-total	991	23%	818	19%	1,359	28%	1,249	26%	761	17%	137	4%
TOTAL	4,378	100%	4,374	100%	4,850	100%	4,841	100%	4,495	100%	3,881	100%

Note 34 Subsequent Events

Reimbursement of the 2010-2016 Convertible Bond

On January 4, 2016, Technip reimbursed the convertible bond 2010-2016 for an amount of €550 million.

Synthetic Bond Financing 2016-2021

On January 20, 2016, Technip placed a €375 million convertible bond with a final maturity on January 25, 2021 and a redemption at par of the bonds which have not been converted.

On March 3, 2016, Technip placed a new “tap issue” for a principal amount of €75 million issued on the same terms as the bonds issued on January 20, 2016, except for the issue price. The new bonds are fully fungible with and assimilated to the bonds maturing January 2021.

These issues of non-dilutive cash-settled convertible bonds, which are linked to the ordinary shares of Technip were backed-up simultaneously by the purchase of cash-settled equity call options in order to hedge Technip’s economic exposure to the potential exercise of the conversion rights embedded in the bonds.

As the bonds will only be cash settled, the bonds will not result in the issuance of new ordinary shares or the delivery of existing ordinary shares upon conversion.

Technip intends to use the net proceeds of these issues of bonds for general corporate purposes and to finance the purchase of the call options.

The bonds were issued at par for those placed on January 20, 2016 and at 112.43802% for those placed on March 3, 2016 resulting from an adjustment over the 3-day trading period following the placement (from March 4 until March 8, 2016) allowing to determine the share reference price at €48.8355, applied to the initial tap issue price of 110.5%, plus accrued interests.

The bonds will bear a coupon of 0,875% per annum payable semi-annually in arrears on January 25 and July 25 of each year. The issue and settlement date of the bonds took place on January 25, 2016 for the first issue and on March 10, 2016 for the tap issue.

The conversion premium of 40% has been applied to Technip’s share reference price. This one, being equal to €40.7940 was determined as the arithmetic average of the daily volume weighted average price of the ordinary shares on the regulated market of Euronext in Paris over the 10 consecutive trading days from January 21 to February 3, 2016. The initial conversion price of the bonds was then fixed at €57.1116.

Consequently, the initial conversion ratio was set at 1,750.9578 given the €100,000 nominal value of each bond.

Any bondholder may, at its sole option, request the conversion in cash of all or part of the bonds it owns between a period starting on November 15, 2020 to the 38th business day before the maturity date, some exceptional circumstances (such as an event of change of control of Technip), giving a right to an early redemption at par.

The bonds are listed on the Euronext Paris market and on the Freiverkehr open market of Frankfurt.

The initial bond issue was rated BBB+ by Standard & Poor’s includes standard covenants and default clauses. These bond issues do not contain any financial covenant.

Disposal of Technip Germany

On February 16, 2016, the Company signed a Sales & Purchase Agreement with ATOP Beteiligungs GmbH for the divestment of its wholly-owned subsidiaries Technip Germany Holding GmbH and Technip Germany GmbH, based in Düsseldorf, Germany.

Litigation

On March 31, Dong terminated a contract signed on February 27, 2012 with a consortium of Technip France and DSME. This contract covered engineering, procurement, fabrication, hook-up, and commissioning assistance for a fixed wellhead and process platform and associated facilities for the Hejre field offshore Denmark. Dong announced that it will not complete the platform and will seek to avoid taking delivery and ownership of the platform. The consortium does not agree with Dong’s actions or grounds. This dispute is currently progressing through a series of arbitration proceedings managed by the competent arbitral tribunal.

There has been no other significant subsequent event which occurred since the closing date of the financial year ended December 31, 2015.

ANNEX A-1

BUSINESS COMBINATION AGREEMENT

by and among

FMC TECHNOLOGIES, INC.,

FMC TECHNOLOGIES SIS LIMITED

and

TECHNIP S.A.

Dated as of June 14, 2016

ARTICLE I

THE MERGERS
Section 1.1.	Appointment of Exchange Agent	A1-3
Section 1.2.	The Mergers	A1-3
Section 1.3.	Closing	A1-4
Section 1.4.	Effective Time	A1-4
Section 1.5.	Effect of the Technip Merger on Technip Shares and Topco Shares	A1-5
Section 1.6.	Effect of the FMCTI Merger on FMCTI Shares; FMCTI Merger Exchange	A1-6
Section 1.7.	Effect of the Mergers on Options and Awards	A1-6
Section 1.8.	Exchange of Technip Certificates and Technip Book-Entry Shares	A1-9
Section 1.9.	Exchange of FMCTI Certificates and FMCTI Book-Entry Shares	A1-10
Section 1.10.	Withholding	A1-12
Section 1.11.	Merger Consideration Adjustment	A1-12

ARTICLE II

GOVERNING DOCUMENTS AND
ADDITIONAL MATTERS CONCERNING TOPCO GROUP

Section 2.1.	Topco Articles of Association	A1-12
Section 2.2.	Distributable Reserves	A1-13
Section 2.3.	Additional Matters Concerning Topco and its Subsidiaries	A1-13

ARTICLE III

BOARD AND MANAGEMENT OF TOPCO GROUP

Section 3.1.	Board of Directors and Board Committees of Topco; Management of the Topco Group	A1-14
Section 3.2.	Management of the Topco Group	A1-14
Section 3.3.	Principal Offices	A1-15
Section 3.4.	Succession at Signing	A1-15
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.	Organization, Good Standing and Qualification	A1-16
Section 4.2.	Capitalization	A1-16
Section 4.3.	Corporate Authority	A1-19
Section 4.4.	No Conflicts	A1-20
Section 4.5.	Governmental Approvals and Consents	A1-21
Section 4.6.	Reports; Financial Statements; Internal Control and Disclosure Control	A1-21
Section 4.7.	Absence of Certain Changes	A1-22
Section 4.8.	Compliance	A1-22
Section 4.9.	Litigation and Liabilities	A1-23
Section 4.10.	Employee Benefits	A1-23
Section 4.11.	Tax Matters	A1-25
Section 4.12.	Labor Matters	A1-26
Section 4.13.	Material Contracts	A1-27
Section 4.14.	Intellectual Property	A1-28

A1-i

Section 4.15.	Data Protection	A1-29
Section 4.16.	Properties and Assets	A1-30
Section 4.17.	Environmental Matters	A1-30
Section 4.18.	Customers and Suppliers	A1-31
Section 4.19.	Real Property	A1-31
Section 4.20.	Personal Property	A1-31
Section 4.21.	Related Party Transactions	A1-32
Section 4.22.	Takeover Statutes	A1-32
Section 4.23.	Insurance	A1-32
Section 4.24.	Joint Ventures	A1-32
Section 4.25.	Anti-Corruption, Trade Sanctions, and Export Controls	A1-33
Section 4.26.	Information in Public Filings	A1-34
Section 4.27.	Brokers	A1-35
Section 4.28.	Share Ownership	A1-35
Section 4.29.	Admiralty	A1-35

ARTICLE V

COVENANTS

Section 5.1.	Interim Operations	A1-35
Section 5.2.	Acquisition Proposals	A1-39
Section 5.3.	Preparation of Cross-Border Merger Terms, Registration Statement, Information Document, NYSE Listing Application and EU Listing Applications; Publications; Stockholders’ Meetings; Recommendation	A1-42
Section 5.4.	Expert Report and Pre-Merger Certificates	A1-46
Section 5.5.	Reasonable Best Efforts; Regulatory Filings and Other Actions	A1-46
Section 5.6.	Access	A1-48
Section 5.7.	Transaction Litigation	A1-49
Section 5.8.	Publicity	A1-49
Section 5.9.	Certain Tax Matters	A1-49
Section 5.10.	Expenses	A1-50
Section 5.11.	United Kingdom Stamp Taxes	A1-50
Section 5.12.	Indemnification; Directors’ and Officers’ Insurance	A1-51
Section 5.13.	Section 16 Matters	A1-52
Section 5.14.	Topco Capital Increase	A1-52
Section 5.15.	Technip Notes, and OCÉANEs	A1-52
Section 5.16.	Preliminary Transactions; U.S. Merger Sub	A1-53
Section 5.17.	Financing Matters	A1-53
Section 5.18.	Employment Matters	A1-54
Section 5.19.	Committee on Foreign Investment in the United States	A1-55
Section 5.20.	French Ministry for Economy, Industry and the Digital Sector	A1-56

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1.	Conditions to Each Party’s Obligation to Effect the Mergers	A1-57
Section 6.2.	Additional Conditions to Topco’s and FMCTI’s Obligations to Effect the Mergers	A1-58
Section 6.3.	Additional Conditions to Technip’s Obligations to Effect the Mergers	A1-59

A1-ii

ARTICLE VII
TERMINATION

Section 7.1.	Termination by Mutual Consent	A1-60
Section 7.2.	Termination by Either FMCTI or Technip	A1-60
Section 7.3.	Termination by FMCTI	A1-61
Section 7.4.	Termination by Technip	A1-61
Section 7.5.	Effect of Termination and Abandonment	A1-61

ARTICLE VIII

MISCELLANEOUS AND GENERAL

Section 8.1.	Survival	A1-64
Section 8.2.	Modification or Amendment	A1-64
Section 8.3.	Extension; Waiver	A1-64
Section 8.4.	Counterparts	A1-65
Section 8.5.	Governing Law; Dispute Resolution; Waiver of Trial by Jury	A1-65
Section 8.6.	Disclosure Letters	A1-66
Section 8.7.	Notices	A1-66
Section 8.8.	Entire Agreement	A1-67
Section 8.9.	No Third-Party Beneficiaries	A1-67
Section 8.10.	Obligations of FMCTI and Technip	A1-68
Section 8.11.	Severability	A1-68
Section 8.12.	Interpretation; Construction	A1-68
Section 8.13.	Defined Terms	A1-68
Section 8.14.	Assignment	A1-68
Section 8.15.	Specific Performance	A1-68

Annex I –	Defined Terms
Exhibit A –	Form of Topco Articles of Association
Exhibit B –	Corporate Governance Guidelines of Topco
Exhibit C –	Form of U.S. Merger Sub Joinder Agreement

A1-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 14, 2016, is by and among FMC Technologies, Inc., a Delaware corporation (“FMCTI”), FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI (“Topco”), and Technip S.A., a French société anonyme (“Technip”).

RECITALS

WHEREAS, the board of directors of FMCTI (the “FMCTI Board”), the board of directors of Topco (the “Topco Board”) and the board of directors of Technip (the “Technip Board”) previously approved, and each of FMCTI, Topco and Technip entered into, that certain Memorandum of Understanding (the “MOU”) dated as of May 18, 2016 with respect to the Mergers, as defined below, and the other transactions contemplated hereby;

WHEREAS, pursuant to the MOU, the Consultation Period and the Consideration Period (both as defined in the MOU) have expired;

WHEREAS, concurrently with the execution and delivery of the MOU, Bpifrance Participations and IFP Energies nouvelles, which together own a number of Technip Shares representing, as of April 30, 2016, approximately 7.55% of the total share capital and approximately 73.7% of all Technip Shares entitled to double voting rights of Technip, have each agreed pursuant to separate letter agreements dated at or prior to the date of the MOU (such letters, the “Shareholder Letters”) to vote their Technip Shares at the Technip Stockholders’ Meetings in favor of (a) the removal, contingent on consummation of the Technip Merger, of any double voting rights attached to their Technip Shares and (b) the Cross-Border Merger Terms and the Technip Merger unless the Technip Board has made a Change in Technip Recommendation pursuant to and in accordance with Section 5.2;

WHEREAS, each of FMCTI and Technip now desire, upon the terms and subject to the conditions set forth in this Agreement, to effect a strategic combination of their businesses through the Mergers and the other transactions contemplated hereby;

WHEREAS, FMCTI formed Topco, and each of FMCTI and Technip have determined that from and after the Merger Effective Date, Topco shall act as the parent company for their combined global businesses, formed under the laws of England and Wales (“English Law”) and domiciled and a resident for tax purposes solely in the United Kingdom with its place of effective management in London, United Kingdom, due to, among other things, the strong business, financial and market environment in the United Kingdom, the modern, flexible and consistent body of corporate law in the United Kingdom, London’s position as a major hub in the global financial and banking system, London’s central location relative to the United States and France and ease of accessibility for certain of Topco’s and its Subsidiaries’ directors, executive officers and managers, and the parties’ view that London offers an appropriate, neutral location from which the parties can best realize the anticipated strategic benefits, economies of scale and synergies of the proposed business combination;

WHEREAS, after the date hereof and prior to the completion of the Mergers (as defined below), FMCTI and Topco desire to effect the preliminary transactions set forth under the heading “Preliminary Transactions” on Section 5.16(a) of the FMCTI Disclosure Letter subject to and in accordance with Section 5.16 (collectively, the “Preliminary Transactions”), pursuant to which, among other things, FMCTI shall form, or cause its Subsidiaries to form, the Persons set forth on Section 5.16(a) of the FMCTI Disclosure Letter, including a newly formed Delaware limited liability company that will be an indirect wholly owned Subsidiary of FMCTI (“U.S. Merger Sub” and such newly formed Persons collectively, the “Transaction Entities,” and each a “Transaction Entity”), and FMCTI shall take, or cause the Transaction Entities to take, the actions necessary to consummate the Preliminary Transactions;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, following the execution and delivery of this Agreement, the Technip Board and Topco Board desire to adopt, as further described in Section 5.3(a), the cross-border merger terms (the “Cross-Border Merger Terms”) for the merger between Technip and Topco (the “Technip Merger”) in accordance with the Directive of 26 October 2005 on cross-border mergers of limited liability companies (2005/56/EC) of the European Parliament and of the Council of the European Union and, in the case of Topco, the Companies (Cross-Border Mergers) Regulations 2007 (as amended) (the “UK Merger Regulations”) and, in the case of Technip, the relevant provisions of the French Commercial Code (the “French Merger Regulations”);

WHEREAS, the Technip Board has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of France (“French Law”), and the Topco Board has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with English Law, approved this Agreement and the principle of the proposed Technip Merger, whereby each issued and outstanding share, par value € 0.7625 per share, of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or any direct or indirect wholly owned Subsidiary of Technip, shall be exchanged for 2.00 (the “Technip Exchange Ratio”) ordinary shares of $1.00 per share in the share capital of Topco (the “Topco Shares”);

WHEREAS, each of the FMCTI Board and the Topco Board has approved this Agreement and the principle of the merger of U.S. Merger Sub with and into FMCTI immediately following consummation of the Technip Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), whereby U.S. Merger Sub shall merge with and into FMCTI (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), with FMCTI surviving the FMCTI Merger as a wholly owned subsidiary of Topco, pursuant to which each share of common stock, par value $0.01 per share, of FMCTI (the “FMCTI Shares”), other than FMCTI Shares owned by FMCTI, Topco, U.S. Merger Sub or any of their respective wholly owned Subsidiaries, shall be converted into the right to receive 1.00 Topco Share (the “FMCTI Exchange Ratio”);

WHEREAS, the FMCTI Board has (a) determined that the FMCTI Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of FMCTI, and are in the best interests of FMCTI and its stockholders and is also in the best interests of FMCTI’s other stakeholders and employees, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the FMCTI Merger, and (c) determined, subject to its duties under applicable Law, to recommend that the FMCTI stockholders adopt this Agreement and the transactions contemplated by this Agreement (such recommendation, the “FMCTI Recommendation”);

WHEREAS, prior to the execution hereof, the Technip Board has (a) determined that the Technip Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of Technip, and are in the best interests of Technip, its stockholders, employees and other stakeholders, (b) approved the entry into this Agreement and the transactions contemplated by this Agreement, including the Technip Merger, and (c) determined, subject to its duties under applicable Law, to recommend that the Technip stockholders approve the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement (such recommendation, the “Technip Recommendation”);

WHEREAS, each of the sole stockholder of Topco and the Topco Board has determined that the Technip Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of Topco, and are in the best interest of Topco and its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Technip Merger;

WHEREAS, for French Tax purposes, it is intended that the Technip Merger shall qualify as a “merger” within the meaning of Article 210-0 A of the French Tax Code (Code général des impôts) (the “French Tax Code”) and English Law and shall benefit from (a) the favorable corporate income tax merger regime provided for by Article 210 A of the French Tax Code in accordance with the provisions of Articles 210 B-3 and 210 C-2 of the French Tax Code, (b) the transfer tax regime applying to mergers pursuant to Article 816 of the French

A1-2

Tax Code, (c) the roll-over regime provided for by Article 38-7 bis and 150-0 B of the French Tax Code, (d) the regime provided for by Article 115-1 and 121 of the French Tax Code, and (e) the VAT regime provided for by Article 257-bis of the French Tax Code (collectively, the “Technip Intended French Tax Treatment”);

WHEREAS, this Agreement shall constitute an “agreement of merger” for purposes of both Section 251 of the DGCL and Section 209 of the DLLCA; and

WHEREAS, each of the parties desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. Appointment of Exchange Agent. As promptly as possible following the date hereof, Topco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to FMCTI and Technip (the “Exchange Agent”) to act, among other things, as exchange agent for the FMCTI Merger and to deliver the FMCTI Merger Consideration to former stockholders of FMCTI. If reasonably agreed by FMCTI and Technip, the Exchange Agent shall also act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip. If FMCTI and Technip reasonably agree to appoint a third party to act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip, then (i) as promptly as possible following the date hereof, Topco shall appoint a bank or trust company or other independent financial institution reasonably satisfactory to FMCTI and Technip to act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip and (ii) all references herein to the “Exchange Agent” shall be deemed to refer to the applicable exchange agent. The parties shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

Section 1.2. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with English Law and French Law, as applicable, at the Technip Effective Time, the Technip Merger shall occur, upon the consummation of which Technip shall be merged with and into Topco, and without any additional action on the part of Technip, the separate corporate existence of Technip shall thereupon cease and Topco shall continue as the surviving company in the Technip Merger. The Technip Merger shall have the effects set forth in this Agreement, the Cross-Border Merger Terms and the applicable provisions of the UK Merger Regulations and the French Merger Regulations. Without limiting the generality of the foregoing and subject to applicable Law, from and after the Technip Effective Time all of the property, rights, privileges, immunities, powers and franchises of Technip and Topco shall vest in Topco and all of the debts, liabilities and duties of Technip and Topco shall become the debts, liabilities and duties of Topco.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, at the FMCTI Effective Time, the FMCTI Merger shall occur, upon the consummation of which U.S. Merger Sub shall be merged with and into FMCTI, the separate corporate existence of U.S. Merger Sub shall thereupon cease and FMCTI shall continue as the surviving corporation (the “FMCTI Merger Surviving Corporation”). The FMCTI Merger shall be preceded by, and shall be conditioned on the completion of, the Technip Merger. As a result of the FMCTI Merger, FMCTI shall become a wholly owned, indirect

A1-3

Subsidiary of Topco. The FMCTI Merger shall have the effects specified in the DGCL and DLLCA. Without limiting the generality of the foregoing, from and after the FMCTI Effective Time, the FMCTI Merger Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of FMCTI and U.S. Merger Sub, all as provided under the DGCL and DLLCA. At the FMCTI Effective Time, the certificate of incorporation of FMCTI as in effect immediately prior to the FMCTI Effective Time shall be the certificate of incorporation of the FMCTI Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The name of the FMCTI Merger Surviving Corporation immediately after the FMCTI Effective Time shall be “FMC Technologies, Inc.”. At the FMCTI Effective Time, the FMCTI bylaws in effect immediately prior to the FMCTI Effective Time shall be the bylaws of the FMCTI Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Subject to applicable Law, as of the FMCTI Effective Time, the directors of U.S. Merger Sub immediately prior to the FMCTI Effective Time shall be the directors of the FMCTI Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the FMCTI Merger Surviving Corporation. As of the FMCTI Effective Time, the officers of U.S. Merger Sub immediately prior to the FMCTI Effective Time shall be the officers of the FMCTI Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the FMCTI Merger Surviving Corporation.

Section 1.3. Closing. Subject to and in compliance with Section 5.5(a), Section 5.19 and Section 5.20, the parties shall each use their respective reasonable best efforts to obtain the Technip Merger Order and, subject to (i) the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) and (ii) neither FMCTI nor Technip having been advised by either of the counsel listed in Section 7.2(e) that, based on circumstances at such time or which are reasonably anticipated to be present at the expected Merger Effective Date, such counsel would be unable to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, Topco and Technip will appear by counsel reasonably satisfactory to the parties (the “Technip Merger Counsel”) at a hearing to seek an order of the High Court of England and Wales (the “English Court”) under Regulation 16 of the UK Merger Regulations (the “Technip Merger Order”) which fixes a time and date agreed by the parties and the English Court as the effective date of the Technip Merger that is on a Sunday that is not earlier than the twenty-first (21st) calendar day after the day on which the Technip Merger Order is made by the English Court (such date the “Merger Effective Date”). The date on which the Technip Merger Order is obtained shall be the “Closing Date,” and the time at which the English Court issues the Technip Merger Order shall be the “Closing.” Following the receipt of the Technip Merger Order, the parties shall not take any action to amend, modify, rescind or terminate the Technip Merger Order without the prior written consent of the other parties; provided that if this Agreement is terminated prior to the Technip Effective Time and after the receipt of the Technip Merger Order, the parties agree to take all action necessary or desirable to cause the elimination of the Technip Merger Order prior to the Technip Effective Time.

Section 1.4. Effective Time.

(a) The parties shall make or cause to be made all filings and recordings required by English Law and French Law in connection with the Technip Merger, including the filing of the Technip Merger Order with the Registrar of Companies in England and Wales (the “Registrar”), as required in accordance with applicable Law as promptly as practicable following the grant by the English Court of the Technip Merger Order.

(b) Subject to the terms and conditions set forth in this Agreement, on the date on which the Technip Merger Order is obtained, and as soon as practicable after such time, and in no event prior thereto, FMCTI shall file a certificate of merger relating to the FMCTI Merger (the “FMCTI Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA and shall make all other filings or recordings required under the DGCL and DLLCA, which FMCTI Certificate of Merger shall specify the FMCTI Effective Time contemplated by Section 1.4(c); provided that if this Agreement is

A1-4

terminated prior to the Technip Effective Time and after the filing of the FMCTI Certificate of Merger, the parties agree to take all action necessary or desirable to cause the withdrawal of the FMCTI Certificate of Merger prior to the FMCTI Effective Time.

(c) The Mergers shall become effective sequentially (i) with the Technip Merger Order providing that the Technip Merger shall become effective on the Merger Effective Date at the time of 23:58 hours Paris Time (or such other time as Topco and Technip shall agree and as shall be specified in the Technip Merger Order), such time being the “Technip Effective Time” and (ii) with the Delaware Certificate of Merger providing that the FMCTI Merger shall become effective on the Merger Effective Date at the time that is one (1) minute after the Technip Effective Time (or such other time as FMCTI and Technip shall agree and as shall be specified in the FMCTI Certificate of Merger, and in no event prior to Technip Effective Time), such time being the “FMCTI Effective Time”.

Section 1.5. Effect of the Technip Merger on Technip Shares and Topco Shares.

(a) As a result of the Technip Merger and without any action on the part of Topco, Technip, or the holder of any capital stock of Topco or Technip, at the Technip Effective Time:

(i) Technip Share Allotment. Topco shall allot and issue, for each issued and outstanding Technip Share at the Technip Effective Time (other than Technip Shares that are held in the treasury of Technip or owned by Technip or any direct or indirect wholly owned Subsidiary of Technip, as of immediately prior to the Technip Effective Time (each, an “Excluded Technip Share”)), the Technip Exchange Ratio of a validly issued, fully paid and non-assessable Topco Share, having the terms set forth in the Topco Articles of Association (the “Technip Merger Consideration”).

(ii) Excluded Technip Shares. Each Excluded Technip Share shall immediately following the Technip Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) Conversion of Technip Shares. As of the Technip Effective Time, all Technip Shares shall no longer be outstanding, shall cease to exist and each book-entry position with depositary intermediaries (including CACEIS – CT, the Technip Group registrar) participating in the centralized depositary and clearing system managed by Citibank Shareholder Services (the “Technip Depositary”) previously representing any such shares shall thereafter represent Topco Shares allotted for such Technip Shares in the Technip Merger in accordance with Section 1.5(a)(i).

(iv) Conversion of Capital Stock of Topco. Each Topco Share issued and outstanding immediately prior to the Technip Effective Time shall be redesignated as deferred shares and/or repurchased by Topco as of the Technip Effective Time (and with the Topco Board being authorized to cancel any repurchased Topco Shares, if desirable, such that those Topco Shares shall cease to exist), with no consideration being paid with respect thereto.

(b) Unclaimed Funds. Any former stockholders of Technip who have not complied with this Section 1.5 prior to the date that is 180 days after the Technip Effective Time shall be limited to a claim against Topco for delivery of such former stockholder’s Topco Shares and payment of any dividends and other distributions in respect of Topco Shares of such stockholder payable and/or issuable pursuant to this ARTICLE I upon delivery to the Exchange Agent of the applicable certificates formerly representing the Technip Shares (or other similar instruments) or written instructions for the transfer and cancellation of any entry in the records of Technip or its transfer agent formerly representing the Technip Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Topco, Technip, FMCTI, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any former holder of Technip Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

A1-5

Section 1.6. Effect of the FMCTI Merger on FMCTI Shares; FMCTI Merger Exchange.

(a) As a result of the FMCTI Merger and the transactions contemplated by Section 1.3 and without any additional action on the part of FMCTI, U.S. Merger Sub or the holders of any capital stock of FMCTI or U.S. Merger Sub, at the FMCTI Effective Time:

(i) FMCTI Merger Consideration. Topco shall allot and issue for each FMCTI Share issued and outstanding immediately prior to the FMCTI Effective Time (other than each Excluded FMCTI Share), and each such FMCTI Share shall automatically be converted (and shall no longer be outstanding and shall cease to exist) into the right to receive as of the FMCTI Effective Time, the FMCTI Exchange Ratio of a fully paid and non-assessable Topco Share, having the terms set forth in the Topco Articles of Association (such number of Topco Shares, the “FMCTI Merger Consideration” and, together with the Technip Merger Consideration, the “Merger Consideration”). “Excluded FMCTI Share” means each FMCTI Share that as of immediately prior to the FMCTI Effective Time is (i) held in the treasury of FMCTI, or (ii) owned by Topco, U.S. Merger Sub, or any direct or indirect wholly owned subsidiaries of FMCTI, but not including any FMCTI Shares that are held in a grantor trust for the benefit of FMCTI Service Providers.

(ii) Excluded FMCTI Shares. Each Excluded FMCTI Share issued and outstanding immediately prior to the FMCTI Effective Time shall immediately following the FMCTI Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) Conversion of U.S. Merger Sub Shares. As of the FMCTI Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of U.S. Merger Sub issued and outstanding immediately prior to the FMCTI Effective Time shall automatically be converted into the right to receive one fully paid and non-assessable share of common stock, par value $0.01, of the FMCTI Merger Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the FMCTI Merger Surviving Corporation.

(b) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of FMCTI Shares in connection with the FMCTI Merger.

(c) At the FMCTI Effective Time, subject to any modification in accordance with Section 5.16(a), the actions contemplated under the heading “Other Actions To Be Taken In Connection With the FMCTI Effective Time” in Section 5.16(a) of the FMCTI Disclosure Letter shall be consummated.

Section 1.7. Effect of the Mergers on Options and Awards.

(a) Effect of the Technip Merger on Technip Stock Awards.

(i) Each option to purchase or subscribe for Technip Shares (a “Technip Stock Option”) granted under the employee and director stock plans of Technip (the “Technip Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Technip Effective Time shall cease to represent a right to acquire Technip Shares and shall be converted, at the Technip Effective Time, into an option to purchase Topco Shares (a “Topco Stock Option”) on the same terms and conditions as were applicable to such Technip Stock Option immediately prior to the Technip Effective Time, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of Technip Shares subject to such Technip Stock Option immediately prior to the Technip Effective Time and (B) the Technip Exchange Ratio, and each such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Technip Share of such Technip Stock Option immediately prior to the Technip Effective Time divided by (y) the Technip Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares subject to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.

A1-6

(ii) Each award of performance restricted stock units relating to Technip Shares granted under the Technip Stock Plans (any such award a “Technip Equity Right” and such awards together with the Technip Stock Options, the “Technip Stock Awards”) that is outstanding immediately prior to the Technip Effective Time shall cease to relate to or represent a right to receive Technip Shares and shall be converted, at the Technip Effective Time, into a right relating to or to receive Topco Shares (a “Topco Equity Right” and, together with the Topco Stock Options, “Topco Stock Awards”) of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Technip Equity Right immediately prior to the Technip Effective Time, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded down to the nearest whole number) of (A) the number of Technip Shares subject to the Technip Equity Right immediately prior to the Technip Effective Time and (B) the Technip Exchange Ratio. Any minimum holding period applicable to the Technip Shares delivered upon the vesting of the Technip Equity Rights prior to the Technip Effective Time shall continue for the same duration with respect to the Topco Shares for which such Technip Shares are exchanged, to the extent required by applicable Law.

(iii) To the extent any Technip Stock Award is, immediately prior to the Technip Effective Time, subject to any performance-based vesting or other performance conditions, the Technip Board, or an applicable committee thereof, may, prior to the Technip Effective Time and in consultation with FMCTI, make such equitable adjustments, if any, to the applicable vesting terms, performance goals or conditions relating to such Technip Stock Awards, as the Technip Board (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, which equitable adjustments shall take effect upon and be subject to the consummation of the Mergers; provided, that (A) any such adjustments that would reasonably be expected to (I) result in material Taxes (including social charges) being imposed on the Technip Group, (II) accelerate delivery of unrestricted Technip Shares, if such acceleration would be prohibited by applicable Law or (III) adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, in each case, shall require the consent of FMCTI, and (B) all such adjustments will be made subject to and in accordance with the terms and conditions of the Technip Stock Plans and the Technip Stock Awards.

(iv) As soon as practicable after the Technip Effective Time, Topco shall deliver to the holders of Technip Stock Awards appropriate notices setting forth such holders’ rights pursuant to the respective Technip Stock Awards and stating that such Technip Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.7(a) after giving effect to the Technip Merger and the terms of the Technip Stock Plans and any adjustments required by applicable Law).

(v) Prior to the Technip Effective Time, Technip shall take all necessary actions for the treatment of Technip Stock Awards under this Section 1.7(a); provided that such actions shall expressly be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall be authorized to issue a number of Topco Shares at least equal to the number of Topco Shares that will be subject to Topco Stock Awards as a result of the actions contemplated by this Section 1.7(a), by authorizing the issuance of such shares and taking any other appropriate corporate action, and if the parties agree in good faith that it is reasonably necessary for the purposes of assisting in the administration and settling of any Topco Stock Awards and any Topco equity incentive plan, the establishment and settlement of an employee benefit trust.

(b) Effect of the FMCTI Merger on FMCTI Stock Awards.

(i) Each option to purchase or subscribe for FMCTI Shares (a “FMCTI Stock Option”) granted under the Amended and Restated FMCTI Incentive Compensation and Stock Plan and all subplans thereof (the “FMCTI Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the FMCTI Effective Time shall cease to represent a right to acquire FMCTI Shares and shall be converted, at the FMCTI Effective

A1-7

Time, into a Topco Stock Option on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Effective Time, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of FMCTI Shares subject to such FMCTI Stock Option immediately prior to the FMCTI Effective Time and (B) the FMCTI Exchange Ratio, and each such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per FMCTI Share of such FMCTI Stock Option immediately prior to the FMCTI Effective Time divided by (y) the FMCTI Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares subject to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable.

(ii) Each award of restricted stock units or performance restricted stock units relating to FMCTI Shares granted under the FMCTI Stock Plan that is outstanding immediately prior to the FMCTI Effective Time and that would vest and become payable pursuant to its terms at the FMCTI Effective Time (each such award, a “Vested FMCTI Equity Right”) shall immediately vest and be earned and payable pursuant to its terms and this Section 1.7(b)(ii) immediately prior to the FMCTI Effective Time and the holder of any such Vested FMCTI Equity Right shall receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time in the form of FMCTI Book-Entry Interests to be held by The Depository Trust Company. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right shall be treated in a manner consistent with Section 1.6.

(iii) Each award of restricted stock units relating to FMCTI Shares granted under the FMCTI Stock Plan that is outstanding immediately prior to the FMCTI Effective Time and that is not a Vested FMCTI Equity Right (each such award, an “Unvested FMCTI Equity Right” and, collectively with the Vested FMCTI Equity Rights, the “FMCTI Equity Rights”) shall cease to relate to or represent a right to receive FMCTI Shares and shall be converted, at the FMCTI Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded down to the nearest whole number) of (x) the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time and (y) the FMCTI Exchange Ratio. Any minimum holding period applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Effective Time shall continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable Law.

(iv) To the extent any Unvested FMCTI Equity Right or unvested FMCTI Stock Option (collectively, the “Unvested FMCTI Stock Awards”) is, immediately prior to the FMCTI Effective Time, subject to any performance-based vesting or other performance conditions, the FMCTI Board, or an applicable committee thereof, may, prior to the FMCTI Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI Board (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, which equitable adjustments shall take effect upon and be subject to the consummation of the Mergers; provided, that (A) any such adjustments that would reasonably be expected to (I) result in material Taxes (including social charges) being imposed on the FMCTI Group, (II) accelerate delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable Law or (III) adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, in each case, shall require the consent of Technip, and (B) all such adjustments will be made subject to and in accordance with the terms and conditions of the FMCTI Stock Plan and the Unvested FMCTI Stock Awards.

(v) As soon as practicable after the FMCTI Effective Time, FMCTI or Topco, as applicable, shall deliver to the holders of FMCTI Equity Rights and FMCTI Stock Options (collectively the “FMCTI Stock

A1-8

Awards”) appropriate notices setting forth such holders’ rights pursuant to the respective FMCTI Stock Awards and stating that (A) Vested FMCTI Equity Rights and the agreements relating thereto have been settled in FMCTI Shares in the form of FMCTI-Book Entry Interests to be held by the Depository Trust Company and have been converted into the FMCTI Merger Consideration in accordance with Section 1.6 after giving effect to the FMCTI Merger and (B) Unvested FMCTI Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.7(b) after giving effect to the FMCTI Merger and the terms of the FMCTI Stock Plan).

(vi) Prior to the FMCTI Effective Time, FMCTI shall take all necessary action for the treatment of FMCTI Stock Awards under this Section 1.7(b); provided that such actions shall expressly be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall be authorized to issue a number of Topco Shares at least equal to the number of Topco Shares that will be subject to Topco Stock Awards as a result of the actions contemplated by this Section 1.7(b), by authorizing the issuance of such shares and taking any other appropriate corporate action, and if the parties agree in good faith that it is reasonably necessary for the purposes of assisting in the administration and settling of any Topco Stock Awards and any Topco equity incentive plan, the establishment and settlement of an employee benefit trust.

(c) At the Technip Effective Time and the FMCTI Effective Time, as applicable, if Topco determines that it desires to do so, Topco may assume any or all of the Technip Stock Plans or the FMCTI Stock Plan. If Topco elects to so assume any Technip Stock Plan or the FMCTI Stock Plan, then, under such Technip Stock Plan or the FMCTI Stock Plan, as applicable, Topco will be entitled to grant equity or equity-based incentive awards with respect to Topco Shares, to the extent permissible under applicable Law, using the share reserves of such Technip Stock Plan or FMCTI Stock Plan, as applicable, as of the Technip Effective Time or FMCTI Effective Time, as applicable (including any Topco Shares returned to such share reserves as a result of the termination or forfeiture of a Topco Stock Award that is issued or granted in substitution of a Technip Stock Award or FMCTI Stock Award pursuant to this Section 1.7), except that: (i) shares covered by such awards will be Topco Shares; (ii) all references in such Technip Stock Plan or FMCTI Stock Plan to a number of shares will be deemed amended to refer instead to that number of Topco Shares (rounded down to the nearest whole share) as adjusted pursuant to the application of the FMCTI Exchange Ratio or Technip Exchange Ratio, as applicable; and (iii) the Topco Board or a committee thereof will succeed to the authority and responsibility of the Technip Board or FMCTI Board or any applicable committee thereof with respect to the administration of such Technip Stock Plan or FMCTI Stock Plan, as applicable.

(d) As soon as practicable following the FMCTI Effective Time, Topco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the United States Securities and Exchange Commission (the “SEC”) with respect to Topco Shares subject to the Topco Stock Awards held by individuals who are employees, consultants, directors or other service providers of Topco and its Subsidiaries immediately following the Merger Effective Date and, to the extent determined by Topco, any Benefit Plan that holds Topco Shares following the Merger Effective Date.

Section 1.8. Exchange of Technip Certificates and Technip Book-Entry Shares.

(a) Technip Shares shall be exchanged for Topco Shares (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) in accordance with this Agreement, the Cross-Border Merger Terms, the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable Law.

(b) The holders of book-entry positions with depositary intermediaries participating in the Technip Depositary previously evidencing such Technip Shares outstanding immediately prior to the Technip Effective Time shall cease to have any rights with respect to Technip and such Technip Shares as of the Technip Effective

A1-9

Time, except as otherwise provided by Law, subject, however, to Topco’s obligation to pay any dividends or make any other distributions with a record date prior to the Technip Effective Time that may have been declared or made by Technip on such Technip Shares not in violation of the terms of this Agreement or prior to the date of the MOU and which remain unpaid at the Technip Effective Time. Such book-entry positions previously representing Technip Shares shall be exchanged for book-entry positions representing whole Topco Shares issued as Technip Merger Consideration pursuant to Section 1.5 (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10). As of the Technip Effective Time, each Topco Share allotted as Technip Merger Consideration shall be entitled to the same rights, preferences and privileges as other Topco Shares to be issued in the FMCTI Merger, including dividend rights.

Section 1.9. Exchange of FMCTI Certificates and FMCTI Book-Entry Shares.

(a) Exchange Fund. Topco shall deposit with the Exchange Agent, for the benefit of the holders of FMCTI Shares (other than the Excluded FMCTI Shares), for exchange in accordance with this ARTICLE I, a number of Topco Shares equal to the total number of Topco Shares issuable pursuant to Section 1.6 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Topco Shares contemplated to be issued pursuant to Section 1.6 out of the Exchange Fund.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the FMCTI Effective Time (and in no event later than five (5) days after the FMCTI Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the FMCTI Effective Time, a holder of record of FMCTI Shares (other than the Excluded FMCTI Shares) represented by a certificate (each a “FMCTI Certificate”): (A) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the FMCTI Certificates shall pass, only upon delivery of the FMCTI Certificates to the Exchange Agent, and shall otherwise be in such form as Topco, FMCTI and the Exchange Agent shall reasonably agree; and (B) instructions for use in effecting the surrender of the FMCTI Certificates (or affidavits of loss in lieu of the FMCTI Certificates as provided in Section 1.9(e)) in exchange for the FMCTI Merger Consideration. Upon delivery of a duly executed letter of transmittal and surrender of a FMCTI Certificate (or affidavit of loss in lieu of the FMCTI Certificate as provided in Section 1.9(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such FMCTI Certificate shall be entitled to receive in exchange therefor the FMCTI Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and the FMCTI Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the FMCTI Certificates. In the event of a transfer of ownership of FMCTI Shares that is not registered in the transfer records of FMCTI, the FMCTI Merger Consideration, upon due surrender of the FMCTI Certificate, may be issued to such transferee if the FMCTI Certificate formerly representing such FMCTI Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by Topco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each FMCTI Certificate shall be deemed at any time after the FMCTI Effective Time to represent only the right to receive the FMCTI Merger Consideration (to the extent not previously paid) (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) as contemplated by this Agreement.

(ii) FMCTI Book-Entry Interests. Notwithstanding anything to the contrary contained in this Agreement, no holder of rights to an entry in the records of FMCTI or its transfer agent representing FMCTI Shares (the “FMCTI Book-Entry Interests”) shall be required to deliver a FMCTI Certificate or, in the case of holders of FMCTI Book-Entry Interests held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the FMCTI Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE I. In lieu thereof, each holder of record of one or more FMCTI Book-Entry Interests held through The Depositary Trust Company whose FMCTI Shares were converted into the right to receive the FMCTI Merger Consideration shall automatically upon the FMCTI Effective Time be entitled to

A1-10

receive, and Topco shall cause the Exchange Agent to pay and deliver as promptly as practicable after the FMCTI Effective Time, in respect of each such FMCTI Book-Entry Interest the FMCTI Merger Consideration (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10), and such FMCTI Book-Entry Interests of such holder shall forthwith be cancelled. As soon as practicable after the FMCTI Effective Time (and in no event later than five (5) days after the FMCTI Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the FMCTI Effective Time, a holder of record of FMCTI Book-Entry Interests not held through The Depositary Trust Company: (A) an appropriate and customary letter of transmittal, which shall be in such form as Topco and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the FMCTI Merger Consideration. Upon delivery of a duly executed letter of transmittal to the Exchange Agent, in accordance with the terms of such letter of transmittal the holder of such FMCTI Book-Entry Interests shall be entitled to receive in exchange therefor the FMCTI Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and such FMCTI Book-Entry Interests so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of FMCTI Book-Entry Interests. The FMCTI Merger Consideration with respect to FMCTI Book-Entry Interests shall only be paid to the Person in whose name such FMCTI Book-Entry Interests are registered. Until paid or surrendered as contemplated hereby, each FMCTI Book-Entry Interest shall be deemed at any time after the FMCTI Effective Time to represent only the right to receive the FMCTI Merger Consideration as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the FMCTI Effective Time, the stock transfer books of FMCTI shall be closed and thereafter there shall be no further registration of transfers of FMCTI Shares on the records of FMCTI. From and after the FMCTI Effective Time, the holders of FMCTI Certificates and FMCTI Book-Entry Interests representing FMCTI Shares outstanding immediately prior to the FMCTI Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law, subject, however, to the FMCTI Merger Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the FMCTI Effective Time that may have been declared or made by FMCTI on such FMCTI Shares not in violation of the terms of this Agreement or prior to the date of the MOU and which remain unpaid at the FMCTI Effective Time. If, after the FMCTI Effective Time, FMCTI Certificates representing FMCTI Shares are presented to Topco for any reason, they shall be cancelled and exchanged for the FMCTI Merger Consideration as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following one (1) year after the Merger Effective Date, Topco shall be entitled to require the Exchange Agent to deliver to it, or its nominee, any Topco Shares remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of FMCTI Certificates or FMCTI Book-Entry Interests, and thereafter such holders shall be entitled to look only to Topco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the FMCTI Merger Consideration payable upon due surrender of their FMCTI Certificates or FMCTI Book-Entry Interests and compliance with the procedures in Section 1.9. If, prior to six (6) years after the Merger Effective Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of FMCTI Certificates or FMCTI Book-Entry Interests has not complied with the procedures in Section 1.9 to receive the FMCTI Merger Consideration to which such holder would otherwise be entitled, the FMCTI Merger Consideration to which such holder would otherwise be entitled in respect of such FMCTI Certificates or FMCTI Book-Entry Interests shall, to the extent permitted by applicable Law, become the property of Topco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Topco, Technip, FMCTI, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any holder of a FMCTI Certificate or FMCTI Book-Entry Interests for FMCTI Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

A1-11

(e) Lost, Stolen or Destroyed Certificates. In the event that any FMCTI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed FMCTI Certificates, upon the making of an affidavit of that fact by the holder thereof, the FMCTI Merger Consideration payable in respect thereof pursuant to Section 1.6 hereof (after giving effect to any required Tax withholdings as provided in Section 1.10); provided, however, that Topco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the FMCTI Merger Consideration, require the owners of such lost, stolen or destroyed FMCTI Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Topco or the Exchange Agent with respect to the FMCTI Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Topco Shares. No dividends or other distributions declared or made after the FMCTI Effective Time with respect to Topco Shares with a record date after the FMCTI Effective Time shall be paid to the holder of any unsurrendered FMCTI Certificate or FMCTI Book-Entry Interest with respect to Topco Shares represented thereby, unless and until the holder of such FMCTI Certificate or FMCTI Book-Entry Interest shall surrender such FMCTI Certificate or FMCTI Book-Entry Interest. Subject to the effect of escheat, Tax or other applicable Law, following surrender of any such FMCTI Certificate, there shall be paid by Topco to the holder of the certificates representing Topco Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the FMCTI Effective Time theretofore paid with respect to such Topco Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the FMCTI Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Topco Shares.

Section 1.10. Withholding. Each of FMCTI, Technip, Topco, the FMCTI Merger Surviving Corporation, any of their respective affiliates and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld by FMCTI, Technip, Topco, the FMCTI Merger Surviving Corporation, any of their respective affiliates or the Exchange Agent, as the case may be, and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

Section 1.11. Merger Consideration Adjustment. In the event that between the date of the MOU and the FMCTI Effective Time, the outstanding Technip Shares or FMCTI Shares or securities convertible into, or exercisable or exchangeable for Technip Shares or FMCTI Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including any exchange ratio) which is based upon the number of Technip Shares or FMCTI Shares, as the case may be, will be appropriately adjusted to provide to the stockholders of both Technip and FMCTI the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II

GOVERNING DOCUMENTS AND

ADDITIONAL MATTERS CONCERNING TOPCO GROUP

Section 2.1. Topco Articles of Association. Prior to the Technip Effective Time, the sole stockholder of Topco shall adopt the Amended and Restated Articles of Association of Topco, substantially in the form attached hereto as Exhibit A (the “Topco Articles of Association”), to be in effect as of the Technip Effective Time, or prior to the Technip Effective Time if mutually agreed by FMCTI and Technip. The Topco Articles of Association shall remain in effect as of the FMCTI Effective Time.

A1-12

Section 2.2. Distributable Reserves. The parties agree to use their commercially reasonable efforts to cause distributable reserves to be created and available to Topco, by procuring merger reserves created within Topco as a result of the Mergers to be capitalized and reduced, as soon as practicable, after the Mergers to an amount to be agreed between the parties, including taking all steps practicable prior to the Merger Effective Date to effect such reduction promptly following the Merger Effective Date.

Section 2.3. Additional Matters Concerning Topco and its Subsidiaries. Subject to the legal power of the Topco Board or the stockholders of Topco, from and after the FMCTI Effective Time, to determine otherwise, Topco and its Subsidiaries (together, following the consummation of the Mergers, the “Topco Group”) shall undertake the following, and have the following characteristics, as of and after the FMCTI Effective Time:

(a) Topco. Topco, having its legal domicile in the United Kingdom, shall, following the consummation of the Mergers, serve as a parent company for the combined businesses of FMCTI and Technip. Since its incorporation, Topco has been and, it is the intention of Topco, FMCTI and Technip that, following the completion of the transactions contemplated by this Agreement, Topco will continue to be, and will take all actions necessary to remain, tax resident solely in the United Kingdom. It is also the intention of Topco, FMCTI and Technip that, following the completion of the transactions contemplated by this Agreement, Topco will be (or will be following any required holding period) fully entitled to all the benefits under the convention for the avoidance of double taxation on income taxes ratified by the United Kingdom with the United States and with France, as the case may be. The Topco Group shall have executive offices in London, England, Houston, Texas and Paris, France, and other appropriate offices in various locations consistent with the business needs of the Topco Group, provided that, notwithstanding any other provision of this Agreement, Topco’s tax residence and place of effective management shall at all times be situated solely in the United Kingdom.

(b) Listing Matters. Prior to the Technip Effective Time, (i) FMCTI shall take all actions as may be reasonably necessary such that the de-listing of the FMCTI Shares from the NYSE and the deregistration of the FMCTI Shares under the Exchange Act shall occur promptly after the FMCTI Effective Time and (ii) Technip shall take all actions as may be reasonably necessary such that, in compliance with the rules and regulations of the French market authority, the AMF and Euronext Paris, the de-listing of the Technip Shares shall occur promptly after the Technip Effective Time.

(c) Exchange Listing and Ticker Symbol. Prior to the Technip Effective Time, Topco, FMCTI and Technip shall use their respective commercially reasonable efforts to cause Topco Shares to be issued in the Mergers and the other Topco Shares to be reserved for issuance upon exercise or settlement, as applicable, of the Topco Stock Awards pursuant to this Agreement or, if applicable, conversion of the Technip OCÉANEs, to be approved for listing on the NYSE and Euronext Paris under a ticker symbol determined in the manner set forth on Section 2.3(c) of the FMCTI Disclosure Letter (except for extensions or similar changes required to be made for purposes of Euronext Paris), subject, in each case, to official notice of issuance, prior to the Merger Effective Date. If at any time prior to the Technip Effective Time any of the parties discover that an amendment or supplement to documents or other information filed with the NYSE, the United Kingdom Listing Authority (the “UKLA”), Euronext Paris or the AMF should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties and each party shall use commercially reasonable efforts to cause an appropriate amendment or supplement to be filed with the NYSE, the UKLA and Euronext Paris or the AMF, as applicable, and, to the extent required by applicable Law, to cause such information to be made public.

(d) Inclusion of Topco Shares in Indices. Prior to the Technip Effective Time, FMCTI and Technip shall use their respective commercially reasonable efforts to seek the inclusion after the FMCTI Effective Time of Topco Shares in the S&P 500 index and the CAC 40 index.

A1-13

(e) Registration Resolutions. Prior to the Technip Effective Time, FMCTI and Topco shall procure the passing of resolutions of the stockholders of Topco providing for the reregistration of Topco as a public limited company.

(f) Corporate Name. As of each of the Technip Effective Time and the FMCTI Effective Time, the name of Topco shall be “TechnipFMC plc,” as reflected in the Topco Articles of Association.

ARTICLE III

BOARD AND MANAGEMENT OF TOPCO GROUP

Section 3.1. Board of Directors and Board Committees of Topco; Management of the Topco Group.

(a) Unless otherwise agreed by FMCTI and Technip, the parties shall cause the Topco Board to consist, at the Technip Effective Time, of fourteen (14) members, comprised of: (i) seven (7) members designated by FMCTI, of which six (6) shall qualify as an “independent director” under applicable rules of the NYSE, and (ii) seven (7) members designated by Technip, of which six (6) shall qualify as an “independent director” under applicable rules of the NYSE. Each of FMCTI and Technip shall deliver to the other party, at least three (3) calendar months prior to the expected Closing, a written notice listing the names of all seven (7) of its director appointees and providing any relevant information about such appointees as the other party may reasonably request. If any of the independent directors designated by Technip or FMCTI shall be unable or unwilling to serve at the Closing, Technip or FMCTI, respectively, shall promptly designate a replacement independent director and provide any relevant information about such appointee as the other party may reasonably request.

(b) At the Technip Effective Time, Thierry Pilenko shall be the Executive Chair (as defined in the Guidelines) and the Independent Lead Director (as defined in the Guidelines) shall be an individual designated by FMCTI prior to the Technip Effective Time from among FMCTI’s directors designated to serve on the Topco Board. The principal office of the Executive Chair shall be in Paris, France.

(c) At or prior to the Technip Effective Time, the Topco Board shall constitute the following committees of the Topco Board, each of which, until the expiration of the Initial Board Transition Period (as defined in the Topco Articles of Association), shall consist of an equal number of members of the Topco Board designated by FMCTI and Technip, respectively, in each case subject to applicable legal and regulatory requirements (including listing standards of applicable Self-Regulatory Organizations): (i) the Audit Committee, (ii) the Nominating and Corporate Governance Committee, (iii) the Compensation Committee and (iv) the Strategy Committee. From the Technip Effective Time until the expiration of the Initial Board Transition Period (as defined in the Topco Articles of Association), the Compensation Committee and the Nominating and Corporate Governance Committee shall be chaired by members of the Topco Board designated by FMCTI and the Audit Committee and the Strategy Committee shall be chaired by members of the Topco Board designated by Technip. At the Technip Effective Time, Thierry Pilenko shall be the chair of the Strategy Committee.

(d) At or prior to the Technip Effective Time, the Topco Board shall adopt the Corporate Governance Guidelines of Topco, in the form attached hereto as Exhibit B (the “Guidelines”), to be in effect as of the date of listing of the Topco Shares on the NYSE and Euronext Paris.

Section 3.2. Management of the Topco Group.

(a) At the Technip Effective Time, Douglas Pferdehirt shall be the chief executive officer of Topco and shall be a director of Topco, with his principal office in Houston, Texas; Julian Waldron shall be the chief operating officer of Topco, with his principal office in Paris, France; and Maryann Mannen shall be the chief financial

A1-14

officer of Topco, with her principal office in Houston, Texas. Section 3.2(a) of the FMCTI Disclosure Letter sets forth the titles and principal offices of other executive officers of Topco. Except as set forth in Section 3.2(a) of the FMCTI Disclosure Letter, all executive officers of Topco (other than the Executive Chair) shall report directly to the chief executive officer of Topco.

(b) At the Technip Effective Time, (i) the global integrated R&D center of Topco shall be located in Paris, France; (ii) the principal offices and activities of the Surface business shall be located in Houston, Texas; (iii) the principal offices and activities of the Subsea Projects business shall be located in Paris, France; (iv) the principal offices and activities of the Onshore/Offshore business shall be located in Paris, France; and (v) the principal offices and activities of the Subsea Services business shall be located in Houston, Texas.

Section 3.3. Principal Offices. The parties shall cause, at the Technip Effective Time, the principal offices of Topco to be located in London, UK, Houston, Texas and Paris, France.

Section 3.4. Succession at Signing. If at the Technip Effective Time any of the persons specified below shall not be willing or are unable to serve in the capacities provided in Sections 3.1 and 3.2, the consequences shall be as follows:

(a) If Douglas Pferdehirt is unable or unwilling to serve, the powers and authority of the Chief Executive Officer at Closing shall devolve to the Executive Chair, until such time as Douglas Pferdehirt’s successor is chosen pursuant to Section I.E of the Guidelines, which process shall be initiated immediately upon the Technip Effective Time.

(b) If Thierry Pilenko is unable or unwilling to serve, the powers and authorities of the Executive Chair at Closing shall devolve to the Chief Executive Officer until such time as Thierry Pilenko’s successor is chosen pursuant to Section I.E of the Guidelines, which process shall be initiated immediately upon the Technip Effective Time.

(c) In the event any other officer specified in Section 3.2(a) (or the individuals initially designated pursuant to Section 3.2(a)) shall be unable or unwilling to serve in the capacity designated therein, such persons shall be replaced by a Special Board Approval (as defined in the Guidelines) at or as promptly as practicable following the Technip Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as set forth (1) in the case of any representation and warranty made by FMCTI, in the disclosure letter dated as of the date of the MOU and delivered to Technip by FMCTI on or prior to the date of the MOU (the “FMCTI Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of FMCTI filed with or furnished to the SEC on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU and publicly available on the Business Day immediately preceding the date of the MOU on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR)(collectively, the “FMCTI Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any FMCTI Report or any other disclosure in any FMCTI Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Technip, in the disclosure letter dated as of the date of the MOU and delivered to FMCTI by Technip on or prior to the date of the MOU (the “Technip Disclosure Letter”) and except as disclosed in (x) any annual report or registration document of Technip issued on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU or any report, schedule, form, statement or other document filed with the French financial markets authority (Autorité des marchés financiers) (the “AMF”) or the Registrar of Companies in Paris (Registre du commerce et des sociétés du tribunal de commerce de Paris) on or

A1-15

after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU or (y) any investor communication or press release required to be made by any applicable Law, Governmental Entity or any Self-Regulatory Organization and that is published on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU via the “Investor Relations – Press Release” section of the website of Technip or on the website of the AMF, in each case of clauses (x) and (y), only if such annual report, communication or release or other report, schedule, form, statement or document is publicly available on the website of Technip on the Business Day immediately preceding the date of the MOU (collectively, the “Technip Reports”) (other than disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Technip Report or any other disclosure in any Technip Report to the extent that such disclosure is predictive or forward-looking in nature), each of FMCTI and Technip hereby represents and warrants to the other as set forth in this Article IV as of the date of the MOU and as of Closing (except to the extent that such representation or warranty speaks of a specific date, in which case of such date); provided that any representation or warranty in this Article IV that relates (i) specifically to FMCTI or its Subsidiaries, including Topco or any Transaction Entity, shall be deemed to be a representation or warranty made only by FMCTI to Technip or (ii) specifically to Technip or its Subsidiaries shall be deemed to be a representation or warranty made only by Technip to FMCTI.

Section 4.1. Organization, Good Standing and Qualification. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Each of (i) such party’s Subsidiaries (other than, in the case of FMCTI, Topco and the Transaction Entities) is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization and (ii) such party and its Subsidiaries (other than, in the case of FMCTI, Topco and the Transaction Entities) is duly qualified to do business in each jurisdiction where such qualification is necessary, except in each case where the failure when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. Topco is and, as of Closing, each Transaction Entity shall be an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization and duly qualified to do business in each jurisdiction where such qualification is necessary. Neither Topco nor any Transaction Entity has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement. Topco was, and each Transaction Entity will be as of Closing, incorporated solely for the purpose of engaging in and consummating the transactions contemplated by this Agreement.

Section 4.2. Capitalization.

(a) As of the date of the MOU, the authorized capital stock of FMCTI consists of 600,000,000 FMCTI Shares and 12,000,000 shares of preferred stock, par value $0.01 per share (the “FMCTI Preferred Stock”). At the close of business on April 30, 2016 (the “Capitalization Time”), (i) 226,518,382 FMCTI Shares were issued and outstanding, (ii) no shares of FMCTI Preferred Stock were issued and outstanding, (iii) 59,799,174 FMCTI Shares were held in treasury by FMCTI, (iv) 22,576,693 FMCTI Shares were available for issuance pursuant to the FMCTI Stock Plan, of which 4,856,913 shares were issuable upon the vesting or settlement of outstanding FMCTI Equity Rights, and (v) no FMCTI Shares were subject to any outstanding FMCTI Stock Options. From the Capitalization Time to (and including) the date of the MOU, there have been no issuances by FMCTI of shares of capital stock or voting securities of, or other equity interests in, FMCTI, other than upon the vesting or settlement of FMCTI Equity Rights, in each case outstanding at the Capitalization Time and in accordance with their terms in effect at such time.

A1-16

(b) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, FMCTI are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate FMCTI to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, FMCTI or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, FMCTI, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of FMCTI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of FMCTI may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which FMCTI is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, FMCTI.

(c) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of FMCTI’s Subsidiaries (other than Topco and the Transaction Entities) is duly authorized, validly issued, fully paid and non-assessable and, except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI, is owned by FMCTI or by a direct or indirect wholly owned subsidiary of FMCTI free and clear of any lien, mortgage, pledge, charge, security interest, easement, covenant, condition, restriction, option, right of first refusal, right-of-way, encroachment, occupancy right, title matter or other encumbrance or restriction on use of any kind, whether voluntarily incurred or arising by operation of Law (“Lien”). Except as set forth above or as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate FMCTI or any of its Subsidiaries to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, any FMCTI Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, any FMCTI Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI Group, there are no outstanding bonds, debentures, notes or other debt of FMCTI’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of FMCTI’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on FMCTI Group, there are no voting trusts or other agreements or understandings to which any of FMCTI’s Subsidiaries is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, any of FMCTI’s Subsidiaries.

(d) As of the Capitalization Time, the share capital of Technip amounted to €90,756,779.05 and consisted of 119,025,284 Technip Shares. At the Capitalization Time, (i) 119,025,284 Technip Shares were issued and outstanding, (ii) 727,468 Technip Shares were held in treasury by Technip, (iii) 5,178,455 Technip Shares were issuable upon conversion of Technip’s €497,597,740.95 six-year bonds convertible and/or exchangeable for new or existing shares (OCÉANE) due January 1, 2017 (the “Technip OCÉANEs”); and (iv) 3,634,028 Technip Shares were reserved and available for issuance pursuant to the Technip Stock Plans, of which (A) 2,417,123 Technip Shares were issuable upon exercise of outstanding Technip Stock Options and (B) 1,216,905 Technip Shares were issuable upon vesting of outstanding Technip Equity Rights. From the Capitalization Time to (and including) the date of the MOU, there have been no issuances by Technip of shares of capital stock or voting securities of, or other equity interests in, Technip, other than the issuance of Technip Shares upon the conversion of Technip OCÉANEs, upon the exercise of Technip Stock Options or upon the vesting or settlement of Technip Equity Rights, in each case outstanding at the Capitalization Time and in accordance with their terms in effect at such time.

A1-17

(e) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, Technip are duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 4.2(d) and (ii) as set forth on Section 4.2(e) of the Technip Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance-based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Technip to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, Technip or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, Technip, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Technip OCÉANEs, there are no outstanding bonds, debentures, notes or other debt of Technip having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Technip may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Technip is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, Technip.

(f) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Technip’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip, is owned by Technip or by a direct or indirect wholly owned Subsidiary of Technip free and clear of any Lien. Except as set forth above or as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Technip or any of its Subsidiaries to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, any Technip Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, any Technip Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip Group, there are no outstanding bonds, debentures, notes or other debt of Technip’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Technip’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip Group, there are no voting trusts or other agreements or understandings to which any of Technip’s Subsidiaries is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, any of Technip’s Subsidiaries.

(g) Section 4.2(g) of the FMCTI Disclosure Letter (in the case of FMCTI) and Section 4.2(g) of the Technip Disclosure Letter (in the case of Technip) sets forth, for each FMCTI Stock Award or Technip Stock Award, respectively, the holder, type of award, grant date, number of FMCTI Shares or Technip Shares, respectively, covered by such award, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date. Five days prior to the Merger Effective Date, each party will provide the other party with a revised version of such schedule, updated as of the most recent practicable date.

(h) As of the date of the MOU and this Agreement, the issued share capital of Topco comprises £50,001 and consists of 1 ordinary share of £1.00 each and 50,000 non-voting redeemable preference shares of £1.00 each. All of the Topco Shares in issue have been duly authorized and are validly issued, fully paid and non-assessable and all of Topco Shares to be issued in connection with the transactions contemplated by this Agreement will be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable. As of Closing, each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Transaction Entity will be duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation

A1-18

rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Topco or any of its Subsidiaries or any other Transaction Entity to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, Topco or any of its Subsidiaries or any other Transaction Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, Topco or any of its Subsidiaries or any other Transaction Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Topco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Topco may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Topco is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, Topco. FMCTI owns, directly or indirectly, all the outstanding shares of capital stock or voting securities of, or other equity interests in, Topco and each Transaction Entity.

Section 4.3. Corporate Authority.

(a) FMCTI has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under the MOU and this Agreement, and to consummate the FMCTI Merger and the other transactions contemplated hereby, subject only to (i) the consummation of the Preliminary Transactions and the approvals and actions of the Transaction Entities formed pursuant thereto, and (ii) in the case of the FMCTI Merger, the approval and adoption of this Agreement and the FMCTI Merger by the holders of a majority of the outstanding FMCTI Shares entitled to vote thereon (the “FMCTI Requisite Vote”). This Agreement is a valid and binding agreement of FMCTI enforceable against FMCTI in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The FMCTI Board, at a meeting duly called and held: (A) duly adopted resolutions (x) approving and declaring advisable the MOU and this Agreement and the transactions contemplated by the MOU and this Agreement, including the FMCTI Merger and (y) determining, subject to applicable Law, to recommend that the FMCTI stockholders adopt this Agreement and the transactions contemplated by this Agreement; (B) directed that this Agreement be submitted to the holders of the issued and outstanding shares of FMCTI Shares for their adoption as promptly as practicable; and (C) authorized and approved the execution, delivery and performance of the MOU and this Agreement and the transactions by FMCTI. The FMCTI Board has received the oral opinion of its financial advisor, Evercore Group L.L.C., subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the FMCTI Exchange Ratio (after giving effect to the Technip Merger) is fair, from a financial point of view, to the holders of each outstanding FMCTI Share (other than holders of Excluded FMCTI Shares). FMCTI shall deliver a true and complete copy of such opinion to Technip promptly following the execution and delivery of the MOU or the receipt by FMCTI of such written opinion, whichever is later. Such opinion is for the benefit of the FMCTI Board and may not be relied on by Technip.

(b) Topco (subject to any actions expressly contemplated hereunder to be taken after the date hereof and prior to the Technip Effective Time) has and, as of the Closing, Topco and each Transaction Entity will have all requisite corporate power and authority and will have taken all corporate action necessary in order to authorize, deliver and perform its obligations under the MOU and this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The MOU and this Agreement is a valid and binding agreement of Topco enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the sole stockholder of Topco and the Topco Board has approved and authorized the MOU, this Agreement, the Mergers and the other transactions contemplated hereby and thereby (subject to the consummation of the Preliminary Transactions and approval of the Cross-Border Merger Terms pursuant to Section 5.3(a)).

A1-19

(c) Technip has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under the MOU and, as of the date of this Agreement, this Agreement, and to consummate the Technip Merger and the other transactions contemplated hereby, subject only, in the case of the Technip Merger, to the approval of (i) the removal of the double voting rights attached to the Technip Shares continuously held in registered form by the same shareholder for a minimum of two years by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares carrying double voting rights present at a special meeting of their holders in which at least one-third of the Technip Shares carrying double voting rights are represented and (ii) the Cross-Border Merger Terms and the Technip Merger by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares present at a meeting of the stockholders of Technip in which at least twenty-five percent (25%) of the Technip Shares are represented, ((i) and (ii) being collectively referred to as, the “Technip Requisite Vote”). This Agreement is a valid and binding agreement of Technip, enforceable against Technip in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The Technip Board, at a meeting duly called and held, (i) determined that the project consisting of the Technip Merger and the other transactions contemplated by this Agreement is consistent with and will further the business objectives and goals of Technip, and is in the best interests of Technip, its stockholders, other stakeholders and, subject to the information and consultation of the Works Councils (as defined in the MOU), its employees, (ii) approved the MOU, the joint press release mutually agreed by Technip and FMCTI attached thereto and, subject to the information and consultation of the Works Councils, the project consisting of the Technip Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to its duties under applicable Law and the information and consultation of the Works Councils, to recommend that the Technip stockholders and Works Councils support the business combination transaction contemplated hereby. The Technip Board has received the opinions of its financial advisors, Goldman Sachs Paris Inc. et Cie and Rothschild & Cie, to the effect that, as of the date of such opinions, based upon and subject to the assumptions, qualifications and limitations set forth therein and taking into account the FMCTI Merger, the Technip Exchange Ratio is fair, from a financial point of view, to the holders of Technip Shares (other than holders of Excluded Technip Shares and, in connection with the opinion of Goldman Sachs Paris Inc. et Cie, FMCTI and its affiliates). Technip shall deliver a true and complete copy of each such opinion to FMCTI promptly following the execution and delivery of the MOU or the receipt by Technip of such written opinion, whichever is later. Such opinions are for the benefit of the Technip Board and may not be relied on by FMCTI.

Section 4.4. No Conflicts.

(a) Neither the execution and delivery by such party of the MOU or this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under the MOU or this Agreement, nor the consummation of the Mergers and the other transactions contemplated hereby and thereby, (i) will conflict with, or result in a breach or violation of, a termination (or right of termination), modification, cancellation, loss of a benefit under, a requirement of consent or approval, constitute a change of control under or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of such party or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract or Permit, or result in any change in the rights or obligations of any party under any Contract or Permit, in each case to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or any of their respective assets is bound, or (ii) will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party or any of its Subsidiaries, or any Law applicable to it, except (in the case of clause (i)) for the respective rights of Creditors under French and English Laws and such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

(b) The execution and delivery of, compliance with, performance under or consummation of the MOU and this Agreement shall not result in any breach or violation of, or a default under, the provisions of Topco’s or any

A1-20

Transaction Entity’s Organizational Documents as of Closing, except for such breaches, violations or defaults that, individually or in the aggregate, are not reasonably expected to prevent or materially impair or delay the consummation of the Mergers or any of the other transactions contemplated by the MOU or this Agreement.

Section 4.5. Governmental Approvals and Consents. Other than (a) notifications and expirations or terminations of waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (b) the other merger control, competition law, and foreign investment law consents, registrations, approvals, authorizations and Permits set forth on Section 4.5(b) of each of the FMCTI Disclosure Letter and the Technip Disclosure Letter (subsections (a) and (b) together, the “Competition Approvals”), (c) the approvals and consents to be obtained from the SEC, the AMF, Euronext Paris or the UKLA, (d) any approvals and consents to be obtained from any Regulatory Authority in the EEA in connection with the passporting of the Admission Prospectus, (e) any Regulatory Authority to which notice is provided or from which approval is required in connection with the Preliminary Transactions, (f) the receipt and filing of the Technip Merger Order, (g) the filing of the FMCTI Certificate of Merger, (h) as required in order to comply with state or other local securities, takeover and “blue sky” laws, (i) the receipt of the MINEFI Clearance and the CFIUS Clearance and (j) such other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on such party, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court), United States or non-United States, French, national or supra-national, state or local, including the SEC and the other Regulatory Authorities (“Governmental Entity”) or any Self-Regulatory Organization, in connection with the execution and delivery by such party of the MOU and this Agreement, the performance by such party of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby.

Section 4.6. Reports; Financial Statements; Internal Control and Disclosure Control.

(a) Each of the FMCTI Reports and Technip Reports were (and any report of the type that would be a FMCTI Report or a Technip Report if filed prior to the date of the MOU will be) filed in a timely manner and in material compliance with all applicable Law and other requirements applicable thereto. As of their respective dates (or if amended prior to the date of the MOU, as of the date of such amendment), the FMCTI Reports and the Technip Reports complied (and any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report or a Technip Report if filed prior to the date of the MOU will comply) in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of FMCTI and its consolidated Subsidiaries included in the FMCTI Reports or any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report if filed prior to the date of the MOU (collectively, the “FMCTI Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of FMCTI and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to FMCTI Reports filed after the date of the MOU and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of FMCTI and its consolidated Subsidiaries in all material respects.

A1-21

(c) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Technip and its consolidated Subsidiaries included in the Technip Reports or any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report if filed prior to the date of the MOU (the “Technip Financial Statements”) (i) give a true and fair view in all material respects of the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Technip and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to Technip Reports filed after the date of the MOU and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of Technip and its consolidated Subsidiaries in all material respects.

(d) Each of FMCTI and Technip maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of such party and its consolidated Subsidiaries in accordance in all material respects with United States GAAP and the rules and regulations of the SEC, in the case of FMCTI, and in all material respects with IFRS and the rules and regulations of the AMF, in the case of Technip. Based on its most recent evaluation or survey of internal control prior to the date of the MOU, such party has disclosed to its auditors and the audit committee of the FMCTI Board or the Technip Board, as applicable, (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect such party’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in such party’s internal control over financial reporting and any such disclosures have been made available to the other party. Such party is not an “ineligible issuer” as such term is defined in Rule 405 under the Securities Act.

(e) Each of FMCTI and Technip is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the SEC, in the case of FMCTI, and the AMF and Euronext Paris, in the case of Technip. As of the date of the MOU, there are no outstanding or unresolved comments in any comment letters received from the staff of the SEC or the NYSE (as the case may be) with respect to the FMCTI Reports, in the case of FMCTI, and no outstanding or unresolved comments in any comment letters received from the staff of the AMF or Euronext Paris (as the case may be) with respect to the Technip Reports. To the knowledge of each of FMCTI and Technip, as of the date of the MOU none of the FMCTI Reports, in the case of FMCTI, or Technip Reports, in the case of Technip is subject to ongoing review or outstanding comment or investigation by the SEC or the NYSE, in the case of FMCTI, and the AMF or Euronext Paris, in the case of Technip.

Section 4.7. Absence of Certain Changes. Except for the Preliminary Transactions and except as disclosed in the most recent audited FMCTI Financial Statements (in the case of FMCTI) or the most recent audited Technip Financial Statements (in the case of Technip), since December 31, 2015 through the date of the MOU, (a) there has not been any Effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on such party and (b) there has not been any action taken by FMCTI or Technip or any of their respective Subsidiaries that, if taken during the period between the date of the MOU through the FMCTI Effective Time, would constitute a breach of Section 5.1.

Section 4.8. Compliance. Neither such party nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any federal, state, local or provincial, municipal, foreign or common law, statute, treaty, ordinance, rule, regulation, Order, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States, United Kingdom, France or elsewhere issued,

A1-22

promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization (each, a “Law” and collectively “Laws”) or (b) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (a) and (b), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all permits, licenses, certificates, clearances, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities or other third parties necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. All Permits held by such party and its Subsidiaries are valid and in full force and effect, except where the failure of any such Permits to be valid or in full force and effect, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.9. Litigation and Liabilities. There are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, (b) judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements of any Governmental Entity (collectively, “Orders”) outstanding against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (c) except as disclosed in the most recent audited FMCTI Financial Statements as of the date of the MOU (in the case of FMCTI) or the most recent audited Technip Financial Statements as of the date of the MOU (in the case of Technip), obligations or liabilities (whether accrued, contingent, determinable or otherwise and whether required to be disclosed) of such party or any of its Subsidiaries (including any facts or circumstances which, to the knowledge of FMCTI or Technip, as applicable, would reasonably be expected to result in any claims against, or obligations or liabilities of, such party or any of its Subsidiaries), except, in case of clause (a), (b) or (c), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

Section 4.10. Employee Benefits.

(a) FMCTI and Technip have disclosed in Section 4.10 of the FMCTI Disclosure Letter (in the case of FMCTI) or in Section 4.10 of the Technip Disclosure Letter (in the case of Technip), a true and complete list of all material Benefit Plans (i) covering Service Providers located in a Material Employee Jurisdiction, (ii) covering executive officers or executive committee members of FMCTI or Technip, respectively, wherever located and (iii) that provide a defined benefit pension, which is not fully insured by fully paid up insurance (collectively, the “Covered Benefit Plans”). Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party a true and complete list of each material Benefit Plan covering Service Providers located in jurisdictions other than the Material Employee Jurisdictions, to the extent not previously provided pursuant to the preceding sentence (the “Other Jurisdiction Benefit Plans”).

(b) Each of FMCTI and Technip has made available copies of each Covered Benefit Plan to the other party (or a written summary of any unwritten Covered Benefit Plan), including, to the extent applicable to any such Covered Benefit Plan, (i) the most recent determination letter, (ii) actuarial valuation reports, (iii) any amendments and a summary of any proposed amendments or changes anticipated to be made to such Covered Benefit Plan and (iv) any material, non-routine correspondence with a Governmental Entity within the three (3) years prior to the date of the MOU. With respect to the Other Jurisdiction Benefit Plans, such copies, documents or information, as applicable, shall be provided within thirty (30) days after the date of the MOU.

(c) All material contributions or other amounts payable by each party or any of its Subsidiaries with respect to all material Benefit Plans in respect of current or prior plan years have been paid or accrued as of December 31, 2015 in accordance with GAAP or IFRS, as applicable. There are no pending or, to FMCTI’s or Technip’s knowledge, respectively, threatened, claims (other than routine claims for benefits or immaterial

A1-23

claims) by, on behalf of or against any of the Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the relevant party.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, no member of the FMCTI Group or the Technip Group (nor any predecessor of any such entity), as applicable, has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA.

(e) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, (i) each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law (including, to the extent applicable, ERISA and the Code), government taxation, social security and funding requirements and with any agreement entered into with a union or labor organization (ii) to the extent required to be registered or approved by a Governmental Entity, has been registered with or approved by a Governmental Entity and to the knowledge of each party nothing has occurred that would adversely affect such registration or approval (iii) all Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and (iv) all Benefit Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable Law or requirements.

(f) Each Benefit Plan sponsored or maintained by such party or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to such party’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

(g) There has been no amendment to, announcement by such party or any of its Subsidiaries relating to, or change in employee participation or coverage under, any material Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(h) No member of the FMCTI Group or the Technip Group, as applicable, has any current or projected material liability for, and no Benefit Plan provides or promises, any material post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including, but not limited to, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(i) Neither the execution of the MOU or this Agreement nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider of such party or any of its Subsidiaries to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Benefit Plans, (iii) accelerate the time of payment or vesting of the FMCTI Stock Awards (in the case of FMCTI) or the Technip Stock Awards (in the case of Technip) or (iv) limit or restrict the right of such party or, after the consummation of the Mergers or any other transactions contemplated hereby, Topco, to merge, amend or terminate any of the material Benefit Plans.

(j) No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

A1-24

Section 4.11. Tax Matters. Other than with respect to clause (g) and clause (i) below, except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party:

(a) Each of FMCTI and Technip and their respective Subsidiaries (i) has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and have been prepared in compliance with applicable Tax Laws; and (ii) has timely paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a Tax authority against FMCTI or any of its Subsidiaries (in the case of FMCTI) or Technip or any of its Subsidiaries (in the case of Technip) which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including the provision of adequate Tax reserves).

(b) No Tax Return of such party or any of its Subsidiaries is under audit or examination by any Tax authority, and no written notice of such an audit or examination has been received by such party or any of its Subsidiaries. No requests for waivers of the time to assess any Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by such party or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of such party and each of such party’s Subsidiaries has complied in all respects with all applicable Law relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld and paid over to the proper Tax authority.

(d) Except as contemplated by Section 5.9 and Section 5.11, no party or any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(e) Other than for Taxes not yet due or that are being contested in good faith in appropriate proceedings (including the provision of adequate Tax reserves), there are no Liens with respect to Taxes against any of the assets of such party or any of its Subsidiaries. No written claim has been received by such party or any of its Subsidiaries from a Tax authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. Neither such party nor any of its Subsidiaries has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(f) Neither such party nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among such party and any of its wholly owned Subsidiaries), or has any liability for Taxes of any Person (other than FMCTI or Technip, as applicable, or any of its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by contract or otherwise. The Tax costs associated with the breaking-up of the French tax consolidated group headed by Technip pursuant to Article 223 A et seq. of the French Tax Code as a result of the Technip Merger will not be in excess of the amount set forth in Section 4.11(f) of the Technip Disclosure Letter as of December 31, 2015.

(g) Within the past three (3) years, neither such party nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-United States Law).

(h) Neither such party nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of the MOU, constitutes a “listed transaction” as defined in Section 6707A(c)(2) of the Code and

A1-25

Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-United States Law) or any arrangements which have been or are required to be disclosed pursuant to Part 7 of the UK Finance Act 2004.

(i) Neither party has knowledge of any facts or of any reason that (when taken together with such party’s understanding of other relevant facts) would reasonably be expected to cause Topco to be treated, following the completion of the Preliminary Transactions and the Mergers, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(j) Neither FMCTI nor Technip, nor any of their Subsidiaries beneficially owns shares or other equity interests in the other party.

(k) As used in this Agreement, (i) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 4.12. Labor Matters.

(a) Section 4.12(a) of the FMCTI Disclosure Letter (in the case of FMCTI) or Section 4.12(a) of the Technip Disclosure Letter (in the case of Technip) sets forth a true and complete list of each material Labor Agreement covering the terms and conditions of employment of (i) Service Providers located in a Material Employee Jurisdiction or (ii) any executive officers or executive committee members of FMCTI or Technip, respectively, wherever located (collectively, the “Covered Labor Agreements”). Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party a true and complete list of each material Labor Agreement covering Service Providers located in a jurisdiction other than the Material Employee Jurisdictions, to the extent not previously provided pursuant to the preceding sentence (the “Other Jurisdiction Labor Agreements”).

(b) Each of FMCTI and Technip has made available true and complete copies of each applicable Covered Labor Agreement to the other party. Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party true and complete copies of the applicable Other Jurisdiction Labor Agreements.

(c) Section 4.12(c) of the FMCTI Disclosure Letter (in the case of FMCTI) or Section 4.12(c) of the Technip Disclosure Letter (in the case of Technip) sets forth a true and complete list of each Labor Agreement with respect to which such party or any of its Subsidiaries is subject to any requirement or local custom to inform or consult with any labor or trade union, works council or other employee representative body in connection with entering into this Agreement or consummating the transactions contemplated by this Agreement. Neither party nor any of its Subsidiaries is subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body or on the Topco Board. None of the material Labor Agreements guarantee minimum levels of employment at FMCTI or Technip, or any of their Subsidiaries or may in any way prevent, for reasons other than existing statutory limits and restrictions, the implementation of restructuring or redundancy programs.

(d) Neither such party nor any of its Subsidiaries is the subject of any material proceeding asserting that such party or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain or consult with any labor union, works council or labor organization nor is there pending or, to the knowledge of FMCTI or Technip, as applicable, contemplated, threatened, nor has there been during the past three (3) years, any material labor strike, dispute, redundancies, walk-out, work stoppage, slow-down or lockout involving such party or any of its Subsidiaries.

A1-26

(e) Neither such party nor any of its Subsidiaries is in noncompliance with any requirement to inform or consult with any labor or trade union, works council or employee representative body with respect to entering into this Agreement or the transactions contemplated by this Agreement.

(f) Each member of the FMCTI Group and the Technip Group, in each case, is in compliance with (i) all applicable Law relating to labor, employment and employment practices with respect to both present and former employees and personnel, including payment of wages and salaries, hours, overtime, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, staff leasing, discrimination, immigration, the payment and withholding of Taxes, collective redundancy, and the termination of employment, except to the extent that noncompliance would not, individually or in the aggregate, have a Material Adverse Effect on such party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FMCTI or Technip, respectively, as of the date of the MOU, there are no complaints, charges or claims against such party or any of its Subsidiaries pending or, to the knowledge of FMCTI or Technip, as applicable, threatened to be brought or filed with any Governmental Entity or before any court or arbitral body, based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, such party of any person; and (ii) applicable material Labor Agreements and individual labor contracts in all material respects.

Section 4.13. Material Contracts

(a) Section 4.13(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a true and complete list, as of the date of the MOU, of each Contract to which FMCTI or Technip, as applicable, or any of its respective Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the categories listed below (each Contract of the type described in this Section 4.13(a), together with the Contracts filed as exhibits to the FMCTI Reports or Technip Reports, as applicable, and each Contract entered into after the date of the MOU that, if existing on the date of the MOU, would be of the type described in this Section 4.13(a) is referred to herein as a “Material Contract”):

(i) any Contract with respect to a material Joint Venture related to the formation, creation, operation or management thereof;

(ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (regardless of whether or not Technip is subject to Item 601(b)(10) of Regulation S-K of the SEC);

(iii) any (1) material Contract with a Significant Customer or (2) Contract with a Significant Supplier (excluding in each case purchase orders entered into in the ordinary course of business);

(iv) any acquisition or divestiture Contract (1) with a purchase price in excess of $50,000,000 entered into since December 31, 2014 or (2) that contains continuing “earn-out” provisions or other contingent payment obligations or other material obligations;

(v) any material hedges, derivatives or other similar instruments or Contracts (excluding, in each case, such hedges, derivatives or other similar instruments or Contracts entered into in the ordinary course of business consistent with past practice);

(vi) any (1) material Labor Agreement or (2) any employment, severance or similar Contract applicable in either case to (A) any executive officer or executive committee members of FMCTI or Technip, respectively, or (B) except for such Contracts entered into on such party’s standard form previously made available to the other party, any employee of such party or any of its Subsidiaries whose annual base compensation is $400,000 or more (provided that with respect to (x) any such Labor Agreement that is not a Covered Labor Agreement or (y) any employment, severance or similar Contract applicable to any employee (other than an executive officer or

A1-27

executive committee member of FMCTI or Technip, respectively) who is located in a jurisdiction other than a Material Employee Jurisdiction, such disclosure shall be provided within thirty (30) days after the date of the MOU);

(vii) any Contract that grants “most favored nation” status to any counterparty;

(viii) any “non-compete” or similar Contract that restricts in any material respect the business of such party or its Subsidiaries with respect to engaging or competing in any line of business or in any geographic area or would purport to so restrict Topco or any of its Subsidiaries after the consummation of the Mergers and the other transactions contemplated hereby;

(ix) any Contract with (1) a U.S. Governmental Entity, (2) a French Governmental Entity or (3) any other Governmental Entity (other than customer Contracts entered into in the ordinary course of business with such other Governmental Entity);

(x) any Contract that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $50,000,000 evidencing indebtedness for borrowed money (other than performance bonds issued in the ordinary course of business in connection with commercial contracts and on terms consistent with past practice), (2) guarantees any indebtedness of a third party in excess of $25,000,000 individually or (3) contains a covenant restricting the payment of dividends by Technip or FMCTI in excess of $100,000,000; and

(xi) any Contract which would prohibit or materially delay the consummation of the Mergers or any other transaction contemplated by this Agreement.

(b) Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, neither FMCTI nor Technip, as applicable, nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) is reasonably expected to result in a breach or default under any Material Contract. To the knowledge of FMCTI or Technip, as applicable, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI or Technip, as applicable. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, each Material Contract is a valid, binding and enforceable obligation of FMCTI or Technip, as applicable, or any of its Subsidiaries which is party thereto and, to the knowledge of FMCTI or Technip, as applicable, each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception. Each of FMCTI or Technip, as applicable, has delivered or caused to be delivered to the other party true and complete copies of each Material Contract of FMCTI or Technip, as applicable, or any of its respective Subsidiaries.

Section 4.14. Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means any and all inventions, discoveries, patents, patent applications, trademarks, service marks, logos and trade names and all goodwill associated therewith and symbolized thereby, Internet domain names, copyrights (including databases and other compilations of information and including copyrights in software), confidential information, trade secrets and know-how, including processes, techniques, schematics, business methods, formulae, drawings, prototypes, models, designs, specifications, research and development records and other information, customer and supplier lists and information, and all other intellectual property and proprietary rights and rights equivalent to any of the foregoing in any jurisdiction throughout the world.

(b) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) such party or one of its Subsidiaries exclusively owns or otherwise has a valid right to use all Intellectual Property necessary to conduct the business of such party and its

A1-28

Subsidiaries as currently conducted, and (ii) the consummation of the transactions contemplated by the MOU and this Agreement will not alter or impair in any material respect any rights of such party or any of its Subsidiaries with respect to any Intellectual Property that is material to its respective business (the “Material Intellectual Property”).

(c) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the conduct of the business of such party and its Subsidiaries is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, (ii) neither such party nor any of its Subsidiaries has received any written claim, demand or other notice during the past three (3) years (or earlier, if not presently resolved) alleging any such infringement, misappropriation, dilution or violation (including any claim that such party or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and (iii) to the knowledge of FMCTI or Technip, as applicable, no Person is, infringing or misappropriating, diluting or otherwise violating any Material Intellectual Property owned by such party or its Subsidiaries.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) such party and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Material Intellectual Property owned by such party and its Subsidiaries, (ii) all Material Intellectual Property of such party and its Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance, (iii) to the knowledge of FMCTI or Technip, as applicable, there has been no unauthorized use or disclosure of any Material Intellectual Property of such party or any of its Subsidiaries, (iv) to the knowledge of FMCTI or Technip, as applicable, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of such party and each of its Subsidiaries (or their predecessors), who have contributed to or participated in the conception and development of any Material Intellectual Property for such entities have entered into valid and binding agreements with such party or one of its Subsidiaries (or their respective predecessors) assigning to, or vesting ownership in, such party or one of its Subsidiaries all right, title and interest of such Material Intellectual Property, and (v) no such Person has asserted, and to the knowledge of FMCTI or Technip, as applicable, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property of such party or any of its Subsidiaries.

(e) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the IT Assets of such party and its Subsidiaries operate and perform in all material aspects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by such party and its Subsidiaries in connection with the business of such party and its Subsidiaries as currently conducted, and have not materially malfunctioned or failed within the last three (3) years, (ii) such party and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of the IT Assets of such party and its Subsidiaries (and all data and information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, and corruption, and (iii) such party and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

Section 4.15. Data Protection. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (a) such party is, and has been for the last three (3) years prior to the date of the MOU, in material compliance with all applicable Law relating to the collection and use of personal data and data security, and (b) such party is not party to an agreement that requires the transfer of personal data to a third party or from inside to outside the EEA or that requires a third party to transfer personal data to Technip or FMCTI (as applicable).

A1-29

Section 4.16. Properties and Assets. Such party and its Subsidiaries have, and immediately following the FMCTI Effective Time will continue to have (including through any successor entity to such party), good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit such party and its Subsidiaries to conduct their respective businesses as currently conducted, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. The assets and properties (in each case, tangible or intangible) owned or used by such party and its Subsidiaries are in satisfactory condition for their continued use as they have been used and are adequate for their current use, subject to reasonable wear and tear, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.17. Environmental Matters. Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on such party, (a) such party and its Subsidiaries hold, and are now and for the last five (5) years have been in compliance with all permits, licenses, certificates, clearances, variances, exemptions, and other governmental authorizations (including air or water emission or discharge allowances and credits) required under any foreign, federal, state, local or municipal law (including common law), statute, binding treaty, ordinance, rule, regulation, judgment, order or decree promulgated or issued by any Governmental Entity (including binding guidance notes that are implemented in jurisdictions outside of the United States) relating to contamination, pollution or protection of human health, natural resources or the environment, (including to the extent made in relation to the protection of the environment or the prevention of pollution as they pertain to shipping (including Environmental Laws made under the auspices of the International Maritime Organization such as the International Convention for the Prevention of Pollution from Ships 1973 (as amended and revised) and International Convention on Civil Liability for Bunker Oil Pollution Damage (as amended and revised), or treaties such as The Basel Convention on the Control of Transboundary Movements of Hazardous Waste and their Disposal (as amended and revised)) (collectively, the “Environmental Laws”) for such party or Subsidiary to conduct its operations or to own or operate their respective businesses or assets (the “Environmental Permits”), and are in compliance with all applicable Environmental Laws and, to the knowledge of such party, there is no condition (including the Mergers) that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (b) such party and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws or Environmental Permit (an “Environmental Claim”), and such party has no knowledge of any pending or threatened Environmental Claim, (c) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by such party or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to such party or its Subsidiaries under Environmental Laws, (d) such party and its Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws, (e) such party and its Subsidiaries have not entered into or agreed to any Order or Contract, or is subject to any other judgment, settlement or agreement relating to compliance with or liability under any Environmental Laws, and (f) such party and its Subsidiaries are not indemnitors in connection with any potential or actual claim for any liability or responsibility under any Environmental Laws. No Owned Real Property or Leased Real Property of such party is subject to the requirements of the New Jersey Industrial Site Recovery Act or Connecticut Property Transfer Program, as amended and revised, as a result of the transactions contemplated hereby. Except for Section 4.6 (Reports; Financial Statements; Internal Control and Disclosure Control), Section 4.7 (Absence of Certain Changes), Section 4.13 (Material Contracts), Section 4.16 (Properties and Assets), Section 4.19 (Real Property), Section 4.26 (Information in Public Filings) and Section 4.23 (Insurance) (but, in the case of each of the

A1-30

aforementioned sections, solely to the extent such sections pertain to matters relating to contamination, pollution or protection of human health, natural resources or the environment), Section 4.17 (Environmental Matters) shall be the exclusive representations and warranties with respect to matters relating to contamination, pollution or protection of human health, natural resources or the environment.

Section 4.18. Customers and Suppliers.

(a) Section 4.18(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a list showing the twenty (20) largest customers of FMCTI or Technip, as applicable, together with its respective Subsidiaries by total sales by FMCTI or Technip, as applicable, together with its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on December 31, 2015 (each, a “Significant Customer”). Since December 31, 2015 until the date of the MOU, no Significant Customer has stated in writing that it will (x) stop purchasing products from FMCTI and Technip, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it purchases products from FMCTI and Technip, as applicable, or its respective Subsidiaries.

(b) Section 4.18(b) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a list showing the twenty (20) largest suppliers of FMCTI or Technip, as applicable, together with its respective Subsidiaries by total sales to FMCTI or Technip, as applicable, together with its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on December 31, 2015 (each, a “Significant Supplier”). Since December 31, 2015 until the date of the MOU, no Significant Supplier has stated in writing that it will (x) stop supplying FMCTI and Technip, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it is prepared to supply FMCTI and Technip, as applicable, or its respective Subsidiaries.

Section 4.19. Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, (i) each of FMCTI and Technip, as applicable, and its respective Subsidiaries has good, valid and marketable title to all interests in real property owned by such person (“Owned Real Property”), in each case free and clear of any Liens, other than Permitted Liens, and (ii) no Owned Real Property of FMCTI or Technip, as applicable, or its respective Subsidiaries is subject to any option, obligation or right of first refusal or contractual right to purchase, lease or acquire any interest in any Owned Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, each of FMCTI and Technip, as applicable, and its respective applicable Subsidiaries has valid leasehold interests in all real property leased by such Party (the “Leased Real Property”), in each case free and clear of any Liens, other than Permitted Liens. Each Contract (that is not a Material Contract) of FMCTI and Technip, as applicable, or any of its Subsidiaries for any Leased Real Property is legal, valid, enforceable and binding on FMCTI and Technip, as applicable, or any of its Subsidiaries that is a party thereto and, to the knowledge of FMCTI or Technip, each other party thereto and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, and neither FMCTI and Technip, as applicable, nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, and no condition exists which (with notice or lapse of time or both) would constitute a default under, any Contract for Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.

Section 4.20. Personal Property. Except as has not resulted, and would not reasonably be expected to result, in, individually or in the aggregate, a Material Adverse Effect on such party and except with respect to Owned Real Property, Leased Real Property and Intellectual Property (which are addressed in Section 4.19 and

A1-31

Section 4.14, respectively), each of FMCTI and Technip, as applicable, and its respective Subsidiaries has good and valid title to its respective owned assets and properties and valid rights by lease, license or other agreement to its respective leased assets and properties, free and clear of any Liens other than Permitted Liens.

Section 4.21. Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by FMCTI and Technip, as applicable, or any of its respective Subsidiaries to, and neither FMCTI and Technip, as applicable, nor any of its respective Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five (5) percent or more of the FMCTI Shares or Technip Shares, as applicable, or any director, officer or employee of FMCTI and Technip, as applicable, or its respective Subsidiaries, or, to the knowledge of FMCTI or Technip, as applicable, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

Section 4.22. Takeover Statutes. The FMCTI Board or the Technip Board, as applicable, has taken all actions necessary to render inapplicable to the MOU and this Agreement, and the consummation of the transactions contemplated hereby or thereby, including the Mergers, the restrictions on business combinations contained in Section 203 of the DGCL, all “control share acquisition”, “fair price”, “moratorium” or other antitakeover restrictions pursuant to applicable Law, and all takeover-related provisions set forth in the certificate of incorporation or bylaws of FMCTI or Technip, as applicable (including Article XI of the certificate of incorporation of FMCTI) without any further action on the part of the respective stockholders or the FMCTI Board or the Technip Board, as applicable.

Section 4.23. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI or Technip, as applicable, (a) all insurance policies maintained by FMCTI or Technip, or their respective Subsidiaries, are in full force and effect and provide insurance in such amounts and against such risks as the management of such party reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid; and (b) neither FMCTI nor Technip nor any of their respective Subsidiaries is in breach or default of any of the insurance policies, and neither FMCTI nor Technip nor any of their respective Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Neither FMCTI nor Technip nor any of their respective Subsidiaries has received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy.

Section 4.24. Joint Ventures.

(a) Section 4.24(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth (i) a correct and complete list, as of the date of the MOU, of all incorporated (or similarly formed) joint venture, teaming, partnership, or other similar agreements, arrangements or understandings (including with respect to any vessel) and all other material joint venture, teaming, partnership, or other similar agreements, arrangements or understandings (including with respect to any vessel), in each case, involving a sharing of profits losses, costs or liabilities in which such party or any of its Subsidiaries holds at least five percent (5%) of the equity or other participating rights or interests (collectively, “Joint Ventures”), (ii) the names of all other parties participating in each such Joint Venture and (iii) the percentage ownership interests or rights in each such Joint Venture that are held by such party or its applicable Subsidiary and such other parties. For the avoidance of doubt, no Subsidiary of a party shall be deemed to be a Joint Venture of such party.

(b) To the knowledge of FMCTI or Technip, as applicable, with respect to each Joint Venture of such party, except as has not had and would not reasonably be expected to have a Material Adverse Effect on such party, (i) there is currently no violation of, default or breach under any of such Joint Venture’s Organizational Documents and the execution and delivery of, compliance with, performance under or consummation of the MOU or this Agreement shall not result in any such violation, default or breach, (ii) each of such Joint Venture’s

A1-32

outstanding shares of capital stock or other equity interests (if any) is duly authorized, validly issued, fully paid and non-assessable, (iii) there are no remaining capital contributions or other payments due to such Joint Venture from such party or its applicable Subsidiary, and (iv) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal or first offer, profits interests, commitments or rights of any kind that obligate such Joint Venture to issue or sell, or which relate to, any shares of capital stock or other equity interests of such Joint Venture or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of such Joint Venture, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.25. Anti-Corruption, Trade Sanctions, and Export Controls.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, none of such party, such party’s Subsidiaries, or any officer, director, or employee of such party or of such party’s Subsidiaries nor, to the knowledge of such party, any of such party’s or its Subsidiaries’ Representatives, has in the past five (5) years, directly or indirectly, in violation of any applicable Anti-Corruption Law (as defined below), corruptly offered, paid, given, promised, or authorized, requested, solicited, or accepted any money, financial or other advantage, or anything else of value, to or from any Person, including:

(i) any official, officer, employee or representative of, or any person acting in an official capacity or exercising a public function for or on behalf of, any Governmental Entity (which for purposes of this Section 4.25, includes (1) any national, federal, state, county, municipal, or local government or any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, or public functions of a country or territory or pertaining to government, (2) any public international organization, (3) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (1) or (2) of this definition, or (4) any company, business, enterprise, or other entity majority-owned or controlled by any government, entity, or organization described in the foregoing clauses (1), (2), or (3) of this definition), or

(ii) any political party, party official or candidate for political office (the individuals referred to in clause (i) and this clause (ii), each a “Government Official”) (1) for the purpose of influencing any act or decision of a Government Official in his or her official capacity, inducing a Government Official to omit to do any act in violation of a lawful duty, securing any improper advantage, inducing a Government Official to affect or influence any act or decision of any Governmental Entity or inducing or rewarding the improper performance of a function or activity by any Person; or (2) which would otherwise constitute public or commercial bribery, kickbacks or other unlawful means of obtaining business or any improper business advantage.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, such party and its Subsidiaries are and at all times in the past five (5) years have been, to the extent applicable, (A) in compliance with and have not committed any offense under the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010 (the “Bribery Act”) or any other applicable Law regarding bribery or corruption, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (together with the FCPA and the Bribery Act, “Anti-Corruption Laws”), and (B) subject to policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, there is not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Anti-Corruption Laws by such party or its Subsidiaries.

A1-33

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, such party and its Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Trade Sanctions and Export Control Laws. None of such party, such party’s Subsidiaries nor any of their officers, directors, or employees or, to such party’s knowledge, any of such party’s or its Subsidiaries’ Representatives, is currently or has been within the past five (5) years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or on any other sanctions list maintained by OFAC , the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been within the past five (5) years located, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria). None of such party nor such party’s Subsidiaries has, directly or indirectly, participated in the past five (5) years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any Person or entity located, organized, or resident in a country or territory that is the target of Trade Sanctions. In the past five (5) years, such party and its Subsidiaries (A) are and at all times have been subject to policies and procedures reasonably designed to ensure compliance with applicable Trade Sanctions and Export Control Laws, and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, there are not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Trade Sanctions or Export Control Laws by such party or its Subsidiaries.

Section 4.26. Information in Public Filings. The information supplied or to be supplied by FMCTI or Technip, as applicable, expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the applicable party’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law. The information supplied or to be supplied by FMCTI or Technip, as applicable, expressly for inclusion or incorporation by reference in the Information Document or the Admission Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the applicable party’s stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein. FMCTI hereby represents and warrants that (a) the Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law and (b) the Admission Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein; provided, that, the representations and warranties contained in this sentence shall not apply to statements or omissions included or incorporated in the Registration Statement, the Proxy Statement/Prospectus or the Admission Prospectus based upon information supplied by or on behalf of Technip specifically for use or incorporation by reference therein. Technip hereby represents and warrants that the Information Document will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders,

A1-34

contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein or not otherwise comply with applicable Law; provided, that, the representations and warranties contained in this sentence shall not apply to statements or omissions included or incorporated in the Information Document based upon information supplied by or on behalf of FMCTI specifically for use or incorporation by reference therein.

Section 4.27. Brokers. Except for (x) FMCTI’s obligations to Evercore Group L.L.C. and SG Americas Securities, LLC, the fees and expenses of which will be paid by FMCTI, and (y) Technip’s obligations to Goldman Sachs Paris Inc. et Cie and Rothschild & Cie, the fees and expenses of which will be paid by Technip, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by the MOU or this Agreement (including the Mergers), based upon arrangements made by or on behalf of such party or any of its Subsidiaries.

Section 4.28. Share Ownership. Other than through the ownership of mutual funds or exchange traded funds or in connection with a Benefit Plan, such party and each of such party’s direct and indirect wholly owned Subsidiaries do not (i) in the case of Technip and its direct and indirect wholly owned Subsidiaries, own any FMCTI Shares, and (ii) in the case of FMCTI and its direct and indirect wholly owned Subsidiaries, own any Technip Shares.

Section 4.29. Admiralty. Section 4.29 of each of the FMCTI Disclosure Letter and the Technip Disclosure Letter sets forth, as of the date of the MOU, for each Vessel currently used in their respective businesses, (a) its name, (b) its owner, (c) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered or operated by such party or any of its respective Subsidiaries or Joint Ventures as of the date of the MOU, (d) its class description, (e) the name of its classification society and (f) any and all applicable Chartered Vessel Documents with respect to such Vessel. Except as, individually or in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, Technip or FMCTI or their applicable respective Subsidiaries or Joint Ventures own or are licensed or otherwise have the right to use all Vessels currently used in their respective businesses. Except as, individually or in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, each of such Vessels (i) is adequate and suitable for use by, as applicable, Technip or FMCTI or their applicable respective Subsidiaries or Joint Ventures in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (ii) is seaworthy for hull and machinery insurance warranty purposes; (iii) is insured in accordance with customary industry practice; (iv) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; and (v) is in compliance with all Laws applicable to such Vessel.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations. Each of FMCTI and Technip covenants and agrees as to itself and its respective Subsidiaries that, after the date of the MOU and until the earlier of the FMCTI Effective Time or the termination of this Agreement in accordance with its terms, unless FMCTI (in the case of any action proposed to be taken by Technip or any Subsidiary of Technip) or Technip (in the case of any action proposed to be taken by FMCTI or any Subsidiary of FMCTI) shall otherwise approve in writing (which approval, other than with respect to Section 5.1(b)(iii) and Section 5.1(b)(v), shall not be unreasonably withheld, conditioned or delayed by the party from whom it is requested), and except as required by applicable Law, Self-Regulatory Organization, or as expressly contemplated by this Agreement (including with respect to the Preliminary Transactions and actions that are incidental thereto) or, in the case of Technip, as otherwise set forth in Section 5.1 of the Technip Disclosure Letter or, in the case of FMCTI, as otherwise set forth in Section 5.1 of the FMCTI Disclosure Letter:

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve

A1-35

intact its business organization and maintain its existing relations and goodwill with all Governmental Entities (including applicable Regulatory Authorities) and Self-Regulatory Organizations, clients, customers, suppliers, distributors, creditors, lessors, employees, stockholders and other Persons with which it or its Subsidiaries has significant business relations, as applicable;

(b) (i) neither it nor any of its Subsidiaries shall amend or propose to amend, modify, waive, rescind or otherwise change any provisions of its Organizational Documents, whether by merger or otherwise); (ii) neither FMCTI nor Technip, as applicable, shall split, combine or reclassify its outstanding shares of capital stock or other equity interests; (iii) neither it nor any of its Subsidiaries shall declare, set aside or pay any type of dividend or other distribution, whether payable in cash, stock, property or a combination thereof, in respect of any capital stock or other equity interests, as appropriate, other than dividends payable by its direct or indirect wholly owned Subsidiaries to it or another of its direct or indirect wholly owned Subsidiaries in the ordinary and usual course of business and consistent with past practice; (iv) it shall not adopt a plan of merger, consolidation or complete or partial liquidation or resolutions providing for a merger, consolidation or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or (v) except (x) for the acquisition by such party of shares of its capital stock or other equity interests in connection with the surrender of such shares by holders of FMCTI Stock Awards or Technip Stock Awards, as applicable, in order to pay the exercise price of such Stock Awards in accordance with the terms of such Stock Awards or (y) for the withholding or disposition of shares of capital stock or other equity interests to satisfy withholding Tax obligations with respect to FMCTI Stock Awards or Technip Stock Awards, as applicable, granted pursuant to the FMCTI Stock Plan and the Technip Stock Plans, as applicable, in accordance with the terms of such Stock Awards, neither it nor any of its Subsidiaries shall repurchase, redeem or otherwise acquire any shares of its or their capital stock or other equity interests, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its or their capital stock or other equity interests, as applicable;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, profits interests, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, commitments or rights of any kind to acquire or other rights that relate to or are derivative of any of its or their capital stock, voting securities or other equity interests, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with its stockholders on any matter, other than FMCTI Shares or Technip Shares (as applicable) issuable or transferable pursuant to (A) Technip OCÉANEs outstanding prior to the date of the MOU or (B) FMCTI Stock Awards or Technip Stock Awards outstanding on or awarded prior to the date of the MOU or made by FMCTI or Technip, as applicable, after the date of the MOU in accordance with Section 5.1(d), except, in each case, in connection with internal reorganizations entered into in the ordinary and usual course of business solely among such party’s wholly owned Subsidiaries which will not adversely affect the Technip Intended French Tax Treatment or otherwise be reasonably expected to have a material adverse Tax consequence on the Topco Group after the Closing, (ii) incur any indebtedness for borrowed money (including any guarantee of indebtedness) or issue any debt securities, except (x) in connection with refinancings of existing indebtedness for borrowed money upon market terms and conditions or (y) for drawdowns of credit facilities outstanding as of the date of the MOU (or refinancings of such credit facilities permitted under clause (x)) in the ordinary and usual course of business and consistent with past practice; or (iii) make or authorize or commit to any capital expenditures, other than in the ordinary and usual course of business and consistent with past practice;

(d) except as required by applicable Law or the terms of any Benefit Plan or Labor Agreement existing and in effect on the date of the MOU, neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, or materially amend any Benefit Plan, Technip Stock Award, FMCTI Stock Award or any other arrangement that would be a FMCTI Benefit Plan or a Technip Benefit Plan if in effect on the date of the MOU, (ii) increase the salary, wage, bonus, pension, severance, fringe benefits or other compensation payable to any current or former Service Provider or enter into any contract, agreement, commitment or arrangement to do any

A1-36

of the foregoing, other than in the ordinary and usual course of business and consistent with past practice and in a manner which will not adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, (iii) take any action to accelerate the vesting, payment or funding of (A) any compensation or benefits with respect to any current or former Service Provider under any Benefit Plan or (B) any stock option, restricted stock, restricted stock unit or other equity-related award, in each case, except (x) if such accelerated vesting, payment or funding is a result of a termination of employment or service without cause upon or following the consummation of the transactions contemplated by this Agreement or (y) in the ordinary and usual course of business and consistent with past practice and in a manner which will not adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, or (iv) grant any stock option, restricted stock, restricted stock unit, performance stock unit or other equity-based award;

(e) neither it nor any of its Subsidiaries shall establish, adopt, enter into, materially amend or terminate any Labor Agreement;

(f) except with respect to Intellectual Property, neither it nor any of its Subsidiaries shall lease, license, transfer, exchange or swap, mortgage (including securitizations), pledge, abandon or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any material portion of its assets, including the capital stock or other equity interests of its Subsidiaries, except for (i) dispositions of assets (including the amount of indebtedness assigned in such dispositions) that individually or in the aggregate with all other such dispositions have fair market value of less than $50,000,000, (ii) transactions between it and any of its direct or indirect Subsidiaries or transactions between such Subsidiaries or (iii) the sale of goods in the ordinary and usual course of business consistent with past practice;

(g) neither it nor any of its Subsidiaries shall, except in the ordinary and usual course of business and consistent with past practices, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) pledge, abandon, allow to lapse or otherwise dispose of any Material Intellectual Property owned by such party or any of its Subsidiaries;

(h) neither it nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person, division or assets, except for acquisitions (x) entered into on an arm’s length basis, (y) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed $50,000,000 individually or in the aggregate with all other such acquisitions and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in Section 6.1(d);

(i) except for litigation or arbitration addressed in Section 5.7, neither it nor any of its Subsidiaries shall settle or compromise, or offer to settle or compromise (other than any litigation or arbitration brought by FMCTI against Technip or brought by Technip against FMCTI arising out of or relating to this Agreement) any litigation or arbitration if such settlement or compromise (x) would involve individually the payment of money by such party or its Subsidiaries in excess of $10,000,000 or together with all such other settlements or compromises the payment of money by such party or its Subsidiaries in excess of $20,000,000 or (y) would involve any admission of material wrongdoing or include any other material non-monetary remedy, including any material conduct requirement or restriction by such party or its Subsidiaries, except, in the case of each clause (x) and clause (y), in the ordinary and usual course of business consistent with past practice;

(j) neither it nor any of its Subsidiaries shall (x) renew, amend in any material respect or terminate any of its Material Contracts, (y) waive, release or assign any material rights or claims thereunder or (z) enter into or subsequently amend in any material respect any Contract that, if existing on the date of the MOU, would be a Material Contract, except, in each case, as permitted pursuant to Section 5.1(c)(ii) or Section 5.1(d) and, in the case of clause (x), in the ordinary and usual course of business consistent with past practice;

A1-37

(k) neither it nor any of its Subsidiaries shall make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return or enter into a closing agreement or advance pricing agreement in respect of a material amount of Taxes or settle or compromise any material audit, assessment, notice, Tax claim or proceeding relating to Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of business), or enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of Taxes, surrender any material right to claim a refund or offset of any Taxes, or change the classification of FMCTI or Technip, as applicable, or any of their Subsidiaries for United States Tax purposes, except, in each case, to the extent otherwise required by Law, required as part of the completion of the Preliminary Transactions or in the ordinary and usual course of business consistent with past practice;

(l) neither it nor any of its Subsidiaries shall make a request for a Tax ruling (other than the French Tax Ruling or any additional ruling request from the French Ministry of Budget having the purpose of obtaining the Technip Intended French Tax Treatment and the transfer to Topco of French Tax losses of the Technip Tax consolidated group, any confirmation requested from Her Majesty’s Revenue and Customs (“HMRC”) as referred to in Section 5.9 or Section 5.11, any additional ruling request from any other Governmental Entity the parties agree is desirable as part of the consummation of the Preliminary Transactions or except as otherwise provided in this Agreement or any schedule to this Agreement);

(m) neither it nor any of its Subsidiaries shall permit any change in its financial accounting principles, policies or practices, except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP or SEC rules and regulations or Regulation S-X of the Exchange Act and, in each case, authoritative interpretations thereof (in the case of FMCTI) or IFRS and authoritative interpretations thereof (in the case of Technip);

(n) neither it nor any of its Subsidiaries shall enter into any Contract that grants “most favored nation” status to any counterparty or any “non-compete” or similar Contract that, in any case, would (or would purport to) materially restrict the business of the Topco Group following the FMCTI Effective Time with respect to engaging or competing in any line of business or in any geographic area;

(o) neither it nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary), other than (x) any routine travel, relocation and business advances to employees of it or its Subsidiaries and (y) trade credit to customers, in either case, made in the ordinary and usual course of business consistent with past practice;

(p) neither it nor any of its Subsidiaries shall enter into any material new line of business outside of its existing business segments;

(q) it shall not convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders other than a (i) stockholder meeting to adopt this Agreement, including the FMCTI Stockholders’ Meeting and the Technip Stockholders’ Meetings, and approve the Mergers and (ii) a regular annual meeting to address matters arising in the ordinary course consistent with past practice other than this Agreement and the Mergers;

(r) neither it nor any of its Subsidiaries shall implement or announce any material plant closing, material reduction in labor force or other material layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary and usual course of business and consistent with past practice;

(s) neither it nor any of its Subsidiaries shall enter into, renew, amend or terminate any Contract that, if existing on the date of the MOU, would need to be disclosed on Section 4.21 of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable; and

A1-38

(t) neither it nor any of its Subsidiaries shall authorize or enter into an agreement, arrangement or understanding to do any of the foregoing set forth in Section 5.1(a) through (s) if FMCTI or Technip, as applicable, would be prohibited by the terms of Section 5.1(a) through (s) from doing the foregoing.

Nothing contained in this Agreement shall give (x) Technip, directly or indirectly, the right to control or direct the operations of FMCTI or Topco, or (y) FMCTI or Topco, directly or indirectly, the right to control or direct the operations of Technip, prior to consummation of the Technip Merger and FMCTI Merger, respectively. Prior thereto, each of Technip and its Subsidiaries, on the one hand, and FMCTI and its Subsidiaries (including Topco), on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

Section 5.2. Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of FMCTI and Technip agrees that, subject to Section 5.2(b), from and after the date of the MOU until the earlier of the FMCTI Effective Time and the termination of this Agreement in accordance with its terms, (x) neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries (including any member of the FMCTI Board or the Technip Board, as applicable) shall and (y) it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal; (ii) have any discussion with any Person relating to an Acquisition Proposal, engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iii) provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any Person in relation to an Acquisition Proposal; (iv) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the it or any of its Subsidiaries (other than to the extent the FMCTI Board or Technip Board, as applicable, determines in good faith after consultation with its financial and outside legal advisors that failure to take any such actions under this Section 5.2(a)(iv) would be inconsistent with the directors’ fiduciary duties under applicable Law); (v) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (vi) approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement with respect to an Acquisition Proposal (any of the preceding in this (vi), an “Alternative Acquisition Agreement”); (vii) take any action with the intent to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal or (viii) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, (I) each of FMCTI and Technip and the FMCTI Board and Technip Board, respectively, shall be permitted to make such disclosure as necessary to (x) in the case of FMCTI, comply with applicable U.S. Law, including Rule 14d-9 and Rule 14e-2 of the Exchange Act and (y), in the case of Technip, comply with applicable French Law, including the General Regulations (Règlement général) of the AMF, provided that, neither clause (x) nor clause (y) will in any way eliminate or modify the effect that any such action would otherwise have under this Agreement and (II) if at any time following the date of the MOU and (x) in the case of FMCTI, prior to the receipt by FMCTI of the FMCTI Requisite Vote and (y) in the case of Technip, prior to the receipt by Technip of the Technip Requisite Vote, (i) FMCTI or Technip, respectively, has received a bona fide Acquisition Proposal from a third party that was not received or obtained in violation of this Section 5.2, which the FMCTI Board or the Technip Board, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) the FMCTI Board or the Technip Board, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such

A1-39

action would be inconsistent with the directors’ fiduciary duties under applicable Law, then FMCTI or Technip, as applicable, may (A) furnish nonpublic information to such Person that has delivered such bona fide Acquisition Proposal and (B) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal; provided, that (1) prior to so furnishing such information or engaging in any such discussion or negotiations, as the case may be, the applicable party receives from such Person an executed confidentiality and standstill agreement with confidentiality and standstill terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement and (2) any non-public information concerning FMCTI or Technip, as applicable, provided or made available to such Person shall, to the extent not previously provided or made available to Technip or FMCTI, as applicable, be provided or made available to such party under the Confidentiality Agreement as promptly as reasonably practicable (and in no event later than twenty-four (24) hours) after it is provided or made available to such Person.

(c) From and after the date of the MOU, FMCTI or Technip, as applicable, shall promptly (and in any event within twenty-four (24) hours), notify the other party in writing in the event that it, one of its Subsidiaries or any of its Representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to such party or any of its Subsidiaries, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. FMCTI or Technip, as applicable, shall notify the other party in writing promptly (and in any event within twenty-four (24) hours) of the identity of such Person and provide an unredacted copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request) including any debt financing materials related thereto, if any. Subject to applicable Law, FMCTI or Technip, as applicable, shall keep the other party reasonably informed on a current basis of the status of any Acquisition Proposal, indication, inquiry or request, and any material developments, discussions and negotiations related thereto. FMCTI and Technip shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit FMCTI or Technip, as applicable, from providing the information required by Section 5.2(c).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the earlier of (i)(x) in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and (y) in the case of Technip, receipt by Technip of the Technip Requisite Vote, and (ii) the termination of this Agreement in accordance with its terms, the FMCTI Board shall be entitled to effect a Change in FMCTI Recommendation and the Technip Board shall be entitled to effect a Change in Technip Recommendation, in each case, (A) if such party receives a Superior Proposal (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 5.2(e) or (f), as applicable) or (B) in response to an Intervening Event (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 5.2(e) or (f), as applicable); provided, however, that, in each case referred to in the foregoing clauses (A) and (B), the FMCTI Board shall be entitled to effect a Change in FMCTI Recommendation or the Technip Board shall be entitled to effect a Change in Technip Recommendation, in each case, only to the extent such Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in FMCTI Recommendation or Change in Technip Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable Law.

(e) The FMCTI Board shall not be entitled to effect a Change in FMCTI Recommendation unless (i) FMCTI has not breached this Section 5.2(e) in any material respect, (ii) FMCTI has provided Technip with a written notice (the “FMCTI Change in Recommendation Notice”) that FMCTI intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the FMCTI Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following Technip’s receipt of the FMCTI Change in Recommendation Notice, FMCTI shall, and shall cause its

A1-40

Representatives to, negotiate with Technip in good faith (to the extent Technip desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the FMCTI Board (consistent with its fiduciary duties under applicable Law) to not make a Change in FMCTI Recommendation; and (iv) following the end of the five (5) Business Day period, the FMCTI Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by Technip in response to the FMCTI Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the FMCTI Change in Recommendation Notice continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Change in FMCTI Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new FMCTI Change in Recommendation Notice and FMCTI shall be required to comply again with the requirements of this Section 5.2(e).

(f) The Technip Board shall not be entitled to effect a Change in Technip Recommendation unless (i) Technip has not breached this Section 5.2(f) in any material respect, (ii) Technip has provided FMCTI with a written notice (the “Technip Change in Recommendation Notice”) that Technip intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the Technip Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following FMCTI’s receipt of the Technip Change in Recommendation Notice, Technip shall, and shall cause its Representatives to, negotiate with FMCTI in good faith (to the extent FMCTI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Technip Board (consistent with its fiduciary duties under applicable Law) to not make a Change in Technip Recommendation; and (iv) following the end of the five (5) Business Day period, the Technip Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by FMCTI in response to the Technip Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the Technip Change in Recommendation Notice continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Technip Change in Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Technip Change in Recommendation Notice and Technip shall be required to comply again with the requirements of this Section 5.2(f).

(g) Any violation of the restrictions by any Subsidiaries of FMCTI or Technip or either party’s respective Representatives or its Subsidiaries’ Representatives provided in this Section 5.2 shall be deemed to be a breach of this Section 5.2 by FMCTI or Technip, as applicable; provided that in no event shall any such breach by a party’s or its Subsidiaries’ Representatives (other than its officers, directors or employees) be deemed in and of itself to constitute a willful and material breach by such party.

(h) Each of FMCTI and Technip agrees that it will, and will cause its Representatives and its Subsidiaries and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the MOU with any Persons conducted heretofore with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. Each of FMCTI and Technip agrees that it will use commercially reasonable efforts to promptly inform its Representatives of the obligations undertaken in this Section 5.2. Nothing in this Section 5.2 shall

A1-41

(x) permit FMCTI or Technip to terminate this Agreement (except as specifically provided in Article VII hereof), or (y) affect any other obligation of FMCTI or Technip under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither FMCTI nor Technip shall submit to the vote of its stockholders any Acquisition Proposal (other than the Mergers).

Section 5.3. Preparation of Cross-Border Merger Terms, Registration Statement, Information Document, NYSE Listing Application and EU Listing Applications; Publications; Stockholders’ Meetings; Recommendation.

(a)

(i) As promptly as practicable after the date of the MOU, the parties shall prepare or cause to be prepared the Cross-Border Merger Terms for the approval by the Technip Board and the Topco Board in accordance with English Law and French Law, as applicable. The Cross-Border Merger Terms shall be in English and French and set out the terms of the Technip Merger on the terms and subject to the conditions set forth in this Agreement, and shall include such other provisions consistent with this Agreement as may be required under the UK Merger Regulations and the French Merger Regulations or to the extent customary or legally required for transactions of the type of the Technip Merger under English Law and French Law, and any other applicable law in the European Economic Area (“EEA”), as applicable. To the extent of any inconsistency between this Agreement and the Cross-Border Merger Terms, the Cross-Border Merger Terms shall be amended or modified so as to conform to this Agreement, subject to mandatory provisions of English Law and French Law, and any other applicable EEA law, as applicable.

(ii) As promptly as practicable following the finalization of the Cross-Border Merger Terms, and in accordance with all applicable Law, the Technip Board and the Topco Board, as well as the sole stockholder of Topco, shall approve the Cross-Border Merger Terms and the transactions contemplated thereby. Contemporaneously with the filing and publishing of the Information Document pursuant to Section 5.3(b), the parties shall (A) publish the relevant information (i.e., as required by Article R. 236-15 of the French Code de Commerce) concerning the Cross-Border Merger Terms (or their translation into French language) in a Paris Gazette (journal habilité à recevoir des annonces légales), the Bulletin officiel des annonces civiles et commerciales and the Bulletin d’annonces légales obligatoires in France, and cause the Cross-Border Merger Terms to be filed with the Clerk of the Commercial Court of Paris (greffe du Tribunal de Commerce de Paris) and (B) apply to the English Court for an order convening a meeting of the stockholders of Topco in accordance with Regulation 11 of the UK Merger Regulations to approve the Cross-Border Merger Terms (the “Topco Stockholders’ Meeting”) and file with the Registrar in compliance with Regulation 12 of the UK Merger Regulations a copy of such court order and the Cross-Border Merger Terms, together with, if required, a report from the directors of Topco compliant with Regulation 8 of the UK Merger Regulations, which report shall have been approved and adopted by the Topco board of directors in accordance with English Law, and the Technip Expert Report, and which filing shall be made not less than two (2) months before the date of the Topco Stockholders’ Meeting and in sufficient time for a notice of the Topco Stockholders’ Meeting to be published in the London Gazette by the Registrar not later than the date that is at least one month before the date of the Topco Stockholders’ Meeting ((A) and (B) collectively, the “Merger Terms Publication”). Following the Merger Terms Publication, Technip or Topco, as applicable, shall promptly notify FMCTI or Technip, as applicable, upon receipt of notice of any pending or threatened opposition rights proceeding initiated by any creditors or holders of bonds (obligations), whether or not redeemable or convertible, or warrants (collectively, “Creditors”) of Technip or Topco pursuant to French Law or English Law (whether during the one-month period following the Merger Terms Publication or otherwise). Such notice shall describe in reasonable detail the nature of such opposition rights proceeding. With respect to any such opposition rights proceeding, Section 5.7 shall apply mutatis mutandis.

(b) As promptly as practicable after the date of the MOU, the parties shall prepare and Topco shall file with the SEC a registration statement on Form S-4 (together with any supplements or amendments thereto, the

A1-42

“Registration Statement”) to register the offer and sale of Topco Shares pursuant to the Mergers, as applicable, Topco Shares underlying the Topco Stock Awards and, if applicable, Topco Shares to be issued in case of conversion of the Technip OCÉANEs. The Registration Statement will include a proxy statement/prospectus (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) to be used for the FMCTI Stockholders’ Meeting to approve and adopt this Agreement and the FMCTI Merger (as well as the issuance of Topco Shares in the Mergers). Technip and FMCTI each shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable following such filing (including by responding to comments of the SEC), and shall also use its commercially reasonable efforts to satisfy prior to the effective date of the Registration Statement any applicable United States, English, French, foreign or state securities Laws in connection with the issuance of Topco Shares pursuant to the Mergers. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law: (x) Technip and FMCTI shall prepare and Technip shall file and publish as may be required by the AMF and in accordance with applicable French Law and present to the Technip Extraordinary Stockholders’ Meeting, an information document (document d’information) relating to the Technip Merger, which shall include a report of the Technip Board, compliant with French Law, describing the Technip Recommendation and include the Technip Expert Report (together with any amendments thereof or supplements thereto, the “Information Document”); (y) the parties shall prepare and Topco shall file with the NYSE a listing application (together with any amendments or supplements thereto, the “NYSE Listing Application”) for the listing of Topco Shares, including Topco Shares underlying Topco Stock Awards and Topco Shares to be issued in case of conversion of the Technip OCÉANEs, on the NYSE; and (z) FMCTI and Technip shall prepare, and Topco shall seek approval of and submit, for the purpose of admission of Topco Shares, including Topco Shares underlying Topco Stock Awards and Topco Shares to be issued in case of conversion of the Technip OCÉANEs, to listing on the regulated market of Euronext Paris and, if required by applicable Law, any offer of securities in any member state of the EEA, (i) a listing (and, if applicable, offering) prospectus (together with any amendments or supplements thereto, the “Admission Prospectus”) to the Competent Regulator in accordance with applicable Law, (ii) an application to the Competent Regulator for notification of the Admission Prospectus and “passport” procedure of the Admission Prospectus to applicable jurisdictions within the EEA, and (iii) an application to Euronext Paris for admission to listing on the regulated market of Euronext Paris (the applications referenced in clauses (ii) and (iii), together with any amendments or supplements thereto, collectively the “EU Listing Applications”). Each party and its Subsidiaries shall prepare and furnish all information (including any financial statements required by and prepared and audited (if applicable) in accordance with applicable Law) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications, provided that no party shall use any such information for any other purpose without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of United States, English, French or other applicable securities Laws. Each of FMCTI and Technip authorizes Topco to utilize in the Registration Statement, the Information Document, the Admission Prospectus and in all such filed materials the information concerning FMCTI and its Subsidiaries and Technip and its Subsidiaries furnished by each of FMCTI and Technip, respectively. Each party shall provide the other parties with a reasonable opportunity to review the Registration Statement, the Proxy Statement/Prospectus, the Information Document, Admission Prospectus, NYSE Listing Application and EU Listing Application, and any amendment or supplement thereto (which comments shall be reasonably considered by the party making such filing) prior to their filing. No filing of, or amendment or supplement to, such document shall be made by Topco, Technip or FMCTI, without the prior consent of Technip and FMCTI, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed). Topco shall use its commercially reasonable efforts to obtain the approval of the Admission Prospectus by the Competent Regulator as promptly as reasonably practicable and to procure that the Competent Regulator provides, to the extent required under applicable Law, to any relevant competent authorities a certificate of approval and other documentation required under the EU Prospectus Directive (Directive 2003/71/EC), as amended, for the Admission Prospectus to be, to the extent required under applicable Law, “passported” into any relevant member states of the European Union. Subject to applicable Law, the parties agree that the information relating to the parties and their respective businesses included in the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications shall be identical in terms of content to the greatest extent practicable and

A1-43

necessary. The parties agree to correct promptly any information provided by it for use in the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications if and to the extent that such information shall have become incorrect or misleading in any material respect or as otherwise required by applicable Law. Topco shall promptly advise Technip of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Topco Shares for offering or sale in any jurisdiction, and each of the parties shall, subject to Section 5.5, use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff, the Competent Regulator or their employees, or any comments from any other Governmental Entity and of any request by the SEC or its staff, the Competent Regulator or their employees or any request by any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus, the Information Document, Admission Prospectus, NYSE Listing Application or EU Listing Application, or for additional information, and will supply each other with copies of all correspondence between any FMCTI, Technip or Topco, as applicable, or any of their respective Representatives, and the SEC or its staff, the Competent Regulator or their employees, or any other Governmental Entity with respect to the foregoing documents and applications, in each case to the extent permitted by applicable Law. The parties acknowledge and agree that the directors of Topco, and each person who has agreed to become a director of Topco, will be required to take responsibility for the Admission Prospectus in accordance with, and solely to the extent required by, applicable Law.

(c) Each of the parties shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), the Exchange Act, any applicable French, English or other non-United States securities Laws or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement and the issuance and listing of Topco Shares.

(d) FMCTI will take, in accordance with applicable Law, the applicable rules and regulations of the SEC and the NYSE and the FMCTI Organizational Documents, all action necessary to convene a meeting of its stockholders (the “FMCTI Stockholders’ Meeting”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or English Law and (y) the date the Registration Statement is declared effective. Unless a Change in FMCTI Recommendation has been made in accordance with by this Agreement, the FMCTI Board shall make the FMCTI Recommendation and include the FMCTI Recommendation in the Proxy Statement/Prospectus. FMCTI shall, unless a Change in FMCTI Recommendation has been made in accordance with this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure FMCTI’s stockholders’ approval thereof. In the event that on or subsequent to the date of the MOU and prior to the FMCTI Stockholders’ Meeting (including any adjournment thereof), the FMCTI Board determines either to make no recommendation for the FMCTI Merger, or to withdraw, modify or qualify its recommendation for the FMCTI Merger in a manner that is adverse to Technip (including by failing (A) to recommend against any Acquisition Proposal (or any material modification thereto) within ten (10) Business Days after commencement of such offer (or such material modification) or (B) to promptly confirm the FMCTI Recommendation within ten (10) Business Days after a written request by Technip) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in FMCTI Recommendation”), which Change in FMCTI Recommendation shall be made only in accordance with Section 5.2(d), then Technip shall have a right to terminate this Agreement in accordance with Section 7.4(a). Any Change in FMCTI Recommendation shall not limit or modify the obligation of FMCTI to present this Agreement for adoption at the FMCTI Stockholders’ Meeting pursuant to this Section 5.3(d), and, if this Agreement is not otherwise terminated by either FMCTI or Technip in accordance with the terms hereof, this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of FMCTI at the FMCTI Stockholders’ Meeting for the purpose of obtaining the FMCTI Requisite Vote.

A1-44

(e) Technip will take, in accordance with applicable Law, the applicable rules and regulations of the AMF and Euronext Paris and the Technip Organizational Documents, all action necessary to convene a special general meeting of its stockholders entitled to double voting rights (the “Technip Special Stockholders’ Meeting”) and an extraordinary general meeting of its stockholders (the “Technip Extraordinary Stockholders’ Meeting” and together with the Technip Special Stockholders’ Meeting, the “Technip Stockholders’ Meetings”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or English Law and (y) the date the Registration Statement is declared effective. Unless a Change in Technip Recommendation has been made in accordance with this Agreement, the Technip Board shall make the Technip Recommendation and include the Technip Recommendation in the Information Document. Technip shall, unless a Change in Technip Recommendation has been made in accordance with this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure Technip’s stockholders’ approval thereof. In the event that on or subsequent to the date of the MOU and prior to the Technip Extraordinary Stockholders’ Meeting (including any adjournment thereof), the Technip Board determines either to make no recommendation for the Technip Merger, or to withdraw, modify or qualify its recommendation for the Technip Merger in a manner that is adverse to FMCTI (including by failing (A) to recommend against any Acquisition Proposal within ten (10) Business Days after the “déclaration de conformité” of the AMF in respect of such offer or (B) to promptly confirm the Technip Recommendation within ten (10) Business Days after a written request by FMCTI) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Technip Recommendation”), which Change in Technip Recommendation shall be made only in accordance with Section 5.3(e), then FMCTI shall have a right to terminate this Agreement in accordance with Section 7.3(a). Any Change in Technip Recommendation shall not limit or modify the obligation of Technip to present the removal of the double voting rights for approval at the Technip Special Stockholders’ Meeting and the Technip Merger for approval at the Technip Extraordinary Stockholders’ Meeting pursuant to this Section 5.3(e), and, if this Agreement is not otherwise terminated by either FMCTI or Technip in accordance with the terms hereof, the removal of the double voting rights shall be submitted to the stockholders of Technip entitled to double voting rights at the Technip Special Stockholders’ Meeting and the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement shall be submitted to the stockholders of Technip at the Technip Extraordinary Stockholders’ Meeting, for the purpose of obtaining the Technip Requisite Vote. In furtherance and without limitation of the foregoing, Technip shall not terminate, waive, amend or modify any provision of any Shareholder Letter without FMCTI’s prior written consent.

(f) FMCTI and Technip shall each use their commercially reasonable efforts to cause the FMCTI Stockholders’ Meeting and the Technip Extraordinary Stockholders’ Meeting to be held on the same date. Technip shall use its commercially reasonable efforts to cause the Technip Special Stockholders’ Meeting to be held prior to and on the same date as the Technip Extraordinary Stockholders’ Meeting. Notwithstanding the foregoing, (i) after the FMCTI Stockholders’ Meeting has been convened, FMCTI shall, upon the request of Technip (and FMCTI may, if Technip does not make such request) adjourn the FMCTI Stockholders’ Meeting on one or more occasions to the extent necessary to achieve the required quorum and solicit additional proxies in order to obtain the FMCTI Requisite Vote, for such time period as determined by Technip (or, if Technip does not make such request, as determined by FMCTI), (ii) after the Technip Extraordinary Stockholders’ Meeting has been convened, the Technip Board shall, upon the request of FMCTI (and Technip may, if FMCTI does not make such request) adjourn the Technip Extraordinary Stockholders’ Meeting on one or more occasions to the extent necessary to achieve the required quorum and solicit additional proxies in order to obtain the Technip Requisite Vote, for such time period as determined by FMCTI (or, if FMCTI does not make such request, as determined by Technip) and (iii) if FMCTI adjourns the FMCTI Stockholders’ Meeting in accordance with clause (i) or Technip adjourns the Technip Extraordinary Stockholders’ Meeting in accordance with clause (ii), Technip and FMCTI, respectively, may adjourn the Technip Stockholders’ Meetings and the FMCTI Stockholders’ Meeting to the date to which the FMCTI Stockholders’ Meeting or Technip Extraordinary Stockholders’ Meeting has been adjourned; provided, however that, in each case, (x) such adjournment shall not exceed fifteen days for each such adjournment, (y) the FMCTI Stockholders’ Meeting or the Technip Extraordinary Stockholders’ Meeting, as

A1-45

applicable, shall not be adjourned without the written approval of both FMCTI and Technip by more than forty-five (45) days in the aggregate from the date on which the FMCTI Stockholders’ Meeting or Technip Extraordinary Stockholders’ Meeting, as applicable, was originally convened and (z) for the avoidance of doubt, except as provided in clause (iii) above, no such adjournment shall be permitted if FMCTI or Technip, as applicable, shall have received at the applicable Stockholders’ Meeting an aggregate number of proxies necessary to obtain the FMCTI Requisite Vote or the Technip Requisite Vote, as applicable, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied (with respect to FMCTI or Technip, as applicable) if a vote were taken at the applicable Stockholders’ Meeting.

Section 5.4. Expert Report and Pre-Merger Certificates.

(a) Report on Technip Merger Consideration. Technip and Topco shall apply to the applicable courts to appoint one or two eligible accounting firms (each, an “Accounting Firm”) to issue a report complying with applicable provisions of English Law and French Law (including the relevant provisions of the UK Merger Regulations and the French Merger Regulations) regarding the fairness of the Technip Merger Consideration, taking into account the entirety of the transactions contemplated by this Agreement, including the FMCTI Merger (the “Technip Expert Report”), or, if required by a mandatory provision of English Law or French Law, another reputable accounting firm appointed by the applicable court upon request of Technip or Topco, to issue a report complying with applicable provisions of English Law and French Law regarding the Technip Merger Consideration, each in accordance with applicable provisions of English and French Law (including AMF regulations and recommendations). Technip and FMCTI shall each use commercially reasonable efforts to cooperate with the Accounting Firm in order to obtain a favorable report on the Technip Merger Consideration and, in the event that the Accounting Firm provides, or indicates an intention to provide, an unfavorable report, work in good faith with the Accounting Firm to seek to address the auditors’ concerns with a view to obtaining a favorable report for a period of at least thirty (30) days unless the Accounting Firm has advised the parties finally that it will be unable to provide a favorable report.

(b) Pre-Merger Certificates. Technip and Topco shall use their respective reasonable best efforts to satisfy the pre-merger requirements as set out in the UK Merger Regulations (including the requirements as further specified in Section 5.3) and French Merger Regulations (including the requirements as further specified in Section 5.3 and the filing of a pre-merger conformity statement (déclaration de conformité des actes et des formalités préalables à une fusion transfrontalière) with the Registrar of Companies in Paris (Registre du commerce et des sociétés du tribunal de commerce de Paris) as promptly as practicable following the Merger Terms Publication in France) and to obtain, and to take such action as is necessary to obtain (i) from the Clerk of the Paris Commercial Court (greffe du Tribunal de Commerce de Paris), a “pre-merger” certificate (such certificate being the attestation de conformité pursuant to Articles L. 236-29 and R. 236-17 of the French Code de Commerce) attesting to the proper completion of the pre-merger acts and formalities under French Law, and (ii) an order from the English Court attesting to the proper completion of the pre-merger acts and formalities under English Law in accordance with Regulation 6 of the UK Merger Regulations (together, the “Pre-Merger Certificates”). Following receipt of the Pre-Merger Certificates, Technip and Topco will comply with all necessary acts, formalities and filing requirements under English Law and French Law.

Section 5.5. Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a) Reasonable Best Efforts; Regulatory Filings. Other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to obtain the Technip Merger Order and consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including (i) promptly making all necessary applications under, and otherwise satisfying the requirements of, the UK Merger Regulations, as promptly as practicable after the receipt of the Pre-Merger

A1-46

Certificates and the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), (ii) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including the Competition Approvals and all approvals and consents to be obtained from the Regulatory Authorities) (collectively, “Consents”) necessary or advisable to be obtained from any Governmental Entity or any Self-Regulatory Organization in order to consummate the transactions contemplated by this Agreement, (iii) using their reasonable best efforts to resolve objections as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative or otherwise, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Among other things, in connection with obtaining any Consent from a Governmental Entity that is necessary to be obtained in order to consummate the transactions contemplated by this Agreement, the foregoing shall, subject to the following sentence, require the parties to agree to sell or hold separate and agree to sell, or take any other action (including agreeing and consenting to (x) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (y) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements) with respect to, before or after the FMCTI Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable (or agreeing to consent to any such sale, or agreement to sell, by Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable and as the case may be, of any of its assets or businesses). However, no party shall, in connection with the obligations imposed by this Section 5.5(a), (x) be required to take any action if such action (I) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on FMCTI or Technip or (II) is not conditioned on the consummation of the Mergers or (y) take any action without the other party’s prior written consent (which consent shall not be withheld, conditioned or delayed if doing so would be inconsistent with such party’s obligations under this Section 5.5(a)). Notwithstanding anything in this Agreement to the contrary, the parties agree to make, or cause to be made, the commitments set forth in Section 5.5(a) of the FMCTI Disclosure Letter and Technip Disclosure Letter (for the avoidance of doubt, including in connection with obtaining the MINEFI Clearance).

(b) Prior Review of Certain Information. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip shall provide the other party and/or its counsel with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all submissions, filings or communications (and the documents submitted therewith) intended to be submitted to, any Governmental Entity or any Self-Regulatory Organization, in connection with the Mergers and the other transactions contemplated by this Agreement. Each of the parties agrees not to participate independently in any meeting with any Governmental Entity or any Self-Regulatory Organization in connection with the Mergers and other transactions contemplated by this Agreement and shall provide the other party with reasonable advance notice of the meeting and the opportunity to participate in any meeting unless prohibited by applicable Law or the Governmental Entity or Self-Regulatory Organization, as applicable. Subject to applicable Law, FMCTI and Technip shall keep each other apprised of all correspondence and discussions with any Governmental Entity or any Self-Regulatory Organization in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(c) Furnishing of Information. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip each shall promptly furnish the other with a copy of all notices or other communications received or provided by FMCTI or Technip, as the case may be, from or to any Governmental Entity or any Self-

A1-47

Regulatory Organization, and will furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of the parties or any of their respective Subsidiaries to any Person and/or any Governmental Entity or any Self-Regulatory Organization in connection with the Mergers and the other transactions contemplated by this Agreement.

(d) Status Updates and Notice. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with (i) written notice of the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Mergers not to be satisfied; (ii) written notice of the breach by a party of, or any other failure of a party to comply with or satisfy any, representation, warranty, covenant, condition or agreement made, or to be complied with or satisfied, by it pursuant to this Agreement which would reasonably be expected, individually or in the aggregate, to result in any condition to the obligations of any party to effect the Mergers not to be satisfied (provided, however, that the delivery of any notice pursuant to this Section 5.5(d) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice); and (iii) copies of notices or other communications received by FMCTI or Technip, as the case may be, or any of their respective Subsidiaries, from any Person and/or any Governmental Entity or any Self-Regulatory Organization, with respect to such transactions; provided that a good-faith failure to comply with the foregoing clauses (i)-(iii) shall itself not constitute a material breach or failure of a condition unless the underlying change or event shall also constitute a material breach or failure. FMCTI and Technip shall regularly review with each other the progress of any filings, investigation or other inquiry by a Governmental Entity or any Self-Regulatory Organization, and discuss with each other the scope, timing and tactics of any such actions in relation thereto with a view to obtaining approval or Consent from (or expiration or termination of any applicable waiting period with regard to or any investigation by) the applicable Governmental Entity or Self-Regulatory Organization at the earliest reasonable opportunity.

(e) Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 5.5, it is understood that FMCTI and Technip may, as each deems necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.5 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (FMCTI or Technip, as the case may be) or its legal counsel; provided, further, that materials provided to the other party pursuant to this Section 5.5 or any subsection thereof may be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby and (ii) as necessary to address reasonable privilege concerns. The parties agree to take information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

Section 5.6. Access. From the date of the MOU to the consummation of the FMCTI Merger, the parties shall, and shall cause each of their respective Subsidiaries, and shall direct and use commercially reasonable efforts to cause their respective directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor) and other authorized agents, intermediaries, or third party representatives that act or perform services for or on behalf of such Party (“Representatives”) to: (a) provide to each other and their respective Representatives, upon prior written notice, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by it, to its officers, employees, properties, offices, other facilities and books and records; and (b) furnish promptly such information concerning its business, properties, contracts, assets and liabilities as the parties or their respective Representatives may reasonably request; provided, however, that each party shall not be required to (or to cause

A1-48

any of their respective Subsidiaries or Representatives to) afford such access or furnish such information (i) to the extent that it reasonably believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which it is party; or (C) breach, contravene, violate or result in liability under any applicable Law (including any antitrust or competition Law) (it being agreed that the parties shall use their respective commercially reasonable efforts to reduce the scope of or eliminate the applicable restriction) or (ii) if FMCTI or Topco or any of their affiliates, on the one hand, and Technip or any of its affiliates, on the other hand, are adverse parties in any legal proceeding or action, to the extent that is reasonably pertinent to such proceeding or action; provided, further that neither party nor any of its Representatives shall be permitted to conduct intrusive environmental investigations, including of the air, water, soil, sediments, building materials or other environmental media of or at properties, offices or facilities of the other party, without the prior written consent of the other party. The parties shall, and shall cause each of their respective Subsidiaries and shall direct and use commercially reasonable efforts to cause their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.6 confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.7. Transaction Litigation. Without limiting the parties’ obligations under Section 5.5, each of FMCTI and Technip shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party or its officers or directors relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.5, each of FMCTI and Technip shall reasonably cooperate, shall cause their respective Subsidiaries to reasonably cooperate, and shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate, in the defense against such litigation.

Section 5.8. Publicity. The initial press release regarding this Agreement and the Mergers shall be a joint press release mutually agreed by FMCTI and Technip. Thereafter through the consummation of the FMCTI Merger, none of the parties hereto shall issue or cause the publication of any press release or other public announcement concerning this Agreement, the Mergers or the other transactions contemplated hereby without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE or Euronext Paris, as applicable, or by any Governmental Entity with jurisdiction over such party, in which case the party required to make such publication or announcement shall consult in advance with the other parties hereto to the extent reasonably practicable. For the avoidance of doubt, the provisions of this Section 5.8 do not apply to any announcement, document or publication in connection with an Acquisition Proposal, Superior Proposal, Intervening Event, FMCTI Change of Recommendation or Technip Change of Recommendation, or litigation or arbitration among the parties with respect to this Agreement or the transactions contemplated hereby, as applicable.

Section 5.9. Certain Tax Matters.

(a) Each of the parties shall use each of their respective reasonable best efforts and take such reasonable actions to obtain such Tax clearances as are required under Section 5.11, the French Tax Ruling and the Tax opinion described in Section 6.3(e), including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax clearances, Tax ruling or Tax opinions, (ii) negotiating and executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification or Tax clearances or otherwise to make provision for the issuance, delivery and/or future trading of the Topco Shares and/or any other securities of Topco in a United Kingdom stamp duty and stamp duty reserve tax efficient manner (it being understood that no party will be required to agree to any such amendment), and (iii) timely filing a complete Tax ruling request (demande d’agrément) with the French Ministry of Budget in accordance with the provisions of Articles 210 B-3, 210 C-2 and 1649 nonies of the French Tax Code (the “French Tax Ruling”). Each of the parties shall use its respective reasonable best efforts not to

A1-49

take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinion.

(b) If either party is, or should reasonably become, aware of any fact or circumstance that such party may reasonably expect would cause the representation in Section 4.11(i) to be untrue at the Merger Effective Date, then such party shall promptly notify the other parties. The parties agree to execute certificates containing appropriate representations at such time or times as may be reasonably requested by Tax counsel that are in form and substance acceptable to such counsel, including certificates substantially in the form set forth in Section 5.9(b) of the FMCTI Disclosure Letter and Section 5.9(b) of the Technip Disclosure Letter, in connection with such counsel’s delivery of an opinion or opinions rendered in connection with the Transactions including the opinions of Latham & Watkins LLP and Davis Polk & Wardwell LLP described in Section 7.2(e). The parties shall cooperate and use reasonable best efforts to obtain the opinions of Latham & Watkins LLP and Davis Polk & Wardwell LLP described in Section 7.2(e). Subject to Section 5.9(b) of the FMCTI Disclosure Letter and Section 5.9(b) of the Technip Disclosure Letter, each of the parties shall use each of their respective reasonable best efforts and take such reasonable actions to cause the Transactions to qualify for the opinions set forth in Section 7.2(e), including by (i) not taking any action that such party knows (or not failing to take any action which failure such party knows) is reasonably likely to prevent such qualification, and (ii) negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).

Section 5.10. Expenses. Subject to Section 5.11(c) and Section 7.5, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that (a) the registration and filing fees and the printing and mailing costs of the Registration Statement (including the Proxy Statement/Prospectus), the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications, and (b) any required filing fees with any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, in each of cases (a) and (b), shall be shared equally by FMCTI and Technip unless prohibited by applicable Law. In case of a termination of this Agreement by either party, any Expenses and liabilities incurred by Topco or any Transaction Entity in connection with the transactions contemplated by this Agreement shall be borne equally by FMCTI and Technip. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, Proxy Statement/Prospectus, Information Document, NYSE Listing Application, Admission Prospectus and EU Listing Applications, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby, including in the case of Topco and any Transaction Entity any Expenses incurred by it in connection with the incorporation and financing of Topco or such Transaction Entity prior to the date of this Agreement.

Section 5.11. United Kingdom Stamp Taxes.

(a) (i) The parties shall, as soon as reasonably practicable after the date of the MOU, apply for such written confirmations from HMRC in relation to United Kingdom stamp duty or stamp duty reserve tax that any relevant clearance system or depositary (such as, without limitation, the Depository Trust Company and/or Euroclear) reasonably requests in connection with the issuance, delivery and/or future trading of Topco Shares and/or any other securities of Topco in connection with the Mergers; (ii) Technip shall apply for confirmation from HMRC that the Technip Merger Order is not subject to United Kingdom stamp duty; and (iii) the parties shall cooperate to obtain any additional confirmations from HMRC in relation to stamp duty or stamp duty reserve tax that they consider (acting reasonably) to be necessary in connection with the Mergers.

A1-50

(b) The parties shall execute this Agreement outside the United Kingdom and shall use their reasonable best efforts to ensure that an original executed copy of this Agreement is not brought into the United Kingdom.

(c) The allottees of Topco Shares pursuant to this Agreement shall not be liable to United Kingdom stamp duty or stamp duty reserve tax arising in connection with the issuance of such Topco Shares and any such stamp duty or stamp duty reserve tax shall be the liability of and borne by Topco.

Section 5.12. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the FMCTI Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the FMCTI Effective Time) directors, officers and employees of FMCTI and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the MOU by FMCTI pursuant to the Organizational Documents of FMCTI or its Subsidiaries and indemnification agreements, if any, in existence on the date of the MOU with any directors, officers and employees of FMCTI and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of FMCTI or its Subsidiaries and (B) without limitation to clause (A), with respect to directors and officers, to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the FMCTI Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the FMCTI Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by Law, (iii) cause to be maintained for a period of six (6) years after the FMCTI Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FMCTI (provided, that Topco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the FMCTI Effective Time; provided, however, that in no event shall Topco be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums (such two hundred percent (200%) amount, the “Maximum FMCTI Insurance Amount”) currently paid by FMCTI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Topco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Topco may, in lieu of maintaining the insurance described in clause (iii) of this Section 5.12(a), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FMCTI; provided, that the aggregate amount paid by Topco shall not exceed six (6) times the Maximum FMCTI Insurance Amount. The obligations of Topco under this Section 5.12(a) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12(a) applies shall be third-party beneficiaries of this Section 5.12(a)).

(b) From and after the FMCTI Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the FMCTI Effective Time) directors, officers and employees of Technip and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the MOU by Technip pursuant to the Organizational Documents of Technip or its Subsidiaries and indemnification agreements, if any, in existence on the date of the MOU with any directors, officers and employees of Technip and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or

A1-51

investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of FMCTI or its Subsidiaries and (B) without limitation to clause (A), with respect to directors and officers, to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the FMCTI Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the FMCTI Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by Law and (iii) cause to be maintained for a period of six (6) years after the FMCTI Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip (provided, that Topco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the FMCTI Effective Time; provided, however, that in no event shall Topco be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums (such two hundred percent (200%) amount, the “Maximum Technip Insurance Amount”) currently paid by Technip for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Topco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Topco may, in lieu of maintaining the insurance described in clause (iii) of Section 5.12(b), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip; provided, that the aggregate amount paid by Topco shall not exceed six (6) times the Maximum Technip Insurance Amount. The obligations of Topco under this Section 5.12(b) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12(b) applies shall be third party beneficiaries of this Section 5.12(b)).

Section 5.13. Section 16 Matters. Prior to the FMCTI Effective Time or the Technip Effective Time, as applicable, FMCTI or Topco, as applicable, shall take all such steps as may be required or appropriate to cause any dispositions of FMCTI Shares (including derivative securities with respect to FMCTI Shares) or acquisitions of Topco Shares (including derivative securities with respect to Topco Shares) resulting from the transactions contemplated by this Agreement by each individual (each, a “Section 16 Person”) who is subject to the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) with respect to FMCTI or Topco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14. Topco Capital Increase. Prior to the Technip Effective Time, Topco shall take or cause to be taken all such steps as may be required for Topco to issue Topco Shares and the Topco Stock Awards (and Topco Shares underlying such awards) in respect of the Mergers (the “Topco Capital Increase”) and the Topco Shares to be issued in case of conversion of the Technip OCÉANEs.

Section 5.15. Technip Notes, and OCÉANEs. Technip shall use its reasonable best efforts to serve valid notices of (no later than fifteen (15) days prior to) and convene general meetings of the holders of (x) the €200 million 5.00% bonds due July 27, 2020, €150 million 3.40% bonds due June 14, 2022, €100 million 4.00% bonds due June 14, 2032, €75 million 4.00% bonds due June 15, 2027, €100 million 3.75% bonds due October 7, 2033, €130 million 3.15% bonds due October 16, 2023, €125 million 3.15% bonds due October 18, 2023 and €450 million 0.875% non-dilutive cash settled convertible bonds due January 25, 2021 (the “Technip Bonds”) and (y) the Technip OCÉANEs, in order that such meetings of holders may validly deliberate and vote on the Technip Merger pursuant to and in accordance with Art. L. 228-65 of the French commercial code. In the event that a quorum is not present at any such meeting, Technip shall adjourn or postpone such meeting and shall promptly serve notice of such adjourned or postponed meeting no later than ten (10) days prior to the date of such meeting. Any initial meeting shall be scheduled no later than twenty-five (25) days after (and in no event

A1-52

before) the date on which the Cross-Border Merger Terms are filed with the clerk of the Commercial Court of Paris, and any adjourned or postponed meeting shall be scheduled no later than twenty-five (25) days after the previously scheduled meeting. In the event that any such meeting of holders votes to oppose the Technip Merger:

(a) Technip and Topco shall continue to comply with their obligations under this Agreement to consummate and make effective the Mergers, subject to the terms and conditions of this Agreement;

(b) Technip shall publish its intention to continue with the Technip Merger in the Bulletin des announces légales (BALO) and in any other newspaper of legal record in which the notice of such meeting of holders was originally published; and

(c) Section 5.7 shall apply, mutatis mutandis, in the event that the representative of any masse of the holders of any of securities named in this Section 5.15 brings any opposition proceeding in the Commercial Court of Paris.

Section 5.16. Preliminary Transactions; U.S. Merger Sub.

(a) Preliminary Transactions. As promptly as practicable following the date hereof, FMCTI shall take all action necessary and appropriate, in accordance with applicable Law, to form the Transaction Entities and consummate the Preliminary Transactions as described in Section 5.16(a) of the FMCTI Disclosure Letter. To the extent that Section 5.16(a) of the FMCTI Disclosure Letter provides that a specific action within the Preliminary Transactions shall occur as of a particular date or time relative to other actions, such action shall be taken as of or prior to such date or time. Each party shall have the right to implement reasonable modifications to the steps set forth in Section 5.16(a) of the FMCTI Disclosure Letter, subject to the consent of the other party, which consent shall not be unreasonably delayed, conditioned or withheld. FMCTI shall keep Technip reasonably informed with respect to the status of, and any material developments in connection with, the Preliminary Transactions. All transfer and other documents required to implement the Preliminary Transactions shall be prepared by FMCTI and shall be subject to prior approval by Technip, which approval shall not be unreasonably delayed, conditioned or withheld; provided that the substantive terms of such documents shall be jointly determined in good faith by Technip and FMCTI.

(b) U.S. Merger Sub. In furtherance, and not in limitation, of Section 5.16(a), (i) FMCTI shall take all necessary and appropriate actions to cause this Agreement and the transactions contemplated by this Agreement, including the FMCTI Merger, to be approved and adopted, as applicable, by U.S. Merger Sub and its sole stockholder for all required purposes under applicable Law and (ii) FMCTI shall, and shall cause its applicable Subsidiaries to, cause U.S. Merger Sub to become a party to this Agreement as if an original party hereto by executing a joinder to this Agreement, substantially in the form attached hereto as Exhibit C.

Section 5.17. Financing Matters. Between the date of the MOU and the Merger Effective Date, each of FMCTI and Technip shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, in connection with any Contract or series of related Contracts relating to indebtedness that becomes or may become due and payable as a result of the transactions contemplated hereby, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such terms or provisions, (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such agreements, (b) to refinance, renew or replace the indebtedness under such agreements on terms mutually agreeable to Technip and FMCTI; provided, that the transactions contemplated by this Agreement shall not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced, or

A1-53

(c) to ensure that sufficient cash is available for the prompt payment of any indebtedness under any such agreements. In addition, between the date of the MOU and the Merger Effective Date, each of FMCTI and Technip shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to develop a mutually agreed global financing structure for Topco and its Subsidiaries from and after the Merger Effective Date, and to reasonably cooperate in connection with the arrangement of such financing.

Section 5.18. Employment Matters.

(a) As soon as practicable following the date hereof, FMCTI and Technip shall appoint a cooperative compensation integration committee comprised of an equal number of representatives from each of FMCTI and Technip (the “Compensation Integration Committee”) to develop a compensation and benefits framework for management of Topco and its Subsidiaries (the “Compensation Integration Program”), which shall be determined by the Compensation Integration Committee and approved by the compensation committee of the Topco Board, provided that the Compensation Integration Program shall be (i) developed in accordance with, and subject to, applicable Law and any applicable Labor Agreements or any existing contractual obligations or rights and (ii) subject in all respects to any employee representative bodies, works council or other legally required notification or consultation rights.

(b) As part of the Compensation Integration Program, the Compensation Integration Committee shall develop, and the Topco Board (or a committee thereof) shall adopt, an equity incentive plan for the benefit of Service Providers of Topco, the Technip Group and the FMCTI Group from and after the Merger Effective Date. As soon as practicable following the Merger Effective Date, Topco shall (i) file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to the Topco Shares reserved under such equity incentive plan and (ii) grant Topco Stock Awards to Technip employees with (A) an aggregate value and (B) terms and conditions, in each case, that are no less favorable than the aggregate value and terms and conditions applicable to the 2017 FMCTI Awards (as defined in Section 5.1(d) of the FMCTI Disclosure Letter) (the “2017 Technip Awards”), as applicable (it being understood that in connection with the grant of the 2017 Technip Awards, the Topco Board (or an applicable committee thereof) shall undertake to allocate the value of the 2017 Technip Awards among Technip employees in a manner that is consistent with the treatment of similarly situated FMCTI employees who received 2017 FMCTI Awards, taking into account each such employee’s respective aggregate compensation package).

(c) From and after the Technip Effective Time, Topco shall honor, or cause to be honored, all obligations or commitments set forth on Section 5.18(c) of the Technip Disclosure Letter. Subject to the Compensation Integration Program, from and after the FMCTI Effective Time or the Technip Effective Time, Topco shall honor, or cause to be honored, all contractual obligations under Benefit Plans and Labor Agreements. For all purposes under the employee benefit plans of Topco and its Subsidiaries providing benefits to any current or former employee of FMCTI or Technip or any of their respective Subsidiaries after the FMCTI Effective Time or the Technip Effective Time, as applicable, (the “New Plans”), and subject to applicable Law and obligations under applicable Labor Agreements, each such employee shall be credited with his or her years of service with FMCTI or Technip or any of their respective Subsidiaries (or any predecessor employers of any such entity), as the case may be, before the FMCTI Effective Time or the Technip Effective Time, as applicable, to the same extent as such employee was entitled, before the FMCTI Effective Time or the Technip Effective Time, as applicable, to credit for such service under any comparable FMCTI Benefit Plan or Technip Benefit Plan, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to applicable Law and obligations under applicable Labor Agreements: (i) each employee of FMCTI or Technip or any of their respective Subsidiaries shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable FMCTI Benefit Plan or Technip Benefit Plan, as applicable, in which such employee participated immediately before the FMCTI Effective Time or the Technip Effective Time, as applicable (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan that is a welfare benefit plan (including those providing for medical, dental, pharmaceutical and/

A1-54

or vision benefits), Topco shall cause all pre-existing condition exclusions, actively-at-work requirements, evidence of insurability and other similar limitations or requirements of such New Plan to be waived for such employee (and his or her eligible dependents), and to the extent that an Old Plan is terminated and an employee becomes covered by a New Plan prior to the completion of the plan year for the Old Plan, then Topco shall recognize and cause any eligible co-payments, deductibles and other similar expenses incurred by such employee (and his or her eligible dependents) during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar limitations applicable to such employee (and his or her eligible dependents) for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Technip and FMCTI, if applicable, shall comply with their respective obligations to notify and consult with the relevant employee representative bodies, works councils, unions, labor boards and relevant Governmental Entities in connection with the transactions contemplated by this Agreement, as the case may be, in accordance with applicable Law to the extent such notifications and consultations have not occurred pursuant to the MOU, which such notifications and consultations shall be conducted in accordance with Sections 1(b)-1(e) of the MOU, mutatis mutandis. The parties agree to work together in good faith to further inform and/or consult with, or obtain the consent or formal advice of, any labor or trade union, works council or other employee representative body as may be required or appropriate to consummate the transactions contemplated by this Agreement.

(e) At least ten Business Days prior to the Technip Effective Time, the parties shall disclose to each other their good-faith estimates of any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of such party that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event.

(f) Without limiting the generality of Section 8.9, this Section 5.18 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.18, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.18. Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Benefit Plan, Labor Agreement or any other employee or director compensation or benefit plan. The terms set forth in this Section 5.18 shall not create any right in any FMCTI or Technip Service Provider or any employee of their respective Subsidiaries or any other Person to any continued employment with Topco, FMCTI, Technip or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

Section 5.19. Committee on Foreign Investment in the United States.

(a) Each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to obtain the CFIUS Clearance as promptly as practicable.

(b) Without limiting the obligations imposed by Section 5.19(a):

(i) Each of FMCTI and Technip shall submit or cause to be submitted: (A) as promptly as practicable after the date of the MOU a draft joint voluntary notice with respect to the transactions contemplated by this Agreement to CFIUS; and (B) as soon as possible thereafter (but not less than five (5) Business Days after the draft joint voluntary notice referenced in clause (A) has been submitted to CFIUS), a formal joint voluntary notice with respect to the transactions contemplated by this Agreement to CFIUS;

(ii) Each of FMCTI and Technip shall (A) permit counsel for the other reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed

A1-55

written communication to CFIUS or any of its member agencies, to the extent not prohibited by such Governmental Entity; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with CFIUS or any of its member agencies in connection with the transactions contemplated by this Agreement without consulting with the other in advance and, to the extent practicable and not prohibited by such Governmental Entity, giving the other the opportunity to attend and participate; and

(iii) Each of FMCTI and Technip shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.

(c) In furtherance, and not in limitation, of the obligations imposed by Section 5.19(a), each of FMCTI and Technip shall take, or cause to be taken, all actions that are customarily undertaken to obtain CFIUS Clearance so as to enable the Closing, including proposing, negotiating, committing to and effecting, by mitigation agreement, letter of assurance, national security agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the Closing would limit Topco’s (or any of its Subsidiaries) freedom of action, ownership, control, influence, management or access over Topco, its Subsidiaries or any portion thereof. Among other things, the foregoing shall, subject to the following sentence, require the parties to agree to sell or hold separate and agree to sell, or taking any other action (including agreeing and consenting to (i) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (ii) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements) with respect to, before or after the FMCTI Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable (or agreeing to consent to any sale, or agreement to sell, by Topco, FMCTI or Technip or any of their respective Subsidiaries, as applicable and as the case may be, of any of its assets or businesses). However, no party shall, in connection with the obligations imposed by Section 5.19(a) or this Section 5.19(c), (A) be required to take any action if such action (x) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on FMCTI or Technip or (y) is not conditioned on the consummation of the Mergers, or (B) take any action without the other party’s prior written consent (which consent shall not be withheld, conditioned or delayed if doing so would be inconsistent with such party’s obligations under Section 5.19(a) or this Section 5.19(c)).

Section 5.20. French Ministry for Economy, Industry and the Digital Sector.

(a) Each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to obtain the MINEFI Clearance as promptly as practicable.

(b) Without limiting the obligations imposed by Section 5.20(a):

(i) Each of FMCTI, Topco and Technip shall submit or cause to be submitted promptly after the date of the MOU but in no event later than fifteen (15) Business Days following the execution and delivery of the MOU, a joint notice of the transactions contemplated by this Agreement to MINEFI;

(ii) Subject to applicable Law (including regarding restricted disclosure of information on classified contracts), each of FMCTI, Topco and Technip shall (A) permit counsel for each other party reasonable opportunity to review in advance, and consider in good faith the views of each other party in connection with, any proposed written communication to MINEFI; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with MINEFI in connection with the transactions contemplated by this Agreement without consulting with each other party in advance and, to the extent not prohibited by such Governmental Entity, giving each other party the opportunity to attend and participate;

A1-56

(iii) Each of FMCTI, Topco and Technip shall provide MINEFI with any additional or supplemental information requested by MINEFI during the MINEFI review process as promptly as practicable, and in all cases within the amount of time allowed by MINEFI; and

(iv) Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to take any action that is requested by MINEFI as a condition to the MINEFI Clearance that: (1) would constitute a change to economic, governance or other material terms set forth in this Agreement, the MOU or the other agreements contemplated hereby or thereby; (2) would reasonably be expected to materially and adversely affect the earnings or financial position of FMCTI or Technip, individually or in the aggregate; or (3) would reasonably be expected to materially and adversely impair the business or operations of FMCTI or Technip, individually or in the aggregate.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1. Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the parties to consummate the Mergers, including the obligation of the parties to appear by Technip Merger Counsel at the English Court and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by such parties at or prior to the making of the Technip Merger Order at the English Court of each of the following conditions:

(a) Stockholder Approvals. The FMCTI Requisite Vote shall have been obtained at the FMCTI Stockholders’ Meeting and the Technip Requisite Vote shall have been obtained at the Technip Stockholders’ Meetings.

(b) Exchange Listing. (i) The Topco Shares issuable in the Mergers shall have been authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and (ii) no Governmental Entity or Self-Regulatory Organization shall have indicated in writing to any party (or their respective Representatives) prior to the time the parties seek the Technip Merger Order in English Court that the Topco Shares will not be admitted to listing on the NYSE and Euronext Paris.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement (including either Merger) in accordance with the terms of this Agreement.

(d) Registration Statement and Admission Prospectus. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose. All necessary approvals and consents of the UKLA with respect to the Admission Prospectus shall have been obtained, and a “passport visa” with respect thereto shall have been granted by the relevant jurisdictions within the EEA.

(e) Competition and Other Approvals. The Competition Approvals designated as “pre-Closing” Competition Approvals on Section 4.5(b) of the FMCTI Disclosure Letter and Section 4.5(b) of the Technip Disclosure Letter shall have been obtained or any waiting periods thereunder shall have expired or been terminated, in each case, on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.5.

(f) Mergers Cross-Conditional. All actions necessary to cause each of the Mergers to become effective (other than such actions that by their nature are to be taken at or after the Merger Effective Date) shall have been taken by the parties.

A1-57

(g) Expiration of Technip Objection Period. The one (1) month objection period for Technip’s creditors following the Merger Terms Publication in France shall have expired or have been earlier terminated in accordance with applicable French Law.

(h) Technip and Topco Pre-Merger Items. Each of the Pre-Merger Certificates shall have been issued.

(i) Preliminary Transactions. The Preliminary Transactions shall have been completed.

(j) MINEFI Clearance. The MINEFI Clearance shall have been obtained on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.20.

(k) CFIUS Clearance. The CFIUS Clearance shall have been obtained on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.19.

Section 6.2. Additional Conditions to Topco’s and FMCTI’s Obligations to Effect the Mergers. The obligations of Topco and FMCTI to consummate the Mergers, including the obligations of Topco to appear by Technip Merger Counsel at the English Court and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Topco and FMCTI at or prior to the making of the Technip Merger Order at the English Court of each of the following additional conditions:

(a) Representations and Warranties of Technip. (i) The representations and warranties of Technip set forth in Section 4.2(d), Section 4.2(e) and Section 4.28 shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) each of the representations and warranties of Technip set forth in Section 4.1, Section 4.3 and Section 4.27 shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) each of the other representations and warranties of Technip set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this Section 6.2(a)(iii), clause (b) of the definition of “Material Adverse Effect”) on Technip or, following the consummation of the transactions contemplated by this Agreement, Topco.

(b) Performance of Obligations of Technip. Technip shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the MOU and this Agreement at or prior to the making of the Technip Merger Order at the English Court.

(c) No Material Adverse Effect. At any time after the date of the MOU there shall not have occurred and be continuing any Effect that, individually or in the aggregate (i) has had or would reasonably be expected to have a Material Adverse Effect on Technip or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Effective Time; provided, however, for purposes of this clause (ii), no Effect resulting from FMCTI or any of its Subsidiaries or Joint Ventures (to the extent attributable to FMCTI or any of its Subsidiaries or Joint Ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this Section 6.2(c), clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

A1-58

(d) Certificate of Satisfaction of Closing Conditions. FMCTI shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Technip as to the satisfaction of the conditions set forth in Section 6.2(a), (b) and (c).

Section 6.3. Additional Conditions to Technip’s Obligations to Effect the Mergers. The obligations of Technip to consummate the Mergers, including the obligations of Technip to appear by Technip Merger Counsel and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Technip at or prior to the making of the Technip Merger Order at the English Court of each of the following additional conditions:

(a) Representations and Warranties of FMCTI and Topco. (i) The representations and warranties of FMCTI set forth in the last two sentences of Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(h) (other than the third sentence thereof) and Section 4.28 shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) each of the representations and warranties of FMCTI set forth in Section 4.1 (other than the last two sentences thereof), the third sentence of Section 4.2(h), Section 4.3 and Section 4.27 shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) each of the other representations and warranties of FMCTI and Topco set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this Section 6.3(a)(iii), clause (b) of the definition of “Material Adverse Effect”) on FMCTI or, following the consummation of the transactions contemplated by this Agreement, Topco.

(b) Performance of Obligations of FMCTI and Topco. FMCTI and Topco shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by them under the MOU and this Agreement at or prior to the making of the Technip Merger Order at the English Court.

(c) No Material Adverse Effect. At any time after the date of the MOU there shall not have occurred and be continuing any Effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect on FMCTI or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Effective Time; provided, however, for purposes of this clause (ii), no Effect resulting from Technip or any of its Subsidiaries or Joint Ventures (to the extent attributable to Technip or any of its Subsidiaries or Joint Ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this Section 6.3(c), clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(d) Certificate of Satisfaction of Closing Conditions. Technip shall have received a certificate dated as of the Closing Date executed by duly authorized officers of FMCTI and Topco as to the satisfaction of the conditions set forth in Section 6.3(a), (b) and (c).

(e) Technip French Tax Opinion. Technip shall have received the opinion of Darrois, Villey Maillot Brochier as of the Closing Date to the effect that the Technip Merger will qualify for the Technip Intended French Tax Treatment. In rendering the opinion described in this Section 6.3(e), the Tax counsel rendering such

A1-59

opinion shall base the opinion on the French Tax Ruling and may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants. Absent delivery of the French Tax Ruling, Darrois, Villey Maillot Brochier will not provide any opinion on the application of Article 210-A of the French Tax Code.

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Consent . This Agreement may be terminated by mutual written consent of FMCTI and Technip, by action authorized by their respective boards of directors, at any time prior to the Technip Effective Time.

Section 7.2. Termination by Either FMCTI or Technip. This Agreement may be terminated by either FMCTI or Technip, by action authorized by such Person’s board of directors, at any time prior to the Technip Effective Time:

(a) if the Closing shall not have occurred by the fourteen (14) month anniversary of the date of the MOU (such date as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the FMCTI Requisite Vote or the Technip Requisite Vote; provided, however, that each of FMCTI and Technip shall have the right, in its sole discretion, to extend the Termination Date to the eighteen (18) month anniversary of the date of the MOU, if the only conditions that have not been satisfied (other than those conditions that FMCTI and Technip have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the making of the Technip Merger Order at the English Court) prior to such fourteen (14) month anniversary are one or more of the conditions set forth in Section 6.1; provided, further, that neither (x) the right to extend the Termination Date pursuant to this Section 7.2(a) nor (y) the right to terminate this Agreement pursuant to this Section 7.2(a) may be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement, or whose breach of any of its representation and warranties contained in this Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(b) if (i) the FMCTI Requisite Vote shall not have been obtained after a vote of the FMCTI stockholders has been taken and completed at the FMCTI Stockholders’ Meeting or at any adjournment or postponement thereof or (ii) (A) after a vote of the Technip stockholders entitled to double voting rights has been taken and completed at the Technip Special Stockholders’ Meeting (or at any adjournment or postponement thereof), the vote contemplated by clause (i) of the definition of Technip Requisite Vote shall not have been obtained or (B) after a vote of the Technip stockholders has been taken and completed at the Technip Extraordinary Stockholders’ Meeting (or at any adjournment or postponement thereof), the vote contemplated by clause (ii) of the definition of Technip Requisite Vote shall not have been obtained;

(c) if any Governmental Entity that must grant a regulatory approval required under Section 6.1(e) has denied such grant in writing and such denial has become final, binding and non-appealable, or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) may not be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement, or whose breach of any of its representation and warranties contained in this Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(d) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (other than any Law addressed in clause (c) of this Section 7.2) which is in effect and

A1-60

permanently prohibits or makes illegal the consummation of the transactions contemplated by this Agreement (including either Merger) in accordance with the terms of this Agreement; or

(e) if either (1) FMCTI has not received from Latham & Watkins LLP, counsel to FMCTI, or (2) Technip has not received from Davis Polk & Wardwell LLP, counsel to Technip, in each case, an opinion, dated as of the Merger Effective Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Topco to be treated as a “domestic corporation” for U.S. federal income Tax purposes pursuant to Section 7874(b) of the Code from and after the Merger Effective Date as a result of the transactions contemplated hereby (it being understood that in rendering such opinion, counsel to FMCTI and Technip may rely upon (and may incorporate by reference) reasonable and customary representations and assumptions).

Section 7.3. Termination by FMCTI. This Agreement may be terminated by FMCTI by action authorized by the FMCTI Board:

(a) at any time prior to the receipt of the Technip Requisite Vote, if (i) the Technip Board shall have effected a Change in Technip Recommendation (whether or not in compliance with Section 5.2) or (ii) Technip shall have materially breached its obligations under Section 5.2; or

(b) at any time prior to the Technip Effective Time, if (i)(A) Technip shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under this Agreement prior to the Technip Effective Time, or (B) any of the representations or warranties of Technip contained herein fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of a condition set forth in Section 6.2(a)), and (ii) any such failure is not reasonably capable of being cured by Technip by the Termination Date or is not cured by Technip within forty-five (45) days (and in any event prior to the Technip Effective Time) after receiving written notice from FMCTI (including, for the avoidance of doubt, during the pendency of the MOU); provided, that the right to terminate this Agreement pursuant to this Section 7.3(b) may not be exercised by FMCTI if FMCTI is then in material breach of this Agreement.

Section 7.4. Termination by Technip. This Agreement may be terminated by Technip by action authorized by the Technip Board:

(a) at any time prior to the receipt of the FMCTI Requisite Vote, if (i) the FMCTI Board shall have effected a Change in FMCTI Recommendation (whether or not in compliance with Section 5.2) or (ii) FMCTI shall have materially breached its obligations under Section 5.2; or

(b) at any time prior to the FMCTI Effective Time, if (i)(A) FMCTI or Topco shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under this Agreement prior to the FMCTI Effective Time, or (B) any of the representations or warranties of FMCTI contained herein fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of a condition set forth in Section 6.3(a)), and (ii) any such failure is not reasonably capable of being cured by FMCTI or Topco by the Termination Date or is not cured by FMCTI or Topco within forty-five (45) days (and in any event prior to the FMCTI Effective Time) after receiving written notice from Technip (including, for the avoidance of doubt, during the pendency of the MOU); provided, that the right to terminate this Agreement pursuant to this Section 7.4(b) may not be exercised by Technip if Technip is then in material breach of this Agreement.

Section 7.5. Effect of Termination and Abandonment.

(a) Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other parties to this Agreement specifying the provisions

A1-61

of this ARTICLE VII pursuant to which such termination is made and describing the basis therefore in reasonable detail, and this Agreement (other than as set forth in this Section 7.5 and Section 8.1) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party of any liability or damages resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

(b) Termination Fee Payable by FMCTI.

(i) In the event that this Agreement is terminated by Technip pursuant to Section 7.4(a) or is terminated by either FMCTI or Technip pursuant to Section 7.2(a) or 7.2(b)(i) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(i), Technip had a right to terminate this Agreement pursuant to Section 7.4(a)), then FMCTI shall, prior to or contemporaneously with such termination if FMCTI so terminates this Agreement or within two (2) Business Days after such termination if Technip so terminates this Agreement, pay or cause to be paid to Technip an amount equal to $250,000,000 as reduced by the amount of any Expense Reimbursement for Technip previously paid, if any, (the “FMCTI Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for FMCTI shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for FMCTI) or (solely in the case of a termination pursuant to Section 7.4(b)) otherwise communicated or made known to FMCTI management or the FMCTI Board, in each case at any time after the announcement of the MOU, (B) this Agreement is subsequently terminated by FMCTI or Technip pursuant to Section 7.2(a) (solely as a result of a failure to obtain the FMCTI Requisite Vote), 7.2(b)(i) or 7.4(b), and (C) within nine (9) months of such termination pursuant to Section 7.2(a), 7.2(b)(i) or 7.4(b), FMCTI or any of its Subsidiaries executes an Alternative Acquisition Agreement providing for, or approves or recommends to the FMCTI stockholders to accept, or consummates, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “forty percent (40%) or more” and each reference to “less than eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “less than sixty percent (60%)”), then FMCTI shall, prior to or contemporaneously with the completion of such acquisition or transaction (or, if earlier, the entry into such Alternative Acquisition Agreement), pay or cause to be paid to Technip, by wire transfer of same day funds, the FMCTI Termination Payment.

(iii) In the event that this Agreement is terminated either (x) pursuant to Section 7.2(a) (but only if the FMCTI Stockholders’ Meeting has not been held by the Termination Date and the Technip Stockholders’ Meetings have been held) or (y) pursuant to Section 7.4(b) because of FMCTI’s or Topco’s breach of any covenant or agreement set forth in this Agreement, then, in either case, FMCTI shall pay, or cause to be paid, to Technip by way of reimbursement its reasonable costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of Technip’s and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for Technip”).

(c) Termination Fee Payable by Technip.

(i) In the event that this Agreement is terminated by FMCTI pursuant to Section 7.3(a) or is terminated by either FMCTI or Technip pursuant to Section 7.2(a) or 7.2(b)(ii) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(ii), FMCTI had a right to terminate this Agreement pursuant to Section 7.3(a)), then

A1-62

Technip shall, prior to or contemporaneously with such termination if Technip so terminates this Agreement or within two (2) Business Days after such termination if FMCTI so terminates this Agreement, pay or cause to be paid to FMCTI an amount equal to $250,000,000 as reduced by the amount of any Expense Reimbursement for FMCTI previously paid, if any, (the “Technip Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for Technip shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for Technip) or (solely in the case of a termination pursuant to Section 7.3(b)) otherwise communicated or made known to Technip management or the Technip Board, in each case at any time after the announcement of the MOU, (B) this Agreement is subsequently terminated by FMCTI or Technip pursuant to Section 7.2(a) (solely as a result of a failure to obtain the Technip Requisite Vote or a failure to obtain the MINEFI Clearance on terms that satisfy Section 6.1(j)), 7.2(b)(ii) or 7.3(b), and (C) within nine (9) months of such termination pursuant to Section 7.2(a), 7.2(b)(ii) or 7.3(b), Technip or any of its Subsidiaries executes an Alternative Acquisition Agreement providing for, or consummates, or approves or recommends to Technip stockholders to accept, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “forty percent (40%) or more” and each reference to “less than eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “less than sixty percent (60%)”), then Technip shall, prior to or contemporaneously with the completion of such acquisition or transaction (or, if earlier, the entry into such Alternative Acquisition Agreement), pay or cause to be paid to FMCTI, by wire transfer of same day funds, the Technip Termination Payment.

(iii) In the event that this Agreement is terminated either (x) pursuant to Section 7.2(a) (but only if the Technip Stockholders’ Meetings have not been held by the Termination Date and the FMCTI Stockholders’ Meeting has been held) or (y) pursuant to Section 7.3(b) because of Technip’s breach of any covenant or agreement set forth in this Agreement, then, in either case, Technip shall pay, or cause to be paid, to FMCTI and Topco by way of reimbursement their reasonable costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of FMCTI and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for FMCTI”).

(d) Nature of Termination Fee. The parties acknowledge and agree that neither the FMCTI Termination Payment nor the Technip Termination Payment is a penalty but rather, absent a willful and material breach of this Agreement, is a reasonable estimate of damages necessary to compensate and protect the interests of Technip or FMCTI, as the case may be, in the circumstances in which the FMCTI Termination Payment or the Technip Termination Payment, as applicable, is payable. The parties hereby acknowledge and agree that the amount of the FMCTI Termination Payment or the Technip Termination Payment, if and as applicable, is fair, after taking into account the value of the Technip Merger and FMCTI Merger, the other transactions contemplated hereby and all the costs and expenses already incurred by the parties before entering into this Agreement. In no event shall FMCTI, on the one hand, or Technip, on the other hand, be required to pay to the other party more than one FMCTI Termination Payment or one Technip Termination Payment, if and as applicable, pursuant to this Section 7.5.

(e) VAT Treatment of Termination Fee. The parties shall use reasonable best efforts to secure that any sum payable under Section 7.5(b) or 7.5(c) will not be subject to any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere (“VAT”). FMCTI confirms that, as of the date of the MOU, it is established outside the European Union for VAT purposes.

A1-63

(f) Remedy. Notwithstanding the obligation to pay the FMCTI Termination Payment or the Technip Termination Payment, as applicable, the party entitled to receive such payment may, in lieu of receipt thereof, elect to make a claim and pursue money damages for any liability or damages resulting from any fraud or willful and material breach by FMCTI or Technip, as applicable, of this Agreement (it being understood that any such election shall be deemed an irrevocable waiver of such party’s right to the FMCTI Termination Payment or the Technip Termination Payment, as applicable). Subject to the foregoing sentence, in the event that the FMCTI Termination Payment or the Technip Termination Payment, as applicable, is paid by FMCTI to Technip or Technip to FMCTI, respectively, in accordance with this Section 7.5, the payment thereof shall be the sole and exclusive remedy of FMCTI and Topco against Technip, on the one hand, or Technip against FMCTI and Topco, on the other, in each case, including for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement, and neither FMCTI and its affiliates, in the case of the FMCTI Termination Payment, or Technip and its affiliates, in the case of the Technip Termination Payment, or any of their respective former, current or future Representatives, agents, partners, managers, members, stockholders, assignees or affiliates shall have any further liability or obligations relating to or arising out of this Agreement.

(g) Interest. Each of FMCTI and Technip acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 7.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 7.5 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

Section 8.1. Survival. This ARTICLE VIII and the agreements of FMCTI and Technip contained in Section 5.12(Indemnification; Directors’ and Officers’ Insurance) and of Topco in Section 5.11(c) (United Kingdom Stamp Taxes) shall survive the consummation of the Mergers. This ARTICLE VIII, the agreements of FMCTI and Technip contained in Section 5.10 (Expenses), Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement for the maximum period permitted by Law. No representations or warranties, and no other covenants and agreements, in this Agreement shall survive the consummation of the Mergers; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the FMCTI Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.2. Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by action taken by or on behalf of their respective boards of directors and pursuant to a written instrument executed and delivered by all of the parties, whether before or after approval of the matters presented in connection with the FMCTI Merger by the FMCTI stockholders or the Technip Merger by the Technip stockholders; provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 8.3. Extension; Waiver. At any time prior to the Technip Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any

A1-64

inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by FMCTI shall require the approval of the FMCTI stockholders unless such approval is required by Law and no extension or waiver by Technip shall require the approval of the Technip stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.5. Governing Law; Dispute Resolution; Waiver of Trial by Jury.

(a) Governing Law. EXCEPT FOR (i) THE FIDUCIARY DUTIES OF THE TECHNIP BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF TECHNIP, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH FRENCH LAW WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF AND (ii) THE FIDUCIARY DUTIES OF THE TOPCO BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF TOPCO, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH ENGLISH LAW WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by three arbitrators listed on Section 8.5(b) of the FMCTI Disclosure Letter; provided that, (i) if any of such arbitrators are not available, then there shall be one (1) arbitrator (who shall be the first-listed of the three arbitrators listed on Section 8.5(b) that is available) and if none of such arbitrators are available, then there shall be three arbitrators selected in accordance with the ICC Rules and (ii) in the event any party seeks specific performance or injunctive relief pursuant to Section 8.15(a), there shall be one (1) arbitrator (who shall be one of the arbitrators listed on Section 8.5(b) and be selected by Technip). The language of the arbitration shall be English. The place of the arbitration shall be Geneva, Switzerland. The tribunal may award to the prevailing party, if any, as determined by the tribunal, its costs and expenses, including attorneys’ fees. Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that, in the event any party seeks specific performance or injunctive relief pursuant to Section 8.15(a), (i) each party shall be entitled to take no more than ten (10) depositions or such greater number as the parties may mutually agree upon or as may be ordered by the tribunal and (ii) the tribunal’s decision with respect to such matter shall be rendered no later than fifteen (15) Business Days after such matter is submitted to the tribunal (and the parties shall use commercially reasonable efforts to cause such submission to occur within ten (10) Business Days after the constitution of the tribunal). For all other claims, the parties agree that (i) each party shall be entitled to take a minimum of ten (10) depositions or such greater number as the parties may mutually agree upon or as may be ordered by the tribunal and (ii) the final award shall be issued no later than nine (9) months after the constitution of the tribunal, unless otherwise modified by the tribunal if justice so requires. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose

A1-65

of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, except to the extent that disclosure is required by applicable Law, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

For the avoidance of doubt, this Section 8.5 shall survive the consummation of the Mergers.

Section 8.6. Disclosure Letters. Any disclosure contained in the FMCTI Disclosure Letter or the Technip Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the FMCTI Disclosure Letter or Technip Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in the FMCTI Disclosure Letter as an exception to a representation or warranty of FMCTI in this Agreement or the Technip Disclosure Letter as an exception to a representation or warranty of Technip in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on FMCTI, Technip or Topco, as applicable, or trigger any other materiality qualification.

Section 8.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

(a) If to FMCTI, to:

with a copy (which shall not constitute notice) to:

FMC Technologies, Inc.

5875 N. Sam Houston Pkwy. W.

Houston, Texas 77086

United States of America

Tel: +281.591.4331

Fax: +281.591.4102

Attention: General Counsel

Email: To be provided by FMCTI

A1-66

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

United States of America

Tel: +1.312.876.7666

Fax: +1.312.993.9767

Attention:     Mark D. Gerstein

                     Bradley C. Faris

Email:          mark.gerstein@lw.com

                      bradley.faris@lw.com

(b) If to Technip, to:

Technip S.A.

89 Avenue de la Grande Armée

75016 Paris, France

Attention:     General Counsel

Email:           JOFreeman@technip.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

United States of America

Tel: +1.212.450.4397

Fax: +1.212.701.5397

Attention:     William H. Aaronson Brian Wolfe

Email:           william.aaronson@davispolk.com

                       brian.wolfe@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.8. Entire Agreement. This Agreement (including any exhibits hereto), the Cross-Border Merger Terms, the FMCTI Disclosure Letter, the Technip Disclosure Letter and the Mutual Non-Disclosure Agreement, dated November 11, 2015, between FMCTI and Technip (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9. No Third-Party Beneficiaries. Except as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) which shall inure to the benefit of the Persons benefiting therefrom, this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder. The parties agree that the rights of third-party beneficiaries under Section 5.12 shall not arise unless and until the Technip Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. For the avoidance of doubt, this Section 8.9 shall survive the Merger Effective Date.

A1-67

Section 8.10. Obligations of FMCTI and Technip. Whenever this Agreement requires a Subsidiary of Topco, FMCTI or Technip to take any action, such requirement shall be deemed to include an undertaking on the part of Topco, FMCTI or Technip, as appropriate, to cause such Subsidiary to take such action. FMCTI shall undertake to cause Topco to comply with its obligations under this Agreement during the period in which Topco is a Subsidiary of FMCTI.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of FMCTI” shall be deemed to mean the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.12 of the FMCTI Disclosure Letter. The term “knowledge of Technip” shall be deemed to mean the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.12 of the Technip Disclosure Letter. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

(b) For purposes of Section 1.7(c), the representations and warranties set forth in Article IV and the covenants set forth in Section 5.1, all references to Euros (€) shall be deemed to include United States dollars ($), and vice versa, on the basis of the Exchange Rate.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

Section 8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.15. Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that

A1-68

prior to the termination of this Agreement in accordance with ARTICLE VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in accordance with Section 8.5(b), this being in addition to any other remedy to which they are entitled at Law or in equity. If, prior to the Termination Date, any party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the Termination Date shall automatically be extended by (a) the amount of time during which such action is pending, plus 20 Business Days, or (b) such other time period established by the arbitrator(s) in accordance with Section 8.5(b).

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) In no event shall FMCTI’s, Topco’s, or Technip’s right to seek specific performance pursuant to this Section 8.15 reduce, restrict or otherwise limit any right of such party to terminate this Agreement and to be paid the FMCTI Termination Payment or Technip Termination Payment, as and if applicable; provided, that in no event shall FMCTI, Topco or Technip be entitled to both specific performance pursuant to this Section 8.15 and payment of the FMCTI Termination Payment or Technip Termination Payment, as applicable.

A1-69

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

FMC TECHNOLOGIES, INC.

By:	/s/ John T. Gremp
Name:	John T. Gremp
Title:	Chairman and Chief Executive Officer

TECHNIP S.A.

By:	/s/ Thierry Pilenko
Name:	Thierry Pilenko
Title:	Chairman and Chief Executive Officer

FMC TECHNOLOGIES SIS LIMITED

By:	/s/ Tore Halvorsen
Name:	Tore Halvorsen
Title:	Director

[Signature Page to Business Combination Agreement]

A1-70

ANNEX I:

Defined Terms

“Acquisition Proposal” with respect to FMCTI or Technip means any offer or proposal for, or any indication of interest in, (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, (including by way of merger, consolidation or sale of assets or equity securities) of (i) fifteen percent (15%) or more of any class of equity securities or voting power of FMCTI or Technip, as applicable, or (ii) fifteen percent (15%) or more of the consolidated gross assets of FMCTI or Technip, as applicable, and its Subsidiaries, or assets to which fifteen percent (15%) or more of the consolidated gross revenues or earnings of FMCTI or Technip, as applicable, and its Subsidiaries are attributable; (b) any tender offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities or voting power of FMCTI or Technip, as applicable; or (c) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FMCTI or Technip, as applicable, or any Subsidiary of FMCTI or Technip, as applicable, in each case, with a Person other than the other party or any of its Subsidiaries as a result of which the current stockholders of FMCTI or Technip, as applicable, directly or indirectly beneficially own (i) less than eighty five percent (85%) of the successor’s capital stock, (ii) less than eighty five percent (85%) of the successor’s consolidated assets, or assets of the successor to which eighty five percent (85%) or less of the consolidated gross revenues or earnings of the successor are attributable.

“Benefit Plan” means: (a) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (b) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) any other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case whether or not written, and (i) that is sponsored, maintained, administered, contributed to or entered into by any member of the FMCTI Group or the Technip Group, as applicable, for the current or future benefit of any current or former director, officer, employee or individual independent contractor of any member of the FMCTI Group or the Technip Group, as applicable, (each, a “Service Provider”), or (ii) for which any member of the FMCTI Group or the Technip Group, as applicable, has any direct or indirect material liability. The term “Benefit Plan” does not, however, include (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that are pursuant to a standard form previously made available by such party to the other party where the base compensation provided under such employment or consultancy agreement is less than $400,000 per annum, or (ii) plans or arrangements administered by a Governmental Entity or otherwise required to be provided to a Service Provider pursuant to applicable Law.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) London, England, (b) Paris, France and (c) New York, State of New York, United States of America

“CFIUS Clearance” means that either (a) the United States Committee on Foreign Investment in the United States (“CFIUS”) has concluded that the transactions contemplated by this Agreement do not constitute a “covered transaction” and are not subject to review under Section 721 of the U.S. Defense Production Act of 1950, as amended (the “DPA”); (b) a written notice shall have been issued by CFIUS stating that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and has concluded all action under Section 721 of the DPA; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to Section 721 of the DPA with respect to the transactions contemplated by this Agreement, then (i) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) the President shall have not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

A1-71

“Chartered Vessel Documents” means all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Vessel.

“Competent Regulator” means the UKLA or AMF, as applicable and as agreed among the parties, subject to the consent of the UKLA or AMF if required by applicable Law.

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject, other than any Benefit Plan.

“Effect” means any event, change, circumstance, effect, occurrence, state of facts or development.

“Euronext Paris” means the Euronext Paris Stock Exchange.

“Exchange Rate” means, the arithmetic average of the Euros (€) to United States dollar ($) exchange rate, as set forth in the Wall Street Journal, on each of the 20 Business Days immediately preceding (but not including) the date of the MOU.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services including: (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which the party conducts business.

“FMCTI Group” means FMCTI and its Subsidiaries, taken as a whole.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the FMCTI Board (in relation to FMCTI) or the Technip Board (in relation to Technip) after the date of the MOU and prior to, in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and, in the case of Technip, receipt by Technip of the Technip Requisite Vote, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the MOU; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; or (b) changes in the market price or trading volume of Technip Shares or FMCTI Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (b).

“IT Assets” means, with respect to Technip or FMCTI, computers, software, firmware, middleware, software as a service subscriptions, servers, workstations, routers, hubs, networks, switches, data communications lines, and all other information technology infrastructure and equipment and elements, and all associated documentation, used in the business of Technip or FMCTI, as applicable, and its Subsidiaries as currently conducted.

“Labor Agreement” means each collective bargaining agreement, Contract or other agreement, understanding or obligation with or with respect to a labor or trade union, works council or labor organization or

A1-72

similar employee representative body that FMCTI or Technip (or any of their respective Subsidiaries), as applicable, is bound by, or is currently negotiating in connection with entering into.

“Material Adverse Effect” on FMCTI, Technip, or, following the consummation of the transactions contemplated by this Agreement, Topco, as applicable, means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of FMCTI Group, Technip Group, or, following the consummation of the transactions contemplated by this Agreement, Topco Group taken as a whole, respectively, or (b) the ability of FMCTI, Technip or Topco, respectively, to consummate the Mergers or any of the other transactions contemplated by this Agreement; provided, however, that none of the following, and no Effect resulting from the following (to the extent attributable to the following), shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

(i) any change or development in general or industry economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, France or any other jurisdiction, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

(ii) any change or development to the extent resulting from the execution and delivery of this Agreement or the public announcement, pendency or consummation of the Mergers or any of the other transactions contemplated by this Agreement (in the case of execution and delivery of this Agreement, or consummation of the Mergers or any of the other transactions contemplated by this Agreement, other than for purposes of any representation or warranty the purpose of which is to address the consequences resulting therefrom, including Section 4.4), including stockholder litigation and the impact of such changes or developments on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with employees, labor unions, clients, customers, suppliers or partners;

(iii) any change or development to the extent resulting from any failure of the FMCTI Group, the Technip Group or the Topco Group, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(iv) any change, in and of itself, in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(v) any change in applicable Law or GAAP or IFRS (or, in each case, authoritative interpretation thereof), except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

(vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the MOU, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

A1-73

(vii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in (A) the geography affected by such change or development and (B) the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate; or

(viii) any change or development to the extent resulting from any action by any member of the FMCTI Group, the Technip Group or the Topco Group, respectively, that is expressly required to be taken by this Agreement, including the completion of the Preliminary Transactions.

“Material Employee Jurisdiction” means the United States of America, France and Norway.

“MINEFI Clearance” means that the French Ministry for Economy, Industry and the Digital Sector (“MINEFI”) shall have either (a) notified Topco, Technip or FMCTI that it has approved the Technip Merger under Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code or that its approval was not required or (b) had its approval deemed granted following notification pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents of such Person.

“Permitted Liens” means (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by FMCTI or Technip, as applicable, or its Subsidiaries and for which appropriate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, contractors’ or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet due and payable or that are being diligently contested in good faith by appropriate proceedings by FMCTI or Technip, as applicable, or its Subsidiaries; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Owned Real Property or Leased Real Property of FMCTI or Technip, as applicable, which are not violated by the current use and operation of the Owned Real Property or Leased Real Property of FMCTI or Technip, as applicable; (d) purchase money Liens, Liens in favor of landlords or lessors incurred in the ordinary course of business consistent with past practice with respect to Contracts for Leased Real Property and Liens securing rental payments under capital lease arrangements; (e) other Liens that (i) do not and would not reasonably be expected to materially impair the value or continued use of the property or assets to which such Liens relate or (ii) which would be shown by a current title report or other similar report; and (f) any Lien, condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature.

“Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States, France, the United Kingdom, any member state in the EEA and other foreign regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including the NYSE and Euronext Paris.

A1-74

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. For the avoidance of doubt, Topco and each Transaction Entity shall be deemed a Subsidiary of FMCTI for purposes of this Agreement.

“Superior Proposal” means, with respect to FMCTI or Technip, a bona fide Acquisition Proposal that did not result from a breach of Section 5.2(a) or Section 5.2(h) and as to which the party recipient of the Acquisition Proposal complied with Section 5.2(b) and Section 5.2(c) for or in respect of more than fifty (50%) of the outstanding FMCTI Shares or Technip Shares (as applicable) or more than fifty (50%) of the assets of FMCTI and its Subsidiaries, on a consolidated basis, or Technip and its Subsidiaries, on a consolidated basis, as applicable, in each case on terms that the FMCTI Board or the Technip Board, as applicable, determines in good faith (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, (a) all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and this Agreement deemed relevant by such Board (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal), (b) in the case of Technip, the corporate interest (intérêt social) of Technip, and (c) any improved terms that Technip (in the case of an Acquisition Proposal for FMCTI) or FMCTI (in the case of an Acquisition Proposal for Technip) may have offered pursuant to Section 5.2, is more favorable to FMCTI and Technip and their respective stockholders, as the case may be, than the transactions contemplated by this Agreement (after taking into account any such improved terms).

“Technip Group” means Technip and its Subsidiaries, taken as a whole.

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Vessel” means any watercraft used, or capable of being used, as a means of transportation on water which is owned by and registered in the name of either Technip or FMCTI or any of their respective Subsidiaries or Joint Ventures or leased by any of the foregoing pursuant to a lease on a demise or bareboat charter basis or pursuant to an operating agreement constituting a capital lease obligation.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, individually or in the aggregate with other breaches, cause a material breach of this Agreement, and “willfully and materially” shall have a corresponding meaning.

A1-75

Other Defined Term References

Defined Term	Section
Accounting Firm	Section 5.4(a)
Admission Prospectus	Section 5.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(a)
AMF	ARTICLE IV
Anti-Corruption Laws	Section 4.25(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Bribery Act	Section 4.25(b)
Change in FMCTI Recommendation	Section 5.3(d)
Change in Technip Recommendation	Section 5.3(e)
Closing	Section 1.3
Code	Section 1.7(a)(i)
Compensation Integration Committee	Section 5.18(a)
Compensation Integration Program	Section 5.18(a)
Competition Approvals	Section 4.5
Confidentiality Agreement	Section 8.8
Consents	Section 5.5(a)
Covered Benefit Plans	Section 4.10
Creditors	Section 5.3(a)
Cross-Border Merger Terms	Recitals
DGCL	Recitals
DLLCA	Recitals
EEA	Section 5.3(a)
English Court	Section 1.3
English Law	Recitals
Environmental Claim	Section 4.17
Environmental Laws	Section 4.17
Environmental Permits	Section 4.17
EU Listing Applications	Section 5.3(b)
Exchange Act	Section 5.13
Exchange Agent	Section 1.1, Section 1.1
Exchange Fund	Section 1.9(a)
Excluded Technip Share	Section 1.5(a)(i)
Expense Reimbursement for FMCTI	Section 7.5(c)(iii)
Expense Reimbursement for Technip	Section 7.5(b)(iii)
Expenses	Section 5.1
FCPA	Section 4.25(b)
FMCTI	Preamble
FMCTI Board	Recitals
FMCTI Book-Entry Interests	Section 1.9(b)(ii)
FMCTI Certificate	Section 1.9(b)(i)
FMCTI Certificate of Merger	Section 1.4(b)
FMCTI Change in Recommendation Notice	Section 5.2(e)
FMCTI Disclosure Letter	ARTICLE IV
FMCTI Effective Time	Section 1.4(c)
FMCTI Exchange Ratio	Recitals
FMCTI Financial Statements	Section 4.6(b)
FMCTI Merger	Recitals
FMCTI Merger Consideration	Section 1.6(a)(i)

A1-76

Defined Term	Section
FMCTI Merger Surviving Corporation	Section 1.2(b)
FMCTI Preferred Stock	Section 4.2(a)
FMCTI Recommendation	Recitals
FMCTI Reports	ARTICLE IV
FMCTI Requisite Vote	Section 4.3(a)
FMCTI Shares	Recitals
FMCTI Stock Awards	Section 1.7(b)(v)
FMCTI Stock Plan	Section 1.7(b)(i)
FMCTI Stockholders’ Meeting	Section 5.3(d)
FMCTI Termination Payment	Section 7.5(b)(i)
French Law	Recitals
French Merger Regulations	Recitals
French Tax Code	Recitals
GAAP	Section 4.6(b)
Government Official	Section 4.25(a)(ii)
Governmental Entity	Section 4.5
HMRC	Section 5.1(l)
HSR Act	Section 4.5(a)
ICC Rules	Section 8.5(b)
IFRS	Section 4.6(c)
Information Document	Section 5.3(b)
Intellectual Property	Section 4.14(a)
IRS	Section 4.10(f)
Joint Ventures	Section 4.24(a)
knowledge of FMCTI	Section 8.12(a)
knowledge of Technip	Section 8.12(a)
Law	Section 4.8
Leased Real Property	Section 4.19(b)
Lien	Section 4.2(c)
Material Intellectual Property	Section 4.14(b)
Maximum FMCTI Insurance Amount	Section 5.12(a)
Maximum Technip Insurance Amount	Section 5.12(b)
Merger Consideration	Section 1.6(a)(i)
Merger Effective Date	Section 1.3
Merger Terms Publication	Section 5.3(a)
Mergers	Recitals
MOU	Preamble
New Plans	Section 5.18(b)
NYSE Listing Application	Section 5.3(b)
OFAC	Section 4.25(d)
Old Plans	Section 5.18(b)
Orders	Section 4.9
Owned Real Property	Section 4.19(a)
Permits	Section 4.8
Preliminary Transactions	Recitals
Pre-Merger Certificates	Section 5.4(b)
Proxy Statement/Prospectus	Section 5.3(b)
Registrar	Section 1.4
Registration Statement	Section 5.3(b)
Representatives	Section 5.6
SEC	Section 1.7(d)

A1-77

Defined Term	Section
Section 16 Person	Section 5.13
Securities Act	Section 5.3(c)
Shareholder Letters	Recitals
Significant Customer	Section 4.189a)
Significant Supplier	Section 4.18(b)
Tax	Section 4.11(k)
Tax Return	Section 4.11(k)
Taxable	Section 4.11(k)
Taxation	Section 4.11(k)
Technip	Preamble
Technip Bonds	Section 5.15
Technip Change in Recommendation Notice	Section 5.2(f)
Technip Depositary	Section 1.5(a)(ii)
Technip Disclosure Letter	ARTICLE IV
Technip Effective Time	Section 1.4(c)
Technip Equity Right	Section 1.7(a)(ii)
Technip Exchange Ratio	Recitals
Technip Expert Report	Section 5.4(a)
Technip Extraordinary Stockholders’ Meeting	Section 5.3(e)
Technip Financial Statements	Section 4.6(c)
Technip Intended French Tax Treatment	Recitals
Technip Merger	Recitals
Technip Merger Consideration	Section 1.5(a)(i)
Technip Merger Counsel	Section 1.3
Technip Merger Order	Section 1.3
Technip OCÉANEs	Section 4.2(d)
Technip Recommendation	Recitals
Technip Reports	ARTICLE IV
Technip Requisite Vote	Section 4.3(c)
Technip Shares	Recitals
Technip Special Stockholders’ Meeting	Section 5.3(e)
Technip Stock Awards	Section 1.7(a)(ii)
Technip Stock Option	Section 1.7(a)(i), Section 1.7(a)(i)
Technip Stock Plans	Section 1.7(a)(i)
Technip Stockholders’ Meetings	Section 5.3(e)
Technip Termination Payment	Section 7.5(c)(i)
Termination Date	Section 7.2(a)
Topco	Preamble
Topco Articles of Association	Section 2.1
Topco Board	Recitals
Topco Capital Increase	Section 5.14
Topco Equity Right	Section 1.7(a)(ii)
Topco Group	Section 2.3
Topco Shares	Recitals
Topco Stock Awards	Section 1.7(a)(ii)
Topco Stock Option	Section 1.7(a)(i)
Topco Stockholders’ Meeting	Section 5.3(a)
Transaction Entities	Recitals
Transaction Entity	Recitals
U.S. Merger Sub	Recitals
UK Merger Regulations	Recitals

A1-78

Defined Term	Section
UK Technip Board	Recitals
UKLA	Section 2.3(c)
Unvested FMCTI Stock Awards	Section 1.7(b)(iv)
VAT	Section 7.5(e)
Vested FMCTI Equity Right	Section 1.7(b)(ii)

A1-79

EXHIBIT A:

Form of Topco Articles of Association

[Attached]

A1-80

FINAL FORM

EXHIBIT A

ARTICLES OF ASSOCIATION

of

TechnipFMC PLC

(Company Number: [ ● ])

PUBLIC LIMITED COMPANY

“the Company”

(effective as from [DATE])

ARTICLES OF ASSOCIATION

A1-81

CONTENTS

Clause		Page
1.	MODEL ARTICLES NOT TO APPLY	A1-84

2.	INTERPRETATION	A1-84

3.	LIABILITY OF MEMBERS	A1-89

4.	SHARES AND SHARE CAPITAL	A1-89

5.	AUTHORITY TO ALLOT SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS	A1-91

6.	VARIATION OF RIGHTS	A1-92

7.	SHARE CERTIFICATES	A1-92

8.	LIEN	A1-93

9.	CALLS ON SHARES	A1-93

10.	FORFEITURE AND SURRENDER	A1-94

11.	TRANSFER OF SHARES	A1-95

12.	TRANSMISSION OF SHARES	A1-96

13.	SHARE WARRANTS	A1-97

14.	UNTRACED MEMBERS	A1-97

15.	ALTERATION OF CAPITAL	A1-98

16.	GENERAL MEETINGS	A1-99

17.	NOTICE OF GENERAL MEETINGS	A1-99

18.	LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS	A1-100

19.	PROCEEDINGS AT GENERAL MEETINGS	A1-100

20.	AMENDMENTS TO RESOLUTIONS	A1-104

21.	PROPOSED MEMBER RESOLUTIONS	A1-104

22.	VOTES OF MEMBERS	A1-106

23.	PROXIES AND CORPORATE REPRESENTATIVES	A1-109

24.	NUMBER AND TERM OF DIRECTORS	A1-111

25.	APPOINTMENT OF DIRECTORS	A1-112

26.	DIRECTORS’ FEES AND EXPENSES	A1-113

27.	POWERS OF THE BOARD	A1-114

28.	COMPLIANCE WITH NYSE RULES	A1-115

29.	DELEGATION OF DIRECTORS’ POWERS	A1-115

30.	DISQUALIFICATION AND REMOVAL OF DIRECTORS	A1-116

31.	EXECUTIVE DIRECTORS	A1-117

32.	DIRECTORS’ INTERESTS	A1-118

A1-82

Clause		Page

33.	PROCEEDINGS OF DIRECTORS	A1-120

34.	MINUTES	A1-122

35.	SECRETARY	A1-122

36.	THE SEAL	A1-123

37.	REGISTERS	A1-123

38.	DIVIDENDS	A1-123

39.	SCRIP DIVIDENDS	A1-126

40.	CAPITALISATION OF PROFITS	A1-127

41.	RETURN OF CAPITAL	A1-129

42.	CHANGE OF THE COMPANY’S NAME	A1-129

43.	RECORD DATES	A1-129

44.	ACCOUNTS	A1-129

45.	NOTICES AND OTHER COMMUNICATIONS	A1-130

46.	DESTRUCTION OF DOCUMENTS	A1-133

47.	WINDING UP	A1-134

48.	INDEMNITY AND INSURANCE	A1-134

49.	DISPUTE RESOLUTION	A1-135

A1-83

1.	MODEL ARTICLES NOT TO APPLY

The regulations in the relevant model articles shall not apply to the Company.

2.	INTERPRETATION

2.1	In these Articles (if not inconsistent with the subject or context) the following words shall bear the following meanings:

“2019 AGM” means the annual general meeting of the members of the Company that is held in 2019;

“2021 AGM” means the annual general meeting of the members of the Company that is held in 2021;

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person;

“AMF” means the Autorité des Marchés Financiers, France;

“AMF General Regulation” means the AMF General Regulation for the time being in force;

“Articles” means these articles of association for the time being of the Company;

“awards” has the meaning given in Article 40.3;

“Board” means the board of Directors of the Company from time to time;

“C Director” means a Director designated as such in accordance with the Guidelines as at the adoption of these Articles and any other Director subsequently deemed to be a C Director in accordance with the Guidelines;

“certificated share” means a share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

“Change of Control” occurs where a Person who Controls any body corporate ceases to do so or if another Person acquires Control of such body corporate;

“Chief Executive Officer” has the meaning given in Article 31.1;

“clear days” means, in relation to the period of a notice, that period excluding the day on which a notice is given or deemed to be given and the day for which it is given or which it is to take effect;

“Companies Act” means the Companies Act 2006 including any modifications or re-enactment of it for the time being in force;

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject;

“Control” means, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise; the terms “Controlled” and “Controlling” shall have a correlative meaning;

“Corporate Representative” has the meaning given in Article 19.5.

“default shares” has the meaning given in Article 22.8;

A1-84

“Depositary” means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by another individual;

“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Company or with a value derived in whole or in part from the value of any class of shares of the Company, or any other derivative or synthetic arrangement having the characteristics of a long position in any class of shares of the Company, or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether any member or any Member Associated Person of such member may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

“direction notice” has the meaning given in Article 22.8;

“Director” means a director of the Company from time to time;

“Director Resolution” has the meaning given in Article 25.8;

“dividend” means dividend or bonus;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“equity security” shall have the meaning given to such term in Rule 405 under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Euronext” means any such market as defined in the AMF General Regulation including the Euronext, Paris;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder;

“executed” means any mode of execution;

“Executive Chair” has the meaning given in Article 31.1;

“financial institution” means a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange who is designated within the meaning of section 778(2) of the Companies Act;

“FSMA” means the Financial Services and Market Act 2000, including any modifications or re-enactment of it for the time being in force;

“Fully Diluted Interest” means, with respect to any member, the percentage of the Ordinary Shares owned by that member assuming the exercise or conversion, as applicable, of all options, warrants, rights and convertible or other similar securities outstanding on the date in question, whether vested or unvested, on a cashless net exercise basis or conversion assuming the price of the Ordinary Share underlying such option, warrant, right or convertible or other similar securities equals the 5-day volume weighted average trading price of such Ordinary Shares ending on the trading day prior to the date in question. Fully Diluted Interest shall be calculated using a customary treasury stock method to determine fully diluted shares outstanding;

A1-85

“grantor” has the meaning given in Article 23.11;

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction;

“Guidelines” has the meaning given in Article 27.5;

“holder” means, in relation to a share in the capital of the Company, the member whose name is entered in the register of members as the holder of that share;

“Independent Director” means a director who qualifies as an independent director under the standards of the NYSE applicable to non-controlled domestic US issuers;

“Independent Lead Director” means an Independent Director designated as such in accordance with the Guidelines as at the adoption of these Articles and any other Independent Director who may subsequently serve as Independent Lead Director in accordance with the Guidelines;

“Initial Board Transition Period” means the period beginning on the date of adoption of these Articles and ending on the date of the 2019 AGM;

“L Director” means a Director designated as such in accordance with the Guidelines as at the adoption of these Articles and any other Director subsequently deemed to be an L Director in accordance with the Guidelines;

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“member” means a member of the Company;

“Member Associated Person” has the meaning given in Article 21.2;

“member default shares” has the meaning given in Article 21.3;

“notification of availability” has the meaning given in Article 45.2(e)(ii);

“NYSE” means the New York Stock Exchange;

“Office” means the registered office of the Company from time to time;

“officer” includes a Director, manager and the secretary, but shall not include an auditor;

“Operator” means Euroclear France;

“Ordinary Shares” means the ordinary shares of $1.00 each in the capital of the Company from time to time, identified in Article 4.1(a) and with the rights and being subject to the limitations in these Articles generally;

“paid” means paid or credited as paid;

“participating class” means a class of shares title to which is permitted by the Operator to be transferred by means of a relevant system;

“Person” means any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organisation, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act) wherever resident or domiciled;

“principal place” has the meaning given in Article 19.9;

“properly authenticated dematerialised instruction” has the meaning given in Article 23.7;

A1-86

“public announcement” shall mean (a) disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the Board may deem appropriate in the circumstances or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, and (b) for so long as any of the Company’s shares are admitted to trading on the Euronext, by (i) publishing regulated information on its website, (ii) disseminating it through a regulatory information service provider registered on a list published by the AMF, and (iii) uploading it to Morningstar (the official mechanism in the United Kingdom for storing regulated information) and to info-financiere.fr (the official mechanism in France for storing regulated information);

“register” means the register of members of the Company;

“relevant system” means a computer-based system which allows units of securities without written instruments to be transferred and endorsed pursuant to the Uncertificated Securities Rules;

“seal” means the common seal (if any) of the Company and includes an official seal (if any) kept by the Company by virtue of section 49 or 50 of the Companies Act;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary of the Company;

“section 793 notice” has the meaning given in Article 22.8;

“Short Interest” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any member or any Member Associated Person of such member the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of, manage the risk of share price changes for, or increase or decrease the voting power of, such member or any Member Associated Person of such member with respect to any class of shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class of shares of the Company;

“Special Board Approval” means (i) if, after accounting for any vacancies on the Board and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes and (ii) if, due to vacancies on the Board and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number;

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act;

“Trade Date” has the meaning given in Article 24.3;

“Uncertificated Securities Rules” means every Law (including any orders, regulations or other subordinate legalisation made under it) relating to the holding, evidencing of title to, or transfer of, uncertificated shares and legislation, rules or other arrangements made under or by virtue of such provisions;

“uncertificated share” means a share in the capital of the Company which is not held in physical certificated form and which is of a class that is at the relevant time a participating class, title to which is recorded on the register as being held in uncertificated form, and references in these Articles to a share being held in uncertificated form shall be construed accordingly;

A1-87

“uncertified proxy instruction” has the meaning given in Article 23.7;

“undertaking” includes a body corporate, trust or partnership, joint ventures or an unincorporated association carrying on a trade or business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in these Articles appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);

“United Kingdom” means Great Britain and Northern Ireland;

“US Dollars” or “$” means the lawful currency of the United States of America; and

“Voting Shares” means the Ordinary Shares and any other shares which may be issued with the right to attend and vote at general meetings.

2.2	Subject to the following paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 2(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

2.3	Words and expressions contained in these Articles that are not defined in Article 2 but are defined in the Companies Act have the same meaning as in the Companies Act (but excluding any modification of the Companies Act not in force at the date these Articles took effect) unless inconsistent with the subject or the context.

2.4	In these Articles, unless the context otherwise requires:

(a)	words in the singular include the plural, and vice versa;

(b)	words importing any gender include all genders;

(c)	reference to a document or information being “sent”, “supplied” or “given” to or by a Person means such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that Person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly;

(d)	references to documents “being signed” or to “signature” include a reference to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified in the Companies Act;

(e)	references to “writing” include references to typewriting, printing, photography and any other modes of representing or reproducing words in a legible and non-transitory form, whether sent or supplied in electronic form or made available on a website or otherwise and “written” shall be construed accordingly;

(f)	references to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible;

(g)	references to a power are to power of any kind, whether administrative, discretionary or otherwise;

(h)	references to a committee of the Directors are to a committee established in accordance with these Articles, whether or not comprised wholly of Directors;

(i)	any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(k)	the word “Board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company

A1-88

and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(l)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation;

(m)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other Person who is for the time being authorised to exercise it under these Articles or under another delegation of the power; and

(n)	references to the “entire” Board are to the total number of Director positions on the Board entitled to vote, including any vacancies, at the relevant time. As an example, if there are fourteen Director positions, twelve of which are filled and two of which are vacant, the entire Board shall be fourteen Directors, so an action required to be taken by a majority of the entire Board shall require the approval of eight of the twelve Directors in office and any action requiring the approval of two-thirds of the entire Board shall require the approval of ten Directors in office. If one or more Directors abstains or is not entitled to vote on a resolution in accordance with Article 33 or the Guidelines, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under these Articles requires the approval of at least two-thirds of the entire Board would still require either: (i) the approval of at least two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence); or (ii) the approval of at least two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), and in the case of (ii) during the Initial Board Transition Period, including the approval of at least one C Director and one L Director.

2.5	The headings are inserted for convenience only and do not affect the construction of these Articles.

3.	LIABILITY OF MEMBERS

The liability of each member is limited to the amount, if any, unpaid on the shares held by that member.

4.	SHARES AND SHARE CAPITAL

4.1	The Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)	Ordinary Shares, each of which shall be denominated in US Dollars with a nominal value of $1.00. Each Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes. The holders of Ordinary Shares shall, in respect of the Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

4.2	Notwithstanding Article 4.1, subject to the provisions of the Companies Act, and without prejudice to any rights attached to any existing shares or class of shares:

(a)	any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Directors may determine); and

(b)	shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

4.3

The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Act. Subject to the provisions of the Companies Act, any such commission may be satisfied by

A1-89

the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or an absolute subscription.

4.4	Except as required by Law or any Contract entered into by the Company, no Person shall be recognised by the Company as holding any share upon any trust. Except as otherwise provided by these Articles or by Law, the Company shall not be bound by or recognise (even if having notice of it) any equitable, contingent, future, partial or other claim or any interest in any share (or in any fractional part of a share) except the holder’s absolute ownership of the entirety of the share and all the rights attaching to it.

4.5	Under and subject to the Uncertificated Securities Rules, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a participating class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the Uncertificated Securities Rules, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

4.6	In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of these Articles shall apply or have effect to the extent that it is inconsistent in any respect with:

(a)	the holding of shares of that class in uncertificated form;

(b)	the transfer of title to shares of that class by means of a relevant system; or

(c)	any provision of the Uncertificated Securities Rules,

and, without prejudice to the generality of this Article, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the Operator, so long as that is permitted or required by the Uncertificated Securities Rules, of an Operator register of securities in respect of that class of shares in registered form.

4.7	Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Rules.

4.8	Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form, but shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

4.9	Where the Company is entitled under any provision of the Companies Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, an uncertificated share, the Company shall be entitled, subject to the provisions of the Companies Act and these Articles to:

(a)	require the holder of the uncertificated share by notice in writing to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company;

(b)	appoint any Person to take such steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and

(c)	take any other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, reallotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

A1-90

4.10	Unless the Board determines otherwise or the Uncertificated Securities Rules require otherwise, any shares issued or created out of or in respect of any uncertificated shares shall be uncertificated shares and any shares issued or created out of or in respect of any certificated shares shall be certificated shares.

4.11	The Company shall be entitled to assume that the entries on the record of securities maintained by it in accordance with the Uncertificated Securities Rules and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance on such assumption. Any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

5.	AUTHORITY TO ALLOT SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

5.1	Subject to these Articles, in addition to any similar authority which has not been fully utilised, the Board shall be generally and unconditionally authorised pursuant to section 551 of the Companies Act to:

(a)	exercise all of the powers of the Company to allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount representing 20 per cent. of the number of shares in the capital of the Company as at the date of the adoption of these Articles and after the consummation of the transactions contemplated to occur on the date of these Articles (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the adoption of these Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the shareholder resolution to adopt these Articles by the Company; and

(b)	make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 5.1 and the Board may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

5.2	Subject to these Articles, the Board shall be generally empowered pursuant to section 570 of the Companies Act and section 573 of the Companies Act to allot equity securities (as defined in the Companies Act) for cash, pursuant to the authority conferred by Article 5.1 of these Articles as if section 561(1) of the Companies Act did not apply to the allotment.

5.3	Subject to the provisions of the Companies Act relating to the authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 5.4:

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the Board; and

(b)	the Board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such Persons on such terms and conditions and at such times as it thinks fit.

5.4	Subject to the provisions of the Companies Act, and without prejudice to any rights attached to existing shares, any share may be issued which is to be redeemed, or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable share so issued provided that it does so before the share is allotted, and these terms and conditions will apply to the relevant shares as if they were set out in these Articles.

5.5	The Board may at any time after the allotment of a share in the capital of the Company, but before a Person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another Person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the Board thinks fit.

A1-91

6.	VARIATION OF RIGHTS

6.1	Subject to these Articles and the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up:

(a)	in such manner (if any) as may be provided by those rights;

(b)	with the written consent of the holders of 75% in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the Office, and may consist of several documents, each executed or authenticated in such manner as the Board may approve by or on behalf of one or more holders, or a combination of both; or

(c)	with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class,

but not otherwise.

6.2	For the purposes of Article 6.1, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed not to be varied or abrogated by:

(a)	the issue of further shares ranking pari passu with, or subsequent to, that share or class of shares;

(b)	the purchase or redemption by the Company of any of its own shares; and

(c)	the exercise by the Board of any of the powers contemplated by Articles 38.7, 38.8 and 39.1.

7.	SHARE CERTIFICATES

7.1	On becoming the holder of any share other than a share in uncertificated form, every Person (other than a financial institution in respect of whom the Company is not required by Law to complete and have ready a certificate) shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of that holding). A holder may elect to receive one or more additional certificates for any of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine from time to time.

7.2	Every certificate shall:

(a)	be issued under the seal, or under such other form of authentication as the Board may approve (which may include manual or facsimile signatures by one or more Directors); and

(b)	shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

7.3	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them. Shares of different classes may not be included in the same certificate.

7.4	If a share certificate is damaged, defaced or worn out or said to be lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the Directors may determine but otherwise free of charge, and (in the case of damage, defacement or wearing out) on delivery up of the old certificate to the Company.

A1-92

7.5	When a member’s holding of shares of a particular class increases, the Company may issue such holder with a single, consolidated certificate in respect of all the shares of a particular class which that member holds or a separate certificate in respect of only those shares by which that member’s holding has increased.

8.	LIEN

8.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently or not) in respect of that share. The Board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of Articles 8.1 to 8.4 inclusive. The Company’s lien on a share takes priority over any third party’s interest in that share and shall extend to all amounts (including without limitation dividends) payable in respect of it.

8.2	The Company may sell, in such manner as the Board determines, any share on which the Company has a lien if an amount in respect of which the lien exists is presently payable and is not paid within 14 clear days after written notice has been sent to the holder of the share, or to the Person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of Law, stating the amount of money due, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3	To give effect to the sale the Board may, in the case of a share in certificated form, authorise any Person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. In the case of a share in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 8.3, exercise any of the powers of the Company under Article 4.9 to effect the sale of the share. The title of the transferee to the share shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale and the transferee shall not be bound to see to the application of the purchase money.

8.4	The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the amount for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the share sold, in the case of a share in certificated form, and, whether the share sold is in certificated form or uncertificated form, subject to a like lien for any amount not presently payable as existed upon the share before the sale) be paid to the Person entitled to the share at the date of the sale.

9.	CALLS ON SHARES

9.1	Subject to the terms of allotment, the Board may from time to time make calls upon the members in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required or permitted to be paid by instalments. A call may, by further notice in writing, before receipt by the Company of an amount due under it, be revoked in whole or in part and payment of a call may be postponed in whole or part. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

9.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

9.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

9.4

A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium) on allotment or on a date fixed by or in accordance with the terms of issue; provided that if the

A1-93

due date for payment of such sum has passed and it has not been paid, the holder of the share concerned at the due date for payment will be treated in all respects as having failed to comply with a call notice in respect of that sum and is liable to the same consequences as a Person having failed to comply with a call notice as regards the payment of interest and forfeiture.

9.5	If a call or an instalment of a call remains unpaid in whole or in part after it has become due and payable the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the shares in question or in the notice of the call or, if no rate is fixed, the rate determined by the Board, not exceeding 20 per cent. per annum, or, if higher, at the appropriate rate (as defined by the Companies Act), but the Board may in respect of any individual member waive payment of interest wholly or in part.

9.6	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call duly made and notified.

9.7	Subject to the terms of allotment, the Directors may on the issue of shares differentiate between the allottees or holders in the amounts and times of payment of calls on their shares.

9.8	The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the amount unpaid on any shares held by him (beyond the sums actually called up) as a payment in advance of calls, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay on all or any of the amount so advanced (until it would, but for such advance, become presently payable) interest on the amount so received, or so much of it as exceeds the sums called up on the shares in respect of which it has been received, at such rate (if any) as the member and the Board agree not exceeding 20 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act).

10.	FORFEITURE AND SURRENDER

10.1	If a call or an instalment of a call remains unpaid, in whole or in part, after it has become due and payable, the Board may give to the Person from whom it is due not less than 14 clear days’ written notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

10.2	If the notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture shall include all dividends and other amounts payable in respect of the forfeited shares and which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the Person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

10.3	Subject to the provisions of the Companies Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determines either to the Person who was before the forfeiture the holder or to any other Person. At any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board determines. Where for the purposes of its disposal a forfeited share is to be transferred to any Person, the Board may, in the case of a share in certificated form, authorise someone to execute an instrument of transfer and, in the case of a share in uncertificated form, the Board may exercise any of the powers of the Company under Article 12. The Company may receive the consideration given for the share on its disposal and register the transferee as the holder of the share.

A1-94

10.4	A Person shall cease to be a member in respect of any share which has been forfeited or surrendered and shall, if the share is held in certificated form, surrender to the Company for cancellation the certificate for the share forfeited but shall remain liable to the Company for all amounts which at the date of forfeiture were presently payable by him to the Company in respect of that share plus interest at the rate at which interest was payable on those amounts before the forfeiture or, if no interest was so payable, at the rate determined by the Board, not exceeding 20 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act) from the date of forfeiture until payment. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

10.5	The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

10.6	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the Person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or are by the Companies Act given or imposed in the case of past members.

10.7	A statutory declaration by a Director or the secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary, in the case of a share in certificated form) constitute a good title to the share. The Person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the forfeiture or disposal of the share.

11.	TRANSFER OF SHARES

11.1	Without prejudice to any power of the Company to register as member a Person to whom the right to any share has been transmitted by operation of Law, the instrument of transfer of a share in certificated form may be in any usual form or in any other form which the Board may approve. An instrument of transfer shall be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

11.2	Each member may transfer all or any of his shares which are in uncertificated form by means of a relevant system in such manner provided for, and subject as provided in, the Uncertificated Securities Rules, to the extent applicable. Without prejudice to Article 4.9, no provision of these Articles shall apply in respect of an uncertificated share to the extent it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

11.3	The Board may, in its absolute discretion, refuse to register the transfer of a share in certificated form if it is not fully paid provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

11.4	The Board may, in its absolute discretion, also refuse to register the transfer of a share in certificated form:

(a)	unless the instrument of transfer:

(i)	is lodged, duly stamped, at the Office or such other place as the Board has appointed, accompanied by the certificate for the share to which it relates, or such other evidence as the Directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

(ii)	is in respect of only one class of shares; and

A1-95

(iii)	is in favour of not more than four transferees; or

(b)	with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share, or to the Person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of Law, in accordance with Article 8.2.

11.5	The Board may also refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the Uncertificated Securities Rules and the relevant system.

11.6	If the Board refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) or the instructions to the relevant system received. The Board shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably request.

11.7	No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

11.8	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the Person lodging it when notice of the refusal is sent.

11.9	Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other Person.

11.10	For the avoidance of doubt, nothing in these Articles shall require shares to be transferred by a written instrument if the Law or rules and regulations of the NYSE and/or Euronext, to the extent applicable, provide otherwise, and the Directors shall be empowered to implement such arrangements as they consider fit in accordance with and subject to the Law and rules and regulations of the NYSE and/or Euronext, to the extent applicable, to evidence and regulate the transfer of title to shares in the Company and for the approval or disapproval, as the case may be, by the Board or the operator of a Depositary of the registration of those transfers.

12.	TRANSMISSION OF SHARES

12.1	If a member dies, the survivor or survivors where he was a joint holder, or his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only Persons recognised by the Company as having any title to his interest, but nothing in this Article 12.1 shall release the estate of a deceased member from any liability in respect of any share which had been solely or jointly held by him.

12.2	A Person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law may, upon such evidence being produced as the Board may properly require, elect either to become the holder of the share or to have some Person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another Person registered, and the share is a certificated share, he shall execute an instrument of transfer of the share to that Person. If he elects to have himself or another Person registered and the share is an uncertificated share, he shall take any action the Board may require and/or as required in accordance with the rules and regulations of the NYSE and/or Euronext (including without limitation the execution of any document), to the extent applicable, to enable himself or that Person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer (if any) as if it were an instrument of transfer signed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

A1-96

12.3	A Person entitled by transmission to a share in uncertificated form who elects to have some other Person registered shall either:

(a)	procure that instructions are given by means of the relevant system to effect transfer of such uncertificated share to that Person; or

(b)	change the uncertificated share to certified form and execute an instrument of transfer to that Person.

12.4	The Board may at any time send a notice requiring any such Person referred to in Article 12.2 to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the Board may after the expiry of that period withhold payment of all dividends or other amounts payable in respect of the share until the requirements of the notice have been complied with.

12.5	A Person becoming entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of Law shall, upon such evidence being produced as the Board may reasonably require as to his entitlement and subject otherwise to Article 12.2, have the same rights in relation to the share to which he would be entitled if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares in the capital of the Company.

13.	SHARE WARRANTS

In accordance with Law, the Company shall not issue share warrants to bearer.

14.	UNTRACED MEMBERS

14.1	The Company shall be entitled to sell any share held by a member, or any share to which a Person is entitled by transmission, if:

(a)	during the period of 12 years no warrant, cheque or other method of payment for amounts payable in respect of the share which has been sent and was payable in a manner authorised by these Articles has been cashed or effected and no communication has been received by the Company from, or on behalf of, the member or Person concerned;

(b)	the Company has, during the said 12 year period, paid at least three dividends (whether interim or final) and no such dividend has been claimed by the member or Person concerned;

(c)	the Company has, after the expiration of the said 12 year period, inserted an advertisement in a leading national daily newspaper published in the United Kingdom and in a newspaper circulating in the area of the registered address or last known address of the member or Person concerned, giving notice of its intention to sell such share (and the said advertisements, if not published on the same day, shall have been published within 30 days of each other); and

(d)	during the further period of three months after the publication of the advertisements referred to in paragraph (c) of this Article 14.1 (or, if published on different dates, the later date) and prior to the sale of the share, the Company has received no communication from, or on behalf of, such member or Person concerned.

14.2	The Company shall also be entitled to sell any additional shares issued during the relevant period of 12 years in right of any share to which Article 14.1 applies (or in right of any share so issued), if the criteria in paragraphs (a), (c) and (d) of Article 14.1 are satisfied in relation to the additional share (but as if the words “during the period of 12 years” were omitted from paragraph (a) of Article 14.1 and the words “, after the expiration of the said 12 year period,” were omitted from paragraph (c) of Article 14.1).

14.3	To give effect to the sale of any share pursuant to Articles 14.1 to 14.4 inclusive the Company may:

(a)	in the case of a share in certificated form, appoint any Person to execute an instrument of transfer of the share, and the instrument shall be as effective as if it had been executed by the registered holder of, or Person entitled by transmission to, the share; and

A1-97

(b)	in the case of a share in uncertificated form, in accordance with the Uncertificated Securities Rules, the Board may issue a written notification to the Operator requiring the conversion of the share to certificated form.

14.4	An instrument of transfer executed by that Person in accordance with Article 14.3(a) shall be as effective as if it had been executed by the holder of, or Person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with Article 14.3(b) shall be as effective as if exercised by the registered holder of or Person entitled by transmission to the shares. The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be indebted to the member or other Person entitled to the share for an amount equal to the net proceeds of the sale and the Company shall enter the name of such former member or other Person in the books of the Company as a creditor for that amount. No trust or duty to account shall arise in respect of the net proceeds and no interest shall be payable in respect of the proceeds of sale, which may be employed in the business of the Company or invested in such investments as the Board may think fit.

15.	ALTERATION OF CAPITAL

15.1	Subject to the provisions of the Companies Act and the provisions of these Articles, and without prejudice to any relevant special rights attached to any class of shares, the Company may from time to time:

(a)	increase its share capital by allotting new shares;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	sub-divide its shares, or any of them, into shares of smaller amount than its existing shares;

(d)	redeem and/ or cancel any of its shares;

(e)	redenominate its share capital or any class of share capital; and

(f)	determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage or different rights as compared with the others,

and where any difficulty arises in regard to any consolidation or division, the Directors may settle such difficulty as they see fit.

15.2	Whenever any fractions arise as a result of a consolidation, division or sub-division of shares, the Board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the Board may sell shares, representing fractions to which any members would otherwise become entitled, to any Person (including, subject to the provisions of the Companies Act, the Company) and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company. In the case of shares to be sold being held in certificated form, the Board may authorise some Person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. In the case of shares to be sold in uncertificated form, the Board may, to enable the Company to deal with the shares in accordance with the provisions of this Article 15.2, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser, including arranging for any such shares to be entered in the register as shares in certificated form where this makes it easier to sell them. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15.3	All shares created by an increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to the payment of calls, lien, forfeiture, transfer and transmission.

A1-98

15.4	The Company shall not consolidate, divide, sub-divide or redenominate any one or more Ordinary Shares without consolidating, dividing, sub-dividing or redenominating (as the case may be) all of the Ordinary Shares, on an equal per share basis.

16.	GENERAL MEETINGS

16.1	The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the provisions of the Companies Act; provided, however, that during the Initial Board Transition Period, no annual general meeting shall be held earlier than May 1 of the applicable calendar year.

16.2	All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate meeting of the holders of any class of shares in the capital of the Company, except that:

(a)	the necessary quorum at any such meeting (or adjournment thereof) shall be members of that class who together represent at least the majority of the voting rights of all members of that class entitled to vote, present in Person or by proxy (or, in the case of a corporation, a Corporate Representative), at the relevant meeting; and

(b)	each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

For the purposes of this Article 16.2, where a Person is present by proxy or corporate representative, he is treated only as holding the shares in respect of which all such proxies and/or corporate representatives are authorised to exercise voting rights with respect to any matter proposed at the meeting.

16.3	The Board may call general meetings whenever and at such times and places as it shall determine. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act. At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the Board.

16.4	A general meeting may also be called under this Article 16 if the Company has fewer than two Directors and the Director (if any) is unable or unwilling to appoint sufficient Directors to make up a quorum or to call a general meeting to do so. In such case, two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more Directors.

17.	NOTICE OF GENERAL MEETINGS

17.1	At least 21 clear days’ notice must be given to call an annual general meeting. Subject to the provisions of the Companies Act, at least 14 clear days’ notice must be given to call all other general meetings.

17.2	Subject to the provisions of the Companies Act and any relevant special rights or restrictions attached to any shares, notices shall be given to every member as of the record date for such meeting and to the Directors. The beneficial owners nominated to enjoy information rights under the Companies Act and the auditors of the Company are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive.

17.3	Subject to the provisions of the Companies Act, the notice shall specify the place (including without limitation any satellite meeting place arranged for the purposes of Article 19.9, which shall be identified as such in the notice), the date and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

17.4

The notice of a general meeting must specify a time (which must not be more than 48 hours, excluding any part of a day that is not a working day, before the time fixed for the meeting) by which a Person must be

A1-99

entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any Person to attend or vote.

17.5	Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

17.6	The accidental omission to send notice of a meeting or resolution, or to send any notification where required by the Companies Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Act or these Articles, to any Person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that Person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

18.	LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS

18.1	Subject to the requirements under the Companies Act, at least 10 days before every general meeting, the secretary shall prepare a complete list of the members entitled to vote at the meeting. Such list shall:

(a)	be arranged in alphabetical order;

(b)	show the address of each member entitled to vote at the meeting; and

(c)	show the number of shares registered in the name of each member.

18.2	The list of members prepared in accordance with Article 18.1 shall be available during ordinary business hours for a period of at least 10 days before the general meeting for inspection by any member for any purpose relevant to the meeting. If the notice of the meeting does not specify the place where the members may inspect the list of members, the list of members shall be available for inspection (at the discretion of the Board) at either the Office or on a website. The list of members shall be available for inspection by any member who is present at the meeting, at the place and for the duration, of the meeting.

19.	PROCEEDINGS AT GENERAL MEETINGS

19.1	No business shall be transacted at a meeting unless a quorum is present but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum. Except as otherwise provided by these Articles, a quorum is the members who together represent at least the majority of the voting rights of all the members entitled to vote, present in Person or by proxy (or, in the case of a corporation, a Corporate Representative), at the relevant meeting.

19.2	If a quorum is not present within half an hour after the time appointed for holding the meeting (or such additional time as the chairman of the meeting decides to wait), or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned. The continuation of a general meeting adjourned under this Article 19.2 for lack of quorum shall take place either:

(a)	on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

(b)	where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the Directors decide).

In the case of a general meeting to take place in accordance with Article 19.2(b), the Company must give not less than seven clear days’ notice of any adjourned meeting and the notice must state the quorum requirement.

A1-100

19.3	At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If at the adjourned meeting a quorum is not present within 15 minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

19.4	The chairman (if any) of the Board, or in his absence the Independent Lead Director, or in the absence of the Independent Lead Director, some other Director nominated prior to the meeting by the Board, shall preside as chairman of the meeting. If none of the chairman, the Independent Lead Director or such other Director (if any) is present within 15 minutes after the time appointed for holding the meeting and willing to act as chairman, the Directors present shall elect one of their number present and willing to act as chairman of the meeting, and if there is only one Director present, he shall be chairman of the meeting if he agrees. This Article 19.4 is subject to Article 19.5.

19.5	If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for holding the meeting, the members present in person or by proxy or by a Person authorised to act as a representative of a corporation (such Person, a “Corporate Representative”) and entitled to vote shall choose a member present in person or a proxy of a member or a Corporate Representative in relation to the meeting to be chairman of the meeting.

19.6	The Board or the chairman of the meeting may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting, including to direct that any Person wishing to attend any general meeting should submit to such searches or other security arrangements (including without limitation, requiring evidence of identity to be produced before entering the meeting and placing restrictions on the items of personal property which may be taken into the meeting) as they or he consider appropriate under the circumstances. The Directors or the chairman of the meeting may in their or his absolute discretion refuse entry to, or eject from, any general meeting any Person who refuses to submit to a search or otherwise comply with such security arrangements or restrictions.

19.7	The Board or the chairman of the meeting may take such action, give such direction or put in place such arrangements as they or he consider appropriate to secure the safety of the people attending the meeting and to promote the orderly conduct of the business of the meeting. Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

19.8	Directors may attend and speak at general meetings and at any separate meeting of the holders of any class of shares, whether or not they are members. The chairman of the meeting may permit other Persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting’s discretion, speak at a general meeting or at any separate class meeting.

19.9	In the case of any general meeting, the Board may, notwithstanding the specification in the notice convening the general meeting of the place at which the chairman of the meeting shall preside (the “principal place”), make arrangements for simultaneous attendance and participation at satellite meeting places, or by way of any other electronic means, allowing Persons not present together at the same place to attend, speak and vote at the meeting. The arrangements for simultaneous attendance and participation at satellite meeting places, or other places at which Persons are participating via electronic means may include arrangements for controlling or regulating the level of attendance at any particular venue provided that such arrangements shall operate so that all members and proxies wishing to attend the meeting are able to attend at one or other of the venues. The members or proxies at the satellite meeting places, or other places at which Persons are participating via electronic means, shall be counted in the quorum for, and be entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that the members or proxies attending at the satellite meeting places, or other places at which Persons are participating via electronic means, are able to:

(a)	participate in the business for which the meeting has been convened;

A1-101

(b)	see and hear all Persons who speak (whether through the use of microphones, loud speakers, audio-visual communication equipment or otherwise) in the principal place and any other such place; and

(c)	be heard and seen by all other Persons so present in the same way.

19.10	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal place. If it appears to the chairman of the meeting that the facilities at the principal place or any satellite meeting place or other place at which Persons are participating via electronic means, have become inadequate for the purposes set out in Article 19.9, then the chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the point of the adjournment shall be valid. The provisions of Article 19.15 shall apply to that adjournment.

19.11	The Board may make arrangements for Persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place or other venue for which arrangements have been made pursuant to Article 19.9. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy (or, in the case of a corporation, a Corporate Representative) at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

19.12	The Board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 19.9 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy (or, in the case of a corporation, a Corporate Representative) at a particular venue, he shall be entitled to attend in person or by proxy (or, in the case of a corporation, a Corporate Representative) at any other venue for which arrangements have been made pursuant to Article 19.9. The entitlement of any member to be present at such venue in person or by proxy (or, in the case of a corporation, a Corporate Representative) shall be subject to any arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

19.13	If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 19.9 applies) and/or time, it may change the place (or any of the declared places, in the case of a meeting to which Article 19.9 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the Board may then change the place (or any of the declared places, in the case of a meeting to which Article 19.9 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)	no new notice of the meeting need be sent, but the Board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

(b)

a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 23.6(a) or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 23.6(b), at any time not less than 48 hours before any postponed time appointed for holding the meeting

A1-102

(provided that the Board may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day).

19.14	For the purposes of Articles 19.9, 19.10, 19.11, 19.12 and 19.13, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Act or these Articles to be made available at the meeting.

19.15	Without prejudice to any other power of adjournment he may have under these Articles or at common law:

(a)	the chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place or for an indefinite period; and

(b)	the chairman of the meeting may, without the consent of the meeting, adjourn the meeting before or after it has commenced, to another date, time or place which the chairman of the meeting may decide, if the chairman of the meeting considers that:

(i)	there is not enough room for the number of members and proxies who wish to attend the meeting;

(ii)	the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(iii)	an adjournment is necessary to protect the safety of any Person attending the meeting;

(iv)	an adjournment is necessary to give all Persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(v)	an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out.

19.16	Subject to Article 19.2 an adjournment may, subject to the provisions of the Companies Act, be for such time and to such other place (or, in the case of a meeting to which Article 19.9 applies, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting in accordance with Articles 23.2, 23.3 and 23.6 by means of a document in hard copy form, or such other means as the Company may agree, which, if delivered at the meeting which is adjourned to the chairman or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by Article 23.6(a). Subject to the provisions of the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except in the case of a general meeting to take place in accordance with Article 19.2(b) and except that when a meeting is adjourned for 28 days or more, or for an indefinite period, at least seven clear days’ notice shall be given specifying the time and place (or places, in the case of a meeting to which Article 19.9 applies) of the adjourned meeting and the general nature of the business to be transacted. No business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Without prejudice to Article 19.3 in the case of a general meeting adjourned under Article 19.2 for lack of quorum, members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy (or, in the case of a corporation, a Corporate Representative), at the relevant meeting will constitute a quorum at an adjourned meeting.

19.17	Subject to Article 19.18, a poll shall be taken as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and a place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

A1-103

19.18	A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at the meeting or, the chairman may, with the consent of the meeting, determine that the poll shall be taken at such time and place as the chairman directs not being more than 30 days after the meeting.

19.19	Subject to the requirements of the Companies Act, to be properly brought before a general meeting, business (including but not limited to Director nominations) must be: (a) specified in the notice of meeting (or any amendment or supplement thereto) given in accordance with Article 17, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a member of the Company who holds shares in the capital of the Company at the time such notice of such meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Article 21. For the avoidance of doubt, except as otherwise required by the provisions of the Companies Act, the foregoing clause (c) shall be the exclusive means for a member of the Company to make nominations or propose business (other than business included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) at a general meeting.

20.	AMENDMENTS TO RESOLUTIONS

20.1	A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a clear error in the resolution.

20.2	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	written notice of the terms of the proposed amendment and of the intention to move the amendment have been delivered in hard copy to the Company at the Office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose, at least 48 hours before the time for holding the meeting or the adjourned meeting at which the ordinary resolution in question is proposed (which, if the Board so specifies, shall be calculated taking no account of any part of a day that is not a working day) and the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the substance of the resolution; or

(b)	the chairman of the meeting, in his absolute discretion, decides that the proposed amendment may be considered or voted on.

20.3	With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairman of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

21.	PROPOSED MEMBER RESOLUTIONS

21.1	Where a member or members, in accordance with the provisions of the Companies Act, request the Company to: (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Act, contain the following:

(a)

to the extent that the request relates to the nomination of a Director, as to each Person whom the member(s) propose(s) to nominate for election as a Director, all information relating to such Person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each

A1-104

case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such Person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(b)	to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of any resolutions proposed for consideration (and, in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such member(s) (other than where the member is a Depositary) and any Member Associated Person on whose behalf the nomination or proposal is made, individually or in the aggregate, including any anticipated benefit therefrom to the member(s) (other than where the member is a Depositary) or any Member Associated Person on whose behalf the nomination or proposal is made; and

(c)	as to the member(s) making the request and the Member Associated Person(s), if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Person(s), if any;

(ii)	the class and number of shares in the capital of the Company held by such member(s) which are owned beneficially or of record by such member(s) and such Member Associated Person(s), if any;

(iii)	a description of any Derivative Instruments and Short Interests, if any, held directly or indirectly by such member(s) and such Member Associated Person(s), if any;

(iv)	a description of all agreements, arrangements and understandings between such member(s) (other than where the member is a Depositary) and such Member Associated Person(s), if any, each proposed nominee and any other person(s) (including their names) in connection with the nomination or proposal;

(v)	any other information relating to such member(s) and such Member Associated Person(s), if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(vi)	to the extent known by the member(s) making the request and the Member Associated Person(s), if any, on whose behalf the nomination or proposal is made, the name and address of any other member or Member Associated Person supporting the nominee for election as a Director or the other business to which such request relates.

21.2	For the purposes of Article 21.1, a “Member Associated Person” of any member shall mean:

(A)	any Person controlling, directly or indirectly, or acting in concert with, such member;

(B)	any beneficial owner of shares in the capital of the Company owned of record or beneficially (within the meaning of the Exchange Act) by such member; and

(C)	any Person controlling, controlled by or under common control with such Member Associated Person,

and in each case on whose behalf the member’s request in accordance with this Article 21 is made.

21.3

If a request made in accordance with Article 21.1 does not include the information specified in that Article, or if, without prejudice to the rights of any member under the Companies Act, a request made in accordance with Article 21.1 is not received in the time and manner required by Article 21.4, in respect of

A1-105

such shares which the relevant member(s) hold which are owned beneficially by such member(s) and the Member Associated Person(s), if any, on whose behalf the nomination or proposal is made (the “member default shares”) the relevant member(s) shall not be entitled to vote, either personally or by proxy (or, in the case of a corporation, a Corporate Representative) at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 21.1.

21.4	Without prejudice to the rights of any member under the Companies Act, a member who makes a request to which Article 21.1 relates, must deliver any such request in writing to the secretary at the Office not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30) calendar days before or more than seventy (70) calendar days after the date of the first anniversary of the preceding year’s annual general meeting or if no annual general meeting was held in the preceding year, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120) calendar day prior to such annual general meeting and not later than the close of business on the later of: (i) the ninetieth (90) calendar day prior to such annual general meeting and (ii) the tenth (10) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article 21.4.

Notwithstanding anything in the foregoing provisions of this Article 21.4 to the contrary, but again without prejudice to the rights of any member under the Companies Act, in the event that the number of directors to be elected to the Board is increased and there is no public announcement, naming all of the nominees for Director or specifying the size of the increased Board, made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting or, if no annual general meeting was held in the preceding year, (100) calendar days prior to the annual general meeting or, if later, the tenth (10) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company, a member’s notice required by this Article 21.4 shall also be considered as validly delivered in accordance with this Article 21.4, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Office not later than 5:00 p.m., local time, on the tenth (10) calendar day after the day on which such public announcement of the increased Board is first made by the Company.

Notwithstanding the provisions of Articles 21.1 or 21.3 or the foregoing provisions of this Article 21.4, a member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Articles 21.1 or 21.3 or in this Article 21.4. Nothing in Articles 21.1 or 21.3 or in this Article 21.4 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, to the extent applicable to the Company and, in such event, subject in each case to compliance with the Exchange Act.

22.	VOTES OF MEMBERS

22.1	A resolution put to the vote of a general meeting must be taken on a poll. This Article 22.1 may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

22.2	A member, proxy or corporate representative entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

22.3

Subject to any relevant special rights or restrictions attached to any shares (including, for the avoidance of doubt, such rights and restrictions set out in Article 4.1 above), on a vote on a resolution on a poll taken at

A1-106

a meeting, every qualifying member present in person or by proxy (or, in the case of a corporation, a Corporate Representative) and entitled to vote on the resolution shall have one vote in respect of each Ordinary Share.

22.4	In the case of joint holders the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

22.5	A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by any Person authorised in that behalf by that court or official and such Person may vote by proxy (or, in the case of a corporation, a Corporate Representative) Evidence to the satisfaction of the Board of the authority of the Person claiming the right to vote shall be delivered to the Office, or such other place as is specified in accordance with these Articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (provided that the Board may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day). Failure to satisfy the requirements of this Article 22.5 shall cause the right to vote not to be exercisable.

22.6	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a casting vote.

22.7	No member shall have the right to vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by representative or proxy, in respect of any share held by him unless all amounts presently payable by him in respect of that share have been paid.

22.8	If at any time the Board is satisfied that any member, or any other Person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Companies Act (a “section 793 notice”) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice (a “direction notice”) to such member direct that:

(a)	in respect of the shares in relation to which the default occurred (the “default shares”, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy (or, in the case of a corporation, a Corporate Representative) at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(b)	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (calculated exclusive of any shares held in treasury), in respect of the default shares:

(i)	no payment shall be made by way of dividend and no share shall be allotted or distributed pursuant to Articles 39.1, 40.1, and 40.2; and

(ii)	no transfer of any default share shall be registered unless:

(A)	the member is not himself in default as regards supplying the information required and it has been proved to the reasonable satisfaction of the Board that no Person in default of supplying the information required is interested in any of the shares which are the subject of the transfer; or

(B)	the transfer is an approved transfer.

For the purposes of ensuring this Article 22.8(b)(ii) can apply to all shares held by the member, the Company may in accordance with the Uncertificated Securities Rules, issue a written notification to the Operator requiring conversion into certificated form of any share held by the member in uncertificated form.

22.9	The Company shall send the direction notice to each other Person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

A1-107

22.10	Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)	a notice of an approved transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the Board.

22.11	The Board may at any time send a notice cancelling a direction notice.

22.12	The Company may exercise any of its powers under Article 4.9 in respect of any default share that is held in uncertificated form.

22.13	For the purposes of this Article 22.13 and Articles 22.9, 22.10, 22.11 and 22.12:

(a)	a Person shall be treated as appearing to be interested in any shares if the member holding such shares has sent information to the Company in response to a notification under section 793 of the Companies Act which either:

(i)	names such Person as being so interested; or

(ii)	fails to establish the identities of all those interested in the shares, and (after taking into account the said information and any other relevant information in the possession of the Company) the Company knows or has reasonable cause to believe that the Person in question is or may be interested in the shares;

(b)	the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)	a transfer of shares is an approved transfer if:

(i)	it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 974 of the Companies Act);

(ii)	the Board is satisfied that the transfer is made pursuant to a bona fide sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the holder or with any other Person appearing to be interested in the shares; or

(iii)	the transfer results from a sale made through a recognised investment exchange as defined in the FSMA or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

22.14	Nothing contained in Article 22.9, 22.10, 22.11 and 22.12 limits the power of the Company under section 794 of the Companies Act.

22.15	Any objection to the qualification of any Person voting at a general meeting or on a poll or to the counting of, or failure to count, any vote, must be made at the meeting or adjourned meeting or at the time the poll is taken (if not taken at the meeting or adjourned meeting) at which the vote objected to is tendered. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive. If a vote is not disallowed by the chairman of the meeting it is valid for all purposes.

22.16	The Company shall not be bound to enquire whether any proxy or corporate representative votes in accordance with the instructions given to him by the member he represents and if a proxy or corporate representative does not vote in accordance with the instructions of the member he represents the vote or votes cast shall nevertheless be valid for all purposes.

22.17	If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or any adjournment of the meeting, or at the time the poll is taken (if not taken at the meeting or adjourned meeting), and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

A1-108

23.	PROXIES AND CORPORATE REPRESENTATIVES

23.1	A member is entitled to appoint another Person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. A proxy need not be a member.

23.2	The appointment of a proxy shall be:

(a)	in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose; or

(b)	in the case of a proxy relating to the shares to which Article 23.2(a) does not apply:

(i)	in any usual form or in any other form or manner of communication which the Board may approve. Subject thereto, the appointment of a proxy may be:

(A)	in hard copy form; or

(B)	in electronic form, to the electronic address provided by the Company for this purpose.

23.3	The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed by or on behalf of the appointor in such manner as the Directors may approve, which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer or other Person duly authorised for that purpose or in any other manner authorised by its constitution.

23.4	The Board may, if it thinks fit, but subject to the provisions of the Companies Act, at the Company’s expense (with or without provision for their return prepaid) send hard copy forms of proxy for use at any general meeting, or at any separate meeting of the holders of any class of shares, and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. If, for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a Person or one of a number of Persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote, at a meeting shall not invalidate the proceedings at that meeting.

23.5	The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member. References in these Articles to an appointment of proxy include references to an appointment of multiple proxies.

23.6	Without prejudice to Article 19.13(b) or the second sentence of Article 19.16, the appointment of a proxy shall:

(a)	if in hard copy form, be delivered by hand or by post to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such notice or form of proxy; and

A1-109

(b)	if in electronic form, be received at the electronic address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Companies Act or at any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)	in the notice convening the meeting;

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such method of notification.

The Board may specify, when determining the times by which proxies are to be lodged, that no account shall be taken of any part of a day that is not a working day.

23.7	Without limiting these Articles, the Board may in relation to uncertificated shares:

(a)	approve the appointment of a proxy by means of an electronic communication in the form of an “uncertificated proxy instruction” (a properly authenticated dematerialised instruction and/or other instruction or notification, which is sent by means of the relevant system and received by such participant in that system acting on behalf of the Company as the Board may prescribe, in such form and subject to such terms and conditions as the Board may prescribe (subject always to the facilities and requirements of the relevant system));

(b)	approve supplements to, or amendments or revocations of, any such uncertificated proxy instruction by the same means; and

(c)	prescribe the method of determining the time at which any such uncertificated proxy instruction is to be treated as received by the Company or such participant and may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of the holder of a share as sufficient evidence of the authority of the Person sending that instruction to send it on behalf of that holder.

The term “properly authenticated dematerialised instruction” shall have the meaning given in the Uncertificated Securities Rules.

23.8	Subject to the provisions of the Companies Act, where the appointment of a proxy is expressed to have been or purports to have been sent or supplied by a Person on behalf of a holder:

(a)	the Company may treat the appointment as sufficient evidence of that Person’s authority to execute the appointment of proxy on behalf of that member; and

(b)	the holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment of proxy has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the Board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

23.9

Subject to Article 23.8 and the provisions of the Companies Act, a proxy appointment which is not delivered or received in accordance with Article 23.6 shall be invalid. Where two or more valid appointments of proxy are delivered or received in respect of the same share in relation to the same meeting, the one which was last delivered or received shall, unless otherwise specified in the notice convening the meeting, be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which is last delivered or received, or if the Company determines that it

A1-110

has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled determine which proxy appointment (if any) is to be treated as valid. Subject to the provisions of the Companies Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

23.10	The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

23.11	Subject to the provisions of the Companies Act, any corporation which is a member of the Company (the “grantor”) may, by resolution of its directors or other governing body, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other Person authorised for the purpose by the secretary may require all or any of such Persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such Person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one Person and more than one authorised Person purports to exercise a power in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

23.12	The termination of the authority of a Person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)	whether he counts in deciding whether there is a quorum at a meeting;

(b)	the validity of anything he does as chairman of a meeting;

(c)	the validity of a poll demanded by him at a meeting; or

(d)	the validity of a vote given by that Person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the Office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 23.6(a) or in electronic form received at the address specified by or on behalf of the Company in accordance with Article 23.6(b), regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

23.13	A proxy given in the form of a power of attorney or similar authorisation granting power to a Person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid if it grants authorisation for a period of more than three years, unless a contrary intention is stated in it.

24.	NUMBER AND TERM OF DIRECTORS

24.1	Subject to the Companies Act, the Board shall consist of such number of persons determined by the Board from time to time, but shall not exceed 14 persons prior to the 2019 AGM.

24.2	The composition of the Board (and, if applicable, each Director) will satisfy the requirements of applicable Law and any securities exchange on which the Company’s securities are listed.

24.3	The continuing Directors or sole continuing Director may act notwithstanding any vacancies in their number, but, if there is only one continuing Director, the continuing Director may act only for the purpose of filling vacancies or of calling a general meeting, but not for any other purpose.

A1-111

24.4	The Directors in office immediately following the unconditional adoption of these Articles shall be appointed for a term that will expire at the 2019 AGM. Despite the expiration of a Director’s term, the Director shall continue to serve following such expiration until his or her successor shall be duly elected, until he or she retires or is disqualified or removed pursuant to the terms of these Articles, or until there is a decrease in the size of the Board as determined by the Directors in accordance with Article 24.1. At the 2019 AGM, all the Directors then in office shall retire from office in accordance with Article 25.10 and may, subject to the size of the Board as determined by the Board in accordance with Article 24.1, be eligible, subject to applicable Law, to be nominated for appointment by the Board in accordance with Article 25.

25.	APPOINTMENT OF DIRECTORS

This Article 25 shall apply in respect of, and from and after, the 2019 AGM.

25.1	Directors shall be elected by ordinary resolution at the annual general meeting of the members of the Company. Subject to these Articles, the Board shall have the power at any time to appoint any Person who is willing to act as a Director, and is permitted by Law to do so, either to fill a vacancy or as an addition to the existing Board provided that the total number of Directors shall not exceed any maximum fixed in accordance with Article 24.1.

25.2	Subject to the provisions of the Companies Act, the Board may enter into an agreement or arrangement with any Director for the provision of any services outside the scope of the ordinary duties of a Director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Companies Act) the Board thinks fit and (without prejudice to any other provision of these Articles) it may remunerate any such Director for such services as it thinks fit.

25.3	No Person shall be appointed a Director at any general meeting unless:

(a)	he is nominated by the Board in accordance with Articles 25.4 and 25.5; or

(b)	notice in respect of that Person is given by a member qualified to vote at the meeting (other than the Person to be proposed) and has been received by the Company in accordance with Article 21.1 and Article 21.4 or section 338 of the Companies Act of the intention to nominate that Person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with notice by that Person of his willingness to be appointed.

25.4	Notwithstanding anything to the contrary contained in these Articles, but without prejudice to Article 25.3(b), each of the Directors (or his or her successor) shall be nominated in accordance with these Articles for election to the Board pursuant to a nomination at each of the annual general meetings of the members of the Company occurring. In the event of any such nomination process, the Board shall submit a nomination in accordance with Article 25.5 to nominate persons for appointment as Directors at the annual general meeting of the members of the Company.

25.5	Subject to the Articles, the Nominating and Corporate Governance Committee shall, in compliance with applicable Law and the listing requirements of NYSE, recommend persons to the Board for appointment as Directors at the annual general meeting of the members of the Company and any other relevant general meeting. Following a recommendation from the Nominating and Corporate Governance Committee pursuant to the provisions of this Article 25.5, the Board shall nominate such Persons as the Board thinks fit for appointment at the general meeting.

25.6	Subject to the provisions of the Companies Act, the Board may require that any notice of a proposed director by a member include additional disclosure regarding such proposed director, including such Person’s interest in the Company.

25.7	Except as otherwise authorised by the Companies Act, a motion for the appointment of two or more Persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

A1-112

25.8	In the event that at a general meeting it is proposed to vote upon a number of the resolutions for the appointment of a Person as a Director following the nomination of Director candidates by the Board and by one or more members in accordance with Article 25.3(b) (each a “Director Resolution”) that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the “Board Number”), the Person(s) that shall be appointed Director(s) shall first be the Person who receives the greatest number of “for” votes (whether or not the “for” votes are a majority of the votes cast in respect of that Director Resolution), and then shall second be the Person who receives the second greatest number of “for” votes (whether or not the “for” votes are a majority of the votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals (but in no circumstances exceeds) the Board Number.

25.9	Article 25.8 shall not apply to any resolution proposed to be voted on at a meeting in respect of the proposed removal of an existing Director and appointment of a Person instead of the Director so removed, which pursuant to Article 30.3 and the Companies Act shall be proposed as an ordinary resolution.

25.10	At every annual general meeting, all the Directors then in office shall retire from office and will be eligible, subject to applicable Law, to be nominated for re-appointment by the Board in accordance with this Article 25. A Director retiring at a general meeting retires at the end of that meeting or (if earlier) when another Person is elected in the Director’s place. Where a retiring Director is re-appointed he continues as a Director without a break.

25.11	In the event of the resignation, removal or death (or other circumstance resulting in vacancy), as applicable, of a Director, unless the Board determines otherwise (including when acting pursuant to the Guidelines), a replacement candidate shall be appointed by the Board following a recommendation from the Nominating and Corporate Governance Committee pursuant to the provisions of Article 25.5.

25.12	Unless the Board determines otherwise (including when acting pursuant to the Guidelines), a Director shall not be required to hold any shares in the capital of the Company by way of qualification.

26.	DIRECTORS’ FEES AND EXPENSES

26.1	Unless otherwise determined by the Company by ordinary resolution, the remuneration of the Directors (other than the Executive Chair, any chief executive officer who is serving as a Director and Directors employed by the Company in an executive capacity, each of whom shall not receive separate remuneration for his services as a Director) for their services in the office of Director shall be as the Board may from time to time determine (or as the Company may decide by ordinary resolution). The total fees will be divided among the Directors in the proportions that the Directors decide. If no decision is made, the total fees will be divided equally. The fees shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

26.2	The Directors may also be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or of committees of the Board, or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the discharge of their duties as Directors. The Company can also fund a Director’s or former Director’s expenditure (reasonably incurred) and that of a Director or former Director of any holding company of the Company for the purposes permitted by the Law and can do anything to enable a Director or former Director or a Director or former Director of any holding company of the Company to avoid incurring such expenditure all as provided in the Law.

26.3	Subject to the Companies Act, the Directors may make arrangements to provide a Director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of the Company; or enabling him to properly perform his duties as a Director of the Company; or enabling him to avoid incurring any such expenditure.

A1-113

26.4	Any Director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a Director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the Board may determine.

27.	POWERS OF THE BOARD

27.1	Subject to the provisions of the Companies Act, these Articles and to any directions given by special resolution to take or refrain from taking, specified action, the business of the Company shall be managed by the Board who may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by Articles 27.1 to 27.4 inclusive shall not be limited by any special power given to the Board by these Articles, and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

27.2	The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them as directors of such body corporate, or voting or providing for the payment of remuneration or the provision of indemnification to the directors of such body corporate).

27.3	The Board may decide to make provision for the benefit of Persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any Person of the whole or part of the undertaking of the Company or that Subsidiary.

27.4	Subject to the provisions of the Companies Act, the Board may exercise all the powers of the Company to borrow money, to indemnify and guarantee, to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company, to create and issue debentures and other securities and to give security, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

27.5	Notwithstanding any other provision of these Articles, the Board shall have the power:

(a)	subject to Article 27.7, from time to time, make, adopt, amend, supplement, replace and rescind corporate governance guidelines which govern and establish the regulations applicable to the proceedings of the Board and the roles and responsibilities of the Directors and officers of the Company (the “Guidelines”);

(b)	at any time prior to the 2019 AGM to appoint any Person who is willing to act as a Director, and is permitted by Law to do so, either to fill a vacancy or as an addition to the existing Board provided that the total number of Directors shall not exceed any maximum fixed in accordance with Article 24.1;

(c)	at any time prior to the 2021 AGM (i) to appoint any Person who is willing to act as a Director, and is permitted by Law to do so, to fill a vacancy in the event that the chairman of the Board, the Chief Executive Officer or the Independent Lead Director from time to time ceases to be a Director and (ii) to appoint the chairman of the Board, whether or not holding executive office, or a Director holding the office of chief executive officer;

(d)	subject to the provisions of the Companies Act, at any time prior to the 2019 AGM to enter into an agreement or arrangement with any Director for the provision of any services outside the scope of the ordinary duties of a Director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Companies Act) the Board thinks fit and (without prejudice to any other provision of these Articles) it may remunerate any such Director for such services as it thinks fit;

A1-114

(e)	to authorise conflicts of interest;

(f)	to form committees of the Board and to designate Directors for the purposes of participation in any such committee of the Board; and

(g)	(i) during the Initial Board Transition Period, to delegate any of the powers which are conferred on them under these Articles by a two-thirds vote of the entire Board in such circumstances and in respect of such matters as the Directors may decide in accordance with the Guidelines and (ii) from and after the conclusion of the Initial Board Transition Period until conclusion of the 2021 AGM, to delegate any of the powers conferred on them under the Articles.

27.6	Except in so far as the Guidelines may provide for a higher standard, and subject to Article 27.7, during the Initial Board Transition Period, Special Board Approval shall be required for the transaction of any business by the Board and thereafter questions arising at a meeting of the Board shall be decided by a majority of votes of the Directors present at such meeting who are entitled to vote on such question. If votes are equal, the resolution will not be passed and for the avoidance of the doubt the chairman of the meeting shall not be entitled to a casting vote.

27.7	Until:

(a)	conclusion of the 2019 AGM, without prejudice to any obligation a Director may have under the Companies Act, the amendment, supplementation, replacement or rescission of Article I.A, Article I.B, Article I.C, Article I.E, Article I.F, Article I.L, Article III.A, Article III.C, Article III.D, Article V or Exhibit A of the Guidelines adopted at or prior to the adoption of these Articles or the addition of any provision inconsistent with the foregoing shall require the approval of two-thirds of the entire Board; and

(b)	conclusion of the 2021 AGM, without prejudice to any obligation a Director may have under the Companies Act, the amendment, supplementation, replacement or rescission of Article I.E or Article I.F of the Guidelines or the addition of any provision inconsistent with the foregoing shall require the approval of two-thirds of the entire Board.

27.8	Until conclusion of the 2021 AGM, Articles 24.1, 27.5, 27.6, 27.7 and this Article 27.8 may only be amended or removed upon recommendation by two-thirds of the entire Board and the sanction of a special resolution of the Company.

27.9	The Guidelines are not, and are not intended to form, part of these Articles but the Guidelines may, for reasons of convenience, repeat provisions in these Articles.

28.	COMPLIANCE WITH NYSE RULES

28.1	For as long as the Ordinary Shares are listed on the NYSE, the Company shall comply with all NYSE corporate governance and listing standards set forth in the NYSE Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether the Company is a foreign private issuer.

29.	DELEGATION OF DIRECTORS’ POWERS

29.1	Subject to the provisions of these Articles, (i) during the Initial Board Transition Period, Directors may delegate any of the powers which are conferred on them under these Articles by a two-thirds vote of the entire Board in such circumstances and in respect of such matters as the Directors may decide in accordance with the Guidelines and (ii) from and after the conclusion of the Initial Board Transition Period, the Directors may delegate any of the powers conferred on them under the Articles:

(a)	to a committee of one or more Directors and (if thought fit) one or more other Persons, to such an extent and on such terms and conditions as the Board thinks fit (and such ability of the Directors to delegate under this Article applies to all powers and discretions and will not be limited because certain Articles refer to powers and discretions being exercised by committees authorised by Directors while other Articles do not);

A1-115

(b)	to such Person, by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegating to any Director holding any executive office, any manager or agent such of its powers as the Board considers desirable to be exercised by him; or

(c)	to any specific Director or Directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the Directors either in parallel with, or in place of, the powers of the Directors acting jointly.

Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. References in these Articles or the Guidelines to any committee, Director, employee or agent include those acting under a delegation pursuant to this Article 29.1. The Directors can remove any people they have appointed in any of these ways and cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not had any notice of any cancellation or change.

29.2	Any committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, but no such committee shall have the power or authority in reference to the following matters:

(a)	approving or adopting, or recommending to the members of the Company, any action or matter (other than the election or removal of Directors) expressly required by the Companies Act to be submitted to the members of the Company for approval; or

(b)	amending or repealing these Articles.

29.3	The power to delegate under Article 29.1 includes the power to delegate the determination of any fee, remuneration or other benefit which may be paid or provided to any Director.

29.4	The Board may appoint any Person to any office or employment having a designation or title including the word “Director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “Director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

  Committees

29.5	The proceedings of any committee appointed under paragraph (a) of Article 29.1 with two or more members shall be governed by such of these Articles as regulate the proceedings of Directors so far as they are capable of applying, and the quorum at a meeting of any such committee shall be two unless the committee shall consist of one or two members, in which event one member shall constitute a quorum.

29.6	Subject to these Articles, the Directors may make rules regulating the proceedings of such committees which may be set out in the Guidelines. For as long as the Ordinary Shares are listed on the NYSE, all committees shall comply with the applicable rules of the NYSE applicable to non-controlled domestic U.S. issuers.

30.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

30.1	A Person ceases to be a Director if:

(a)	the period expires, if he has been appointed for a fixed period;

A1-116

(b)	he ceases to be a Director by virtue of any provision of the Companies Act (including, without limitation, section 168 of the Companies Act) or he becomes prohibited by Law from being a Director;

(c)	he is deemed unfit or has otherwise been requested to be removed from office by any regulatory authority in any applicable jurisdiction;

(d)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(e)	a registered medical practitioner who is treating that Person gives a written opinion to the Company stating that that Person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(f)	by reason of his mental health a court makes an order which wholly or partly prevents him from personally exercising any powers or rights he would otherwise have;

(g)	he resigns his office by notice in writing to the Company and such resignation has taken effect in accordance with its terms specified in writing, provided that if no time is specified, such resignation will take effect at the time of receipt;

(h)	in the case of a Director who is the initial Executive Chair or the initial Chief Executive Officer, his appointment as such expires after the 2019 AGM or is terminated, and, in the case of any other Director who holds any executive office whose appointment is terminated or expires, the Board resolves that he should cease to be a Director;

(i)	he is absent for more than six consecutive months without permission of the Board from meetings of the Board held during that period and the Board resolves that he should cease to be a Director; or

(j)	he dies.

30.2	A resolution of two-thirds of the Directors (excluding the Director the subject of Article 30.1) declaring a Director to have ceased to be a Director under the terms of this Article is conclusive as to the fact and grounds of cessation stated in the resolution.

30.3	The members may by ordinary resolution remove a Director at any time either with or without cause. The Board may by a two-thirds vote of the entire Board remove a Director at any time either with or without cause.

30.4	If a Director ceases to be a Director for any reason, he shall cease to be a member of any committee of the Directors.

31.	EXECUTIVE DIRECTORS

31.1	Subject to the provisions of the Companies Act and Article 32.4, the Directors may appoint one or more of their number to the office of executive chair (“Executive Chair”), chief executive officer (“Chief Executive Officer”) or to any other executive office of the Company (including, without limitation, to hold the office of president and/or treasurer but excluding that of auditor) and any such appointment may be made for such term, at such remuneration and on such other conditions as the Directors think fit and the Directors may subject the exercise of such power to such rules and procedures as may be set forth in the Guidelines. The Company may enter into an agreement or arrangement with any such Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the Person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

31.2

The emoluments of any Directors holding executive office for his services shall be determined by the Board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits

A1-117

for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

32.	DIRECTORS’ INTERESTS

32.1	For the purposes of these Articles: (i) a conflict of interest may include (x) a conflict of interest and duty and (y) a conflict of duties, (ii) interest includes both direct and indirect interests and (iii) a Contract includes references to an existing or proposed Contract and to an existing or proposed transaction or arrangement whether or not it is or will be a Contract.

32.2	For the purposes of section 175 of the Companies Act, the Board may (subject to such terms and conditions, if any, as the Board may think fit to impose from time to time, and always subject to the Board’s right to vary or terminate such authorisation) authorise, to the fullest extent permitted by Law:

(a)	any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company or which may reasonably be regarded as likely to give rise to a conflict of interest; and

(b)	without prejudice to the generality of paragraph (a) of this Article 32.2, a Director to accept or continue in any office, employment or position in addition to his office as a Director and the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that any such authorisation will be effective only if:

(i)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(ii)	the matter was agreed to without such Director voting or would have been agreed to if such Director’s votes had not been counted.

The Board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded). The Board may vary or terminate any such authorisation at any time. A Director shall comply with any obligations imposed on him by the Directors pursuant to any such authorisation.

32.3	In accordance with Article 32.2, a Director shall be authorised for the purposes of section 175 of the Companies Act to act or continue to act as a Director notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Company’s group.

32.4	Subject to Article 32.2, and for all purposes pursuant to these Articles or any agreement between the members, each Director with an interest pursuant to Article 32.2 may be authorised by the Board to:

(a)	attend and vote at meetings of the Board (or any committee thereof) at which any relevant matter will or may be discussed, and receive Board papers relating thereto, and, if so authorised, need not exercise independent judgment at such meetings in reliance on section 173(2) of the Companies Act; and

(b)	receive confidential information and other documents and information relating to the Company.

32.5	Subject to the provisions of the Companies Act, and provided that he has disclosed to the Board the nature and extent of any material interest of his (unless the circumstances referred to in section 177(5) or section 177(6) of the Companies Act apply, in which case no disclosure is required), a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

A1-118

(b)	may (or any firm of which he is a member may) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is otherwise interested and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(c)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking:

(i)	in which the Company is (directly or indirectly) interested as shareholder, member, partner or otherwise; or

(ii)	with which he has such a relationship at the request or direction of the Company.

For the purposes of this Article 32.5, a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified Person or class of Persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified.

32.6	Subject to these Articles, the Directors can exercise or arrange for the exercise of the voting rights attached to any shares in another company held by the Company and the voting rights which they have as directors of that company in any way that they decide. This includes voting in favour of a resolution appointing any of them as directors or officers of that company and deciding their remuneration. Subject to these Articles, they can also vote and be counted in the quorum as Directors in connection with any of these things.

32.7	A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any undertaking:

(a)	the acceptance, entry into or existence of which has been authorised by the Board pursuant to Article 32.2 (subject, in any case, to any limits or conditions to which such authorisation was subject); or

(b)	which he is permitted to hold or enter into by virtue of Article 32.5, nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act;

32.8	Any disclosure required by Article 32.5 may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with section 177 of the Companies Act.

32.9	A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director and in respect of which he owes a duty of confidentiality to another Person. However, to the extent that his relationship with that other Person gives rise to a conflict of interest or possible conflict of interest, this Article 32.9 applies only if the existence of that relationship has been authorised by the Board pursuant to Article 32.2. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he fails:

(a)	to disclose any such information to the Board or to any Director or other officer or employees of the Company; and/or

(b)	to use or apply any such information in performing his duties as a Director.

32.10	Where the existence of a Director’s relationship with another Person has been authorised by the Board pursuant to Article 32.2 and his relationship with that Person gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he:

(a)	absents himself from meetings of the Board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

A1-119

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

32.11	The provisions of Articles 32.8 and 32.9 are without prejudice to any equitable principle or rule of Law which may excuse the Director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)	attending meetings or discussions or receiving documents and information as referred to in Article 32.9, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

33.	PROCEEDINGS OF DIRECTORS

33.1	Subject to the provisions of these Articles, the Board may regulate their proceedings as they think fit, except that the Board shall operate in accordance with the Guidelines unless otherwise agreed by the approval of two-thirds of the entire Board.

33.2	A Director may, and the secretary at the request of a Director shall, call a meeting of the Board or a committee of the Board by giving notice to each Director. A notice of a meeting of the Board shall be deemed to be properly given to a Director if given to him personally or by word of mouth, or sent in hard copy to him at his last known address or any other address (if any) as may for the time being be specified by him or on his behalf to the Company for this purpose or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for this purpose. Any Director may waive the requirement for notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 33.2 need not be in writing if the Board so determines and any such determination may be retrospective.

33.3	No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum at a meeting of the Board shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no Director objects. A Director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting.

33.4	Subject to the provisions of these Articles, the Directors may at any time elect from their number, and remove, a chairman of the Board and a deputy chairman. Unless he is unwilling to do so, the Director appointed as chairman, or in his stead the Director appointed as deputy chairman, if any, or in his stead the Independent Lead Director, shall preside at all meetings of the Board at which he is present. If there is no Director holding any such office, or if neither the chairman nor the deputy chairman nor the Independent Lead Director is present within five minutes after the time appointed for the meeting, or if the chairman or deputy chairman or Independent Lead Director is not willing to preside, the Directors present may choose one of their number to be chairman of the meeting.

33.5

All acts done by a meeting of the Board, or of a committee of the Board, or by a Person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was a defect in the appointment of any Director, any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, or that the meeting was not quorate (provided that the Directors present at the inquorate meeting believed, in good faith, that the meeting was quorate and made all such enquiries as were reasonable in the circumstances to establish that the meeting

A1-120

was quorate), be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and that the meeting was quorate.

33.6	A resolution in writing agreed to by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board and who would be entitled to vote (and whose vote would have been counted) on the resolution at a meeting of the Board or of a committee of the Board shall (if that number is sufficient to constitute a quorum) be as valid and effectual as if it had been passed at a meeting of the Board or (as the case may be) of that committee, duly convened and held. A resolution in writing is adopted when the Company receives from all such Directors a document indicating their agreement to the proposed resolution either by being signed or otherwise authenticated in the manner permitted by the Companies Act for a document in the relevant form, sent in either hard copy or electronic form (including facsimile transmission) to such address (if any) for the time being specified by the Company for that purpose.

33.7	Without prejudice to Article 33.1, a meeting of the Board or of a committee of the Board may consist of a conference between Directors who are not all in one place, but each of whom is able (whether directly or by conference telephone or by any other form of communication equipment) to hear each of the other participating Directors, and to speak to and be heard by each of the others simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly and the word “meeting” in these Articles shall be construed accordingly. Such meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is located.

33.8	Except as otherwise provided by these Articles, a Director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, the Company) which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless his interest arises only because the resolution falls within one or more of the following matters:

(a)	the giving of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him at the request of, or for the benefit of, the Company or any of its Subsidiary undertakings;

(b)	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its Subsidiary undertakings for which the Director has assumed responsibility (in whole or in part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)	the giving to him of any other indemnity which is on substantially the same terms as indemnities given or to be given to all of the other Directors and/or to the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other Directors have been given or are to be given substantially the same arrangements;

(d)	a Contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its Subsidiary undertakings for subscription, purchase or exchange, in which offer he is or may be entitled to participate as holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(e)

a Contract, arrangement, transaction or proposal concerning any other undertaking in which he or any Person connected with him is interested, directly or indirectly, and whether as an officer, shareholder, member, partner, creditor or otherwise if he and any Persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Companies Act) representing one per cent. or more of either any class of the equity share capital (excluding any shares of that class held as treasury shares) of such undertaking (or any other undertaking through

A1-121

which his interest is derived) or of the voting rights available to shareholders, members, partners or equivalent of the relevant undertaking (or any interest being deemed for the purpose of this Article 33.9 to be likely to give rise to a conflict with the interests of the Company in all circumstances);

(f)	a Contract, arrangement, transaction or proposal for the benefit of employees and Directors and/or former employees and Directors of the Company or any of its Subsidiary undertakings and/or members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any Person who is or was dependent on such Persons, including but without being limited to a retirement benefits scheme and an employees’ share scheme, which does not accord to any Director any privilege or advantage not generally accorded to the employees and/or former employees to whom such arrangement relates; and

(g)	a Contract, arrangement, transaction or proposal concerning any insurance against any liability which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for Persons who include Directors.

33.9	The Company may by ordinary resolution, suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors or ratify any transaction not duly authorised by reason of contravention of any such provision. The Board may, with the approval of two-thirds of the entire Board with respect to prohibitions set forth in the Guidelines and otherwise with the approval of a majority of the Board attending and voting at a meeting of the Board, suspend or relax to any extent, in respect of any particular matter, any provision of these Articles or the Guidelines prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors.

33.10	Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any undertaking in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

33.11	If a question arises at a meeting of the Directors, or a meeting of a committee of the Directors, as to the right of a Director to vote, the question may, before the conclusion of the meeting, be decided by a resolution of a majority of Directors present at the meeting (other than the Director concerned and any other Director having a like interest as such Director) and such resolution shall be final and conclusive.

34.	MINUTES

34.1	The Directors shall cause minutes to be made in books kept for the purpose:

(a)	of all appointments of officers made by the Directors; and

(b)	of all proceedings at meetings of the Company, of the holders of any class of shares in the capital of the Company, and of the Board, and of committees of the Board, including the names of the Directors present at each such meeting.

34.2	Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

35.	SECRETARY

35.1	Subject to the provisions of the Companies Act, the secretary shall be appointed by the Board for such term, at such remuneration and on such other conditions as they think fit. Any secretary so appointed may be removed by the Board but without prejudice to any claim for damages for breach of any Contract of service between him and the Company.

A1-122

36.	THE SEAL

36.1	The seal shall be used only by the authority of a resolution of the Board or of a committee of the Board. The Board may determine whether any instrument to which the seal is affixed, shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the Board:

(a)	share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)	every other instrument to which the seal is affixed shall be signed by two authorised Persons or by a Director in the presence of a witness who attests the signature and for this purpose an authorised Person is any Director or the secretary of the Company.

36.2	Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the Board, in any manner permitted by section 44(2) of the Companies Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

36.3	Subject to the provisions of the Companies Act, the Company may have an official seal for use in any place.

37.	REGISTERS

37.1	Subject to the provisions of the Companies Act, the Company may keep an overseas or local register in any place, and the Board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

37.2	Any Director or the secretary or any other Person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Board or any committee of the Board, whether in hard copy form or electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Board or a committee of the Board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all Persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of any proceedings at a duly constituted meeting.

38.	DIVIDENDS

38.1	The rights as regarding income attaching to the Ordinary Shares shall be as set out in this Article 38.

38.2	Each Ordinary Share shall be entitled to receive all of the distributable profits available and declared by the Directors for distribution by way of a dividend amongst the holders of the Ordinary Shares. Each Ordinary Share shall rank equally with all other Ordinary Shares in the capital of the Company for any dividend and the holder of each Ordinary Share shall receive its pro rata portion of any dividend rounded to the nearest whole number (such rounding to be in the sole discretion of the Board).

A1-123

38.3	Subject to the provisions of the Companies Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

38.4	Subject to the provisions of the Companies Act and to Article 38.8, the Board may pay interim dividends, whether or not satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate, of such amounts and on such dates and in respect of such periods as they may think fit if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Board may:

(a)	pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if at the time of payment, any preferential dividend is in arrears; and

(b)	pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

If the Board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights. Where any distribution is satisfied wholly or partly by the distribution of assets, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

38.5	Dividends may be declared and paid in any currency or currencies that the Board shall determine. The Board may also determine the exchange rate and the relevant date for determining the value of any dividend in any currency.

38.6	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. If any share is issued on terms that it ranks for dividend as from a particular date, it shall rank for dividend accordingly. In any other case (and except as aforesaid), dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purpose of this Article 38.6, an amount paid up on a share in advance of a call shall be treated, in relation to any dividend declared after the payment but before the call, as not paid up on the share.

38.7	Subject to Article 38.8, a general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

38.8	Unless otherwise approved by the vote by two-thirds of the entire Board and approved by an ordinary resolution of the Company, where the securities of another body corporate are distributed, they must only be distributed to holders of Ordinary Shares on the basis that the holders of Ordinary Shares receive the identical class of securities of that other body corporate on an equal per share basis.

38.9	Any dividend or other money payable in respect of a share may be paid:

(a)	in cash;

(b)	by cheque or warrant made payable to or to the order of the holder or Person entitled to payment;

A1-124

(c)	by direct debit, bank or other funds transfer system to the holder or Person entitled to payment or, if practicable, to a Person designated by notice to the Company by the holder or Person entitled to payment; or

(d)	by any other method approved by the Board and agreed (in such form as the Company thinks appropriate) by the holder or Person entitled to payment.

For uncertificated shares, any payment may be made by means of the relevant system (subject always to the facilities and requirements of the relevant system) and such payment may be made by the Company or any other Person on its behalf sending an instruction to the Operator of the relevant system to credit the cash memorandum account of the holder or joint holder of such shares or, if permitted by the Company, of such Person as the holder or joint holders may in writing direct.

38.10	If two or more Persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)	pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for the payment; and

(b)	for the purpose of Article 38.9, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

38.11	A cheque or warrant may be sent by post:

(a)	where a share is held by a sole holder, to the registered address of the holder of the share;

(b)	if two or more Persons are the holders of the share, to the registered address of the Person who is first named in the register of members;

(c)	if two or more Persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of Law, as if it were a notice to be sent under Article 45.12; or

(d)	in any case to such Person and to such address as the Person entitled to payment may direct by notice to the Company.

38.12	Every cheque or warrant shall be made payable to the order of or to the Person or Persons entitled or to such other Person as the Person or Persons entitled may by notice direct and payment of the cheque or warrant shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or relevant system in accordance with these Articles shall be at the risk of the holder or Person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 38.9.

38.13	The Company may cease to send any cheque or warrant (or to use any other method of payment) for any dividend payable in respect of a share if:

(a)	in respect of at least two consecutive dividends payable on that share the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed); or

(b)	following one such occasion, reasonable enquiries have failed to establish any new address of the holder;

but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) for dividends payable on that share if the Person or Persons entitled so request and have supplied in writing a new address or account to be used for that purpose.

38.14	The Board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a Person is entitled by transmission to a share, the Board may retain any dividend payable in respect of that share until that Person (or that Person’s transferee) becomes the holder of that share.

A1-125

38.15	No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

38.16	Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other money payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it.

38.17	All amounts payable by the Company pursuant to these Articles, including dividends, shall be paid without any withholding or deduction, save as may be required by applicable Law.

39.	SCRIP DIVIDENDS

39.1	The Board may offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of all or any dividend subject to the following terms and conditions:

(a)	Each holder of shares shall be entitled to that number of new shares as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend but elects to forego (each a new share). For this purpose, the value of each new share shall be:

(i)	equal to the average quotation for the relevant shares in the capital of the Company, that is, the average of the closing prices for those shares on the NYSE or, if an NYSE quote is not available, Euronext or, if neither NYSE nor Euronext quotes are available, other exchange or quotation service on which the Company’s shares are listed or quoted as derived from such source as the Board may deem appropriate, on the day on which such shares are first quoted ex the relevant dividend and the four subsequent business days; or

(ii)	calculated in any other manner the Board considers fit;

but shall never be less than the par value of the new share. A certificate or report by the auditors as to the value of a new share in respect of any dividend shall be conclusive evidence of that value.

(b)	Each holder of shares shall only be entitled to new Ordinary Shares.

(c)	On or as soon as possible after announcing that any dividend is to be declared or recommended, the Board, if it intends to offer an election in respect of that dividend, shall also announce that intention. If, after determining the basis of allotment, the Board decides to proceed with the offer, it shall notify the holders of shares of the terms and conditions of the right of election offered to them, specifying the procedure to be followed and place at which, and the latest time by which, elections or notices amending or terminating existing elections must be delivered in order to be effective.

(d)	The Board shall not proceed with any election unless the Board has sufficient authority to allot shares and sufficient reserves or funds that may be appropriated to give effect to it after the basis of allotment is determined.

(e)	The Board may exclude from any offer any holders of shares where the Board believes the making of the offer to them would or might involve the contravention of the Laws of any territory or that for any other reason the offer should not be made to them.

(f)

The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on shares in respect of which an election has been made (the elected Ordinary Shares) and instead such number of new shares shall be allotted to each holder of elected Ordinary Shares as is arrived at on the basis stated in paragraph (a) of this Article 39.1. For that purpose the Board shall appropriate out of any amount for the time being standing to the credit of

A1-126

any reserve or fund (including without limitation the profit and loss account), whether or not it is available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to each holder of elected shares as is arrived at on the basis stated in paragraph (a) of this Article 39.1.

(g)	The new shares when allotted shall rank pari passu in all respects with the fully paid shares of the same class then in issue except that they shall not be entitled to participate in the relevant dividend in lieu of which they were allotted.

(h)	No fraction of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i)	The Board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article 39.1 or otherwise in connection with any offer made pursuant to this Article 39.1 and may authorise any Person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters Any agreement made under such authority shall be effective and binding on all concerned.

(j)	The Board may, at its discretion, amend, suspend or terminate any offer pursuant to the above.

40.	CAPITALISATION OF PROFITS

40.1	The Board may, subject to the provisions of this Article 40.1, Article 40.2 and Article 40.3 inclusive, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and:

(a)	appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend;

(b)	apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 40.1, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)	allot the shares, debentures or other obligations credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other;

(d)	resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall so long as such shares remain partly paid rank for dividend only to the extent that the latter shares rank for dividend;

(e)	where shares or debentures become, or would otherwise become, distributable under this Article 40.1 in fractions, make such provision as the Board thinks fit for any fractional entitlements

A1-127

including without limitation authorising their sale and transfer to any Person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any Person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

(i)	the allotment to members respectively, credited as fully paid, of any further shares, debentures or other obligations to which they are entitled upon such capitalisation; or

(ii)	the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sums resolved to be capitalised, and any agreement made under such authority being binding on all such members; and

(g)	generally do all acts and things required to give effect to such resolution as aforesaid.

40.2	In exercising its authority under Article 40.1, unless approved by the vote of two-thirds of the entire Board and approved by an ordinary resolution of the Company, the Board may only resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and to issue and allot Ordinary Shares, as otherwise contemplated by Article 40.1, to holders of Ordinary Shares on an equal per share basis.

40.3	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares on terms which provide (inter alia) for adjustments to the subscription, exercise or base price payable on the exercise of such award or to the number of shares to be allotted upon the exercise, or with respect to, such award, in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription, exercise or base price for any share being less than its nominal value, then, subject to the provisions of the Companies Act, the Directors may, on the exercise of any of the awards concerned and payment of the subscription, exercise or base price which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 40.1 above (as if such Article 40.1 did not make reference to Article 40.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 40.1 shall apply mutatis mutandis to this Article 40.3 as if Article 40.1 did not make reference to Article 40.2.

40.4	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares, then, subject to the provisions of the Companies Act, the Directors may, on the grant, exercise or vesting of any of the awards concerned, capitalise any such profits or other sum as is mentioned in Article 40.1 above (as if such Article 40.1 did not make reference to Article 40.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the grant, exercise or vesting of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 40.1 shall apply mutatis mutandis to this Article 40.4 as if Article 40.1 did not make reference to Article 40.2.

A1-128

41.	RETURN OF CAPITAL

41.1	The rights as regards return of capital attaching to the Ordinary Shares shall be as set out in this Article.

41.2	On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the members shall be applied in the same order of priority as applies in respect of dividends and distributions set out in Article 38 (or as close thereto as is possible).

42.	CHANGE OF THE COMPANY’S NAME

The Company’s name may be changed by resolution approved by the Board.

43.	RECORD DATES

43.1	Notwithstanding any other provision of these Articles, and subject to the requirements of the Companies Act and the Uncertificated Securities Rules, but without prejudice to any special rights attached to any shares, the Company or the Directors may:

(a)	fix any date as the record date for any dividend, distribution, allotment or issue, which shall not be more than 60 days prior to such action;

(b)	for the purpose of determining which Persons are entitled to attend and vote at a general meeting of the Company, or a separate meeting of the holders of any class of shares in the capital of the Company, and how many votes such Persons may cast, specify in the notice of meeting a time by which a Person must be entered on the register in order to have the right to attend or vote at the meeting provided that such time shall not be more than 60 days nor less than 10 days before the date of such meeting and changes to the register after the time specified by virtue of this Article 43.1 shall be disregarded in determining the rights of any Person to attend or vote at the meeting; and

(c)	for the purposes of sending notices to any one or more members (including, without limitation, notices of general meetings, or separate general meetings of the holders of any class of shares in the capital of the Company), give such notices by reference to the register of members as it stands at the close of business on a day determined by the Company or the Board, which day may not be more than 60 days before the day that such notices are sent.

43.2	In the case of determination of members entitled to vote at any general meeting or adjournment thereof, or a separate meeting of the holders of any class of shares in the capital of the Company, the record date shall, unless otherwise required by the Companies Act or the Uncertificated Securities Rules, not be more than 60 days nor less than 10 days before the date of such meeting.

43.3	In the case of any other lawful action, and save as otherwise provided by these Articles, the record date shall not be more than 60 days prior to such other action.

44.	ACCOUNTS

44.1	No member (as such, other than a Director) shall have any right to inspect any accounting record or other document of the Company, unless he is authorised to do so by statute, by order of the court, by the Board or by ordinary resolution of the Company.

44.2	Subject to the provisions of the Companies Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Companies Act, be sent to every member and to every holder of the Company’s debentures, and to every Person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a Person for whom the Company does not have a current address.

44.3

Subject to the provisions of the Companies Act, the requirements of Article 44.2 shall be deemed satisfied in relation to any Person by sending to the Person, instead of such copies, a summary financial statement

A1-129

derived from the Company’s annual accounts and Directors’ report, which shall be in the form and containing the information prescribed by the Companies Act and any regulations made under the Companies Act.

45.	NOTICES AND OTHER COMMUNICATIONS

45.1	Any notice to be given to or by any Person pursuant to these Articles shall be in writing other than a notice calling a meeting of the Directors which need not be in writing.

45.2	Any notice, document or information may (without prejudice to Articles 45.9 and 45.10) be given, sent or supplied by the Company to any member either:

(a)	personally;

(b)	by sending it by post in a prepaid envelope addressed to the member at his registered address or postal address given to the Company for that purpose, or by leaving it at that address;

(c)	through a relevant system, where the notice, document or information relates to uncertificated shares;

(d)	subject to Article 45.3, by sending it in electronic form to a Person who has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(e)	subject to the provisions of the Companies Act, by making it available on a website, provided that the requirements in (i) to (iv) below are satisfied.

The requirements referred to in paragraph (e) are that:

(i)	the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him by making it available on a website and the Company has not received a response within the period of 28 days beginning on the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(ii)	the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (“notification of availability”); and

(iii)	in the case of a notice of meeting, the notification of availability states that it concerns a notice of a Company meeting, specifies the place, time and date of the meeting, and states whether it will be an annual general meeting, and

(iv)	the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and in all other cases throughout the period specified by any applicable provision of the Companies Act, or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

45.3	The Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or Persons entitled by transmission and by members or Persons entitled by transmission to the Company.

A1-130

45.4	In the case of joint holders of a share:

(a)	it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register of members in respect of the joint holding (first named holder) only and any notice, document or other information so sent shall be deemed for all purposes sent to all the joint holders; and

(b)	the agreement of the first named holder that notices, documents and information may be given, sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

45.5	The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

45.6	For the avoidance of doubt, the provisions of Articles 45.1 to 45.5 are subject to Article 17.6.

45.7	A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

45.8	Every Person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been given to the Person from whom he derives his title, but this Article 45.8 does not apply to a notice given under section 793 of the Companies Act.

45.9	Subject to the provisions of the Companies Act, where by reason of the suspension or curtailment of postal services, the Company is unable effectively to give notice of a general meeting, the general meeting may be convened by public announcement. The Company shall send a copy of the notice to members in the same manner as it sends notices under Articles 45.1 to 45.5 inclusive if at least seven clear days before the meeting the posting of notices again becomes practicable.

45.10	Subject to the provisions of the Companies Act, any notice, document or information to be given, sent or supplied by the Company to the members or any of them, not being a notice to which Article 45.9 applies, shall be sufficiently given, sent or supplied if given by public announcement.

45.11	Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)	by hand shall be deemed to have been received by the member when it is handed to the member or left at his registered address;

(b)	by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post, or it was sent by air mail to an address outside the United Kingdom, in which case it shall be deemed to have been received 48 hours after it was posted Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent or supplied;

(c)	by means of a relevant system, shall be deemed to have been received when the Company or any sponsoring system-participant acting on its behalf sends the issuer instructions relating to the notice, document or other information;

(d)	by advertisement, shall be deemed to have been received on the day on which the advertisement appears;

(e)

by electronic means, shall be deemed to have been received by the member on the day following that on which it was sent or supplied Proof that a notice, document or information in electronic form was addressed to the electronic address provided by the member for the purpose of receiving communications from the Company shall be conclusive evidence that the notice, document or information was sent or supplied and such notice, document or information shall be deemed received

A1-131

by the member at that time notwithstanding that the Company becomes aware that the member has filed to receive the relevant notice, document or information for any reason and notwithstanding that the Company subsequently sends or supplies a hard copy of such document or information by post to the member; or

(f)	by making it available on a website, shall be deemed to have been received on the date on which the notice, document or information was first made available on the website or, if later, when the member is deemed to have been received notification of the fact that the notice, document or information was available on the website in accordance with this Article 45.11 and such notice, document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has filed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post to the member.

45.12	Any notice, document or information may be given, sent or supplied by the Company to the Person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law by sending or delivering it in any manner that the Company may choose authorised by these Articles for the sending of notice, document or information to a member addressed to that Person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar description, at the address, if any, as may be supplied for that purpose by the Person claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission had not occurred.

45.13	If on three consecutive occasions, or on one occasion and reasonable enquiries have failed to establish the member’s address, notices, documents or information sent or supplied to a member by post have been returned undelivered, the member shall not be entitled to receive any subsequent notice, document or information until he has supplied to the Company (or its agent) a new registered address or a postal address, or shall have informed the Company, in such a manner as may be specified by the Company, of an electronic address. For the purposes of this Article 45.13, references to notices, documents or information include references to a cheque or other instrument of payment, but nothing in this Article 45.13 entitles the Company to cease sending any cheque or other instrument of payment for any dividend, unless it is otherwise so entitled under these Articles. Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

45.14	Where a document is required under these Articles to be signed by a member or any other Person, if the document is in electronic form, then in order to be valid the document must either:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other Person, in such form as the Directors may approve; or

(b)	be accompanied by such other evidence as the Directors may require in order to be satisfied that the document is genuine.

The Company may designate mechanisms for validating any such document and a document not validated by the user of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Articles 17.5 and 23.6(b).

A1-132

46.	DESTRUCTION OF DOCUMENTS

46.1	The Company shall be entitled to destroy:

(a)	any instrument of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)	any dividend mandate, variation or cancellation of dividend mandates, and notification of change of name or address, at any time after two years from the date on which it is recorded;

(c)	any share certificate which has been cancelled at any time after the expiration of one year from the date on which it is cancelled;

(d)	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)	all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use;

(f)	all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded; and

(g)	any other document on the basis of which an entry in the register of members is made, after six years from the date on which it is made.

Any document referred to in this Article 46.1 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made which is not destroyed before that date.

46.2	It shall be conclusively presumed in favour of the Company that:

(a)	every entry in the register of members purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 46.1 was duly and properly made;

(b)	that every instrument of transfer destroyed in accordance with Article 46.1 was a valid and effective instrument duly and properly registered;

(c)	that every share certificate destroyed in accordance with Article 46.1 was a valid and effective certificate duly and properly cancelled; and

(d)	that every other document destroyed in accordance with Article 46.1 was a valid and effective document in accordance with the particulars in the records of the Company.

provided that:

(i)	Article 46.1 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

(ii)	nothing in Article 46.1 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document otherwise than in accordance with Article 46.1 which would not attach to the Company in the absence of Article 46.1; and

(iii)	references in Article 46.1 to the destruction of any document include references to the disposal of it in any manner.

46.3	References in this Article 46 to instruments of transfer shall include, in relation to uncertificated shares, instructions and/or notifications made in accordance with the relevant system relating to transfer of such shares.

A1-133

47.	WINDING UP

47.1	If the Company commences liquidation, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by Law, subject to the provisions of the Companies Act:

(a)	divide among the members in specie the whole or any part of the assets, whether they shall consist of property of the same kind or not, of the Company and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as between the members or different classes of members; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine;

but no member shall be compelled to accept any assets upon which there is a liability.

47.2	The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

48.	INDEMNITY AND INSURANCE

48.1	Subject to the provisions of the Companies Act and applicable Law, the Company shall exercise all the powers of the Company to:

(a)	indemnify to any extent any Person who is or was a Director, or a Director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company; and/or

(b)	indemnify to any extent any Person who is or was a Director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme.

48.2	Subject to the provisions of the Companies Act, the Company may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any Person who is or was:

(a)	a Director, officer or employee of the Company, or any body corporate which is or was the holding company or Subsidiary undertaking of the Company, or in which the Company or such holding company or Subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or Subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in Article 48.2(a) are or have been interested;

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

48.3	No Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any Person from being or becoming a Director.

A1-134

49.	DISPUTE RESOLUTION

49.1	The courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity (whether in its own name or in the name of the Company) as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

49.2	The governing Law of these Articles is the Law of England and Wales and these Articles shall be interpreted in accordance with the Laws of England and Wales.

49.3	For the purposes of Article 49.1, Director shall be read so as to include each and any director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former director of the Company.

A1-135

EXHIBIT B:

Corporate Governance Guidelines of Topco

[Attached]

A1-136

FINAL FORM

EXHIBIT B

Dated [●] [●],[●]

TechnipFMC PLC

CORPORATE GOVERNANCE GUIDELINES

A1-137

I.	THE BOARD		A1-139

	A.	Composition of the Board During the Initial Board Transition Period	A1-139
	B.	Composition of the Board After the Initial Board Transition Period	A1-140
	C.	Director Independence	A1-140
	D.	Separate Sessions of Independent Directors	A1-140
	E.	Executive Directors	A1-140
	F.	Independent Lead Director	A1-143
	G.	Director Qualification Standards and Additional Selection Criteria	A1-143
	H.	Director Orientation and Continuing Education	A1-144
	I.	No Specific Limitation on Other Board Service	A1-144
	J.	Directors who Resign or Materially Change their Current Positions with their Own Company or Become Aware of Circumstances that May Adversely Reflect upon the Director or the Company	A1-144
	K.	Term	A1-144
	L.	Mandatory Retirement	A1-144
	M.	Director Roles and Responsibilities	A1-145
	N.	Compensation	A1-145
	O.	Share Ownership	A1-145
	P.	Board Access to Senior Management	A1-145
	Q.	Board Access to Independent Advisors	A1-146
	R.	Annual Self-Evaluation	A1-146

II.	BOARD MEETINGS		A1-146

	A.	Frequency of Meetings	A1-146
	B.	Director Attendance	A1-146
	C.	Attendance of Non-Directors	A1-146
	D.	Advance Receipt of Meeting Materials	A1-147

III.	COMMITTEE MATTERS		A1-147

	A.	Committee Overview	A1-147
	B.	Committee Charters	A1-147
	C.	Composition	A1-147
	D.	Committee Chairs	A1-147
	E.	Advisors	A1-148

IV.	SUCCESSION PLANNING		A1-148

V.	FUNCTIONS; HEADQUARTERS		A1-148

Exhibit A: Roles and Responsibilities			A1-149
Exhibit B: Director Qualification Standards and Additional Selection Criteria			A1-150

A1-138

TechnipFMC PLC

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of TechnipFMC PLC (the “Company”) has adopted the following Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its members.

These Guidelines should be interpreted in the context of all applicable laws and regulations and the Company’s articles of association (the “Articles”) and other corporate governance documents. The term “entire Board” and capitalized terms not otherwise defined herein shall have the meaning afforded them in the Articles. These Guidelines acknowledge the leadership exercised by the Board’s standing committees and their respective chairs and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate and in the best interests of the Company and its members or as required by applicable laws and regulations; provided that, in addition to any vote required under the Articles:

(i) during the Initial Board Transition Period, any amendment of Article I.A, Article I.B, Article I.C, Article I.E, Article I.F, Article I.L, Article III.A, Article III.C, Article III.D, Article V or Exhibit A to these Guidelines, or the addition of any provision inconsistent with the foregoing, shall require the vote of two-thirds of the entire Board; and

(ii) without limiting the foregoing, until the 2021 AGM, any amendment of Article I.E or Article I.F of these Guidelines, or the addition of any provision inconsistent with the foregoing, shall require the vote of two-thirds of the entire Board.

I.	THE BOARD

A.	Composition of the Board During the Initial Board Transition Period

During the Initial Board Transition Period (as such term is defined in the Articles as of the date hereof):

(i) The Board shall consist of no more than fourteen (14) members. The Board initially consists of seven (7) Directors designated by Cobalt (collectively, the “C Directors”) and seven (7) Directors designated by Lead (collectively, the “L Directors”).

(ii) The Board shall form a Nominating and Corporate Governance Committee with two subcommittees for the purpose of appointing Directors to the Board if Board vacancies occur during the Initial Board Transition Period. One subcommittee shall consist of the C Directors then serving on the Nominating and Corporate Governance Committee (the “C Subcommittee”) and the other subcommittee shall consist of the L Directors then serving on the Nominating and Corporate Governance Committee (the “L Subcommittee”). All Directors serving on the subcommittees must be Independent Directors (as defined below).

(iii) The Board shall delegate its power to appoint any person who is willing to act as a Director to the C Subcommittee, in the event of a vacancy on the Board created by a C Director, and to the L Subcommittee, in the event of a vacancy created by an L Director. In the event of a vacancy on the Board created by a C Director, the C Subcommittee, by the vote of a majority of the members of the C Subcommittee, shall have the power to appoint any person who is willing to act as a Director to the Board to fill the vacancy. In the event of a vacancy created by an L Director, the L Subcommittee, by the vote of a majority of the members of the L Subcommittee, shall have the power to appoint any person who is willing to act as a Director to the Board to fill the vacancy. In the event of a vacancy created by an Independent Director, the Director appointed by the C Subcommittee or L Subcommittee, as applicable, shall be an Independent Director. Any Director who is appointed to the Board by the C Subcommittee or L Subcommittee shall be designated, and for all purposes shall be deemed to be, a C Director or an L Director, as applicable, for purposes of these Guidelines.

A1-139

(iv) The Board shall appoint each Director appointed to the Board by the C Subcommittee or the L Subcommittee to each committee on which the vacating Director who preceded him in office served, subject to compliance with the New York Stock Exchange (“NYSE”) rules. In the event that the rules and regulations of the NYSE prohibit any appointment to any such committee, the Board shall appoint such alternative Director as the C Subcommittee, in the case of a vacating C Director, or the L Subcommittee, in the case of a vacating L Director, may designate.

(v) If any C Director or L Director is removed by vote of the members of the Company and replaced by a Director nominated by a member of the Company, such replacement Director shall for the remaining duration of the Initial Board Transition Period be deemed to be: (i) a C Director if the Director whose removal caused the vacancy he or she fills had been a C Director; or (ii) an L Director if the Director whose removal caused the vacancy he or she fills had been an L Director.

B.	Composition of the Board After the Initial Board Transition Period

After the Initial Board Transition Period, except as otherwise provided in Article I.E and Article I.F:

(i) the composition of the Board shall be as set forth in Article 25 of the Articles; and

(ii) vacancies shall be filled by the Board as a whole upon the recommendation of the Nominating and Corporate Governance Committee, and there shall no longer be any designation as a C Director or an L Director.

C.	Director Independence

Except as otherwise permitted by applicable NYSE rules, the Board will be comprised of a majority of directors who qualify as independent directors (each, an “Independent Director” and, collectively, the “Independent Directors”) as required under the NYSE rules.

D.	Separate Sessions of Independent Directors

The Independent Directors will meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but at least once per year following a regularly scheduled Board meeting.

E.	Executive Directors

The Articles provide that the Directors may elect a Chair of the Board to preside at all meetings of the Board at which he or she is present and that, if the Board has appointed a Director to the office of executive chair (the “Executive Chair”), the Executive Chair shall serve as the Chair of the Board for all purposes under the Articles and the Guidelines. The Articles additionally provide that the Directors may appoint a Director to the office of chief executive officer (the “Chief Executive Officer”). The initial Executive Chair has been designated by Lead and the initial Chief Executive Officer has been designated by Cobalt. The Chief Executive Officer shall report to the full Board. The roles and responsibilities of the Executive Chair and the Chief Executive Officer (as well as the roles and responsibilities of the Chief Operating Officer) are set forth in Exhibit A to these Guidelines.

Each of the Executive Chair and Chief Executive Officer may be removed from such office during the Initial Board Transition Period only by two-thirds resolution of the entire Board, provided that the Executive Chair and the Chief Executive Officer shall both abstain from any such vote.

The function and utility of the Executive Chair position as separate from the Chief Executive Officer position as provided in these Guidelines depends upon the experience and business relationships of the initial Executive Chair designated by Lead. In the event that the initial Executive Chair ceases to be an executive officer of the Company (the date of such event, the “EC End Date”), the Board shall resolve promptly that he should cease to be a Director (if he has not already ceased to be a Director) effective as of the EC End Date.

A1-140

If the EC End Date occurs at any time before the 2021 AGM: (1) the Board shall first consider whether to combine the role of Chair and Chief Executive Officer (the “Combination Resolution”); and (2) in the event that the Combination Resolution is not passed by the requisite majority, the Board shall consider whether to appoint a new Chair, who shall not be an executive officer or an employee of the Company and who shall qualify as “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code (the “Non-Executive Chair Resolution” and such Chair, the “Non-Executive Chair”).

To be the effective action of the Board, the Combination Resolution shall be adopted by (i) prior to the 2019 AGM, Special Board Approval, and (ii) from and after the 2019 AGM until the 2021 AGM, the affirmative vote of at least two-thirds of the directors present and voting (e.g., if there are twelve (12) Directors voting, the votes of at least eight (8) Directors shall be required). Neither the Executive Chair nor the Chief Executive Officer shall be entitled to vote on the Combination Resolution.

Prior to the 2019 AGM, the failure to adopt the Combination Resolution shall be deemed to be an adoption of the Non-Executive Chair Resolution. From and after the 2019 AGM until the 2021 AGM, to be the effective action of the Board, the Non-Executive Chair Resolution shall be adopted by the affirmative vote of at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required). From and after the 2019 AGM until the 2021 AGM, the Chief Executive Officer shall be entitled to vote on the Non-Executive Chair Resolution and the Executive Chair shall not be entitled to vote on the Non-Executive Chair Resolution.

Unless and until the Combination Resolution or the Non-Executive Chair Resolution is adopted by the requisite majority (or, during the Initial Board Transition Period, the Non-Executive Chair Resolution is deemed adopted and the Non-Executive Chair has yet to be appointed), until the 2021 AGM, the Independent Lead Director (as defined in Article 1.F) shall serve as the interim Non-Executive Chair.

In the event that the Board has validly adopted the Combination Resolution, the resulting vacancy on the Board shall be filled as follows (except if, solely from and after the 2019 AGM until the 2021 AGM, at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required) vote to reduce the size of the Board to thirteen (13) Directors (provided that the Chief Executive Officer shall be entitled to vote on such resolution and the Executive Chair shall not be entitled to vote on such resolution)):

•	Prior to the 2019 AGM, by the L Subcommittee by the vote of a majority of the members of the L Subcommittee.

•	From the 2019 AGM until the 2021 AGM, by a nominee who is (i) nominated by the vote of a majority of the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

In the event that the Board has validly adopted the Non-Executive Chair Resolution, the position of Non-Executive Chair shall be filled as follows:

•

Prior to the 2019 AGM, by a nominee from amongst the then-serving Directors who is (i) proposed by an ad-hoc nominating committee comprised of (A) the L Directors, excluding the Executive Chair (if he has not already ceased to be a Director), and (B) the Chief Executive Officer, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that neither the Executive Chair nor

A1-141

the Chief Executive Officer shall be entitled to vote on such resolution); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

•	From the 2019 AGM until the 2021 AGM, by a nominee from amongst the then-serving Directors who is (i) proposed by the Nominating and Corporate Governance Committee, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

The Non-Executive Chair shall be appointed from among the already serving Directors, and the resulting vacancy on the Board shall be filled as follows (except if, solely from and after the 2019 AGM until the 2021 AGM, at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required) vote to reduce the size of the Board to thirteen (13) Directors (provided that the Chief Executive Officer shall be entitled to vote on such resolution and the Executive Chair shall not be entitled to vote on such resolution)):

•	Prior to the 2019 AGM, by the L Subcommittee by the vote of a majority of the members of the L Subcommittee.

•	From the 2019 AGM until the 2021 AGM, by a nominee who is (i) nominated by the vote of a majority of the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

At the EC End Date, all of the executive duties and authority of the Executive Chair in his capacity as an executive officer of the Company set forth in Exhibit A to these Guidelines shall be assumed by the Chief Executive Officer and the position of Executive Chair shall cease to exist. In any event, except as provided herein, the position of Executive Chair shall terminate immediately prior to the 2021 AGM. If the Board appoints a Non-Executive Chair or if the Independent Lead Director is serving as interim Non-Executive Chair, the Non-Executive Chair’s responsibilities shall be as is customary and shall include presiding over all meetings of the Board, including any executive sessions of the Independent Directors; approving Board meeting schedules and agendas; and acting as the liaison between the Independent Directors and the Chief Executive Officer.

During the Initial Board Transition Period, in the event the person then serving as Chief Executive Officer ceases to serve as the Company’s chief executive officer, the Board shall resolve promptly that he should cease to be a Director (if he has not already ceased to be a Director), effective as of the date he ceased to serve as the Company’s chief executive officer, and an ad-hoc nominating committee shall be created to nominate by majority vote a candidate for Chief Executive Officer (such nominee, the “Chief Executive Officer Nominee”). The ad-hoc committee in this case shall be comprised of (i) the C Directors, excluding the Chief Executive Officer (if he has not already ceased to be a Director) and (ii) the Executive Chair or Non-Executive Chair. The Board (during the Initial Board Transition Period, by Special Board Approval) shall then resolve to appoint or reject the Chief Executive Officer Nominee as Chief Executive Officer (the “CEO Vote”), but the Chief Executive Officer, if he has not already ceased to be a Director, and the Executive Chair or Non-Executive Chair, as applicable, shall both abstain from voting on any such resolution. If the Board does not resolve to appoint the Chief Executive Officer Nominee as Chief Executive Officer, the process of appointing the Chief Executive Officer shall be again undertaken as set forth in this Article I.E until such time as the Board appoints the Chief

A1-142

Executive Officer. Following the Initial Board Transition Period, the Chief Executive Officer shall be chosen by the Board as a whole upon the recommendation of the Nominating and Corporate Governance Committee.

In the event the person then serving as Chief Executive Officer ceases to serve as the Company’s chief executive officer, the person appointed by the Board to be the Company’s new Chief Executive Officer shall fill the vacancy caused by the previously serving Chief Executive Officer, notwithstanding anything to the contrary in Article I.A.

For purposes of these Guidelines, any Person not entitled to vote shall be deemed to have abstained and “Special Board Approval” means (i) if, after accounting for any vacancies on the Board and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes and (ii) if, due to vacancies on the Board and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number.

F.	Independent Lead Director

The Board shall have an independent lead director appointed in accordance with these Guidelines (the “Independent Lead Director”).

The initial Independent Lead Director has been designated by Cobalt and shall serve for a term ending on the EC End Date. During such term, in the event of vacancy of the Independent Lead Director, the C Directors that are Independent Directors, by the vote of a majority of such Directors, may elect from among the then serving Directors, an Independent Director as a replacement to serve as Independent Lead Director for the remaining duration of such term.

At the EC End Date, the Directors who are L Directors or, if the EC End Date occurs after the end of the Initial Board Transition Period, the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, by the vote of a majority of such Directors, shall have the right to elect from among the then-serving Directors an Independent Director to serve as Independent Lead Director until the later of (x) the 2021 AGM and (y) the second anniversary of the EC End Date. During such term, in the event of vacancy of the Independent Lead Director, the Directors who are L Directors or, if such expiration occurs after the end of the Initial Board Transition Period, were L Directors at the end of the Initial Board Transition Period, and remain as Independent Directors, by the vote of a majority of such Directors, may elect from among the then-serving Directors an Independent Director as a replacement to serve as Independent Lead Director for the remaining duration of such term.

The Independent Lead Director shall thereafter be elected by the Independent Directors bi-annually for a term of two years, subject to the Independent Lead Director’s re-election to the Board at the annual general meeting of members of the Company during his term.

The Independent Lead Director’s responsibilities (i) during any period in which the Chair of the Board is an executive officer of the Company entail: presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the Independent Directors; approving Board meeting schedules and agendas; acting as the liaison between the Independent Directors and the Chief Executive Officer and the Chair of the Board; and monitoring and reporting to the Board any conflicts of interests of Directors, and (ii) during other periods, shall be solely monitoring and reporting to the Board any conflicts of interests of Directors.

G.	Director Qualification Standards and Additional Selection Criteria

The responsibility for the selection of new Directors resides with the Board and the members of the Company. The identification, screening and recommendation process has been delegated to the Nominating and

A1-143

Corporate Governance Committee and, upon a vacancy during the Initial Board Transition Period, to its subcommittees. The Nominating and Corporate Governance Committee reviews candidates for appointment as Directors, will recommend candidates to the Board to fill vacant Board seats after the Initial Board Transition Period and will annually recommend a slate of directors for approval by the Board and appointment by the members of the Company beginning with respect to the 2019 AGM.

The subcommittees of the Nominating and Corporate Governance Committee, in appointing Directors during the Initial Board Transition Period, the Nominating and Corporate Governance Committee, in recommending director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, and the Board, in nominating director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, will evaluate candidates in accordance with the qualification standards set forth in Exhibit B to these Guidelines. In addition, the Nominating and Corporate Governance Committee and its subcommittees, if applicable, and the Board may also consider the additional selection criteria set forth in Exhibit B.

H.	Director Orientation and Continuing Education

Management will provide an orientation process for new Directors, including background material on the Company and its business. As appropriate, management will provide opportunities for additional educational sessions for Directors on matters relevant to the Company and its business.

I.	No Specific Limitation on Other Board Service

The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations and has not adopted any guidelines limiting such activities. However, the Nominating and Corporate Governance Committee may take into account the nature of and time involved in a Director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current Directors.

Service on other boards and/or committees should be consistent with the Company’s conflict of interest policies, the Articles and all applicable laws and regulations.

J.	Directors who Resign or Materially Change their Current Positions with their Own Company or Become Aware of Circumstances that May Adversely Reflect upon the Director or the Company

When a Director, including any Director who is currently an officer or employee of the Company, resigns or materially changes his or her position with his or her employer or becomes aware of circumstances that may adversely reflect upon the Director or the Company, such Director should notify the Nominating and Corporate Governance Committee of such circumstances. The Nominating and Corporate Governance Committee will consider the circumstances, and may in certain cases recommend that the Board request that the Director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual is not consistent with the criteria deemed necessary for continuing service on the Board.

K.	Term

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

L.	Mandatory Retirement

With respect to the 2019 AGM and for all periods thereafter, subject to applicable law, a non-employee Director whose birth date occurs prior to July 1st must retire at the annual general meeting of members of the

A1-144

Company during the year of such Director’s 72nd birthday and, subject to applicable law, a non-employee Director whose birth date occurs on or after July 1st must retire at the annual general meeting of members of the Company the year following such Director’s 72nd birthday. The Board may, by majority resolution, accept a recommendation by the Nominating and Corporate Governance Committee of a Director for appointment to the Board after such Director’s retirement date, and in turn nominate the Director for appointment to the Board, if the Board and the Nominating and Corporate Governance Committee determine that such appointment would be in the best interest of the Company and its members as a whole.

M.	Director Roles and Responsibilities

The business and affairs of the Company will be managed by or under the direction of the Board, including through one or more of its committees. The Directors are expected to spend the time and effort necessary to properly discharge their responsibilities. These include:

•	exercising their business judgment in good faith;

•	acting in what they reasonably believe to be the best interest of the Company and its members as a whole;

•	becoming and remaining well-informed about the Company’s business and operations and general business and economic trends affecting the Company; and

•	ensuring that the business of the Company is conducted so as to further the long-term interests of its members.

Directors must disclose to the Board the nature and extent of their interest in a proposed transaction or arrangement with the Company, unless the interest cannot reasonably be regarded as likely to give rise to a conflict of interest, and, if appropriate, recuse themselves and not participate in the discussion or voting on a matter in relation to which they may have a conflict. Moreover, Directors must avoid other situations in which their personal interests conflict or possibly may conflict with the Company’s interests, unless the matter has been authorized in accordance with the Articles.

N.	Compensation

The Board believes that Director compensation should fairly pay Directors for work required in a business of the Company’s size and scope, and that compensation should align Directors’ interests with the long-term interests of members of the Company. The Compensation Committee will review and make recommendations to the Board regarding the cash and equity compensation of Directors. The Company’s executive officers will not receive additional compensation for their service as Directors.

Except as otherwise permitted by the applicable NYSE rules, members of the Audit Committee and Compensation Committee may not directly or indirectly receive any compensation from the Company other than their Directors’ compensation (including any compensation for service on committees of the Board and the receipt of equity incentive awards).

O.	Share Ownership

The Board believes that requiring Directors to maintain an ownership interest in the Company is consistent with carrying out the fundamental roles of the Board as set forth above. As such, within no more than three years following initial election to the Board, Directors are expected to own shares of the Company with a value equal to or more than five times the Company’s annual retainer paid to Directors.

P.	Board Access to Senior Management

The Board will have complete access to Company management in order to ensure that Directors can ask any questions and receive all information necessary to perform their duties. To facilitate such access the Board

A1-145

supports the practice of field reviews with representatives of management and with managers making field presentations related to operations. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer, or if the Chief Executive Officer is not available or if such request to the Chief Executive Officer is not appropriate in the circumstances, directly by the Director. To the extent appropriate, such contact, if in writing, should be copied to the Chief Executive Officer.

Q.	Board Access to Independent Advisors

The Board committees may hire independent advisors as set forth in their applicable charters. The Board as a whole shall have access to any independent advisor retained by the Company, and the Board may hire any independent advisor it considers necessary to discharge its responsibilities.

R.	Annual Self-Evaluation

The Board will conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively. Performance of the Board and its committees are surveyed as a whole rather than at the membership level. The Nominating and Corporate Governance Committee will receive comments from all Directors and report annually to the Board regarding the Board and its committees and recommendations for improvements in the overall performance of the Board and its committees.

II.	BOARD MEETINGS

A.	Frequency of Meetings

The Board will meet at least four (4) times annually. One of the Board’s meetings each year will occur on the day of the annual general meeting of the members of the Company. In addition, special meetings may be called from time to time as determined by the needs of the business.

B.	Director Attendance

A Director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a Director is expected to regularly prepare for and attend meetings of the Board and all committees on which the Director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a Director may be unable to attend a meeting. A Director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. It is also expected that Directors will attend the annual general meeting of the members of the Company, except when exceptional circumstances prevent such attendance.

C.	Attendance of Non-Directors

The Board encourages the Chair of the Board or of any committee to invite Company management and outside advisors or consultants from time to time to participate in Board and/or committee meetings to: (i) provide insight into items being discussed by the Board which involve the manager, advisor or consultant; (ii) make presentations to the Board on matters which involve the manager, advisor or consultant; and (iii) bring managers with high potential into contact with the Board. Attendance of non-Directors at Board meetings is at the discretion of the Board.

A1-146

D.	Advance Receipt of Meeting Materials

Information regarding the topics to be considered at a meeting is essential to the Board’s understanding of the business and the preparation of the Directors for a productive meeting. The Chair of the Board and the Chief Executive Officer, in consultation with the other Directors, will establish the agenda for each Board meeting. To the extent feasible, the meeting agenda and any written materials relating to each Board meeting will be distributed to the Directors sufficiently in advance of each meeting to allow for meaningful review of such agenda and materials by the Directors. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

III.	COMMITTEE MATTERS

A.	Committee Overview

The Board shall at all times maintain the following committees: (i) an Audit Committee; (ii) a Nominating and Corporate Governance Committee; (iii) a Compensation Committee; and (iv) a Strategy Committee. The Board may also establish other committees as it deems appropriate and delegate to these committees any authority permitted by applicable law and the Articles. Each committee will perform its duties as assigned by the Board in compliance with the Articles and the committee’s charter. It is the responsibility of the Directors to attend the meetings of the committees on which they serve.

During the Initial Board Transition Period, a quorum for the transaction of business at a meeting of any committee of the Board shall require at least one C Director and at least one L Director to be present at such meeting. If a quorum is present to organize a meeting of a committee of the Board, any question brought before such meeting shall be decided by Special Committee Approval, unless the question is one upon which, by express provision of the Articles, these Guidelines, or Board resolution a higher vote is required, in which case such express provision shall govern and control the decision of such question. For purposes of these Guidelines, “Special Committee Approval” means (i) if, after accounting for any vacancies on such committee and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes on the applicable matter, and (ii) if, due to vacancies on such committee and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, for purposes of this paragraph, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number.

B.	Committee Charters

Each standing committee shall have a written charter of responsibilities, duties and authorities, which shall periodically be reviewed by the Board.

C.	Composition

During the Initial Board Transition Period, each committee of the Board shall consist of an equal number of C Directors and L Directors, in each case subject to compliance with the NYSE rules.

From and after the Initial Board Transition Period, the members of each committee of the Board shall be as determined by the Board, subject to compliance with the NYSE rules.

D.	Committee Chairs

The initial chair of the Audit Committee and the Strategy Committee have been designated by Lead, and the initial chair of the Nominating and Corporate Governance Committee and the Compensation Committee have been designated by Cobalt. During the Initial Board Transition Period, the initial chair of each committee of the Board may only be removed by two-thirds resolution of the entire Board, provided that such initial chair shall abstain from any such vote.

A1-147

During the Initial Board Transition Period, in the event of a vacancy in the chair position of the Audit Committee or Strategy Committee, the L Directors then serving on such committee shall appoint a new chair of such committee, and in the event of a vacancy in the chair position of the Nominating and Corporate Governance Committee or the Compensation Committee, the C Directors then serving on such committee shall appoint a new chair of such committee.

E.	Advisors

Each committee shall have full power and authority to retain the services of such advisors and experts, including counsel, as the committee deems necessary or appropriate with respect to specific matters within its purview.

IV.	SUCCESSION PLANNING

The Nominating and Corporate Governance Committee shall annually report to the Board on its performance review of the Executive Chair and the Chief Executive Officer. The Board shall review this report outside of the presence of the non-Independent Directors.

The Nominating and Corporate Governance Committee shall report annually to the Board on succession planning and management development activities. The Chief Executive Officer shall meet periodically with the Nominating and Corporate Governance Committee to make available his recommendations and evaluations of potential successors, along with a review of development plans recommended for succession candidates and others in the senior management group.

V.	FUNCTIONS; HEADQUARTERS

The geographic location of the principal offices of the executive officers as in effect at the Lead Effective Time pursuant to and in accordance with Sections 3.1(b) and 3.2(a) (including, for the avoidance of doubt, Section 3.2(a) of the FMCTI Disclosure Letter (as defined in the BCA)) of the Business Combination Agreement dated June 14, 2016 by and among the Company, Cobalt, Inc., and Lead S.A. (the “BCA”); the geographic location of the principal offices and activities of the business units as in effect at the Lead Effective Time pursuant to and in accordance with Section 3.2(b) of the BCA; and the geographic location of the principal offices of Topco as in effect at the Lead Effective Time pursuant to and in accordance with Section 3.3 of the BCA, in each case, shall remain in force at least until the expiration of the Initial Board Transition Period, except as otherwise determined with approval of two-thirds of the entire Board.

A1-148

Exhibit A

Roles and Responsibilities:

Executive Chair, Chief Executive Officer and Chief Operating Officer

The roles and responsibilities of the Executive Chair, Chief Executive Officer and Chief Operating Officer:

The Executive Chair shall lead the Board. The Executive Chair shall also be responsible for: (i) high-level government and client engagement, (ii) continued sponsorship and stewardship of large ongoing projects; (iii) high-level strategy; (iv) serving as the primary contact for certain designated media outlets; (v) integration of Cobalt and Lead, including synergy realization, in collaboration with the Chief Executive Officer; and (vi) other external engagements as mutually agreed with the Chief Executive Officer. The principal office of the Executive Chair shall be located in Paris, France.

The Chief Executive Officer shall be responsible for: (i) all day-to-day operations of the Company; (ii) collaboration on, and implementation of, strategy; (iii) integration of Cobalt and Lead, including synergy realization, in collaboration with the Executive Chair; and (iv) serving as the principal external spokesperson for the Company with analysts, investors, media and clients. All executives of the Company shall report to the Chief Executive Officer. The Chief Executive Officer shall report directly to the Board. The principal office of the Chief Executive Officer shall be located in Houston, Texas, United States.

The Chief Operating Officer shall be in charge of the following functions and operations: Strategy/M&A, IT, Manufacturing, Procurement, Digital, New Businesses and the integration of the two companies.

A1-149

Exhibit B

Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The subcommittees of the Nominating and Corporate Governance Committee, in appointing Directors during the Initial Board Transition Period, the Nominating and Corporate Governance Committee, in recommending director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, and the Board, in nominating director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, will consider candidates who are qualified and eligible to serve under applicable law, the Articles and the NYSE rules and who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria:

In evaluating director candidates, the subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	The candidate’s experience as a board member of another publicly held company;

C.	The candidate’s professional and academic experience relevant to the Company’s industry;

D.	The strength of the candidate’s leadership skills;

E.	The candidate’s experience in finance and accounting and/or executive compensation practices; and

F.	Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

In addition, the subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, shall monitor the mix of specific experience, qualifications and skills of its Directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

A1-150

ANNEX A-2

Translation for information purposes—The French version is the legally binding document

Technip S.A. For the attention of Mr. Thierry Pilenko 89 avenue de la Grande Armée Paris, May 18, 2016

Re. Letter agreement relating to the combination between Technip and FMC Technologies

Dear Sir,

Further to our recent discussions on the contemplated combination of Technip and FMC Technologies, I have reviewed the materials that you have provided to us in this respect through our lawyer between May 15 and May 18, 2016, in particular with respect to the governance, management and organizational structure envisaged for the new group (as presented and agreed by Technip and FMC Technologies in the summary of agreements attached as a schedule hereto), as well as the joint press release (also attached as a schedule hereto) that the two groups intend to publish to announce their combination (the “Transaction”). I note that Technip and FMC Technologies emphasize the interest of the Transaction not only for the shareholders of the two groups and for the financial strength of the combined group but also for the French energy sector, the particular attention that is being given to its impact upon employees of the companies, as well as the measures proposed to protect French interests (all as agreed with FMC Technologies).

I also note that Technip and FMC Technologies have undertaken that a Bpifrance designee will be appointed at closing to the board of the combined entity as part of the directors designated by Technip.

I am therefore pleased to confirm to you that Bpifrance, as a shareholder of Technip, supports this Transaction. Accordingly, subject to (i) the Technip board of directors recommending the Transaction, (ii) there being no modification without our prior agreement to the features of the Transaction set out in this letter, in the summary of agreements and, with respect to the exchange ratio and the paragraph “headquarters”, in the press release and (iii) the resolutions proposed for our vote being in conformity with the description of the Transaction, Bpifrance will vote in favor of the resolutions concerning the Transaction put to any shareholders general meeting that Technip may convene. Furthermore, Bpifrance will vote, at any special meeting of shareholders holding double voting rights convened in connection with the Transaction, to remove such double voting rights subject to the completion of the Transaction.

Finally, please note that Bpifrance will study the possibility, depending upon market conditions, to increase its stake in the new group before or after the completion of the Transaction, so as to attain a level equivalent to the level of the stake that it holds today in Technip, and hereby undertakes (i) for a period of two years following the closing of the Transaction to maintain its shareholding, directly or indirectly, immediately or in the future, including through derivative instruments granting economic exposure, at a level less than 6% of the share capital of the new company (on a fully-diluted basis) and (ii) not to sell or transfer in any manner whatsoever (including through derivative instruments) any Technip shares that it currently holds until closing of the Transaction.

The investment committee of Bpifrance Participations and the board of Bpifrance Participations held on May 17, 2016 have each already (a) approved the proposed Transaction in the form presented to it and (b) recommended its approval to all other governance bodies of the Bpifrance group (in particular the board of Bpifrance SA). In this respect, the undertakings of Bpifrance Participations as contained herein remain subject to approval of such governance bodies. We assure you that we shall use our best efforts to obtain valid decisions on the proposed Transaction from such governance bodies no later than June 3, 2016 and that we will keep you regularly informed of the progress of this approval process.

The present letter agreement is subject to French law. Any dispute with respect to its validity, interpretation or its execution, which is unable to be resolved amicably, will be subject to the exclusive jurisdiction of the competent tribunals within the jurisdiction of the Paris Court of Appeals.

Subject to FMC Technologies’ prior and irrevocable acceptance of the provisions above concerning the applicable law and jurisdiction, we authorize you to share this letter agreement with FMC Technologies, as third party beneficiary, for the purpose of evidencing our commitment to the success of the Transaction.

The voting undertaking contained herein shall automatically become null and void on September 19, 2017 or upon the public announcement by Technip or by FMC Technologies of the abandonment of the Transaction in accordance with the Transaction agreements.

[The signature page follows.]

A2-2

Sincerely,

/s/ Nicolas Dufourcq
Bpifrance Participations SA
Nicolas Dufourcq, Président-Directeur Général

/s/ Thierry Pilenko
Technip S.A.
Thierry Pilenko, Président-Directeur Général

A2-3

Summary of agreements: Structure of the new group; Employment and industrial footprint in France; Activities, sensitive contracts and capabilities

1.	Structure of agreements

Technip and FMC Technologies would sign, just prior to announcing the proposed transaction, a memorandum of understanding (“MOU”) pursuant to which they would undertake to sign, after consulting the employee representatives of Technip (Technip having an exit right in the event of a negative opinion from these representatives), a final agreement called the business combination agreement (“BCA”). The corporate governance guidelines, a document broadly equivalent to the internal rules of the board of directors, and the articles of association of the new English law company would be schedules to the BCA, which itself is a schedule to the MOU.

The MOU and the BCA can only be modified by Technip and FMC jointly. Until the new group’s 2019 annual general meeting (the “Transition Period”), the corporate governance guidelines cannot be modified by the board except by a qualified majority1 or a 2/3 majority for certain important matters (the 2/3 majority being required until the 2021 annual general meeting for the amendment of certain matters to remain in place until such date). Any amendment to the articles of association by the shareholders requires a 75% majority vote.

2.	Name and listing[2]

The new English company would be called “TechnipFMC” and would be listed on the NYSE and on Euronext Paris. Each share of TechnipFMC would only carry one voting right.

Technip and FMC would use their commercially reasonable efforts to obtain the inclusion of TechnipFMC in the S&P 500 and CAC 40.

3.	Governance

3.1.	Board of Directors and Committees

During the Transition Period, the TechnipFMC board of directors would be composed of 7 directors designated by FMC and 7 directors designated by Technip (including a director nominated by Bpifrance) and chaired by Thierry Pilenko, as Executive Chairman.

The chairs of the board committees would be allocated as follows:

•	Audit committee and Strategy committee, to be chaired by a Technip director;

•	Remuneration committee and Appointments and governance committee, to be chaired by a FMC director.[3]

The independent lead director would initially be designated by FMC. At the end of the Executive Chairman’s term, the independent lead director would be nominated by the former Technip directors who are independent for a two-year period. Following the end of such term, the next independent lead director would be nominated by the independent directors, acting by a simple majority.4

[1]	During the Transition Period, the qualified majority (special board approval) corresponds to a majority vote of the board of directors with at least one Technip director vote and one FMC director vote.
[2]	The name, the markets for listing and the inclusion in the indices are set out respectively in articles [2.3(f)], [2.3(c)] and [2.3(d)] of the BCA.
[3]	The rules relating to the composition of the board of directors and committees as at the completion date are set in the BCA (article [3.1]) and with respect to the Transition Period are set in the corporate governance guidelines.
[4]	The rules for the appointment of the independent lead director are set in the corporate governance guidelines.

A2-4

To establish a sustainable balance between the partners, this allocation of roles would remain in place during the Transition Period. After this date, the appointment of the directors would be submitted each year for shareholder approval.5

During the Transition Period, any decisions of the board of directors would require a qualified majority, including decisions requiring a 2/3 majority (see section 3.3 below). Following the Transition Period, decisions would require a simple majority except for certain decisions still requiring a 2/3 majority (see section 3.3 below).

3.2.	Management positions

The key Management positions would be allocated as follows:6

•	Executive Chairman: Technip (Thierry Pilenko)

•	Chief Executive Officer: FMC (Douglas Pferdehirt)

•	Chief Operating Officer: Technip

•	Chief Financial Officer: FMC

•	Deputy Chief Financial Officer: Technip

•	Head of Integrated R&D: FMC/Technip

•	President Surface activities: FMC

•	President Onshore/Offshore activities: Technip

•	President Subsea Services activities: FMC

•	President Subsea Projects activities: Technip

The role of the Executive Chairman would be to maintain high-level public sector and private sector relationships, the stewardship of large ongoing projects, high-level strategic direction (the Executive Chairman would also chair the Strategy committee), relations with designated media outlets, integration (including implementation of synergies) in collaboration with the CEO and other external relation functions as agreed with the CEO. The Executive Chairman would be primarily based in Paris.

The CEO would report directly to the full board of directors and would be responsible for all day-to-day management of the new group. He would work with the Executive Chairman to determine the group’s strategy and would be responsible for its implementation. He would also be responsible for the integration (including implementation of synergies) in collaboration with the Executive Chairman. All executives of the new group would report to the CEO and the CEO would be the principal spokesperson for the new group with respect to analysts, investors, media and clients. The CEO would be primarily based in Houston.7

3.3.	Governance until the 2021 annual general meeting[8]

(a)	During the Transition Period, the removal of the Executive Chairman and of the CEO from their roles would require a 2/3 majority of the full board of directors.

[5]	These principles are set out in the corporate governance guidelines and in the articles of association.
[6]	The identity of the people appointed to these management roles is set in the BCA (article [3.2]).
[7]	The responsibilities of the Executive Chairman, the CEO and the COO are described in a schedule (Exhibit [A]) in the corporate governance guidelines.
[8]	The rules concerning governance until the 2021 annual general meeting are set in the corporate governance guidelines.

A2-5

(b)	During the Transition Period, if a non-executive Technip board position were to vacant, the governance rules are drafted in a manner such that, until the 2019 annual general meeting, the board of directors would continue to be composed of an equal number of Technip and FMC directors.

(c)	During the Transition Period, if Thierry Pilenko ceases to be the Executive Chairman, a non-executive chairman would be appointed unless the full board of directors decides by a qualified majority to combine the Chairman and CEO roles. If a non-executive Chairman is appointed, an ad hoc committee composed of the remaining Technip directors and the CEO would be responsible for nominating a candidate among the then-serving independent directors for the approval for the full board of directors.

(d)	After the Transition Period and until the 2021 annual general meeting:

•	If Thierry Pilenko ceases to be the Executive Chairman, the board of directors, by a 2/3 majority vote (noting that neither Thierry Pilenko nor Douglas Pferdehirt would participate in this vote) will decide whether or not to combine the Chairman and CEO roles;

•	If the board of directors decides by a 2/3 majority (noting that neither Thierry Pilenko nor Douglas Pferdehirt would participate in this vote) not to combine the Chairman and CEO roles, the appointments and governance committee will propose a candidate among the then-serving independent directors for the role of non-executive Chairman, whose appointment shall be approved by the board of directors by a simple majority vote;

•	As long as the board of directors has not decided by a 2/3 majority (noting that neither Thierry Pilenko nor Douglas Pferdehirt would participate in this vote) to either (i) combine the Chairman and CEO roles or (ii) appoint a non-executive Chairman, a director designated from among the then serving Technip directors who are independent shall become the independent lead director and assume interim responsibility for the non-executive Chairman role.

(e)	During the Transition Period, if Douglas Pferdehirt ceases to be the CEO, an ad hoc committee composed of the remaining FMC directors and the Executive Chairman would be responsible for nominating a new candidate for CEO for the approval of the full board of directors.

(f)	Any vote of the full board of directors during the Transition Period to appoint a new CEO would require the affirmative vote of at least one Technip director and one FMC director.

4.	Operational and organizational structure[9]

4.1.	Operations

Two operational divisions would have their headquarters in Paris (Subsea Projects, Onshore/Offshore), while two operational divisions would have their headquarters in Houston (Surface and Subsea Services). The COO, based in Paris, would have responsibility for Manufacturing.

4.2.	Organizational

The Director of Talent Management and Executives as well as the COO would be based in Paris (the latter being responsible, e.g. for Strategy/M&A, IT, Manufacturing, Procurement, Digital, New Businesses, as well as the integration of both companies). The Director in charge of administration of Human Resources and the CFO (responsible for finance, accounting and investor relations) would be based in Houston.

[9]	This operational, organizational and R&D structure is set out in the BCA (articles [3.2] and [3.3]) and its continuation during at least the Transition Period (except in case of an adverse decision of the board of directors with a 2/3 majority) is set out in the corporate governance guidelines.

A2-6

4.3.	Research & Development

The global headquarters of Integrated Research & Development (R&D) activities would be located in France.

Amongst the 6,500 employees of the new group based in France, more than 400 would be dedicated to Research & Development activities. Technip and FMC would jointly invest in R&D in France and would increase the number of R&D engineers in France.

5.	Employment and industrial footprint in France[10]

The combination of the two companies would not result in job reductions, other than those already announced or being implemented and relating to the low activity level of Technip and FMC in France, for a 24-month period following announcement of the transaction.

Furthermore, (i) the investment of 68 million euros announced in October 2014 to be carried out over a 4-year period with respect to the modernization of Technip’s factory at Le Trait in Normandy, as well as (ii) the investment by FMC in its site at Sens would be completed.

6.	Sensitive activities, contracts and capabilities[11]

If certain activities, contracts or capabilities were to be considered by the Ministry of Economy, Industry and Digital Affairs as falling within the scope of the regulation on foreign investments pursuant to Article R. 153-2 of the French Monetary and Financial Code, Technip and FMC would negotiate reasonable undertakings as provided in the BCA, specifically linked to such activities, contracts or capabilities, in good faith with the relevant services of the Ministry of Economy, Industry and Digital Affairs.

[10]	These undertakings are set out in the schedules to the BCA (sections [5.5(a)] of the disclosure letters).
[11]	This principle and its conditions results from article [5.20] of the BCA.

A2-7

[Joint press release]

A2-8

PRESS RELEASE

FMC Technologies and Technip to Combine:

Driving Change by Redefining the Production and Transformation of Oil and Gas

•	Strategic Highlights

•	Creates a leader in Subsea, Surface and Onshore/Offshore, driven by technology and innovation

•	Builds a comprehensive and flexible offering across each market from concept to project delivery and beyond

•	Accelerates growth: broader portfolio of solutions will increase innovation, improve execution, reduce costs and enhance customer success

•	The combined company will be called TechnipFMC. It brings together two complementary market leaders and their talented employees, building on the proven success of their existing alliance, enabling rapid integration.

•	Financial Highlights

•	Combined 2015 revenue of $20 billion and EBITDA (1i) of $2.4 billion; $20 billion backlog on March 31, 2016

•	All-stock transaction: Technip shareholders to receive 2.0 shares of the combined company for each share of Technip; FMC Technologies shareholders to receive 1.0 share of the combined company for each share of FMC Technologies; TechnipFMC to be listed on the New York and Paris stock exchanges

•	Expected to deliver at least $400 million in annual pretax cost synergies in 2019

•	Significantly accretive to both companies’ earnings per share

•	One of the strongest balance sheets in the industry

(1)	EBITDA before restructuring, impairment and other exceptional items as defined by both companies in their respective previous public filings

Paris and Houston, May 19, 2016 —Technip (Euronext: TEC) and FMC Technologies, Inc. (NYSE: FTI) today announce that the companies will combine to create a global leader that will drive change by redefining the production and transformation of oil and gas. The combined company, which will be called TechnipFMC, would have an equity value of $13 billion based on pre-announcement share prices.

The companies have entered into a Memorandum of Understanding (MOU) and expect to execute a definitive business combination agreement to combine the companies in an all-stock merger transaction. Under the terms of the MOU, Technip shareholders will receive two shares of the new company for each share of Technip, and FMC Technologies shareholders will receive one share of the new company for each share of FMC Technologies. Each company’s shareholders will own close to 50 percent of the combined company.

The transaction brings together two market leaders and their talented employees, building on the proven success of their existing alliance and joint venture, Forsys Subsea, uniting innovative technologies, common cultures and

A2-9

values, enabling rapid integration. The combined company will offer a new generation of comprehensive solutions in Subsea, Surface and Onshore/Offshore to reduce the cost of producing and transforming hydrocarbons. TechnipFMC’s flexible commercial model will provide both integrated and discrete solutions to customers across the value chain. With more than 49,000 employees operating in over 45 countries, TechnipFMC generated 2015 combined revenue of approximately $20 billion and combined 2015 EBITDA of approximately $2.4 billion. As of March 31, 2016, the two companies together had consolidated backlog of approximately $20 billion. John Gremp, Chairman and Chief Executive Officer of FMC Technologies, said, “This is a compelling combination that will create significant additional value for clients and all shareholders, by expanding the success that FMC Technologies and Technip have achieved through our alliance and joint venture, to capitalize on new opportunities and drive accelerated growth.”

Thierry Pilenko, Technip Chairman and Chief Executive Officer, who will serve as Executive Chairman of TechnipFMC, stated, “Technip and FMC Technologies both have long track records of innovation and commitment to helping their clients meet the challenges of the oil and gas industry. A year ago, we were at the forefront of recognizing the importance of a broader view of our clients’ challenges and seized the opportunity that working together in our alliance could bring. Today we want to take this strategy further and across the full footprint of the two companies. We have complementary skills, technologies and capabilities which our customers can access on an integrated basis or separately as they prefer. Together, TechnipFMC can add more value across Subsea, Surface and Onshore/Offshore, enabling us to accelerate our growth. I am confident that we can quickly demonstrate the power of TechnipFMC to our clients, our people and our shareholders.”

Doug Pferdehirt, President and Chief Operating Officer of FMC Technologies, who will serve as the CEO of TechnipFMC, added, “Our alliance has shown that as customers evaluate solutions, they are involving us in the process earlier and to a greater degree than ever before. The more they seek our recommendations and new products, the more we differentiate ourselves from the competition. This transaction will allow us to deliver even greater benefits to our customers through a broadened portfolio that provides a unique set of integrated technologies and competencies that are underpinned by a history of developing rich partnerships and creating customer success. We look forward to rapidly bringing together the outstanding employees and cultures of both companies, as well as the complementary capabilities of our organizations, to position the combined company at the forefront of a new generation of solutions for the oil and gas industry.”

Strategic Benefits of the Combination

•	Creates a leader in Subsea, Surface and Onshore/Offshore, driven by technology and innovation: The new company will combine Technip’s innovative systems and solutions, state of the art assets, engineering strengths and project management capabilities with FMC Technologies’ leading technology, manufacturing and service capabilities. Together, TechnipFMC will engage with customers earlier in the development process to design, deliver and install more comprehensive solutions, redefining the production and transformation of hydrocarbons.

•	Builds a comprehensive and flexible offering across each market from concept to project delivery and beyond: The combined company allows for a simplified, go-to-market strategy that spans from individual products or services to fully integrated solutions. With a single interface to ensure seamless execution, the combined company will significantly reduce the cost of development for customers for both new and existing fields.

•	Accelerates growth: broader portfolio of solutions will increase innovation, improve execution, reduce costs and enhance customer success: The combined company will leverage both FMC Technologies’ and Technip’s competencies to accelerate technology innovation, integrate and improve project execution and reduce costs for customers. It will expand on competencies in digital life-of-field and data management services to reduce maintenance and enhance production.

•	TechnipFMC brings together two complementary market leaders and their talented employees, building on the proven success of their existing alliance, enabling a rapid integration: The

A2-10

combined company expects its global reach, flexibility, advanced engineering capabilities, and distinctive technologies and competencies will position it as a global industry leader. Bringing together the two companies’ common cultures, talented employees and customer portfolios is also expected to drive profitable growth and value creation.

Financial Benefits of the Combination

•	All-stock transaction expected to deliver at least $400 million in annual pretax cost synergies: The combined company will quickly implement its new organizational plan following closing. The combined company expects to achieve pretax cost synergies of approximately $200 million in 2018, and of at least $400 million in 2019 and thereafter. These cost synergies are in addition to the cost saving to be delivered through the plans that the two companies have separately announced previously. The cost synergies are primarily related to supply chain efficiencies, real estate, infrastructure optimization and other corporate and organizational efficiencies. Therefore, this transaction is expected to be significantly accretive to both companies’ earnings per share. In addition, revenue synergies are expected to be achieved from the integrated subsea project execution model.

•	Diversifies revenue mix and drives cash flow: The combined company had a consolidated backlog of $20 billion as of March 31, 2016, providing revenue visibility over the mid-term. This backlog will drive well-diversified cash flow, providing financial strength and flexibility for continued investment in strategic initiatives as well as research and development. All of these elements make both Technip and FMC Technologies confident in the combined company’s ability to fund both an annual cash dividend and a share repurchase program.

•	One of the strongest balance sheets in the industry: The all-stock transaction will create a company with a solid and sustainable capital structure by combining two of the strongest balance sheets in the industry. Bringing together two industry leaders will drive profitable growth and value creation, especially as market conditions improve.

Transaction Terms

Under the terms of the agreement, FMC Technologies and Technip will be merged into a new entity. At closing, each share of Technip common stock will be converted into 2.0 ordinary shares of TechnipFMC and each common share of FMC Technologies will be exchanged for 1.0 ordinary share of TechnipFMC.

Leadership, Governance, Structure

Technip Chairman and CEO, Thierry Pilenko, will serve as Executive Chairman of TechnipFMC’s Board of Directors. Doug Pferdehirt, currently FMC Technologies’ President and COO, will serve as CEO of TechnipFMC. FMC Technologies announced on May 9, 2016 that Doug Pferdehirt will be appointed as CEO of FMC Technologies effective September 1, 2016.

The Board of Directors will consist of seven members designated by FMC Technologies, including Doug Pferdehirt, and seven members designated by Technip, including Thierry Pilenko. The governance principles provide for clear and balanced corporate governance and leadership.

The group will organize its activities into five business units covering Surface, Subsea Services, Products, Subsea Projects, and Onshore/Offshore, with the first two headquartered in Houston and the others in Paris.

The TechnipFMC senior management team will include executives from both companies. The heads of the above business units have been identified and will be communicated in due course along with the other senior functional and operational executives of the company.

A2-11

Headquarters

TechnipFMC will have its operational headquarters in Paris, France, (where the Executive Chairman will have his principal office), in Houston, Texas, USA (where the CEO will have his principal office) and in London, United Kingdom (where the Forsys Subsea JV is headquartered and the new corporation will be domiciled).

The global Integrated Research and Development center will be located in France and is expected to grow as it drives innovation and technology throughout the new company.

Upon closing, TechnipFMC shares will trade on the New York Stock Exchange and on the Paris Euronext Stock Exchange.

Timing and Approvals

The business combination was unanimously approved by the eligible directors of the Boards of both companies. The transaction is expected to close early in 2017, subject to the approval of both Technip and FMC Technologies shareholders, regulatory approvals and consents, as well as other customary closing conditions. Bpifrance Participations and IFPEN, shareholders of Technip, support the transaction as presented.

Advisors

Goldman Sachs and Rothschild are acting as financial advisors and Darrois Villey Maillot Brochier and Davis Polk & Wardwell LLP are serving as legal counsel to Technip. Evercore and Société Générale are acting as financial advisors and Latham & Watkins LLP is serving as legal counsel to FMC Technologies.

Memorandum of Understanding

The Memorandum of Understanding documentation will be made available on the Securities and Exchange Commission (SEC) website at https://www.sec.gov/edgar.shtml

Practical information

On Thursday, May 19, 2016
Investor Calls at 09:30am CET and again at 02:00pm CET/08:00am EST
Press Conference at 10:45am CET at 89 Avenue de la Grande Armée, 75116 Paris

Investor Calls Details

Investor Call 1, at 09:30am Paris time (London 08:30am, New York 03:30am)

FR: +33 (0) 1 70 77 09 38

UK: +44 (0) 207 107 1613

US (Free): +1 866 907 59 28

Investor Call 2, at 08:00am New York time (Paris 02:00pm, London 01:00pm)

FR: +33 (0) 1 70 77 09 41

UK: +44 (0) 203 367 9456

USA (Free): +1 866 907 59 25

Replays – available for 90 days

All details available on Technip’s and FMC Technologies’ websites

A2-12

Press Conference Details

10:45-11:45am CET at 89 Avenue de la Grande Armée, 75116 Paris.

Held by Thierry Pilenko, Chairman and CEO of Technip, and Doug Pferdehirt, President and Chief Operating Officer of FMC Technologies

About Technip

Technip is a world leader in project management, engineering and construction for the energy industry. From the deepest Subsea oil & gas developments to the largest and most complex Offshore and Onshore infrastructures, our 32,500 people are constantly offering the best solutions and most innovative technologies to meet the world’s energy challenges. Present in 45 countries, Technip has state-of-the-art industrial assets on all continents and operates a fleet of specialized vessels for pipeline installation and subsea construction. Technip shares are listed on the Euronext Paris exchange, and its ADR is traded in the US on the OTCQX marketplace as an American Depositary Receipt (OTCQX: TKPPY). Visit us at www.technip.com

About FMC Technologies

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. The company has approximately 16,500 employees and operates 29 major production facilities and services bases in 18 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

For more information, contact

For Technip	For FMC Technologies
Investors Aurélia Baudey-Vignaud P : +33 (0) 1 85 67 43 81 abaudeyvignaud@technip.com Elodie Robbe-Mouillot P: +33 (0) 1 85 67 43 86 erobbemouillot@technip.com	Investors Matt Seinsheimer P: 281.260.3665 investorrelations@fmcti.com

Media Christophe Bélorgeot P : +33 (0) 1 47 78 39 92 cbelorgeot@technip.com Laure Montcel P : +33 (0) 1 49 01 87 81 lmontcel@technip.com	Media Lisa Albiston P: 281.610-9076 media.request@fmcti.com Lisa Adams P: 281.405.4659 media.request@fmcti.com

Charles Fleming P: +33 (6) 14 45 05 22 charles.fleming@havasww.com

A2-13

Forward-Looking Statements

This communication contains “forward-looking statements”. All statements other than statements of historical fact contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; failure to obtain favorable opinions from counsel for each company to the effect of how TechnipFMC PLC (“TechnipFMC”) should be treated for U.S. tax purposes as a result of the proposed transaction; risks associated with tax liabilities, or changes in U.S. federal or international tax laws or interpretations to which they are subject, including the risk that the Internal Revenue Service disagrees that TechnipFMC is a foreign corporation for U.S. federal tax purposes; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; reductions in client spending or a slowdown in client payments; unanticipated changes relating to competitive factors in the companies’ industries; ability to hire and retain key personnel; ability to successfully integrate the companies’ businesses; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in FMC Technologies’ (“FMC Technologies”) Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by FMC Technologies and TechnipFMC with the United States Securities and Exchange Commission (the “SEC”) and those described in Technip’s (“Technip”) annual reports, registration documents and other documents filed from time to time with the French financial markets regulator (Autorité des Marchés Financiers or the “AMF”). We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

A2-14

Additional Information

Important Additional Information Will be Filed with the SEC

TechnipFMC will file with the SEC a registration statement on Form S-4, which will include the proxy statement of FMC Technologies that also constitutes a prospectus of TechnipFMC (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FMC TECHNOLOGIES, TECHNIP, TECHNIPFMC, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC on FMC Technologies’ website at www.fmctechnologies.com (for documents files with the SEC by FMC Technologies) or on Technip’s website at www.technip.com (for documents files with the SEC with Technip).

Additional Information Will be Made Available in an Information Document

Technip will prepare an information document to be made available in connection with the Technip meeting of stockholders called to approve the proposed transaction (the “Report”). INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE INFORMATION DOCUMENT, AND OTHER RELEVANT DOCUMENTS TO BE PUBLISHED ON THE TECHNIP WEBSITE, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FMC TECHNOLOGIES, TECHNIP, TECHNIPFMC, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the information document from Technip on its website at www.technip.com or by contacting Technip’s Investor Relations.

Important Additional Information Will be Made Available in an Prospectus Prepared in accordance with the EU Prospectus Directive

TechnipFMC will make publicly available a prospectus, prepared in accordance with the EU Prospectus Directive 2003/71/EC, with respect to the issuance of new shares as a result of the proposed transaction and their admission to trading on the regulated market of Euronext Paris (including any supplement thereto, the “Admission Prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE ADMISSION PROSPECTUS, AND OTHER RELEVANT DOCUMENTS, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FMC TECHNOLOGIES, TECHNIP, TECHNIPFMC, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Admission Prospectus from TechnipFMC when available.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

A2-15

Participants in Solicitation

FMC Technologies, Technip, TechnipFMC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of FMC Technologies and Technip, respectively, in respect of the proposed transactions contemplated by the proxy statement/prospectus and the Report. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of FMC Technologies and Technip, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding FMC Technologies’ directors and executive officers is contained in FMC Technologies’ Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated March 25, 2016, which are filed with the SEC and can be obtained free of charge from the sources indicated above. Information regarding Technip’s directors and executive officers is contained in Technip’s annual report for the year ended December 31, 2015 files with the AMF and can be obtained free of charge from the sources indicated above.

# # #

A2-16

ANNEX A-3

Translation for information purposes—The French version is the legally binding document

Technip S.A.

For the attention of Mr. Thierry Pilenko

89 avenue de la Grande Armée

Paris, May 18, 2016

Re. Letter agreement relating to the combination between Technip and FMC Technologies

Dear Sir,

Further to our recent discussions on the contemplated combination of Technip and FMC Technologies, I have reviewed the materials that you have provided to us in this respect through our lawyer between May 15 and May 18, 2016, in particular with respect to the governance, management and organizational structure envisaged for the new group (as presented and agreed by Technip and FMC Technologies in the summary of agreements attached as a schedule hereto), as well as the joint press release (also attached as a schedule hereto) that the two groups intend to publish to announce their combination (the “Transaction”). I note that Technip and FMC Technologies emphasize the interest of the Transaction not only for the shareholders of the two groups and for the financial strength of the combined group but also for the French energy sector, the particular attention that is being given to its impact upon employees of the companies, as well as the measures proposed to protect French interests (all as agreed with FMC Technologies).

I am therefore pleased to confirm to you that IFP Energies nouvelles (IFPEN), as a shareholder of Technip, supports this Transaction. Accordingly, subject to (i) the Technip board of directors recommending the Transaction, (ii) there being no modification without our prior agreement to the features of the Transaction set out in this letter, in the summary of agreements and, with respect to the exchange ratio and the paragraph “headquarters”, in the press release and (iii) the resolutions proposed for our vote being in conformity with the description of the Transaction, IFPEN will vote in favor of the resolutions concerning the Transaction put to any shareholders general meeting that Technip may convene. Furthermore, IFPEN will vote, at any special meeting of shareholders holding double voting rights convened in connection with the Transaction, to remove such double voting rights subject to the completion of the Transaction.

Finally, as a director of Technip, I will vote, in the board of directors and in board committees to which I belong, in favor of any decision necessary or useful for the implementation of the Transaction, subject to the same conditions as those set out in the paragraph above.

The present letter agreement is subject to French law. Any dispute with respect to its validity, interpretation or its execution, which is unable to be resolved amicably, will be subject to the exclusive jurisdiction of the competent tribunals within the jurisdiction of the Paris Court of Appeals.

Subject to FMC Technologies’ prior and irrevocable acceptance of the provisions above concerning the applicable law and jurisdiction, we authorize you to share this letter agreement with FMC Technologies, as third party beneficiary, for the purpose of evidencing our commitment to the success of the Transaction.

The voting undertaking contained herein shall automatically become null and void on September 19, 2017 or upon the public announcement by Technip or by FMC Technologies of the abandonment of the Transaction in accordance with the Transaction agreements.

[The signature page follows.]

A3-1

Sincerely,

/s/ Didier Houssin
IFP Energies nouvelles
Didier Houssin, Président-Directeur Général

/s/ Thierry Pilenko
Technip S.A.
Thierry Pilenko, Président-Directeur Général

A3-2

Summary of agreements: Structure of the new group; Employment and industrial footprint in France; Activities, sensitive contracts and capabilities

1.	Structure of agreements

Technip and FMC Technologies would sign, just prior to announcing the proposed transaction, a memorandum of understanding (“MOU”) pursuant to which they would undertake to sign, after consulting the employee representatives of Technip (Technip having an exit right in the event of a negative opinion from these representatives), a final agreement called the business combination agreement (“BCA”). The corporate governance guidelines, a document broadly equivalent to the internal rules of the board of directors, and the articles of association of the new English law company would be schedules to the BCA, which itself is a schedule to the MOU.

The MOU and the BCA can only be modified by Technip and FMC jointly. Until the new group’s 2019 annual general meeting (the “Transition Period”), the corporate governance guidelines cannot be modified by the board except by a qualified majority1 or a 2/3 majority for certain important matters (the 2/3 majority being required until the 2021 annual general meeting for the amendment of certain matters to remain in place until such date). Any amendment to the articles of association by the shareholders requires a 75% majority vote.

2.	Name and listing[2]

The new English company would be called “TechnipFMC” and would be listed on the NYSE and on Euronext Paris. Each share of TechnipFMC would only carry one voting right.

Technip and FMC would use their commercially reasonable efforts to obtain the inclusion of TechnipFMC in the S&P 500 and CAC 40.

3.	Governance

3.1.	Board of Directors and Committees

During the Transition Period, the TechnipFMC board of directors would be composed of 7 directors designated by FMC and 7 directors designated by Technip (including a director nominated by Bpifrance) and chaired by Thierry Pilenko, as Executive Chairman.

The chairs of the board committees would be allocated as follows:

•	Audit committee and Strategy committee, to be chaired by a Technip director;

•	Remuneration committee and Appointments and governance committee, to be chaired by a FMC director.[3]

The independent lead director would initially be designated by FMC. At the end of the Executive Chairman’s term, the independent lead director would be nominated by the former Technip directors who are independent for a two-year period. Following the end of such term, the next independent lead director would be nominated by the independent directors, acting by a simple majority.4

[1]	During the Transition Period, the qualified majority (special board approval) corresponds to a majority vote of the board of directors with at least one Technip director vote and one FMC director vote.
[2]	The name, the markets for listing and the inclusion in the indices are set out respectively in articles [2.3(f)], [2.3(c)] and [2.3(d)] of the BCA.
[3]	The rules relating to the composition of the board of directors and committees as at the completion date are set in the BCA (article [3.1]) and with respect to the Transition Period are set in the corporate governance guidelines.
[4]	The rules for the appointment of the independent lead director are set in the corporate governance guidelines.

A3-3

To establish a sustainable balance between the partners, this allocation of roles would remain in place during the Transition Period. After this date, the appointment of the directors would be submitted each year for shareholder approval.5

During the Transition Period, any decisions of the board of directors would require a qualified majority, including decisions requiring a 2/3 majority (see section 3.3 below). Following the Transition Period, decisions would require a simple majority except for certain decisions still requiring a 2/3 majority (see section 3.3 below).

3.2.	Management positions

The key Management positions would be allocated as follows:6

•	Executive Chairman: Technip (Thierry Pilenko)

•	Chief Executive Officer: FMC (Douglas Pferdehirt)

•	Chief Operating Officer: Technip

•	Chief Financial Officer: FMC

•	Deputy Chief Financial Officer: Technip

•	Head of Integrated R&D: FMC/Technip

•	President Surface activities: FMC

•	President Onshore/Offshore activities: Technip

•	President Subsea Services activities: FMC

•	President Subsea Projects activities: Technip

The role of the Executive Chairman would be to maintain high-level public sector and private sector relationships, the stewardship of large ongoing projects, high-level strategic direction (the Executive Chairman would also chair the Strategy committee), relations with designated media outlets, integration (including implementation of synergies) in collaboration with the CEO and other external relation functions as agreed with the CEO. The Executive Chairman would be primarily based in Paris.

The CEO would report directly to the full board of directors and would be responsible for all day-to-day management of the new group. He would work with the Executive Chairman to determine the group’s strategy and would be responsible for its implementation. He would also be responsible for the integration (including implementation of synergies) in collaboration with the Executive Chairman. All executives of the new group would report to the CEO and the CEO would be the principal spokesperson for the new group with respect to analysts, investors, media and clients. The CEO would be primarily based in Houston.7

3.3.	Governance until the 2021 annual general meeting[8]

(a)	During the Transition Period, the removal of the Executive Chairman and of the CEO from their roles would require a 2/3 majority of the full board of directors.

[5]	These principles are set out in the corporate governance guidelines and in the articles of association.
[6]	The identity of the people appointed to these management roles is set in the BCA (article [3.2]).
[7]	The responsibilities of the Executive Chairman, the CEO and the COO are described in a schedule (Exhibit [A]) in the corporate governance guidelines.
[8]	The rules concerning governance until the 2021 annual general meeting are set in the corporate governance guidelines.

A3-4

(b)	During the Transition Period, if a non-executive Technip board position were to vacant, the governance rules are drafted in a manner such that, until the 2019 annual general meeting, the board of directors would continue to be composed of an equal number of Technip and FMC directors.

(c)	During the Transition Period, if Thierry Pilenko ceases to be the Executive Chairman, a non-executive chairman would be appointed unless the full board of directors decides by a qualified majority to combine the Chairman and CEO roles. If a non-executive Chairman is appointed, an ad hoc committee composed of the remaining Technip directors and the CEO would be responsible for nominating a candidate among the then-serving independent directors for the approval for the full board of directors.

(d)	After the Transition Period and until the 2021 annual general meeting:

•	If Thierry Pilenko ceases to be the Executive Chairman, the board of directors, by a 2/3 majority vote (noting that neither Thierry Pilenko nor Douglas Pferdehirt would participate in this vote) will decide whether or not to combine the Chairman and CEO roles;

•	If the board of directors decides by a 2/3 majority (noting that neither Thierry Pilenko nor Douglas Pferdehirt would participate in this vote) not to combine the Chairman and CEO roles, the appointments and governance committee will propose a candidate among the then-serving independent directors for the role of non-executive Chairman, whose appointment shall be approved by the board of directors by a simple majority vote;

•	As long as the board of directors has not decided by a 2/3 majority (noting that neither Thierry Pilenko nor Douglas Pferdehirt would participate in this vote) to either (i) combine the Chairman and CEO roles or (ii) appoint a non-executive Chairman, a director designated from among the then serving Technip directors who are independent shall become the independent lead director and assume interim responsibility for the non-executive Chairman role.

(e)	During the Transition Period, if Douglas Pferdehirt ceases to be the CEO, an ad hoc committee composed of the remaining FMC directors and the Executive Chairman would be responsible for nominating a new candidate for CEO for the approval of the full board of directors.

(f)	Any vote of the full board of directors during the Transition Period to appoint a new CEO would require the affirmative vote of at least one Technip director and one FMC director.

4.	Operational and organizational structure[9]

4.1.	Operations

Two operational divisions would have their headquarters in Paris (Subsea Projects, Onshore/Offshore), while two operational divisions would have their headquarters in Houston (Surface and Subsea Services). The COO, based in Paris, would have responsibility for Manufacturing.

4.2.	Organizational

The Director of Talent Management and Executives as well as the COO would be based in Paris (the latter being responsible, e.g. for Strategy/M&A, IT, Manufacturing, Procurement, Digital, New Businesses, as well as the integration of both companies). The Director in charge of administration of Human Resources and the CFO (responsible for finance, accounting and investor relations) would be based in Houston.

[9]	This operational, organizational and R&D structure is set out in the BCA (articles [3.2] and [3.3]) and its continuation during at least the Transition Period (except in case of an adverse decision of the board of directors with a 2/3 majority) is set out in the corporate governance guidelines.

A3-5

4.3.	Research & Development

The global headquarters of Integrated Research & Development (R&D) activities would be located in France.

Amongst the 6,500 employees of the new group based in France, more than 400 would be dedicated to Research & Development activities. Technip and FMC would jointly invest in R&D in France and would increase the number of R&D engineers in France.

5.	Employment and industrial footprint in France[10]

The combination of the two companies would not result in job reductions, other than those already announced or being implemented and relating to the low activity level of Technip and FMC in France, for a 24-month period following announcement of the transaction.

Furthermore, (i) the investment of 68 million euros announced in October 2014 to be carried out over a 4-year period with respect to the modernization of Technip’s factory at Le Trait in Normandy, as well as (ii) the investment by FMC in its site at Sens would be completed.

6.	Sensitive activities, contracts and capabilities[11]

If certain activities, contracts or capabilities were to be considered by the Ministry of Economy, Industry and Digital Affairs as falling within the scope of the regulation on foreign investments pursuant to Article R. 153-2 of the French Monetary and Financial Code, Technip and FMC would negotiate reasonable undertakings as provided in the BCA, specifically linked to such activities, contracts or capabilities, in good faith with the relevant services of the Ministry of Economy, Industry and Digital Affairs.

[10]	These undertakings are set out in the schedules to the BCA (sections [5.5(a)] of the disclosure letters).
[11]	This principle and its conditions results from article [5.20] of the BCA.

A3-6

[Joint press release]

A3-7

PRESS RELEASE

FMC Technologies and Technip to Combine:

Driving Change by Redefining the Production and Transformation of Oil and Gas

•	Strategic Highlights

•	Creates a leader in Subsea, Surface and Onshore/Offshore, driven by technology and innovation

•	Builds a comprehensive and flexible offering across each market from concept to project delivery and beyond

•	Accelerates growth: broader portfolio of solutions will increase innovation, improve execution, reduce costs and enhance customer success

•	The combined company will be called TechnipFMC. It brings together two complementary market leaders and their talented employees, building on the proven success of their existing alliance, enabling rapid integration.

•	Financial Highlights

•	Combined 2015 revenue of $20 billion and EBITDA (1i) of $2.4 billion; $20 billion backlog on March 31, 2016

•	All-stock transaction: Technip shareholders to receive 2.0 shares of the combined company for each share of Technip; FMC Technologies shareholders to receive 1.0 share of the combined company for each share of FMC Technologies; TechnipFMC to be listed on the New York and Paris stock exchanges

•	Expected to deliver at least $400 million in annual pretax cost synergies in 2019

•	Significantly accretive to both companies’ earnings per share

•	One of the strongest balance sheets in the industry

(1)	EBITDA before restructuring, impairment and other exceptional items as defined by both companies in their respective previous public filings

Paris and Houston, May 19, 2016 —Technip (Euronext: TEC) and FMC Technologies, Inc. (NYSE: FTI) today announce that the companies will combine to create a global leader that will drive change by redefining the production and transformation of oil and gas. The combined company, which will be called TechnipFMC, would have an equity value of $13 billion based on pre-announcement share prices.

The companies have entered into a Memorandum of Understanding (MOU) and expect to execute a definitive business combination agreement to combine the companies in an all-stock merger transaction. Under the terms of the MOU, Technip shareholders will receive two shares of the new company for each share of Technip, and FMC Technologies shareholders will receive one share of the new company for each share of FMC Technologies. Each company’s shareholders will own close to 50 percent of the combined company.

The transaction brings together two market leaders and their talented employees, building on the proven success of their existing alliance and joint venture, Forsys Subsea, uniting innovative technologies, common cultures and

A3-8

values, enabling rapid integration. The combined company will offer a new generation of comprehensive solutions in Subsea, Surface and Onshore/Offshore to reduce the cost of producing and transforming hydrocarbons. TechnipFMC’s flexible commercial model will provide both integrated and discrete solutions to customers across the value chain. With more than 49,000 employees operating in over 45 countries, TechnipFMC generated 2015 combined revenue of approximately $20 billion and combined 2015 EBITDA of approximately $2.4 billion. As of March 31, 2016, the two companies together had consolidated backlog of approximately $20 billion. John Gremp, Chairman and Chief Executive Officer of FMC Technologies, said, “This is a compelling combination that will create significant additional value for clients and all shareholders, by expanding the success that FMC Technologies and Technip have achieved through our alliance and joint venture, to capitalize on new opportunities and drive accelerated growth.”

Thierry Pilenko, Technip Chairman and Chief Executive Officer, who will serve as Executive Chairman of TechnipFMC, stated, “Technip and FMC Technologies both have long track records of innovation and commitment to helping their clients meet the challenges of the oil and gas industry. A year ago, we were at the forefront of recognizing the importance of a broader view of our clients’ challenges and seized the opportunity that working together in our alliance could bring. Today we want to take this strategy further and across the full footprint of the two companies. We have complementary skills, technologies and capabilities which our customers can access on an integrated basis or separately as they prefer. Together, TechnipFMC can add more value across Subsea, Surface and Onshore/Offshore, enabling us to accelerate our growth. I am confident that we can quickly demonstrate the power of TechnipFMC to our clients, our people and our shareholders.”

Doug Pferdehirt, President and Chief Operating Officer of FMC Technologies, who will serve as the CEO of TechnipFMC, added, “Our alliance has shown that as customers evaluate solutions, they are involving us in the process earlier and to a greater degree than ever before. The more they seek our recommendations and new products, the more we differentiate ourselves from the competition. This transaction will allow us to deliver even greater benefits to our customers through a broadened portfolio that provides a unique set of integrated technologies and competencies that are underpinned by a history of developing rich partnerships and creating customer success. We look forward to rapidly bringing together the outstanding employees and cultures of both companies, as well as the complementary capabilities of our organizations, to position the combined company at the forefront of a new generation of solutions for the oil and gas industry.”

Strategic Benefits of the Combination

•	Creates a leader in Subsea, Surface and Onshore/Offshore, driven by technology and innovation: The new company will combine Technip’s innovative systems and solutions, state of the art assets, engineering strengths and project management capabilities with FMC Technologies’ leading technology, manufacturing and service capabilities. Together, TechnipFMC will engage with customers earlier in the development process to design, deliver and install more comprehensive solutions, redefining the production and transformation of hydrocarbons.

•	Builds a comprehensive and flexible offering across each market from concept to project delivery and beyond: The combined company allows for a simplified, go-to-market strategy that spans from individual products or services to fully integrated solutions. With a single interface to ensure seamless execution, the combined company will significantly reduce the cost of development for customers for both new and existing fields.

•	Accelerates growth: broader portfolio of solutions will increase innovation, improve execution, reduce costs and enhance customer success: The combined company will leverage both FMC Technologies’ and Technip’s competencies to accelerate technology innovation, integrate and improve project execution and reduce costs for customers. It will expand on competencies in digital life-of-field and data management services to reduce maintenance and enhance production.

•	TechnipFMC brings together two complementary market leaders and their talented employees, building on the proven success of their existing alliance, enabling a rapid integration: The

A3-9

combined company expects its global reach, flexibility, advanced engineering capabilities, and distinctive technologies and competencies will position it as a global industry leader. Bringing together the two companies’ common cultures, talented employees and customer portfolios is also expected to drive profitable growth and value creation.

Financial Benefits of the Combination

•	All-stock transaction expected to deliver at least $400 million in annual pretax cost synergies: The combined company will quickly implement its new organizational plan following closing. The combined company expects to achieve pretax cost synergies of approximately $200 million in 2018, and of at least $400 million in 2019 and thereafter. These cost synergies are in addition to the cost saving to be delivered through the plans that the two companies have separately announced previously. The cost synergies are primarily related to supply chain efficiencies, real estate, infrastructure optimization and other corporate and organizational efficiencies. Therefore, this transaction is expected to be significantly accretive to both companies’ earnings per share. In addition, revenue synergies are expected to be achieved from the integrated subsea project execution model.

•	Diversifies revenue mix and drives cash flow: The combined company had a consolidated backlog of $20 billion as of March 31, 2016, providing revenue visibility over the mid-term. This backlog will drive well-diversified cash flow, providing financial strength and flexibility for continued investment in strategic initiatives as well as research and development. All of these elements make both Technip and FMC Technologies confident in the combined company’s ability to fund both an annual cash dividend and a share repurchase program.

•	One of the strongest balance sheets in the industry: The all-stock transaction will create a company with a solid and sustainable capital structure by combining two of the strongest balance sheets in the industry. Bringing together two industry leaders will drive profitable growth and value creation, especially as market conditions improve.

Transaction Terms

Under the terms of the agreement, FMC Technologies and Technip will be merged into a new entity. At closing, each share of Technip common stock will be converted into 2.0 ordinary shares of TechnipFMC and each common share of FMC Technologies will be exchanged for 1.0 ordinary share of TechnipFMC.

Leadership, Governance, Structure

Technip Chairman and CEO, Thierry Pilenko, will serve as Executive Chairman of TechnipFMC’s Board of Directors. Doug Pferdehirt, currently FMC Technologies’ President and COO, will serve as CEO of TechnipFMC. FMC Technologies announced on May 9, 2016 that Doug Pferdehirt will be appointed as CEO of FMC Technologies effective September 1, 2016.

The Board of Directors will consist of seven members designated by FMC Technologies, including Doug Pferdehirt, and seven members designated by Technip, including Thierry Pilenko. The governance principles provide for clear and balanced corporate governance and leadership.

The group will organize its activities into five business units covering Surface, Subsea Services, Products, Subsea Projects, and Onshore/Offshore, with the first two headquartered in Houston and the others in Paris.

The TechnipFMC senior management team will include executives from both companies. The heads of the above business units have been identified and will be communicated in due course along with the other senior functional and operational executives of the company.

A3-10

Headquarters

TechnipFMC will have its operational headquarters in Paris, France, (where the Executive Chairman will have his principal office), in Houston, Texas, USA (where the CEO will have his principal office) and in London, United Kingdom (where the Forsys Subsea JV is headquartered and the new corporation will be domiciled).

The global Integrated Research and Development center will be located in France and is expected to grow as it drives innovation and technology throughout the new company.

Upon closing, TechnipFMC shares will trade on the New York Stock Exchange and on the Paris Euronext Stock Exchange.

Timing and Approvals

The business combination was unanimously approved by the eligible directors of the Boards of both companies. The transaction is expected to close early in 2017, subject to the approval of both Technip and FMC Technologies shareholders, regulatory approvals and consents, as well as other customary closing conditions. Bpifrance Participations and IFPEN, shareholders of Technip, support the transaction as presented.

Advisors

Goldman Sachs and Rothschild are acting as financial advisors and Darrois Villey Maillot Brochier and Davis Polk & Wardwell LLP are serving as legal counsel to Technip. Evercore and Société Générale are acting as financial advisors and Latham & Watkins LLP is serving as legal counsel to FMC Technologies.

Memorandum of Understanding

The Memorandum of Understanding documentation will be made available on the Securities and Exchange Commission (SEC) website at https://www.sec.gov/edgar.shtml

Practical information

On Thursday, May 19, 2016
Investor Calls at 09:30am CET and again at 02:00pm CET/08:00am EST
Press Conference at 10:45am CET at 89 Avenue de la Grande Armée, 75116 Paris

Investor Calls Details

Investor Call 1, at 09:30am Paris time (London 08:30am, New York 03:30am)

FR: +33 (0) 1 70 77 09 38

UK: +44 (0) 207 107 1613

US (Free): +1 866 907 59 28

Investor Call 2, at 08:00am New York time (Paris 02:00pm, London 01:00pm)

FR: +33 (0) 1 70 77 09 41

UK: +44 (0) 203 367 9456

USA (Free): +1 866 907 59 25

Replays – available for 90 days

All details available on Technip’s and FMC Technologies’ websites

A3-11

Press Conference Details

10:45-11:45am CET at 89 Avenue de la Grande Armée, 75116 Paris.

Held by Thierry Pilenko, Chairman and CEO of Technip, and Doug Pferdehirt, President and Chief Operating Officer of FMC Technologies

About Technip

Technip is a world leader in project management, engineering and construction for the energy industry. From the deepest Subsea oil & gas developments to the largest and most complex Offshore and Onshore infrastructures, our 32,500 people are constantly offering the best solutions and most innovative technologies to meet the world’s energy challenges. Present in 45 countries, Technip has state-of-the-art industrial assets on all continents and operates a fleet of specialized vessels for pipeline installation and subsea construction. Technip shares are listed on the Euronext Paris exchange, and its ADR is traded in the US on the OTCQX marketplace as an American Depositary Receipt (OTCQX: TKPPY). Visit us at www.technip.com

About FMC Technologies

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. The company has approximately 16,500 employees and operates 29 major production facilities and services bases in 18 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

For more information, contact

For Technip	For FMC Technologies
Investors Aurélia Baudey-Vignaud P : +33 (0) 1 85 67 43 81 abaudeyvignaud@technip.com Elodie Robbe-Mouillot P: +33 (0) 1 85 67 43 86 erobbemouillot@technip.com	Investors Matt Seinsheimer P: 281.260.3665 investorrelations@fmcti.com

Media Christophe Bélorgeot P : +33 (0) 1 47 78 39 92 cbelorgeot@technip.com Laure Montcel P : +33 (0) 1 49 01 87 81 lmontcel@technip.com	Media Lisa Albiston P: 281.610-9076 media.request@fmcti.com Lisa Adams P: 281.405.4659 media.request@fmcti.com

Charles Fleming P: +33 (6) 14 45 05 22 charles.fleming@havasww.com

A3-12

Forward-Looking Statements

This communication contains “forward-looking statements”. All statements other than statements of historical fact contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; failure to obtain favorable opinions from counsel for each company to the effect of how TechnipFMC PLC (“TechnipFMC”) should be treated for U.S. tax purposes as a result of the proposed transaction; risks associated with tax liabilities, or changes in U.S. federal or international tax laws or interpretations to which they are subject, including the risk that the Internal Revenue Service disagrees that TechnipFMC is a foreign corporation for U.S. federal tax purposes; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; reductions in client spending or a slowdown in client payments; unanticipated changes relating to competitive factors in the companies’ industries; ability to hire and retain key personnel; ability to successfully integrate the companies’ businesses; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in FMC Technologies’ (“FMC Technologies”) Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by FMC Technologies and TechnipFMC with the United States Securities and Exchange Commission (the “SEC”) and those described in Technip’s (“Technip”) annual reports, registration documents and other documents filed from time to time with the French financial markets regulator (Autorité des Marchés Financiers or the “AMF”). We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

A3-13

Additional Information

Important Additional Information Will be Filed with the SEC

TechnipFMC will file with the SEC a registration statement on Form S-4, which will include the proxy statement of FMC Technologies that also constitutes a prospectus of TechnipFMC (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FMC TECHNOLOGIES, TECHNIP, TECHNIPFMC, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC on FMC Technologies’ website at www.fmctechnologies.com (for documents files with the SEC by FMC Technologies) or on Technip’s website at www.technip.com (for documents files with the SEC with Technip).

Additional Information Will be Made Available in an Information Document

Technip will prepare an information document to be made available in connection with the Technip meeting of stockholders called to approve the proposed transaction (the “Report”). INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE INFORMATION DOCUMENT, AND OTHER RELEVANT DOCUMENTS TO BE PUBLISHED ON THE TECHNIP WEBSITE, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FMC TECHNOLOGIES, TECHNIP, TECHNIPFMC, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the information document from Technip on its website at www.technip.com or by contacting Technip’s Investor Relations.

Important Additional Information Will be Made Available in an Prospectus Prepared in accordance with the EU Prospectus Directive

TechnipFMC will make publicly available a prospectus, prepared in accordance with the EU Prospectus Directive 2003/71/EC, with respect to the issuance of new shares as a result of the proposed transaction and their admission to trading on the regulated market of Euronext Paris (including any supplement thereto, the “Admission Prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE ADMISSION PROSPECTUS, AND OTHER RELEVANT DOCUMENTS, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FMC TECHNOLOGIES, TECHNIP, TECHNIPFMC, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Admission Prospectus from TechnipFMC when available.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

A3-14

Participants in Solicitation

FMC Technologies, Technip, TechnipFMC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of FMC Technologies and Technip, respectively, in respect of the proposed transactions contemplated by the proxy statement/prospectus and the Report. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of FMC Technologies and Technip, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding FMC Technologies’ directors and executive officers is contained in FMC Technologies’ Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated March 25, 2016, which are filed with the SEC and can be obtained free of charge from the sources indicated above. Information regarding Technip’s directors and executive officers is contained in Technip’s annual report for the year ended December 31, 2015 files with the AMF and can be obtained free of charge from the sources indicated above.

# # #

A3-15

ANNEX B

May 18, 2016

The Board of Directors of

FMC Technologies, Inc.

5875 N. Sam Houston Parkway W.

Houston, Texas 77086

Members of the Board of Directors:

We understand that FMC Technologies, Inc., a Delaware corporation (“FMC” or the “Company”), FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of the Company (“Topco”), and Technip, S.A., a French société anonyme (“Technip”), propose to enter into a Memorandum of Understanding, dated as of the date hereof (the “MOU”), contemplating, among other things, the subsequent execution of a Business Combination Agreement in the form attached to the MOU (the “Combination Agreement”) by and among the Company, Topco and Technip, pursuant to which Combination Agreement (i) Technip would merge with and into Topco, with Topco as the surviving entity (“Technip Merger”), whereby each issued and outstanding share, par value € 0.7625 per share, of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or any direct or indirect wholly owned subsidiary of Technip, shall be exchanged for 2.00 (the “Technip Exchange Ratio”) ordinary shares of $1.00 per share in the share capital of Topco (the “Topco Shares”), (ii) a newly formed Delaware limited liability company that will be an indirect wholly owned subsidiary of FMC (“U.S. Merger Sub”) would merge with and into the Company immediately following the consummation of the Technip Merger (“FMC Merger” and, together with the Technip Merger, the “Combination”), with the Company surviving the FMC Merger as an indirect wholly owned subsidiary of Topco, pursuant to which each share of common stock, par value $0.01 per share, of the Company (the “Company Shares”), other than the FMC Excluded Shares, shall be converted into the right to receive one Topco Share (the “Company Exchange Ratio”).

The terms and conditions of the Combination are more fully set forth in the Combination Agreement, and terms used herein and not defined shall have the respective meanings ascribed thereto in the Combination Agreement.

The Board of Directors of FMC Technologies (the “Board”) has asked us whether, in our opinion, as of the date hereof, the Company Exchange Ratio (after giving effect to the Technip Merger) is fair, from a financial point of view, to the holders of each outstanding Company Share (other than the FMC Excluded Shares).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Technip that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed publicly available research analyst estimates for the Company’s and Technip’s future financial performance;

(iii)	reviewed certain non-public projected financial forecasts and operating data relating to the Company and Technip prepared and furnished to us by the management team of the Company, as to the Company and Technip, and the management team of Technip, as to Technip;

EVERCORE PARTNERS INC. 909 FANNIN, SUITE 1750, HOUSTON, TX 77010 TEL: 713.403.2440 FAX: 713.403.2444

B-1

The Board of Directors of

FMC Technologies, Inc.

May 18, 2016

(iv)	discussed the past and current operations, the financial projections and the current financial condition of the Company and Technip with the management teams of the Company and Technip, respectively (including the Company’s and Technip’s views on the risks and uncertainties of achieving its projections), and the projected synergies and strategic, financial, operational and other benefits anticipated by the Combination;

(v)	reviewed the reported prices and the historical trading activity of the Company Shares and Technip Shares;

(vi)	compared the financial and operating performance of the Company and Technip and certain of their market trading metrics with those of certain other publicly-traded companies that we deemed relevant;

(vii)	compared the relative contribution by each of the Company and Technip of certain financial metrics we deemed relevant to the relative ownership as implied by the Company Exchange Ratio;

(viii)	reviewed a draft of each of the MOU and Combination Agreement, each dated May 18, 2016;

(ix)	reviewed the potential financial implications of the Combination for Topco based on the financial forecasts and data referred to above relating to the Company and Technip;

(x)	reviewed the dividend policy of Technip, as well as the terms and structure of the dividend announced February 25, 2016 and payable May 26, 2016; and

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate for purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with or reviewed by us, and we assume no liability therefor. With respect to the projections of the Company and Technip that were furnished to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company and Technip, respectively. We express no view as to any such financial projections or the assumptions on which they are based. We express no view as to any reserve or resource data relating to the Company or Technip or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed that the final versions of all documents reviewed by us in draft form, including the Combination Agreement and MOU, will conform in all material respects to the drafts reviewed by us, that the representations and warranties of each party contained in the Combination Agreement and MOU are true and correct in all material respects, that each party will perform in all material respects all of the covenants and agreements required to be performed by it under the Combination Agreement and MOU and that all conditions to the consummation of the Combination will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Combination and the other transactions contemplated by the Combination Agreement will be obtained without any material delay, limitation, restriction or condition that would have a material adverse effect on the Company or Technip or the consummation of the Combination or materially reduce the benefits of the Combination to the holders of the Company Shares. We have utilized a conversion rate of 1.1336 U.S. Dollars to Euros in order to convert the financial projections of Technip from Euros to U.S. Dollars, and we have assumed, with your consent, that such exchange rate is reasonable to utilize for purposes of our analyses and this opinion. We express no view or opinion as to any

B-2

The Board of Directors of

FMC Technologies, Inc.

May 18, 2016

currency or exchange rate fluctuations and have assumed, with your consent, that any such fluctuations will not be material to our analyses or this opinion. In addition, we express no view as to, and this opinion does not address, foreign currency exchange risks (if any) associated with the Combination or otherwise.

For purposes of this letter and our opinion, we have not made, or assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Technip or any subsidiary thereof, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or Technip or any subsidiary thereof under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

For purposes of this letter and our opinion, we have not been asked to pass upon, and we express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Company Exchange Ratio (after giving effect to the Technip Merger), as of the date hereof, to the holders of Company Shares (other than the FMC Company Shares). We do not express any view on, and our opinion does not address, the fairness, financial or otherwise, of the Combination to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether in connection with the Combination or otherwise. We express no opinion as to the price at which the Company Shares or the Technip Common Shares will trade at any time, including as to what the actual value of the Topco Shares will be when issued in connection with the Combination. Our opinion does not address the relative merits of the Combination as compared to other business or financial strategies or opportunities that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Combination. Neither this letter nor our opinion constitutes a recommendation to the Board or to any other persons in respect of the Combination, including as to how any holder of Company Shares or Technip Common Shares should vote or act in respect of the Combination. We are not legal, regulatory, accounting or tax experts, and we have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion, including a success fee if the Combination is consummated. The Company has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. We are performing our services to the Company under our engagement letter with the Company dated February 11, 2016 (as amended, the “Engagement Letter”). In October 2015, we were also engaged by the Company to provide periodic strategic shareholder relationship advisory services for a customary annual retainer, a portion of which would be creditable against a financial advisory transaction fee payable by the Company to Evercore within two years after that advisory engagement began. Otherwise, during the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates, on the one hand, and the Company, Technip or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We and our affiliates may provide financial advisory or other services to the Company, Technip or their respective affiliates in the future and in connection with any such services we may receive compensation.

B-3

The Board of Directors of

FMC Technologies, Inc.

May 18, 2016

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Technip and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information of, the Board in connection with its evaluation of the proposed Combination. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, used, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval and except as otherwise set forth in the Engagement Letter. In accordance with the Engagement Letter, a copy of this opinion may be included in any document that the Company determines is required to be filed with the U.S. Securities and Exchange Commission or with any governmental or securities law authorities in the United Kingdom or France, or that the Company determines is required to be mailed by the Company to its shareholders relating to the Combination, provided in each case that the opinion is reproduced in full in such filing or mailing and all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to Evercore’s prior written consent with respect to form and substance, which consent shall not be unreasonably withheld, delayed or conditioned.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Company Exchange Ratio (after giving effect to the Technip Merger) is fair, from a financial point of view, to the holders of Company Shares (other than the FMC Excluded Shares).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ David Andrews
David Andrews
Senior Managing Director

B-4

ANNEX C-1

Board of Directors Technip S.A. 89, avenue de la Grande Armée 75116 Paris

Strictly Private & Confidential

May 18, 2016

Members of the Board of Directors:

We understand that Technip S.A., a French société anonyme (“Technip” or the “Company”), FMC Technologies, Inc., a Delaware corporation (“FMCTI”) and FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI (“Topco”), entered into a Memorandum of Understanding on May 18, 2016 (the “MOU”) and propose to enter into, on a future date, a Business Combination Agreement the form of which is attached as Exhibit A to the MOU (the “BCA”), which provide, among other things, for the contemplated terms and conditions of the business combination of the Company and FMCTI (the “Transaction”). Capitalized terms used, but not defined, in this letter have the meanings ascribed to them in the form of BCA attached as Exhibit A to the MOU (the “Form BCA”). Pursuant to the BCA, following its execution and delivery and subject to the terms and conditions set forth therein: (i) at the Technip Effective Time, the Company will be merged with and into Topco (the “Technip Merger”) and Topco will allot and issue, for each issued and outstanding share, par value €0.7625 per share (the “Technip Common Stock”), of the Company (other than the Technip Common Stock that is held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company (the “Excluded Technip Common Stock”)), 2 ordinary shares, par value $1.00 per share (the “Topco Common Stock”), of Topco (the “Technip Merger Consideration”), and (ii) at the FMCTI Effective Time, FMCTI Merger Sub, a newly formed Delaware limited liability company and an indirect wholly owned subsidiary of Topco (the “US Merger Sub”), will merge with and into FMCTI (the “FMCTI Merger”) and each share of common stock, par value $0.01 per share (the “FMCTI Common Stock”), of FMCTI (other than FMCTI Common Stock owned by FMCTI, Topco, U.S. Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 1 Topco Common Stock. The terms and conditions of the Transaction are more fully set forth in the MOU and the BCA.

The Board of Directors of the Company (the “Board”) has requested our opinion as to whether the Technip Merger Consideration, taking into account the FMCTI Merger, is fair, from a financial point of view, to the holders of Technip Common Stock (other than the Excluded Technip Common Stock).

In arriving at our opinion set forth below, we have, among other things: (i) reviewed the MOU and the Form BCA; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and FMCTI and the industry in which they operate, including certain publicly available research analyst reports and estimates; (iii) reviewed the financial terms of certain business combinations; (iv) compared certain financial and stock market information for the Company and FMCTI with similar information for certain other companies the securities of which are publicly traded; (v) reviewed the reported price and trading activity for the Technip Common Stock and compared it with the trading history of the FMCTI Common Stock; (vi) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company and FMCTI furnished to or discussed with us by the management of the Company and FMCTI, including, (a) certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analysis and forecasts for each of FMCTI and Topco prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”) and (b) certain internal financial analysis and forecasts relating to FMCTI prepared by its management; (vii) reviewed certain estimates as to the amount, timing and use of the cost savings and operating synergies expected by the Company’s management to result from the Transaction (the “Synergies”) and integration costs expected to be incurred in connection with the Transaction, each as estimated by the management of the Company and as approved for our use by the Company; and (viii) performed such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion. In addition, we have held discussions with certain members of the management of the Company with respect to the past and current business operations, financial condition and future prospects of the Company, and with certain members of the management of the Company and FMCTI with respect to their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations of FMCTI, financial condition and future prospects of FMCTI and Topco, the Forecasts, the Synergies and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company, FMCTI or their respective associates, affiliates and advisors, or otherwise was reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company or FMCTI (including, without limitation, real property owned by the Company or FMCTI or in which the Company or FMCTI holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities and shall not assume any responsibility in such respect. We have not evaluated the solvency or fair value of the Company, FMCTI or Topco under any laws or regulations relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or FMCTI. With respect to the Forecasts and the Synergies provided to or otherwise discussed with us, we have been advised by the Company’s management, and have assumed with the Company’s consent, that such forecasts and information have been reasonably prepared in accordance with industry practice on bases reflecting the best available estimates and judgments of management as to the future financial performance of Technip, FMCTI and Topco and the other matters covered thereby. We have also assumed that such expected Synergies projected by the Company’s management to result from the Transaction will be realized as projected. We express no view and shall not assume any liability as to the reasonableness of such forecasts and projections or the assumptions on which they are based.

We have assumed that the BCA will be executed and delivered, that the terms and conditions thereof will not deviate from those contemplated by the Form BCA in any way meaningful to our analysis and that the Transaction will be consummated as contemplated in the MOU and the BCA without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties to the MOU and the BCA will comply with all material terms of the MOU and of the BCA and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or FMCTI since the respective dates of the most recent financial statements and other information, financial or otherwise, relating to the Company or FMCTI made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any tax, legal, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon assessments made by the Company and FMCTI and their respective other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company, FMCTI or any of their respective affiliates.

Our opinion is necessarily based on securities market, economic, monetary, regulatory, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company and FMCTI as they were reflected in the information provided to us and as they were represented to us in

C1-2

discussions with the management of the Company and FMCTI. We are expressing no opinion herein as to the price at which the shares of Technip Common Stock, FMCTI Common Stock or Topco Common Stock will trade at any future time. Our opinion is limited to the fairness from a financial point of view, to the holders of Technip Common Stock (other than the Excluded Technip Common Stock), of the Technip Merger Consideration, taking into account the FMCTI Merger, and we express no opinion as to any underlying decision which the Company may make to engage in the Transaction or any alternative transaction. We do not express any opinion, nor have we been asked by the Board to express any opinion, as to the relative merits of the Transaction as compared to any alternative transaction, including any alternative transaction that the Board has considered and elected not to pursue. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Technip Merger Consideration, taking into account the FMCTI Merger, and only to the extent expressly set forth herein, of the Transaction, the MOU, the BCA or any other agreement entered into in connection with the Transaction.

We and our affiliates are engaged in investment banking, brokerage and financial advisory service activities. In the ordinary course of business, we and our affiliates may trade in the securities of the Company, FMCTI or any of their respective affiliates, for our own accounts or for the accounts of our affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, the most significant portion of which is contingent upon completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We or our affiliates have provided in the past, currently provide, and may in the future provide financial services to the Company and/or its affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services. In the past, we notably advised the Company on the disposal of Technip Benelux NV and Technip Germany GmbH which were completed in 2015 and 2016 respectively. We or our affiliates may in the future provide financial services to FMCTI, Topco and/or their affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

This opinion is provided for the benefit of the Board, solely in its capacity as such, in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation to any holders of Technip Common Stock as to how to vote or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness of the Technip Merger Consideration, or any other consideration, as regards the holders of any class of securities (other than holders of Technip Common Stock and then only to the extent expressly set forth herein), the creditors or other constituencies of the Company, or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, FMCTI or Topco, or any class of such persons, pursuant to the Transaction or otherwise. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever, and may not be relied upon by any third party, except with our prior written approval; provided, however, that the Company may reproduce this opinion in full in any document relating to the Transaction that is required to be filed by the Company with the United States Securities and Exchange Commission, and if required by any law or regulation, in any document relating to the Transaction that is required to be filed by the Company with the Autorité des marchés financiers and the Financial Conduct Authority.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion based on circumstances or events occurring after the date hereof.

For the avoidance of doubt, this opinion is not delivered pursuant to Article 261-1 of the general regulation of the French Autorité des marchés financiers and should not be considered a “rapport d’expert indépendant”

C1-3

nor an “expertise indépendante” or “attestation d’équité”, nor shall we be considered an “expert indépendant”, in each case within the meaning of the French Règlement Général of the Autorité des marchés financiers (in particular Book II, Title VI (Livre II, Titre VI) thereof).

On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the Technip Merger Consideration pursuant to the MOU and the BCA, taking into account the FMCTI Merger, is fair, from a financial point of view, to the holders of Technip Common Stock (other than Excluded Technip Common Stock).

Very truly yours,

/s/ Rothschild & Cie
Rothschild & Cie

C1-4

ANNEX C-2

PERSONAL AND CONFIDENTIAL

May 18, 2016

Board of Directors

Technip S.A.

89, avenue de la Grande Armée

75116 Paris

France

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than FMC Technologies, Inc. (“FMCTI”) and its affiliates) of the outstanding shares, par value €0.7625 per share (the “Shares”), of Technip S.A. (the “Company”), taking into account the FMCTI Merger, of the Exchange Ratio (as defined below) pursuant to the Memorandum of Understanding, dated as of May 18, 2016 (the “MoU”), by and among FMCTI, FMC Technologies SIS Limited (“Topco”), a wholly owned subsidiary of FMCTI, and the Company and the Business Combination Agreement, the form of which is attached as Exhibit A to the MoU, to be executed and delivered on a future date in accordance with the terms of the MoU (the “BCA”), by and among FMCTI, Topco and the Company. Capitalized terms used, but not defined, in this letter have the meanings ascribed to them in the form of BCA attached as Exhibit A to the MoU (the “Form BCA”). Pursuant to the BCA, following its execution and delivery and subject to the terms and conditions set forth therein: (a) at the Technip Effective Time, the Company will be merged with and into Topco and Topco will allot and issue, for each issued and outstanding Share (other than Shares that are held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company) 2 ordinary shares, par value $1.00 per share (the “Topco Shares”), of Topco (the “Exchange Ratio”), and (b) at the FMCTI Effective Time, U.S. Merger Sub, an indirect wholly owned subsidiary of Topco, will merge with and into FMCTI and each share of common stock, par value $0.01 per share (the “FMCTI Shares”), of FMCTI (other than FMCTI Shares owned by FMCTI, Topco, U.S. Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 1 Topco Share.

Goldman Sachs Paris Inc. et Cie and its affiliates (collectively, “Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, FMCTI, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the MoU and the BCA (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Topco, FMCTI and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the MoU; the Form BCA; the documents de référence filed by the Company with the Autorité des marchés financiers for the five years ended

C2-1

Board of Directors

Technip

May 18, 2016

December 31, 2015; annual reports to stockholders and Annual Reports on Form 10-K of FMCTI for the five years ended December 31, 2015; certain interim reports and quarterly reports to stockholders of the Company and certain interim reports and Quarterly Reports on Form 10-Q of FMCTI; certain other communications from the Company and FMCTI to their respective stockholders; certain publicly available research analyst reports for the Company and FMCTI; certain internal financial analysis and forecasts for FMCTI prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analysis and forecasts for each of FMCTI and Topco prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and FMCTI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of FMCTI and Topco and with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the FMCTI Shares; compared certain financial and stock market information for the Company and FMCTI with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, FMCTI or Topco or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, FMCTI or Topco or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the BCA will be executed and delivered, that the terms and conditions thereof will not deviate from those contemplated by the Form BCA in any way meaningful to our analysis and that the Transaction will be consummated on the terms set forth in the MoU and the BCA, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than FMCTI and its affiliates) of Shares, as of the date hereof and taking into account the FMCTI Merger, of the Exchange Ratio pursuant to the MoU and the BCA. We do not express any view on, and our opinion does not address, any other term or aspect of the MoU, the BCA or the Transaction or any term or aspect of any other agreement or instrument contemplated by the MoU or the BCA or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, FMCTI or Topco, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio

C2-2

Board of Directors

Technip

May 18, 2016

pursuant to the MoU and the BCA or otherwise. We are not expressing any opinion as to the prices at which Topco Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, FMCTI or Topco or the ability of the Company, FMCTI or Topco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

This opinion is not delivered pursuant to Article 261-1 of the general regulation of the French Autorité des marchés financiers and should not be considered a “rapport d’expert indépendant” nor an “expertise indépendante” or “attestation d’équité”, nor shall we be considered an “expert indépendant”, in each case within the meaning of the French Règlement Général of the Autorité des marchés financiers (in particular Book II, Title VI (Livre II, Titre VI) thereof).

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the FMCTI Merger, the Exchange Ratio pursuant to the MoU and BCA is fair from a financial point of view to the holders (other than FMCTI and its affiliates) of Shares.

Very truly yours,

GOLDMAN SACHS PARIS INC. ET CIE.

By:	/s/ Cyrille Perard

Managing Director

C2-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Topco is a limited company incorporated under the laws of England and Wales. Chapter 7 of Part 10 of the U.K. Companies Act contains provisions relating to directors’ liability. All statutory references in this Item 20 are to the U.K. Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to her/him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company, or of an associated company, against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, except if permitted as:

(a)	liability insurance within Section 233;

(b)	qualifying third-party indemnity provisions falling within Section 234; or

(c)	qualifying pension scheme indemnity provision under Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company for a director of that company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Section 234 allows Topco to provide an indemnity against liability incurred by a director to someone other than Topco or an associated company of Topco. Such an indemnity does not permit indemnification against liability to pay criminal fines or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or the costs of defense of criminal proceedings in which such director is convicted or civil proceedings brought by Topco, or an associated company, in which judgment is given against such director or application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the U.K. Companies Act, in which the court refuses to grant him or her relief.

Section 235 allows Topco to provide indemnification to a director that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision does not permit indemnification against liability to pay criminal fines or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or the costs of an unsuccessful defense of criminal proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every stockholder has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the stockholders of the company, disregarding the votes of the director (if a stockholder) and any connected stockholder.

The Topco Articles provide that, subject to the U.K. Companies Act and applicable law, Topco shall exercise all the powers of the company to indemnify any person who is or was a director of Topco or of any associated company against any loss or liability incurred by him or her whether in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to Topco or any associated company, and/or any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, against any liability incurred by him or her in connection with the company’s activities as trustee of an occupational pension scheme.

The Topco Articles also provide that, subject to the U.K. Companies Act, Topco may exercise all the powers of the company to purchase and maintain insurance for or for the benefit of any person who is or was: a director, officer or employee of Topco, or any corporate entity which is or was the holding company or subsidiary undertaking of Topco, or in which Topco or such holding company or subsidiary undertaking has or had any interest or with which Topco or such holding company or subsidiary undertaking is or was in any way allied or associated; or a trustee of any pension fund in which employees of the company or any other body referred to are or have been interested. This includes, without limitation, insurance against any loss or liability or any expenditure such director, officer or employee may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

The Business Combination Agreement provides that, for a period of six years from and after completion of the Mergers, Topco will indemnify and hold harmless and provide advancement of expenses to each past and present (as of completion of the Mergers) director, officer, and employee of FMCTI, Technip or any of their subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of such director, officer or employee prior to completion of the Mergers (i) in each case, to the same extent as such person is indemnified or has the right to advancement of expenses as of the date of the MOU by FMCTI, Technip or their subsidiaries, as applicable, pursuant to the organizational documents and indemnification agreements thereof and (ii) with respect to directors and officers, to the fullest extent permitted by applicable law for acts or omissions occurring at or prior to completion of the Mergers.

The Business Combination Agreement further provides that, for a period of not less than six years after completion of the Mergers, the organizational documents of Topco (and any successor thereto) will contain provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by applicable law. Additionally, for the benefit of Technip’s and FMCTI’s directors and officers, Topco shall cause to be maintained for a period of six years after completion of the Mergers the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip and FMCTI (provided, that Topco (or its successor) may substitute another policy with at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before completion of the Mergers; provided, however, that Topco is not required to spend more than 200% of the annual premiums currently paid by Technip or FMCTI, as applicable, for such insurance annually. Alternatively, Topco may purchase a six year “tail” prepaid policy; provided, that the aggregate amount paid by Topco shall not exceed 1200% of the annual premiums currently paid by Technip or FMCTI, as applicable, for their current policies of directors’ and officers’ liability insurance and fiduciary liability insurance annually.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference into, this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h)	That every prospectus (1) that is filed pursuant to paragraph (g) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(k)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on August 10, 2016.

TechnipFMC Limited

By:	/s/ Tore Halvorsen
Name: Tore Halvorsen
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on August 10, 2016.

Signature	Title

/s/ Tore Halvorsen Name: Tore Halvorsen	Tore Halvorsen Director (Principal Executive Officer; Principal Financial Officer; Principal Accounting Officer)

/s/ Dianne B. Ralston Name: Dianne B. Ralston	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description
2.1	Business Combination Agreement, dated as of June 14, 2016, by and among FMC Technologies, Inc., TechnipFMC Limited (f/k/a FMC Technologies SIS Limited) and Technip S.A. (attached as Annex A-1 to the proxy statement/prospectus that forms part of this registration statement)

3.1	Form of Topco Articles of Association of Topco (attached as Exhibit A to the Business Combination Agreement attached as Annex A-1 to the proxy statement/prospectus that forms part of this registration statement)

5.1	Opinion of Latham & Watkins LLP (London) as to the validity of the securities being registered

23.1	Consent of PricewaterhouseCoopers Audit and Ernst & Young et Autres with respect to the registration statement on Form S-4 of TechnipFMC Limited

23.2	Consent of KPMG LLP with respect to the registration statement on Form S-4 of TechnipFMC Limited

23.3	Consent of Latham & Watkins LLP (London) (included in Exhibit 5.1)

99.1	Consent of Goldman Sachs Paris Inc. et Cie (Technip S.A.) with respect to the registration statement on Form S-4 of TechnipFMC Limited

99.2	Consent of Rothschild et Cie (Technip S.A.) with respect to the registration statement on Form S-4 of TechnipFMC Limited

99.3	Consent of Evercore Group L.L.C. (FMC Technologies, Inc.) with respect to the registration statement on Form S-4 of TechnipFMC Limited

99.4	Consent of Douglas J. Pferdehirt with respect to the registration statement on Form S-4 of TechnipFMC Limited

99.5	Consent of Thierry Pilenko with respect to the registration statement on Form S-4 of TechnipFMC Limited